As filed with the U.S. Securities and Exchange Commission on August 8, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________

Health Sciences Acquisitions Corporation 2*
(Exact name of registrant as specified in its charter)

__________________

Cayman Islands*	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

40 10th Avenue, Floor 7
New York, NY 10014
(646) 597-6980
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________

Roderick Wong, MD
40 10th Avenue, Floor 7
New York, NY 10014
(646) 597-6980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies to:

Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Janeane Ferrari, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990	Samuel Waxman, Esq. Yariv Katz, Esq. Keith Pisani, Esq. Paul Hastings LLP 200 Park Avenue New York, NY 10016 Tel: (212) 318-6800

___________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

*Immediately prior to the consummation of the Business Combination, the Registrant intends to effect a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Orchestra BioMed Holdings, Inc.” upon the consummation of the Domestication. As used herein, “Domesticated Parent” refers to the Registrant after giving effect to the Domestication but before the consummation of the Business Combination, while “New Orchestra” refers to the Registration after giving effect to both the Domestication and the Business Combination.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED August 8, 2022

PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF
HEALTH SCIENCES ACQUISITIONS CORPORATION 2
AND
PROSPECTUS FOR 31,637,180 SHARES OF
COMMON STOCK AND 2,321,288 WARRANTS OF
HEALTH SCIENCES ACQUISITIONS CORPORATION 2
(AFTER ITS DOMESTICATION AS A DELAWARE CORPORATION)
WHICH WILL BE RENAMED “ORCHESTRA BIOMED HOLDINGS, INC.”
IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN.

To the Shareholders of Health Sciences Acquisitions Corporation 2,

You are cordially invited to attend the extraordinary general meeting (the “Shareholder Meeting”) of Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (“HSAC2,” “we,” “our” or “us”), which will be held at            , Eastern time, on            , 2022 at the offices of              at             , and virtually via live webcast at https://            , or at such other time, on such other date and at such other place to which the Shareholder Meeting may be adjourned. Although the Shareholder Meeting will also be held virtually over the Internet, for the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of HSAC2, the physical location of the Shareholder Meeting will be at the location specified above. Shareholders are strongly urged to attend the Shareholder Meeting online instead of attending physically. This proxy statement includes instructions on how to access the Shareholder Meeting and how to listen and vote from home or any remote location with Internet connectivity.

On July 4, 2022, HSAC2 entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among HSAC2, HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of HSAC2 (“Merger Sub”), and Orchestra BioMed, Inc., a Delaware corporation (“Orchestra”). Holders of ordinary shares, par value $0.0001 per share, of HSAC2 (“HSAC2 Ordinary Shares”), will be asked to approve and adopt, among other things, the Merger Agreement and the other related proposals.

Pursuant to the terms of the Merger Agreement, a business combination between HSAC2 and Orchestra (the “Business Combination”) will occur in two steps. First, before the closing of the Business Combination (the “Closing”), HSAC2 will deregister in the Cayman Islands in accordance with the Cayman Islands Companies Act (As Revised) and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”). Second, at the Closing, Merger Sub will merge with and into Orchestra, with Orchestra surviving such merger as the surviving entity (the “Merger”). Upon consummation of the Business Combination, Orchestra will become a wholly owned subsidiary of HSAC2. HSAC2 will then change its name to “Orchestra BioMed Holdings, Inc.” We refer to HSAC2 after giving effect to the Domestication as “Domesticated Parent” and, after giving effect to the Business Combination, as “New Orchestra.” A copy of the Merger Agreement and Amendment No. 1 thereto are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus.

Simultaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into separate forward purchase agreements (each a “Forward Purchase Agreement” and, together, the “Forward Purchase Agreements”) with certain funds managed by RTW Investments, LP (the “RTW Funds”) and Covidien Group S.à.r.l., an affiliate of Medtronic plc (“Medtronic” and the RTW Funds, each a “Purchasing Party”), pursuant to which each of the Purchasing Parties agreed to purchase $10 million of HSAC2 Ordinary Shares from HSAC2 immediately prior to the Domestication, less the dollar amount of HSAC2 Ordinary Shares holding redemption rights that the Purchasing Party acquires and holds until immediately prior to the Domestication (such HSAC2 Ordinary Shares either purchased from HSAC2 or acquired and held until immediately prior to the Domestication, the “Forward Purchase Shares”).

Simultaneously with the execution of the Merger Agreement and Forward Purchase Agreements, HSAC2, Orchestra and the RTW Funds entered into a Backstop Agreement (the “Backstop Agreement”), pursuant to which the RTW Funds, jointly and severally, agreed to purchase such number of HSAC2 Ordinary Shares at a price of $10.00 per share to the extent that the amount of Parent Closing Cash (as defined in the Merger Agreement) as of immediately prior to the closing of the Merger is less than $60 million (the “Minimum Available Cash Condition”) (which calculation excludes amounts received pursuant to Medtronic’s Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Funds’ Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares (the “Sponsor Commitment”)).

The closing under the Forward Purchase Agreement with RTW occurred on July 22, 2022, the closing under the Forward Purchase Agreement with Medtronic will occur prior to the Domestication and the closing under the Backstop Agreement will occur immediately prior to the Domestication. HSAC 2 Holdings, LLC, HSAC2’s sponsor (the “Sponsor”), and the Purchasing

Parties will have registration rights pursuant to the Amended and Restated Registration Rights and Lock-Up Agreement described below with respect to the shares of HSAC2 common stock, par value $0.0001 per share, received in the Domestication (“HSAC2 Common Stock”). We refer to HSAC2 Common Stock, after giving effect to the Business Combination, as “New Orchestra Common Stock.”

In addition, the Sponsor has agreed that 25% or 1,000,000 shares of its New Orchestra Common Stock received in the Domestication will be forfeited to New Orchestra on the first business day following the fifth anniversary of the Closing unless, as to 500,000 shares, the VWAP (as defined in the Merger Agreement) of the New Orchestra Common Stock is greater than or equal to $15.00 per share over any 20 Trading Days (as defined in the Merger Agreement) within any 30-Trading Day period (the “Initial Milestone Event”), and as to the remaining 500,000 shares, the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share over any 20 Trading Days within any 30-Trading Day period (the “Final Milestone Event”). Further, the Sponsor and HSAC2’s other initial shareholders prior to HSAC2’s initial public offering (the “IPO”) have agreed to subject (i) the 4,000,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for the 4,000,000 HSAC2 Ordinary Shares issued to HSAC2’s initial shareholders prior to the IPO (the “Insider Shares”) and (ii) the 450,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for 450,000 HSAC2 Ordinary Shares purchased in a private placement simultaneously with the IPO (the “Private Shares”) to a lock-up for up to 12 months following the Closing and, subject to the Closing, the Sponsor has agreed to forfeit 50% of its 1,500,000 warrants in HSAC2 purchased upon consummation of the IPO (the “Private Warrants”), comprising 750,000 Private Warrants, for no consideration. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will take all actions necessary to issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

Upon the consummation of the Domestication, which will occur immediately prior to the Merger, each of HSAC2’s currently issued and outstanding HSAC2 Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into shares of HSAC2 Common Stock. Similarly, all of HSAC2’s outstanding warrants will become warrants to acquire shares of HSAC2 Common Stock. Upon the closing of the Merger, based on the Exchange Ratio (as defined in the Merger Agreement) of 0.465 shares of HSAC2 Common Stock for each whole share of Orchestra Common Stock, an estimated 20,187,180 shares of New Orchestra Common Stock will be issued to Orchestra stockholders (exclusive of the Earnout Shares (as defined below)) and an estimated 5,490,451 shares of New Orchestra Common Stock will be reserved for issuance pursuant to the Orchestra stock options and warrants converted into New Orchestra stock options and warrants in the Merger. Existing Orchestra stockholders will also have the opportunity to elect to participate in an earnout pursuant to which each such electing stockholder (an “Earnout Participant”) may receive a portion of additional contingent consideration of up to 8,000,000 shares of New Orchestra Common Stock in the aggregate (“Earnout Consideration”). Each Earnout Participant must agree to extend their applicable lock-up period from 6 months to 12 months, pursuant to an Earnout Election Agreement and will collectively be entitled to receive: (i) 4,000,000 shares of the Earnout Consideration, in the aggregate (“Initial Earnout Shares”), in the event that, from the time beginning immediately after the Closing until the fifth anniversary of the Closing Date (as defined in the Merger Agreement) (the “Earnout Period”), the Initial Milestone Event occurs; and (ii) an additional 4,000,000 shares of the Earnout Consideration, in the aggregate (“Final Earnout Shares” and, together with the Initial Earnout Shares, the “Earnout Shares”), in the event that, during the Earnout Period, the Final Milestone Event occurs.

We anticipate that, immediately after consummation of the Business Combination, including the Domestication, the Merger, and the purchases made under the Forward Purchase Agreements, and assuming no redemptions, the Sponsor and related parties would collectively own approximately 25.4% of the issued New Orchestra Common Stock and Medtronic plc would own approximately 15.8% of the issued New Orchestra Common Stock while the other holders of HSAC2 Ordinary Shares issued in our IPO (the “Public Shareholders”) will own approximately 15.0% of the issued New Orchestra Common Stock and the other current stockholders of Orchestra will own approximately 43.9% of the issued New Orchestra Common Stock. If the RTW Funds make the maximum purchases under the Backstop Agreement and assuming maximum redemptions, these percentages would be 40.3%, 15.8%, 0% and 43.9%, respectively. These relative percentages do not reflect the Earnout Consideration which will not be issued unless and until the Initial Milestone Event and/or the Final Milestone Event occur and assume that (i) none or all of HSAC2’s existing Public Shareholders, as indicated above, seek to convert their shares into the right to receive cash from HSAC2’s trust account (the “Trust Account”), (ii) no Private Warrants are exercised, and (iii) no existing Orchestra stock options or warrants are exercised and no additional Orchestra stock options or warrants are granted prior to the Closing. If any of these assumptions are incorrect, the anticipated percentages of ownership of New Orchestra will be different. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” for further information.

The HSAC2 Ordinary Shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HSAQ.” We intend to apply to continue the listing of the New Orchestra Common Stock on Nasdaq under the symbol “OBIO.” On the Record Date, the last sale price of HSAC2 Ordinary Shares was $            .

Each shareholder’s vote is very important. HSAC2 is providing this proxy statement/prospectus and accompanying proxy card to HSAC2 shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any adjournments or postponements of the Shareholder Meeting. Whether or not you plan to attend the Shareholder Meeting, please submit your proxy card without delay. Shareholders may revoke proxies at any time before they are voted at the Shareholder Meeting. Voting by proxy will not prevent a shareholder from voting virtually at the Shareholder Meeting if such shareholder subsequently chooses to participate in the Shareholder Meeting.

After careful consideration, the board of directors of HSAC2 (the “HSAC2 Board”) has unanimously approved the Merger Agreement and unanimously recommends that HSAC2 shareholders vote “FOR” approval of each of the proposals described in the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination, the Domestication and other matters to be considered at the Shareholder Meeting. We urge you to read the accompanying proxy statement/prospectus and the documents incorporated therein by reference carefully. In particular, you should review the matters discussed in the section entitled “Risk Factors” in the accompanying proxy statement/prospectus beginning on page 46.

On behalf of the HSAC2 Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,
Roderick Wong, MD
President, Chief Executive Officer and Chairman
, 2022

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF EITHER OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated            , 2022, and is first being mailed to HSAC2 shareholders on or about            , 2022.

Health Sciences Acquisitions Corporation 2
40 10th Avenue, Floor 7
New York, NY 10014
(646) 597-6980

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF HEALTH SCIENCES ACQUISITIONS CORPORATION 2

To Be Held On            , 2022

To the Shareholders of Health Sciences Acquisitions Corporation 2

NOTICE IS HEREBY GIVEN that you are cordially invited to attend an extraordinary general meeting of the shareholders (the “Shareholder Meeting”) of Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (“HSAC2,” “we,” “our” or “us”), which will be held at            , Eastern time, on            , 2022 at the offices of            at       , and virtually via live webcast at https://          , or at such other time, on such other date and at such other place to which the Shareholder Meeting may be adjourned. Although the Shareholder Meeting will also be held virtually over the Internet, for the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of HSAC2, the physical location of the Shareholder Meeting will be at the location specified above. In light of COVID-19, Shareholders are strongly urged to attend the Shareholder Meeting online instead of attending physically. You can participate in the Shareholder Meeting as described in ‘‘Questions and Answers About the Proposals — How may I participate in the Shareholder Meeting?”.

During the Shareholder Meeting, HSAC2’s shareholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

Proposal 1:    The Business Combination Proposal — To consider and vote upon an ordinary resolution to approve the Business Combination (the “Business Combination Proposal”) as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Agreement and Plan of Merger, dated as of July 4, 2022, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of July 21, 2022 (copies of which are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2, respectively), and as further amended or otherwise modified from time to time, by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company, HSAC Olympus Merger Sub, Inc., a Delaware corporation, and Orchestra BioMed, Inc., a Delaware corporation, and the transactions contemplated by thereby be confirmed, ratified and approved in all respects.”

Proposal 2:    The Domestication Proposal — To consider and vote upon, a special resolution to approve the Domestication (the “Domestication Proposal”) as follows:

“RESOLVED, as a special resolution, that HSAC2 be de-registered in the Cayman Islands pursuant to the Amended and Restated Memorandum and Articles of Association of Health Sciences Acquisitions Corporation 2 and be registered by way of continuation as a corporation in the State of Delaware.”

Proposal 3:    The Charter Approval Proposal — To consider and vote upon a special resolution to approve and adopt the proposed new certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”), effective upon the consummation of the Domestication (the “Charter Approval Proposal”) as follows:

“RESOLVED, as a special resolution, that, in connection with the Business Combination, the replacement of the Amended and Restated Memorandum and Articles of Association of Health Sciences Acquisitions Corporation 2 (“HSAC2”) with the proposed amended and restated certificate of incorporation of HSAC2, in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination, be and is hereby approved and adopted.”

Proposal 4:    The Bylaws Approval Proposal — To consider and vote upon a special resolution to approve and adopt the proposed new bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C (the “Proposed Bylaws”), effective upon the consummation of the Domestication (the “Bylaws Approval Proposal”) as follows:

“RESOLVED, as a special resolution that, in connection with the Business Combination, the bylaws, in the form attached to this proxy statement/prospectus as Annex C, to be effective upon the consummation of the Business Combination, be and are hereby approved and adopted.”

Proposal 5:    The Advisory Governance Proposals — To consider and vote upon an ordinary resolution, on a non-binding advisory basis, to approve and adopt certain differences between HSAC2’s current amended and restated memorandum and articles of association (as amended, the “Existing Charter”), on the one hand, and the Proposed Charter and the Proposed Bylaws, on the other hand, which are being presented as separate sub-proposals (collectively, the “Advisory Governance Proposals”), as follows:

“RESOLVED, as an ordinary resolution, that, on a non-binding advisory basis, certain governance provisions contained in the Proposed Charter, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as six separate sub-proposals be and are hereby approved and adopted (collectively, as the “Advisory Governance Proposals”), none of which are conditioned on any Condition Precedent Proposals:

•        Advisory Governance Proposal A — to increase the total number of authorized shares of all classes of capital stock to           shares, consisting of            authorized shares of common stock and            authorized shares of preferred stock;

•        Advisory Governance Proposal B — to provide that the alteration, amendment or repeal of certain provisions of the Proposed Charter will require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

•        Advisory Governance Proposal C — to provide that the alteration, amendment or repeal of the Proposed Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

•        Advisory Governance Proposal D — to provide that stockholders will not be permitted to act by written consent in lieu of holding a meeting of stockholders;

•        Advisory Governance Proposal E — to provide for certain additional changes, including, among other things, (i) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation in each case unless New Orchestra expressly consents in writing to the selection of an alternative forum and (ii) removing certain provisions related to HSAC2’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the HSAC2 Board believes are necessary to adequately address the needs of New Orchestra after the Business Combination; and

•        Advisory Governance Proposal F — to change the post-Business Combination corporate name from “Health Sciences Acquisitions Corporation 2” to “Orchestra BioMed Holdings, Inc.””

Proposal 6:    The Nasdaq Proposal — To consider and vote upon an ordinary resolution to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (the “Nasdaq”), the issuance by HSAC2 of shares of common stock, par value $0.0001 per share (the “HSAC2 Common Stock”), to equity holders of Orchestra (the “Nasdaq Proposal”) as follows:

“RESOLVED, as an ordinary resolution, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, the issuance by New Orchestra of shares of common stock, par value US$0.0001 per share, to equity holders of Orchestra BioMed, Inc., a Delaware corporation, be approved in all respects.”

Proposal 7:    The Director Election Proposal — To consider and vote upon an ordinary resolution to elect Eric A. Rose, M.D., Jason Aryeh, Pamela Y. Connealy, Geoffrey W. Smith, David P. Hochman, Darren R. Sherman and Eric S. Fain, M.D. to serve staggered terms on New Orchestra’s board of directors until the 2023, 2024 and 2025 annual meetings of stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal (the “Director Election Proposal”) as follows:

“RESOLVED, as an ordinary resolution, to elect Eric A. Rose, M.D., Jason Aryeh, Pamela Y. Connealy, Geoffrey W. Smith, David P. Hochman, Darren R. Sherman and Eric S. Fain, M.D. to serve staggered terms on New Orchestra’s board of directors until the 2023, 2024 and 2025 annual meetings of stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.”

Proposal 8:    The Equity Incentive Plan Proposal — To consider and vote upon an ordinary resolution to approve the Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective after the closing of the Business Combination (the “Equity Incentive Plan Proposal”) as follows:

“RESOLVED, as an ordinary resolution, that the Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination, be and is hereby approved and adopted.”

and

Proposal 9:    The Adjournment Proposal — To consider and vote upon an ordinary resolution to approve the adjournment of the Shareholder Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event HSAC2 does not receive the requisite shareholder vote to approve the Proposals (the “Adjournment Proposal”) as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, be confirmed, ratified and approved in all respects.”

The Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares, who, being present in person, including by virtual attendance, or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The Advisory Governance Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal, the Charter Approval Proposal, and the Bylaws Approval Proposal require the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The approval of each Condition Precedent Proposal is conditioned on the approval of all of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals fail to receive the required approval by the HSAC2 shareholders at the Shareholder Meeting, the Business Combination will not be completed.

Pursuant to the Existing Charter, we are providing HSAC2 public shareholders with the opportunity to convert HSAC2 Ordinary Shares purchased in our initial public offering (“Public Shares”), regardless of whether they vote for or against the Business Combination, into their pro rata share of the aggregate amount then on deposit in HSAC2’s trust account (the “Trust Account”), less any taxes then due but not yet paid. Our shareholders as of immediately prior to our initial public offering (“Initial Shareholders”) have agreed, pursuant to written letter agreements with us, not to convert any Public Shares held by them into their pro rata share of the aggregate amount then on deposit in the Trust Account. Our sponsor, HSAC 2 Holdings, LLC (our “Sponsor”), has entered into a letter agreement with us pursuant to which our Sponsor has agreed to waive its conversion rights with respect to its Insider Shares and any Public Shares it may purchase in connection with the completion of the Business Combination. The conversion rights will be effected under the Existing Charter and Cayman Islands law as redemptions. Holders of HSAC2’s outstanding warrants do not have redemption rights with respect to such securities in connection with the Business Combination. Please see the section titled “Extraordinary General Meeting of HSAC2 Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of HSAC2 Ordinary Shares entered in the register of members of HSAC2 at the close of business on            , 2022 (the “Record Date”) are entitled to notice of the Shareholder Meeting and to vote and have their votes counted at the Shareholder Meeting and any adjournments or postponements thereof. As of the Record Date, there were            HSAC2 Ordinary Shares issued and outstanding and entitled to vote.

Investing in HSAC2’s securities involves a high degree of risk. See “Risk Factors” beginning on page 46 for a discussion of information that should be considered in connection with an investment in HSAC2’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Shareholder Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Shareholder Meeting no later than the time appointed for the Shareholder Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your HSAC2 Ordinary Shares online if you subsequently choose to participate in the virtual Shareholder Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Shareholder Meeting, you must obtain a proxy issued in your name from that record. Only shareholders entered in the register of members of HSAC2 at the close of business on the Record Date may vote at the Shareholder Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Shareholder Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Shareholder Meeting.

You may revoke a proxy at any time before it is voted at the Shareholder Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Shareholder Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, toll-free: (800) 662-5200, collect: (203) 658-9400, email: HSAQ.info@investor.morrowsodali.com, that is received by the proxy solicitor before we take the vote at the Shareholder Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

The HSAC2 Board unanimously recommends that HSAC2 shareholders vote “FOR” approval of each of the Proposals. When you consider the HSAC2 Board’s recommendation of these Proposals, you should keep in mind that HSAC2’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the HSAC2 Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
Roderick Wong, MD
President, Chief Executive Officer and Chairman
, 2022

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by HSAC2 (File No. 333-            ) (the “Registration Statement”), constitutes a prospectus of HSAC2 under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Shareholder Meeting at which HSAC2 shareholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the Business Combination by approving and adopting the Business Combination Proposal, among other Proposals.

HSAC2 files reports and other information with the SEC as required by the Exchange Act. You can read HSAC2’s SEC filings, without charge, including this proxy statement/prospectus, at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to HSAC2 has been supplied by HSAC2, and all such information relating to Orchestra has been supplied by Orchestra. Information provided by one does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or any of the other Proposals to be presented at the Shareholder Meeting, you should contact HSAC2’s proxy solicitor at:

Morrow Sodali LLC
Toll-Free (800) 662-5200 or Collect (203) 658-9400
Email: HSAQ.info@investor.morrowsodali.com

If you are a shareholder of HSAC2 and would like to request documents, you must request them no later than five business days before the date of the Shareholder Meeting, or no later than            , 2022. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

You should rely only on information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated            , 2022. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither our mailing of this document to HSAC2 shareholders, nor the issuance of equity by HSAC2 in connection with the Business Combination subsequent to that date will create any implication to the contrary. Information on the websites of HSAC2 or Orchestra is not part of this document. You should not rely on that information in deciding how to vote.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the proposed Business Combination, the anticipated benefits of the proposed Business Combination, and the financial condition, results of operations, earnings outlook and prospects of HSAC2, New Orchestra, and/or Orchestra and may include statements for the period following the consummation of the proposed Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of HSAC2 and Orchestra, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including: risks related to Orchestra’s strategies; the ability to complete the proposed Business Combination due to the failure to obtain approval from HSAC2 shareholders or satisfy other Closing conditions in the definitive Merger Agreement; the amount of any conversions by existing holders of HSAC2 Ordinary Shares; the ability to recognize the anticipated benefits of the Business Combination, and other risks and uncertainties included under the header “Risk Factors” on page 46 of this proxy statement/prospectus.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that HSAC2 or Orchestra “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either HSAC2 or Orchestra has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause New Orchestra’s actual results to differ from those expressed or implied by forward-looking statements include:

•        the occurrence of any event, change or other circumstances that could result in the failure to consummate the Business Combination;

•        the outcome of any legal proceedings that may be instituted against HSAC2, Domesticated Parent, Orchestra and New Orchestra regarding the Business Combination;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of HSAC2, to obtain financing to complete the Business Combination or to satisfy other conditions to closing in the definitive agreements with respect to the Business Combination;

•        changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•        the ability to meet and maintain Nasdaq’s listing standards following the consummation of the Business Combination;

•        the risk that the Business Combination disrupts Orchestra’s current plans and operations as a result of its announcement and consummation;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the possibility that Orchestra or New Orchestra may be adversely affected by other economic, business, and/or competitive factors;

•        the risk that we may not be able to raise financing in the future;

•        the risk that we may not be able to retain or recruit necessary officers, key employees or directors following the Business Combination;

•        the risk that our public securities will be illiquid;

•        the risk that we will not be able to obtain the required shareholder approval for the Domestication;

•        the risks related to the changes in shareholders’ rights as a result of the Domestication;

•        the risk that shareholders may experience adverse tax consequences with respect to their shares at the effective time of the Domestication;

•        the risk that operating under the laws of the State of Delaware will affect the conduct of our business; and

•        factors relating to the business, operations and financial performance of Orchestra, including:

•        Orchestra’s ability and/or the ability of third-party vendors and partners to manufacture its product candidates;

•        Orchestra’s ability to source critical components or materials for the manufacture of its product candidates;

•        Orchestra’s ability to achieve and sustain profitability;

•        Orchestra’s ability to achieve its projected development and commercialization goals;

•        the rate of progress, costs and results of Orchestra’s clinical studies and research and development activities;

•        market acceptance of Orchestra’s product candidates;

•        Orchestra’s ability to compete successfully with larger companies in a highly competitive industry;

•        changes in Orchestra’s operating results which make future operations results difficult to predict;

•        existing loan and security agreement covenants that may restrict business and financing activities;

•        the impact of the COVID 19 pandemic and other similar disruptions in the future;

•        serious adverse events, undesirable side effects that could halt the clinical development, regulatory approval or certification, of Orchestra’s product candidates;

•        Orchestra’s ability to manage growth or control costs related to growth;

•        economic conditions that may adversely affect Orchestra’s business, financial condition and stock price;

•        Orchestra’s reliance on third parties to drive successful marketing and sale of its initial product candidates;

•        Orchestra’s reliance on third parties to manufacture and provide important materials and components for its products and product candidates;

•        Orchestra and its competitor’s abilities to obtain necessary regulatory approvals and certifications for its product candidates in an uncomplicated and inexpensive manner;

•        Orchestra’s ability to maintain compliance with regulatory and post-marketing requirements;

•        adverse medical events, failure or malfunctions in connection with Orchestra’s product candidates and possible subjection to regulatory sanctions;

•        healthcare costs containment pressures and legislative or administrative reforms which affect coverage and reimbursement practices of third-party payors;

•        Orchestra’s ability to protect or enforce its intellectual property, unpatented trade secrets, know-how and other proprietary technology;

•        Orchestra’s ability to obtain necessary intellectual property rights from third parties; and

•        Orchestra’s ability to protect its trademarks, trade names and build its names recognition.

•        other risks and uncertainties indicated from time to time in filings made with the SEC, including those risk factors described under “Item 1A. Risk Factors” of HSAC2’s Annual Report on Form 10-K filed with the SEC on March 31, 2022.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company incorporated under the laws of the Cayman Islands and administered from outside the United States. Our U.S. agent for service of process is Roderick Wong, MD. However, it may be difficult for investors to effect service of process on us or our officers or directors within the United States in a way that will permit a U.S. court to have jurisdiction over us.

Our corporate affairs will be governed by our Existing Charter, the Companies Act, and the common law of the Cayman Islands prior to the Domestication. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, the decisions of whose courts are considered persuasive authority but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Cayman Islands courts are also unlikely:

•        to recognize or enforce against us judgments of U.S. courts based on certain civil liability provisions of U.S. securities laws; and

•        to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that: (i) the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (ii) the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; (iii) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (iv) recognition or enforcement of the judgment would not be contrary to public policy in the Cayman Islands; and (v) the proceedings pursuant to which judgment was obtained were not contrary to natural justice. In appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

FREQUENTLY USED TERMS

Unless the context otherwise requires, in this proxy statement/prospectus:

•        “2022 Plan” refers to the Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D;

•        “Adjournment Proposal” refers to an ordinary resolution to approve the adjournment of the Shareholder Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the Proposals, in the event HSAC2 does not receive the requisite shareholder vote to approve the Proposals;

•        “Advisory Governance Proposals” refers to an ordinary resolution to approve, on a non-binding advisory basis, certain differences between HSAC2’s Existing Charter and the Proposed Charter, which are being presented to HSAC2 shareholders as separate sub-proposals;

•        “Amended and Restated Registration Rights Agreement” refers to an Amended and Restated Registration Rights and Lock-Up Agreement to be entered into at the Closing by and among HSAC2, the RTW Funds and certain existing shareholders of HSAC2 and stockholders of Orchestra;

•        “ANS” refers to the Autonomic Nervous System;

•        “Backstop Purchases” refers to the purchase by the RTW Funds of up to 5,000,000 HSAC2 Ordinary Shares pursuant to the Backstop Agreement;

•        “BAT” refers to Baroreflex Activation Therapy;

•        “BMS” refers to Bare Metal Stent (a metallic stent without a coating or drug);

•        “Board” refers to: (i) prior to the Domestication, the Board of Directors of HSAC2, (ii) following the Domestication, but before the Merger, the Board of Directors of Domesticated Parent, and (iii) following the Merger, the Board of Directors of New Orchestra;

•        “BTK” refers to Below-the-Knee peripheral disease;

•        “Business Combination” refers to the Domestication, the Merger, and the transactions contemplated by the Merger Agreement and described in this proxy statement/prospectus;

•        “Business Combination Proposal” refers to an ordinary resolution to approve the Business Combination submitted to HSAC2 shareholders;

•        “BVS” refers to Bioabsorbable Vascular Scaffold (a stent made out of biodegradable plastic with drug embedded, which typically degrades in 1 – 3 years);

•        “Bylaws Approval Proposal” refers to a special resolution to approve and adopt the Proposed Bylaws, effective upon consummation of the Domestication;

•        “Companies Act” refers to the Companies Act (2022 Revision) (As Revised) of the Cayman Islands;

•        “Charter Approval Proposal” refers to a special resolution to approve and adopt the Proposed Charter, effective upon the consummation of the Domestication;

•        “Closing” refers to the closing of the Business Combination;

•        “Closing Date” refers to the date of the Closing;

•        “CNT” refers to Cardiac Neuromodulation Therapy;

•        “Code” refers to the Internal Revenue Code of 1986, as amended;

•        “Condition Precedent Proposals” refers to the Business Combination Proposal, the Domestication Proposal, the Charter Approval Proposal, the Bylaws Approval Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal;

•        “Exchange Ratio” refers to 0.465 shares for each whole share of Orchestra Common Stock;

•        “DES” refers to Drug-Eluting Stent (a metallic stent combined with a drug coating, drug is embedded in either permanent or degradable polymers);

•        “DGCL” refers to the Delaware General Corporation Law, as amended;

•        “Director Election Proposal” refers to an ordinary resolution to elect Eric A. Rose, M.D., Jason Aryeh, Pamela Y. Connealy, Geoffrey W. Smith, David P. Hochman, Darren R. Sherman and Eric S. Fain, M.D. to serve staggered terms on New Orchestra’s board of directors until the 2023, 2024 and 2025 annual meetings of stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal;

•        “Domesticated Parent” refers to HSAC2 after giving effect to the Domestication but before the consummation of the Merger;

•        “Domestication” refers to the de-registration of HSAC2 and the continuation of HSAC2 by way of domestication of HSAC2 into a Delaware corporation, with the HSAC2 Ordinary Shares becoming shares of common stock of the Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the certificate of incorporation consistent with the DGCL and changing the name and registered office of HSAC2;

•        “Domestication Proposal” refers to a special resolution to approve the Domestication;

•        “Earnout Consideration” refers to additional contingent consideration consisting of up to 8,000,000 shares of New Orchestra Common Stock in the aggregate;

•        “Earnout Shares” refers to, in the aggregate, the Initial Earnout Shares and the Final Earnout Shares;

•        “Effective Time” refers to the time immediately prior to the time that the Merger becomes effective;

•        “Equity Incentive Plan Proposal” refers to an ordinary resolution to approve the 2022 Plan, to be effective after the closing of the Business Combination;

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•        “Existing Charter” refers to HSAC2’s current amended and restated memorandum and articles of association;

•        “Extension Date” refers to November 6, 2022, or February 6, 2023 if HSAC2 elects to extend the date to consummate a business combination for up to six monthly extensions after November 6, 2022;

•        “Extension Proposal” refers to the proposal, approved by the HSAC2 shareholders at the Extraordinary General Meeting of HSAC2 on July 26, 2022, to: (a) extend from August 6, 2022 to November 6, 2022, the date by which, if the Company has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (iii) as promptly as reasonably possible following such redemption, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, and (b) allow the Company, without another shareholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to three times by an additional one month each time after November 6, 2022, upon five days’ advance notice prior to the applicable deadlines, until February 6, 2023 or a total of up to six months after August 6, 2022, unless the closing of the Company’s initial business combination shall have occurred;

•        “Final Earnout Shares” refers to 4,000,000 shares of the Earnout Consideration, in the aggregate, to be issued in the event that the Final Milestone Event occurs during the Earnout Period;

•        “Final Milestone Event” refers to the event that, during the Earnout Period, over any 20-Trading Days within any 30-Trading Day period during the Earnout Period the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share;

•        “Forward Purchase” refers to the purchase by the RTW Funds or Medtronic (as defined below), as applicable, of 1,000,000 Public Shares at $10.00 per share pursuant to the Forward Purchase Agreements and “Forward Purchases” refers to both such purchases;

•        “Forward Purchase Agreements” refers to the RTW Forward Purchase Agreement and the Medtronic Forward Purchase Agreement;

•        “U.S. GAAP” refers to U.S. generally accepted accounting principles;

•        “HSAC2,” “we,” “us,” “our company” or the “Company” refers to Health Sciences Acquisitions Corporation 2, an exempted company incorporated under the laws of the Cayman Islands;

•        “HSAC2 Common Stock” refers to shares of the common stock, par value $0.0001 per share, of HSAC2 after giving effect to the Domestication but before the consummation of the Merger;

•        “HSAC2 Ordinary Shares” refers to the Ordinary Shares of HSAC2, par value $0.0001 per share;

•        “Initial Earnout Shares” refers to 4,000,000 shares of the Earnout Consideration, in the aggregate, to be issued in the event that the Initial Milestone Event occurs during the Earnout Period;

•        “Initial Milestone Event” refers to the event that, during the Earnout Period, over any 20 Trading Days within any 30-Trading Day period the VWAP of the New Orchestra Common Stock is greater than or equal to $15.00 per share;

•        “Insider Shares” refers to the 4,000,000 HSAC2 Ordinary Shares held or controlled by our Initial Shareholders prior to the IPO and, following the Domestication, to the shares to be received in exchange therefor;

•        “Initial Shareholders” refers to our shareholders as of immediately prior to our IPO, comprised of the Sponsor, Pedro Granadillo, Stuart Peltz, Carsten Boess, and Michael Brophy;

•        “IPO” or “initial public offering” refers to HSAC2’s initial public offering of HSAC2 Ordinary Shares;

•        “ISR” refers to In-Stent Restenosis (an indication whereby a previously stented artery requires a repeat intervention);

•        “LLL” refers to Late Lumen Loss;

•        “Lock-Up Period” refers to the period from the Closing until the earlier of: (1)(a)12 months after the Closing with respect to the (i) 4,000,000 shares of New Orchestra Common Stock to be issued in the Domestication in exchange for the 4,000,000 Insider Shares, (ii) 450,000 shares of New Orchestra Common Stock to be issued in the Domestication in exchange for the 450,000 Private Shares, and (iii) any shares of New Orchestra Common Stock or any security convertible into or exchangeable for New Orchestra Common Stock beneficially owned or owned of record by RTW Investments, LP and its affiliates as of the date of the Closing, and (b) six (6) months after the Closing with respect to all other holders and New Orchestra Common Stock signatory to the Amended and Restated Registration Rights Agreement and (2) the date on which New Orchestra completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Orchestra stockholders having the right to exchange their shares of New Orchestra Common Stock for cash, securities or other property;

•        “Lock-up Shares” refers to any shares of New Orchestra Common Stock or any security convertible into or exercisable or exchanged for New Orchestra Common Stock beneficially owned or owned of record by the applicable securityholder;

•        “MACE” refers to Major Adverse Cardiac Events;

•        our “management” or our “management team” refers to HSAC2’s officers and directors;

•        “Medtronic” refers to Medtronic, Inc. and/or Covidien Group S.à.r.l., each an affiliate of Medtronic plc;

•        “Medtronic Agreement” refers to the Exclusive License and Collaboration Agreement, dated as of June 30, 2022, by and among, Orchestra BioMed, Inc., BackBeat Medical, LLC and Medtronic, Inc.;

•        “Medtronic Forward Purchase Agreement” refers to the forward purchase agreements entered into by HSAC2 and Orchestra with Medtronic, pursuant to which Medtronic agreed to purchase $10 million of HSAC2 Ordinary Shares, less the dollar amount of HSAC2 Ordinary Shares holding redemption rights that Medtronic acquires and holds until immediately prior to the Domestication;

•        “Merger” refers to the merger, pursuant to the Merger Agreement, evidenced by a certificate of merger between Merger Sub and Orchestra pursuant to which, following the Domestication, Orchestra will merge with and into Merger Sub, whereupon the separate corporate existence of Merger Sub will cease with Orchestra surviving as a wholly owned subsidiary of Domesticated Parent;

•        “Merger Agreement” refers to the Agreement and Plan of Merger dated as of July 4, 2022, as amended by Amendment No. 1 thereto dated as of July 21, 2022, and as further amended or modified from time to time, by and among HSAC2, Merger Sub and Orchestra;

•        “Merger Sub” refers to HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of HSAC2;

•        “Nasdaq” refers to the Nasdaq Capital Market;

•        “Nasdaq Proposal” refers to an ordinary resolution to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance by HSAC2 of shares of HSAC2 Common Stock to equity holders of Orchestra;

•        “New Orchestra” refers to HSAC2 and its consolidated subsidiaries after giving effect to the Business Combination;

•        “New Orchestra Board” refers to the board of directors of New Orchestra following the Business Combination;

•        “New Orchestra Common Stock” refers to the shares of common stock of New Orchestra, par value $0.0001 per share;

•        “Orchestra” refers to Orchestra BioMed, Inc., a Delaware Corporation, prior to the Business Combination;

•        “Orchestra Board” refers to Orchestra’s board of directors;

•        “Orchestra Common Stock” refers to Orchestra common stock, par value $0.0001 per share;

•        “Orchestra Equityholders” refers to the holders of equity interests in Orchestra as of the time immediately before the Business Combination;

•        “Orchestra Support Agreement” refers to the support agreement dated as of July 4, 2022 by and among HSAC2, Orchestra and Medtronic;

•        “Outside Closing Date” refers to February 6, 2023;

•        “PAD” refers to Peripheral Artery Disease;

•        “Parent Support Agreement” refers to the parent support agreement dated as of July 4, 2022 by and among HSAC2, Orchestra and the Parent Supporting Shareholders;

•        “Parent Supporting Shareholders” refers to the Initial Shareholders, Alice Lee, and Stephanie A. Sirota;

•        “PBA” refers to Plain Balloon angioplasty (angioplasty with no coating on the balloon);

•        “PCB” refers to Paclitaxel Coated Balloon;

•        “PHC” refers to Programmable hypertension control;

•        “Private Placement” refers to the private placement with the Sponsor of the 450,000 Private Shares and 1,500,000 Private Warrants upon consummation of the IPO;

•        “Private Shares” refers to the 450,000 HSAC2 Ordinary Shares we sold to our Sponsor in the Private Placement and, following the Domestication, to the shares to be received in exchange therefor;

•        “Private Warrants” refers to the 1,500,000 warrants sold to our Sponsor upon consummation of the IPO and, following the Domestication, to the warrants to be received in exchange therefor;

•        “Proposals” refers, collectively, to the Business Combination Proposal, the Domestication Proposal, the Charter Approval Proposal, the Bylaws Approval Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal;

•        “Proposed Bylaws” refers to the proposed new bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C;

•        “Proposed Charter” refers to the proposed new certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B;

•        “public shareholders” or “Public Shareholders” refers to the holders of our Public Shares, including our Initial Shareholders to the extent our Initial Shareholders purchase Public Shares, provided that their status as “Public Shareholders” shall exist only with respect to such Public Shares;

•        “Public Shares” refers to the HSAC2 Ordinary Shares issued in our IPO (whether they were purchased in our IPO or thereafter in the open market);

•        “Record Date” refers to            , 2022;

•        “RTW Forward Purchase Agreement” refers to the forward purchase agreement entered into by HSAC2 and Orchestra with the RTW Funds, pursuant to which the RTW Funds agreed to purchase $10 million of HSAC2 Ordinary Shares, less the dollar amount of HSAC2 Ordinary Shares holding redemption rights that the RTW Funds acquire and hold until immediately prior to the Domestication;

•        “RTW Funds” refers to certain funds managed by RTW Investments, LP;

•        “SAB” refers to Sirolimus AngioInfusion Balloon;

•        “Securities Act” refers to the Securities Act of 1933, as amended;

•        “SEC” refers to the U.S. Securities and Exchange Commission;

•        “SFA” refers to Superior Femoral Artery;

•        “Shareholder Meeting” refers to the extraordinary general meeting of the shareholders of HSAC2 to be held in connection with the Business Combination and to consider and vote upon the Proposals;

•        “Sponsor” refers to HSAC 2 Holdings, LLC, our sponsor, the three directors of which are Roderick Wong, MD, our Chief Executive Officer and President, Naveen Yalamanchi, MD, our Chief Financial Officer and Executive Vice President, and Alice Lee, JD, our Vice President of Operations and Secretary & Treasurer;

•        “Sponsor and related parties” refers to the Sponsor, the directors and officers of HSAC2 and the RTW Funds.

•        “TLF” refers to Target Lesion Failure;

•        “TLR” refers to Target Lesion Revascularization;

•        “Trading Day” refers to: (a) for so long as shares of HSAC2 Common Stock are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the shares of HSAC2 Common Stock are quoted on a system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the shares of HSAC2 Common Stock are not listed or admitted to trading on any national securities exchange or quoted on a system of automated dissemination of quotations of securities prices, days on which shares of HSAC2 Common Stock are traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for shares of HSAC2 Common Stock are available;

•        “transfer agent,” “Transfer Agent” or “Continental” refers to Continental Stock Transfer & Trust Company, as transfer agent;

•        “Trust Account” refers to HSAC2’s trust account established pursuant to our IPO, being a United States-based trust account at Morgan Stanley Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee;

•        “US Dollars” “US$” and “$” refers to the legal currency of the United States; and

•        “VWAP” refers, for any security as of any date(s), to the dollar volume-weighted average price for a security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc., except that if the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by HSAC2.

All references in this proxy statement/prospectus to shares of the company being forfeited shall take effect as surrenders for no consideration of such shares as a matter of the Cayman Islands law. Any share dividends described in this proxy statement/prospectus will take effect as a share capitalization as a matter of Cayman Islands law.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a shareholder of HSAC2, may have regarding the Proposals being considered at the Shareholder Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Shareholder Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus

Q:     Why am I receiving this proxy statement/prospectus?

A:     HSAC2, Merger Sub and Orchestra have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement in its entirety. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Shareholder Meeting because you owned HSAC2 Ordinary Shares at the close of business on            , 2022 (the “Record Date”) and are therefore entitled to vote at the Shareholder Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are proposals that HSAC2 shareholders are being asked to vote on:

Proposal 1:    The Business Combination Proposal — an ordinary resolution to approve the Business Combination.

Proposal 2:    The Domestication Proposal — a special resolution to approve the Domestication.

Proposal 3:    The Charter Approval Proposal — a special resolution to approve and adopt the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B.

Proposal 4:    The Bylaws Approval Proposal — a special resolution to approve and adopt the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C.

Proposal 5:    The Advisory Governance Proposals — an ordinary resolution, on a non-binding advisory basis, to approve and adopt certain differences between HSAC2’s Existing Charter and the Proposed Charter, which are being presented as separate sub-proposals.

Proposal 6:    The Nasdaq Proposal — an ordinary resolution to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance by HSAC2 of shares of common stock, par value $0.0001 per share, to equity holders of Orchestra.

Proposal 7:    The Director Election Proposal — an ordinary resolution to elect Eric A. Rose, M.D., Jason Aryeh, Pamela Y. Connealy, Geoffrey W. Smith, David P. Hochman, Darren R. Sherman and Eric S. Fain, M.D. to serve staggered terms on New Orchestra’s board of directors until the 2023, 2024 and 2025 annual meetings of stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Proposal 8:    The Equity Incentive Plan Proposal — an ordinary resolution to approve the 2022 Plan to be effective after the closing of the Business Combination; and

Proposal 9:    The Adjournment Proposal — an ordinary resolution to approve the adjournment of the Shareholder Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event HSAC2 does not receive the requisite shareholder vote to approve the Proposals.

For more information, please see “Proposal 1 — The Business Combination Proposal,” “Proposal 2 — The Domestication Proposal,” “Proposal 3 — The Charter Approval Proposal,” “Proposal 4 — The Bylaws Approval Proposal,” “Proposal 5 — The Advisory Governance Proposals,” “Proposal 6 — The Nasdaq Proposal,” “Proposal 7 — The Director Election Proposal,” “Proposal 8 — The Equity Incentive Plan Proposal,” and “Proposal 9 — The Adjournment Proposal.”

Under the Merger Agreement, the approval of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. If the HSAC2 shareholders do not approve each of the Condition Precedent Proposals, then the Business Combination may not be consummated.

In addition, as required by applicable SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, HSAC2 is requesting that our shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect shareholder rights, which are amendments that will be made to the Existing Charter as reflected in the Proposed Charter if the Advisory Governance Proposals are approved. See “Proposal 5 — The Advisory Governance Proposals.” This separate vote is not otherwise required by Cayman Islands law (separate and apart from the Charter Approval Proposal and the Bylaws Approval Proposal), but, pursuant to SEC guidance, HSAC2 is required to submit these provisions to our shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on HSAC2 or the HSAC2 Board (separate and apart from the approval of the Charter Approval Proposal and the Bylaws Approval Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals (separate and apart from approval of the Charter Approval Proposal and the Bylaws Approval Proposal).

Q:     Are the proposals conditioned on one another?

A:     Yes. Each of the Condition Precedent Proposals (including the Business Combination Proposal, the Domestication Proposal, the Charter Approval Proposal, the Bylaws Approval Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal) is conditioned on the approval and adoption of the other Condition Precedent Proposals. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

It is important for you to note that in the event that the Business Combination Proposal is not approved, HSAC2 will not consummate the Business Combination. If HSAC2 does not consummate the Business Combination and fails to complete an initial business combination by the Extension Date, HSAC2 will be required to dissolve and liquidate, unless we obtain shareholder approval to amend our Existing Charter to further extend the date by which the Business Combination may be consummated.

Q:     What will happen in the Business Combination?

A:     Before the Closing, HSAC2 will domesticate as a Delaware corporation. At the Closing, Merger Sub will merge with and into Orchestra, with Orchestra surviving such merger as the surviving entity. Upon consummation of the Business Combination, Orchestra will become a wholly owned subsidiary of HSAC2. HSAC2 will then change its name to “Orchestra BioMed Holdings, Inc.” In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by HSAC2’s Public Shareholders and the proceeds from the sale of shares under the Forward Purchase Agreements and Backstop Agreement (if any) will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes.

Q:     Why is HSAC2 proposing the Business Combination Proposal?

A:     HSAC2 is a blank check company incorporated on May 25, 2020 as a Cayman Islands exempted company. We were incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

HSAC2 received $160 million from the IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with HSAC2’s Existing Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 11,212,117 HSAC2 Ordinary Shares issued and outstanding, consisting of 6,762,117 Public Shares, 450,000 Private Shares and 4,000,000 Insider Shares. In addition, there currently are 1,500,000 Private Warrants issued and outstanding held by our Sponsor. Each Private Warrant entitles the holder thereof to purchase one HSAC2 Ordinary Share at a price of $11.50 per share. The Private Warrants will become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the IPO and will expire five years after the completion of our initial business combination.

Q:     Did the HSAC2 Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     The HSAC2 Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The HSAC2 Board believes that, based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The Board also determined, without seeking a valuation from a financial advisor, that Orchestra’s fair market value was at least 80% of HSAC2’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the HSAC2 Board’s judgment as described above in valuing Orchestra’s business and assuming the risk that the HSAC2 Board may not have properly valued such business.

Q:     What is the consideration being paid to Orchestra Equityholders?

A:     Under the Merger Agreement, the consideration to be paid at the Closing by HSAC2 to Orchestra Equityholders will be payable in shares of HSAC2 Common Stock at an exchange ratio of 0.465 shares of HSAC2 Common Stock for each whole share of Orchestra Common Stock. Orchestra stockholders will also have the opportunity to elect to participate in an earnout pursuant to which each such electing stockholder may receive a portion of additional contingent consideration of up to 8,000,000 shares of New Orchestra Common Stock in the aggregate, if certain share price targets are met.

Q:     How was Orchestra’s enterprise value determined?

A:     HSAC2 arrived at the enterprise value for Orchestra through diligence of the company’s two flagship programs Backbeat CNT and Virtue and the associated anticipated market performance as well as comparison to the enterprise values of a basket of pre-revenue medical technology peers. In addition, the equity value was benchmarked against an equity value to net cash ratio of 2.0x and reflected that no additional near-term fundraising is needed for the business. The pro forma fully diluted enterprise valuation is $158 million and market capitalization is $317 million assuming $169 million of pro forma cash at Orchestra’s March 31, 2022 balance sheet and $10 million of debt.

Q:     What equity stake will current shareholders of HSAC2 and Orchestra Equityholders hold in New Orchestra after the Closing?

A:     We anticipate that, immediately after consummation of the Business Combination, including the Domestication, the Merger, the purchases made under the Forward Purchase Agreements, and assuming no redemptions, the Sponsor, the RTW Funds and HSAC2’s directors and officers will collectively own approximately 25.4% of the issued New Orchestra Common Stock and Medtronic will own approximately 15.8% of the issued New Orchestra Common Stock, while the other Public Shareholders of HSAC2 will own approximately 15.0% of the issued New Orchestra Common Stock and the other current stockholders of Orchestra will own approximately 43.9% of the issued New Orchestra Common Stock. If the RTW Funds make the maximum purchases under the Backstop Agreement and assuming maximum redemptions, these percentages would be 40.3%, 15.8%, 0% and 43.9%, respectively. These relative percentages do not reflect the Earnout Consideration, which will not be issued unless and until the Initial Milestone Event and/or the Final Milestone Event occur and assume that (i) none or all of HSAC2’s existing Public Shareholders, as indicated above, seek to convert their shares into the right to receive cash from the Trust Account, (ii) no HSAC2 warrants are exercised, and (iii) no existing Orchestra stock options or warrants are exercised and no additional Orchestra stock options or warrants are granted prior to the Closing. If any of these assumptions are incorrect, the anticipated percentage ownership of New Orchestra will be different. You should read Summary of the Proxy Statement/Prospectus — Ownership of the Post-Business Combination Company After the Closing” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” for further information.

Q.     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination is condition upon, among other things: (i) completion of the Domestication, (ii) approval by HSAC2’s shareholders and Orchestra’s stockholders of the Merger and related transactions, (iii) each Orchestra warrant having been amended in accordance with its terms to permit the conversion thereof into a New Orchestra warrant and any Orchestra warrant not so amended being canceled by Orchestra, (iv) HSAC2 having at least $5,000,001 of net tangible assets upon consummation of the Merger, and (v) the Parent Closing Cash (as defined in the Merger Agreement) being at least equal to $60 million, inclusive of the Sponsor Commitment. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For a summary of the conditions that must be satisfied or waived prior to the consummation of the Business Combination, see the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination and the Merger Agreement — Conditions to Closing.”

Q.     Are Orchestra’s stockholders required to approve the Business Combination?

A:     Yes. The Orchestra stockholders are required to approve the Business Combination.

Certain Orchestra stockholders entered into a Company Stockholder Support Agreement dated July 4, 2022, with HSAC2 and Orchestra, pursuant to which such stockholders agreed to vote all Orchestra Common Stock beneficially owned by them, including any additional shares of Orchestra they acquire ownership of or the power to vote, in favor of the Business Combination and related transactions. As of            , 2022, such stockholders own            % of the issued and outstanding shares of Orchestra Common Stock.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are several risks related to the Business Combination and other transactions contemplated by the Merger Agreement, as discussed elsewhere in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 46 of this proxy statement/prospectus.

Q:     Why is HSAC2 proposing the Domestication?

A:     The HSAC2 Board believes that it would be in the best interests of HSAC2 to effect the Domestication to enable the Company to avoid certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation after the Business Combination. In addition, the Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Company’s officers and directors following the Closing. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures HSAC2 is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Company’s corporate legal affairs.

The Domestication will not occur unless the HSAC2 shareholders have approved the Domestication Proposal, the Business Combination Proposal, the Charter Approval Proposal, the Bylaws Approval Proposal, the Equity Incentive Plan Proposal and the Nasdaq Proposal and upon the Merger Agreement being in full force and effect prior to the Domestication. The Domestication will occur immediately prior to the Closing.

Q:     What is involved with the Domestication?

A.     The Domestication will require HSAC2 to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, HSAC2 will cease to be a company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, HSAC2 will continue as a Delaware corporation and, simultaneously with the Business Combination, will change its corporate name to “Orchestra BioMed Holdings, Inc.” The Existing Charter will be replaced by the Proposed Charter and the Proposed Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:     When will the Domestication be effective?

A:     The Domestication is expected to become effective immediately prior to the completion of the Business Combination.

Q:     How will the Domestication affect my HSAC2 securities?

A:     Pursuant to the Domestication and the Business Combination and without further action on the part of HSAC2 shareholders, each outstanding HSAC2 Ordinary Share will convert to one outstanding share of HSAC2 Common Stock. Although it will not be necessary for you to exchange your certificates representing HSAC2 Ordinary Shares after the Domestication, the Company will, upon request, exchange your HSAC2 share certificates for the applicable number of shares of HSAC2 Common Stock, and all certificates for securities issued after the Domestication will be certificates representing securities of HSAC2 as a Delaware corporation.

Q:     How many votes do I have at the Shareholder Meeting?

A:     HSAC2 shareholders are entitled to one vote at the Shareholder Meeting for each HSAC2 Ordinary Share for which they are entered in the register of members of HSAC2 as of the Record Date. As of the close of business on the Record Date, there were 11,212,117 outstanding HSAC2 Ordinary Shares.

Q:     What vote is required to approve the Proposals presented at the Shareholder Meeting?

A:     The Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal require the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The Advisory Governance Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal, the Charter Approval Proposal, and the Bylaws Approval Proposal require the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Q:     What constitutes a quorum at the Shareholder Meeting?

A:     Holders of a majority of the issued shares entitled to vote at the Shareholder Meeting, present in person (including virtually) or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Shareholder Meeting. As of the Record Date, 5,606,060 HSAC2 Ordinary Shares, in the aggregate, would be required to achieve a quorum.

Q:     How will the Initial Shareholders vote?

A:     Pursuant to letter agreements dated August 3, 2020, the Initial Shareholders, who own the Insider Shares, representing approximately 48.88% of the outstanding HSAC2 Ordinary Shares, agreed to vote their respective shares acquired prior to the HSAC2 IPO and any HSAC2 Ordinary Shares purchased by them in the open market in or after the HSAC2 IPO in favor of the Business Combination Proposal. The Initial Shareholders have also agreed that they will vote any shares they purchase in the open market in or after the HSAC2 IPO in favor of each of the Proposals.

Q:     What interests do HSAC2’s current executive officers and directors have in the Business Combination?

A:     In considering the recommendation of the Board to approve the Merger Agreement, HSAC2 shareholders should be aware that certain HSAC2 executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of HSAC2 shareholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section titled “Proposal 1 — The Business Combination Proposal — Interests of HSAC2’s Directors and Officers and Others in the Business Combination” beginning on page 140.

Q:     Who will manage New Orchestra after the Business Combination?

A:     As a condition to the Closing of the Business Combination, all of the officers and directors of HSAC2 will resign. For information on the anticipated management of New Orchestra, see the section titled “Management After the Business Combination.”

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory shareholder and stockholder approvals are received, HSAC2 expects that the Closing will take place immediately after satisfaction or waiver of the conditions described below under the section titled “Proposal 1 — The Business Combination Proposal — Structure of the Business Combination — Conditions to Closing of the Business Combination”; or such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions and after the Domestication. The Merger Agreement may be terminated by either HSAC2 or Orchestra if the Closing has not occurred by February 6, 2023, subject to certain exceptions. The parties expect the Closing to occur in the fourth quarter of 2022.

For a description of the conditions to the completion of the Business Combination, see the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination and the Merger Agreement — Conditions to Closing.”

Q:     What happens if I sell my HSAC2 Ordinary Shares before the Shareholder Meeting?

A:     The Record Date is earlier than the date of the Shareholder Meeting. If you transfer your HSAC2 Ordinary Shares after the Record Date, but before the Shareholder Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Shareholder Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to tender them for cancellation upon consummation of the Business Combination. If you transfer your HSAC2 Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Shareholder Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Pursuant to the Existing Charter, if the Business Combination Proposal is not approved and HSAC2 does not otherwise consummate an alternative business combination by the Extension Date, HSAC2 will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Existing Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Charter. As of         , 2022, based on funds in the Trust Account of approximately $            , this would have amounted to approximately $             per share (exclusive of         ). If a holder exercises its redemption rights, then such holder will be exchanging its HSAC2 Ordinary Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and tenders or delivers its shares (either physically or electronically, including share certificates (if any) and other redemption forms) to HSAC2’s transfer agent prior to the Shareholder Meeting. See the section titled “Extraordinary General Meeting of HSAC2 Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your HSAC2 Ordinary Shares “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Merger Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the Nasdaq listing standards.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its HSAC2 Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the HSAC2 Ordinary Shares under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), or is treated as a distribution under Section 301 of the Code and whether HSAC2 would be characterized as a passive foreign investment company (“PFIC”).

Additionally, because the Domestication will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to HSAC2 Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of section 367(b) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Consequences.” All holders of HSAC2 Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:     What are the U.S. federal income tax consequences of the Domestication Proposal?

A:     As discussed more fully under “Material U.S. Federal Income Tax Consequences,” the Domestication should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a domestication of a corporation holding only investment-type assets such as HSAC2, the qualification of the Domestication as a “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Domestication so qualifies, then a U.S. Holder (as defined below) will be subject to Section 367(b) of the Code and, as a result:

•        a U.S. Holder whose HSAC2 Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of HSAC2 stock entitled to vote and less than 10% of the total value of all classes of HSAC2 stock will generally not recognize any gain or loss and will generally not be required to include any part of HSAC2’s earnings in income pursuant to the Domestication;

•        a U.S. Holder whose HSAC2 Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of HSAC2 stock entitled to vote and less than 10% of the total value of all classes of HSAC2 stock will generally recognize gain (but not loss) on the exchange of HSAC2 Ordinary Shares for HSCA2 Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their HSAC2 Ordinary Shares, provided certain other requirements are satisfied. HSAC2 does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•        a U.S. Holder who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of HSAC2 stock entitled to vote or 10% or more of the total value of all classes of HSAC2 stock will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its

HSAC2 Ordinary Shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. HSAC2 does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of HSAC2 Ordinary Shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its HSAC2 Ordinary Shares for HSAC2 Common Stock pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of HSAC2 Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding HSAC2 Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares — Passive Foreign Investment Company Status.”

If the Domestication does not qualify as a reorganization, then a U.S. Holder that exchanges its HSAC2 Ordinary Shares for HSAC2 Common Stock will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the HSAC2 Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the HSAC2 Ordinary Shares exchanged.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of HSAC2 Common Stock after the Domestication.

For a more detailed discussion of certain U.S. federal income tax consequences of the Domestication, see “Material U.S. Federal Income Tax Consequences” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Domestication and the Business Combination.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (i) affirmatively vote either “FOR” or “AGAINST” the Business Combination Proposal and (ii) prior to 5 PM, Eastern time, on               ,                2022 (two (2) business days before the Shareholder Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to HSAC2 Ordinary Shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of it, his or hers, or any other person with whom it, he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the HSAC2 Ordinary Shares sold in the HSAC2 IPO (the “20% threshold”). Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash.

Shareholders seeking to exercise their redemption rights and opting to tender or deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is HSAC2’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, HSAC2 does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or tendered electronically.

Any request for redemption, once made by a holder of Public Shares, may not be withdrawn once submitted to HSAC2 unless the Board of Directors of HSAC2 determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you tendered your shares for redemption to HSAC2’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that HSAC2’s transfer agent return the shares (physically or electronically). You may make such request by contacting HSAC2’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     Do I have dissenters’ rights or appraisal rights in connection with the proposed Business Combination or the Domestication Proposal?

A:     No. There are no appraisal rights available to holders of HSAC2 Ordinary Shares or the Private Warrants in connection with the Domestication Proposal under the DGCL.

As a matter of Cayman Islands law, dissenters’ rights only apply to statutory mergers where the Cayman Islands company is a constituent party thereto.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        HSAC2 shareholders who properly exercise their redemption rights;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by HSAC2 in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        unpaid franchise and income taxes of HSAC2; and

•        the balance shall be released to Orchestra to fund working capital needs of New Orchestra.

Q:     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Our Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is reduced as a result of redemptions by Public Shareholders. However, a condition to the consummation of the Business Combination is that Parent Closing Cash (as defined in the Merger Agreement and which does not take into account the $10 million in Forward Purchase Shares to be purchased by Medtronic pursuant to the Medtronic Forward Purchase Agreement) is equal to or greater than $60,000,000.

In no event will HSAC2 redeem Public Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

Additionally, as a result of redemptions, the trading market for New Orchestra’s common stock may be less liquid than the market for the Public Shares was prior to consummation of the Business Combination and we may not be able to meet the Nasdaq listing standards or those of another national securities exchange.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination and the Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, HSAC2 is unable to complete the Business Combination or another initial business combination transaction by the Extension Date, it will trigger our automatic winding up, liquidation and dissolution pursuant to the terms of our Existing Charter. As a result, this has the same effect as if we had formally gone through a voluntary liquidation procedure under the Companies Act.

The amount in the Trust Account (less $1,250 representing the aggregate nominal par value of our Public Shares, but including the deferred underwriting compensation) under the Companies Act will be available for distribution under the Companies Act provided that immediately following the date on which the proposed distribution is to be made, we are able to pay our debts as they fall due in the ordinary course of business, and the value of our assets exceed our liabilities. If we are forced to liquidate, we anticipate that we would distribute to our Public Shareholders the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest).

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our shareholders. We may not have funds sufficient to pay or provide for all creditors’ claims. Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our IPO did not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per HSAC2 Ordinary Share due to reductions in the value of the assets held in the Trust Account, in each case less income and franchise taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company and cash received from us pursuant to the Administrative Services Agreement with our Sponsor pursuant to which we agreed to pay the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Since inception, we have paid $230,000 to the Sponsor for these services. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per HSAC2 Ordinary Share due to reductions in the value of the assets in the

Trust Account, in each case less income and franchise taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per HSAC2 Ordinary Share.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per HSAC2 Ordinary Share to our Public Shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The holders of the Insider Shares, Private Shares and Private Warrants (and underlying securities) will not participate in any redemption distribution with respect to their Insider Shares, Private Shares or Private Warrants (and underlying securities), but may have any Public Shares redeemed upon liquidation.

If we are unable to conclude our initial business combination and we expend all of the net proceeds of our IPO not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, we expect that the initial per-share redemption price will be approximately $10.00. However, if there are claims of creditors that take priority over the claims of our Public Shareholders that are not indemnified by our Sponsor, the amount we distribute could be less than $10.00 per HSAC2 Ordinary Share.

We will pay the costs of any liquidation following the redemptions from our remaining assets outside of the Trust Account. If such funds are insufficient, our Initial Shareholders have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

The underwriters of our IPO have agreed to waive their rights to the deferred underwriting commissions held in the Trust Account in the event we do not consummate a business combination by the Extension Date and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of our Public Shares.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:      If you are a shareholder entered in the register of members of HSAC2 on the Record Date, you may vote online at the Shareholder Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Shareholder Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the Shareholder Meeting and vote online, if you choose.

To vote online at the Shareholder Meeting, follow the instructions below under “How may I participate in the Shareholder Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Shareholder Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to https://                 and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders entered in the register of members of HSAC2 on the Record Date will be available 24 hours a day until 11:59 p.m. Eastern Time on             , 2022. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Shareholder Meeting or attend the Shareholder Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the Shareholder Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of HSAC2 Ordinary Shares you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Shareholder Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on         , 2022.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Shareholder Meeting prior to the start time leaving ample time for the check-in.

Q:     How may I participate in the Shareholder Meeting?

A:     If you are an HSAC2 shareholder on the Record Date for the Shareholder Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the Shareholder Meeting starting on             , 2022. Go to https://              , enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Shareholder Meeting you will need to re-log into https://               using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

Q:     What impact will the COVID-19 pandemic have on the Business Combination?

A.     Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of HSAC2 and Orchestra, and there is no guarantee that efforts by HSAC2 and Orchestra to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If HSAC2 or Orchestra are unable to recover from a business disruption on a timely basis, the Business Combination and New Orchestra’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of HSAC2 and Orchestra may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:     Who can help answer any other questions I might have about the Shareholder Meeting?

A.     If you have any questions concerning the Shareholder Meeting (including accessing the meeting by virtual means) or need help voting your HSAC2 Ordinary Shares, please contact Morrow Sodali LLC (“Morrow Sodali”), the Company’s proxy solicitor, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or Collect (203) 658-9400, Email: HSAQ.info@investor.morrowsodali.com prior to the Shareholder Meeting.

The Notice of Shareholder Meeting, Proxy Statement and form of Proxy Card are available at: https://            .

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other registered holder holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other registered holder is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other registered holder is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other registered holder holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the registered holder has not received voting instructions from the beneficial owner.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Proposals. As a result, if you abstain from voting on any of the Proposals, your shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the Existing Charter), but the abstention will have no effect on the outcome of such proposal.

Q:     What will happen if I abstain from voting or fail to vote at the Shareholder Meeting?

A:     At the Shareholder Meeting, HSAC2 will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Proposals.

If a shareholder who holds share in “street name” does not give the broker voting instructions, the broker is not permitted under applicable self-regulatory organization rules to vote the shares on “non-routine” proposals, such as the Business Combination Proposal and the Domestication Proposal. These “broker non-votes” will also count as present for purposes of determining whether a quorum is present and will have no effect on the outcome of the vote on any of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by HSAC2 without an indication of how the shareholder intends to vote on a proposal will be voted as recommended by the Board.

Q:     If I am not going to attend the Shareholder Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Shareholder Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Shareholder Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by voting again via the Internet, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Shareholder Meeting. If you hold your HSAC2 Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a registered holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to Morrow Sodali, the Company’s proxy solicitor, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or Collect (203) 658-9400, Email: HSAQ.info@investor.morrowsodali.com prior to the Shareholder Meeting.

Unless revoked, a proxy will be voted at the Shareholder Meeting in accordance with the shareholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a registered holder and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     HSAC2 will pay the cost of soliciting proxies for the Shareholder Meeting. HSAC2 has engaged Morrow Sodali to assist in the solicitation of proxies for the Shareholder Meeting. HSAC2 has agreed to pay Morrow Sodali a fee of $22,500, plus disbursements and exclusive of fees for additionally contracted services. HSAC2 will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. HSAC2 will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HSAC2 Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of HSAC2 Ordinary Shares and in obtaining voting instructions from those owners. HSAC2’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact HSAC2’s proxy solicitor at:

Morrow Sodali LLC
Toll-Free (800) 662-5200 or Collect (203) 658-9400
Email: HSAQ.info@investor.morrowsodali.com

You may also obtain additional information about HSAC2 from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Shareholder Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to “New Orchestra” refer to HSAC2 and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” or “HSAC2” refer to Health Sciences Acquisitions Corporation 2.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s Public Shareholders, and do not include any HSAC2 Ordinary Shares issuable upon the exercise of the Private Warrants.

Parties to the Business Combination

Health Sciences Acquisitions Corporation 2

HSAC2 is a blank check company incorporated on May 25, 2020 as a Cayman Islands exempted company. We were incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses, which we refer to as our “initial business combination.” The Business Combination with Orchestra is the result of an active search for a potential business combination transaction utilizing the network and investing and transaction experience of HSAC2’s management team and the Board. Although HSAC2’s efforts to identify a prospective target business were not to be limited to any particular industry or geographic location, HSAC2 intended to focus on businesses in the healthcare and healthcare-related industries in North America or Europe.

The HSAC2 Ordinary Shares are currently listed on Nasdaq under the symbol “HSAQ.” The HSAC2 Ordinary Shares commenced trading on Nasdaq on August 4, 2020.

The mailing address of our principal executive office is 40 10th Avenue, Floor 7, New York, NY 10014. Our telephone number is (646) 597-6980.

Merger Sub

HSAC Olympus Merger Sub, Inc. is a wholly owned subsidiary of HSAC2, formed on May 4, 2022 to consummate the Business Combination. Following the Business Combination, Orchestra will merge with Merger Sub with Orchestra surviving the merger. As a result, Orchestra will become a wholly owned subsidiary of New Orchestra.

The mailing address of Merger Sub’s principal executive office is 40 10th Avenue, Floor 7, New York, NY 10014. Merger Sub’s telephone number is (646) 597-6980.

Orchestra BioMed, Inc.

Orchestra is a biomedical innovation company accelerating high-impact technologies to patients through risk-reward-sharing partnerships with leading medical device companies. Orchestra’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. Orchestra is led by a highly accomplished, multidisciplinary management team and a board of directors with extensive experience in all phases of therapeutic device development. Orchestra’s business was formed in 2018 by assembling a pipeline of multiple late-stage clinical product candidates originally developed by its founding team. Its flagship product candidates are BackBeat Cardiac Neuromodulation Therapy (“BackBeat CNT”), for the treatment of hypertension (“HTN”), a significant risk factor for death worldwide and Virtue Sirolimus AngioInfusion Balloon (“Virtue SAB”), for the treatment of atherosclerotic artery disease, the leading cause of mortality worldwide.

The mailing address of Orchestra’s principal executive office is 150 Union Square Drive, New Hope, PA 18938. Orchestra’s telephone number is (215) 862-5797.

The Business Combination and the Merger Agreement

The General Structure of the Business Combination

On July 4, 2022, HSAC2 entered into the Merger Agreement, pursuant to which the Business Combination between HSAC2 and Orchestra will occur in two steps. First, before the Closing, HSAC2 will effect the Domestication by deregistering in the Cayman Islands and domesticating as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act. Second, at the Closing, the Merger will be effected by Merger Sub merging with and into Orchestra, with Orchestra surviving such merger as the surviving entity. Upon consummation of the Business Combination, Orchestra will become a wholly owned subsidiary of HSAC2. HSAC2 will then change its name to “Orchestra BioMed Holdings, Inc.”

Simultaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into the Forward Purchase Agreements with the RTW Funds and Medtronic, pursuant to which each of these Purchasing Parties agreed to purchase $10 million of HSAC2 Ordinary Shares from HSAC2 immediately prior to the Domestication, less the dollar amount of HSAC2 Ordinary Shares holding redemption rights that the Purchasing Party acquires and holds until immediately prior to the Domestication.

Simultaneously with the execution of the Merger Agreement and Forward Purchase Agreements, HSAC2, Orchestra, and the RTW Funds entered into the Backstop Agreement pursuant to which the RTW Funds, jointly and severally, agreed to purchase such number of HSAC2 Ordinary Shares at a price of $10.00 per share to the extent that the amount of Parent Closing Cash (as defined in the Merger Agreement) as of immediately prior to the closing of the Merger is less than $60 million (which calculation excludes amounts received pursuant to Medtronic’s Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Funds’ Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares).

The closing under the RTW Forward Purchase Agreement occurred on July 22, 2022, the closing under the Medtronic Forward Purchase Agreement will occur prior to the Domestication and the closing under the Backstop Agreement will occur immediately prior to the Domestication. The Sponsor and the Purchasing Parties will have registration rights pursuant to the Amended and Restated Registration Rights Agreement described below with respect to the shares of HSAC2 Common Stock received in the Domestication.

In addition, the Sponsor has agreed that 25% or 1,000,000 shares of its New Orchestra Common Stock received in the Domestication will be forfeited to New Orchestra on the first business day following the fifth anniversary of the Closing unless, as to 500,000 shares, the VWAP of the New Orchestra Common Stock is greater than or equal to $15.00 per share over any 20 Trading Days within any 30-Trading Day period, and as to the remaining 500,000 shares, the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share over any 20-Trading Days within any 30-Trading Day period. Further, the Sponsor and HSAC2’s other initial shareholders prior to its initial public offering have agreed to subject the 4,000,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for the 4,000,000 HSAC2 Ordinary Shares issued to HSAC2’s initial shareholders prior to its initial public offering and 450,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for 450,000 HSAC2 Ordinary Shares purchased in a private placement simultaneously with HSAC2’s initial public offering, to a lock-up for up to 12 months following the Closing and, subject to the Closing, the Sponsor has agreed to forfeit 50% of its Private Warrants, comprising 750,000 Private Warrants, for no consideration. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will take all actions necessary to issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

Merger Consideration

Exchange Ratio

The consideration to be paid at the Closing by HSAC2 to Orchestra Equityholders will be payable in shares of HSAC2 Common Stock at an exchange ratio of 0.465 shares of HSAC2 Common Stock for each whole share of Orchestra Common Stock (the “Exchange Ratio”).

Earnout Payments

Orchestra stockholders will also have the opportunity to elect to participate in an earnout pursuant to which each such electing stockholder (an “Earnout Participant”) may receive a portion of additional contingent consideration of up to 8,000,000 shares of New Orchestra Common Stock in the aggregate (“Earnout Consideration”). Each Earnout Participant must agree to extend their applicable Lock-up Period described below from 6 months to 12 months pursuant to an Earnout Election Agreement and will be entitled to receive the Earnout Consideration as follows:

•        Earnout Participants will collectively be entitled to receive 4,000,000 shares of the Earnout Consideration, in the aggregate, in the event that, from the time beginning immediately after the Closing until the fifth anniversary of the Closing Date (the “Earnout Period”), over any 20 Trading Days within any 30-Trading Day period during the Earnout Period the VWAP of the New Orchestra Common Stock is greater than or equal to $15.00 per share (the “Initial Milestone Event”); and

•        Earnout Participants will collectively be entitled to receive an additional 4,000,000 shares of the Earnout Consideration, in the aggregate (“Final Earnout Shares”), in the event that, during the Earnout Period, over any 20-Trading Days within any 30-Trading Day period during the Earnout Period the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share (the “Final Milestone Event”).

Upon the first Change in Control (as defined in the Merger Agreement) to occur during the Earnout Period, if the corresponding valuation of New Orchestra Common Stock is (i) equal to or greater than $15.00 per share (taking into consideration the issuance of the Initial Earnout Shares in determining such calculation), the Initial Milestone Event will be deemed to have occurred, and (ii) if equal to or greater than $20.00 per share (taking into consideration the issuance of all Earnout Consideration in determining such calculation), the Final Milestone Event will be deemed to have occurred, in each case immediately prior to such Change in Control.

Cancellation of Certain Orchestra Securities

Each share of Orchestra capital stock, if any, that is owned by HSAC2, Merger Sub, or Orchestra, or any of their subsidiaries (as treasury stock or otherwise) will automatically be canceled and extinguished without any conversion or consideration.

Exchange of Orchestra Common Stock

At the Effective Time, each issued and outstanding share of Orchestra Common Stock (other than any such shares of Orchestra Common Stock canceled as described above and any dissenting shares) will be converted into the right to receive a number of shares of HSAC2 Common Stock equal to the Exchange Ratio.

Merger Sub Securities

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of Orchestra as the surviving corporation in the Merger.

Orchestra Stock Options

At the Effective Time, each outstanding option to purchase shares of Orchestra Common Stock will be converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under such options prior to the Effective Time, shares of New Orchestra Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share of New Orchestra Common Stock equal to the exercise price per share of Orchestra Common Stock subject to such option divided by the Exchange Ratio.

Orchestra Warrants

Contingent on and effective as of immediately prior to the Effective Time, each outstanding warrant to purchase shares of Orchestra capital stock will be treated in accordance with the terms of the relevant agreements governing such warrants and converted into New Orchestra warrants.

Post-Closing Board of Directors

Immediately following the Closing, New Orchestra’s board of directors will consist of the existing Orchestra board of directors.

Registration Statement and Shareholder Approval

Pursuant to the Merger Agreement, HSAC2 and Orchestra have agreed to prepare, and HSAC2 will file with the SEC, this proxy statement/prospectus for the purpose of soliciting proxies from holders of HSAC2 Ordinary Shares sufficient to obtain shareholder approval for the Domestication and the Merger at the Shareholder Meeting.

Representations and Warranties and Certain Covenants

The Merger Agreement contains customary representations, warranties and covenants with respect to, among other things, operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, with respect to access to information, cooperation in the preparation of this proxy statement/prospectus and to obtain all requisite approvals of each party’s respective stockholders or shareholders, as the case may be. The assertions embodied in those representations, warranties and covenants were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations and warranties in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about HSAC2, Orchestra or any other matter.

None of the representations, warranties, or covenants in the Merger Agreement, or rights arising out of any breach of such representations, warranties or covenants will survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing or in the case of claims for fraud or willful breach.

Material Adverse Effect

Under the Merger Agreement, (i) certain representations and warranties of HSAC2 and Orchestra are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred, (ii) the obligation of each of HSAC2 and Merger Sub to consummate the Business Combination is conditioned on no Material Adverse Effect having occurred from the date of the Merger Agreement with respect to Orchestra and its subsidiaries that is continuing and (iii) the obligation of Orchestra to consummate the Business Combination is conditioned on no Material Adverse Effect having occurred from the date of the Merger Agreement with respect to HSAC2 that is continuing.

“Material Adverse Effect” means, with respect to any HSAC2 or Orchestra, any fact, effect, event, development, change, or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effects, has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities or results of operations of such entity; provided, however, that a Material Adverse Effect will not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which HSAC2 or Orchestra and its subsidiaries, as applicable, operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by the Merger Agreement or an Additional Agreement or any action or omission (i) in the case of the Orchestra, taken by Orchestra or its subsidiaries with the written consent or at the request of HSAC2 or (ii) in the case of HSAC2, taken by HSAC2 or Merger Sub with the written consent or at the request of the Orchestra; (f) (i) any changes in applicable laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof and (ii) in the case of HSAC2, new pronouncements or interpretations by the SEC or other U.S. federal regulators arising after the date of the Merger Agreement with respect to prior accounting rules; (g) the announcement, pendency or completion of the transactions contemplated by the Merger Agreement, including losses to the extent directly resulting therefrom of employees, customers, suppliers, distributors or others having relationships with HSAC2 or Orchestra, as applicable; (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) will not apply to the extent that HSAC2 or Orchestra, as applicable, is disproportionately affected by any such exclusions relative to other participants in the industry in which such entity operates.

HSAC2 Equity Incentive Plan

Pursuant to the Merger Agreement, HSAC2 has agreed to adopt the 2022 Plan as described in the Equity Incentive Plan Proposal.

Non-Solicitation Restrictions

Each of HSAC2 and Orchestra has agreed that it will not solicit or initiate any negotiations with any party relating to an Alternative Transaction (as such term is defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of HSAC2 and Orchestra has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of HSAC2 and Orchestra, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order issued by an Authority (as defined in the Merger Agreement) that has jurisdiction over the parties to the Merger Agreement with respect to the transactions contemplated by the Merger Agreement restraining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) HSAC2 having at least $5,000,001 of net tangible assets upon consummation of the Merger, (iii) adoption and approval of the Merger Agreement by the requisite Orchestra stockholders and approval of the conversion of Series A Preferred Stock of Orchestra to Orchestra Common Stock in connection with the Merger by the requisite Orchestra stockholders, (iv) approval by the requisite HSAC2 shareholders of the Proposals, (v) the conditional approval for listing by Nasdaq of the shares to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continuing listing requirements and HSAC2 not having received any notice of non-compliance with such requirements, and (vi) the Form S-4 becoming effective in accordance with the provisions of the Securities Act.

Solely with respect to HSAC2 and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) Orchestra’s having duly performed or complied with, in all material respects, all of its obligations under the Merger Agreement, (ii) the representations and warranties of Orchestra, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects (disregarding all qualifications in the Merger Agreement relating to materiality or Material Adverse Effect) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Orchestra and its subsidiaries, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects other than certain de minimis inaccuracies, (iv) no Material Adverse Effect having occurred that is continuing, (v) Orchestra’s and its securityholders’ execution of and delivery to HSAC2 of each Additional Agreement (as defined in the Merger Agreement) to which they each are a party, (vi) Orchestra’s delivery of certain certificates to HSAC2, (vii) Orchestra’s delivery of its interim financial statements to HSAC2 as promptly as possible following the end of each quarterly period, and in any event no later than 45 days following the end of each quarterly period, (viii) each Orchestra warrant having been amended in accordance with its terms to permit the conversion thereof into a New Orchestra warrant and any Orchestra warrant not so amended being canceled by Orchestra, (ix) the conversion of all shares of Orchestra preferred stock into Orchestra Common Stock (the “Preferred Conversion”), and (x) the completion of the transactions contemplated by Medtronic in the Medtronic Forward Purchase Agreement.

Solely with respect to Orchestra, the consummation of the Merger is conditioned upon, among other things, (i) HSAC2 and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of HSAC2 and Merger Sub, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects (disregarding all qualifications relating to materiality or Material Adverse Effect) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect on HSAC2 or Merger Sub, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities or results of operations HSAC2, (v) the occurrence of the Domestication, (vi) the delivery by HSAC2 of certain certificates to Orchestra, (vii) the size and composition of the post-Closing board of directors of New Orchestra having been appointed as set forth in the Merger Agreement, (viii) HSAC2, Sponsor and other shareholders of HSAC2 shall have executed and delivered to Orchestra each Additional Agreement to which they each are a party, (ix) the Parent Closing Cash being at least equal to $60 million, inclusive of the Sponsor Commitment, and (x) completion of the transactions contemplated by the Sponsor Commitment.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows: (i) by either HSAC2 or Orchestra if: (A) the Merger and related transactions are not consummated on or before February 6, 2023 (the “Outside Closing Date”), and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party (such right may be exercised by HSAC2 or Orchestra, as the case may be, giving written notice to the other at any time after the Outside Closing Date); (ii) by either HSAC2 or Orchestra if any Authority (as defined in the Merger Agreement) has issued any final decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent or enacted any law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, provided that the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Authority; (iii) by mutual written consent of HSAC2 and Orchestra duly authorized by each of their respective boards of directors; and (iv) by either HSAC2 or Orchestra, if the other party has breached any of its covenants or representations and warranties such that Closing conditions would not be satisfied by the earlier of (A) the Outside Closing Date and (B) 30 days following receipt by the breaching party of a written notice of the breach.

Fees and Expenses

Except as otherwise expressly set forth in the Merger Agreement, the costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby will be paid by New Orchestra and Orchestra as the surviving corporation upon the Closing. If the Closing does not take place, each party to the Merger Agreement will be responsible for its own expenses.

Certain Related Agreements

HSAC2 Shareholder Support Agreement and Forfeiture

On July 4, 2022, contemporaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into the Parent Support Agreement with the Sponsor and certain other HSAC2 shareholders pursuant to which the Sponsor and such HSAC2 shareholders have agreed (a) to appear at any general meetings called to approve the Merger or any proposal to extend the period of time HSAC2 is afforded under its organizational documents and its prospectus to consummate an initial business combination, (b) not to redeem their shares or any other equity securities of HSAC2 now or in future acquired or beneficially owned, (c) to vote such shares and equity securities (i) in favor of the Domestication, the Merger and related transactions, (ii) in favor of any proposal to extend the period of time HSAC2 is afforded under its organizational documents and its prospectus to consummate an initial business combination, (iii) against any change in the business, management or board of HSAC2 contrary to the Merger Agreement and against any other proposal reasonably expected to breach, prevent or impede the Merger, and (d) to waive anti-dilution and similar rights with respect to such shares, whether under the HSAC2 amended and restated memorandum and articles of association, applicable law, or a contract regarding the Merger and related transactions with HSAC2. In addition, the Sponsor has agreed that 25% or 1,000,000 shares of its New Orchestra Common Stock received in the Domestication will be forfeited to New Orchestra on the first business day following the Earnout Period unless, as to 500,000 shares, the Initial Milestone Event occurs, and as to the remaining 500,000 shares, the Final Milestone Event occurs. Further, subject to the Closing, the Sponsor has agreed to forfeit 50% of its Private Warrants, comprising 750,000 Private Warrants for no consideration. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will take all actions necessary to issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

Orchestra Stockholder Support Agreement

On July 4, 2022, contemporaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into the Orchestra Support Agreement with certain Orchestra stockholders, including Medtronic, pursuant to which such stockholders have agreed (a) to appear at any stockholder meetings called to approve the Merger, (b) to vote such shares and equity securities (i) in favor of the Merger and related transactions, (ii) against any change in the business, management or board of Orchestra contrary to the Merger Agreement and against any other proposal reasonably expected to breach, prevent or impede the Merger.

Amended and Restated Registration Rights and Lock-Up Agreement

At the Closing, HSAC2 will enter into the Amended and Restated Registration Rights Agreement with the RTW Funds, certain existing shareholders of HSAC2 and certain existing stockholders of Orchestra with respect to the resale of shares of New Orchestra held or acquired by such stockholders before or pursuant to the Merger, and including any shares issuable on conversion of preferred stock, Earnout Consideration and shares acquired under the Forward Purchase Agreements and the Backstop Agreements. The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement that HSAC2 entered into as of August 3, 2020 in connection with its initial public offering. Subject to the Lock-Up described below, New Orchestra will file a registration statement to register the public resale of the shares as soon as reasonably practicable, but in any event within 45 calendar days following the Closing. In addition, subject to certain requirements and customary conditions, including with regard to the number of requests that may be made and when, such stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed, in the aggregate, $25 million. In addition, the stockholders signing the Amended and Restated Registration Rights Agreement will have certain “piggy-back” registration rights that require New Orchestra to include such securities in registration statements that New Orchestra otherwise files, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement does not contain liquidated damages provisions or other cash settlement provisions resulting from delays in registering the New Orchestra’s securities. New Orchestra will bear the expenses incurred in connection with the filing of any such registration statements. The Amended and Restated Registration Rights Agreement contains customary indemnification provisions.

The Amended and Restated Registration Rights Agreement requires the signatories thereto to agree, subject to certain customary exceptions, not to (i) sell, assign, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-up Shares (as defined below), (ii) establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Lock-up Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares, or (iv) publicly announce an intention to effect any of the foregoing during the Lock-up Period (as defined below). The term “Lock-up Shares” means any shares of New Orchestra Common Stock or any security convertible into or exercisable or exchanged for New Orchestra Common Stock beneficially owned or owned of record by such Holder, and the term “Lock-Up Period” means the period from the Closing until the earlier of: (1)(a)12 months after the Closing with respect to the (i) 4,000,000 shares of New Orchestra Common Stock to be issued in the Domestication in exchange for 4,000,000 of HSAC2 Ordinary Shares that were issued to HSAC2’s initial shareholders prior to its initial public offering, (ii) 450,000 shares of New Orchestra Common Stock to be issued in the Domestication in exchange for 450,000 of HSAC2 Ordinary Shares that were issued in a private placement simultaneously with HSAC2’s initial public offering and (iii) any shares of New Orchestra Common Stock or any security convertible into or exchangeable for New Orchestra Common Stock beneficially owned or owned of record by RTW Investments, LP and its affiliates as of the date of the Closing, and (b) six (6) months after the Closing with respect to all other Holders and New Orchestra Common Stock and (2) the date on which New Orchestra completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Orchestra stockholders having the right to exchange their shares of New Orchestra Common Stock for cash, securities or other property.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of the outstanding HSAC2 Ordinary Shares are redeemed in connection with the Business Combination and (ii) assuming that the maximum number of HSAC2’s outstanding Ordinary Shares are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

Minimum Redemption

Sources of Funds (in millions)		Uses (in millions)
Cash held in Trust Account(1)	$67.8	Common stock of combined company issued to Orchestra stockholders(3)	$201.9
Backstop Agreement(2)	2.4	Transaction and other costs(4)	12.4
Common stock of combined company issued to Orchestra stockholders(3)	201.9	Cash to combined company Balance Sheet	57.8
Total Sources	$272.1	Total Uses	$272.1

____________

(1)      As of July 22, 2022. Reflects the redemption payment totaling approximately $92.6 million as a result of the redemption of 9,237,883 HSAC2 Public Shares in connection with the Extension Proposal, inclusive of approximately $0.2 million of available interest at July 22, 2022. Includes 2,000,000 Public Shares acquired by the RTW Funds and Medtronic pursuant to the Forward Purchase Agreements.

(2)      Assumes approximately 237,883 HSAC2 Ordinary Shares are purchased by the RTW Funds pursuant to the Backstop Agreement and the amount of cash remaining in HSAC2’s working capital account is $0.

(3)      Shares issued to Orchestra stockholders are at a deemed value of $10.00 per share. Assumes 20,187,180 shares of New Orchestra Common Stock issued. See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for more details.

(4)      Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Maximum Redemption

Sources of Funds (in millions)		Uses (in millions)
Cash held in Trust Account(1)	$20.3	Common stock of combined company issued to Orchestra stockholders(3)	$201.9
Backstop Agreement(2)	49.7	Transaction and other costs(4)	12.4
Common stock of combined company issued to Orchestra stockholders(3)	201.9	Cash to combined company Balance Sheet	57.6
Total Sources	$271.9	Total Uses	$271.9

____________

(1)      As of July 22, 2022, assumes that 4,732,117 Public Shares are redeemed for aggregate redemption payments of approximately $47.4 million, assuming a $10.02 per share redemption price and based on funds in the Trust Account as of July 22, 2022. The cash remaining in the Trust Account at Closing is assumed to be from 2,000,000 Public Shares acquired by the RTW Funds and Medtronic pursuant to the Forward Purchase Agreements. The Merger Agreement includes a condition to the Closing that Parent Closing Cash (as defined in the Merger Agreement) being at least equal to $60 million (which calculation excludes amounts received pursuant to the Medtronic Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares).

(2)      Assumes approximately 4,970,000 HSAC2 Ordinary Shares are purchased by the RTW Funds pursuant to the Backstop Agreement and the amount of cash remaining in HSAC2’s working capital account is $0.

(3)      Shares issued to Orchestra stockholders are at a deemed value of $10.00 per share. Assumes 20,187,180 shares of New Orchestra Common Stock issued. See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for more details.

(4)      Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Expected Accounting Treatment

The Merger is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, HSAC2, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes, and Orchestra will be treated as the accounting acquirer. This determination was primarily based on the expectations that, immediately following the Business Combination, Orchestra’s stockholders will have a majority of the voting power of New Orchestra, Orchestra’s board of directors will become the board of directors of New Orchestra, and Orchestra’s senior management will comprise all of the senior management of New Orchestra. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Orchestra is issuing stock for the net assets of HSAC2. The net assets of HSAC2 will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Orchestra.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Cayman Islands Registrar of Companies and Secretary of State of the State of Delaware necessary to effectuate the Domestication and the Business Combination and (ii) filings required with the SEC pursuant to the reporting requirements applicable to HSAC2, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to HSAC2 shareholders.

Dissenters’ Rights or Appraisal Rights

There are no appraisal rights available to holders of HSAC2 Ordinary Shares or the Private Warrants in connection with the Domestication Proposal under the DGCL.

As a matter of Cayman Islands law, dissenters’ rights only apply to statutory mergers where the Cayman Islands company is a constituent party thereto.

Redemption Rights

Pursuant to the Existing Charter, holders of Public Shares may elect to have their shares converted into an amount equal to (1) the number of Public Shares being converted by such public holder divided by the total number of Public Shares multiplied by (2) the amount then in the Trust Account (initially $10.00 per HSAC2 Ordinary Share), which includes the deferred underwriting discounts and commissions, plus a pro rata portion of any interest earned on the funds held in the Trust Account less any amounts necessary to pay our taxes.

As of             , 2022, based on funds in the Trust Account of approximately $            , this would have amounted to approximately $             per share (exclusive of             ). If a holder exercises its redemption rights, then such holder will be exchanging its HSAC2 Ordinary Shares for cash and will no longer own shares of New Orchestra. Such a holder will be entitled to receive cash for its Public Shares only if it properly requests redemption and tenders or delivers its shares (either physically or electronically, including share certificates (if any) and other redemption forms) to HSAC2’s transfer agent prior to the Shareholder Meeting. See the section titled “Extraordinary General Meeting of HSAC2 Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

You will be entitled to receive cash for any Public Shares to be redeemed only if you (i) hold Public Shares; and (ii) prior to 5:00 p.m., Eastern Time, on         , 2022, (a) submit a written request to Continental that HSAC2 redeem your Public Shares for cash and (b) tender your Public Shares to Continental, physically or electronically, through the Depository Trust Company (“DTC”).

A holder will be entitled to receive cash for its Public Shares only if it properly requests redemption and tenders its shares (either physically or electronically, including share certificates (if any) and other redemption forms), in accordance with the procedures described herein. Please see the section titled “Extraordinary General Meeting of HSAC2 Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Ownership of New Orchestra Post-Business Combination

The following table sets forth the anticipated ownership of New Orchestra upon completion of the Business Combination assuming no redemptions, 50% redemptions and maximum redemptions and the additional assumptions described below. Each of the scenarios below assumes that the amount of cash remaining in HSAC2’s working capital account is $0 immediately prior to Closing.

No Redemptions:    This scenario assumes that: (i) each of the Forward Purchases occur; (ii) none of the HSAC2 Ordinary Shares are redeemed in connection with the Business Combination; (iii) the RTW Funds purchase 237,883 HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at No Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at No Redemptions, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (iv) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (v) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vi) none of the Earnout Shares are issued.

50% Redemptions:    This scenario assumes that: (i) the Forward Purchases occur and the 2,000,000 Forward Purchase Shares are not redeemed; (ii) holders of 2,366,059 Public Shares (50% of the outstanding Public Shares, excluding the Forward Purchase Shares and 30,000 Public Shares held by officers of HSAC2) exercise their redemption rights in connection the Business Combination, resulting in 4,396,058 Public Shares remaining outstanding, (iii) the RTW Funds purchase 2,603,941 HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at 50% Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at 50% Redemptions, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (v) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (vi) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vii) none of the Earnout Shares are issued.

Maximum Redemptions:    This scenario assumes that: (i) the Forward Purchases occur and the 2,000,000 Forward Purchase Shares and the 30,000 Public Shares held by officers of HSAC2 are not redeemed; (ii) holders of 4,732,117 Public Shares exercise their redemption rights in connection with the Business Combination resulting in only 2,030,000 Public Shares remaining outstanding; (iii) the RTW Funds purchase 4,970,000 newly issued HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at Maximum Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at Maximum Redemption, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (v) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (vi) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vii) none of the Earnout Shares are issued.

	No Redemptions(1)		50% Redemptions(1)		Maximum Redemptions(1)
	Shares	Ownership(2)	Shares	Ownership(2)	Shares	Ownership(2)
HSAC2 Public Shareholders(3)	4,732,117	15.0%	2,366,059	7.5%	—	0%
Sponsor and related parties	8,027,883	25.4%	10,393,941	32.8%	12,760,000	40.3%
Medtronic	5,000,000	15.8%	5,000,000	15.8%	5,000,000	15.8%
Other Orchestra stockholders(4)	13,877,180	43.9%	13,877,180	43.9%	13,877,180	43.9%

____________

(1)      Excludes the impact of shares issuable underlying the Private Warrants outstanding following the Business Combination and the issuance of any shares after the Closing of the Business Combination under the 2022 Plan.

(2)      Based upon a 0.465 exchange ratio applied at the Closing to 2,863,261 shares of Orchestra Common Stock outstanding as of August 1, 2022 and 40,549,925 shares of Orchestra Common Stock to be issued in the Preferred Conversion.

(3)      Excludes any Public Shares held by Medtronic, the RTW Funds, the Sponsor and HSAC2 directors and officers.

(4)      Excludes Medtronic and the RTW Funds.

See the section titled “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” for further information.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the HSAC2 Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that our Sponsor, Initial Shareholders, officers and directors and their affiliates have interests in and benefits arising from the completion of the Business Combination that may be different from or in addition to (and which may conflict with) the interests of our Public Shareholders, which may result in a conflict of interest. These interests and benefits include, among other things:

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, we will be required to liquidate. However, each of our Initial Shareholders, which include our Sponsor, which is affiliated with our officers, and certain of our directors, has agreed to waive their right to have us redeem any of their shares, or to sell their shares to us in any tender offer, in connection with the Business Combination, or to receive distributions with respect to their Insider Shares upon our liquidation if we are unable to consummate the Business Combination or an alternative business combination. Accordingly, the Insider Shares and any Public Shares held by our officers and directors will be worthless if we do not consummate the Business Combination or an alternative initial business combination. Their Insider Shares, which were purchased prior to the closing of the HSAC2 IPO were purchased for $28,750, their Private Shares were purchased concurrently with the IPO for $4,500,000 and their Public Shares were purchased after the IPO for $300,000. Based on the closing price of the HSAC2 Ordinary Shares of $             on Nasdaq as of             , 2022, these shares had an aggregate market value of approximately $            .

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, we will be required to liquidate and the Private Warrants purchased by our Sponsor at a price of $1,500,000 will expire worthless. Based on the closing price of the HSAC2 Ordinary Shares of $         on Nasdaq as of             , 2022, the Private Warrants had an aggregate market value of approximately $            .

•        Our Initial Shareholders paid an aggregate of $28,750 or approximately $0.007 per share for their Insider Shares, which shares, if unrestricted and freely-tradable, would be valued at approximately $           based on the closing price of the HSAC2 Ordinary Shares of $         on Nasdaq as of             , 2022; accordingly, our Initial Shareholders can earn a positive rate of return on their Insider Shares even if New Orchestra’s Public Shareholders experience a negative return following the consummation of the Business Combination.

•        The RTW Funds, entities affiliated with our Chief Executive Officer, have purchased 1 million HSAC2 Ordinary Shares pursuant to the RTW Forward Purchase Agreement and have agreed to purchase up to an additional $50 million of HSAC2 Ordinary Shares pursuant to the Backstop Agreement.

•        We pay $10,000 per month to our Sponsor for office space and related services, but only out of funds not held in the Trust Account. We may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will be due and payable no later than the date of the consummation of the Business Combination, or an alternative initial business combination. So, the Sponsor may forfeit repayment if we do not consummate the Business Combination or an alternative initial business combination.

•        Our Initial Shareholders and management team are entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations (with no cap or ceiling on such reimbursement), but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination, or an alternative initial business combination, is consummated. As of             , 2022, the date of this proxy statement/prospectus, there were no unreimbursed out-of-pocket expenses.

•        In order to meet our working capital needs, our Initial Shareholders, officers and directors may, but are not obligated to, loan us funds (the “Working Capital Loans”). The loans would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of our business combination into additional Private Warrants at a price of $1.00 per warrant. If we require additional working capital and the Sponsor extends Working Capital Loans to us, such loans will not be repaid if we do not consummate the Business Combination, or an alternative initial business combination by the Extension Date. As of             , 2022, the date of this proxy statement/prospectus, there were no amounts outstanding under any Working Capital Loans.

•        Our Initial Shareholders and the RTW Funds have agreed that, subject to certain limited exceptions, any shares of New Orchestra Common Stock or any security convertible into or exercisable or exchanged for New Orchestra Common Stock beneficially owned or owned of record by such holders will not be transferred, assigned, sold or assigned until the earlier of 12 months after the Closing and the date on which New Orchestra completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Orchestra stockholders having the right to exchange their shares of New Orchestra Common Stock for cash, securities or other property.

•        Our current directors and officers have the right to be indemnified by contract and our Existing Charter against liabilities asserted against them in their capacities as our directors and officers and certain other capacities undertaken at our request. New Orchestra will continue such indemnification and maintain directors’ and officers’ liability insurance to provide such indemnification. If we do not complete the Business Combination, or an alternative initial business combination by the Extension Date, it will trigger our automatic winding up, liquidation and dissolution and such indemnification rights will become worthless.

•        The exercise of HSAC2’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

The HSAC2 Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Shareholders that they approve the Business Combination.

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 140 for additional information.

Date, Time and Place of Shareholder Meeting

The Shareholder Meeting will be held on         , 2022, at         , Eastern time, at the offices of          at         , and virtually via live webcast at https://      . Although the Shareholder Meeting will also be held virtually over the Internet, for the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of HSAC2, the physical location of the Shareholder Meeting will be at the location specified above. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Shareholder Meeting virtually. HSAC2 recommends that you log in at least 15 minutes before the Shareholder Meeting to ensure you are logged in when the Shareholder Meeting starts. Shareholders are strongly urged to attend the Shareholder Meeting online instead of attending physically.

Proposals

At the Shareholder Meeting, HSAC2 shareholders will be asked to consider and vote upon the following Proposals:

Proposal 1:    The Business Combination Proposal — To consider and vote upon an ordinary resolution to approve the Business Combination (see the section titled “Proposal 1 — The Business Combination Proposal” for more information)

Proposal 2:    The Domestication Proposal — To consider and vote upon a special resolution to approve the Domestication (see the section titled “Proposal 2 — The Domestication Proposal” for more information).

Proposal 3:    The Charter Approval Proposal — To consider and vote upon a special resolution to approve and adopt the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, effective upon the consummation of the Domestication (see the section titled “Proposal 3 — The Charter Approval Proposal” for more information).

Proposal 4:    The Bylaws Approval Proposal — To consider and vote upon a special resolution to approve and adopt the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C, effective upon the consummation of the Domestication (see the section titled “Proposal 4 — The Bylaws Approval Proposal” for more information)..

Proposal 5:    The Advisory Governance Proposals — To consider and vote upon an ordinary resolution, on a non-binding advisory basis, to approve and adopt certain differences between HSAC2’s current amended and restated memorandum and articles of association and the Proposed Bylaws, which are being presented as separate sub-proposals:

•        Advisory Governance Proposal A — to increase the total number of authorized shares of all classes of capital stock to              shares, consisting of              authorized shares of common stock and              authorized shares of preferred stock;

•        Advisory Governance Proposal B — to provide that the alteration, amendment or repeal of certain provisions of the Proposed Charter will require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

•        Advisory Governance Proposal C — to provide that the alteration, amendment or repeal of the Proposed Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

•        Advisory Governance Proposal D — to provide that stockholders will not be permitted to act by written consent in lieu of holding a meeting of stockholders; and

•        Advisory Governance Proposal E — to provide for certain additional changes, including, among other things, (i) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation in each case unless New Orchestra expressly consents in writing to the selection of an alternative forum and (ii) removing certain provisions related to HSAC2’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the HSAC2 Board believes are necessary to adequately address the needs of New Orchestra after the Business Combination; and

•        Advisory Governance Proposal F — to change the post-Business Combination corporate name from “Health Sciences Acquisitions Corporation 2” to “Orchestra BioMed Holdings, Inc.”

(see the section titled “Proposal 5 — The Advisory Governance Proposals” for more information).

Proposal 6:    The Nasdaq Proposal — To consider and vote upon an ordinary resolution to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance by HSAC2 of shares of HSAC2 Common Stock to equity holders of Orchestra (see the section titled “Proposal 6 — The Nasdaq Proposal” for more information).

Proposal 7:    The Director Election Proposal — To consider and vote upon an ordinary resolution to elect Eric A. Rose, M.D., Jason Aryeh, Pamela Y. Connealy, Geoffrey W. Smith, David P. Hochman, Darren R. Sherman and Eric S. Fain, M.D. to serve staggered terms on New Orchestra’s board of directors until the 2023, 2024 and 2025 annual meetings of stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal (see the section titled “Proposal 7 — The Director Election Proposal” for more information);

Proposal 8:    The Equity Incentive Plan Proposal — To consider and vote upon an ordinary resolution to approve the 2022 Plan to be effective after the closing of the Business Combination (see the section titled “Proposal 8 — The Equity Incentive Plan Proposal” for more information); and

Proposal 9:    The Adjournment Proposal — To consider and vote upon an ordinary resolution to approve the adjournment of the Shareholder Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event HSAC2 does not receive the requisite stockholder vote to approve the Proposals (see the section titled “Proposal 9 — The Adjournment Proposal” for more information).

HSAC2’s Reasons for the Business Combination.

After careful consideration, HSAC2’s Board recommends that HSAC2 shareholders vote “FOR” each Proposal being submitted to a vote of the HSAC2 shareholders. For a description of HSAC2’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “Proposal 1 — The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination.”

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares online if it revokes its proxy before the Shareholder Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of HSAC2 Shareholders — Revoking Your Proxy.”

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, HSAC2 and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by Orchestra. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that HSAC2 shareholders vote:

•        FOR the Business Combination Proposal (Proposal 1);

•        FOR the Domestication Proposal (Proposal 2);

•        FOR the Charter Approval Proposal (Proposal 3);

•        FOR the Bylaws Approval Proposal (Proposal 4);

•        FOR the Advisory Governance Proposals (Proposal 5);

•        FOR the Nasdaq Proposal (Proposal 6);

•        FOR the Director Election Proposal (Proposal 7);

•        FOR the Equity Incentive Plan Proposal (Proposal 8); and

•        FOR the Adjournment Proposal (Proposal 9).

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Shareholder Meeting you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 46 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of HSAC2 and Orchestra to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of New Orchestra following consummation of the Business Combination. Such risks include, but are not limited to:

Risks Related to Orchestra’s Business and Products

•        Orchestra has a history of net losses, and expects to continue to incur losses for the foreseeable future. If Orchestra ever achieves profitability, it may not be sustainable.

•        If Orchestra does not achieve its projected development and commercialization goals, its business may be harmed.

•        The clinical study process required to obtain regulatory approvals or certifications carries substantial risks and is lengthy and expensive with uncertain outcomes. If Orchestra’s clinical studies are unsuccessful or significantly delayed, or if Orchestra does not complete its clinical studies, its business may be harmed.

•        Even if Orchestra obtains all necessary FDA approvals, Orchestra’s product candidates may not achieve or maintain market acceptance.

•        Orchestra may be unable to compete successfully with larger companies in its highly competitive industry.

•        Orchestra’s operating results may fluctuate significantly, which makes future operating results difficult to predict and could cause Orchestra’s operating results to fall below expectations or any guidance Orchestra may provide.

•        Orchestra’s loan and security agreement contain operating covenants and restrictions that may restrict its business and financing activities.

•        The sizes of Orchestra’s markets for product candidates have not been established with precision and may be smaller than estimated.

•        The COVID-19 pandemic, including any strains or variants of the virus, could adversely impact Orchestra’s business, including Orchestra’s clinical studies and financial condition.

•        Orchestra’s product candidates may be associated with serious adverse events, undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval or certification, limit their commercial potential or result in significant negative consequences.

•        If Orchestra does not manage growth or control costs related to growth, its results of operations will suffer.

•        Orchestra’s information technology systems, or those of any of its CROs, manufacturers, other contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of Orchestra’s proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to Orchestra’s brand and material disruption of Orchestra’s operations.

Risks Related to Orchestra’s Reliance on Third Parties

•        Orchestra is, and expects to continue to be, highly dependent on partners to drive the successful marketing and sale of its initial product candidates. There is no assurance that Orchestra will be able to form and properly manage partnerships. There is no assurance partnerships will be successful.

•        Orchestra expects to be highly dependent on partners and third-party vendors to manufacture and provide important materials and components for its products and product candidates. There is no assurance that Orchestra will be able properly manage its supply chain. Further, Orchestra currently do not have redundancy built into its supply chain.

•        The failure of Orchestra’s manufacturing partners and component suppliers to meet regulatory quality standards applicable to their manufacturing processes could have an adverse effect on Orchestra’s business, financial condition and results of operations.

•        Orchestra has limited pharmaceutical manufacturing experience and its CMOs may experience development or manufacturing problems or delays in producing Orchestra’s products and planned or future products that could limit the potential growth of Orchestra’s revenue or increase Orchestra’s losses.

Risks Related to Government Regulation and Orchestra’s Industry

•        Regulatory compliance is expensive, complex and uncertain, and approvals or certifications can often be denied or significantly delayed. Orchestra may not obtain the necessary approvals or certifications and failure to obtain timely regulatory approval or certification, if at all, would adversely affect Orchestra’s business.

•        Even if Orchestra obtains regulatory approval or certification for a product candidate, Orchestra’s products will remain subject to regulatory scrutiny and post-marketing requirements. Failure to comply with post-marketing regulatory requirements could subject Orchestra to enforcement actions, including substantial penalties, and might require a product to be recalled or withdrawn from the market.

•        Orchestra’s medical device products, if approved or certified, may cause or contribute to adverse medical events or be subject to failures or malfunctions that Orchestra is required to report to the FDA or similar foreign regulatory authorities, and if Orchestra fails to do so, it would be subject to sanctions that could harm its reputation, business, financial condition and results of operations. The discovery of serious safety issues with Orchestra’s products, or a recall of Orchestra’s products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact.

•        Virtue SAB is a drug/device combination, which may result in additional regulatory and other risks.

•        If the FDA does not conclude that SirolimusEFR as a standalone product candidate satisfies the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for SirolimusEFR under Section 505(b)(2) are not as Orchestra expects, the approval pathway for SirolimusEFR may likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.

•        Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for Orchestra’s products, the prices that customers are willing to pay for those products and the number of procedures performed using Orchestra’s devices, which could have an adverse effect on Orchestra’s business.

Risks Related to Orchestra’s Intellectual Property

•        Orchestra may not effectively be able to protect or enforce its intellectual property, which could have a material adverse effect on Orchestra’s business, financial condition, results of operations and prospects.

•        If Orchestra cannot protect and control unpatented trade secrets, know-how and other proprietary technology, it may suffer competitive harm.

•        Patent terms may be inadequate to protect Orchestra’s competitive position on its product candidates for an adequate amount of time.

Risks Related to HSAC2 and the Business Combination

•        HSAC2’s Sponsor, Initial Shareholders, officers and directors and their affiliates have interests in the Business Combination which may conflict with the interests of shareholders.

•        HSAC2’s Public Shareholders may experience dilution as a consequence of the issuance of shares as consideration in the Business Combination. Having a minority share position may reduce the influence that current shareholders have on the management of New Orchestra.

•        If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of New Orchestra securities may decline.

SELECTED HISTORICAL FINANCIAL DATA OF ORCHESTRA

The selected historical consolidated statements of operations data of Orchestra for the years ended December 31, 2021 and 2020 and the historical consolidated balance sheet data as of December 31, 2021 and 2020 are derived from Orchestra’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations data of Orchestra for the three months ended March 31, 2022 and 2021 and the consolidated balance sheet data as of March 31, 2022 are derived from Orchestra’s unaudited condensed consolidated interim financial statements included elsewhere in this proxy statement/prospectus.

In Orchestra management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly Orchestra’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022 and 2021. Orchestra’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Orchestra’s financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus, the information in the section entitled “Orchestra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained elsewhere in this proxy statement/prospectus.

Orchestra is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

Summary Financial Data:

	As of March 31,	As of December 31,
	2022	2021	2020
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$29,331	$9,938	$20,343
Total assets	$35,398	$13,527	$38,092
Total liabilities	$35,320	$33,307	$35,182
Total redeemable preferred stock	$76,714	$51,452	$51,452
Total stockholders’ deficit	$(76,636)	$(71,232)	$(48,542)
	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue
Partnership revenue	$716	$1,187	$(1,475)	$5,169
Product revenue	$150	$129	$693	$534
Expenses
Cost of product revenues	$42	$35	$199	$145
Research and development	$3,474	$3,063	$12,890	$13,477
Selling, general and administrative	$2,478	$2,139	$7,928	$10,833
Operating loss	$(5,128)	$(3,921)	$(21,799)	$(18,752)
Net loss	$(5,729)	$(3,537)	$(23,014)	$(21,355)
Unrealized gain (loss) on marketable securities	$—	$1	$2	$(16)
Weighted average shares outstanding, basic and diluted	2,285,479	2,056,497	2,111,161	2,013,374
Basic and diluted net loss per share	$(2.51)	$(1.72)	$(10.90)	$(10.61)
Statement of Cash Flows Data:
Net cash used in operating activities	$(5,324)	$(5,586)	$(19,429)	$(26,183)
Net cash (used in) provided by investing activities	$(47)	$743	$13,017	$26,966
Net cash provided by (used in) financing activities	$24,764	$(1,000)	$(3,993)	$10,000

SUMMARY HISTORICAL FINANCIAL INFORMATION OF HSAC2

The information presented below is derived from HSAC2’s unaudited condensed consolidated interim financial statements and audited consolidated financial statements included elsewhere in this proxy statement for the three months ended March 31, 2022 and 2021 and the years ended December 31, 2021 and 2020 and the balance sheet data as of March 31, 2022 and December 31, 2021 and 2020.

HSAC2’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with HSAC2’s financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus, and other financial information contained elsewhere in this proxy statement/prospectus.

HSAC2 is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

Summary Financial Data:

	As of March 31,	As of December 31,
	2022	2021	2020
Balance Sheet Data:
Cash and cash equivalents	$1,418,880	$1,754,460	$2,026,822
Total assets	$161,526,884	$161,823,574	$162,155,744
Total liabilities	$5,906,538	$5,765,539	$5,718,956
Total ordinary shares subject to possible redemption	$160,000,000	$160,000,000	$160,000,000
Total stockholders’ deficit	$(4,379,654)	$(3,941,965)	$(3,563,312)
	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	For the Period from May 25, 2020 (Inception) through December 31, 2020
Statement of Operations Data:
Operating expenses
General and administrative expenses	$421,954	$81,948	$274,756	$129,986
Administrative fee – related party	30,000	30,000	120,000	50,000
Loss from operations	(451,954)	(111,948)	(394,756)	(179,986)
Interest income from investments held in Trust Account	14,265	3,946	16,003	6,444
Net loss	$(437,689)	$(108,002)	$(378,753)	$(173,542)

Weighted average shares outstanding of ordinary shares, basic and diluted	20,450,000	20,450,000	20,450,00	15,791,091

Basic and diluted net loss per ordinary share	(0.02)	(0.01)	(0.02)	(0.01)

Statement of Cash Flows Data:
Net cash used in operating activities	$(335,580)	$(76,374)	$(272,362)	$(258,508)
Net cash provided by (used in) investing activities	$—	$—	$—	$(160,000,000)
Net cash provided by (used in) financing activities	$—	$—	$—	$162,285,330

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed consolidated combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, HSAC2 will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Orchestra issuing shares for the net assets of HSAC2, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Orchestra. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Business Combination. The summary unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2022 combines the unaudited historical condensed consolidated balance sheet of Orchestra as of March 31, 2022 with the unaudited historical condensed balance sheet of HSAC2 as of March 31, 2022, giving effect to the Business Combination as if it had been consummated on March 31, 2022. The summary unaudited pro forma condensed consolidated combined statement of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 combine the historical statement of operations of Orchestra and HSAC2 for the respective periods on a pro forma basis giving effect to the Business Combination as if it had been consummated on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed consolidated combined financial information included in the section titled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed consolidated combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of HSAC2, historical consolidated financial statements and related notes of Orchestra for the applicable periods and the sections titled “Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations of HSAC2” and “Orchestra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what HSAC2’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of HSAC2 following the reverse recapitalization.

The unaudited pro forma condensed consolidated combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of HSAC2 Ordinary Shares:

•        Assuming Minimum Redemptions:    This scenario assumes that the only shares redeemed by Public Shareholders are those that have already been redeemed on or prior to July 26, 2022.

•        Assuming Maximum Redemptions:    This scenario assumes that 4,732,117 HSAC2 Ordinary Shares subject to redemption are redeemed for an aggregate payment of approximately $47.4 million (based on an estimated per share redemption price of approximately $10.02 that was calculated using the $67.8 million of cash in the Trust Account divided by 6,762,117 HSAC2 Ordinary Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Merger Agreement). This amount excludes 2,000,000 HSAC2 Ordinary Shares acquired by the RTW Funds and Medtronic pursuant to the Forward Purchase Agreements and 30,000 HSAC2 Ordinary Shares held by officers of HSAC2. The Merger Agreement includes a condition to the Closing that Parent Closing Cash (as defined in the Merger Agreement) being at least equal to $60 million (which calculation excludes amounts received pursuant to the Medtronic Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Forward Purchase Shares).

	Pro Forma Combined
	Assuming Minimum Redemptions	Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations Data
For the Three Months Ended March 31, 2022
Net loss	$(6,319)	$(6,319)
Basic and diluted net loss per share	$(0.21)	$(0.21)
Weighted average shares outstanding	30,637,180	30,637,180

Summary Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations Data
For the Year Ended December 31, 2021
Net loss	$(25,582)	$(25,582)
Basic and diluted net loss per share	$(0.83)	$(0.83)
Weighted average shares outstanding	30,637,180	30,637,180

Summary Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet Data
As of March 31, 2022
Total assets	$176,114	$176,005
Total liabilities	$39,867	$39,867
Total stockholders’ equity	$136,247	$136,138

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Orchestra and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your HSAC2 Ordinary Shares at the Shareholder Meeting. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flow, financial condition and results of operations of New Orchestra following the Business Combination. HSAC2 and Orchestra may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Orchestra and notes to the financial statements included herein.

Risks Related to Orchestra’s Business and New Orchestra Following the Business Combination

Throughout this subsection, references to “we,” “us” and “our” are intended to refer to Orchestra before the Closing and New Orchestra following the Closing, unless the context clearly indicates otherwise.

Risks Related to Our Business and Products

We have a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we ever achieve profitability, we may not be able to sustain it

We have incurred losses since our inception and expect to continue to incur losses for the foreseeable future. We have reported net losses of $5.7 million for the three months ended March 31, 2022 and $23.0 million and $21.4 million for the years ended December 31, 2021 and 2020, respectively. As a result of these losses, as of March 31, 2022, we had an accumulated deficit of approximately $171.9 million. We expect to continue to incur net losses for the foreseeable future.

We will continue to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval or certification and successfully commercialize some of our product candidates. To date, we have generated only limited revenue from our products, and we expect to incur significant expenses to complete our clinical program for our product candidates in the United States and elsewhere. We may never be able to obtain regulatory approval or certification for the marketing of our product candidates in the United States or internationally. Even if we are able to commercialize some of our products or product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We expect to continue to incur significant sales and marketing, research and development, regulatory and other expenses as we expand our marketing efforts to increase adoption of our products, expand existing relationships with our customers, obtain regulatory approvals or certifications for our product candidates, conduct clinical studies on our existing and planned product candidates and develop new product candidates or add new features to our existing products. In addition, we expect our selling, general and administrative expenses to increase following the Business Combination due to the additional costs associated with being a public company. The net losses that we incur may fluctuate significantly from period to period. As a result of these increased expenditures, we will need to generate significant additional revenue in order to offset our operating expenses and achieve and sustain profitability. Accordingly, we may not achieve or maintain profitability, and we may continue to incur significant losses in the future. Even if we achieve profitability, we cannot be sure that we will remain profitable for any substantial period of time. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition, results of operations and prospects and may cause the market price of our common stock to decline.

We currently have a limited operating history and limited sources of revenue and may never become profitable

We commenced substantive operations in 2018. Our wholly-owned subsidiary Caliber Therapeutics, LLC (“Caliber”) commenced operations in 2008, our wholly-owned subsidiary BackBeat Medical, LLC (“BackBeat”) commenced operations in 2010 and our wholly-owned subsidiary FreeHold Surgical, LLC (“FreeHold”) commenced operations in 2010. Our limited operating history makes it difficult to evaluate our current business and predict our future results, prospects or viability. To date, we have not generated significant revenue. Our ability to generate substantial revenue and ultimately become profitable depends primarily upon our ability, alone or with our partners, to successfully obtain regulatory approval and certification for and successfully commercialize our product candidates. Our ability to generate future revenue from our products or any existing or future product candidates also depends on a number of additional factors, including our or our partners’ ability to:

•        successfully complete clinical development of our product candidates, including necessary clinical studies;

•        successfully develop the manufacturing processes for our product candidates;

•        establish and maintain supply and manufacturing relationships with third parties that ensure adequate and legally-compliant production of our product candidates;

•        complete and submit necessary applications for regulatory approvals and certifications for our product candidates in the United States and elsewhere;

•        obtain and maintain requisite regulatory approvals and certifications for our product candidates in the United States and elsewhere;

•        comply with regulations enforced by the United States Food and Drug Administration (the “FDA”), and other comparable regulatory authorities with respect to our marketing of products and product candidates or modified products or product candidates;

•        obtain necessary FDA or foreign regulatory approvals or certifications, for our product candidates or for future product modifications or indication expansions for any of our product candidates that receives regulatory approval or certification;

•        obtain coverage and adequate reimbursement from third-party payors, including government and private payors, for our product candidates;

•        find distribution partners to help us sell, market and distribute our products globally;

•        achieve market acceptance for our products;

•        establish, maintain and protect our intellectual property rights; and

•        attract, hire and retain qualified personnel.

In addition, because of the numerous risks and uncertainties associated with drug/device and software/device combination product development, including that our product candidates may not advance through development or achieve the endpoints of applicable clinical studies, we are unable to predict the timing or amount of our expenses, or if or when we will achieve or maintain revenues or profitability. In addition, our expenses could increase beyond expectations if we decide to or are required by the FDA or foreign regulatory authorities or notified bodies to perform studies or trials for our product candidates in addition to those that we currently anticipate. If we complete the development and regulatory processes of our product candidates, we or our partners anticipate incurring significant costs associated with launching and commercializing our product candidates. Even if we generate revenues from the sale of our products (or through the sale of products by our partners), we may not be profitable and may need to obtain additional funding to continue operations. If we fail to achieve profitability or do not sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations.

If we do not achieve our projected development and commercialization goals, our business may be harmed

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development and commercialization goals, which we sometimes refer to as milestones. These milestones include the commencement or completion of scientific studies and clinical studies and the submission of regulatory applications. We base these milestones on a variety of assumptions, which are subject to numerous risks and uncertainties. Further, our collaboration agreement with Terumo Medical Corporation (“Terumo”), as further described herein, includes payments tied to the achievement of certain milestones, and we expect that future collaboration agreements may have similar provisions. There is a risk we will not achieve these milestones on a timely basis or at all. Even if we achieve these milestones, the actual timing of the achievement of these milestones can vary dramatically compared to our estimates, often for reasons beyond our control, depending on numerous factors, including:

•        our ability and/or the ability of third-party vendors and partners to manufacture our product candidates;

•        our ability to source critical components or materials for the manufacture of our product candidates;

•        the rate of progress, costs and results of our clinical studies and research and development activities;

•        our ability to identify and enroll patients who meet clinical study eligibility criteria;

•        the extent of scheduling conflicts with participating physicians and clinical institutions;

•        adverse reactions reported during clinical studies or commercialization;

•        the ability of our product candidates to meet the standards for regulatory approval or certification;

•        the receipt of marketing approvals, clearances or certifications by our competitors and by us from the FDA and other regulatory agencies or notified bodies; and

•        other actions by regulators, including actions related to a class of products.

If we do not meet these milestones for our products or if we are delayed in achieving these milestones, the development and commercialization of new product candidates, modifications of existing products or sales of existing products for new indications may be prevented or delayed, which could damage our reputation or materially adversely affect our business. Further, we may not receive milestone-based payments from partners on a timely basis or at all. In addition, partners may have the right to terminate or renegotiate agreements if certain milestones are not achieved at all or on a timely basis. Even if we achieve a milestone for a product or product candidate, market acceptance for the product or product candidate is not assured. See “— Risks Related to Our Reliance on Third Parties — We did not meet the target achievement date relating to the first milestone payment, and we may not meet other target achievement dates relating to additional milestone payments, under our manufacturing and distribution agreement with Terumo, which may have an adverse effect on our relationship with Terumo and our results of operations.”

The clinical study process required to obtain regulatory approvals or certifications carries substantial risks and is lengthy and expensive with uncertain outcomes. If our clinical studies are unsuccessful or significantly delayed, or if we do not complete our clinical studies, our business may be harmed

In order to obtain approval of a Pre-Market Approval application (a “PMA”) from the FDA for a device, such as our Virtue SAB drug/device combination product candidate, BackBeat CNT or CNT-HF which is designed to be integrated with the collaboration of device manufacturers into their existing medical devices such as pacemakers, as well as other future product candidates, or marketing approval for a new drug, such as our extended release formulation of sirolimus called SirolimusEFR as a standalone product candidate, we must conduct well-controlled clinical studies designed to assess the safety and efficacy of the product candidate. Clinical development is a long, expensive and uncertain process and is subject to delays and to the risk that products may ultimately prove unsafe or ineffective in treating the indications for which they are designed. Completion of the clinical studies required to support a marketing authorization (inclusive of any application or approval for clinical use or commercial sale in a given market) usually takes several years or more. We cannot assure you that we will successfully complete clinical testing of our products within the periods we have planned, or at all. Even if we achieve positive interim or preliminary results in clinical studies, these results do not necessarily predict final results, and positive results in early trials do not necessarily indicate success in later trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies have suffered significant setbacks in advanced clinical studies, even after receiving promising results in earlier trials. Any of our products may malfunction or may produce undesirable adverse effects that could cause us or regulatory authorities to interrupt, delay or halt clinical studies. We, the FDA, or another regulatory authority may suspend or terminate clinical studies at any time to avoid exposing trial participants to unacceptable health risks.

Additionally, the FDA or other regulatory authorities or notified bodies may disagree with our interpretation of the data from our preclinical studies and clinical studies, or may find the clinical study design, conduct or results inadequate to prove safety or efficacy, and may require us to pursue additional preclinical studies or clinical studies, which could further delay or prevent the approval or certification of our products. The data we collect from our preclinical studies and clinical studies may not be sufficient to support potential FDA or foreign approval or certification, and if we are unable to demonstrate the safety and efficacy of our product candidates in our clinical studies, we will be unable to obtain regulatory approval or certification to market our products.

We may experience numerous unforeseen events during, or because of, the clinical study process that could delay or prevent us from receiving regulatory approval or certification for new products, modification of existing products, or approval or certification of new indications for existing products including:

•        we may be unable to generate sufficient preclinical toxicology or other in vivo or in vitro data to support the initiation or continuation of clinical studies;

•        the FDA or similar foreign regulatory authorities may find the product candidates are not sufficiently safe for investigational use in humans;

•        officials at the FDA or similar foreign regulatory authorities may interpret data from preclinical testing and clinical studies in less favorable ways than we do;

•        there may be delays or failures in obtaining regulatory authorization from FDA or other regulatory authorities to commence a clinical study;

•        there may be delays in reaching agreement on acceptable terms with prospective contract research organizations(“CROs”), and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•        there may be delays in identifying, recruiting and training suitable investigators;

•        there may be delays in obtaining institutional review board (“IRB”) or ethics committee (“EC”) approvals or governmental approvals, authorizations or allowances to conduct clinical studies at prospective sites;

•        enrollment in our clinical studies may be slower than we anticipate, or we may experience high drop-out rates of subjects from our clinical studies, resulting in significant delays;

•        delays in recruiting, screening and enrolling patients and delays caused by patients withdrawing from clinical studies or failing to return for post-treatment follow-up;

•        failure by our CROs, other third parties or us to adhere to clinical study protocols, failure to perform in accordance with the FDA’s or any other regulatory authority’s good clinical practice requirements(“GCPs”), or applicable regulatory guidelines in other countries, or occurrence of adverse events in trials of comparable products conducted by other companies;

•        the occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•        we may have to amend clinical study protocols or conduct additional studies to reflect changes in regulatory requirements or guidance, which we may be required to submit to an IRB or EC and/or regulatory authorities for re-examination;

•        the cost of clinical studies may be greater than we anticipate;

•        we may have trouble in managing multiple clinical sites;

•        our clinical studies may produce negative or inconclusive results, or may not meet the level of statistical significance required by the FDA or other regulatory authorities, and we may decide, or regulators may require us, to conduct additional clinical or preclinical testing or to abandon programs;

•        the FDA or similar foreign regulatory authorities may find our or our suppliers’ manufacturing processes or facilities unsatisfactory;

•        the FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product candidate to market or receive approvals or certification to treat new indications;

•        we may be required to transfer manufacturing processes to larger-scale facilities operated by a contract manufacturing organization(“CMO”), and could be adversely affected by delays or failures by our CMOs or us to make any necessary changes to such manufacturing process; and

•        third parties may be unwilling or unable to satisfy their contractual obligations to us.

Patient enrollment in clinical studies and completion of patient follow-up depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical study, patient compliance, competing clinical studies and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new treatments that may be approved for the indications we are investigating. In addition, patients participating in our clinical studies may drop out before completion of the trial or experience adverse medical events unrelated to our product candidates. Delays in patient enrollment or failure of patients to continue to participate in a clinical study may delay commencement or completion of the clinical study, cause an increase in the costs of the clinical study and delays, or result in the failure of the clinical study. In addition, disruptions caused by the COVID-19 pandemic, including any strains or variants of the virus, may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical studies.

We could also encounter delays if a clinical study is suspended or terminated by us, by the IRBs of the institutions at which such studies are being conducted, by the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical study in accordance with regulatory requirements or our clinical protocols, inspection of the clinical study operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using the investigational product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical study. If we experience delays in the completion of, or termination of, any clinical study, the approval, certification and commercial prospects of our device will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical studies will increase our costs, slow down the approval or certification process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates.

Failures or perceived failures in our clinical studies will delay and may prevent our product candidate development and regulatory approval or certification process, damage our business prospects and negatively affect our reputation and competitive position

Failure can occur at any stage of clinical testing. Our clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and non-clinical testing in addition to those we have planned. Our failure to adequately demonstrate the safety and efficacy of our system or any product we may develop in the future would prevent receipt of regulatory approval or certification and, ultimately, the commercialization of that product or indication for use. Further, regulators may determine that our financial relationships with certain principal investigators who provide us with consulting services from time to time for which we separately compensate them resulted in a perceived or actual conflict of interest that may have affected the interpretation of a study, the integrity of the data generated at the applicable clinical study site or the utility of the clinical study itself. Even if our future products are approved in the United States, commercialization of our product candidates in foreign countries would require approval by regulatory authorities or certification by notified bodies in those countries. Approval and certification procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical studies. Any of these occurrences could have an adverse effect on our business, financial condition and results of operations.

Clinical studies must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs at the medical institutions where the clinical studies are conducted. In addition, clinical studies must be conducted with supplies of our product candidates produced under current good manufacturing practice (“cGMP”), requirements and other regulations. Furthermore, we rely on CROs and clinical study sites to ensure the proper and timely conduct of our clinical studies and while we have agreements governing their committed activities, we have limited influence over their actual performance. We depend on our collaborators and on medical institutions and CROs to conduct our clinical studies in compliance with GCP requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study to GCP standards or are delayed for a significant time in the execution of trials, including achieving full enrollment, we may be affected by increased costs, program delays or both. In addition, clinical studies that are conducted in countries outside the United States may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-U.S. CROs, as well as expose us to risks associated with clinical investigators who are unknown to the FDA, and different standards of diagnosis, screening and medical care.

Even if we obtain all necessary FDA approvals, our product candidates may not achieve or maintain market acceptance

Even if we obtain FDA approval of our product candidates, or new indications for our products, market acceptance of our products in the healthcare community, including physicians, patients and third-party payors, will depend on many factors, including:

•        our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost effectiveness of, and patient benefits from, our products;

•        the availability of alternative treatments;

•        whether our products are included on insurance company formularies or coverage plans;

•        the willingness and ability of patients and the healthcare community to adopt new technologies;

•        customer demand;

•        liability risks generally associated with the use of new product candidates;

•        the training required to use a new product candidate;

•        perceived inadequacy of evidence supporting clinical benefits or cost-effectiveness over existing alternatives;

•        the convenience and ease of use of our products relative to other treatment methods;

•        the pricing and reimbursement of our products relative to other treatment methods; and

•        the marketing and distribution support for our products.

Even if we obtain all necessary FDA approvals, our products may fail to achieve market acceptance. If our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost effective. Failure to achieve or maintain market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be unable to compete successfully with larger companies in our highly competitive industry

The medical technology and pharmaceutical industries are highly competitive and the medical device industry is characterized by rapid and significant change. Many of our current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors may have substantially larger sales and marketing operations than we or our partners have or plan to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team we would use and our international distributors in making sales.

Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and foreign regulatory approvals or certifications and marketing approved or certified products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. There can be no assurance that other companies will not succeed in developing or marketing devices and products that are more effective than our technology or products or that would render our technology or products obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to respond to competitive pressures. Competition will likely intensify.

Additionally, many companies in the healthcare industry, including healthcare provider systems, are consolidating to create new companies with greater market power, and we expect that to continue. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices including those produced by us. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease and our consolidated earnings, financial condition, or cash flows would suffer.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•        the level of demand for our products and any approved or certified products, which may vary significantly;

•        expenditures that we may incur to acquire, develop or commercialize additional products and technologies;

•        the ability to obtain, and timing and cost of obtaining regulatory approvals or certifications for planned or future products or indications;

•        the degree of competition in our industry and any change in the competitive landscape of our industry, including consolidation among our competitors or future partners;

•        coverage and reimbursement policies with respect to our products, if approved or certified, and potential future products that compete with our products;

•        the timing and success or failure of preclinical studies or clinical studies for our products or any future products we develop or competing products;

•        the timing of customer orders or medical procedures using our products and the number of available selling days in any quarterly period, which can be impacted by holidays, the mix of products sold and the geographic mix of where products are sold;

•        the timing and cost of, and level of investment in, research, development, regulatory approval or certification and commercialization activities relating to our products, which may change from time to time;

•        the cost of manufacturing our products, which may vary depending on the quantity of production and the terms of our agreements with third-party suppliers and manufacturers; and

•        future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our loan and security agreement contains operating covenants and restrictions that may restrict our business and financing activities

We are party to a loan and security agreement with affiliates of Avenue Venture Capital Fund, L.P. (“Avenue Capital”), pursuant to which the lenders are granted a security interest over all of our assets, including intellectual property. This agreement restricts our ability to, among other things:

•        incur certain additional indebtedness;

•        create liens on our assets;

•        pay or declare dividends, or repurchase our stock;

•        liquidate or dissolve;

•        enter into a “change of control” (as defined therein);

•        sell certain assets;

•        make certain investments;

•        enter into transactions with affiliates;

•        engage in any business other than our current business;

•        prepay any indebtedness;

•        make any payment on subordinated indebtedness; or

•        create or incur certain leases for personal property.

The operating covenants and restrictions in the loan and security agreement, as well as covenants and restrictions in any future financing agreements that we may enter into, may restrict our ability to finance our operations, engage in business activities or expand or fully pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, and we may not be able to meet those covenants. A breach of any of these covenants could result in a default under the loan and security agreement or any future financing agreement, which could cause all of the outstanding indebtedness under the facility to become immediately due and payable and terminate all commitments to extend further credit.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will ever generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our loan and security agreement with Avenue Capital, or any indebtedness which we may incur in the future, we would be in default under our agreement with Avenue Capital or other indebtedness we may incur in the future. Any default under our agreement with Avenue Capital, or any indebtedness that we may incur in the future, could have a material adverse effect on our business, results of operations and financial condition.

The sizes of the markets for product candidates have not been established with precision, and may be smaller than we estimate

Our estimates of the annual total addressable markets for our product candidates are based on a number of internal and third-party estimates, including, without limitation, the number of patients with specified diseases and the assumed prices at which we will be able to sell any products we develop in various markets. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. In addition, our estimates of the sizes of the peripheral artery disease (“PAD”), coronary artery disease (“CAD”) and HTN patient population may include patients who are asymptomatic or in the early stages of disease; these patients might never progress to more advanced disease stages and, accordingly, might never be likely candidates for treatment with our products. As a result, our estimates of the annual total addressable market for our current or future products may prove to be incorrect. If the actual number of patients who would benefit from our products, the price at which we will be able to sell future products, or the annual total addressable market for our products is smaller than we have estimated, it may impair future sales of any product we develop and have an adverse impact on our business.

The COVID-19 pandemic, including any strains or variants of the virus, could adversely impact our business, including our clinical studies and financial condition

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread across the globe, including to countries in which we have planned clinical study sites. The pandemic and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, facilities and production have been suspended, and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. We have experienced delays with respect to regulatory approvals or certifications for clinical studies, the initiation of clinical studies and the coordination of follow-up with respect to clinical studies. We have also experienced delays in receiving supplies and third-party testing results from vendors. Although some preventative or protective actions have been eased or lifted in varying degrees by different governments of various countries, states and municipalities, COVID-19, including new and highly contagious variants of the virus, continues to spread quickly throughout the world. Notwithstanding widespread vaccine availability within the United States and other countries, the emergence of COVID-19 variants and slowing vaccination rates in certain localities have resulted in increased infection rates and has caused, and may continue to cause, several jurisdictions to reinstitute certain COVID-19 restrictions. If COVID-19 continues to spread around the globe, including additional waves of increased COVID-19 infections and COVID-19 related restrictions imposed by various governmental authorities, we will likely experience additional disruptions that could severely impact our business and clinical studies, including:

•        delays or difficulties in enrolling patients in our clinical studies;

•        delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•        diversion of healthcare resources away from the conduct of clinical studies, including the diversion of hospitals serving as our clinical study sites and hospital staff supporting the conduct of our clinical trials;

•        interruption of key clinical study activities, such as clinical study site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical study subject visits and study procedures, the occurrence of which could affect the integrity of clinical study data;

•        risk that participants enrolled in our clinical studies will contract COVID-19 while the clinical study is ongoing, which could impact the results of the clinical study, including by increasing the number of observed adverse events;

•        limitations in employee resources that would otherwise be focused on the conduct of our clinical studies, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•        delays in receiving authorizations, allowances or approvals from local regulatory authorities to initiate our planned clinical studies;

•        delays in clinical sites receiving the supplies and materials needed to conduct our clinical studies, including interruption in global shipping that may affect the transport of clinical study materials, such as investigational materials used in our clinical studies;

•        changes in local regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical studies are conducted, which may result in unexpected costs, or the discontinuation of such clinical studies altogether;

•        interruptions or delays in preclinical studies due to restricted or limited operations at research and development laboratory facilities;

•        delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•        refusal of the FDA to accept data from clinical studies in affected geographies.

The global COVID-19 pandemic continues to evolve. The extent to which the COVID-19 pandemic impacts our business, including our clinical studies, and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the pandemic, the emergence of new strains and variants, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. In addition to the COVID-19 pandemic adversely impacting our business and financial results, it may also have the effect of heightening many of the other risks described in “Risk Factors.”

Interim, ‘‘top-line’’ and preliminary data from our clinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data

From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical studies. Interim data from clinical studies that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical studies continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock after this transaction.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical study is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval or certification for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Our product candidates may be associated with serious adverse events, undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval or certification, limit their commercial potential or result in significant negative consequences

Adverse events or other undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval or certification by the FDA or other comparable foreign regulatory authorities or notified bodies.

During the conduct of clinical studies, patients report changes in their health, including illnesses, injuries, and discomforts, to their study doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. It is possible that as we test our product candidates in larger, longer and more extensive clinical studies, or as use of these product candidates becomes more widespread if they receive regulatory approval or certification, illnesses, injuries, discomforts and other adverse events that were observed in previous trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. Many times, side effects are only detectable after investigational products are tested in large-scale clinical studies or, in some cases, after they are made available to patients on a commercial scale following approval or certification.

If any serious adverse events occur, clinical studies or commercial distribution of any product candidates or products we develop could be suspended or terminated, and our business could be seriously harmed. Treatment-related side effects could also affect patient recruitment and the ability of enrolled patients to complete the trial or result in potential liability claims. Regulatory authorities could order us to cease further development of, deny approval of, or require us to cease selling any product candidates or products for any or all targeted indications. If we are required to delay, suspend or terminate any clinical study or commercialization efforts, the commercial prospects of such product candidates or products may be harmed, and our ability to generate product revenues from them or other product candidates that we develop may be delayed or eliminated. Additionally, if one or more of our product candidates receives marketing approval or certification and we or others later identify undesirable side effects or adverse events caused by such products, a number of potentially significant negative consequences could result, including but not limited to:

•        regulatory authorities may suspend, limit or withdraw approvals or certifications of such product, or seek an injunction against its manufacture or distribution;

•        regulatory authorities may require additional warnings on the label, including ‘‘boxed’’ warnings, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•        we may be required to change the way the product is administered or conduct additional clinical studies or post-approval studies;

•        we may be required to create a risk evaluation and mitigation strategy (“REMS”) or similar risk management measures, which could include a medication guide outlining the risks of such side effects for distribution to patients;

•        we may be subject to fines, injunctions or the imposition of criminal penalties;

•        we could be sued and held liable for harm caused to patients; and

•        our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved or certified, and could seriously harm our business.

We depend on attracting, retaining and developing key management, clinical, scientific, regulatory, quality, marketing and other expert personnel, and losing these personnel could impair the development and sales of our products or product candidates

We are highly dependent on our senior management and other key personnel. Our success depends on our continued ability to attract, retain, develop and motivate highly qualified management, clinical, scientific and sales and marketing personnel. Our employees are employed ‘‘at will,’’ and each employee can terminate his or her employment with us at any time. We also do not maintain ‘‘key person’’ insurance policies on any of our officers or our other employees. The competition for qualified personnel in the medical innovation industry is intense, and we may incur significant costs to attract and retain them. We will need to hire additional personnel as we continue to expand our development activities and drive sales of our products or product candidates. We may not attract, retain and develop quality personnel on acceptable terms due to the competition for such personnel. If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

If we make acquisitions, we could incur significant costs and encounter difficulties that harm our business

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, although we do not currently have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license. If we engage in such acquisitions, investments or in-licenses, we may incur significant transaction and integration costs and have difficulty integrating the acquired personnel, operations, products or technologies or otherwise realizing synergies or other benefits from the acquisitions, investments or in-licenses. The integration process could result in the loss of key employees, loss of key customers, loss of key vendors, decreases in revenue and increases in operating costs, as well as the disruption of our business. Acquisitions may disrupt our ongoing business, divert the time of our management and employees, increase our expenses, subject us to liabilities and increase our risk of litigation, all of which could harm our business. If we use cash to acquire companies, products or technologies, it may divert resources otherwise available for other purposes or increase our debt. If we use our capital stock to acquire companies, products or technologies, we may experience a change of control or our stockholders may experience substantial dilution or both. In addition, anticipated benefits of any future acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition, results of operation and prospects.

If we do not manage our growth or control costs related to growth, our results of operations will suffer

We intend to grow our business by commercializing our product candidates with partners when approved and, expanding our product development pipeline, possibly through acquisitions or other business combinations. Growth could place significant strain on our management, employees, operations, operating and financial systems, and other resources. To accommodate significant growth, we could be required to open additional facilities, expand and improve our information systems and procedures and hire, train, motivate and manage a growing workforce, all of which would increase our costs. Our systems, facilities, procedures and personnel may not be adequate to support our future operations. Further, we may not maintain or accelerate our current growth, manage our expanding operations or achieve planned growth on a timely and profitable basis.

Litigation and other legal proceedings may adversely affect our business

From time to time we may be involved in various litigation matters, which could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings by other entities. These claims could be asserted under a variety of laws, including but not limited to patent, trade secret and other intellectual property matters, product liability claims, employee claims, tort or contract claims, and federal regulatory investigations. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties. See ‘‘Business — Legal Proceedings.’’

Product liability and other claims against us may reduce demand for our products or result in substantial damages

Our business exposes us to potential liability for risks that may arise from the clinical testing of our product candidates, the use of our products by physicians, and the manufacture and sale of any approved products. An individual may bring a product liability claim against us, including frivolous lawsuits, if one of our products causes, or merely appears to have caused, an injury.

We currently have product liability insurance for $6.0 million per occurrence with an annual aggregate maximum of $6.0 million.

We cannot assure, however, that product liability claims will not exceed our insurance coverage limits or that such insurance coverage limits will continue to be available on acceptable terms, or at all. Our insurers may also claim that certain claims are not within the scope of our product liability insurance. A product liability claim, recall, or other claim regarding uninsured liabilities or for amounts over insured liabilities could have a material adverse effect on our business, financial condition, results of operations and prospects. Any product liability claim or series of claims or class actions brought against us, with or without merit, could result in:

•        liabilities that substantially exceed our insurance levels, which we would then be required to pay from other sources, if available;

•        an increase of our product liability insurance rates or the inability to renew or obtain product liability insurance coverage in the future on acceptable terms, or at all;

•        withdrawal of clinical study volunteers or subjects;

•        damage to our reputation and the reputation of our products;

•        regulatory investigations that could require costly recalls or product modifications;

•        litigation costs; and

•        diversion of management’s attention from managing our business.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business

Any products that we market will be subject to the limitations on indicated uses as specified in their respective approvals or certifications. Uses outside of the approved or certified indications for use are known as ‘‘off-label uses.’’ We cannot prevent a physician from using our products off-label, when in the physician’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those approved or certified by the FDA or by any foreign regulatory authority or notified body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved or certified. In particular, a product may not be promoted for off-label uses. If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, physicians may misuse our products, or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If so, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us that may not be covered by insurance.

Our information technology systems, or those of any of our CROs, manufacturers, other contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations

Despite the implementation of security measures, our information technology systems and those of our current and any future CROs and other contractors, consultants, collaborators and third-party service providers, are vulnerable to attack and damage from computer viruses and malware (e.g., ransomware), malicious code, hacking, cyberattacks, phishing attacks and other social engineering schemes, cybersecurity threats, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failure, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. As a result of the COVID-19 pandemic, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

We and certain of our service providers are from time to time subject to cyberattacks and security incidents. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations or result in the unauthorized acquisition of or access to personally identifiable information or individually identifiable health information, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical study data from completed or future clinical studies could result in delays in our regulatory approval or certification efforts and significantly increase our costs to recover or reproduce the lost data. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Economic conditions may adversely affect our business, financial condition and share price

Adverse worldwide economic conditions may negatively impact our business. A significant change in the liquidity or financial condition of our customers could cause unfavorable trends in their purchases and also in our receivable collections, and additional allowances may be required, which could adversely affect our business, financial condition and results of operations. Adverse worldwide economic conditions may also adversely impact our suppliers’ ability to provide us with materials and components, which could have a material adverse effect on our business, financial condition and results of operations.

The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, inflation, declines in economic growth, wage inflation because of labor shortages and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. These developments, or the perception that any of them could occur, may restrict the ability of key market participants to operate in certain financial markets or restrict our access to capital. For example, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget. Any of these factors could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our common stock.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses

Our operations could be subject to power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, health epidemics or pandemics or other contagious outbreaks, such as the recent global pandemic of COVID-19, and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. We rely on third-party manufacturers to produce our products and/or components thereof. Our ability to obtain clinical supplies of our products and/or components thereof could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Disruptions at the FDA, other government agencies and notified bodies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, certified or commercialized in a timely manner or at all, or otherwise prevent those agencies and bodies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business

The ability of the FDA, other government agencies and notified bodies to review and approve or certify new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s or other government agencies’ ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s, other government agencies’ and notified bodies’ ability to perform routine functions. Average review times at the FDA, other government agencies and notified bodies have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA, other agencies and notified bodies may also slow the time necessary for new drugs and medical devices or modifications to approved drugs or approved or certified medical devices to be reviewed and/or approved or certified by necessary government agencies or notified bodies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, in March of 2020, the FDA began postponing most inspections of foreign manufacturing and domestic facilities. Subsequently, in July 2020, the FDA resumed certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA utilized this risk-based assessment system to assist in determining when and where it was safest to conduct prioritized domestic inspections In May 2021, the FDA outlined a detailed plan to move toward a more consistent state of inspectional operations, and in July 2021, the FDA resumed standard inspectional operations of domestic facilities. Since that time, the FDA has continued to monitor and implement changes to its inspectional activities to ensure the safety of its employees and those of the firms it regulates as it adapts to the evolving COVID-19 pandemic. Regulatory authorities and notified bodies outside the United States have adopted similar restrictions or other policy measures in response to the COVID-19 pandemic or future pandemics. If a prolonged government shutdown occurs, or if global health concerns prevent the FDA, other regulatory authorities or notified bodies from conducting their regular inspections, audits, reviews, or other regulatory activities, it could significantly impact the ability of the FDA, other regulatory authorities or notified bodies to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

In the European Union (the “EU”), notified bodies must be officially designated to certify products and services in accordance with the EU Medical Devices Regulation. Several notified bodies have been designated under the EU Medical Devices Regulation. However, the COVID-19 pandemic has significantly slowed down their designation process and the current designated notified bodies are facing a large amount of requests with the new regulation as a consequence of which review times may have lengthened. This situation may impact the ability of our notified body(ies) to timely review and process our regulatory submissions.

We, in conjunction with our partners, intend to expand sales of our products internationally in the future, but we and our partners may experience difficulties in obtaining regulatory approval or certification or in successfully marketing and distributing our products internationally even if approved or certified. A variety of risks associated with marketing and distributing our products internationally could materially adversely affect our business

Our future growth may depend, in part, on our and our partners’ ability to develop and commercialize our planned and future products in foreign markets. Sales of our products outside of the United States are and will be subject to foreign regulatory requirements governing clinical studies and marketing approval or certification as well as FDA regulation of the export of drugs and medical devices from the United States. To obtain separate regulatory approval or certification in many other countries we must comply with numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical studies, commercial sales, pricing and distribution of our planned or future products. We and/or our partners will incur substantial expenses in connection with our expected international expansion. Additional risks related to operating in foreign countries include:

•        differing reimbursement regimes in foreign countries, including price controls;

•        unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•        economic weakness, including inflation, or political instability in particular foreign economies and markets;

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        foreign taxes, including withholding of payroll taxes;

•        unexpected changes in tariffs, trade barriers and regulatory requirements;

•        foreign currency fluctuations, which could result in increased operating expenses, reduced revenue and other obligations incident to doing business in another country;

•        difficulties staffing and managing foreign operations;

•        workforce uncertainty in countries where labor unrest is more common than in the United States;

•        potential liability under the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or comparable foreign regulations;

•        the existence of additional third-party patent rights of potential relevance to our business;

•        economic weakness, including inflation or political instability in particular foreign economies and markets;

•        challenges protecting and enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

•        product shortages resulting from any events affecting raw material or finished good supply or distribution or manufacturing capabilities abroad; and

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        business interruptions resulting from geopolitical actions, including war and terrorism (including the ongoing invasion of Ukraine by Russia), natural disasters, including earthquakes, typhoons, floods and fires, or health epidemics or pandemics or other contagious outbreaks, such as the recent COVID-19 pandemic.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations, which would have a material adverse effect on our business, financial condition and results of operations.

In addition, there can be no guarantee that we will receive approval or certification to sell our product candidates in any international market we target, nor can there be any guarantee that any sales would result even if such approval or certification is received. Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities or notified bodies of foreign countries must also approve or certify the manufacturing or marketing of the product candidate in those countries. Approval in the United States, or in any other jurisdiction, does not ensure approval or certification in other jurisdictions. Obtaining foreign approvals or certifications could result in significant delays, difficulties and costs for us and require additional trials and additional expenses. Regulatory requirements can vary widely from country to country and could delay the introduction of our products or product candidates in those countries. Marketing authorization by the FDA does not ensure registration, certification, clearance or approval by regulatory authorities or notified bodies in other countries, and registration, certification, clearance or approval by one or more foreign regulatory authorities or notified bodies does not ensure registration, clearance, certification or approval by regulatory authorities or notified bodies in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance, certification or approval in one country may have a negative effect on the regulatory process in others. Clinical studies conducted in one country may not be accepted by other countries. If we fail to comply with these regulatory requirements or to obtain and maintain required approvals or certifications, our target market will be reduced and our ability to generate revenue will be diminished. Our inability to successfully enter all our desired international markets and manage business on a global scale could negatively affect our business, financial results and results of operation.

We may in the future bring certain cGMP product release testing, stability testing and cGMP pharmaceutical manufacturing capabilities in-house, and we may not be able to do so successfully or in compliance with FDA regulations

We have brought certain activities that we previously outsourced to third parties in-house, and we may bring certain additional activities in-house in the future. For example, we have brought certain cGMP product release testing related to SirolimusEFR in-house. In addition, we may eventually bring the manufacture of pharmaceutical drug products, such as SirolimusEFR, in-house. To the extent we do bring these functions in-house, we will be directly subject to FDA and other regulations with respect to these activities, such as the FDA’s good laboratory practice requirements, cGMP regulations and similar foreign requirements. We cannot provide assurance that we will be able to perform these functions effectively or comply with applicable regulations if we bring these functions in-house.

We may expend our limited resources to pursue a particular product or indication and fail to capitalize on products or indications that may be more profitable or for which there is a greater likelihood of success

Because we have limited financial and managerial resources, we focus on specific products and product candidates, indications and discovery programs. As a result, we may forgo or delay pursuit of other opportunities with others that could have had greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs for specific indications may not yield any commercially viable products. If we do not accurately anticipate physician and patient needs as well as evaluate the commercial potential or target market for a particular potential product, we may miss valuable product development opportunities or we may relinquish valuable rights to that potential product through future collaborations, licenses and other similar arrangements in cases in which it would have been more advantageous for us to further advance development or to retain sole development and commercialization rights to such potential product.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited

As of December 31, 2021, we had gross net operating loss (“NOL”) carryforwards of approximately $94.9 million for federal income tax purposes, and $77.0 million for state income tax purposes after applying limitations under Section 382 and Section 383 of the Code. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. Some of these NOLs could expire unused and be unavailable to offset our future income tax liabilities. In addition, under Section 382 of the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by 5% stockholders over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. We have experienced Section 382 ownership changes in the past, and the federal NOL disclosed above reflects the impact of the calculated Section 382 limitation. In addition, we may experience additional ownership changes in the future as a result of subsequent changes in our stock ownership, including this transaction, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOLs is materially limited, it could harm our future operating results by effectively increasing our future tax obligations. In addition, under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), future tax losses may be utilized to offset no more than 80% of the taxable income annually. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), signed into law in March 2020, the limitation on the deduction of NOLs to 80% of current year taxable income does not apply to taxable years beginning before January 1, 2021. Federal NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021 are required to be carried back to each of the five taxable years preceding the tax year of such loss unless the taxpayer elects to waive or reduce such carryback period, but NOLs arising in taxable years beginning after December 31, 2020 generally may not be carried back. Notwithstanding the CARES Act, we may be required to pay federal income taxes in future years despite generating a loss for federal income tax purposes. There is also a risk that due to statutory or regulatory changes or other unforeseen reasons, our future NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of any future NOLs we generate, whether or not we attain profitability. As of December 31, 2021, we recorded a full valuation allowance on our deferred tax assets.

Changes in tax laws could adversely affect the taxes we pay and therefore our financial condition and results of operations

Tax laws, regulations, and administrative practices may be subject to significant change, with or without notice, due to economic, political and other conditions, and significant judgment is required in applying the relevant provisions of tax law. If such changes were to be adopted or if the tax authorities were to challenge our application of relevant provisions of applicable tax laws, our financial condition and results of operations could be adversely affected.

In particular, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, the imposition of minimum taxes or surtaxes on certain types of income, significant changes to the taxation of income derived from international operations, and an addition of further limitations on the deductibility of business interest. While certain draft legislation has been publicly released and is under development in Congress at this time, the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business and therefore there can be no assurance our business will not be adversely affected.

Risks Related to Our Reliance on Third Parties

We are and expect to continue to be highly dependent on partners to drive the successful marketing and sale of our initial product candidates. There is no assurance that we will be able to form and properly manage partnerships. There is no assurance partnerships will be successful

We intend to primarily pursue licensing and distribution arrangements with strategic partners to commercialize and sell our product candidates. As such, licensing and collaboration payments, including upfront and milestone payments as well as royalties and revenue sharing arrangements related to our products and product candidates, will account for substantially all of our revenue for the foreseeable future. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. We have limited experience in negotiating, establishing and managing such collaborations and we may be unable to successfully form and maintain such arrangements. Without commercialization partners, we may not have adequate financial or other resources to successfully commercialize our product candidates. In addition, any potential future collaborations may be terminable by our strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for exclusive rights to commercialize our products or certain rights to control decisions regarding the development and commercialization of our products, if approved, and may not conduct those activities in the same manner as we do. Any termination of collaborations we have entered into or may enter into in the future, or any delay in entering into collaborations related to our products or product candidates, could delay the development and commercialization of our products or product candidates and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition and results of operations.

Successfully commercializing medical device combinations such as ours is a complex and uncertain process, dependent on the efforts of management, distributors, outside consultants, physicians and general economic conditions, among other factors. Any factors that adversely impact the commercialization of our product candidates will have a negative impact on our business, results of operations and financial condition. We cannot assure you that we or our partners will be successful in developing or commercializing any of our product candidates or any other new product candidates. Our inability to successfully commercialize our product candidates through partnerships and/or successfully develop and commercialize additional products or any enhancements to our products which we may develop would have a material adverse effect on our business, results of operations and financial condition.

We did not meet the target achievement date relating to the first milestone payment, and we may not meet other target achievement dates relating to additional milestone payments, under our manufacturing and distribution agreement with Terumo, which may have an adverse effect on our relationship with Terumo and our results of operations

In June 2019, we entered into a strategic partnership with Terumo (the “Terumo Partnership”) for the manufacture and distribution of our product Virtue SAB. Under the agreement with Terumo, we were initially eligible for certain milestone payments in the amount of $65 million from Terumo upon completion of certain minimum enrollments in clinical studies, making certain filings and submissions, and obtaining certain regulatory approvals and certifications. Of these milestone payments, $35 million relate to achieving certain milestones by specified target achievement dates, and we have already passed the target achievement for one $5 million milestone payment from Terumo. In addition, due to delays in our Virtue SAB program resulting from the COVID-19 pandemic, supply change issues and unexpected changes to regulatory requirements, we are unlikely to be able to complete the remaining time-based milestones by the specified target achievement dates to earn the remaining $30 million in time-based milestone payments pursuant to our agreement with Terumo.

The Company and Terumo signed a letter agreement in June 2022 whereby the parties agreed to negotiate in good faith over 12 months mutually agreeable adjustments to certain target achievement dates to reflect the regulatory and pandemic-related delays. There is no assurance as to the outcome of these negotiations with respect to any potential modifications to the milestone target achievement dates. If we are unable to complete such milestone negotiations to our satisfaction or to the satisfaction of Terumo, our development and commercialization plans for Virtue SAB and/or our relationship with Terumo could be adversely impacted. In addition, our failure to earn milestone payments under our agreement with Terumo will have an adverse effect on our results of operations.

We expect to be highly dependent on partners and third-party vendors to manufacture and provide important materials and components for our products and product candidates. There is no assurance that we will be able properly manage our supply chain. Further, we currently do not have redundancy built into our supply chain

We utilize and intend to continue to utilize partners and third-party vendors to assist in the manufacture and assembly of our products and product candidates as well as to provide materials and components essential to the manufacture of our products and product candidates, in particular Virtue SAB. For example, for our Virtue SAB product candidate, we currently source sirolimus from a single manufacturer in China and we source angioplasty balloons from a single manufacturer in Singapore. Disruptions in those countries or with respect to those suppliers for any reason, including, without limitation, further outbreaks of COVID-19, including any strains or variants of the virus, could cause us to seek new or additional suppliers for these products and could have a material adverse effect on our business.

We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval, if any. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•        the failure of the third party to manufacture our product candidates according to our schedule, or at all, including if our third-party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

•        the reduction or termination of production or deliveries by suppliers, or the raising of prices or renegotiation of terms;

•        the termination or nonrenewal of arrangements or agreements by our third-party contractors at a time that is costly or inconvenient for us;

•        the breach by the third-party contractors of our agreements with them;

•        the failure of third-party contractors to comply with applicable regulatory requirements;

•        the failure of the third party to manufacture our product candidates according to our specifications;

•        the mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

•        clinical supplies not being delivered to clinical sites on time, leading to clinical study interruptions, or of drug or medical device supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

•        the misappropriation of our proprietary information, including our trade secrets and know-how.

In addition, successfully manufacturing a medical device combination product or product candidate such as our Virtue SAB is a complex and uncertain process, dependent on the efforts of management, suppliers, manufacturing companies, packaging vendors, testing companies, outside consultants, and general economic conditions, among other factors. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these materials, components and products in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. Any factors that adversely impact the manufacturing of our products or product candidates will have a negative impact on our business, results of operations and financial condition. We cannot assure you that we or our partners will be successful in manufacturing our current products or product candidates or any potential enhancements to our products or any other new products. Our inability to successfully manufacture our products through partnerships and/or successfully develop and manufacture additional products or any enhancements to our products which we may develop would have a material adverse effect on our business, results of operations and financial condition.

We and our partners may be unable to sustain revenue growth

We expect our ability to increase our revenue in future periods to primarily depend on the ability of commercial partners to successfully penetrate our target markets and increase sales of our products or product candidates, which will, in turn, depend in part on our partners’ success in growing their customer base and obtaining reorders from those customers. New products will also need to be developed and approved, or certified or otherwise authorized by the FDA and foreign regulatory agencies or notified bodies to sustain revenue growth in our markets. Additional clinical data and new products may be necessary to grow revenue.

The failure of our manufacturing partners and component suppliers to meet regulatory quality standards applicable to their manufacturing processes could have an adverse effect on our business, financial condition and results of operations

Our medical device and component manufacturers must register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation (“QSR”), requirements, which require manufacturers of medical devices to adhere to certain manufacturing practices, including design controls, product validation and verification, in process testing, quality control and documentation procedures. Similar requirements apply in foreign jurisdictions. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections or audits by the FDA and other regulatory agencies or notified bodies. Our component, polymer, and drug suppliers are also required to meet certain standards applicable to their manufacturing processes.

We cannot assure you that we, our manufacturing partners, or component suppliers comply or can continue to comply with all regulatory requirements. The inability of one of these parties to achieve or maintain compliance with these requirements or quality standards may disrupt our ability to supply products sufficient to meet demand until compliance is achieved, or until a new supplier or manufacturer has been identified and evaluated. Our or these parties’ failure to comply with applicable regulations could cause sanctions to be imposed on us, including warning letters, fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, certifications, license revocation, seizures or recalls of products or product candidates, operating restrictions and criminal prosecutions, which could harm our business. We cannot assure you that if we need to engage new suppliers, manufacturers or testing resources to satisfy our business requirements that we can locate new ones in compliance with regulatory requirements. Our failure to do so could have a material adverse effect on our business, financial condition, results of operations and prospects.

From time to time, we engage outside parties to perform services related to certain of our clinical studies and trials, and any failure of those parties to fulfill their obligations could cause costs and delays

From time to time, we engage consultants and CROs to help design, monitor and analyze the results of certain of our clinical studies and trials. The consultants and CROs we engage interact with clinical investigators to enroll patients in our clinical studies. We depend on these consultants, CROs and clinical investigators to perform the clinical studies and trials and monitor and analyze data from these studies and trials under the investigational plan and protocol for the study or trial and in compliance with regulations and requirements, commonly referred to as GCP, for conducting, recording and reporting results of clinical studies or trials to assure that the data and results are credible and accurate and the trial participants are adequately protected, as required by the FDA and foreign regulatory authorities. The consultants and CROs also are responsible for protecting confidential patient data and complying with U.S. and foreign laws and regulations related to data privacy. We may face delays in our regulatory approval process if these parties do not perform their obligations in a timely or competent fashion or if we must change service providers. This risk is greater for our clinical studies and trials conducted outside of the United States, where it may be more difficult to ensure our studies and trials are conducted in compliance with FDA requirements. Any third parties we hire to design or monitor and analyze results of our clinical studies and trials may also provide services to our competitors, which could compromise the performance of their obligations to us. If these third parties do not successfully carry out their duties or meet expected deadlines, or if the quality, completeness or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical study protocols or for other reasons, our clinical studies or trials may be extended, delayed or terminated or may otherwise prove to be unsuccessful, and our development costs will increase. We may not establish or maintain relationships with these third parties on favorable terms, or at all. If we need to enter into replacement arrangements because a third-party is not performing in accordance with our expectations, we may not be able to do so without undue delays or considerable expenditures, or at all.

The FDA and similar regulatory bodies may hold us responsible for any failure of our third-party consultants or CROs. Our monitoring of our third-party consultants or CROs may fail to detect, remedy, or report their failures.

The continuing development of many of our products and product candidates depends upon our maintaining strong working relationships with physicians

The research, development, marketing and sale of many of our new and improved products or product candidates depend upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing and sale of our products or product candidates. Physicians assist us as researchers, marketing and product consultants, inventors and public speakers. If we cannot maintain our strong working relationships with these professionals and continue to receive their advice and input, the development and marketing of our products or product candidates could suffer, which could have a material adverse effect on our business, financial condition, results of operations and prospects. At the same time, the medical device industry’s relationship with physicians is under increasing scrutiny by the Office of Inspector General, or OIG, and the U.S. Department of Justice (the “DOJ”). Our failure to comply with requirements governing the industry’s relationships with physicians, including the reporting of certain payments to physicians under the National Physician Payment Transparency Program or an investigation into our compliance by the OIG or the DOJ, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have limited pharmaceutical manufacturing experience and our CMOs may experience development or manufacturing problems or delays in producing our products and planned or future products that could limit the potential growth of our revenue or increase our losses

We are responsible for the manufacture of the proprietary SirolimusEFR used in our Virtue SAB product candidate. We have already experienced substantial delays and other challenges in the manufacture of SirolimusEFR as a result of supply chain and personnel issues experienced by the single source CMO that produces SirolimusEFR for us. Some of these issues are related to the ongoing COVID-19 pandemic and are likely to impact SirolimusEFR production through the next 12 months and potentially longer. Many of the processes, ingredients and components required for manufacture of SirolimusEFR are also required for manufacture of COVID-19 vaccines and tests. In the event that we do not have sufficient SirolimusEFR to complete our planned clinical studies, it could delay such trials. Further delays in our trial timelines will result in additional expenses to us and potentially risk or damage our partnership with Terumo and the future competitiveness of our Virtue SAB solution.

If approved for use in connection with our medical device product candidates or as a stand-alone product, we currently expect to remain responsible for the manufacture and supply of SirolimusEFR, at commercial scale, for our partner, Terumo. We have limited experience in commercially manufacturing pharmaceutical products and no experience manufacturing SirolimusEFR in the volume that we anticipate will be required if we achieve planned levels of commercial sales. We do not currently have nor do we currently have plans to acquire the infrastructure or capability internally to manufacture SirolimusEFR on a commercial scale. Instead, we rely on contract manufacturers for current production of SirolimusEFR for clinical study supplies and currently plan to continue to use contract manufacturers for commercial supply. Our reliance on third-party suppliers and manufacturers, including certain single-source suppliers, could harm our ability to fulfill our supply obligations to Terumo. If our third-party suppliers fail to deliver the required quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the supply of our products or product candidates to customers and the development of any future products will be delayed, limited or prevented, which could have material adverse effect on our business, financial condition and results of operations.

The facilities used by our CMOs to manufacture our product candidates must be authorized by the applicable regulatory authorities, including the FDA, pursuant to inspections that will be conducted after a PMA, New Drug Application (“NDA”) or comparable foreign regulatory marketing application is submitted. We do not control the manufacturing process of our product candidates and are completely dependent on our contract manufacturing partners for compliance with the FDA’s cGMP or similar foreign requirements for manufacture of both the active drug substances and finished drug product. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA’s or foreign regulatory authorities’ strict regulatory requirements, they will not be able to secure or maintain FDA or foreign approval for use of their manufacturing facilities with respect to our product candidates. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any other applicable regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, or if our suppliers or contract manufacturers decide they no longer want to supply or manufacture for us, we may need to find alternative manufacturing facilities, in which case we might not be able to identify manufacturers for clinical or commercial supply on acceptable terms, without delay, or at all, which would significantly impact our ability to fulfill our supply obligations for SirolimusEFR for Virtue SAB as well as sales of SirolimusEFR for other potential clinical applications.

In addition, the manufacture of pharmaceutical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in our supply or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination, and could require that affected supplies be withdrawn or withheld from the market. Any stability or other issues relating to the manufacture of our product candidates may occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to provide SirolimusEFR to Terumo would be jeopardized, which would result in a material adverse effect on our business, financial condition, results of operations and prospects.

Reduction or interruption in supply and an inability to develop alternative sources for supply may adversely affect our partners’ manufacturing operations and related product sales

We purchase many of the components and raw materials used in manufacturing our products from numerous suppliers in various countries. Generally, we have been able to obtain adequate supplies of such raw materials and components. However, for reasons of quality assurance, cost effectiveness, or availability, we may procure certain components and raw materials from a sole supplier. For example, for our Virtue SAB product candidate, we source sirolimus from a single manufacturer in China, and we source angioplasty balloons from a single manufacturer based in Ireland that uses a production facility based in Singapore to manufacture balloons for us, and we source custom polymers from a single manufacturer in the United States. We work closely with our suppliers to try to ensure continuity of supply while maintaining high quality and reliability. However, we cannot guarantee that these efforts will be successful. In addition, due to the stringent regulations and requirements of the FDA, comparable regulatory bodies in countries in the EU, and similar regulatory bodies elsewhere around the world regarding the manufacture of our products or product candidates, we may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in supply, and an inability to develop alternative sources for such supply, could adversely affect our ability to manufacture our products in a timely or cost-effective manner and to make our related product sales. Manufacturing facilities used to make our balloons or other components may be shut down, sold or otherwise become unavailable and it will take time and money for use to identify and requalify new facilities.

In addition, assuming our BackBeat CNT product candidate is approved, we will be reliant on Medtronic and its ability to obtain supplies for and to produce its BackBeat CNT-enabled pacemaker systems. If Medtronic is unable to obtain such supplies or is otherwise unable to produce its BackBeat CNT-enabled pacemaker systems, it could adversely affect our results of operations.

We source certain products from foreign suppliers, making us vulnerable to supply problems or price fluctuations caused by trade conflicts and other geopolitical events

Geopolitical risks and other global events could negatively affect our ability to rely on foreign suppliers. Ongoing uncertainty in the trade relationship between China and the United States could cause delays in the manufacturing supply chain for sirolimus, which we currently source from China. Likewise, export restrictions enacted in foreign countries as a result of the COVID-19 pandemic, including those imposed in China, could limit our ability to obtain products from foreign suppliers or make foreign-made products more costly than anticipated. Any disruptions or delays in our supply chain could negatively impact our ability to operate our business or increase our costs. Further, any tariffs imposed on products we or our partners import from China, Singapore or any other foreign supplier as a result of global trade conflict could cause us to increase prices for our future products or reduce our margins.

In February 2022, following Russia’s invasion of Ukraine, the United States and the EU imposed various economic sanctions against Russia. If Russia responds with retaliatory measures such as restrictions on the sale of oil or other energy resources from Russia to other countries in the region, that could result in an increase in our global shipping expenses, reduce our sales, or otherwise have an adverse effect on our European operations. Additionally, escalation by Russia beyond Ukraine and into other countries within the region could also reduce our sales and have a negative effect on our European operations.

Risks Related to Government Regulation and Our Industry

Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business

There have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products. The adoption of proposals to control price could have a material adverse effect on our business, financial condition, results of operations and prospects.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Affordable Care Act (the “ACA”), was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research, implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other healthcare providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models, and expanded the eligibility criteria for Medicaid programs.

Since its enactment, there have been judicial, U.S. Congressional and executive branch challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, will impact our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments varies from 1% from April 1, 2022 through June 30, 2022, to up to 3% in the final fiscal year of this sequester. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Medicare Access and CHIP Reauthorization Act of 2015 (the “MACRA”), enacted on April 16, 2015, repealed the formula by which Medicare made annual payment adjustments to physicians and implemented fixed annual updates and a new system of incentive payments that began in 2019 that are based on various performance measures and physicians’ participation in alternative payment models such as accountable care organizations. It is unclear what effect new quality and payment programs, such as MACRA, may have on our business, financial condition, results of operations or cash flows.

In addition to continuing pressure on prices and cost containment measures in the United States, legislative developments at the EU or member state level may result in significant additional requirements or obstacles. The delivery of healthcare in the EU, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of healthcare and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU member states have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could restrict or regulate post-approval activities and affect the ability of pharmaceutical companies to commercialize their products. In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.

We expect additional state, federal and foreign healthcare policies and reform measures to be adopted in the future, any of which could limit reimbursement for healthcare products and services or otherwise result in reduced demand for our products or other products we may commercialize in the future or additional pricing pressure and have a material adverse effect on our industry generally and on our customers. Any changes of, or uncertainty with respect to, future coverage or reimbursement rates could affect demand for our products or other products we may commercialize in the future, which in turn could impact our ability to successfully commercialize our products or other products we may commercialize in the future and could have a material adverse effect on our business, financial condition and results of operations.

For instance, in December 2021, the EU Regulation No 2021/2282 on Health Technology Assessment (the “HTA”), amending Directive 2011/24/EU, was adopted. This regulation which entered into force in January 2022 intends to boost cooperation among EU member states in assessing health technologies, including some medical devices, and providing the basis for cooperation at the EU level for joint clinical assessments in these areas. The regulation foresees a three-year transitional period and will permit EU member states to use common HTA tools, methodologies, and procedures across the EU, working together in four main areas, including joint clinical assessment of the innovative health technologies with the most potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual EU member states will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement.

Regulatory compliance is expensive, complex and uncertain, and approvals or certifications can often be denied or significantly delayed. We may not obtain the necessary approvals or certifications and failure to obtain timely regulatory approval or certification, if at all, would adversely affect our business

We are not permitted to commercialize, market, promote or sell any of our product candidates in the United States without obtaining approval from the FDA. Foreign regulatory authorities impose similar requirements. The time required to obtain approval or certification by the FDA, comparable foreign regulatory authorities and notified bodies is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval, certification or the decision not to approve an application. Regulatory authorities and notified bodies have substantial discretion in the approval or certification process and may refuse to accept any application or may decide that our data are insufficient for approval or certification and require additional preclinical, clinical or other studies. We have not submitted for or obtained regulatory approval for any product candidate, except for CE mark certification of our first-generation BackBeat CNT on the Moderato implantable pulse generator (IPG) device.

In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing device, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (the “FDCA”), or approval of a PMA application from the FDA, unless an exemption applies. Under the FDCA, medical devices are classified into one of three classes, Class I, Class II or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Certain Class I and Class II devices are exempt from premarket notification (510(k)) requirements as well as the Medical Device cGMPs, also referred to as the QSR. A Class I or Class II device that is exempt from 510(k) requirements must still comply with other requirements unless the device is explicitly exempt from those requirements as indicated in the regulation for that device type. We do not believe Virtue SAB or BackBeat CNT or other of our current product candidates will be exempt from, or eligible for, clearance under Section 510(k) of the FDCA. We expect our product candidates will require submission and FDA approval of a PMA to be marketed in the United States. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use(s) based, in part, on extensive data, including, but not limited to, technical, preclinical, clinical study, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Modifications to products that are approved through a PMA application generally require FDA approval. The PMA process can be expensive, lengthy and uncertain. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA.

In the United States, before we can market a new drug product, or market an approved drug for a new indication, we must receive approval of an NDA. In the process of obtaining NDA approval, the FDA must determine that the drug product candidate is safe and effective for its intended uses. The NDA is a comprehensive, multivolume application that includes, among other things, the results of preclinical and clinical studies, information about the drug’s composition, and plans for manufacturing, packaging, and labeling the drug. The time required to obtain NDA approval by the FDA is unpredictable and typically takes many years following the commencement of clinical studies.

We expect that obtaining regulatory approvals for our product candidates will require us to conduct human clinical studies. For our medical device product candidates and combination drug/device product candidates regulated as medical devices, we will need to obtain approval of an investigational device exemption (“IDE”), prior to beginning a clinical study in the United States. For our drug product candidates, we will need to submit an IND that the FDA authorizes prior to beginning clinical studies in the United States. Preclinical studies, submissions related to chemistry, manufacturing and controls (“CMC”), of our product candidates, and safety data such as biocompatibility will be required in connection with any IDE or IND applications. It is possible that unforeseen failure of one or more of these tests could cause delays in the application process.

Despite the time, effort and cost involved in conducting clinical studies and seeking regulatory approvals or certifications, a product candidate may not be approved or certified by the FDA or comparable regulatory authorities or notified bodies. Any delay or failure to obtain necessary regulatory approvals or certifications could harm our business. Furthermore, even if we are granted regulatory approvals or certifications, they may include significant limitations on the indicated uses for the device, which may limit the market for the product.

The FDA, comparable regulatory authorities (or notified bodies) can delay, limit or deny approval of a drug or approval or certification of a medical device for many reasons, including:

•        our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are safe or effective for their intended uses;

•        inability to satisfy regulators on the biocompatibility of our novel materials or to gain agreement with regulators on the methods or results of biocompatibility testing;

•        the disagreement of the FDA or the applicable foreign regulatory authority or notified body with the design or implementation of our clinical studies or the interpretation of data from preclinical studies or clinical studies;

•        serious and unexpected adverse effects experienced by participants in our clinical studies;

•        the data from our preclinical studies and clinical studies may be insufficient to support approval;

•        our inability to demonstrate that the clinical and other benefits of the product candidate outweigh the risks;

•        the manufacturing process or facilities we use may not meet applicable requirements; and

•        the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for approval or certification.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA and foreign regulatory authorities enforce these regulatory requirements through various mechanisms, including periodic unannounced inspections. We do not know whether we or any CMOs we may utilize will pass any future FDA, foreign regulatory authorities or notified bodies inspections or audits. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future approvals or certifications; withdrawals or suspensions of current approvals or certifications, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

Subject to the transitional provisions provided in the EU Medical Devices Regulation and in order to sell our products in EU member states, our products must comply with the general safety and performance requirements of the EU Medical Devices Regulation, which repeals and replaces the Medical Devices Directive and the Active Implantable Medical Devices Directive. Compliance with these requirements is a prerequisite to be able to affix the European Conformity (“CE”), mark to our products, without which they cannot be sold or marketed in the EU. All medical devices (including active implantable medical devices) placed on the market in the EU must meet the general safety and performance requirements laid down in Annex I to the EU Medical Devices Regulation, including the requirement that a medical device must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. Medical devices must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and — where applicable — other persons, provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art. To demonstrate compliance with the general safety and performance requirements, we must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. A conformity assessment procedure generally requires the intervention of a notified body. The notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. If satisfied that the relevant product conforms to the relevant general safety and performance requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU. If we fail to comply with applicable laws and regulations, we would be unable to affix the CE mark to our products, which would prevent us from selling them within the EU.

The aforementioned EU rules are generally applicable in the European Economic Area (the “EEA”) (which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland). Non-compliance with the above requirements would also prevent us from selling our products in these three countries.

International regulatory approval or certification processes may take longer than the FDA approval process. If we fail to comply with applicable FDA and foreign regulatory requirements, we may not receive regulatory approvals or certifications or may be subject to FDA or foreign enforcement actions. We may be unable to obtain future regulatory approval or certification in a timely manner, or at all, especially if existing regulations are changed or new regulations are adopted. A failure or delay in obtaining necessary regulatory approvals or certifications would materially adversely affect our business. For more information regarding the regulation of our products, see “Business of Orchestra — Government Regulation.”

In the EU, we must inform the notified body that carried out the conformity assessment of the medical devices that we market or sell in the EU and the EEA of any planned substantial changes to our quality system or substantial changes to our medical devices that could affect compliance with the general safety and performance requirements laid down in Annex I to the EU Medical Devices Regulation or cause a substantial change to the intended use for which the device has been CE marked. The notified body will then assess the planned changes and verify whether they affect the products’ ongoing conformity with the EU Medical Devices Regulation. If the assessment is favorable, the notified body will issue a new certificate of conformity or an addendum to the existing certificate attesting compliance with the general safety and performance requirements and quality system requirements laid down in the Annexes to the EU Medical Devices Regulation. The notified body may disagree with our proposed changes and product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

Our medical device products must be manufactured in accordance with federal, state and foreign regulations, and we or any of our suppliers or third-party manufacturers could be forced to recall our installed systems or terminate production if we fail to comply with these regulations

The methods used in, and the facilities used for, the manufacture of our medical device products must comply with the FDA’s QSR which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforce the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing. Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA or foreign regulatory requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s, foreign regulatory authorities’ or notified bodies’ refusal to grant pending or future approvals or certifications for our product candidates; clinical holds; refusal to permit the import or export of our product candidates; and criminal prosecution of us or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

Even if we obtain regulatory approval or certification for a product candidate, our products will remain subject to regulatory scrutiny and post-marketing requirements. Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market

Any regulatory approvals or certifications that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS in order to approve our drug product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if one of our product candidates is approved or certified, it will be subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, labeling, advertising, adverse event reporting, recordkeeping, sale, promotion, sampling, testing, conduct of post-marketing studies, registration, and listing of drugs and medical devices. For example, we must submit periodic reports to the FDA as a condition of approval. These reports include safety and effectiveness information about the drug or device after its approval. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory approval or certification to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

•        untitled letters or warning letters;

•        fines, injunctions, consent decrees and civil penalties;

•        recalls, termination of distribution, administrative detention, or seizure of our products;

•        customer notifications or repair, replacement or refunds;

•        operating restrictions or partial suspension or total shutdown of production;

•        delays in or refusal to grant our requests for future PMA approvals or foreign regulatory approvals or certifications of new products, new intended uses, or modifications to existing products;

•        withdrawals or suspensions of our current PMA or foreign regulatory approvals or certifications, resulting in prohibitions on sales of our products;

•        FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

•        criminal prosecution.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval or certification is withdrawn, our business will be seriously harmed.

Moreover, the policies of the FDA and of other regulatory authorities may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval or certification of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or certification that we may have obtained and we may not achieve or sustain profitability.

Modifications to any approved or certified device products may require us to obtain new PMA approvals or approvals of a PMA supplement or foreign certification, and if we market modified products without obtaining necessary approvals or certifications, we may be required to cease marketing or recall the modified products until required approvals or certifications are obtained

Certain modifications to any device product for which we receive PMA approval may require approval of a new PMA or a PMA supplement, or alternatively a notification or other submission to the FDA. The FDA requires device manufacturers to make and document a determination of whether a modification requires an approval, supplement or clearance; however, the FDA can review a manufacturer’s decision. The FDA may not agree with our decisions regarding whether approval of a modification is necessary. We may make modifications to approved devices in the future that we believe do not require approval of a new PMA or PMA supplement. If the FDA disagrees with our determination and requires us to submit a new PMA or PMA supplement for modifications to our previously approved device products, we may be required to cease marketing or to recall the modified product until we obtain approval, and we may be subject to significant regulatory fines or penalties. In addition, the FDA may not approve our products for the indications that are necessary or desirable for successful commercialization or could require clinical trials to support any modifications. Any delay or failure in obtaining required approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

In the EU, we must inform the notified body that carried out the conformity assessment of the medical devices that we market or sell in the EU and the EEA of any planned substantial changes to our quality system or substantial changes to our medical devices that could affect compliance with the general safety and performance requirements laid down in Annex I to the EU Medical Devices Regulation or cause a substantial change to the intended use for which the device has been CE marked. The notified body will then assess the planned changes and verify whether they affect the products’ ongoing conformity with the EU Medical Devices Regulation. If the assessment is favorable, the notified body will issue a new certificate of conformity or an addendum to the existing certificate attesting compliance with the general safety and performance requirements and quality system requirements laid down in the Annexes to the EU Medical Devices Regulation. The notified body may disagree with our proposed changes and product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

Our medical device products, if approved or certified, may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA or similar foreign regulatory authorities, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us

We are subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or foreign regulatory authorities could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device approval, seizure of our products or delay in approval or certification of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA, foreign regulatory authorities or notified bodies may require, or we may decide, that we will need to obtain new approvals or certifications for the device before we may market or distribute the corrected device. Seeking such approvals or certifications may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA and similar foreign regulatory authorities warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA or foreign regulatory authorities. If the FDA or foreign regulatory authorities disagree with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Virtue SAB is a drug/device combination, which may result in additional regulatory and other risks

We believe our Virtue SAB product candidate may be subject to regulation in the United States as a drug/device combination product. If marketed individually, each component of Virtue SAB would be subject to different regulatory pathways and would require approval of independent marketing applications by the FDA. A combination product, however, is assigned to an FDA center that will have primary jurisdiction over its regulation based on a determination of the combination product’s primary mode of action, which is the single mode of action that provides the most important therapeutic effect. In the case of Virtue SAB, we believe that the primary mode of action is attributable to the device component of the product. Accordingly, we believe that the FDA’s Center for Devices and Radiological Health (“CDRH”) will have primary jurisdiction over pre-market development and review of Virtue SAB, and expect to seek initial approval of Virtue SAB through submission of a single PMA reviewed by CDRH. The determination whether a combination product requires a single marketing application or two separate marketing applications for each component is made by the FDA on a case-by-case basis. Although we believe a single marketing application for the approval of a combination product would be successful, there can be no assurance that the FDA will not determine that separate marketing applications are necessary. If the FDA were to make that determination, it could significantly increase the resources and time required to bring a particular combination product to market.

The EU regulates medical devices and medicinal products separately, through different legislative instruments, and the applicable requirements will vary depending on the type of drug-device combination product. For instance, drug-delivery products intended to administer a medicinal product where the medicinal product and the device form a single integral product are regulated as medicinal products in the EU. In such a case, the marketing authorization application must include — where available — the results of the assessment of the conformity of the device part with the EU Medical Devices Regulation contained in the manufacturer’s EU declaration of conformity of the device or the relevant certificate issued by a notified body. If the marketing authorization application does not include the results of the conformity assessment and where for the conformity assessment of the device, if used separately, the involvement of a notified body is required, the EMA or the EU member state competent authority must require the applicant to provide a notified body opinion on the conformity of the device. By contrast, in case of drug-delivery products intended to administer a medicinal product where the device and the medicinal product do not form a single integral product (but are, e.g., co-packaged), the medicinal product is regulated in accordance with the rules for medicinal products described above while the device part is regulated as a medical device and will have to comply with all the requirements set forth by the EU Medical Devices Regulation.

Although the FDA and similar foreign regulatory agencies have or may have systems in place for the review and approval or certification of combination products such as ours, we may experience delays in the development and commercialization of our product candidates due to regulatory timing constraints and uncertainties in the product development and approval process, as well as coordination between two different centers within FDA responsible for review of the different components of the combination product.

If the FDA does not conclude that SirolimusEFR as a standalone product candidate satisfies the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for SirolimusEFR under Section 505(b)(2) are not as we expect, the approval pathway for SirolimusEFR may likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful

We may seek FDA approvals for our SirolimusEFR as both a standalone drug product candidate, and as part of our Virtue SAB product candidate as well as, potentially, other device/drug combination product candidates for other clinical applications. For the standalone drug product candidate development program, we may seek approval for SirolimusEFR to treat conditions such as ophthalmic inflammatory disease (uveitis) and acute or chronic joint inflammation (osteoarthritis), through the Section 505(b)(2) regulatory pathway. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Amendments, added Section 505(b)(2) to the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from trials that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2), if we are eligible to pursue such a marketing application, would allow an NDA we submit to the FDA to rely in part on data in the public domain or the FDA’s prior conclusions regarding the safety and effectiveness of approved drugs, which could expedite the development program for our product candidates by potentially decreasing the amount of clinical data that we would need to generate in order to obtain FDA approval. If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as we anticipate, we may need to conduct additional clinical studies, provide additional data and information and meet additional standards to obtain regulatory approval, if ever. If this were to occur, the time and financial resources required to obtain FDA approval for SirolimusEFR, and complications and risks associated with the development of certain of our product candidates, would likely substantially increase. Moreover, inability to pursue the Section 505(b)(2) regulatory pathway could result in competitive products reaching the market before our product candidates, which could impact our competitive position and prospects. Even if we are allowed to pursue the Section 505(b)(2) regulatory pathway, we cannot assure you that our product candidates will receive the requisite approvals for commercialization, or that a competitor would not obtain approval first along with subsequent market exclusivity from the FDA, thereby delaying potential approval of our product.

In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of our NDAs for up to 30 months or longer depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to expedited product development or earlier approval.

Moreover, even if our product candidates are approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which the products may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the products.

The EU regulates medical devices and medicinal products separately, through different legislative instruments, and the applicable requirements will vary depending on the type of drug-device combination product. For instance, drug-delivery products intended to administer a medicinal product where the medicinal product and the device form a single integral product are regulated as medicinal products in the EU. In such a case, the marketing authorization application must include — where available — the results of the assessment of the conformity of the device part with the EU Medical Devices Regulation contained in the manufacturer’s EU declaration of conformity of the device or the relevant certificate issued by a notified body. If the marketing authorization application does not include the results of the conformity assessment and where for the conformity assessment of the device, if used separately, the involvement of a notified body is required, the EMA or the EU member state competent authority must require the applicant to provide a notified body opinion on the conformity of the device. By contrast, in case of drug-delivery products intended to administer a medicinal product where the device and the medicinal product do not form a single integral product (but are, e.g., co-packaged), the medicinal product is regulated in accordance with the rules for medicinal products described above while the device part is regulated as a medical device and will have to comply with all the requirements set forth by the EU Medical Devices Regulation. Should SirolimusEFR be considered a drug product, it would be subject to various other EMA regulatory requirements and timelines.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay

As product candidates proceed through preclinical studies to late-stage clinical studies towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical studies or other future clinical studies conducted with the altered materials. Such changes may also require additional testing and/or FDA or foreign regulatory authority approval or notified body certification. This could delay completion of clinical studies, require the conduct of bridging clinical studies or the repetition of one or more clinical studies, increase clinical study costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue.

Our relationships with physicians, patients and payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, and other healthcare laws and regulations

Our current and future operations with respect to the commercialization of our products are subject to various U.S. federal, state and foreign healthcare laws and regulations. These laws will affect our operations, sales and marketing activities, support and education programs and our relationships with physicians and other customers and third-party payors. The laws that may affect our ability to operate include:

•        the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation;

•        the federal False Claims Act, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

•        the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 1996 (“HIPAA”), which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•        the federal Physician Payment Sunshine Act, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other ‘‘transfers of value’’ made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members and payments or other ‘‘transfers of value’’ to such physician owners (manufacturers are required to submit reports to the government by the 90th day of each calendar year). Additional reporting and transparency requirements for payments to physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiology assistants and certified nurse midwives went into effect in 2022 for payments made in 2021; and

•        analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; and state and foreign laws that require drug and medical device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information.

Ensuring that our internal operations and business arrangements with third-parties comply with applicable healthcare laws and regulations could involve substantial costs. Certain physicians who may be in a position to influence the ordering or use of our products in procedures they perform have ownership interests in us and/or receive compensation for consulting and advisory services provided to us. It is possible that governmental authorities will conclude that our business practices do not comply with applicable fraud and abuse or other healthcare laws and regulations or guidance. If our operations are found to be in violation of such laws or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations.

Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business

Our products are and our future products are expected to be purchased principally by hospitals and ambulatory medical facilities, which typically bill various third-party payors, including governmental programs, such as Medicare and Medicaid, private insurance plans and managed care plans, for the healthcare services provided to their patients. Because there is often no separate reimbursement for products used in surgical procedures, the additional cost associated with the use of some of our products can impact the profit margin of the hospital or surgery center where the procedure is performed. Some of our target customers may be unwilling to adopt our products in light of the additional associated cost. Further, any decline in the amount payors are willing to reimburse our customers for the procedures using our products may make it difficult for customers to adopt our products and could create additional pricing pressure for us. We may be unable to sell our products on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement. The ability of our customers to obtain appropriate coverage and reimbursement for our products or procedures using our products from government and private third-party payors is critical to our success.

Reimbursement varies from country to country, state to state and plan to plan and can significantly influence the acceptance of new products and services. Certain private third-party payors may view some procedures using our products as experimental and may not provide coverage. Third-party payors may not cover and reimburse the procedures using our products in whole or in part in the future, or payment rates may not be adequate, or both. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. Further, the adequacy of coverage and reimbursement by third-party payors is also related to billing codes to describe procedures performed using our products. Hospitals and physicians use several billing codes to bill for such procedures. Third-party payors may not continue to recognize the billing codes available for use by our customers.

Reimbursement rates are unpredictable, and we cannot project how our business may be affected by future legislative and regulatory developments. Future legislation or regulation, or changing payment methodologies, may have a material adverse effect on our business, and reimbursement may not be adequate for all customers. From time to time, typically on an annual basis, payment amounts are updated and revised by third-party payors. Because the cost of our products generally is recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates could directly impact the demand for our products. We cannot predict how pending and future healthcare legislation will impact our business and any changes in coverage and reimbursement that further restricts coverage of our products or lowers reimbursement for procedures using our devices could materially affect our business.

After we develop new products or seek to market our products for new indications, once approved (or certified), we may find limited demand for the product unless government and private third-party payors provide adequate coverage and reimbursement. Even with reimbursement approval and coverage by government and private payors, providers submitting reimbursement claims may face delays in payment if there is confusion by providers regarding the appropriate codes to use in seeking reimbursement. Such delays may create an unfavorable impression within the marketplace regarding the level of reimbursement or coverage available for our products.

Demand for our products or new approved (or certified) indications for our existing products may fluctuate over time if federal, state and foreign legislative or administrative policy changes affect coverage or reimbursement levels for our products, or the services related to our products. In the United States, there have been, and we expect there will continue to be, legislative and regulatory proposals to change the healthcare system, some of which could significantly affect our business. Legislative or administrative reforms to the U.S. or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for those procedures could have a material adverse effect on our business, financial condition, results of operations and prospects.

Actual or perceived failures to comply with U.S. and foreign privacy and data protection laws, regulations and standards may adversely affect our business, operations and financial performance

We are subject to or affected by numerous federal, state and foreign laws and regulations, as well as regulatory guidance, governing the collection, use, disclosure, retention, and security of personal data, such as information that we collect about patients and healthcare providers in connection with clinical studies in the United States and abroad. The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, affect our or our collaborators’, service providers’ and contractors’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us or our collaborators, service providers and contractors to comply with federal, state or foreign laws or regulation, our internal policies and procedures or our contracts governing processing of personal information could result in negative publicity, diversion of management time and effort and proceedings against us by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising.

In the United States, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, imposes privacy, security and breach notification obligations on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities, and their covered subcontractors. HIPAA establishes privacy and security standards that limit the use and disclosure of individually identifiable health information and protected health information (“PHI”) and requires the implementation of administrative, physical and technological safeguards to protect the privacy of PHI and ensure the confidentiality, integrity and availability of electronic PHI. Most healthcare providers, including research institutions from which we obtain patient health information, are subject to privacy and security regulations promulgated under HIPAA. Covered entities are those that electronically transmit health information in connection with transactions susceptible to standards set by the U.S. Department of Health and Human Services (“HHS”) and may concern billing and payment for services or insurance coverage. Business associates may perform or assist in performance of a function or activity involving the use or disclosure of individually identifiable health information, or other activities that may involve disclosure of individually identifiable health information by the covered entity. While we do not believe that we are currently acting as a covered entity or business associate under HIPAA and thus are not directly regulated under HIPAA, federal and state regulators may disagree and bring an enforcement action under HIPAA against us.

In addition, certain state laws govern the privacy and security of health-related and other personal information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. By way of example, the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability. Further, the California Privacy Rights Act (the “CPRA”) recently passed in California. The CPRA significantly amends the CCPA and will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Similar laws have passed in Virginia, Colorado, Connecticut and Utah, and have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging. In the event that we are subject to or affected by HIPAA, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

Our operations abroad may also be subject to increased scrutiny or attention from data protection authorities. For example, the EU and the UK General Data Protection Regulations (respectively, the “EU GDPR” and the “UK GDPR,” together, the “GDPR”), each impose strict requirements for processing the personal data of individuals within the EEA, and/or the UK and to processing that occurs in the context of an establishment in, respectively, the EEA and/or UK. The EU GDPR which went into effect in May 2018 and introduces strict requirements for processing the personal information of EU subjects, including clinical study data. The GDPR has and will continue to increase compliance burdens on us, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and process information about them. The processing of sensitive personal data, such as physical health condition, may impose heightened compliance burdens under the GDPR and is a topic of active interest among foreign regulators. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million under the EU GDPR and £17.5 million under the UK GDPR or 4% of the annual global revenues of the noncompliant company, whichever is greater. In addition to these fines, supervisory authorities have extensive audit and inspection rights, and powers to order temporary or permanent bans on all or some processing of personal data carried out by noncompliant actors; the GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR.

The existence of parallel regimes under the EU GDPR and UK GDPR, and divergence in respect of implementing or supplementary laws across the EEA and UK in certain areas, means that we could be subject to potentially overlapping or divergent enforcement actions for certain actual or perceived violations. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States; in July 2020, the Court of Justice of

the EU, (the “CJEU”), limited how organizations could lawfully transfer personal data from the EEA and UK to the United States by invalidating the Privacy Shield for purposes of international transfers and imposing further restrictions on the use of standard contractual clauses (“SCCs”). The European Commission issued revised SCCs on June 4, 2021 to account for the decision of the CJEU and recommendations made by the European Data Protection Board. The revised SCCs must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. The revised SCCs cannot be used for transfers to non-EEA entities whose processing is already subject to the GDPR; however, no equivalent standard data protection clauses have been issued and approved by the European Commission and, therefore, current market practice is largely to use the SCCs notwithstanding this issue. The new SCCs apply only to the transfer of personal data outside of the EEA and not the UK. The UK’s Information Commissioner’s Office has published new data transfer standard contracts for transfers from the UK under the UK GDPR. This new documentation will be mandatory for relevant data transfers from September 21, 2022; existing standard contractual clauses arrangements must be migrated to the new documentation by March 21, 2024. The relationship between the UK and the EU in relation to certain aspects of data protection law remains unclear, and the European Commission has adopted an adequacy decision in favor of the UK, enabling data transfers from EU member states to the UK without additional safeguards. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews or extends that decision. In September 2021, the UK government launched a consultation on its proposals for wide-ranging reform of UK data protection laws following Brexit and the response to this consultation was published in June 2022. There is a risk that any material changes which are made to the UK data protection regime could result in the European Commission reviewing the UK adequacy decision and the UK losing its adequacy decision if the European Commission deems the UK to no longer provide adequate protection for personal data.

As supervisory authorities issue further guidance on personal data export mechanisms, including the aforementioned ‘supplementary measures’, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations. The GDPR may impose additional responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms, at significant cost and diversion of management attention, to ensure compliance with the new data protection rules. This may be onerous and adversely affect our business, operations and financial performance.

The EU has also proposed a Regulation on Privacy and Electronic Communications, or ePrivacy Regulation, which, if adopted, would impose new obligations on the use of personal data in the context of electronic communications, particularly with respect to online tracking technologies and direct marketing. Additionally, the EU adopted the EU Clinical Trials Regulation, which came into effect on January 31, 2022. This regulation imposes new obligations on the use of data generated from clinical trials and enables European patients to have the opportunity to access information about clinical trials. Failure or perceived failure to comply with the GDPR, the EU Clinical Trials Regulations or other countries’ privacy or data security-related laws, rules or regulations could result in significant regulatory penalties and fines, affect our compliance with contracts entered into with our partners, collaborators and other third-party payors, and could have an adverse effect on our reputation, business and financial condition.

Environmental and health safety laws may result in liabilities, expenses and restrictions on our operations

Federal, state, local and foreign laws regarding environmental protection, hazardous substances and human health and safety may adversely affect our business. Using hazardous substances in our operations exposes us to the risk of accidental injury, contamination or other liability from the use, storage, importation, handling, or disposal of hazardous materials. If our or our suppliers’ operations result in the contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines, and any liability could significantly exceed our insurance coverage and have a material adverse effect on our business, financial condition, results of operations and prospects. We maintain insurance for certain environmental risks, subject to substantial deductibles; however, we cannot assure you we can continue to maintain this insurance in the future at an acceptable cost or at all. Future changes to environmental and health and safety laws could cause us to incur additional expenses or restrict our operations.

We are subject to anti-bribery, anti-corruption, and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, in which violations of these laws could result in substantial penalties and prosecution

We are exposed to trade and economic sanctions and other restrictions imposed by the United States and other governments and organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, and other federal statutes and regulations, including sanctions administered by the Office of Foreign Assets Control and other U.S. governmental agencies. Governmental regulation of the import or export of our products, or our failure to obtain any required import or export authorization for our products under the laws of the United States or other countries, could harm our ability to engage in international trade and adversely affect our revenue. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers or to conduct business with foreign parties.

The U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act of 2010 (the “Bribery Act”), and similar laws around the world generally prohibit U.S. companies and their employees and intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business or gaining any advantage. We face significant risks if we, which includes our third-party business partners and intermediaries, fail to comply with the FCPA or other anti-corruption and anti-bribery laws. In addition, the Bribery Act prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that “fails to prevent bribery” by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented ‘‘adequate procedures’’ to prevent bribery. We are in the process of implementing policies and procedures intended to help ensure compliance with these laws, though such compliance measures ultimately may not be effective in prohibiting our employees, contractors, business partners, intermediaries or agents from violating or circumventing our policies and/or the law.

Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. An actual or alleged violation of these laws or regulations would negatively affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

We may not effectively be able to protect or enforce our intellectual property, which could have a material adverse effect on our business, financial condition, results of operations and prospects

The medical innovation market in which we participate is largely technology driven. Physicians historically have moved quickly to new products and new technologies. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. Patents enable us to stop unauthorized third parties from making, using, selling, offering for sale or importing products that are covered under valid and enforceable patents. Trade secrets enable us to protect information that we do not wish to divulge to the public. Trademarks also play a role in product differentiation. If we are unable to adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace, and erode or negate any competitive advantage we may have, which could ultimately harm our business and ability to achieve profitability. In order to protect our intellectual property, we may be involved in intellectual property litigation, which is inherently complex, expensive and unpredictable.

We hold patents and pending patent applications. Our patents cover inventions, which include features of our technologies or products. However, our competitors may seek to produce products that include our technologies that are not subject to patent protection, which may negatively affect our business.

The patents we own may not be sufficiently broad to protect our technology or to give us any competitive advantage. We are unable to provide any assurances that any of our patents, or patents to which we have rights through licensing agreements, have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our technology or products, any additional features we develop with respect to our technology or products, or any new technology or products that we seek to develop in the future. Our patents could be challenged as invalid or unenforceable, or circumvented by competitors. Medical device patents involve complex legal, scientific and factual questions, and therefore, the issuance, scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Any patents for which we have applied may not be granted. Third parties own numerous U.S. and foreign issued patents and pending patent applications in the fields in which we have developed our technology or manufacture and sell our products. Third party-owned patents can be an obstacle to our ability to obtain patent protection for our technology.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our products. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013 (the date when United States patent law changed from granting rights to the first-to-invent to the first-to-file), an interference proceeding can be provoked by a third-party or instituted by the United States Patent and Trademark Office (the “USPTO”), to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. We cannot be certain that we are the first to invent the inventions covered by pending patent applications entitled to a priority date before March 16, 2013, and, if we are not, we may be subject to priority disputes.

We may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim, and we may be subject to a third-party preissuance submission of prior art to the USPTO. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim through a post-issuance proceeding or in litigation. No assurance can be given that if challenged, our patents would be declared by a court to be valid or enforceable, or that even if found valid and enforceable, a competitor’s technology or product would be found by a court to infringe our patents.

We may analyze patents or patent applications of our competitors that we believe are relevant to our activities, and consider that we are free to operate in relation to our products, but our competitors may obtain issued claims, including in patents we considered to be unrelated, which block our efforts or may potentially result in our technology or products or our activities infringing such claims. The possibility exists that others will develop technology or products which have the same effect as our technology or products on an independent basis which do not infringe our patents or other intellectual property rights, or will design around the claims of patents that we have had issued that cover our technology or products.

Challenges raised in patent infringement litigation may cause determinations that our patents or licensed patents are invalid, unenforceable, or otherwise subject to limitations. In such events, third parties may use the discoveries or technologies without paying damages, licensing fees or royalties to us, which could significantly diminish the value of our intellectual property. We could also be adversely affected if our licensors terminate licenses granted to us to use their patented technology. Thus, any patents that we may own, or to which we have rights through licensing agreements, may not provide sufficient protection against competitors. Furthermore, an adverse decision in a judicial or administrative proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our technology or products.

We hold trademark applications or registrations relating to our products. Our trademarks may also be challenged as invalid or not distinctive by competitors or third parties. Registration of a trademark is not conclusive as to its validity or the right to use such trademark. Third parties own numerous U.S. and foreign trademark registrations and trademark applications in the fields in which we manufacture and sell our products.

We may be unable to enforce our intellectual property rights throughout the world

Filing, prosecuting and defending patents covering our products in all countries throughout the world would be prohibitively expensive, and the laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Hence, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in those countries. Our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

Additionally, in the event that our trademarks are successfully challenged in the United States and in jurisdictions outside of the United States, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks.

The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products against third parties in violation of our intellectual property rights generally. The initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Proceedings to enforce our patent rights in the United States and in jurisdictions outside of the United States could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Further, we may not always detect infringement of our intellectual property rights, and defending our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we cannot protect and control unpatented trade secrets, know-how and other proprietary technology, we may suffer competitive harm

Besides patented intellectual property, we also rely on trade secrets, unpatented proprietary technology, confidential information and know-how to protect our technology and maintain our competitive position, particularly when patent protection is not appropriate or obtainable. These include, but may not be limited to, with respect to Virtue SAB and other product candidates our Focal Therapies group intends to develop, the chemical and physical aspects of the polymers and excipients in our formulation and the process by which our formulation is mixed, purified, concentrated, diluted, stored, filled into vials, freeze dried, sterilized, inspected, labeled and packaged, as well as physical and engineering aspects of our catheter, detailed specifications of our porous balloon, and physical and engineering aspects of our dose unit, recon unit, and pre-filled syringe. With respect to BackBeat CNT, this may include, but may not be limited to, certain aspects of our proprietary algorithms. However, trade secrets and unpatented proprietary technology are difficult to protect. To protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements may not prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property and may not provide an adequate remedy if unauthorized disclosure of confidential information or other breaches of the agreements occur. Others may independently discover or reverse engineer our trade secrets and proprietary information licensed to us or that we own in a manner that could prevent legal recourse by us. Enforcing a claim that a party illegally obtained and is using trade secrets licensed to us or that we own is difficult, expensive and time consuming, and the outcome is unpredictable. In the United States, trade secret violations are both a matter of federal law and state law, and the criteria for protection of trade secrets under state law can vary among different jurisdictions. Courts outside the United States may be less willing to protect trade secrets or unpatented proprietary technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets

We employ individuals who previously worked with other companies, including our competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may be subject to an injunction and lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be involved in litigation or other proceedings relating to patent, trade secret and other intellectual property rights, which could cause substantial costs and liability

There may be patents and patent applications owned by our competitors, which, if determined to be valid and enforceable, may be infringed by us. We do not always conduct independent reviews of patents issued to third parties. Holders of certain patents may contact us and request we enter into license agreements for the underlying technology and pay them royalties, which could be substantial. If we need to obtain a license to use any intellectual property, we may be unable to obtain these licenses on favorable terms or at all or we may be required to make substantial royalty or other payments to use this intellectual property. Litigation concerning patents, trade secret and proprietary rights is time-consuming, expensive and unpredictable, and could divert the attention of our management from our business operations. Patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived, so there may be applications of others now pending or recently revived patents of which we are unaware. Patent applications in the United States, Europe and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. These applications that later result in issued patents, or the revival of previously abandoned patents, may prevent, limit or otherwise interfere with our ability to develop and market our products. Third parties may assert claims that we are employing their proprietary technology without authorization, including claims from competitors or from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may have no deterrent effect.

As we continue to commercialize our technology and products in their current or updated forms, launch new technologies and products and enter new markets, we expect competitors may claim that one or more of our technology or products infringe their intellectual property rights as a strategy to impede our commercialization and entry into new markets. The large number of patent issuances, the rapid rate of new patent application filings, the complexities of the technologies involved, and the uncertainty of litigation may increase the risk to our business and result in business resources and management’s attention being diverted to patent litigation. An adverse ruling in a patent litigation could subject us to significant liability, require us to seek licenses, and restrict our ability to commercialize our technology or manufacture and sell our products. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.

Additionally, we may become party to adversarial proceedings regarding our or third-party patent portfolios. Such proceedings could include supplemental examination or contested post-grant proceedings such as post-grant review, reexamination, inter partes review, interference or derivation proceedings before the USPTO, and challenges in U.S. District Courts. Patents may be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices. The legal threshold for initiating litigation or contested proceedings may be low, so that even lawsuits or proceedings with a low probability of success might be initiated. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may also occasionally use these proceedings to challenge the patent rights of others. We cannot be certain that any particular challenge will be successful in limiting or eliminating the challenged patent rights of the third party.

An unfavorable outcome in abovementioned lawsuits and proceedings could require us to pay substantial damages, to lose our patent protection, to cease using the technology or to license rights, potentially at a substantial cost, from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license on commercially acceptable terms. Even if we can obtain rights to a third-party’s intellectual property, those rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may have to cease some of our business operations because of infringement claims, which could severely harm our business. To the extent we are found to be infringing on the intellectual property rights of others, we may not develop or otherwise obtain alternative technology. If we need to redesign our products to avoid third-party intellectual property rights, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, manufacturing or other information related to any redesigned product and, ultimately, in obtaining regulatory approval. Further, any such redesigns may result in less effective or less commercially desirable products or both.

Even if we were ultimately to prevail, any of these events could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. Intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, importing, marketing or otherwise commercializing our products and technology. In addition, if the breadth or strength of protection provided by the patents and patent applications we own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future technology or products. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors view these announcements in a negative light, the price of our common stock could be adversely affected.

Lastly, we may need to indemnify our customers, licensees, commercialization partners, and distributors with respect to infringement by our technology or products of the intellectual property rights of third parties. Third parties may assert infringement claims against our customers, licensees, commercialization partners, or distributors based on our technology or products. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, licensees, commercialization partners, or distributors, regardless of the merits of these claims. If any of these claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, licensees, commercialization partners, or distributors or may be required to obtain licenses for the technology or products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers, licensees, commercialization partners, or distributors may be forced to stop using or selling our products or technology.

Patents covering our technology or products could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third-party preissuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights if patent rights are awarded to third parties instead of to us. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications. Such challenges may result in loss of patent rights, in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology or products. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

In addition, if we initiate legal proceedings against a third party to enforce a patent we own covering the third party’s competing products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace.

Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise claims challenging the validity or enforceability of our patents before administrative bodies in the United States or abroad, even outside the context of litigation, including through re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of or amendment to our patents in such a way that they no longer cover our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the applicable product(s). Such a loss of patent protection would have a material adverse effect on our business, financial condition and results of operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements

Obtaining and maintaining our patent protection depends on compliance with various procedural measures, document submissions, fee payments and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in the abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to file any patent application related to our products or invent any of the inventions claimed in our patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. Future actions by the U.S. Congress, the federal courts and the USPTO could cause the laws and regulations governing patents to change in unpredictable ways. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims challenging the ownership or inventorship of our patents and other intellectual property and, if unsuccessful in any of these proceedings, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all, or to cease the development, manufacture and commercialization of one or more of our products

We may be subject to claims that current or former employees, collaborators or other third parties have an interest in our patents, trade secrets or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship of our patents, trade secrets or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products. If we were to jointly own such intellectual property with other owners, other owners may be able to license their rights to other third parties, including our competitors. We also may be required to obtain and maintain licenses from third parties, including parties involved in any such disputes. Such licenses may not be available on commercially reasonable terms, or at all, or may be non-exclusive. If we are in breach of any license agreements granted to us, such licenses may terminate. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture and commercialization of one or more of our products.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time

The term of any individual patent depends on applicable law in the country where the patent is granted. In the United States, provided all maintenance fees are timely paid, a patent generally has a term of 20 years from its application filing date or earliest claimed non-provisional filing date. Extensions may be available under certain circumstances, but the life of a patent and, correspondingly, the protection it affords is limited. Even if we or our licensors obtain patents covering our products, when the terms of all patents covering a product expire, our business may become subject to competition from products identical or similar to ours which can be sold without infringing our patents. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may be unable to acquire patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation

In the United States, a patent that covers a medical device approved by the FDA may be eligible for a term extension designed to restore the period of the patent term that is lost during the pre-market regulatory review process conducted by the FDA. Depending upon the timing, duration and conditions of FDA marketing approval of our products, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), which permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. In the EU, our product candidates may be eligible for term extensions based on similar legislation. In either jurisdiction, however, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Even if we are granted such extension, the duration of such extension may be less than our request. If we are unable to obtain a patent term extension, or if the term of any such extension is less than our request, the period during which we can enforce our patent rights for that product will be in effect shortened and our competitors may obtain approval to market competing products sooner. The resulting reduction of years of revenue from applicable products could be substantial.

We may need to obtain intellectual property rights from third parties, and may not be successful in obtaining necessary rights to develop any future product through acquisitions and in-licenses

We may find it necessary or prudent to obtain licenses from third-party intellectual property holders to advance our research or to allow commercialization of our products, and we cannot provide any assurances that third-party intellectual property rights do not exist which might be enforced against our products in the absence of such a license. In addition, with respect to any patents we may in the future co-own with third parties, we may wish to acquire exclusive licenses to such co-owners’ interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license any intellectual property rights from third parties that we identify as necessary for planned or future products. The licensing or acquisition of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property licenses we have, we may have to abandon development of the relevant products, which could have a material adverse effect on our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected

Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, domain names or other similar intellectual property may be ineffective, could result in substantial costs and diversion of resources and could adversely affect our business, financial condition and results of operations.

Risks Related to HSAC2 and the Business Combination

Unless the context otherwise requires, all references in this “Risks Related to Orchestra’s Business and Industry” section to “we,” “us,” “our,” or the “Company” refer to Health Sciences Acquisitions Corporation 2 prior to the consummation of the Business Combination.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. If we cannot consummate the Business Combination or an alternative initial business combination by the Extension Date, we must redeem our shares and wind up our affairs

We are a development stage blank check company, and we have no operating history. We have until the Extension Date to complete the Business Combination or an alternative initial business combination. If we are unable to consummate our initial business combination within the required time period, we must distribute the amount on deposit in the Trust Account, pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, unless we amend our Existing Charter and other agreements to extend our life.

On July 26, 2022, HSAC2’s shareholders approved the Extension Proposal and the amended and restated memorandum and articles of association were amended to: (a) extend from August 6, 2022 to November 6, 2022, the date by which, if the Company has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (iii) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, and (b) allow the Company, without another shareholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to three times by an additional one month each time after the November 6, 2022, upon five days’ advance notice prior to the applicable deadlines, until February 6, 2023 or a total of up to six months after August 6, 2022, unless the closing of the Company’s initial business combination shall have occurred.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Sponsor which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its stockholders.

If we are required to liquidate and dissolve, our public shareholders may be forced to wait more than three months before receiving distributions from the Trust Account

If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, we must redeem our shares and liquidate. We have no obligation to return funds to investors prior to such time unless we consummate a business combination, or further amend our Existing Charter prior to consummation of a business combination, and only then in cases where investors have sought to have us redeem their shares. Only after the expiration of this full-time period and if we are unable to complete a business combination will public shareholders be entitled to distributions from the Trust Account. Accordingly, investors’ funds may be unavailable to them until after such date and Public Shareholders may be forced to sell shares, potentially at a loss.

Our Sponsor, Initial Shareholder, officers and directors and their affiliates have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of our shareholders

Our Sponsor, Initial Shareholder, officers and directors and their affiliates have interests in and benefits arising from the completion of the Business Combination that may be different from or in addition to (and which may conflict with) the interests of our Public Shareholders, which may result in a conflict of interest. These interests and benefits include:

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, we will be required to liquidate. However, each of our Initial Shareholders, which include our Sponsor, which is affiliated with our officers, and certain of our directors, has agreed to waive their right to have us redeem any of their shares, or to sell their shares to us in any tender offer, in connection with the Business Combination, or to receive distributions with respect to their Insider Shares upon our liquidation if we are unable to consummate the Business Combination or an alternative business combination. Accordingly, the Insider Shares and any Public Shares held by our officers and directors will be worthless if we do not consummate the Business Combination or an alternative initial business combination. Their Insider Shares, which were purchased prior to the closing of the HSAC2 IPO were purchased for $28,750, their Private Shares were purchased concurrently with the IPO for $4,500,000 and their Public Shares were purchased after the IPO for $300,000. Based on the closing price of the HSAC2 Ordinary Shares of $             on Nasdaq as of             , 2022, these shares had an aggregate market value of approximately $            .

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, we will be required to liquidate and the Private Warrants purchased by our Sponsor at a price of $1,500,000 will expire worthless. Based on the closing price of the HSAC2 Ordinary Shares of $             on Nasdaq as of             , 2022, the Private Warrants had an aggregate market value of approximately $            .

•        Our Initial Shareholders paid an aggregate of $28,750 or approximately $0.007 per share for their Insider Shares, which shares, if unrestricted and freely-tradable, would be valued at approximately $             based on the closing price of the HSAC2 Ordinary Shares of $             on Nasdaq as of             , 2022; accordingly, our Initial Shareholders can earn a positive rate of return on their Insider Shares even if New Orchestra’s Public Shareholders experience a negative return following the consummation of the Business Combination.

•        The RTW Funds, entities affiliated with our Chief Executive Officer, have purchased 1 million HSAC2 Ordinary Shares pursuant to the RTW Forward Purchase Agreement and have agreed to purchase up to an additional $50 million of HSAC2 Ordinary Shares pursuant to the Backstop Agreement.

•        We pay $10,000 per month to our Sponsor for office space and related services, but only out of funds not held in the Trust Account. We may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will be due and payable no later than the date of the consummation of the Business Combination, or an alternative initial business combination. So, the Sponsor may forfeit repayment if we do not consummate the Business Combination or an alternative initial business combination.

•        Our Initial Shareholders and management team are entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations (with no cap or ceiling on such reimbursement), but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination, or an alternative initial business combination, is consummated. As of             , 2022, the date of this proxy statement/prospectus, there were no unreimbursed out-of-pocket expenses.

•        In order to meet our working capital needs, our Initial Shareholders, officers and directors may, but are not obligated to, loan us funds (the “Working Capital Loans”). The loans would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of our business combination into additional Private Warrants at a price of $1.00 per warrant. If we require additional working capital and the Sponsor extends Working Capital Loans to us, such loans will not be repaid if we do not consummate the Business Combination, or an alternative initial business combination by the Extension Date. As of             , 2022, the date of this proxy statement/prospectus, there were no amounts outstanding under any Working Capital Loans.

•        Our Initial Shareholders and the RTW Funds have agreed that, subject to certain limited exceptions, any shares of New Orchestra Common Stock or any security convertible into or exercisable or exchanged for New Orchestra Common Stock beneficially owned or owned of record by such holders will not be transferred, assigned, sold or assigned until the earlier of 12 months after the Closing and the date on which New Orchestra completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Orchestra stockholders having the right to exchange their shares of New Orchestra Common Stock for cash, securities or other property.

•        Our current directors and officers have the right to be indemnified by contract and our Existing Charter against liabilities asserted against them in their capacities as our directors and officers and certain other capacities undertaken at our request. New Orchestra will continue such indemnification and maintain directors’ and officers’ liability insurance to provide such indemnification. If we do not complete the Business Combination, or an alternative initial business combination by the Extension Date, it will trigger our automatic winding up, liquidation and dissolution and such indemnification rights will become worthless.

•        The exercise of HSAC2’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

Although our board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Shareholders that they approve the Business Combination and each of the Proposals, these personal and financial interests may influence our of our directors’ and officers’ motivation in timely identifying and selecting a target business and completing a business combination, supporting the Business Combination and in determining whether the terms, conditions and timing of the Business Combination are appropriate and in our shareholders’ best interest, which would be in breach of their fiduciary duties to us as a matter of Cayman Islands law. Although we might have a claim against such individuals, we might not ultimately be successful in any such claim we may make against them.

Our Initial Shareholders, officers and their affiliates control a substantial interest in us and thus may influence certain actions requiring a shareholder vote, potentially in a manner that you do not support

Our Initial Shareholders and officers collectively own approximately 48.88% of the issued and outstanding HSAC2 Ordinary Shares. If our officers, directors, Initial Shareholders or their affiliates determine in the future to purchase the HSAC2 Ordinary Shares in the open market or in private transactions, to the extent permitted by law, in order to assist us in consummating the Business Combination, this would increase their control. Factors that would be considered in making such additional purchases would include consideration of the current trading price of the HSAC2 Ordinary Shares. In connection with any vote for a proposed business combination, including the Business Combination, all of our Initial Shareholders, as well as all of our officers and directors, have agreed to vote the HSAC2 Ordinary Shares owned by them in favor of such proposed business combination. Additionally, the RTW Funds, which are managed by RTW Investments, LP, where our Chief Executive Officer serves as Managing Partner and Chief Investment Officer, have further agreed, pursuant to the Backstop Agreement, to purchase before the Closing, up to 5 million additional Ordinary Shares which, if purchased, is expected to result in our Initial Shareholders, officers, and their affiliates holding approximately 39.15% of the issued and outstanding New Orchestra Common Stock. Accordingly, our Initial Shareholders, officers and their affiliates may exert a substantial or controlling influence on actions requiring a shareholder vote, potentially in a manner that you do not support, including amendments to our amended and restated memorandum and articles of association. The ownership percentages of New Orchestra immediately following the Business Combination are subject to multiple assumptions. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by HSAC2’s existing shareholders in New Orchestra will be different. See the section titled “Summary of the Proxy Statement/Prospectus — Ownership of the Post-Business Combination Company After the Closing.”

Our Initial Shareholders and officers and directors have agreed to vote in favor of the Business Combination regardless of how our public shareholders vote. Accordingly, we could need as little as 10.04% of our unaffiliated Public Shares to attend the Shareholder Meeting, none of which need to be voted in favor of the Business Combination in order to have such transaction approved

Our Initial Shareholders and our officers and directors hold 5,480,000 Ordinary Shares and have agreed (1) to vote any HSAC2 Ordinary Shares owned by them in favor of the Business Combination, and (2) not to convert any HSAC2 Ordinary Shares in connection with the shareholder vote to approve the Business Combination. As a result, we could need as little as 126,060 of our Public Shares (or approximately 1.12% of our unaffiliated Public Shares) to attend the Shareholder Meeting in order to form a quorum, none of which need to be voted in favor of the Business Combination or any of the Proposals in order to have such transaction, and each of the Proposals, approved.

Our Initial Shareholders, officers, directors or their affiliates may elect to purchase shares from Public Shareholders, in which case they may influence a vote in favor of the Business Combination

Our Initial Shareholders, officers, directors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. Such purchases could include a contractual acknowledgement that the selling holder, although still the registered holder of our shares, is no longer the beneficial owner and therefore agrees not to exercise redemption rights. In the event that our Initial Shareholders, officers, directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Initial Shareholders, officers, directors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases. On July 22, 2022, the RTW Funds, which are managed by RTW Investments, LP, where our Chief Executive Officer serves as Managing Partner and Chief Investment Officer, purchased 1 million Public Shares or 8.92% of the issued and outstanding HSAC2 Ordinary Shares pursuant to the RTW Forward Purchase Agreement and have further agreed, pursuant to the Backstop Agreement, to purchase before the Closing, up to 5 million additional Ordinary Shares. The purpose of such purchases by the RTW Funds and any future such purchases by our Initial Shareholders, officers, directors or their affiliates would be to (1) fulfill their obligations under the RTW Forward Purchase Agreement or Backstop Agreement, (2) increase the likelihood of obtaining approval of the Business Combination, or (3) reduce our redemption expenses in order to satisfy the Closing condition in the Merger Agreement that we have cash of at least $60 million. This may result in the consummation of the Business Combination when it may not otherwise have been possible.

If our Initial Shareholders, officers, directors or their affiliates elect to purchase HSAC2 Ordinary Shares from public shareholders, such purchases may affect the market price of our securities

The Forward Purchases, purchases under the Backstop Agreement, and any purchases of Ordinary Shares by our Initial Shareholders, officers, directors or their affiliates in privately negotiated transactions as described above may increase the market price of our securities. Further, although none of our Initial Shareholders, officers, directors or their affiliates currently anticipate paying a premium for such shares, in the event they do pay a premium, such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no limit on the number of shares that our Initial Shareholders, officers, directors or their affiliates could acquire or the price such parties may pay. If the market does not view the Business Combination positively, purchases of Public Shares, including the Forward Purchases and any Backstop Purchases may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of our securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of our securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any Public Shareholder, except for the July 22, 2022 Forward Purchase by the RTW Funds at $10.01 per share. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose the information we have.

Our ability to consummate the Business Combination may be negatively impacted because neither our Board nor any committee of our Board obtained a valuation or fairness opinion in determining whether or not to pursue the Business Combination, and as a result, the terms may not be fair from a financial point of view to the Public Shareholders

Neither the HSAC2 Board nor any committee of the HSAC2 Board is required to obtain an opinion from an independent investment banking or accounting firm regarding the value of Orchestra or that the price that HSAC2 is paying for Orchestra in the Business Combination is fair to HSAC2 or its shareholders from a financial point of view. In analyzing the Business Combination, the HSAC2 Board conducted due diligence on Orchestra. It also consulted with HSAC2’s management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainties and risks, including, but not limited to, those discussed under The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination, and concluded that the Business Combination was in the best interest of HSAC2 shareholders. The HSAC2 Board believes that because of the skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders and that Orchestra’s fair market value was at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable). Accordingly, investors will be relying solely on the judgment of the HSAC2 Board in valuing Orchestra, and the HSAC2 Board may not have properly valued Orchestra. As a result, the terms may not be fair from a financial point of view to the Public Shareholders. The lack of a valuation or fairness opinion may also lead an increased number of our shareholders to vote against the Business Combination or demand redemption of their HSAC2 shares, which could potentially impact our ability to consummate the Business Combination.

Neither we nor our stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Orchestra in the Merger Agreement ultimately proves to be inaccurate or incorrect

The representations and warranties made by Orchestra and HSAC2 to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, neither we, nor our shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-Closing adjustment to be made to the total merger consideration if any representation or warranty made by Orchestra in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, we would have no indemnification claim and our financial condition or results of operations could be adversely affected.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all

The consummation of the Business Combination is subject to a number of conditions. The consummation of the Business Combination is not assured and is subject to risks, including the risk that our shareholders do not approve the Business Combination or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “Proposal 1 — The Business Combination Proposal — The Business Combination and the Merger Agreement — Conditions to Closing), or that other Closing conditions are not satisfied. If we do not consummate the Business Combination, we could be subject to several risks, including:

•        we and Orchestra may be liable for damages to one another under the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of our securities due to the fact that current prices may reflect a market assumption that the Business Combination will be consummated; and

•        our management’s attention will have been diverted to the Business Combination rather than the pursuit of other possible initial business combinations.

We may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination

To the extent permitted by applicable laws, we may agree to waive some of the conditions to our obligations to complete the Business Combination, in whole or in part. Our Board will evaluate the materiality of any such waiver when deciding whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if our Board determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, we have the discretion to complete the Business Combination without seeking further shareholder approval. For example, we are not required to consummate the Business Combination if doing so would conflict with a governmental order applicable to Orchestra. However, if such an order exists, depending upon the nature of the order, our Board may determine that it is not material to Orchestra’s business and then elect to waive that condition without shareholder approval and close the Business Combination. Accordingly, we may consummate the Business Combination on terms that are less favorable than presented in this proxy statement/prospectus.

Shareholders may not know immediately after the Shareholder Meeting whether we have satisfied the Closing condition that Parent Closing Cash is at least $60 million

Pursuant to the Backstop Agreement, the RTW Funds, jointly and severally, agreed to purchase such number of HSAC2 Ordinary Shares at a price of $10.00 per share to the extent that the amount of Parent Closing Cash (as defined in the Merger Agreement) as of immediately prior to the closing of the Merger is less than $60 million (excluding amounts received pursuant to the Medtronic Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but including amounts received pursuant to the RTW Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares. However, there can be no assurance that the RTW Funds will not breach the Backstop Agreement or delay the required Backstop Purchases. If we receive valid redemption requests from holders of Public Shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the Closing Date, seek and permit one or more shareholders to withdraw their redemption requests. We may select which shareholders to seek such withdrawals based on any factors we deem relevant. The purpose of seeking such withdrawals may be to reduce our redemption expenses and thereby increase the funds held in the Trust Account, including where we otherwise would not satisfy the Closing condition that the amount of Parent Closing Cash as of immediately prior to the closing of the Merger is at least $60 million. This process could take a number of days, and there may be a period of time after the Shareholder Meeting and before the Closing when shareholders do not know whether we have satisfied this Closing condition.

We will incur significant transaction costs

We have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. HSAC2’s transaction expenses as a result of the Business Combination are currently estimated to be $6,870,000, including $5,600,000 in accompanying deferred underwriting commissions, which are contingent upon the Closing.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption price received by shareholders may be less than approximately $10.00

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought to have Orchestra and all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, they may still seek recourse against the Trust Account even if they execute such agreements, and they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Upon redemption of our Public Shares, if we do not consummate an initial business combination by the Extension Date, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (excluding our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per HSAC2 Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per HSAC2 Ordinary Share due to reductions in the value of the assets held in the Trust Account, in each case less income and franchise taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations, and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them

Our Existing Charter provides that we will continue in existence only until the Extension Date if a business combination has not been consummated by such time. If we do not complete an initial business combination during such time period, it will trigger our automatic winding up, liquidation and dissolution. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them pursuant to such process and any liability of our shareholders may extend beyond the date of such distribution. Accordingly, we cannot assure you that third parties, or we under the control of an official liquidator, will not seek to recover from our shareholders amounts owed to them by us.

If we do not consummate a business combination within the required time period, upon notice from us, the trustee of the Trust Account will distribute the amount in our Trust Account to our Public Shareholders. Concurrently, we shall pay, or reserve for payment, from funds not held in trust, our liabilities and obligations, although we cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, our Sponsor, HSAC 2 Holdings, LLC, has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us and which have not executed a waiver agreement. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the Cayman Islands Court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our Public Shareholders.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to pay a fine of US$18,292.68 and subject to imprisonment for five years in the Cayman Islands.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm our business, financial condition and operating results and could divert management attention

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against HSAC2, Orchestra or New Orchestra, whether or not resolved favorably, could result in substantial costs and divert management’s attention from other business concerns, which could adversely affect the business and cash resources of HSAC2, Orchestra, or New Orchestra, which would also likely adversely affect the ultimate value that stockholders receive as a result of the Business Combination.

Following the consummation of the Business Combination, New Orchestra’s only significant asset will be ownership of 100% of Orchestra and such ownership may not be sufficient for New Orchestra to pay dividends or make distributions or loans to enable it to pay any dividends on its common stock

Following the consummation of the Business Combination, New Orchestra will have no direct operations and no significant assets other than the ownership of 100% of Orchestra. New Orchestra will have no independent means of generating revenue or cash and will depend on Orchestra for distributions, loans and other payments to generate the funds necessary to meet financial obligations, including expenses as a publicly-traded company, the obligation to pay any dividends on New Orchestra Common Stock. There can be no assurance that the earnings from, or other available assets of New Orchestra, will be sufficient to pay dividends or make distributions or loans to enable New Orchestra to pay any dividends on its common stock or satisfy other financial obligations or that applicable state law and contractual obligations will permit such distributions.

The unaudited pro forma condensed consolidated combined financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been

The unaudited pro forma condensed consolidated combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been consummated on the dates indicated. See the section titled “Summary Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for more information.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per HSAC2 Ordinary Share and (ii) the actual amount per HSAC2 Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per HSAC2 Ordinary Share due to reductions in the value of the assets held in the Trust Account, in each case less income and franchise taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.00 per HSAC2 Ordinary Share.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited

We are a company incorporated under the laws of the Cayman Islands and certain of our officers and directors are residents of jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act (as the same may be supplemented or amended from time to time) or the common law of the Cayman Islands prior to the Domestication

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the Companies Act and common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, and whilst the decisions of the

English courts are of persuasive authority, they are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the United States. In addition, while Cayman Islands law permits derivative actions to be brought in certain circumstances, shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a Cayman Islands exempted company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely:

•        to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

•        There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•        the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•        the U.S. judgment is final and for a liquidated sum;

•        the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•        in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•        recognition or enforcement of the judgment would not be contrary to public policy in the Cayman Islands; and

•        the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a United States company.

Future changes to U.S. and non-U.S. tax laws could adversely affect New Orchestra

The U.S. Congress and other government agencies in jurisdictions where New Orchestra and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which New Orchestra and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect New Orchestra and its affiliates.

The Domestication may be a taxable event for U.S. Holders of HSAC2 Ordinary Shares.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences,” including the application of the PFIC rules and Section 367(b) of the Code, the Domestication should qualify as a “reorganization” within the meaning of Section 368 of the Code, and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of HSAC2 Ordinary Shares for HSAC2 Common Stock, as applicable, pursuant to the Domestication.

Alternatively, if the Domestication does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its HSAC2 Ordinary Shares for HSAC2 Common Stock in the Domestication will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the HSAC2 Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the HSAC2 Ordinary Shares exchanged therefor.

In addition, U.S. Holders of HSAC2 Ordinary Shares may be subject to adverse U.S. federal income tax consequences under the PFIC regime. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares — Passive Foreign Investment Company Status” for a more detailed discussion with respect to HSAC2’s potential PFIC status and certain tax implications thereof.

Further, because the Domestication will occur immediately prior to the redemption of HSAC2 Ordinary Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their HSAC2 Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

HSAC2 is likely a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders

HSAC2 believes that it is likely a PFIC, which may have adverse U.S. federal income tax consequences to U.S. Holders of HSAC2 Ordinary Shares. If HSAC2 has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of HSAC2 Ordinary Shares has not made certain elections with respect to its HSAC2 Ordinary Shares), such U.S. Holder would likely recognize gain (but not loss if the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code) upon the exchange of HSAC2 Ordinary Shares for HSAC2 Common Stock pursuant to the Domestication. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares — Passive Foreign Investment Company Status” for a more detailed discussion with respect to HSAC2’s potential PFIC status and certain tax implications thereof.

Upon consummation of the Business Combination, the rights of holders of New Orchestra Common Stock arising under the DGCL and the Proposed Charter will differ from and may be less favorable to the rights of holders of HSAC2 Ordinary Shares arising under the Companies Act and our Existing Charter

Upon consummation of the Business Combination, the rights of holders of New Orchestra Common Stock will arise under the Proposed Charter as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our Existing Charter and the Companies Act and, therefore, some rights of holders of New Orchestra Common Stock will differ from the rights that holders of HSAC2 Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under the Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Orchestra becomes involved in costly litigation, which could have a material adverse effect on New Orchestra and the market price of New Orchestra’s securities.

For a more detailed description of the rights of holders of New Orchestra Common Stock and how they may differ from the rights of holders of HSAC2 Ordinary Shares, see the section titled “Proposal 2 — The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Upon completion of the Domestication, and, subsequently, the Business Combination, the rights of holders of New Orchestra Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of HSAC2 Ordinary Shares arising under the Companies Act

Upon completion of the Domestication, the rights of holders of New Orchestra Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act, and, therefore, some rights of holders of New Orchestra Common Stock could differ from the rights that holders of HSAC2 Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New Orchestra becomes involved in costly litigation, which could have a material adverse effect on New Orchestra.

For a more detailed description of the rights of holders of New Orchestra Common Stock under the DGCL and how they may differ from the rights of holders of HSAC2 Ordinary Shares under the Companies Act, please see the section entitled “Proposal 2 — The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Anti-takeover provisions contained in the Proposed Charter could impair a takeover attempt

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions may make it more difficult to remove management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New Orchestra securities. These provisions are described in the section titled “Proposal 3 — The Charter Approval Proposal.”

The Proposed Charter will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for certain disputes between New Orchestra and its stockholders, which could make New Orchestra securities less attractive and impose legal costs on New Orchestra if such limitations are challenged

The Proposed Charter provides that, unless New Orchestra otherwise consents in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, another state or federal court located within the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for any:

•        derivative action or proceeding brought on behalf of New Orchestra,

•        action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Orchestra to New Orchestra or to the stockholders of New Orchestra,

•        action, suit or proceeding arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, and

•        action, suit or proceeding asserting a claim against New Orchestra governed by the internal affairs doctrine.

This exclusive forum provision would not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that, unless New Orchestra consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. The Proposed Charter further provides that any person or entity purchasing or otherwise acquiring any interest in any New Orchestra securities shall be deemed to have notice of and to have consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Orchestra or its directors, officers, or other employees and this limitation may make New Orchestra securities less attractive to investors. Further, while the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against New Orchestra its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, New Orchestra would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and New Orchestra cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in New Orchestra’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, it may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm New Orchestra’s business.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree

Our Existing Charter does not provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. Falling below $5,000,001 in net tangible assets would subject us to the SEC’s “penny stock” rules. However, the Merger Agreement provides that Orchestra’s obligation to consummate the Business Combination is conditioned on HSAC2 having Parent Closing Cash equal to or exceeding $60 million. As a result, we may be able to complete our Business Combination even though a substantial portion of our Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Initial Shareholders, directors or officers or their affiliates such as the RTW Funds. Based on the amount of approximately $           in the Trust Account as of           , 2022, approximately            HSAC2 Ordinary Shares may be redeemed and still enable us to have sufficient cash to satisfy the cash Closing conditions in the Merger Agreement.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any Public Shareholder, except for the July 22, 2022 Forward Purchase by the RTW Funds at $10.01 per share. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose the information we have.

If the aggregate cash consideration we would be required to pay for all HSAC2 Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash Closing conditions in the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any HSAC2 Ordinary Shares and all HSAC2 Ordinary Shares submitted for redemption will be returned to the holders, and we instead may search for an alternate business combination or liquidate the Trust Account.

Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the HSAC2 Ordinary Shares

A Public Shareholder that singly, or together with any affiliates or any other person with whom the Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), holds more than 20% of the Public Shares (or 1,352,423 Public Shares) will not be able to exercise conversion rights as to all such shares. We refer to the shares above this amount as “Unredeemable Shares.” In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each Public Shareholder seeking to exercise conversion rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make our determination. Shareholders may nevertheless challenge our determination of whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

If you cannot exercise conversion rights as to all of your shares, your influence on our ability to consummate the Business Combination would be reduced and you may also be forced to sell Unredeemable Shares in open market transactions. This could cause you to suffer a material loss on your investment in us. Additionally, you will not receive conversion rights if we consummate the Business Combination.

A Public Shareholder who fails to tender or deliver physical share certificates in a timely manner will not be able to have their shares redeemed

Public Shareholders who wish to exercise conversion rights with respect to their shares must, among other things as fully described in the section titled “Extraordinary General Meeting of HSAC2 — Redemption Rights,” tender their certificates to our Transfer Agent or tender or deliver their shares to the Transfer Agent electronically through the DTC at least two business days prior to the Shareholder Meeting. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical certificates. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their conversion rights and thus would be unable to have their shares redeemed.

Public Shareholders who wish to convert their HSAC2 Ordinary Shares may be unable to sell their securities when they wish to in the event that the Business Combination is not approved

If the Business Combination is not consummated, we will promptly return physical certificates tendered in accordance with the delivery requirements discussed above. However, Public Shareholders who tendered or delivered shares will be unable to sell their shares after the failed Business Combination until they receive their shares. The market price for the HSAC2 Ordinary Shares may decline during this time and you may not be able to sell your shares when you wish, even while other shareholders that did not seek conversion may be able to sell their shares.

There is no guarantee that a decision whether to have shares redeemed for a pro rata portion of the Trust Account will put the stockholder in a better future economic position

We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the consummation of the Business Combination or any alternative business combination. Events following the consummation of any initial business combination, including the Business Combination, may cause an increase in New Orchestra’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect their individual situation.

Deferred underwriting fees in connection with the HSAC2 IPO that are payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our Public Shareholders; if our Public Shareholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the HSAC2 IPO will increase

The underwriters in the HSAC2 IPO are entitled to deferred underwriting commissions totaling approximately $5,600,000 upon the consummation of the Business Combination or any alternative initial business combination. This amount is held in the Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of Public Shares by our Public Shareholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the HSAC2 IPO will increase as the number of Public Shares redeemed increases. If no Public Shareholders exercise redemption rights with respect to their Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent approximately 13% (inclusive of the approximately $3.2 million of underwriting commissions previously paid) of the aggregate proceeds from the HSAC2 IPO retained by New Orchestra. If Public Shareholders exercise redemption rights with respect to the maximum 6,732,117 Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of the Business Combination will represent approximately 43.3% (inclusive of the approximately $3.2 million of underwriting commissions previously paid) of the aggregate proceeds from the HSAC2 IPO retained by New Orchestra, taking into account such redemptions but excluding the effect of the Backstop Agreement.

The price of New Orchestra’s securities could be volatile following the Business Combination

Following the Business Combination, fluctuations in the price of New Orchestra securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Orchestra’s stock and trading in the shares of its common stock has not been active. Accordingly, the valuation ascribed to Orchestra and its common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Orchestra’s securities develops and continues, the trading price of New Orchestra securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which will be beyond New Orchestra’s control. Any of such factors, including the factors listed below, could have a material adverse effect on your investment in New Orchestra securities and New Orchestra securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Orchestra securities may not recover and may experience a further decline.

Factors affecting the trading price of New Orchestra securities following the Business Combination may include:

•        actual or anticipated fluctuations in New Orchestra’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New Orchestra;

•        changes in the market’s expectations about New Orchestra’s operating results;

•        the impact of the COVID-19 pandemic on New Orchestra’s business;

•        the inability to maintain New Orchestra’s listing on Nasdaq;

•        New Orchestra’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Orchestra or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to New Orchestra;

•        New Orchestra’s ability to develop product candidates;

•        changes in laws and regulations affecting New Orchestra’s business;

•        litigation involving New Orchestra;

•        changes in New Orchestra’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of New Orchestra’s securities available for public sale;

•        any major change in New Orchestra’s Board or management;

•        sales of New Orchestra securities by directors, executive officers or significant stockholders of New Orchestra, or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Orchestra’s securities irrespective of its operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Orchestra’s securities, may not be predictable. A loss of investor confidence in the market for life sciences company stocks or the stocks of other companies which investors perceive to be similar to New Orchestra could depress New Orchestra’s stock price regardless of New Orchestra’s business, prospects, financial conditions or results of operations. A decline in the market price of New Orchestra’s securities also could adversely affect New Orchestra’s ability to issue additional securities and New Orchestra’s ability to obtain additional financing in the future.

Volatility in New Orchestra’s share price could subject New Orchestra to securities class action litigation

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If New Orchestra faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

New Orchestra’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm New Orchestra’s business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of New Orchestra’s common stock

We and Orchestra cannot be certain when or if Orchestra’s operations will generate sufficient cash to fund its ongoing operations or the growth of its business. New Orchestra intends to make investments to support Orchestra’s current business and may require additional funds to respond to business challenges. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, New Orchestra may be unable to invest in Orchestra’s future growth opportunities, which could harm its business, operating results and financial condition. If New Orchestra incurs debt, the debt holders could have rights senior to holders of New Orchestra Common Stock to make claims on New Orchestra’s assets. The terms of any debt could restrict New Orchestra’s operations, including its ability to pay dividends on New Orchestra’s common stock. If New Orchestra issues additional equity securities following the Closing, stockholders will experience dilution, and the new equity securities could have rights senior to those of New Orchestra Common Stock. Because the decision to issue securities in the future will depend on numerous considerations, including factors beyond New Orchestra’s control, New Orchestra cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their New Orchestra Common Stock and diluting their interest.

A market for New Orchestra securities may not continue, which would adversely affect the liquidity and price of its securities

Following the Business Combination, the price of New Orchestra securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for New Orchestra securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of New Orchestra securities after the Business Combination can vary due to general economic conditions and forecasts, New Orchestra’s general business condition and the release of New Orchestra’s financial reports. Additionally, if New Orchestra securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of New Orchestra securities may be more limited than if New Orchestra were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Because New Orchestra will become a public reporting company by means other than a traditional underwritten initial public offering, New Orchestra’s stockholders may face additional risks and uncertainties

Because there is no independent third-party underwriter involved in the Business Combination, investors will not receive the benefit of any outside independent review of Orchestra’s finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority,

Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although HSAC2 performed a due diligence review and investigation of Orchestra in connection with the Business Combination, Orchestra has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in New Orchestra because it may not have uncovered facts that would be important to a potential investor.

In addition, because New Orchestra will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of New Orchestra. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of New Orchestra than they might if New Orchestra became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Orchestra as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New Orchestra Common Stock could have an adverse effect on New Orchestra’s ability to develop a liquid market for New Orchestra Common Stock.

HSAC2’s Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of common stock pursuant to the Covidien Forward Purchase Agreement, the Backstop Agreement, and as consideration in the Business Combination. Having a minority share position may reduce the influence that current shareholders have on the management of New Orchestra

It is anticipated that, upon the Closing, HSAC2’s Public Shareholders (exclusive of any Public Shares held by Medtronic, the RTW Funds, the Sponsor and HSAC2 directors and officers) will retain an ownership interest of from approximately 0% to 15.0% of New Orchestra, Sponsor and related parties will retain an ownership interest of from approximately 25.4% to 40.3% of New Orchestra, Medtronic will own approximately 15.8% of New Orchestra and the Orchestra equityholders (excluding Medtronic and the RTW Funds) will own approximately 43.9% of New Orchestra, depending on the amount of HSAC2 Ordinary Shares purchased pursuant to the Backstop Agreement and the degree to which holders of Public Shares exercise redemption rights with respect to their Public Shares and the number of shares the RTW Funds purchase pursuant to the Backstop Agreement. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by HSAC2’s existing shareholders in New Orchestra will be different. See the section titled “Summary of the Proxy Statement/Prospectus — Ownership of the Post-Business Combination Company After the Closing.”

The above issuances of additional common stock will significantly dilute the equity interests of existing holders of HSAC2 securities and may adversely affect prevailing market prices for HSAC2’s, Public Shares. Having a minority share position may also reduce the influence that HSAC2’s current shareholders have on the management of New Orchestra.

Resales of common stock included in the Merger Consideration could depress the market price of New Orchestra’s common stock

New Orchestra will have approximately 31,637,180 shares of common stock outstanding immediately following the Business Combination, and there may be a large number of shares of New Orchestra Common Stock sold in the market following the consummation of the Business Combination or shortly thereafter. Shares held by the Public Shareholders (other than Public Shares held by the Sponsor and related parties, and Medtronic) will be freely tradable. In addition, New Orchestra will be obligated to register the resale of              shares of common stock issued as merger consideration, Insider Shares, Private Shares and any Public Shares purchased by certain stockholders of New Orchestra, and shares underlying the Private Warrants, and all these shares will become available for resale following the expiration of any applicable lock-up period. We also expect that shares of our Common Stock that are not registered for resale will become available for resale under Rule 144 once one year has elapsed from the date that we file the Current Report on Form 8-K following the Closing that includes the required Form 10 information reflecting that HSAC2 is no longer a shell company. Such sales of common stock, or the perception of such sales, may depress the market price of New Orchestra’s common stock.

Private Warrants will become exercisable for New Orchestra Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to HSAC2 shareholders

As part of the HSAC2 IPO, the Sponsor purchased 1,500,000 Private Warrants to purchase 1,500,000 HSAC2 Ordinary Shares. Each Private Warrant entitles the holder to purchase one HSAC2 Ordinary Share at a price of $11.50 per whole share. To the extent such warrants are exercised, additional shares of New Orchestra Common Stock will be issued, which will result in dilution to the then existing holders of New Orchestra Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Orchestra Common Stock. Each Private Warrant becomes exercisable on the later of 30 days after the completion of the Business Combination, and 12 months from the closing of the HSAC2 IPO, and will expire five years after the completion of an initial business combination such as the Business Combination, as described in this proxy statement/prospectus.

The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of New Orchestra’s common stock

Sales of a substantial number of shares of New Orchestra’s common stock in the public market could occur at any time. If New Orchestra’s stockholders sell substantial amounts of New Orchestra’s common stock in the public market, or the market perceives that they intend to do so, the market price of New Orchestra’s common stock could decline.

The holders of our Insider Shares, as well as the holders of the Private Shares and Private Warrants (and underlying securities) and any shares our Initial Shareholders or their affiliates may be issued in payment of Working Capital Loans made to HSAC2, are entitled to registration rights. The holders of a majority of these securities are entitled to demand that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. New Orchestra will grant the same registration rights to certain Orchestra stockholders. The presence of these additional shares trading in the public market may have an adverse effect on the market price of HSAC2’s and, if the Business Combination is consummated, New Orchestra’s securities. See the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement.”

There can be no assurance that New Orchestra Common Stock issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that New Orchestra will be able to comply with the Nasdaq listing standards

New Orchestra Common Stock and warrants are expected to be listed on Nasdaq following the Business Combination. New Orchestra’s continued eligibility for listing may depend on the number of our shares that are redeemed in connection with the Business Combination. If, after the Business Combination, Nasdaq delists New Orchestra Common Stock from trading on its exchange for failure to meet its listing standards, New Orchestra and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for New Orchestra securities;

•        a determination that New Orchestra Common Stock is a “penny stock,” which will require brokers trading in New Orchestra Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Orchestra Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Purchases in the open market or in privately negotiated transactions by HSAC2’s Initial Shareholders and officers and directors, advisors or their affiliates may make it difficult for New Orchestra to maintain the listing of New Orchestra shares on a national securities exchange following the consummation of the Business Combination

If our Initial Shareholders and officers and directors, advisors or their affiliates purchase shares in the open market or in privately negotiated transactions, the public “float” of HSAC2 Ordinary Shares and the number of beneficial holders of HSAC2 securities would both be reduced, possibly making it difficult for New Orchestra to maintain the listing or trading of New Orchestra securities on a national securities exchange following consummation of the Business Combination.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about New Orchestra, its business, or its market, or if they change their recommendations regarding New Orchestra’s securities adversely, the price and trading volume of New Orchestra securities could decline

The trading market for New Orchestra securities will be influenced by the research and reports that industry or securities analysts may publish about New Orchestra, its business, its market, or its competitors. Securities and industry analysts do not currently publish research on us, and may never publish research on New Orchestra. If no securities or industry analysts commence coverage of New Orchestra, the price of New Orchestra stock and trading volume would likely be negatively impacted. If any of the analysts who cover New Orchestra change their recommendation regarding New Orchestra stock adversely, or provide more favorable relative recommendations about New Orchestra’s competitors, the price of New Orchestra securities would likely decline. If any analyst who may cover New Orchestra were to cease coverage of New Orchestra or fail to regularly publish reports on it, New Orchestra could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

Subsequent to the consummation of the Business Combination, New Orchestra may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment

Although HSAC2 has conducted due diligence on Orchestra, HSAC2 cannot assure you that this diligence revealed all material issues that may be present in Orchestra’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HSAC2’s and Orchestra’s control will not later arise. As a result, New Orchestra may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if HSAC2’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HSAC2’s risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on liquidity, the fact that New Orchestra reports charges of this nature could contribute to negative market perceptions about New Orchestra securities. In addition, charges of this nature may cause New Orchestra to be unable to obtain future financing on favorable terms or at all.

Because New Orchestra does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain

New Orchestra currently anticipates that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of New Orchestra’s board of directors, subject to applicable laws. It will depend on a number of factors, including New Orchestra’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the board of directors may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on New Orchestra’s securities. As a result, capital appreciation, if any, of New Orchestra’s securities would be your sole source of gain on an investment in such securities for the foreseeable future.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of New Orchestra securities may decline

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Orchestra securities may decline. The market values of New Orchestra securities at the time of the consummation of the Business Combination may vary significantly from the prices of HSAC2 securities on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which HSAC2’s shareholders and Orchestra’s stockholders vote on the Business Combination.

It may be more difficult to compare New Orchestra’s performance to that of other public companies and New Orchestra’s securities may be less attractive to investors if New Orchestra takes advantage of exemptions from disclosure requirements that are available to an “emerging growth company”

New Orchestra will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Orchestra will be eligible for certain exemptions available to emerging growth companies from various reporting requirements applicable to other public companies that are not emerging growth companies. New Orchestra intends to take advantage of those exemptions for as long as it continues to be an emerging growth company. New Orchestra will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Orchestra Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of HSAC2 Ordinary Shares in the IPO.

The exemptions available to emerging growth companies include: (a) exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Orchestra is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. HSAC2 has elected not to opt out of such extended transition period and, therefore, New Orchestra may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make it more difficult to compare New Orchestra’s performance to that of other public companies which could make New Orchestra’s securities less attractive, which may result in a less active and more volatile trading market for New Orchestra securities.

New Orchestra may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 or which could have a material adverse effect on its business

Orchestra is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Orchestra will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Orchestra as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Orchestra after the Business Combination. If New Orchestra is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, New Orchestra may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of its securities. New Orchestra could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

Following the consummation of the Business Combination, New Orchestra will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations

Following the consummation of the Business Combination, New Orchestra will face increased legal, accounting, administrative and other costs and expenses as a public company that Orchestra does not incur as a private company. These increased costs will require New Orchestra to divert a significant amount of money and management attention that could otherwise be used to expand the business and achieve strategic objectives.

There are significant financial costs and expenses for complying with the Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations thereunder, rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”) and the securities exchanges. Compliance with public company requirements will increase costs and make regulated activities more time-consuming. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs and administrative burdens. In order to comply with these requirements, New Orchestra will need to carry out activities that Orchestra has not done previously. For example, New Orchestra will create new board committees and adopt new internal controls and disclosure controls and procedures, all of which will increase expenses and administrative burdens. In addition, New Orchestra will have new expenses associated with SEC reporting requirements.

Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify another material weakness or significant deficiency in the internal control over financial reporting), New Orchestra could incur further additional costs to rectify those issues. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Orchestra’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Orchestra’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Orchestra to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect New Orchestra’s business, investments and results of operations

New Orchestra will be subject to laws and regulations enacted by national, regional and local governments. In particular, New Orchestra will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on New Orchestra’s business and results of operations.

General Risks

Significant disruptions of information technology systems or security breaches could materially adversely affect our business, our reputation, our customer relationships, results of operations and financial condition

We collect and maintain information in digital form that is necessary to conduct our business, and we are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, store and transmit confidential information, including intellectual property, proprietary business information, and personally identifiable information (“personal information”). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We have established physical, electronic and organizational measures to safeguard and secure our systems to prevent a data compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for our information technology systems and the processing, transmission and storage of digital information. We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information. Our internal information technology systems and infrastructure, and those of our current and any future collaborators, contractors and consultants and other third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and often are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience unauthorized, accidental or unlawful destruction, loss, alteration, disclosure of, or access to, data, systems, networks, infrastructure and facilities (“security breaches”) that may remain undetected for extended periods of time. Security breaches can be difficult to detect and any delay in identifying them could increase their harm. While we have implemented security measures to protect our data security and information technology systems, the recovery systems, security protocols, network protection mechanisms and other security measures that we have integrated into our systems, networks, and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure, data access, data loss or other types of security breach. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities used by our vendors. In addition, Orchestra’s work from home policy implemented in response to the COVID-19 pandemic could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions. U.S. and international authorities have been warning businesses of increased cybersecurity threats from actors seeking to exploit the COVID-19 pandemic. Any such security breaches could disrupt our operations, harm our reputation or otherwise have a material adverse effect on our business, financial condition and results of operations.

We must successfully maintain and upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations

As we expand, and in order to remain competitive, we will need to significantly expand and improve our information technology systems and personnel to support historical and expected future growth. As such, we will continue to invest in and implement, significant modifications and upgrades to our information technology systems and procedures, including replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality, hiring employees with information technology expertise and building new policies, procedures, training programs and monitoring tools. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, acquisition and retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures, or our inability to successfully modify our information systems to respond to changes in our business needs may cause disruptions in our business operations and have a material adverse effect on our business, financial condition and results of operations.

U.S. and foreign privacy and data protection laws and regulations may impose additional liabilities on us

U.S. federal and state privacy and data security laws and regulations regulate how we and our partners collect, use and share certain information. In addition to HIPAA, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the CCPA went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. The CCPA was recently amended by the California Privacy Rights Act, expanding certain consumer rights such as the right to know. It remains unclear what, if any, additional modifications will be made to these laws by the California legislature or how these laws will be interpreted and enforced. The California Attorney General has issued clarifying regulations and initiating enforcement activity. The potential effects of the CCPA are significant and may cause us to incur substantial costs and expenses to comply. The CCPA has prompted a wave of proposals for new federal and state privacy legislation, some of which may be more stringent than the CCPA, that, if passed, could increase our potential liability, increase our compliance costs, and adversely affect our business.

We may also be subject to or affected by foreign laws and regulations, including regulatory guidance, governing the collection, use, disclosure, security, transfer, and storage of personal data, such as information that we collect about customers and patients in connection with our operations abroad. The global legislative and regulatory landscape for privacy and data protection continues to evolve, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, result in liability, or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future.

For example, the EU implemented the General Data Protection Regulation (GDPR) a broad data protection framework that expands the scope of EU data protection law to include certain non-EU entities that process the personal data of EU residents, including clinical study data. The GDPR increases our compliance burden with respect to data protection, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and protect information about them. The processing of sensitive personal data, such as information about health conditions, leads to heightened compliance burdens under the GDPR and is a topic of active interest among EU regulators. In addition, the GDPR provides for breach reporting requirements, more robust regulatory enforcement and fines of up to the greater of 20 million euros or 4% of annual global revenue. The GDPR increases our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, which could divert management’s attention and increase our cost of doing business.

A data security breach or other privacy violation that compromises the confidentiality, integrity or availability of the personal information of our customers, clinical studies participants, collaborators or employees could harm our reputation, compel us to comply with U.S. or international breach notification laws, subject us to mandatory corrective action, and otherwise subject us to liability under U.S. or foreign laws and regulations. Data breaches or other security incidents could also compromise our trade secrets or other intellectual property. If we are unable to prevent such data security breaches and security incidents or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer reputational harm, financial loss or other regulatory penalties. In addition, such events can be difficult to detect, and any delay in identifying them may lead to increased harm. While we have implemented security measures designed to protect our information technology systems, such measures may not prevent such events.

Finally, it is possible that these privacy laws may be interpreted and applied in a manner that is inconsistent with our practices. Any failure or perceived failure by us to comply with federal, state, or foreign laws or self-regulatory standards could result in negative publicity, diversion of management time and effort, and proceedings against us by governmental entities or others. If we expand into other foreign countries and jurisdictions, we may be subject to additional privacy and data protection laws and regulations that may affect how we conduct business.

We are subject to anti-bribery, and-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition

As we continue to grow our international presence and global operations, we will be increasingly exposed to trade and economic sanctions and other restrictions imposed by the United States, the EU and other governments and organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the FCPA and other federal statutes and regulations, including those established by the Office of Foreign Assets Control (“OFAC”). In addition, the Bribery Act prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that “fails to prevent bribery” by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented “adequate procedures” to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations would negatively affect our business, financial condition and results of operations.

Major public health issues, and specifically the pandemic caused by the spread of COVID-19, could have an adverse impact on our financial condition and results of operations and other aspects of our business

The outbreak of COVID-19 has evolved into a global pandemic. The extent to which the coronavirus impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

The spread of the coronavirus, which has caused a broad impact globally, including restrictions on travel, shifting work force to work remotely and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. Notably, healthcare facilities in many countries effectively banned elective procedures. Many of our products are used in aesthetic elective procedures and as such, the bans on elective procedures substantially stopped our sales and marketing efforts in the early months of the pandemic.

While Orchestra has a distributed workforce and our employees are accustomed to working remotely or working with other remote employees, our workforce was not trained to be fully remote. Our employees travel frequently to establish and maintain relationships with one another, as well as our customers, and distributors. In addition to travel restrictions imposed by states and counties, individual sentiment regarding coronavirus has impacted many of our salesperson’s activities, including attending conferences and meeting customers in person. In response, we have been required to continue sales effort using remote tools.

We continue to monitor the situation and may adjust our current policies as more information and public health guidance become available. The continued suspension of travel and doing business in person may negatively affect our customer success efforts, sales and marketing efforts, slow down our recruiting efforts, or create operational or other challenges, any of which could harm our business and results of operations.

It is possible that continued widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions.

If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or even impossible, for us to continue our business for a substantial period of time. The continuation of remote working may also result in privacy, data protection, data security, and fraud risks, and risks and uncertainty arising from the challenges of understanding and adhering to applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic. Each of these legal and regulatory requirements and guidance may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

While the potential economic impact brought about by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression, or other sustained adverse market event resulting from the spread of the coronavirus could materially and adversely affect our business and the value of our stock.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and will depend on future developments, such as the ultimate duration and scope of the outbreak (including any future waves or strains of the virus), the development, distribution, and adoption of effective vaccines, the improvement of healthcare outcomes, its impact on our customers, and suppliers, and how quickly normal economic conditions can resume. We do not yet know the full extent of potential delays or impacts on our business, our clinical studies, our research programs, healthcare systems or the global economy as a whole. However, these effects could have a material adverse effect on our business, financial condition and results of operations and cash flows.

EXTRAORDINARY GENERAL MEETING OF HSAC2 SHAREHOLDERS

General

HSAC2 is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the HSAC2 Board for use at the Shareholder Meeting to be held on            , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus provides HSAC2’s shareholders with information they need to know to be able to vote or direct their vote to be cast at the Shareholder Meeting.

Date, Time and Place

The Shareholder Meeting will be held on            , 2022, at             Eastern Time, at the offices of            at            , and via live webcast at the following address: https://          , or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Shareholder Meeting if you owned HSAC2 Ordinary Shares at the close of business on             , 2022 which is the Record Date. You are entitled to one vote for each HSAC2 Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 11,212,117 HSAC2 Ordinary Shares outstanding, of which 6,762,117 are Public Shares (including 30,000 shares held by our officers), 4,000,000 are Insider Shares and 450,000 are Private Shares held by the Initial Shareholders.

Vote of the Sponsor, Directors and Officers

In connection with the HSAC2 IPO, HSAC2 entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any HSAC2 Ordinary Shares they owned in favor of the Business Combination Proposal and for all other proposals presented at the Shareholder Meeting. These agreements apply to the Insider Shares, Private Shares and 30,000 Public Shares held by our officers.

HSAC2’s Sponsor, directors and officers have waived any redemption rights, including with respect to HSAC2 Ordinary Shares issued or purchased in the HSAC2 IPO or in the aftermarket, in connection with the Business Combination. The Insider Shares and the Private Warrants held by the Sponsor have no redemption rights upon HSAC2’s liquidation and will be worthless if no business combination is effected by HSAC2 by the Extension Date.

Quorum and Required Vote for Proposals

A quorum of HSAC2 shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholder Meeting if the holders a majority of the issued shares entitled to vote at the Shareholder Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Proposals.

The Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal require the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The Advisory Governance Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal, the Charter Approval Proposal and the Bylaws Approval Proposal require the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The closing is conditioned on the approval of the Proposals (other than the Advisory Governance Proposals and the Adjournment Proposal) at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

It is important for you to note that, in the event that any of the Condition Precedent Proposals is not approved, HSAC2 will not consummate the Business Combination. If HSAC2 does not consummate the Business Combination and fails to complete an initial business combination by the Extension Date, HSAC2 will be required to dissolve and liquidate, unless we obtain shareholder approval to amend our Existing Charter to extend the date by which the Business Combination may be consummated.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Proposals. A shareholder’s failure to vote by proxy or to vote in person at the Shareholder Meeting will not be counted towards the number of HSAC2 Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, will have no effect on the outcome of any vote on any of the Proposals.

Recommendation of the Board

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of HSAC2 and its shareholders, and has unanimously approved such Proposals. The Board unanimously recommends that shareholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Domestication Proposal;

•        vote “FOR” the Charter Approval Proposal;

•        vote “FOR” the Bylaws Approval Proposal;

•        vote “FOR” the Advisory Governance Proposals;

•        vote “FOR” the Nasdaq Proposal;

•        vote “FOR” the Director Election Proposal;

•        vote “FOR” the Incentive Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

Voting Your Shares

Each HSAC2 Ordinary Share that you own in your name entitles you to one vote. If you are a registered owner of your shares, there are two ways to vote your HSAC2 Ordinary Shares at the Shareholder Meeting:

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Domestication Proposal, the Charter Approval Proposal, the Bylaws Approval Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Shareholder Meeting will not be counted.

•        You Can Attend the Shareholder Meeting Online and Vote Through the Internet.    You will be able to attend the Shareholder Meeting online and vote during the meeting by visiting https://             and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholder Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way HSAC2 can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a registered owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify HSAC2’s secretary in writing before the Shareholder Meeting that you have revoked your proxy; or

•        you may attend the Shareholder Meeting, revoke your proxy, and vote through the Internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your HSAC2 Ordinary Shares, you may contact Morrow Sodali, HSAC2’s proxy solicitor, at:

Morrow Sodali LLC
Toll-Free (800) 662-5200 or Collect (203) 658-9400
Email: HSAQ.info@investor.morrowsodali.com

No Additional Matters May Be Presented at the Shareholder Meeting

The Shareholder Meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Approval Proposal, the Bylaws Approval Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal. Under the laws of the Cayman Islands, only business stated in the notice of an extraordinary general meeting may be transacted at such meeting.

Redemption Rights

Pursuant to the Existing Charter, holders of Public Shares may elect to have their shares converted into an amount equal to (1) the number of Public Shares being converted by such public holder divided by the total number of Public Shares multiplied by (2) the amount per share then in the Trust Account (initially $10.00 per HSAC2 Ordinary Share), which includes the deferred underwriting discounts and commissions, plus a pro rata portion of any interest earned on the funds held in the Trust Account less any amounts necessary to pay our taxes.

As of            , 2022, based on funds in the Trust Account of approximately $            , this would have amounted to approximately $             per share (exclusive of             ). If a holder exercises its redemption rights, then such holder will be exchanging its HSAC2 Ordinary Shares for cash and will no longer own shares of New Orchestra. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and tenders its shares (either physically or electronically, including share certificates (if any) and other redemption forms) to HSAC2’s transfer agent prior to the Shareholder Meeting. See the section titled, “Extraordinary General Meeting of HSAC2 Shareholders — Redemption Rights.”

In order to exercise your redemption rights, you must:

•        check the box on the enclosed proxy card to elect redemption;

•        check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to HSAC2 Ordinary Shares;

•        prior to 5:00 PM Eastern time on           , 2022, tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, HSAC2’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        deliver your Public Shares (either physically or electronically, including share certificates (if any) and other redemption forms) through DTC to HSAC2’s transfer agent before the Shareholder Meeting. Shareholders seeking to exercise their redemption rights and opting to tender or deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect tendering or delivery. It is HSAC2’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, HSAC2 does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and tender or deliver your Public Shares (either physically or electronically, including share certificates (if any) and other redemption forms) as described above, your shares will not be redeemed.

Any request for redemption, once made by a holder of Public Shares, may not be withdrawn once submitted to HSAC2 unless the Board of Directors of HSAC2 determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you tendered or delivered your shares (either physically or electronically, including share certificates (if any) and other redemption forms) for redemption to HSAC2’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that HSAC2’s transfer agent return the shares (physically or electronically). You may make such request by contacting HSAC2’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, shareholders should verify the market price of the HSAC2 Ordinary Shares as they may receive higher proceeds from the sale of their HSAC2 Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your HSAC2 Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the HSAC2 Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your HSAC2 Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New Orchestra, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and HSAC2 does not consummate an initial business combination by the Extension Date, HSAC2 will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Shareholders and the Private Warrants will expire worthless, unless we amend our Existing Charter to extend the date by which the Business Combination may be consummated.

Dissenters’ Rights and Appraisal Rights

There are no appraisal rights available to holders of HSAC2 Ordinary Shares or the Private Warrants in connection with the Domestication Proposal under the DGCL.

As a matter of Cayman Islands law, dissenters’ rights only apply to statutory mergers where the Cayman Islands company is a constituent party thereto.

Proxy Solicitation

HSAC2 is soliciting proxies on behalf of the HSAC2 Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. HSAC2 and its directors, officers and employees may also solicit proxies in person. HSAC2 will file with the SEC all scripts and other electronic communications as proxy soliciting materials. HSAC2 will bear the cost of the solicitation.

HSAC2 has hired Morrow Sodali to assist in the proxy solicitation process. HSAC2 will pay that firm a fee of $22,500, plus disbursements and exclusive of fees for additionally contracted services.

HSAC2 will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HSAC2 will reimburse them for their reasonable expenses.

Proposals to be Considered by HSAC2 Shareholders

PROPOSAL 1
THE BUSINESS COMBINATION PROPOSAL

General

Holders of HSAC2 Ordinary Shares are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. HSAC2 shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. Please see the section entitled “— The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

HSAC2 may consummate the Business Combination only if all of the Condition Precedent Proposals are approved by the HSAC2 shareholders in person (including virtually) or represented by proxy and entitled to vote thereon and who vote at the Shareholder Meeting or any adjournment or postponement thereof.

Background of the Business Combination

The terms of the Business Combination are the result of arm’s-length negotiations between the representatives of HSAC2 and Orchestra. The following is a brief description of the background of these negotiations and the resulting Business Combination, and does not purport to list every communication among representatives of HSAC2, Orchestra or other parties.

HSAC2 is a blank check company incorporated on May 25, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination with Orchestra is the result of an active search for a potential business combination transaction utilizing the network and investing and transaction experience of HSAC2’s management team and the Board. Although HSAC2’s efforts to identify a prospective target business were not to be limited to any particular industry or geographic location, HSAC2 intended to focus on businesses in the healthcare and healthcare-related industries in North America or Europe.

On August 6, 2020, HSAC2 consummated its IPO from which it received gross proceeds of $160.0 million (including full exercise of the underwriters’ over-allotment option, but before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO, HSAC2 consummated the Private Placement in which it sold (i) the 450,000 Private Shares at $10.00 per Private Share (for a total purchase price of $4.5 million) and (ii) 1,500,000 Private Warrants to the Sponsor at a price of $1.00 per Private Warrant (for a total purchase price of $1.5 million), generating total proceeds of $6.0 million. Prior to the IPO, neither HSAC2 nor anyone on its behalf identified any specific combination or initiated or engaged in any substantive discussions, formal or otherwise, with any business combination target with respect to a business combination with HSAC2.

Following the completion of the IPO, HSAC2’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets by leveraging its officers’ and directors’ and Sponsor affiliates’ networks of investment bankers, private equity firms and hedge funds, as well as numerous other business relationships. In addition, HSAC2 was contacted by a number of individuals and entities with respect to business combination opportunities. HSAC2’s due diligence, evaluation and analysis involved, among other things, diligence with respect to, and evaluating and analyzing, each target’s product candidate pipelines, other potential product or service offerings, technology, market potential and financial information, in each case, based on publicly available information and other market research available to the management team, and the management team’s existing knowledge of the potential targets as a result of existing relationships and networks. In the case of Orchestra, HSAC2 utilized its knowledge of the medical technology industry and Orchestra’s business, technologies and potential product offerings as a result of an approximately 1.6% ownership stake in Orchestra (on a fully diluted basis) held by funds managed by RTW Investments, LP (“RTW”), which was purchased in June 2019 in connection with Orchestra’s Series B-1 preferred stock financing. No representatives from RTW were involved with or participated in any meetings, discussions, votes or other actions of the Orchestra board of directors (or any committees thereof) relating to the Business Combination prior to the IPO. No information regarding the Business Combination was provided to passive investors of Orchestra prior to Orchestra’s private placement memorandum dated January 30, 2022 for its Series D preferred equity financing (the “Series D Financing”).

The focus of HSAC2’s targeted search was for potential business combination targets that possessed under-researched and underappreciated assets poised for significant growth once adequately capitalized. HSAC2’s directors and officers believed, based on their experience, that they should focus on businesses that could satisfy all (or a portion of) certain key acquisition criteria for a business combination target, including:

•        Scientific or other competitive market advantages;

•        Readiness to be a public company, with strong management, corporate governance and reporting policies in place;

•        Likelihood to be well-received by public investors and have good access to public capital markets;

•        Significant embedded and/or underexploited growth opportunities that the HSAC2 management team could uniquely identify and monetize;

•        Unrecognized value or other characteristics misevaluated by the market; and

•        Willingness to offer attractive risk-adjusted equity returns for our shareholders.

During the search process, from August 6, 2020 to January 20, 2022, the date on which HSAC2 entered into a non-binding letter of intent with Orchestra, HSAC2’s management team and representatives of HSAC2:

•        Completed reviews of approximately 38 companies (including Orchestra) that HSAC2’s management team determined met one or more acquisition criteria;

•        Entered into non-disclosure and confidentiality agreements with eleven companies (including Orchestra) that HSAC2’s management team determined to be strong potential acquisition targets, in order to facilitate due diligence review of confidential materials from these companies; and

•        Exchanged draft term sheets concerning a potential business combination with five potential targets (including Orchestra) but executed only one term sheet (with Orchestra).

The four potential targets other than Orchestra with which we exchanged term sheets included:

•        Candidate One: Beginning in August 2020, representatives of HSAC2 held multiple teleconferences with the management of an oncology focused biotechnology company (“Candidate One”), which was seeking private round fundraising before a potential initial public offering. Subsequent to HSAC2’s IPO, Candidate One had emerged as a priority target for a potential business combination. In November 2020, Candidate One and HSAC2’s representatives held a meeting to discuss the terms of a potential business combination and, soon after, HSAC2 delivered an initial term sheet to Candidate One. In late November 2020, Candidate One shared a redacted letter of intent it had received from another SPAC looking for a business combination target that was at a valuation that HSAC2’s management believed was overvalued relative to the status of Candidate One’s clinical risk profile. Based on the disparity in valuation expectations between Candidate One and HSAC2’s management, HSAC2’s management decided to pass on the opportunity.

•        Candidate Two: Beginning in January 2021, representatives of HSAC2 held multiple teleconferences with the management of a company known to the representatives of HSAC2 as an innovative oncology focused biotechnology company (“Candidate Two”). Subsequent to HSAC’s IPO, Candidate Two had emerged as a priority target for a potential business combination. Representatives of HSAC2 held teleconferences with management and representatives of Candidate Two that focused on diligence, valuation, pro forma ownership by Candidate Two’s management team and other structural items. On February 17, 2020 representatives of HSAC2 delivered a preliminary term sheet to Candidate Two. After additional discussions with Candidate Two, HSAC2’s management determined to end its pursuit of Candidate Two as a potential target because Candidate Two’s valuation expectations relative to HSAC2 management’s view of Candidate Two’s business prospects would be too wide to negotiate.

•        Candidate Three: In March 2021 representatives of HSAC2 held a teleconference with the management of an innovative medical technology company (“Candidate Three”) to discuss a potential business combination with HSAC2 and an understanding of Candidate Three. In March and April 2022 representatives of HSAC2 held multiple telephonic calls with Candidate Three to determine Candidate Three’s financing needs. On April 15, 2022, HSAC2 submitted a draft letter of intent to Candidate Three. After further discussions, HSAC2’s management determined that the pro forma ownership structure proposed by HSAC2 was not acceptable to Candidate Three as indicated in its mark-up of the letter of intent. Accordingly, representatives of HSAC2 communicated to Candidate Three that it was no longer interested in a potential business combination with the Candidate Three.

•        Candidate Four: Beginning in October 2021, representatives of HSAC2 held virtual and in-person meetings with management and representatives of a medical device and digital health technology company (“Candidate Four”). Discussions with Candidate Four included due diligence and the potential terms for a business combination. HSAC2 and Candidate Four exchanged multiple drafts of a preliminary term sheet; however, in the meantime, discussions between representatives of HSAC2 and Orchestra accelerated and, as a result, HSAC2 ended substantive discussions with Candidate Four on January 11, 2022.

Negotiations with Orchestra

On November 1, 2021, Dr. Yalamanchi, Executive Vice President and Chief Financial Officer of HSAC2, had a telephonic meeting with David Hochman, Chairman and Chief Executive Officer of Orchestra, to discuss certain matters related to Orchestra’s business unrelated to a business combination with HSAC2. At the meeting, Mr. Hochman introduced that Orchestra was exploring a business partnership with Medtronic relating to Orchestra’s BackBeat CNT technology in combination with a potential private funding round that would include an equity investment by Medtronic. On September 23, 2021, RTW and Orchestra entered into a non-disclosure agreement in connection with the negotiations. As such, discussions regarding Medtronic were confidential. Dr. Yalamanchi indicated to Mr. Hochman that HSAC2 would be interested in exploring a potential business combination between HSAC2 and Orchestra if a collaboration agreement was executed with Medtronic. During this meeting, the parties did not discuss the terms of a potential business combination or resolve to take any subsequent steps with respect to a potential business combination between HSAC2 and Orchestra. Following this meeting, Orchestra continued to explore other potential strategic financings (including an initial public offering and a private preferred stock financing round) and HSAC2 continued to explore other potential business combination targets.

On November 6, 2021, representatives of HSAC2 were provided access to Orchestra’s electronic data room.

On November 8, 2021, representatives of HSAC2, Mr. Hochman, and Orchestra’s Chief Operating Officer, Darren Sherman, attended an introductory meeting where Mr. Hochman and Mr. Sherman presented Orchestra’s history, current business and future vision to HSAC2, and answered questions from HSAC2’s representatives. Following this meeting, the parties agreed to engage in further discussions.

On November 16, 2021, representatives of HSAC2, Mr. Hochman, representatives of Paul Hastings LLP (“Paul Hastings”), counsel to Orchestra, and representatives of Jefferies LLC (“Jefferies”), financial advisor to Orchestra, held a telephonic meeting and discussed how to avoid the transmittal of material non-public information related to Orchestra’s potential collaboration with Medtronic. At the meeting, it was discussed how a private financing round was most appropriate to fund the development activities and satisfy a potential minimum funding requirement in connection with a potential collaboration between Orchestra and Medtronic (the “Medtronic Collaboration”) that Orchestra was negotiating.

On November 17, 2021, representatives of HSAC2 held a telephonic meeting with Mr. Hochman and Mr. Sherman. At the meeting, representatives of HSAC2 and Orchestra discussed Orchestra’s business, strategic prospects, including the ongoing negotiations with Medtronic regarding the Medtronic Collaboration, as well as certain key aspects of a potential business combination with HSAC2. At the end of the meeting, representatives of both HSAC2 and Orchestra expressed interest in further exploring a potential business combination. Specifically, they discussed the benefits of a potential business combination between HSAC2 and Orchestra, which included: (i) providing Orchestra with capital to continue its research and development (“R&D”) efforts and further develop its platform, (ii) the benefits to being a public company, including having additional sources of capital available through the public equity markets if needed, and (iii) the less dilutive nature of a potential business combination with HSAC2 as compared to potential combinations with other special purpose acquisition company (“SPAC”) counterparties, given the size of HSAC2’s Trust Account, HSAC2’s not having offered any warrants to public investors in connection with its IPO, and the strength of HSAC2’s investor base.

On November 29, 2021, HSAC2 and Orchestra executed a non-disclosure and confidentiality agreement, which contained, among other provisions, customary non-disclosure and non-use provisions, and a customary trust account waiver pursuant to which Orchestra waived any right, title, interest or claim to the Trust Account and agreed not to seek recourse against the Trust Account for any reason.

On November 29, 2021, Mr. Hochman called Dr. Yalamanchi and informed him that Orchestra and Medtronic had executed a term sheet regarding the Medtronic Collaboration (the “Medtronic Term Sheet”), which related to Orchestra’s BackBeat CNT technology. Additionally, the Medtronic Term Sheet included provisions for a $40 million equity investment in Orchestra by Medtronic (the “Medtronic Investment”) contingent upon a new financing round by Orchestra of $100 million inclusive of the Medtronic Investment. Subsequently, Mr. Hochman emailed a copy of the Medtronic Term Sheet to Dr. Yalamanchi.

On December 2, 2021, representatives of HSAC2 held a telephonic meeting with Mr. Hochman and Mr. Sherman during which Mr. Hochman and Mr. Sherman provided an overview of the terms of the Medtronic Term Sheet and the next steps for Orchestra to consummate the Medtronic Collaboration. At the meeting, the HSAC2 representatives, Mr. Hochman and Mr. Sherman discussed Orchestra’s capital needs in connection with the Medtronic Collaboration. In particular, Orchestra communicated that it would need to conduct a private financing round to raise a total of at least $100 million to enable a closing of the Medtronic Collaboration and the Medtronic Investment and fund development work for the collaboration and other Orchestra operating expenses. Orchestra communicated its intent to seek subscriptions for the Series D Financing during which it would confidentially communicate the execution of the Medtronic Term Sheet to existing and prospective investors. It also communicated its longer-term strategic financing plan, consisting of either an initial public offering or a business combination with a SPAC following the Series D Financing. Mr. Hochman and Mr. Sherman indicated that Orchestra intended to solicit existing Orchestra stockholders, offering an estimated 10% discount to existing investors if they subscribed early to the Series D Financing, and to perform targeted outreach to new investors who did not currently own stock in Orchestra. The valuation of Orchestra was not discussed at this time. The representatives of Orchestra indicated that they planned to initiate the Series D Financing process in January 2022. Representatives of HSAC2 indicated that they were encouraged by the progress of the Medtronic Term Sheet and, if closed, the Medtronic Collaboration would be a compelling catalyst to support a business combination with HSAC2.

On December 6, 2021, representatives of HSAC2 held a preliminary diligence call with Mr. Hochman and Mr. Sherman to discuss the Medtronic Collaboration in greater detail, including the market potential if the BackBeat CNT product candidate were integrated into Medtronic’s cardiac pacemaker device (the “Combined Product”), assuming marketing approval, clinical data on BackBeat CNT generated to date, the Combined Product’s potential impact on patients, the likelihood of physicians’ prescribing the Combined Product, next steps for development of the Combined Product, including clinical and regulatory development strategy, and certain other features of the Medtronic Collaboration.

On December 7, 2021, representatives of HSAC2 provided to Orchestra an initial draft of a non-binding term sheet (the “Business Combination Term Sheet”), which included the following terms:

•        A valuation of Orchestra at $228 million on a fully diluted enterprise value immediately prior to the closing of a business combination with HSAC2 (the “BC Closing”) excluding fees;

•        The issuance of 6 million additional shares of common stock of HSAC2 to former Orchestra stockholders, vesting upon achievement of the following milestones at any time prior to the fifth anniversary of the BC Closing: (i) 50% of such shares vesting upon achievement of a volume-weighted average price for a 20-day trading period of the common stock of the post-combination company of $17.50, and (ii) the remaining 50% vesting upon achievement of a volume-weighted average price for a 20-day trading period of the common stock of the post-combination company of $31.50 (the “Company Earnout”);

•        A right of HSAC2 to appoint at least one person to the board of directors of New Orchestra;

•        HSAC2 having cash of no less than $50 million immediately prior to the BC Closing.

Between December 8, 2021 and December 21, 2021, representatives of HSAC2 and Orchestra held multiple telephonic and teleconference meetings to further discuss and explore a potential business combination between HSAC2 and Orchestra and the terms of such a business combination. As part of these discussions, Mr. Hochman indicated that Orchestra would be unlikely to pursue a business combination with HSAC2 unless the equity valuation in the business combination was attractive relative to the valuation of Orchestra’s previous private financing rounds.

On December 21, 2021, Orchestra delivered a revised draft of the Business Combination Term Sheet to HSAC2, which included the following changes:

•        Enterprise value of $435 million on a fully diluted enterprise value immediately prior to the BC Closing, excluding fees;

•        $5 million investment in Orchestra’s Series D Financing by the RTW Funds;

•        An investment by the Sponsor of $25 million in a private placement, provided that some or all of this amount may be used to purchase shares in HSAC2 in open-market transactions subject to agreement by the parties;

•        A mechanism for increasing Orchestra’s equity valuation by up to $50 million on a dollar-for-dollar basis with funds in excess of $100 million raised in the Series D Financing;

•        Proposed forfeiture by the Sponsor of 50% of its Insider Shares and Private Warrants (the “Sponsor Equity”) if cash remaining in the Trust Account were less than $100 million after the BC Closing and reduced levels of forfeiture, on a linear basis, for amounts between $100 million and $50 million; the remaining 50% of the Sponsor Equity also subject to forfeiture in one-third increments unless New Orchestra’s share price were to exceed 20-day volume-weighted average share prices of $12.50 per share, $15.00 per share and $17.50 per share over a five-year period; and

•        Removal of the Company Earnout provision.

Included with the December 21, 2021 draft of the Business Combination Term Sheet counterproposal was a spreadsheet that included a capitalization model, which contemplated pricing the business combination at $13.75 per share, which represented a 10% premium to the intended Series D Financing.

Between December 23, 2021 and December 28, 2021, representatives of HSAC2 and Orchestra held multiple telephonic meetings to further clarify descriptions in the Business Combination Term Sheet and discuss the terms of the proposed business combination, including valuation of the pro forma combined company, valuation step-up relative to a contemplated Series D Financing, certain concessions by the Sponsor, sizing of the Series D Financing, board seats, earnouts, and restrictions on selling shares in New Orchestra.

On December 29, 2021 and December 30, 2021, representatives of HSAC2 exchanged drafts of the Business Combination Term Sheet with Orchestra, which included the following changes:

•        Enterprise value of $310 million on a fully diluted enterprise value immediately prior to the BC Closing excluding fees;

•        Removal of all adjustments to the Sponsor Equity; and

•        Reinsertion of the Company Earnout provision.

On January 11, 2022, representatives of Orchestra sent a revised draft of the Business Combination Term Sheet to representatives of HSAC2, which included the following changes:

•        An enterprise value of $400 million on a fully diluted basis immediately prior to the BC Closing, using a treasury stock method calculation, excluding fees;

•        A valuation step-up to Orchestra’s Series D Financing of 15% for the contemplated business combination; and

•        $25 million of investment by the Sponsor to be invested in a private placement before or simultaneously with the potential business combination.

Between January 12, 2022 and January 17, 2022 representatives of HSAC2 and Orchestra held multiple telephonic calls and exchanged multiple versions of the capitalization model. During these calls, the parties discussed a number of topics, including Orchestra’s valuation, Orchestra’s capitalization, and how to allocate the Sponsor’s investment between a private placement and a forward purchase arrangement.

On January 17, 2022, Orchestra sent a revised draft of the Business Combination Term Sheet to HSAC2, which included the following changes:

•        An enterprise value of $347 million on a fully diluted enterprise value immediately prior to the BC Closing, using a treasury stock method calculation, excluding fees;

•        A $15 million investment by the Sponsor, to be invested in a private placement before or simultaneously with the proposed business combination and $10 million to be invested either in a private placement or open-market purchases before or after the business combination; and

•        Reinsertion of a modified Company Earnout provision specifying the issuance of 8 million additional shares of New Orchestra Common Stock (the “Proposed Earn-Out Shares”) to former Orchestra shareholders on achievement of a $17.50 volume-weighted average price of New Orchestra Common Stock over a 20-day trading period up to the 5th anniversary of the BC Closing.

Between January 18, 2022 and January 20, 2022, representatives of HSAC2 and Orchestra exchanged multiple drafts of the Business Combination Term Sheet refining legal language and clarifying terms.

On January 20, 2022, after extensive arm’s-length negotiations between representatives and advisors of the respective parties, HSAC2 and Orchestra agreed on, and executed, the non-binding Business Combination Term Sheet, which provided for, among other things:

•        a valuation of Orchestra based on an implied fully diluted enterprise value of $347 million immediately prior to the BC Closing, using a treasury stock method calculation, excluding fees;

•        a $15 million investment by the Sponsor, to be invested in a private placement before or simultaneously with the proposed business combination and $10 million to be invested either in a private placement or open-market purchases before or after the business combination;

•        a $5 million investment in Orchestra’s Series D Financing by the RTW Funds;

•        the modified Company Earnout provision specifying the issuance of 8 million additional shares of New Orchestra Common Stock to former Company shareholders on achievement of a $17.50 volume-weighted average price of New Orchestra Common Stock over a 20-day trading period up to the fifth anniversary of the BC Closing;

•        A 6-month lock-up on HSAC2 Ordinary Shares held by the Sponsor and affiliates;

•        HSAC2 having cash of no less than $50 million immediately prior to the BC Closing; and

•        a right of HSAC2 to appoint at least one person to the board of directors of New Orchestra.

The Business Combination Term Sheet included a binding exclusivity period that, subject to certain customary exceptions, ended on the later of (a) 5:00 p.m. Eastern Time on April 30, 2022, and (b) the time at which either party gave written notice to the other party of termination. This exclusivity period between Orchestra and HSAC2 was subsequently extended by mutual agreement of the parties until June 30, 2022.

After HSAC2 entered into the Business Combination Term Sheet, HSAC2’s management provided HSAC2’s board of directors an update regarding the potential business combination with Orchestra, including the terms of the Business Combination Term Sheet and the expected process and timing for the proposed business combination.

On February 2, 2022, representatives of Orchestra, HSAC2, Loeb & Loeb LLP (“Loeb & Loeb”), counsel to HSAC2; Paul Hastings; Chardan Capital Markets, LLC (“Chardan”) and Barclays Capital Inc. (“Barclays”), financial advisors to HSAC2; Jefferies and Piper Sandler & Co. (“Piper”), financial advisors to Orchestra; and other parties, conducted a meeting telephonically during which the parties and their respective representatives and advisors discussed the potential transaction. In particular, it was noted that the potential business combination could not proceed until Orchestra and Medtronic executed a license and collaboration agreement.

Between the initial telephonic meeting on February 2, 2022 and the signing of the Merger Agreement on July 4, 2022, representatives and advisors of HSAC2 and Orchestra conducted weekly telephonic meetings to discuss progress on, and provide updates regarding, key workstreams and other aspects of the potential business combination and, as needed, to further refine the transaction timeline, steps and work plan, including investor commitments in the Series D Financing, the status of the Medtronic Agreement and the terms of the contemplated business combination transaction. During the same period, the management teams of Orchestra and HSAC2 also met on a weekly basis to review the progress of the Series D Financing, the status of the Medtronic Agreement and the terms of the contemplated business combination transaction.

Between the initial telephonic meeting on February 2, 2022 and the signing of the Merger Agreement on July 4, 2022, representatives of HSAC2 conducted further due diligence with respect to Orchestra, including:

•        a review of the materials provided in the online data room;

•        engaging Loeb & Loeb to conduct corporate due diligence on Orchestra;

•        engaging Cooley LLP to conduct intellectual property and regulatory due diligence on Orchestra;

•        meetings with Mr. Hochman, Mr. Sherman and Mr. Kaswan of Orchestra’s management team regarding Orchestra’s business, including Orchestra’s pipeline, operations, intellectual property and technical matters, as well as tax and legal matters, including those related to regulatory matters and clinical operations, corporate matters (including material contracts, capitalization and other customary corporate matters) and labor and employment matters;

•        financial and valuation analysis, including review of information relating to Orchestra’s revised capitalization table based on results from the Series D Financing,

•        teleconferences with Terumo to discuss Orchestra’s relationship with Terumo, including history of the relationship, potential of the collaboration product, Virtue SAB, development and commercialization strategy and the impact of the COVID-19 pandemic, including to the supply chain and the product’s commercialization potential; and

•        review of a draft and the final version of the Medtronic Agreement.

On February 23, 2022, on behalf of HSAC2, Loeb & Loeb distributed the first draft of the Merger Agreement to Orchestra and Paul Hastings. Between February 23, 2022 and July 4, 2022, Loeb & Loeb and Paul Hastings, exchanged a number of revised drafts of the Merger Agreement. Over the same period, Loeb & Loeb and Paul Hastings and other representatives and advisors of HSAC2 and Orchestra held a number of conference calls regarding certain terms and conditions of the Merger Agreement, including the representations and warranties addressing, among other matters, Orchestra’s capitalization, intellectual property, compliance with laws, litigation, and contracts.

On April 28, 2022, HSAC2’s representatives at Loeb & Loeb provided to Orchestra’s representatives at Paul Hastings initial drafts of the HSAC2 Shareholder Transaction Support Agreements, pursuant to which certain HSAC2 Shareholders and Orchestra Stockholders would agree to, among other things, (a) vote in favor of the Merger Agreement and the transactions contemplated thereby and (b) be bound by certain other covenants and agreements related to the Business Combination. During this time and in connection with these negotiations, multiple drafts of these agreements were exchanged prior to their execution on July 4, 2022, which occurred simultaneously with the execution of the Merger Agreement. For additional information, see “— Related Agreements — Transaction Support Agreements.”

On June 2, 2022, Orchestra’s representatives at Paul Hastings provided HSAC2 and Loeb & Loeb with the first draft of the Amended and Restated Registration Rights Agreement based on the terms of the Business Combination Term Sheet as updated by subsequent discussions, pursuant to which, among other things, New Orchestra would agree to register for resale certain equity securities held by legacy Orchestra and certain HSAC2 shareholders. Loeb & Loeb and Paul Hastings continued to negotiate the terms of the agreement over the course of the following weeks. During this time and in connection with these negotiations, multiple drafts of the agreement were exchanged prior to finalization of the agreement concurrently with the execution of the Merger Agreement. For further information related to the Amended and Restated Registration Rights Agreement, please see the section entitled “— Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement” for additional information.

On May 4, 2022, representatives of HSAC2 at Loeb & Loeb provided to Orchestra’s representatives at Paul Hastings the initial draft of the proxy statement to be filed by HSAC2 to extend the deadline to consummate a business combination.

Between May 10, 2022 and July 4, 2022, representatives and advisors of HSAC2 and Orchestra exchanged a number of drafts of the investor management presentation, and held various calls and meetings to discuss the investor management presentation, research analyst coverage and outstanding information requests related thereto. At no point were projections or forecasts provided to HSAC2 or investors.

From January 20, 2022 to May 20, 2022, the capital markets experienced a pullback, with the S&P 500 down 13%, amid persistent inflation, rising interest rates, geopolitical instability, and other adverse economic conditions. The market for life sciences technology companies in particular experienced significant price and volume fluctuations with the NASDAQ Biotechnology Index (Nasdaq: NBI) down 11% and the iShares US Medical Devices ETF (Nasdaq: IHI) down 12% during this time period. In addition, since HSAC2’s IPO, the SPAC market experienced a general decline in healthcare investor sentiment, which resulted in increased rates of redemption by SPAC shareholders.

On May 20, 2022, Mr. Hochman, Mr. Kaswan and representatives of HSAC2 held a telephonic call during which Mr. Hochman informed HSAC2 that, due to the recent equity market and sector-specific downturn and future market uncertainty, Medtronic and Orchestra were requiring that a minimum amount of $50 million in the Trust Account would need to be assured in connection with the business combination transaction in order for Medtronic to sign the Medtronic Agreement. Representatives of HSAC2 communicated that they would consider this change and that the Sponsor would likely require a large reduction in the fully diluted enterprise value given the recent market fluctuations and the significant potential for capital loss given recent trading levels of post-combination SPAC share prices. In addition, HSAC2 noted that additional capital participation from Medtronic would also be needed to support the transaction. Representatives of HSAC2 indicated that they would discuss internally and come back to Orchestra with a response.

Between May 21, 2022 and May 31, 2022, representatives of Orchestra and representatives of HSAC2 held multiple telephonic conversations and exchanged draft capitalization models primarily focused on how to ensure that $50 million of capital would be available to New Orchestra from the proposed business combination with HSAC2 while ensuring that the increased risk to the Sponsor and its affiliates would be acceptable to them. The conversations included discussions of numerous structural levers to balance risks, benefits and goals for Orchestra, Medtronic, HSAC2, and the Sponsor, including valuation of the pro forma post-combination company, capital provided to Orchestra, vesting of shares and warrants in HSAC2 owned by the Sponsor, reduction mechanisms for the $50 million backstop commitment by the Sponsor, a valuation step-up from the Series D Financing, Orchestra’s capitalization table, including possible investor and employee anti-dilution provisions, and other structural items.

On May 27, 2022, representatives of Orchestra and representatives of HSAC2 agreed to a revised set of terms that differed from the Business Combination Term Sheet executed on January 20, 2022. The revised terms included several adjustments aimed at providing a minimum amount of cash to New Orchestra upon the closing of the Business Combination. As part of the revised terms, Orchestra agreed to reduce the pre-combination valuation and price of the Series D Financing to $4.65 per share from the $11.25 per share set forth in the Business Combination Term Sheet and the following adjustments, among others:

•        a pro forma valuation of Orchestra of $158 million on a fully diluted enterprise value immediately prior to the closing of the Business Combination, using a treasury stock method calculation, including fees;

•        no valuation step-up from the Series D Financing to the Business Combination;

•        the Sponsor would invest approximately $15 million in Orchestra’s Series D Financing and $10 million pursuant to a forward purchase agreement;

•        the issuance of 8 million additional shares of common stock of Orchestra to former Orchestra stockholders on achievement of the following milestones at any time prior to the fifth anniversary of the Closing:

•        50% of such shares would vest upon achievement of a VWAP for New Orchestra Common Stock of $15.00 over a 20-trading day period; and

•        50% of such shares would vest upon achievement of a VWAP for New Orchestra Common Stock of $20.00 over a 20-trading day period;

•        1,000,000 Insider Shares held by the Sponsor would be subject to the vesting upon the following milestones at any time prior to the fifth anniversary of the Closing:

•        500,000 of such Insider Shares would vest upon achievement of a VWAP for New Orchestra Common Stock of $15.00 over a 20-trading day period; and

•        500,000 of such Insider Shares would vest upon achievement of a VWAP for New Orchestra Common Stock of $20.00 over a 20-trading day period; and

•        the Sponsor would extinguish 1,500,000 Private Warrants.

Simultaneously, the Sponsor and Medtronic agreed to the following provisions to be signed concurrently with the Merger Agreement:

•        a $50 million commitment by the RTW Funds, affiliated with the Sponsor, to backstop potential redemptions by HSAC2 shareholders, to be reduced dollar for dollar for an aggregate amount raised in the Series D Financing in excess of $110 million; and

•        $10 million of additional capital provided to Orchestra by Medtronic in the form of a forward purchase agreement.

On May 31, 2022 and June 2, 2022, representatives of Orchestra, HSAC2 and Medtronic discussed, among other items, the terms of the proposed backstop reduction by the RTW Funds, open market purchases, timeline to close and announcement preferences.

Between May 27, 2022 and June 17, 2022, Orchestra and representatives of HSAC2, with their respective advisers, continued to hold frequent meetings and to discuss updates to the combined entity pro forma capitalization model.

On June 17, 2022, a virtual meeting of the Board was held, with attendance by all members of the Board, HSAC2’s representatives at Loeb & Loeb, HSAC2’s management and advisors to HSAC2. At the meeting, the Board was provided with an overview of the proposed business combination (including the potential benefits and the risks related thereto), the key terms of the related ancillary documents and the due diligence process and findings with respect to Orchestra. During the meeting, the Board considered a set of preliminary deal terms similar to those reflected in the May 27, 2022 pro forma capitalization model shared with Orchestra that were yet to be negotiated with Orchestra. The Board then unanimously adopted and approved the terms of the proposed business combination, subject to a review of the near final transaction documents. The Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination. Instead, the Board believed that the experience and background of HSAC2’s management members, the members of the Board and the other representatives and advisors of HSAC2 enabled the Board to make the necessary analyses and determinations regarding the business combination and the other matters for approval.

On June 17, 2022, representatives of HSAC2 held a telephonic call with Mr. Hochman in which the representatives shared that they would need to reduce the extinguishment of the Sponsor’s Private Warrants or reduce Orchestra’s pre-combination valuation as a result of lower than anticipated pro forma cash of the combined entity. In a telephonic conversation later that day, Mr. Hochman agreed that the Sponsor would be required to forfeit 50% of its 1,500,000

Private Warrants, for no consideration, instead of 100% of its Private Warrants, to account for the changes identified by representatives of HSAC2. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will take all actions necessary to issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

On June 22, 2022, Paul Hastings provided on behalf of Orchestra an initial draft of the earnout election agreement to Loeb & Loeb. Between June 28, 2022 and June 30, 2022, the parties negotiated the terms of the earnout election contemplated by the Merger Agreement, pursuant to which Orchestra Equityholders would have the option to receive a portion of additional contingent consideration of up to 8,000,000 shares of New Orchestra Common Stock in the aggregate. Orchestra Equityholders, including the RTW Funds, who wish to receive their pro rata share of the Earnout Consideration would have to agree to a 12-month lock-up period following the Closing. For further information related to earnout election agreement, please see the section entitled “— The Business Combination and the Merger Agreement — Merger Consideration” for additional information.

Beginning June 27, 2022, representatives of Chardan and Barclays, held conversations with a select group of wall-crossed HSAC2 shareholders who agreed to customary non-disclosure agreements regarding Orchestra’s business to make them aware of the upcoming public announcement of the proposed business combination.

On June 20, 2022, Orchestra’s Board met via videoconference, with all board members present, to consider and discuss the proposed transaction with HSAC2. Also present were representatives of Paul Hastings. Following a thorough review and discussion, on June 29, 2022, the Merger Agreement and related documents and agreements were approved by unanimous written consent of the Orchestra Board and the Orchestra Board recommended the approval of the Merger Agreement and the transactions contemplated thereby to Orchestra’s stockholders.

On June 29, 2022, members of the Board were provided a final version of the Merger Agreement. On June 30, 2022, after careful consideration and discussion of the terms and conditions of the Merger Agreement, the Board approved the Merger Agreement and determined that the Business Combination and the transactions contemplated thereby were advisable, fair to, and in the best interests of, HSAC2 and its shareholders.

On July 4, 2022, the parties entered into the Merger Agreement and the related ancillary agreements that were filed or furnished in connection with HSAC2’s Current Report on Form 8-K described below.

On July 5, 2022, HSAC2 and Orchestra issued a joint press release announcing the execution and delivery of the Merger Agreement. HSAC2 filed a Current Report on Form 8-K, which filed as exhibits the Merger Agreement, the Medtronic Forward Purchase Agreement, the RTW Forward Purchase Agreement, the HSAC2 shareholder and Orchestra stockholder support agreements, the form of Amended and Restated Registration Rights Agreement, the form of Earnout Election Agreement, the Orchestra investor presentation and the joint press release.

Summary of HSAC2 Financial Analysis

In connection with the revised valuation of Orchestra agreed on May 27, 2022, HSAC2 reviewed certain financial information of various publicly-traded medical technology companies selected by HSAC2’s management team, based on their experience and professional judgment for business similarity to Orchestra. In performing its analysis, HSAC2’s management team made certain assumptions with respect to commercial efforts, industry performance, general business and economic conditions and a number of other matters, many of which are beyond the control of HSAC2 and Orchestra. HSAC2 reviewed the enterprise value, which HSAC2’s management deemed relevant based on its professional judgment and expertise, for a cohort of pre-revenue stage medical technology companies as relative to the pre-revenue, development stage of Orchestra’s two programs — BackBeat CNT and Virtue Sirolimus AngioInfusion Balloon (Virtue SAB) – while acknowledging that none of the selected companies possessed characteristics identical to Orchestra and that the assumptions and estimates used, and the results, would be inherently subject to substantial uncertainty.

The following table summarizes the comparable company analysis prepared by HSAC2’s management team and reviewed by HSAC2 Board:

Company Name	Market Capitalization (million USD)	Enterprise Value (million USD)	Development Stage	Description
Rani Therapeutics Holdings, Inc.	$501	$458	Pre-Commercial Medical Technology	Capsule technology designed to help deliver biological drugs orally
GreenLight Biosciences Holdings, PBC	496	447	Pre-Commercial Medical Technology	Synthetic biology company with a proprietary cell-free RNA production platform
Quantum-Si, Inc.	417	(2)	Pre-Commercial Medical Technology	Next generation protein sequencing platform with single molecule resolution
Vicarious Surgical, Inc.	404	264	Pre-Commercial Medical Technology	Robotic surgery platform with virtual reality visualization, intended for soft tissue
Humacyte, Inc.	386	203	Pre-Commercial Medical Technology	Developing human acellular vessel platform for vascular surgery indications
Nautilus Biotechnology, Inc.	330	36	Pre-Commercial Medical Technology	Integrated fluidics and optics system for single-molecule detection of proteins
Lyra Therapeutics, Inc.	162	129	Pre-Commercial Medical Technology	Nasal implant technology for the treatment of chronic rhinosinusitis
Mean	$385	$219
Median	$404	$203

____________

Note: Market data as of June 16, 2022, per Bloomberg.

Orchestra’s pro forma fully diluted enterprise valuation of $158 million is lower than both the mean and median enterprise values of $219 million and $203 million respectively for similar pre-revenue medical technology companies Quantum-Si, Inc., Vicarious Surgical, Inc., Humacyte, Inc., Nautilus Biotechnology, Inc., and Lyra Therapeutics, Inc., listed above.

The Board’s Reasons for the Approval of the Business Combination

In evaluating the transaction with Orchestra, the Board consulted with legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, the Domestication and the Merger, are advisable, fair to and in the best interests of HSAC2 and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination, the Domestication and the Merger, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below.

In light of the number and variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of HSAC2’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the Board are well qualified to evaluate the transaction with Orchestra. They have extensive transactional experience, particularly in the healthcare and life sciences industries and considered the following factors in approving the proposed business combination with Orchestra:

A.     BackBeat CNT is a flagship product candidate.    Orchestra aims to be the first bioelectronic treatment for HTN that is designed to be delivered via a standard cardiac rhythm management (“CRM”), device such as a dual-chamber pacemaker without changing the device hardware or typical implant procedure. Compelling double-blind, randomized clinical data: statistically significant 11.1 mmHg reduction in 24-hour ambulatory systolic blood pressure (“aSBP”) at 6 months, 17.5 mmHg reduction in office systolic blood pressure (“oSBP”) at 2 years and strong results in isolated systolic hypertension (“ISH”). The Board believes that Orchestra’s randomized and blinded clinical data for BackBeat CNT could drive an immediate, substantial and persistent reduction in blood pressure in a pivotal trial and eventually as a commercial product.

B.      BackBeat CNT Medtronic Collaboration partners Orchestra with the global market leader in pacemakers and device-based hypertension treatment and the BackBeat CNT-enabled device has the potential to be blockbuster product.    Signed exclusive license and collaboration agreement for a premium device with Medtronic, the global pacemaker leader with >50% U.S. market share, combined with a meaningful revenue share by receiving the higher of a fixed dollar amount per BackBeat CNT-enabled device, which varies by geography, and a percentage of the BackBeat CNT generated sales. The revenue generated for Orchestra per sale of BackBeatCNT-enabled device is expected to be between $500 and $1,600. The Board believes that the Medtronic Collaboration has the potential to drive global penetration into a greater than $10 billion annual commercial opportunity and significant profitability for Orchestra.

C.     Virtue SAB is a flagship product candidate for treatment of artery disease.    Highly differentiated, non-coated drug/device combination product enables angioplasty with localized delivery of extended release sirolimus while leaving no metal behind. Virtue SAB has compelling First in Man clinical data and the potential for differentiated clinical outcomes. The Board believes that there is significant commercial potential for Orchestra with its world-class partner Terumo and future royalties of net sales and per unit payments as sole exclusive supplier of SirolimusEFR to Terumo.

D.     Potential for a strong pipeline and follow-up projects with partners.    Orchestra is currently conducting a European acute feasibility clinical study of BackBeat-CNT as a bioelectronic treatment for heart failure based on a modified cardiac neuromodulation algorithm, a condition which is believed to affect as many as half of the 26 million patients worldwide suffering from heart failure. The Board believes that this heart program represents additional upside to the BackBeat-CNT program.

E.      Long-term, royalty-driven strategy aims to yield superior profits from therapeutic devices.    The Orchestra platform has been designed to reimagine methods of clinical development and commercialization for innovative medical device technology companies. The Board believes that the Orchestra platform has the potential to be a leading partner of choice for medical technology companies to reduce development barriers for medical device innovation, create opportunity for risk-reward sharing development partnerships, and foster a scalable outsourced R&D business model to drive innovation for patients, physicians, partners and shareholders. The resulting commercial adoption will drive Orchestra’s future growth and meaningful profitability given the limited COGS and sales & marketing expenses borne by Orchestra.

F.      Well-funded development balance sheet and aligned partnership interests.    Medtronic invested $40 million in Orchestra’s Series D Financing, which raised a total of $110 million. In addition, with capital from the Business Combination and the Forward Purchase Agreements, New Orchestra would be expected to have a minimum total pro forma cash of $169 million, after expenses, at the Closing, which is expected to fund New Orchestra’s operations into 2026. The Board believes that New Orchestra will be well-capitalized and well-positioned to bring its BackBeat CNT and Virtue SAB products through development and clinical studies to become commercial products.

G.     Financial and organizational condition.    Orchestra has 2 years of audited financials and had previously prepared investor memoranda and a Form S-1 filing registration statement, which it had confidentially filed with the SEC. The Board believes that Orchestra is prepared to be a public company and will benefit from having publicly-traded securities to enhance its ability to pursue accretive acquisitions, high-return capital projects, and/or strengthen its balance sheet.

H.     Attractive Valuation.    Orchestra has an attractive valuation relative to similar pre-revenue medical technology comparable companies as by Orchestra’s pro forma fully diluted enterprise valuation of $158 million being lower relative to the mean and median enterprise valuations of Quantum-Si, Inc., Vicarious Surgical, Inc., Humacyte, Inc., Nautilus Biotechnology, Inc., and Lyra Therapeutics, Inc. In addition, assuming the minimum amount of cash in the company necessary to meet conditions to the Closing, the ~$317 million market capitalization and $169 million of pro forma cash at Orchestra’s March 31, 2022 balance sheet will result in an equity value to net cash ratio of 2.0x. The Board believes that Orchestra’s valuation is attractive and reasonable relative to the a set of comparable companies and offers downside protection with the relatively large cash balance, illustrated by the 2.0x net cash ratio, and that no additional near-term fundraising is needed.

I.       Accomplished leadership team.    The Board believes that Orchestra has a proven and experienced team that is positioned to successfully lead New Orchestra after the Business Combination to execute on the meaningful collaborations it has established with Medtronic and Terumo and to enter into new collaborations in future.

J.       Lock-Up.    The Sponsor, certain other shareholders of HSAC2 and certain current equityholders of Orchestra have agreed to not transfer or otherwise dispose of their New Orchestra Common Stock for 12 months following the Closing (with Orchestra officers and directors, and Medtronic subject to a 24-month lock-up following the Closing and Terumo subject to a lock-up until the commercial launch of Virtue), in each case subject to certain customary exceptions, which will provide important equity ownership stability to assist in the management and governance of New Orchestra.

K.     Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to HSAC2, that the Business Combination represents the best initial business combination for HSAC2 and the most attractive opportunity for HSAC2’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets and the Board’s belief that such process has not presented a better alternative.

L.      Negotiated Transaction.    The financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between HSAC2 and Orchestra.

The Board also identified and considered the following factors and risks weighing negatively against approving and pursuing the Business Combination, although not weighted or in any order of significance:

A.     Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

B.      Liquidation of HSAC2.    The risks and costs to HSAC2 if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in HSAC2 being unable to effect a business combination within the period of time HSAC2 is afforded under its organizational documents, as the same may be extended from time to time with shareholder approval, and the subsequent liquidation of HSAC2.

C.     Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits HSAC2 from soliciting other business combination proposals, which restricts HSAC2’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

D.     Shareholder vote.    The risk that HSAC2’s shareholders may fail to provide the votes necessary to effect the Business Combination.

E.      Post-Business Combination corporate governance; terms of the Amended and Restated Registration Rights Agreement.    The Board considered the corporate governance provisions of the Merger Agreement, the Amended and Restated Registration Rights Agreement and the material provisions of the Proposed Charter. See the sections entitled “Proposal 3 — The Charter Approval Proposal” and “— Certain Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement” for detailed discussions of the terms and conditions of these documents.

F.      Limitations of review.    The Board considered that it was not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the Orchestra stockholders is fair to HSAC2 or its shareholders from a financial point of view. Accordingly, the Board considered that HSAC2 may not have properly valued Orchestra.

G.     Closing conditions.    The fact that completion of the Business Combination is conditioned upon the satisfaction of certain closing conditions that are not within HSAC2’s control, including approval by HSAC2 shareholders, approval by Orchestra stockholders, and approval by Nasdaq of the listing application in connection with the Business Combination.

H.     Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

I.       Fees and expenses.    The fees and expenses associated with completing the Business Combination.

J.       Other risks.    Various other risks associated with the Business Combination, the business of HSAC2 and the business of Orchestra described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Board also considered that certain of the officers and directors of HSAC2 may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of HSAC2’s shareholders. HSAC2’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The Board concluded that the potential benefits that it expected HSAC2 and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Merger Agreement, the Business Combination and the Merger, were advisable, fair to and in the best interests of HSAC2 and its shareholders.

Parties to the Business Combination

Health Sciences Acquisitions Corporation 2

HSAC2 is a blank check company incorporated on May 25, 2020 as a Cayman Islands exempted company. We were incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses, which we refer to as our “initial business combination.” The Business Combination with Orchestra is the result of an active search for a potential business combination transaction utilizing the network and investing and transaction experience of HSAC2’s management team and the Board. Although HSAC2’s efforts to identify a prospective target business were not to be limited to any particular industry or geographic location, HSAC2 intended to focus on businesses in the healthcare and healthcare-related industries in North America or Europe.

The HSAC2 Ordinary Shares are currently listed on Nasdaq under the symbol “HSAQ.” The HSAC2 Ordinary Shares commenced trading on Nasdaq on August 4, 2020.

The mailing address of our principal executive office is 40 10th Avenue, Floor 7, New York, NY 10014. Our telephone number is (646) 597-6980.

Merger Sub

HSAC Olympus Merger Sub, Inc. is a wholly owned subsidiary of HSAC2, formed on May 4, 2022 to consummate the Business Combination. Following the Business Combination, Orchestra will merge with Merger Sub with Orchestra surviving the merger. As a result, Orchestra will become a wholly owned subsidiary of New Orchestra.

The mailing address of Merger Sub’s principal executive office is 40 10th Avenue, Floor 7, New York, NY 10014. Merger Sub’s telephone number is (646) 597-6980.

Orchestra BioMed, Inc.

Orchestra is a biomedical innovation company accelerating high-impact technologies to patients through risk-reward-sharing partnerships with leading medical device companies. Orchestra’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. Orchestra is led by a highly accomplished, multidisciplinary management team and a board of directors with extensive experience in all phases of therapeutic device development. Orchestra’s business was formed in 2018 by assembling a pipeline of multiple late-stage clinical product candidates originally developed by its founding team. Its flagship product candidates are BackBeat CNT for the treatment of HTN, a significant risk factor for death worldwide and Virtue SAB for the treatment of atherosclerotic artery disease, the leading cause of mortality worldwide.

The mailing address of Orchestra’s principal executive office is 150 Union Square Drive, New Hope, PA 18938. Orchestra’s telephone number is (215) 862-5797.

The Business Combination and the Merger Agreement

The General Structure of the Business Combination

On July 4, 2022, HSAC2 entered into the Merger Agreement, pursuant to which a business combination between HSAC2 and Orchestra (the “Business Combination”) will occur in two steps. First, before the Closing, HSAC2 will effect the Domestication by deregistering in the Cayman Islands and domesticating as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act. Second, at the Closing, the Merger will be effected by Merger Sub merging with and into Orchestra, with Orchestra surviving such merger as the surviving entity. Upon consummation of the Business Combination, Orchestra will become a wholly owned subsidiary of HSAC2. HSAC2 will then change its name to “Orchestra BioMed Holdings, Inc.”

Simultaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into the Forward Purchase Agreements with the RTW Funds and Medtronic, pursuant to which each of these Purchasing Parties agreed to purchase $10 million of HSAC2 Ordinary Shares, for a total of $20 million, less the dollar amount of HSAC2 Ordinary Shares holding redemption rights that the Purchasing Party acquires and holds until immediately prior to the Domestication (“Forward Purchase Shares”).

Simultaneously with the execution of the Merger Agreement and Forward Purchase Agreements, HSAC2, Orchestra, and the RTW Funds entered into the Backstop Agreement pursuant to which the RTW Funds, jointly and severally, agreed to purchase such number of HSAC2 Ordinary Shares at a price of $10.00 per share to the extent that the amount of Parent Closing Cash (as defined in the Merger Agreement) as of immediately prior to the closing of the Merger is less than $60 million (which calculation excludes amounts received pursuant to Medtronic’s Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Funds’ Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares).

The closing under the RTW Forward Purchase Agreement occurred on July 22, 2022, the closing under the Medtronic Forward Purchase Agreement will occur prior to the Domestication and the closing under the Backstop Agreement will occur immediately prior to the Domestication. The Sponsor and the Purchasing Parties will have registration rights pursuant to the Amended and Restated Registration Rights Agreement described below with respect to the shares of HSAC2 Common Stock received in the Domestication.

In addition, the Sponsor has agreed that 25% or 1,000,000 shares of its New Orchestra Common Stock received in the Domestication will be forfeited to New Orchestra on the first business day following the fifth anniversary of the Closing unless, as to 500,000 shares, the VWAP of the New Orchestra Common Stock is greater than or equal to $15.00 per share over any 20 Trading Days within any 30-Trading Day period, and as to the remaining 500,000 shares, the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share over any 20-Trading Days within any 30-Trading Day period. Further, the Sponsor and HSAC2’s other initial shareholders prior to its initial public offering have agreed to subject the 4,000,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for the 4,000,000 HSAC2 Ordinary Shares issued to HSAC2’s initial shareholders prior to its initial public offering and 450,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for 450,000 HSAC2 Ordinary Shares purchased in a private placement simultaneously with HSAC2’s initial public offering, to a lock-up for up to 12 months following the Closing and, subject to the Closing, the Sponsor has agreed to forfeit 50% of its Private Warrants, comprising 750,000 Private Warrants, for no consideration. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will take all actions necessary to issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

Merger Consideration

Exchange Ratio

The consideration to be paid at the Closing by HSAC2 to Orchestra Equityholders will be payable in shares of HSAC2 Common Stock at an exchange ratio of 0.465 shares of HSAC2 Common Stock for each whole share of Orchestra Common Stock (the “Exchange Ratio”).

Earnout Payments

Orchestra stockholders will also have the opportunity to elect to participate in an earnout pursuant to which each such electing stockholder (an “Earnout Participant”) may receive a portion of additional contingent consideration of up to 8,000,000 shares of New Orchestra Common Stock in the aggregate (“Earnout Consideration”). Each Earnout Participant must agree to extend their applicable Lock-up Period described below from 6 months to 12 months pursuant to an Earnout Election Agreement and will be entitled to receive the Earnout Consideration as follows:

•        Earnout Participants will collectively be entitled to receive 4,000,000 shares of the Earnout Consideration, in the aggregate (“Initial Earnout Shares”), in the event that, from the time beginning immediately after the Closing until the fifth anniversary of the Closing Date (the “Earnout Period”), over any 20 Trading Days within any 30-Trading Day period during the Earnout Period the VWAP of the New Orchestra Common Stock is greater than or equal to $15.00 per share (the “Initial Milestone Event”); and

•        Earnout Participants will collectively be entitled to receive an additional 4,000,000 shares of the Earnout Consideration, in the aggregate (“Final Earnout Shares”), in the event that, during the Earnout Period, over any 20-Trading Days within any 30-Trading Day period during the Earnout Period the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share (the “Final Milestone Event”).

Upon the first Change in Control (as defined in the Merger Agreement) to occur during the Earnout Period, if the corresponding valuation of New Orchestra Common Stock is (i) equal to or greater than $15.00 per share (taking into consideration the issuance of the Initial Earnout Shares in determining such calculation), the Initial Milestone Event will be deemed to have occurred, and (ii) if equal to or greater than $20.00 per share (taking into consideration the issuance of all Earnout Consideration in determining such calculation), the Final Milestone Event will be deemed to have occurred, in each case immediately prior to such Change in Control.

Cancellation of Certain Orchestra Securities

Each share of Orchestra capital stock, if any, that is owned by HSAC2, Merger Sub, or Orchestra, or any of their subsidiaries (as treasury stock or otherwise) will automatically be canceled and extinguished without any conversion or consideration.

Exchange of Orchestra Common Stock

At the Effective Time, each issued and outstanding share of Orchestra Common Stock (other than any such shares of Orchestra Common Stock canceled as described above and any dissenting shares) will be converted into the right to receive a number of shares of HSAC2 Common Stock equal to the Exchange Ratio.

Merger Sub Securities

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of Orchestra as the surviving corporation in the Merger.

Orchestra Stock Options

At the Effective Time, each outstanding option to purchase shares of Orchestra Common Stock will be converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under such options prior to the Effective Time, shares of New Orchestra Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share of New Orchestra Common Stock equal to the exercise price per share of Orchestra Common Stock subject to such option divided by the Exchange Ratio.

Orchestra Warrants

Contingent on and effective as of immediately prior to the Effective Time, each outstanding warrant to purchase shares of Orchestra capital stock will be treated in accordance with the terms of the relevant agreements governing such warrants and converted into New Orchestra warrants.

Post-Closing Board of Directors

Immediately following the Closing, New Orchestra’s board of directors will consist of the existing Orchestra board of directors.

Registration Statement and Shareholder Approval

Pursuant to the Merger Agreement, HSAC2 and Orchestra have agreed to prepare, and HSAC2 to file with the SEC, this proxy statement/prospectus for the purpose of soliciting proxies from holders of HSAC2 Ordinary Shares sufficient to obtain shareholder approval of the Proposals at the Shareholder Meeting.

Representations and Warranties and Certain Covenants

The Merger Agreement contains customary representations, warranties and covenants with respect to, among other things, operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, with respect to access to information, cooperation in the preparation of this proxy statement/prospectus and to obtain all requisite approvals of each party’s respective stockholders or shareholders, as the case may be. The assertions embodied in those representations, warranties and covenants were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations and warranties in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about HSAC2, Orchestra or any other matter.

None of the representations, warranties, or covenants in the Merger Agreement, or rights arising out of any breach of such representations, warranties or covenants will survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing or in the case of claims for fraud or willful breach.

Material Adverse Effect

Under the Merger Agreement, (i) certain representations and warranties of HSAC2 and Orchestra are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred, (ii) the obligation of each of HSAC2 and Merger Sub to consummate the Business Combination is conditioned on no Material Adverse Effect having occurred from the date of the Merger Agreement with respect to Orchestra and its subsidiaries that is continuing and (iii) the obligation of Orchestra to consummate the Business Combination is conditioned on no Material Adverse Effect having occurred from the date of the Merger Agreement with respect to HSAC2 that is continuing.

“Material Adverse Effect” means, with respect to any HSAC2 or Orchestra, any fact, effect, event, development, change, or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effects, has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities or results of operations of such entity; provided, however, that a Material Adverse Effect will not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which HSAC2 or Orchestra and its subsidiaries, as applicable, operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by the Merger Agreement or an Additional Agreement or any action or omission (i) in the case of the Orchestra, taken by Orchestra or its subsidiaries with the written consent or at the request of

HSAC2 or (ii) in the case of HSAC2, taken by HSAC2 or Merger Sub with the written consent or at the request of the Orchestra; (f) (i) any changes in applicable laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof and (ii) in the case of HSAC2, new pronouncements or interpretations by the SEC or other U.S. federal regulators arising after the date of the Merger Agreement with respect to prior accounting rules; (g) the announcement, pendency or completion of the transactions contemplated by the Merger Agreement, including losses to the extent directly resulting therefrom of employees, customers, suppliers, distributors or others having relationships with HSAC2 or Orchestra, as applicable; (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) will not apply to the extent that HSAC2 or Orchestra, as applicable, is disproportionately affected by any such exclusions relative to other participants in the industry in which such entity operates.

HSAC2 Equity Incentive Plan

Pursuant to the Merger Agreement, HSAC2 has agreed to adopt the 2022 Plan as described in the Equity Incentive Plan Proposal.

Non-Solicitation Restrictions

Each of HSAC2 and Orchestra has agreed that it will not solicit or initiate any negotiations with any party relating to an Alternative Transaction (as such term is defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of HSAC2 and Orchestra has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of HSAC2 and Orchestra, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order issued by an Authority (as defined in the Merger Agreement) that has jurisdiction over the parties to the Merger Agreement with respect to the transactions contemplated by the Merger Agreement restraining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) HSAC2 having at least $5,000,001 of net tangible assets upon consummation of the Merger, (iii) adoption and approval of the Merger Agreement by the requisite Orchestra stockholders and approval of the conversion of Series A Preferred Stock of Orchestra to Orchestra Common Stock in connection with the Merger by the requisite Orchestra stockholders, (iv) approval by the requisite HSAC2 shareholders of the Proposals, (v) the conditional approval for listing by Nasdaq of the shares to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continuing listing requirements and HSAC2 not having received any notice of non-compliance with such requirements, and (vi) the Form S-4 becoming effective in accordance with the provisions of the Securities Act.

Solely with respect to HSAC2 and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) Orchestra’s having duly performed or complied with, in all material respects, all of its obligations under the Merger Agreement, (ii) the representations and warranties of Orchestra, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects (disregarding all qualifications in the Merger Agreement relating to materiality or Material Adverse Effect) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Orchestra and its subsidiaries, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects other than certain de minimis inaccuracies, (iv) no Material Adverse Effect having occurred that is continuing, (v) Orchestra’s and its securityholders’ execution of and delivery to HSAC2 of each Additional Agreement (as defined in the Merger Agreement) to which they each are a party, (vi) Orchestra’s delivery of certain certificates to HSAC2, (vii) Orchestra’s delivery of its interim financial statements to HSAC2 as promptly as possible following the end of each quarterly period, and in any event no later than 45 days following the end of each quarterly period, (viii) each Orchestra warrant having been amended in accordance with its terms to permit the conversion thereof into a New Orchestra warrant and any Orchestra warrant not so amended being canceled by Orchestra, (ix) the conversion of all shares of Orchestra preferred stock into Orchestra Common Stock, and (x) the completion of the transactions contemplated by Medtronic in the Medtronic Forward Purchase Agreement.

Solely with respect to Orchestra, the consummation of the Merger is conditioned upon, among other things, (i) HSAC2 and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of HSAC2 and Merger Sub, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects (disregarding all qualifications relating to materiality or Material Adverse Effect) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect on HSAC2 or Merger Sub, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities or results of operations HSAC2, (v) the occurrence of the Domestication, (vi) the delivery by HSAC2 of certain certificates to Orchestra, (vii) the size and composition of the post-Closing board of directors of New Orchestra having been appointed as set forth in the Merger Agreement, (viii) HSAC2, Sponsor and other shareholders of HSAC2 shall have executed and delivered to Orchestra each Additional Agreement to which they each are a party, (ix) the Parent Closing Cash being at least equal to $60 million and (x) completion of the transactions contemplated by the Sponsor Commitment.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows: (i) by either HSAC2 or Orchestra if: (A) the Merger and related transactions are not consummated on or before February 6, 2023 (the “Outside Closing Date”), and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party (such right may be exercised by HSAC2 or Orchestra, as the case may be, giving written notice to the other at any time after the Outside Closing Date); (ii) by either HSAC2 or Orchestra if any Authority (as defined in the Merger Agreement) has issued any final decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent or enacted any law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, provided that the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Authority; (iii) by mutual written consent of HSAC2 and Orchestra duly authorized by each of their respective boards of directors; and (iv) by either HSAC2 or Orchestra, if the other party has breached any of its covenants or representations and warranties such that Closing conditions would not be satisfied by the earlier of (A) the Outside Closing Date and (B) 30 days following receipt by the breaching party of a written notice of the breach.

Fees and Expenses

Except as otherwise expressly set forth in the Merger Agreement, the costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby will be paid by New Orchestra and the Orchestra as the surviving corporation upon the Closing. If the Closing does not take place, each party to the Merger Agreement will be responsible for its own expenses.

Certain Related Agreements

HSAC2 Shareholder Support Agreement and Forfeiture.

On July 4, 2022, contemporaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into the Parent Support Agreement with the Sponsor and certain other HSAC2 shareholders pursuant to which the Sponsor and such HSAC2 shareholders have agreed (a) to appear at any general meetings called to approve the Merger or any proposal to extend the period of time HSAC2 is afforded under its organizational documents and its prospectus to consummate an initial business combination, (b) not to redeem their shares or any other equity securities of HSAC2 now or in future acquired or beneficially owned, (c) to vote such shares and equity securities (i) in favor of the Domestication, the Merger and related transactions, (ii) in favor of any proposal to extend the period of time HSAC2 is afforded under its organizational documents and its prospectus to consummate an initial business combination, (iii) against any change in the business, management or board of HSAC2 contrary to the Merger Agreement and against any other proposal reasonably expected to breach, prevent or impede the Merger, and (d) to waive anti-dilution and similar rights with respect to such shares, whether under the HSAC2 amended and restated memorandum and articles of association, applicable law, or a contract regarding the Merger and related transactions with HSAC2. In addition, the Sponsor has agreed that 25% or 1,000,000 shares of its New Orchestra Common Stock received in the Domestication will be forfeited to New Orchestra on the first business day following the Earnout Period unless, as to 500,000 shares, the Initial Milestone Event occurs, and as to the remaining 500,000 shares, the Final Milestone Event occurs. Further, subject to the Closing, the Sponsor has agreed to forfeit 50% of its Private Warrants, comprising 750,000 Private Warrants for no consideration. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will take all actions necessary to issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

Orchestra Stockholder Support Agreement

On July 4, 2022, contemporaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into the Orchestra Support Agreement with certain Orchestra stockholders, including Medtronic, pursuant to which such stockholders have agreed (a) to appear at any stockholder meetings called to approve the Merger, (b) to vote such shares and equity securities (i) in favor of the Merger and related transactions, (ii) against any change in the business, management or board of Orchestra contrary to the Merger Agreement and against any other proposal reasonably expected to breach, prevent or impede the Merger.

Amended and Restated Registration Rights and Lock-Up Agreement.

At the Closing, HSAC2 will enter into the Amended and Restated Registration Rights Agreement with the RTW Funds, certain existing shareholders of HSAC2 and certain existing stockholders of Orchestra with respect to the resale of shares of New Orchestra held or acquired by such stockholders before or pursuant to the Merger, and including any shares issuable on conversion of preferred stock, Earnout Consideration and shares acquired under the Forward Purchase Agreements and the Backstop Agreements. The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement that HSAC2 entered into as of August 3, 2020 in connection with its initial public offering. Subject to the Lock-Up described below, New Orchestra will file a registration statement to register the public resale of the shares as soon as reasonably practicable, but in any event within 45 calendar days following the Closing. In addition, subject to certain requirements and customary conditions, including with regard to the number of requests that may be made and when, such stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed, in the aggregate, $25 million. In addition, the stockholders signing the Amended and Restated Registration Rights Agreement will have certain “piggy-back” registration rights that require New Orchestra to include such securities in registration statements that New Orchestra otherwise files, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement does not contain liquidated damages provisions or other cash settlement provisions resulting from delays in registering the New Orchestra’s securities. New Orchestra will bear the expenses incurred in connection with the filing of any such registration statements. The Amended and Restated Registration Rights Agreement contains customary indemnification provisions.

The Amended and Restated Registration Rights Agreement requires the signatories thereto to agree, subject to certain customary exceptions, not to (i) sell, assign, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-up Shares (as defined below), (ii) establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Lock-up Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares, or (iv) publicly announce an intention to effect any of the foregoing during the Lock-up Period (as defined below). The term “Lock-up Shares” means any shares of New Orchestra Common Stock or any security convertible into or exercisable or exchanged for New Orchestra Common Stock beneficially owned or owned of record by such Holder, and the term “Lock-Up Period” means the period from the Closing until the earlier of: (1)(a)12 months after the Closing with respect to the (i) 4,000,000 shares of New Orchestra Common Stock to be issued in the Domestication in exchange for 4,000,000 of HSAC2 Ordinary Shares that were issued to HSAC2’s initial shareholders prior to its initial public offering, (ii) 450,000 shares of New Orchestra Common Stock to be issued in the Domestication in exchange for 450,000 of HSAC2 Ordinary Shares that were issued in a private placement simultaneously with HSAC2’s initial public offering and (iii) any shares of New Orchestra Common Stock or any security convertible into or exchangeable for New Orchestra Common Stock beneficially owned or owned of record by RTW Investments, LP and its affiliates as of the date of the Closing, and (b) six (6) months after the Closing with respect to all other Holders and New Orchestra Common Stock and (2) the date on which New Orchestra completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Orchestra stockholders having the right to exchange their shares of New Orchestra Common Stock for cash, securities or other property.

Expected Accounting Treatment

The Merger is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, HSAC2, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes, and Orchestra will be treated as the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the Business Combination, Orchestra’s stockholders will have a majority of the voting power of New Orchestra, Orchestra’s board of directors will become the board of directors of New Orchestra, and Orchestra’s senior management will comprise all of the senior management of New Orchestra. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Orchestra is issuing stock for the net assets of HSAC2. The net assets of HSAC2 will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Orchestra.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Cayman Islands Registrar of Companies and Secretary of State of the State of Delaware necessary to effectuate the Domestication and the Business Combination and (ii) filings required with the SEC pursuant to the reporting requirements applicable to HSAC2, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to HSAC2 shareholders.

Dissenters’ Rights or Appraisal Rights

There are no appraisal rights available to holders of HSAC2 Ordinary Shares or the Private Warrants in connection with the Domestication Proposal under the DGCL.

As a matter of Cayman Islands law, dissenters’ rights only apply to statutory mergers where the Cayman Islands company is a constituent party thereto.

Redemption Rights

Pursuant to the Existing Charter, holders of Public Shares may elect to have their shares converted into an amount equal to (1) the number of Public Shares being converted by such public holder divided by the total number of Public Shares multiplied by (2) the amount then in the Trust Account (initially $10.00 per HSAC2 Ordinary Share), which includes the deferred underwriting discounts and commissions, plus a pro rata portion of any interest earned on the funds held in the Trust Account less any amounts necessary to pay our taxes.

As of             , 2022, based on funds in the Trust Account of approximately $          , this would have amounted to approximately              per share (exclusive of           ). If a holder exercises its redemption rights, then such holder will be exchanging its HSAC2 Ordinary Shares for cash and will no longer own shares of New Orchestra. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and tenders or delivers its shares (either physically or electronically, including share certificates (if any) and other redemption forms) to HSAC2’s transfer agent prior to the Shareholder Meeting.

You will be entitled to receive cash for any Public Shares to be redeemed only if you (i) hold Public Shares; and (ii) prior to 5:00 p.m., Eastern Time, on             , 2022, (a) submit a written request to Continental that HSAC2 redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically, through DTC.

A holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and tenders or delivers its shares (either physically or electronically, including share certificates (if any) and other redemption forms), in accordance with the procedures described herein. Please see the section titled “Extraordinary General Meeting of HSAC2 Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Ownership of New Orchestra Post-Business Combination

The following table sets forth the anticipated ownership of New Orchestra upon completion of the Business Combination assuming no redemptions, 50% redemptions and maximum redemptions and the additional assumptions described below. Each of the scenarios below assumes that the amount of cash remaining in HSAC2’s working capital account is $0 immediately prior to Closing.

No Redemptions:    This scenario assumes that: (i) each of the Forward Purchases occur; (ii) none of the HSAC2 Ordinary Shares are redeemed in connection with the Business Combination; (iii) the RTW Funds purchase 237,883 HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at No Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at No Redemptions, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (iv) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (v) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vi) none of the Earnout Shares are issued.

50% Redemptions:    This scenario assumes that: (i) the Forward Purchases occur and the 2,000,000 Forward Purchase Shares are not redeemed; (ii) holders of 2,366,059 Public Shares (50% of the outstanding Public Shares, excluding the Forward Purchase Shares and 30,000 Public Shares held by officers of HSAC2) exercise their redemption rights in connection the Business Combination, resulting in 4,396,058 Public Shares remaining outstanding, (iii) the RTW Funds purchase 2,603,941 HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at 50% Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at 50% Redemptions, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (v) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (vi) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vii) none of the Earnout Shares are issued.

Maximum Redemptions:    This scenario assumes that: (i) the Forward Purchases occur and the 2,000,000 Forward Purchase Shares and the 30,000 Public Shares held by officers of HSAC2 are not redeemed; (ii) holders of 4,732,117 Public Shares exercise their redemption rights in connection with the Business Combination resulting in only 2,030,000 Public Shares remaining outstanding; (iii) the RTW Funds purchase 4,970,000 newly issued HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at Maximum Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at Maximum Redemption, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (v) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (vi) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vii) none of the Earnout Shares are issued.

	No Redemptions(1)		50% Redemptions(1)		Maximum Redemptions(1)
	Shares	Ownership(2)	Shares	Ownership(2)	Shares	Ownership(2)
HSAC2 Public Shareholders(3)	4,732,117	15.0%	2,366,059	7.5%	—	0%
Sponsor and related parties	8,027,883	25.4%	10,393,941	32.8%	12,760,000	40.3%
Medtronic	5,000,000	15.8%	5,000,000	15.8%	5,000,000	15.8%
Other Orchestra stockholders(4)	13,877,180	43.9%	13,877,180	43.9%	13,877,180	43.9%

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(1)      Excludes the impact of shares issuable underlying the Private Warrants outstanding following the Business Combination, and the issuance of any shares after the Closing of the Business Combination under the 2022 Plan.

(2)      Based upon a 0.465 exchange ratio applied at the Closing to 2,863,261 shares of Orchestra Common Stock outstanding as of August 1, 2022 and 40,549,925 shares of Orchestra Common Stock to be issued in the Preferred Conversion.

(3)      Excludes any Public Shares held by Medtronic, the RTW Funds, the Sponsor and HSAC2 directors and officers.

(4)      Excludes Medtronic and the RTW Funds.

See the section titled “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” for further information.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that our Sponsor, Initial Shareholder, officers and directors and their affiliates have interests in and benefits arising from the completion of the Business Combination that may be different from or in addition to (and which may conflict with) the interests of our Public Shareholders, which may result in a conflict of interest. These interests and benefits include:

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, we will be required to liquidate. However, each of our Initial Shareholders, which include our Sponsor, which is affiliated with our officers, and certain of our directors, has agreed to waive their right to have us redeem any of their shares, or to sell their shares to us in any tender offer, in connection with the Business Combination, or to receive distributions with respect to their Insider Shares upon our liquidation if we are unable to consummate the Business Combination or an alternative business combination. Accordingly, the Insider Shares and any Public Shares held by our officers and directors will be worthless if we do not consummate the Business Combination or an alternative initial business combination. Their Insider Shares, which were purchased prior to the closing of the HSAC2 IPO were purchased for $28,750, their Private Shares were purchased concurrently with the IPO for $4,500,000 and their Public Shares were purchased after the IPO for $300,000. Based on the closing price of the HSAC2 Ordinary Shares of $            on Nasdaq as of             , 2022, these shares had an aggregate market value of approximately $            .

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, we will be required to liquidate and the Private Warrants purchased by our Sponsor at a price of $1,500,000 will expire worthless. Based on the closing price of the HSAC2 Ordinary Shares of $           on Nasdaq as of            , 2022, the Private Warrants had an aggregate market value of approximately $            .

•        Our Initial Shareholders paid an aggregate of $28,750 or approximately $0.007 per share for their Insider Shares, which shares, if unrestricted and freely-tradable, would be valued at approximately $            based on the closing price of the HSAC2 Ordinary Shares of $            on Nasdaq as of            , 2022; accordingly, our Initial Shareholders can earn a positive rate of return on their Insider Shares even if New Orchestra’s Public Shareholders experience a negative return following the consummation of the Business Combination.

•        The RTW Funds, entities affiliated with our Chief Executive Officer, have purchased 1 million HSAC2 Ordinary Shares pursuant to the RTW Forward Purchase Agreement and have agreed to purchase up to an additional $50 million of HSAC2 Ordinary Shares pursuant to the Backstop Agreement.

•        We pay $10,000 per month to our Sponsor for office space and related services, but only out of funds not held in the Trust Account. We may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will be due and payable no later than the date of the consummation of the Business Combination, or an alternative initial business combination. So, the Sponsor may forfeit repayment if we do not consummate the Business Combination or an alternative initial business combination.

•        Our Initial Shareholders and management team are entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations (with no cap or ceiling on such reimbursement), but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination, or an alternative initial business combination, is consummated. As of             , 2022, the date of this proxy statement/prospectus, there were no unreimbursed out-of-pocket expenses.

•        In order to meet our working capital needs, our Initial Shareholders, officers and directors may, but are not obligated to, loan us funds (the “Working Capital Loans”). The loans would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of our business combination into additional Private Warrants at a price of $1.00 per warrant. If we require additional working capital and the Sponsor extends Working Capital Loans to us, such loans will not be repaid if we do not consummate the Business Combination, or an alternative initial business combination by the Extension Date. As of             , 2022, the date of this proxy statement/prospectus, there were no amounts outstanding under any Working Capital Loans.

•        Our Initial Shareholders and the RTW Funds have agreed that, subject to certain limited exceptions, any shares of New Orchestra Common Stock or any security convertible into or exercisable or exchanged for New Orchestra Common Stock beneficially owned or owned of record by such holders will not be transferred, assigned, sold or assigned until the earlier of 12 months after the Closing and the date on which New Orchestra completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Orchestra stockholders having the right to exchange their shares of New Orchestra Common Stock for cash, securities or other property.

•        Our current directors and officers have the right to be indemnified by contract and our Existing Charter against liabilities asserted against them in their capacities as our directors and officers and certain other capacities undertaken at our request. New Orchestra will continue such indemnification and maintain directors’ and officers’ liability insurance to provide such indemnification. If we do not complete the Business Combination, or an alternative initial business combination by the Extension Date, it will trigger our automatic winding up, liquidation and dissolution and such indemnification rights will become worthless.

•        The exercise of HSAC2’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

Although our board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Shareholders that they approve the Business Combination and each of the Proposals, these personal and financial interests may influence our of our directors’ and officers’ motivation in timely identifying and selecting a target business and completing a business combination, supporting the Business Combination and in determining whether the terms, conditions and timing of the Business Combination are appropriate and in our shareholders’ best interest, which would be in breach of their fiduciary duties to us as a matter of Cayman Islands law. Although we might have a claim against such individuals, we might not ultimately be successful in any such claim we may make against them.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Agreement and Plan of Merger, dated as of July 4, 2022, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of July 21, 2022 (copies of which are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2, respectively), and as further amended or otherwise modified from time to time, by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company, HSAC Olympus Merger Sub, Inc., a Delaware corporation, and Orchestra BioMed, Inc., a Delaware corporation, and the transactions contemplated by thereby be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The Business Combination Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Business Combination Proposal.

The Business Combination Proposal is conditioned on the approval (or waiver) of each of the other Condition Precedent Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Domestication to U.S. Holders (as defined below) of HSAC2 Ordinary Shares, (ii) of the subsequent ownership and disposition of New Orchestra Common Stock received in the Business Combination and (iii) of the exercise of redemption rights by HSAC2 shareholders that are U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of New Orchestra Common Stock. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax (such as the gift or estate tax), nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold HSAC2 Ordinary Shares and, after the completion of the Business Combination, New Orchestra Common Stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received HSAC2 Ordinary Shares through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        U.S. shareholders of controlled foreign corporations, as those terms are defined in Sections 951(b) and 957(a) of the Code, respectively;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding HSAC2 Ordinary Shares, or, after the Business Combination, the issued shares of New Orchestra Common Stock (excluding treasury shares); or

•        holders holding HSAC2 Ordinary Shares, or, after the Business Combination, shares of New Orchestra Common Stock, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of HSAC2 Ordinary Shares, or, after the Business Combination, New Orchestra Common Stock received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of HSAC2 Ordinary Shares, and, after the Business Combination, New Orchestra Common Stock received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds HSAC2 Ordinary Shares, or, after the completion of the Business Combination, New Orchestra Common Stock received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the exercise of redemption rights, the Domestication and the subsequent ownership and disposition of New Orchestra Common Stock received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS, DOMESTICATION OR OWNERSHIP AND DISPOSITION OF NEW ORCHESTRA COMMON STOCK. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF NEW ORCHESTRA COMMON STOCK AFTER THE BUSINESS COMBINATION AND THE EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares

If the Domestication Qualifies as a Reorganization

General U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Domestication to U.S. Holders will depend primarily on whether the Domestication qualifies as a reorganization within the meaning of Section 368 of the Code. The Domestication should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a domestication of a corporation holding only investment-type assets such as HSAC2, the qualification of the Domestication as a reorganization is not entirely clear. U.S. Holders should be aware that HSAC2 has not requested, and, following the Domestication, Domesticated Parent does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Domestication. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Domestication qualifies as a reorganization and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and the discussion below regarding the effect of Section 367 of the Code, a U.S. Holder that exchanges its HSAC2 Ordinary Shares pursuant to the Domestication should not recognize gain or loss on the exchange of HSAC2 Ordinary Shares for shares of HSAC2 Common Stock. The aggregate adjusted tax basis of a U.S. Holder in the HSAC2 Common Stock received as a result of the Domestication should equal the aggregate adjusted tax basis of the HSAC2 Ordinary Shares surrendered in the exchange, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for the HSAC2 Common Stock received in the exchange should include the holding period for the HSAC2 Ordinary Shares surrendered in the exchange.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to HSAC2 Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effect of Section 367 of the Code to U.S. Holders of HSAC2 Ordinary Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a reorganization. When it applies, Section 367 imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange HSAC2 Ordinary Shares (but not rights) for HSAC2 Common Stock as part of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to HSCA2 Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

A. U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of HSAC2

A U.S. Holder that on the day of the Domestication beneficially owns (directly, indirectly or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of HSAC2 stock entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of HSAC2 stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the HSAC2 Ordinary Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of HSAC2 Ordinary Shares entitled to vote or 10% or more of the total value of shares of all classes of HSAC2 Ordinary Shares for U.S. federal income tax purposes, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its HSAC2 Ordinary Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to such U.S. Shareholder’s HSAC2 Ordinary Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such HSAC2 Ordinary Shares. Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its HSAC2 Ordinary Shares as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder (as defined below) under the proposed Treasury Regulations under Section 1291(f) of the Code.

B. U.S. Holders Who Own Less Than 10 Percent of the Voting Power and Value of HSAC2

A U.S. Holder that on the day of the Domestication beneficially owns (directly, indirectly or constructively) HSAC2 Ordinary Shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of HSAC2 stock entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of HSAC2 stock must either recognize gain with respect to the Domestication or, in the alternative, elect to recognize the “all earnings and profits” amount, in each case as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to shares of HSAC2 Common Stock received in exchange for its HSAC2 Ordinary Shares pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such shares of HSAC2 Common Stock received over the U.S. Holder’s adjusted tax basis in the HSAC2 Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the HSAC2 Ordinary Shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the earnings and profits amount attributable to its HSAC2 Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election, as enumerated in the Treasury Regulations.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder (as defined below) under the proposed Treasury Regulations under Section 1291(f) of the Code.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly or constructively) HSAC2 Ordinary Shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the earnings and profits amount in income under Section 367(b) of the Code in connection with the Domestication.

If the Domestication Does Not Qualify as a Reorganization

If the Domestication fails to qualify as a reorganization, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its HSAC2 Ordinary Shares for shares of HSAC2 Common Stock in the Domestication will recognize gain or loss equal to the difference between (i) the fair market value of the HSAC2 Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the HSAC2 Ordinary Shares exchanged therefor. A U.S. Holder’s aggregate tax basis in the HSAC2 Common Stock received will be the fair market value of the HSAC2 Common Stock on the date of the Domestication. The U.S. Holder’s holding period for the shares of HSAC2 Common Stock received pursuant to the Domestication will begin on the day after the date of the Domestication.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the HSAC2 Ordinary Shares exceeds one year at the time of the Domestication. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of HSAC2 Ordinary Shares for shares of HSAC2 Common Stock pursuant to the Domestication, the qualification of the Domestication as a reorganization, and the application of Section 367(b) to the Domestication.

Passive Foreign Investment Company Status

Even if the Domestication qualifies as a reorganization, the Domestication may be a taxable event to U.S. Holders of HSAC2 Ordinary Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies. Because HSAC2 is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a tentative review of its financial statements, HSAC2 believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021, and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

A. Definition and General Taxation of a PFIC

A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury Regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.

If HSAC2 is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of HSAC2 Ordinary Shares and, in the case of HSAC2 Ordinary Shares, the U.S. Holder did not make either (a) a timely qualified election fund (“QEF”) election under Section 1295 of the Code for HSAC2’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) HSAC2 Ordinary Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of its HSAC2 Ordinary Shares; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the HSAC2 Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the HSAC2 Ordinary Shares).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the HSAC2 Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of HSAC2’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if HSAC2 is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its HSAC2 Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of HSAC2’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which HSAC2’s taxable year ends.

B. Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of HSAC2 Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat HSAC2 as a QEF, for HSAC2’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) HSAC2 Ordinary Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to HSAC2 is contingent upon, among other things, the provision by HSAC2 of certain information that would enable the U.S. Holder to make and maintain a QEF election. If HSAC2 determines it is a PFIC for any taxable year, it has provided and will continue to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that HSAC2 will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. A U.S. Holder that made a timely and effective QEF election for HSAC2’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) HSAC2 Ordinary Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for HSAC2’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) HSAC2 Ordinary Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of HSAC2 Ordinary Shares has not made a timely and effective QEF election with respect to HSAC2’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) HSAC2 Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its HSAC2 Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of HSAC2’s tax year in which HSAC2 qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held HSAC2 Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its HSAC2 Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the HSAC2 Ordinary Shares for purposes of the PFIC rules.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may instead elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their HSAC2 Ordinary Shares under their particular circumstances.

C. Effect of PFIC Rules on the Domestication

Even if the Domestication qualifies as a reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) (the “Proposed Regulations”) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of HSAC2 Ordinary Shares for shares of HSAC2 Common Stock in the Domestication if HSAC2 were classified as a PFIC at any time during such U.S. Holder’s holding period in HSAC2 Ordinary Shares. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the Proposed Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See “— U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares — Effect of Section 367 of the Code to U.S. Holders of HSAC2 Ordinary Shares.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its HSAC2 Ordinary Shares for which a timely QEF election, a QEF election along with a purging election, or mark-to-market election is made. An Electing Shareholder may, however, be subject to the rules discussed above under the section entitled “— U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares — Effect of Section 367 of the Code to U.S. Holders of HSAC2 Ordinary Shares.”

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of HSAC2 Ordinary Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of New Orchestra Common Stock

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of New Orchestra Common Stock to U.S. Holders who receive such New Orchestra Common Stock pursuant to the Business Combination.

Distributions on New Orchestra Common Stock

The gross amount of any distribution on shares of New Orchestra Common Stock that is made out of New Orchestra’s current or accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction (pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied. Subject to applicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by New Orchestra on the New Orchestra Common Stock exceeds New Orchestra’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s shares of New Orchestra Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares of New Orchestra Common Stock.”

Sale, Exchange, Redemption or Other Taxable Disposition of Shares of New Orchestra Common Stock

A U.S. Holder will generally recognize gain or loss on any sale, exchange, or other taxable disposition of New Orchestra Common Stock, including on a redemption that is treated as a sale or exchange under Section 302 of the Code, in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such New Orchestra Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New Orchestra Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the New Orchestra Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of New Orchestra Common Stock will generally be treated as U.S. source gain or loss.

Certain U.S. Federal Income Tax Consequences to U.S. Holders of HSAC2 Ordinary Shares of Exercising Redemption Rights

Subject to the discussion above of the potential tax consequences of Section 367(b) of the Code and the rules applicable to a PFIC, the U.S. federal income tax consequences to a U.S. Holder of HSAC2 Ordinary Shares (which will be exchanged for HSAC2 Common Stock in the Domestication) that exercises its redemption rights to receive cash will depend on whether the redemption qualifies as sale or exchange of the HSAC2 Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the HSAC2 Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the HSAC2 Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the HSAC2 Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Subject to the PFIC rules discussed above under the heading “— Passive Foreign Investment Company Status,” if the redemption does not qualify as a sale or exchange of HSAC2 Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from HSAC2’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the HSAC2 Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the HSAC2 Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends-received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the HSAC2 Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends-received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of HSAC2 Common Stock treated as held by the U.S. Holder relative to all of the HSAC2 Ordinary Shares outstanding both before and after the redemption. The redemption of HSAC2 Common Stock generally will be treated as a sale or exchange of the HSAC2 Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in HSAC2 or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only HSAC2 Common Stock actually owned by the U.S. Holder, but also HSAC2 Common Stock constructively owned by it. In order to meet the substantially disproportionate test, (i) the percentage of HSAC2’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the HSAC2 Common Stock must be less than 80% of the percentage of HSAC2’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding HSAC2 Common Stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of HSAC2 entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the HSAC2 Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the HSAC2 Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other HSAC2 Common Stock. The redemption of the HSAC2 Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in HSAC2. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in HSAC2 will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed HSAC2 Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining HSAC2 Common Stock, or, if it has none, possible in other shares constructively owned by it.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to HSAC2 Ordinary Shares, U.S. Holders exercising such redemption rights, will be deemed to have exchanged their HSAC2 Ordinary Shares for shares of HSAC2 Common Stock and be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Domestication (as discussed further above).

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their HSAC2 Ordinary Shares pursuant to an exercise of redemption rights.

Non-U.S. Holders

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of HSAC2 Ordinary Shares of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of Non-U.S. Holders that exercise redemption rights with respect to our HSAC2 Ordinary Shares, the U.S. federal income tax consequences to a Non- U.S. Holder of HSAC2 Common Stock that exercises its redemption rights to receive cash will depend on whether the redemption qualifies as a sale of the HSAC2 Common Stock redeemed, as described above under “— Certain U.S. Federal Income Tax Consequences to U.S. Holders of HSAC2 Ordinary Shares of Exercising Redemption Rights.” If such a redemption qualifies as a sale of HSAC2 Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Orchestra Common Stock.” If such a redemption does not qualify as a sale of HSAC2 Common Stock the Non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “— Distributions on New Orchestra Common Stock.”

U.S. Federal Income Tax Consequences of Ownership and Disposition of New Orchestra Common Stock

Distributions on New Orchestra Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of New Orchestra Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Orchestra’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Orchestra’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the New Orchestra Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Orchestra Common Stock.”

Dividends paid to a Non-U.S. Holder of New Orchestra Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Orchestra Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of New Orchestra Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of New Orchestra Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of New Orchestra Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of New Orchestra Common Stock (including on a redemption that is treated as a sale or exchange under Section 302 of the Code) generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        New Orchestra is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of New Orchestra Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of New Orchestra Common Stock. There can be no assurance that shares of New Orchestra Common Stock will be treated as regularly traded on an established securities market for this purpose.

If a Non-U.S. Holder falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New Orchestra Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Orchestra Common Stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Orchestra does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Orchestra is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Information Reporting and Backup Withholding

New Orchestra generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s New Orchestra Common Stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of

New Orchestra Common Stock to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its New Orchestra Common Stock and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on New Orchestra Common Stock to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Orchestra Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of New Orchestra Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New Orchestra Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Orchestra Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Orchestra Common Stock.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL INFORMATION

HSAC2 is providing the following unaudited pro forma condensed consolidated combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed consolidated combined financial information presents the combination of the financial information of HSAC2 and Orchestra adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed consolidated combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Capitalized terms included below have the same meaning as defined elsewhere in this proxy statement/prospectus.

The historical financial information of HSAC2 was derived from the unaudited condensed financial statements of HSAC2 as of March 31, 2022 and for the three months ended March 31, 2022 and the audited financial statements of HSAC2 as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Orchestra was derived from the unaudited condensed consolidated financial statements of Orchestra as of March 31, 2022 and for the three months ended March 31, 2022 and the audited consolidated financial statements of Orchestra as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of HSAC2 and Orchestra, respectively, and should be read in conjunction with the audited historical financial statements and related notes. This information should be read together with HSAC2’s and Orchestra’ audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations of HSAC2” and “Orchestra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2022 combines the historical balance sheet of HSAC2 and the historical consolidated balance sheet of Orchestra on a pro forma basis as if the Business Combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on March 31, 2022. The unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021, combines the historical statement of operations of HSAC2 and historical consolidated statement of operations of Orchestra for such periods on a pro forma basis as if the Business Combination and the transactions contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented. There were no pro forma adjustments required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, HSAC2 is treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Orchestra issuing stock for the net assets of HSAC2, accompanied by a recapitalization. Orchestra has been determined to be the accounting acquirer because Orchestra, as a group, will retain a majority of the outstanding shares of the combined company as of the closing of the Business Combination, they have nominated all seven persons who are expected to comprise the New Orchestra Board upon Closing, Orchestra’s management will continue to manage the combined company and Orchestra’s business will comprise the ongoing operations of the combined company.

These unaudited pro forma condensed consolidated combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed consolidated combined financial information.

Description of the Business Combination

On July 4, 2022, HSAC2 entered into the Merger Agreement, pursuant to which the Business Combination between HSAC2 and Orchestra will be effected in two steps. First, before the Closing, HSAC2 will effect the Domestication by deregistering in the Cayman Islands and domesticating as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act. Second, at the Closing, the Merger will be effected by Merger Sub merging with and into Orchestra, with Orchestra surviving such merger as the surviving entity. Upon consummation of the Business Combination, Orchestra will become a wholly owned subsidiary of HSAC2. HSAC2 will then change its name to “Orchestra BioMed Holdings, Inc.”

Simultaneously with the execution of the Merger Agreement, HSAC2 and Orchestra entered into the Forward Purchase Agreements with the RTW Funds and Medtronic, pursuant to which each of the Purchasing Parties agreed to purchase $10.0 million of HSAC2 Ordinary Shares, for a total of $20.0 million, less the dollar amount of HSAC2 Ordinary Shares holding redemption rights that the Purchasing Party acquires and holds until immediately prior to the Domestication (“Forward Purchase Shares”).

Simultaneously with the execution of the Merger Agreement and Forward Purchase Agreements, HSAC2, Orchestra, and the RTW Funds entered into the Backstop Agreement pursuant to which the RTW Funds, jointly and severally, agreed to purchase such number of HSAC2 Ordinary Shares at a price of $10.00 per share to the extent that the amount of Parent Closing Cash (as defined in the Merger Agreement) as of immediately prior to the closing of the Merger is less than $60.0 million (which calculation excludes amounts received pursuant to the Medtronic Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares).

The closing under the RTW Forward Purchase Agreement occurred on July 22, 2022, the closing under the Medtronic Forward Purchase Agreement will occur prior to the Domestication and the closing under the Backstop Agreement will occur immediately prior to the Domestication. The Sponsor and the Purchasing Parties will have registration rights pursuant to the Amended and Restated Registration Rights Agreement with respect to the New Orchestra Common Stock.

In addition, the Sponsor has agreed that 25% or 1,000,000 shares of its New Orchestra Common Stock received in the Domestication will be forfeited to New Orchestra on the first business day following the fifth anniversary of the Closing unless, (i) as to 500,000 shares, the VWAP of the New Orchestra Common Stock is greater than or equal to $15.00 per share over any 20 Trading Days within any 30-Trading Day period, and (ii) as to the remaining 500,000 shares, the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share over any 20-Trading Days within any 30-Trading Day period. Further, the Sponsor and HSAC2’s other initial shareholders prior to its initial public offering have agreed to subject the 4,000,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for the 4,000,000 HSAC2 Ordinary Shares issued to HSAC2’s initial shareholders prior to its initial public offering and 450,000 shares of New Orchestra Common Stock to be received in the Domestication in exchange for 450,000 HSAC2 Ordinary Shares purchased in a private placement simultaneously with the HSAC2 initial public offering, to a lock-up for up to 12 months following the Closing and, subject to the Closing, the Sponsor has agreed to forfeit 50% of its Private Warrants, comprising 750,000 Private Warrants, for no consideration. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

The HSAC2 Board has (i) approved and declared advisable the Merger Agreement, the Domestication, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement, the Domestication, the Merger and related transactions by the shareholders of HSAC2.

The consideration to be paid at Closing by HSAC2 to Orchestra security holders will be payable in shares of HSAC2 Common Stock at the Exchange Ratio.

Orchestra stockholders will also have the opportunity to elect to participate in an earnout pursuant to which each such Earnout Participant may receive Earnout Consideration of up to 8,000,000 shares of New Orchestra Common Stock in the aggregate. Each Earnout Participant will agree to extend their applicable Lock-up Period from 6 months to 12 months, pursuant to an Earnout Election Agreement and will be entitled to receive the Earnout Consideration as follows:

•        Earnout Participants will collectively be entitled to receive 4,000,000 Initial Earnout Shares, in the event that, during the Earnout Period, over any 20 Trading Days within any 30-Trading Day period during the Earnout Period the VWAP of the New Orchestra Common Stock is greater than or equal to $15.00 per share; and

•        Earnout Participants will collectively be entitled to receive an additional 4,000,000 Final Earnout Shares, in the event that, during the Earnout Period, over any 20-Trading Days within any 30-Trading Day period during the Earnout Period the VWAP of the New Orchestra Common Stock is greater than or equal to $20.00 per share.

•        Upon the first Change in Control to occur during the Earnout Period, if the corresponding valuation of New Orchestra is equal to or greater than $15.00 per share (taking into consideration the Initial Earnout Shares in determining such calculation), the Initial Milestone Event will be deemed to have occurred and if equal to or greater than $20.00 per share (taking into consideration the issuance of all Earnout Consideration in determining such calculation), the Final Milestone Event will be deemed to have occurred, in each case immediately prior to such Change in Control.

Orchestra accounts for the Earnout Shares as either equity-classified or liability-classified instruments based on an assessment of the Earnout Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Orchestra has preliminarily determined that the Earnout Shares are indexed to New Orchestra’s stock and therefore will be classified within stockholders’ equity.

Each share of Orchestra capital stock, if any, that is owned by HSAC2, Merger Sub, or Orchestra, or any of their subsidiaries (as treasury stock or otherwise) will automatically be canceled and extinguished without any conversion or consideration.

At the Effective Time, each issued and outstanding share of Orchestra Common Stock (other than any such shares of Orchestra Common Stock canceled as described above and any dissenting shares) will be converted into the right to receive (1) a number of shares of HSAC2 Common Stock at the Exchange Ratio, and (2) shares of Earnout Consideration as, and subject to the contingencies, described above, including entry into an Earnout Election Agreement.

Each share of common stock, par value $0.01 per share, of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of Orchestra as the surviving corporation in the Merger.

At the Effective Time, each outstanding option to purchase shares of Orchestra Common Stock will be converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under such options prior to the Effective Time, shares of New Orchestra Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share of New Orchestra Common Stock equal to the exercise price per share of Orchestra Common Stock subject to such option divided by the Exchange Ratio.

Contingent on and effective as of immediately prior to the Effective Time, each outstanding warrant to purchase shares of Orchestra capital stock will be treated in accordance with the terms of the relevant agreements governing such warrants and converted into New Orchestra warrants.

Extension Proposal

On July 1, 2022, HSAC2 filed a proxy statement seeking approval of the Extension Proposal from its shareholders to amend the Company’s Existing Charter to: (a) extend from August 6, 2022 to November 6, 2022, the date by which, if the Company has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (iii) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, and (b) allow the Company, without another shareholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to three times by an additional one month each time after the November 6, 2022, upon five days’ advance notice prior to the applicable deadlines, until February 6, 2023 or a total of up to six months after August 6, 2022, unless the closing of the Company’s initial business combination shall have occurred.

The submission of the Extension Proposal to amend HSAC2’s Existing Charter entitled holders of public shares to redeem their shares for their pro rata portion of the funds held in the trust account established at the time of the HSAC2 initial public offering. In connection with the Extension Meeting, as of July 22, 2022, HSAC2 has received requests for redemption from shareholders with respect to 9,237,883 HSAC2 Ordinary Shares.

The unaudited pro forma condensed consolidated combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of HSAC2 Ordinary Shares:

•        Assuming Minimum Redemptions:    This scenario assumes that the only shares redeemed by Public Shareholders are those that have already been redeemed prior to July 22, 2022.

•        Assuming Maximum Redemptions:    This scenario assumes that 4,732,117 HSAC2 Ordinary Shares subject to redemption are redeemed for an aggregate payment of approximately $47.4 million (based on an estimated per share redemption price of approximately $10.02 that was calculated using the $67.8 million of cash in the Trust Account divided by 6,762,117 HSAC2 Ordinary Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Merger Agreement). This amount excludes 2,000,000 HSAC2 Ordinary Shares acquired by the RTW Funds and Medtronic pursuant to the Forward Purchase Agreements and 30,000 HSAC2 Ordinary Shares held by officers of HSAC2. The Merger Agreement includes a condition to the Closing that Parent Closing Cash (as defined in the Merger Agreement) being at least equal to $60 million (which calculation excludes amounts received pursuant to the Medtronic Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares).

The following summarizes the pro forma ownership of common stock of HSAC2 following the Business Combination and the private financing round under both the minimum redemptions and maximum redemptions scenarios:

	Assuming Minimum Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Orchestra stockholders(1)	13,877,180	45.3%	13,877,180	45.3%
Medtronic(2)	5,000,000	16.3%	5,000,000	16.3%
HSAC2 Public Shareholders(3)	4,732,117	15.5%	—	—%
Sponsor and related parties(4)(5)	7,027,883	22.9%	11,760,000	38.4%
Pro forma Common Stock at March 31, 2022	30,637,180	100.0%	30,637,180	100.0%

____________

(1)      Excludes (i) 8,000,000 Earnout Ordinary Shares as the earnout contingencies have not yet been met, (ii) shares issuable in connection with outstanding Orchestra options and warrants, (iii) shares available for issuance pursuant to the 2022 Equity Incentive Plan, (iv) 2,310,000 shares (as calculated pursuant to the Exchange Ratio) held by certain funds managed by RTW Investments, LP. and (v) shares held by Medtronic.

(2)      Includes 4,000,000 shares of Orchestra (as calculated pursuant to the Exchange Ratio) and 1,000,000 HSAC2 Ordinary Shares.

(3)      Reflects the redemption of 9,237,883 HSAC2 Ordinary Shares in connection with the General Meeting, as of July 22, 2022. Excludes 2,000,000 Public Shares acquired by the RTW Funds and Medtronic pursuant to the Forward Purchase Agreements and 30,000 Ordinary Shares held by officers of HSAC2.

(4)      The Minimum Redemptions Scenario excludes 1,000,000 HSAC2 Ordinary Shares subject to forfeiture upon the expiration of the Earnout Period, includes 1,000,000 HSAC2 Ordinary Shares pursuant to the Forward Purchase Agreement with RTW Funds, assumes approximately 237,883 Public Shares are purchased by the RTW Funds pursuant to the Backstop Agreement and the amount of cash remaining in HSAC2’s working capital account is $0. The Maximum Redemptions Scenario excludes 1,000,000 HSAC2 Ordinary Shares subject to forfeiture upon the expiration of the Earnout Period, includes 1,000,000 HSAC2 Ordinary Shares pursuant to the RTW Forward Purchase Agreement, and assumes approximately 4,970,000 Public Shares are purchased by the RTW Funds pursuant to the Backstop Agreement and the amount of cash remaining in HSAC2’s working capital account is $0. The Merger Agreement includes a condition to the Closing that Parent Closing Cash (as defined in the Merger Agreement) being at least equal to $60 million (which calculation excludes amounts received pursuant to the Medtronic Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares).

(5)      Excludes 750,000 Private Warrants. If all potential sources of dilution were exercised and converted into HSAC2 Ordinary Shares the Sponsor and related parties would hold approximately 17.6% and 27.1% under the Minimum Redemptions and Maximum Redemptions scenarios, respectively. See “Risk Factors — Risks Related to HSAC2 and the Business Combination — HSAC2 Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that current shareholders have on the management of New Orchestra” for additional information related to the risk of dilution to our public stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands, except share and per share data)

	HSAC2 (Historical)	Orchestra (Historical)	Series D-2 Financing (Note 3)		Avenue Venture Opportunities Refinance (Note 3)		Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$1,419	$29,331	77,128	A	$4,762	B	$67,777	D	$170,395	$(47,430)	M	$170,286
							2,379	E		47,321	N
							(1,270)	F
							(5,531)	G
							(5,600)	H
Strategic investments	—	738	—		—		—		738	—		738
Accounts receivable, net	—	79	—		—		—		79	—		79
Inventory	—	32	—		—		—		32	—		32
Prepaid expenses and other current assets	71	270	—		—		—		341	—		341
Total current assets	1,490	30,450	77,128		4,762		57,755		171,585	(109)		171,476
Property and equipment, net	—	1,119	—		—		—		1,119	—		1,119
Right-of-use assets	—	2,480	—		—		—		2,480	—		2,480
Strategic investments, less current portion	—	398	—		—		—		398	—		398
Deposits and other assets	—	951	—		(50)	B	(369)	G	532	—		532
Investments held in Trust Account	160,037	—	—		—		(92,260)	C	—	—		—
							(67,777)	D
Total assets	$161,527	$35,398	$77,128		$4,712		$(102,651)		$176,114	$(109)		$176,005

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$104	$2,159	$—		$—		$(54)	F	$2,209	$—		$2,209
Accrued expenses and other liabilities	203	2,980	—		—		(200)	F	2,983	—		2,983
Operating lease liability – current	—	595	—		—		—		595	—		595
Warrant liability	—	624	—		—		—		624	—		624
Deferred revenue, current portion	—	5,626	—		—		—		5,626	—		5,626
Loan payable, current portion	—	1,000	—		(1,000)	B	—		—	—		—
Total current liabilities	307	12,984	—		(1,000)		(254)		12,037	—		12,037
Deferred revenue, less current portion	—	16,059	—		—		—		16,059	—		16,059
Loan payable, less current portion	—	3,728	—		(3,728)	B	—		—	—		—
Convertible Note Payable	—	—	—		9,655	B	—		9,655	—		9,655
Operating lease liability, less current portion	—	2,116	—		—		—		2,116	—		2,116
Deferred underwriting commissions	5,600	—	—		—		(5,600)	H	—	—		—
Other long-term liabilities	—	433	—		(433)	B	—		—	—		—
Total liabilities	5,907	35,320	—		4,494		(5,854)		39,867	—		39,867

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022 — (Continued)
(in thousands, except share and per share data)

	HSAC2 (Historical)	Orchestra (Historical)	Series D-2 Financing (Note 3)		Avenue Venture Opportunities Refinance (Note 3)		Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Ordinary shares subject to possible redemption	160,000	—	—		—		(92,260)	C	—	—		—
							(67,740)	I

Series A preferred stock	—	51,452	—		—		(51,452)	K	—	—		—
Series D-1 preferred stock	—	25,262	—		—		(25,262)	K	—	—		—
Series D-2 preferred stock	—	—	77,128	A	—		(77,128)	K	—	—		—

Stockholders’ equity (deficit)
Preferred Stock	—	—	—		—		—		—	—		—
Ordinary stock	—	—	—		—		1	I	—	—		—
							(1)	J
New Orchestra Common Stock	—	—	—		—		1	J	3	—		3
							2	K
Additional paid-in capital	—	95,219	—		—		2,379	E	308,897	(47,430)	M	308,788
							(5,900)	G		47,321	N
							67,739	I
							153,840	K
							(4,380)	L
Accumulated deficit	(4,380)	(171,855)	—		218	B	(1,016)	F	(172,653)	—		(172,653)
							4,380	L
Total stockholders’ equity (deficit)	(4,380)	(76,636)	—		218		217,045		136,247	(109)		136,138
Total liabilities, temporary equity and stockholders’ equity (deficit)	$161,527	$35,398	$77,128		$4,712		$(102,651)		$176,114	$(109)		$176,005

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share and per share data)

	HSAC2 (Historical)	Orchestra (Historical)	Series D-2 Financing (Note 3)	Avenue Venture Opportunities Refinance (Note 3)		Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue
Partnership revenue	$—	$716	$—	$—		$—		$716	$—	$716
Product revenue	—	150	—	—		—		150	—	150
Total revenue	—	866	—	—		—		866	—	866

Expenses
Cost of product revenues	—	42	—	—		—		42	—	42
Research and development	—	3,474	—	—		—		3,474	—	3,474
Selling, general and administrative	422	2,478	—	—		—		2,900	—	2,900
						—
Administrative fee – related party	30	—	—	—		—		30	—	30
Total expenses	452	5,994	—	—		—		6,446	—	6,446

Operating loss	(452)	(5,128)	—	—		—		(5,580)	—	(5,580)

Other income (expense)
Interest income from investments held in Trust Account	14	—	—	—		(14)	B.1	—	—	—
Interest income (expense), net	—	(236)	—	(138)	A.1	—		(374)	—	(374)
Loss on fair value adjustment of warrant liability	—	(145)	—	—		—		(145)	—	(145)
Loss in fair value of strategic investments	—	(220)	—	—		—		(220)	—	(220)
Total other income (expense)	14	(601)	—	(138)		(14)		(739)	—	(739)

Net loss	$(438)	$(5,729)	$—	$(138)		$(14)		$(6,319)	$—	$(6,319)

Net loss per share (Note 4)
Weighted average shares outstanding	20,450,000	2,285,479						30,637,180		30,637,180
Basic and diluted net loss per share	$(0.02)	$(2.51)						$(0.21)		$(0.21)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)

	HSAC2 (Historical)	Orchestra (Historical)	Series D-2 Financing (Note 3)	Avenue Venture Opportunities Refinance (Note 3)		Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue
Partnership revenue	$—	$(1,475)	$—	$—		$—		$(1,475)	$—	$(1,475)
Product revenue	—	693	—	—		—		693	—	693
Total revenue	—	(782)	—	—		—		(782)	—	(782)

Expenses
Cost of product revenues	—	199	—	—		—		199	—	199
Research and development	—	12,890	—	—		—		12,890	—	12,890
Selling, general and administrative	275	7,928	—	—		1,016	C.1	9,219	—	9,219
Administrative fee – related party	120	—	—	—		—		120	—	120
Total expenses	395	21,017	—	—		1,016		22,428	—	22,428

Loss from operations	(395)	(21,799)	—	—		(1,016)		(23,210)	—	(23,210)

Other income (expense)
Interest income from investments held in Trust Account	16	—	—	—		(16)	B.1	—	—	—
Interest income (expense), net	—	(927)	—	(1,157)	D.1	—		(2,084)	—	(2,084)
Gain (loss) on fair value adjustment of warrant liability	—	699	—	—		—		699	—	699
Loss in fair value of strategic investments	—	(987)	—	—		—		(987)	—	(987)
						—
Total other income (expense)	16	(1,215)	—	(1,157)		(16)		(2,372)	—	(2,372)

Net loss	$(379)	$(23,014)	$—	$(1,157)		$(1,032)		$(25,582)	$—	$(25,582)

Net loss per share (Note 4)
Weighted average shares outstanding	20,450,000	2,111,161						30,637,180		30,637,180
Basic and diluted net loss per share	$(0.02)	$(10.90)						$(0.83)		$(0.83)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL INFORMATION

Note 1.  Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, HSAC2 will be treated as the “accounting acquiree” and Orchestra as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Orchestra issuing shares for the net assets of HSAC2, followed by a recapitalization. The net assets of HSAC2 will be stated at historical cost. Operations prior to the Business Combination will be those of Orchestra.

The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2022 gives effect to the Business Combination and related transactions as if they had been completed on March 31, 2022. The unaudited pro forma condensed consolidated combined statement of operations for the three months ended March 31, 2022 and year ended December 31, 2021 gives effect to the Business Combination and related transactions as if they had been completed on January 1, 2021. These periods are presented on the basis that Orchestra is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that HSAC2 management believes are reasonable under the circumstances. The unaudited condensed consolidated combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. HSAC2 management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated combined financial information.

The unaudited pro forma condensed consolidated combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed consolidated combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of HSAC2 and Orchestra.

Note 2.  Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed consolidated combined financial information. As a result, the unaudited pro forma condensed consolidated combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed consolidated combined financial statements, certain reclassifications were made to align HSAC2’s financial statement presentation with that of Orchestra.

Preferred Stock Conversion

Immediately prior to the consummation of the Business Combination, each share of Orchestra’s pre-merger preferred stock will be converted into Orchestra common stock. Upon the closing of the Business Combination (after giving effect to the conversion of Orchestra preferred stock into Orchestra common stock), all shares of Orchestra common stock outstanding will be converted into shares of New Orchestra common stock.

Accounting for Stock Option Conversion

The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. As of the Effective Time, each Orchestra option prior to the business combination that is then outstanding will be converted into an option to purchase shares of New Orchestra common stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, subject to specific terms and conditions. As the Orchestra postmerger options will contain only service-based vesting conditions, Orchestra will recognize the incremental fair value related to the portion of the fully vested post-merger option and subject to service-based vesting conditions as consideration transferred. As there is no change in the terms of the options, Orchestra does not expect to recognize any incremental fair value.

Note 3.  Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed consolidated combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed consolidated combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed consolidated combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. HSAC2 has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated combined financial information. There were no pro forma adjustments required to eliminate activities between the companies.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed consolidated combined statements of operations are based upon the number of shares of New Orchestra Common Stock outstanding, assuming the Business Combination and related transactions occurred on the beginning of the earliest period presented.

Series D-2 Financing

In June 2022, the Company closed the Series D-2 private placement whereby the Company issued 17,753,263 shares of Series D-2 Preferred Stock received gross funds of $82.6 million. In connection with the Series D-2 Preferred Stock financing, the Company incurred $5.4 million in financing costs for net proceeds of $77.1 million.

Avenue Venture Opportunities Refinance

In June 2022, the Company entered into a Loan and Security Agreement with Avenue Venture Opportunities Fund I and II (the “2022 Loan and Security Agreement”). The terms of the 2022 Loan and Security Agreement include a term loan of up to $20 million available in two tranches with the first tranche of $10 million available at closing and a second tranche of $10 million available at closing of the Series D-2. Additionally, the Company may have access to a third tranche of $30 million subject to certain financing milestones. In conjunction with the 2022 Loan and Security Agreement, the Company issued warrants to Avenue Venture Opportunities Fund I and II for the right to purchase shares of common stock of the Company.

In June 2022, the Company borrowed the first $10 million tranche with interest-only monthly payments during a 24-month draw period. As part of the loan, the Company paid off the balance of the 2019 Loan and Security Agreement with Silicon Valley Bank. The amount paid, which includes principal, interest, and fees, to Silicon Valley Bank was $4.9 million. The second tranche of $10 million available to the Company has not yet been drawn.

Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet:

The adjustments included in the unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2022 are as follows:

Adjustments related to the Series D-2 Financing

A.     Represents net cash proceeds of $77.1 million from the private placement of 17,753,263 shares of Orchestra Series D-2 convertible preferred stock at $4.65 per share in June 2022.

Adjustments related to the Avenue Venture Opportunities Refinance

B.      Represents net cash proceeds of $4.8 million pursuant to the 2022 Loan and Security Agreement. The 2022 Loan and Security Agreement involves the repayment of existing debt of $4.7 million, accrued interest of $0.4 million and issuance of $9.7 million in convertible debt, net of $0.3 million in issuance costs. Orchestra has not yet completed its accounting analysis over the warrants issued in connection with the debt.

Transaction Accounting Adjustments

C.     Reflects the redemption payment totaling approximately $92.3 million as a result of the redemption of 9,237,883 HSAC2 Ordinary Shares in connection with the Extension Proposal, inclusive of $0.3 million of available interest at July 22, 2022.

D.     Reflects the reclassification of marketable securities of $67.8 million held in the trust account to cash and cash equivalents assuming minimum redemptions.

E.      Reflects the proceeds of approximately 237,883 HSAC2 Ordinary Shares purchased by certain funds managed by RTW Investments, LP pursuant to the Backstop Agreement and assumes the amount of cash remaining in HSAC2’s working capital account is $0.

F.      Represents HSAC2 preliminary estimated transaction costs of $1.3 million inclusive of advisory, banking, printing, legal, accounting fees and other professional fees that are expensed as a part of the Business Combination within accumulated deficit. Of the estimated transaction costs, $0.3 million has already been incurred and reflected in the historical financial statements of HSAC2.

G.     Represents Orchestra preliminary estimated transaction costs of $5.9 million inclusive of advisory, banking, legal and other professional fees that are to be incurred as a part of the Business Combination within additional paid-in capital. Of the estimated transaction costs, $0.4 million has already been incurred and reflected in the historical financial statements of Orchestra.

H.     Reflects the settlement of $5.6 million in deferred underwriting fee payable.

I.       Reflects the reclassification of $67.7 million of HSAC2 Ordinary Shares subject to possible redemption to permanent equity.

J.       Reflects the conversion of 20,450,000 HSAC2 Ordinary Shares into 20,450,000 shares of New Orchestra Common Stock in the Domestication.

K.     Reflects the recapitalization of Orchestra’s outstanding equity and temporary equity comprised of 32,253,812 shares of preferred stock and 2,360,751 shares of common stock, par value of $0.0001 (aggregate value of $153.8 million) reflected as in increase in additional paid-in capital.

L.      Reflects the reclassification of HSAC2’s historical accumulated deficit.

M.     Reflects the maximum redemption of 4,732,117 HSAC2 Public Shares for aggregate redemption payments of $47.4 million allocated to New Orchestra Common Stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $10.02 per share. Excludes 2,000,000 Public Shares acquired by the RTW Funds and Medtronic pursuant to the Forward Purchase Agreements and 30,000 Ordinary Shares held by officers of HSAC2. This adjustment is recorded after consideration of the $60.0 million Minimum Available Cash Condition (which calculation excludes amounts received pursuant to the Medtronic Forward Purchase Agreement or are otherwise held in the Trust Account in respect of Medtronic’s Forward Purchase Shares, but is inclusive of amounts received pursuant to the RTW Forward Purchase Agreement and otherwise held in the Trust Account in respect of the RTW Funds’ Forward Purchase Shares).

N.     Reflects the proceeds from approximately 4,732,117 additional HSAC2 Ordinary Shares purchased by the RTW Funds (assuming maximum redemptions) pursuant to the Backstop Agreement and assumes the amount of cash remaining in HSAC2’s working capital account is $0.

Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 are as follows:

A.1   Reflects the net effect of the elimination of interest expense on the 2019 Loan and Security Agreement with Silicon Valley Bank and the incremental interest expense on the Loan and Security Agreement with Avenue Venture Opportunities Fund I and II related to the Avenue Venture Opportunities Refinance transaction as discussed above.

B.1    Reflects elimination of investment income on the trust account.

C.1   Reflects estimated transactions costs of $1.0 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed consolidated combined statement of operations. The amount presented is comprised of transaction costs outlined in adjustments (F) that were not yet recognized and expensed in the historical statement of operations as part of the Business Combination.

D.1   Reflects the net effect of the elimination of interest expense and loss on extinguishment of debt of $0.7 million on the 2019 Loan and Security Agreement with Silicon Valley Bank and the incremental interest expense on the Loan and Security Agreement with Avenue Venture Opportunities Fund I and II related to the Avenue Venture Opportunities Refinance transaction as discussed above.

Note 4.  Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed consolidated combined financial information has been prepared to present two alternative scenarios with respect to redemption of ordinary stock by HSAC2 public stockholders at the time of the Business Combination for the three months ended March 31, 2022 and year ended December 31, 2021:

	Three Months Ended March 31, 2022(1)		Year Ended December 31, 2021(1)
	Assuming Minimum Redemptions	Assuming Maximum Redemptions	Assuming Minimum Redemptions	Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Pro forma net loss	$(6,319)	$(6,319)	$(25,582)	$(25,582)
Weighted average shares outstanding – basic and diluted	30,637,180	30,637,180	30,637,180	30,637,180
Net loss per share – basic and diluted	$(0.21)	$(0.21)	$(0.83)	$(0.83)
Excluded securities:(2)
Private Warrants	750,000	750,000	750,000	750,000
Orchestra Warrants	2,321,288	2,321,288	2,321,288	2,321,288
Orchestra Options	3,919,901	3,919,901	3,919,901	3,919,901
Sponsor and related parties shares subject to forfeiture on expiration of Earnout	1,000,000	1,000,000	1,000,000	1,000,000
Earnout Shares	8,000,000	8,000,000	8,000,000	8,000,000

____________

(1)      Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

PROPOSAL 2
THE DOMESTICATION PROPOSAL

Overview

HSAC2 is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of HSAC2 under the applicable laws of the Cayman Islands and the State of Delaware.

The Domestication will be effected by the filing of a Certificate of Corporate Domestication and the Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register HSAC2 with the Registrar of Companies of the Cayman Islands. In connection with the Domestication, all outstanding securities of HSAC2 will convert to outstanding securities of the continuing Delaware corporation. The Domestication will be effectuated prior to, but conditioned upon, the Closing. The Proposed Charter, substantially in the form attached to this proxy statement/prospectus as Annex B, will become effective upon the Domestication. The proposed bylaws, substantially in the form attached to this proxy statement/prospectus as Annex C, will become effective upon the Domestication.

At the effective time of the Domestication, the separate existence of HSAC2 will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The Existing Charter will be replaced by the Proposed Charter and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and in connection with the Domestication you will become a stockholder of New Orchestra with all rights as such governed by Delaware law.

Reasons for the Domestication

The HSAC2 Board believes that it would be in the best interests of HSAC2, simultaneously with the completion of the Business Combination, to effect the Domestication. The primary reason for the Domestication is to enable the Company to avoid certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

In addition, because the Company will operate within the United States following the Business Combination, it was the view of the HSAC2 Board that the Company should also be structured as a corporation organized in the United States. In addition, the HSAC2 Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by HSAC2’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures HSAC2 is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Company’s corporate legal affairs.

Certificate of Incorporation and Bylaws

Commencing with the effective time of the Domestication, which will be the date of the Closing, the Company’s certificate of incorporation and bylaws will govern the rights of stockholders in the Company.

A chart comparing your rights as a holder of HSAC2 Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of the Company’s common stock as a Delaware corporation can be found below in “— Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication.”

Tax Consequences to Holders of HSAC2 Ordinary Shares Who Receive HSAC2 Common Stock as a Result of the Domestication

In connection with the Domestication, holders of HSAC2 Ordinary Shares who do not elect to exercise their redemption rights will receive shares of HSAC2 Common Stock. For a discussion of the material U.S. federal income tax consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a certificate of incorporation, certifying to the matters set forth in Section 388 of the DGCL. The Domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate and the certificate of incorporation must be approved by the same authorization required to approve the Domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware laws, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication); but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, HSAC2 will also apply to deregister as a Cayman Islands exempted company pursuant to the Companies Act. Upon the deregistration, HSAC2 will no longer be subject to the provisions of the Companies Act. Except as provided in the Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of HSAC2 or any other person.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of New Orchestra stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders and affect the powers of the Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of the Company as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware.	The Companies Act.
General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No similar provision.
Dissenters’ Rights or Appraisal Rights

Stockholders of a publicly-traded corporation generally have appraisal rights in connection with a merger if they are required by the terms of a business combination agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Provision	Delaware	Cayman Islands
Requirements for Stockholder/Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares entitled to vote on the matter; most other stockholder approvals require a majority of those present in person or represented by proxy at the meeting and entitled to vote on the matter, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents), the approval of not less than two-thirds of the shares present and voting at a meeting is required, subject to any additional higher thresholds that may be included in an entity’s articles of association.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder, upon written demand stating the purposes thereof, may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to statutory procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	Delaware	Cayman Islands
Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, the rights of New Orchestra stockholders will be governed by the Proposed Charter and the Proposed Bylaws, rather than the Existing Charter (which will cease to be effective) and the rights of HSAC2 shareholders and the scope of the powers of the Board and management will be altered as a result.

HSAC2 shareholders should consider the following summary comparison of the Proposed Charter and the Proposed Bylaws, on the one hand, and the Existing Charter, on the other hand. This comparison assumes that the changes are approved. This comparison is not intended to be complete and is qualified in its entirety by reference to the Existing Charter, the Proposed Charter and the Proposed Bylaws. You should read the form of the Proposed Charter and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, carefully in their entirety.

Delaware Proposed Charter and Proposed Bylaws	Cayman Islands Existing Charter
Corporate Purpose
The Proposed Charter provides that the purpose of New Orchestra shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, the objects for which HSAC2 is established are unrestricted and HSAC2 shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Capital Stock
The Proposed Charter authorizes the issuance of up to shares, consisting of shares of common stock and shares of preferred stock.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, the share capital of HSAC2 is $10,100 divided into 100,000,000 ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.

Preferred Stock

The Proposed Charter authorizes the issuance of up to           shares of “blank check” preferred stock, par value $0.0001 per share, the designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions of which may be designated from time to time by the New Orchestra Board.

Preference Shares

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, the Directors are authorized to issue up to 1,000,000 preference shares of a par value of $0.0001 each. The rights attaching to the Preference Shares would be set out in the resolutions authorizing their issuance and/or a separate Certificate of Designations.

Common Stock The Proposed Charter authorizes the issuance of up to shares of common stock, par value $0.0001 per share.

Ordinary Shares

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, the Directors are authorized to issue up to 100,000,000 ordinary shares of a par value of $0.0001 each. The rights attaching to the HSAC2 Ordinary Shares are as set out in the Amended and Restated Memorandum and Articles of Association of HSAC2.

Directors; Classes

The Proposed Charter and the Proposed Bylaws provide that the number of directors that shall constitute the New Orchestra Board shall be as determined from time to time exclusively by the New Orchestra Board.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2:

There shall be a Board of Directors consisting of not less than one person provided however that HSAC2 may by Ordinary Resolution increase or reduce the limits in the number of Directors.

Delaware Proposed Charter and Proposed Bylaws	Cayman Islands Existing Charter

The Proposed Charter provides that the New Orchestra Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board. The Class I directors shall stand elected for a term expiring at the first annual meeting of the stockholders. The Class II directors shall stand elected for a term expiring at the second annual meeting of the stockholders. The Class III directors shall stand elected for a term expiring at the third annual meeting of the stockholders. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expired at such annual meeting of stockholders, subject to their earlier death, resignation or removal.

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at HSAC2’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at HSAC2’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at HSAC2’s third annual general meeting. Commencing at HSAC2’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Board Vacancies; Removal

The Proposed Charter and the Proposed Bylaws provide that, subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any director or the entire New Orchestra Board may be removed, at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of voting stock of New Orchestra then entitled to vote at an election of directors. Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the New Orchestra Board resulting from death, resignation, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the New Orchestra Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled by the affirmative vote of a majority of the directors

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2:

HSAC2 may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director. The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

Delaware Proposed Charter and Proposed Bylaws	Cayman Islands Existing Charter

then in office, even though less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Stockholder/Shareholder Voting

The Proposed Charter provides that each holder of New Orchestra Common Stock will be entitled to one vote for each share of New Orchestra Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except for any amendment to the Proposed Charter (including any Preferred Stock Designation (as defined in the Proposed Charter)) that relates solely to the terms of one or more outstanding classes or series of New Orchestra Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Proposed Charter (including any Preferred Stock Designation) or the DGCL.

The Proposed Bylaws provide that, except as otherwise provided by law or the Proposed Charter, directors shall be elected by a plurality of the votes cast by the stockholders entitled to vote at the election of directors. Except as otherwise provided by the Proposed Charter, the Proposed Bylaws, the rules or regulations of any stock exchange applicable to New Orchestra, or any law applicable to New Orchestra or its securities, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively (excluding abstentions) shall be the act of the stockholders.

The Proposed Charter and the Proposed Bylaws provide that no action shall be taken by the stockholders of New Orchestra except at an annual or special meeting of stockholders called in accordance with the Proposed Bylaws, and no action shall be taken by the stockholders by written consent.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before an annual meeting of the stockholders of New Orchestra shall be given in the manner provided in the Proposed Bylaws.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2:

Every Shareholder present in any such manner shall have one vote for every Share of which he is the holder.

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorized representative or proxy). A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

Delaware Proposed Charter and Proposed Bylaws	Cayman Islands Existing Charter
Amendments to the Governing Documents

The Proposed Charter provides that any amendment to the Proposed Bylaws will require the approval of either the New Orchestra Board or the holders of at least 66 2/3% of the voting power of New Orchestra’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

The Proposed Charter provides that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2/3% of the voting power of New Orchestra’s then-outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, HSAC2 may by Special Resolution alter or amend its Amended and Restated Memorandum and Articles of Association.
Authority of the Directors
Except as otherwise expressly provided by the DGCL or the Proposed Charter, the business and affairs of New Orchestra shall be managed by or under the direction of the New Orchestra Board.	As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, the business of HSAC2 shall be managed by the Directors who may exercise all the powers of HSAC2.
Liability of Directors

The Proposed Charter and Proposed Bylaws provide that, to the fullest extent provided by law, no director will be personally liable to New Orchestra or its stockholders for monetary damages for breach of fiduciary duty as a director unless such director violated their duty of loyalty to New Orchestra or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as a director.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, the liability of Directors may be limited, except with regard to their own fraud or willful default.
Indemnification of Directors, Officers, Employees and Others

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Under the Proposed Bylaws, New Orchestra will be required to indemnify its directors and officers and any person serving at New Orchestra’s request as a director, officer or trustee of another entity as described therein, to the extent not prohibited by the DGCL.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, every Director and Officer (which for the avoidance of doubt, shall not include auditors of HSAC2), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of HSAC2 against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No Indemnified Person shall be liable to HSAC2 for any loss or damage incurred by HSAC2 as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Delaware Proposed Charter and Proposed Bylaws	Cayman Islands Existing Charter
Exclusive Forum

The Proposed Charter will provide that, unless New Orchestra consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of New Orchestra, (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder to New Orchestra or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or (iv) any action asserting a claim against New Orchestra governed by the internal affairs doctrine. The Proposed Charter further provides that, subject to the exclusive forum provisions described above, the federal district courts of the United States of America shall be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act.

No Similar Provision.
Business Opportunities
The Proposed Charter will be silent on the issue of application of the doctrine of corporate opportunity.

As set out in the Amended and Restated Memorandum and Articles of Association of HSAC2, to the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as HSAC2. To the fullest extent permitted by Applicable Law, HSAC2 renounces any interest or expectancy of HSAC2 in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and HSAC2, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to HSAC2 and shall not be liable to HSAC2 or its Shareholders for breach of any fiduciary duty as a Shareholder, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to HSAC2.

Transactions with Certain Shareholders/Shareholders

The Proposed Charter provides that New Orchestra will elect not to be governed by Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with the company for a period of time unless certain conditions are met.

No Similar Provision.

Delaware Proposed Charter and Proposed Bylaws	Cayman Islands Existing Charter

Notwithstanding any other provision of the Proposed Charter, New Orchestra shall not engage in a business combination with an interested stockholder at any point in time at which the common stock of New Orchestra is registered under Section 12(b) or 12(g) of the Exchange Act with such interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless (i) prior to such time that such stockholder became an interested stockholder, the Orchestra Board approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of New Orchestra outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time that such stockholder became an interested stockholder, the business combination is approved by the New Orchestra Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of New Orchestra which is not owned by such interested stockholder.

If the Business Combination Proposal is not approved, the Domestication Proposal will not be presented at the Shareholder Meeting. The Domestication Proposal will only become effective if the Business Combination is completed. The Domestication and the Domestication Proposal are conditions to Closing under the Merger Agreement. If the Domestication Proposal is not approved, the Business Combination will not occur.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that HSAC2 be de-registered in the Cayman Islands pursuant to the Amended and Restated Memorandum and Articles of Association of Health Sciences Acquisitions Corporation 2 and be registered by way of continuation as a corporation in the State of Delaware.”

Vote Required for Approval

The Domestication Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Domestication Proposal.

The Domestication Proposal is conditioned on the approval (or waiver) of each of the other Condition Precedent Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

PROPOSAL 3
THE CHARTER APPROVAL PROPOSAL

Overview

If the Business Combination is consummated, upon consummation of the Domestication, HSAC2 will replace the Existing Charter with the Proposed Charter in the form attached to this proxy statement as Annex B.

For a summary of the key differences between the Existing Charter of HSAC2 under Cayman Islands law and the Proposed Charter under the DGCL, please see “Proposal 2-The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication.” The summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B, and of the Proposed Bylaws, a copy of which is included as Annex C.

Reasons for the Amendments to the Existing Charter

In the judgment of the Board, the Proposed Charter is necessary to adequately address the needs of New Orchestra. In particular:

•        the greater number of authorized shares of capital stock is desirable for HSAC2 to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Private Warrants and of equity grants currently outstanding or made under the 2022 Plan (assuming it is approved at the Shareholder Meeting), which provides flexibility for future issuances of shares of New Orchestra stock if determined by the New Orchestra Board to be in the best interest of New Orchestra after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;

•        the classification of the board of directors is in the best interest of New Orchestra because it is designed to assure the continuity and stability of the Board’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with the Company and, therefore, will be familiar with its business and operations, and this classification will assist the Board in protecting the interests of the New Orchestra stockholders in the event of an unsolicited offer to the Board by encouraging any potential acquirer to negotiate directly with the Board;

•        the restriction on stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues; and

•        the Proposed Charter is appropriate to adequately update the Existing Charter for New Orchestra, because it will eliminate obsolete language that will no longer be applicable following the consummation of the Business Combination and make such other changes that are more appropriate for a public operating company.

If the Business Combination Proposal and Domestication Proposals are not approved, the Charter Approval Proposal will not be presented at the Shareholder Meeting. The Charter Approval Proposal will only become effective if the Business Combination is completed. The Charter Approval Proposal is a condition to Closing under the Merger Agreement. If the Charter Approval Proposal is not approved, the Business Combination will not occur.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that, in connection with the Business Combination, the replacement of the Amended and Restated Memorandum and Articles of Association of Health Sciences Acquisitions Corporation 2 (“HSAC2”) with the proposed amended and restated certificate of incorporation of HSAC2, in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination, be and is hereby approved and adopted.”

Vote Required for Approval

The Charter Approval Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Charter Approval Proposal.

The Charter Approval Proposal is conditioned on the approval (or waiver) of each of the other Condition Precedent Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL 4
THE BYLAWS APPROVAL PROPOSAL

Overview

If the Business Combination is consummated, upon consummation of the Domestication, HSAC2 will adopt the Proposed Bylaws in the form attached to this proxy statement as Annex C.

For a summary of the key differences between the Existing Charter of HSAC2 under Cayman Islands law and the Proposed Charter and Proposed Bylaws under the DGCL, please see “Proposal 2 — The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication.” The summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B, and of the Proposed Bylaws, a copy of which is included as Annex C.

Reasons for the Approval of the Bylaws Approval Proposal

In the judgment of the HSAC2 Board, the Proposed Bylaws are necessary to adequately address the needs of New Orchestra. Under the Merger Agreement, the approval of the Proposed Bylaws is a condition, among other conditions, to the adoption of the Business Combination Proposal and vice versa.  Accordingly, if the Business Combination Proposal is not approved, the Bylaws Approval Proposal will have no effect.

If the Business Combination Proposal and Domestication Proposals are not approved, the Bylaws Approval Proposal will not be presented at the Shareholder Meeting. The Bylaws Approval Proposal will only become effective if the Business Combination is completed. The Bylaws Approval Proposal is a condition to Closing under the Merger Agreement. If the Bylaws Approval Proposal is not approved, the Business Combination will not occur.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution that, in connection with the Business Combination, the bylaws, in the form attached to this proxy statement/prospectus as Annex C, to be effective upon the consummation of the Business Combination, be and are hereby approved and adopted.”

Vote Required for Approval

The Bylaws Approval Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Bylaws Approval Proposal.

The Bylaws Approval Proposal is conditioned upon the approval (or waiver) of each of the other Condition Precedent Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BYLAWS APPROVAL PROPOSAL.

PROPOSAL 5
THE ADVISORY GOVERNANCE PROPOSALS

Overview

In connection with the Business Combination, HSAC2 is asking its shareholders to vote, on a non-binding advisory basis, upon proposals (collectively, the “Advisory Governance Proposals”) to approve and adopt certain governance provisions contained in the Proposed Charter and the Proposed Bylaws. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Charter Approval Proposal and the Bylaws Approval Proposal, but, pursuant to SEC guidance, HSAC2 is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on HSAC2 or the HSAC2 Board (separate and apart from the approval of the Charter Approval Proposal and the Bylaws Approval Proposal). In the judgment of the HSAC2 Board, these provisions are necessary to adequately address the needs of New Orchestra. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals (separate and apart from approval of the Charter Approval Proposal and the Bylaws Approval Proposal).

Advisory Governance Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Governance Proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Charter and the Proposed Bylaws in their entirety for a more complete description of its terms.

Advisory Governing Documents Proposal	HSAC2’s Existing Charter	Proposed Charter and Proposed Bylaws
Advisory Governance Proposal A — Changes in Authorized Share Capital

The Existing Charter provides that the share capital of HSAC2 is US$10,100 divided into 100,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

The Proposed Charter will authorize the issuance of up to           shares, consisting of (i)           shares of common stock, par value $0.0001 per share, and (ii)           shares of preferred stock, par value $0.0001 per share.

Advisory Governance Proposal B — Required Vote to Amend Certain Provisions of the Proposed Charter

The Existing Charter provides that as regards to matters to be dealt with by ordinary resolution, HSAC2 may, by special resolution, alter or add to the Existing Charter with respect to any objects, powers or other matters specified therein.

The Proposed Charter provides that any amendment to the Proposed Bylaws will require the approval of either the New Orchestra Board or the holders of at least 66 2/3% of the voting power of New Orchestra’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

Advisory Governance Proposal C — Required Vote to Amend the Proposed Bylaws	The Existing Charter provides that as regards to matters to be dealt with by ordinary resolution, HSAC2 may, by special resolution, alter or add to the Existing Charter.

The Proposed Charter provides that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2/3% of the voting power of New Orchestra’s then-outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

Advisory Governing Documents Proposal	HSAC2’s Existing Charter	Proposed Charter and Proposed Bylaws
Advisory Governance Proposal D — Stockholder Action by Written Consent	The Existing Charter permits the shareholders to approve resolutions by way of unanimous written resolution.

The Proposed Charter and the Proposed Bylaws provide that no action shall be taken by the stockholders of New Orchestra except at an annual or special meeting of stockholders called in accordance with the Proposed Bylaws, and no action shall be taken by the stockholders by written consent.

Advisory Governance Proposal E — Changes in Connection with Adoption of the Proposed Charter	The Existing Charter contains various provisions applicable only to blank check companies.

Under the Proposed Charter, New Orchestra (i) will adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation, in each case unless New Orchestra expressly consents in writing to the selection of an alternative forum, and (ii) remove certain provisions related to HSAC2’s status as a blank check company that will no longer apply upon consummation of the business combination.

Advisory Governance Proposal F — Authorization of Corporate Name Change	The Existing Charter designates the corporate name of HSAC2 as “Health Sciences Acquisitions Corporation 2.”	The Proposed Charter will change the corporate name to “Orchestra BioMed Holdings, Inc.” upon consummation of the Business Combination.

Reasons for the Advisory Governance Proposals

Advisory Governance Proposal A — Changes in Authorized Share Capital

The principal purpose of this proposal is to provide for an authorized capital structure of New Orchestra that will enable it to continue as an operating company governed by the DGCL and provide adequate authorized share capital to, among other things, (i) accommodate the issuance of shares of New Orchestra Common Stock as stock consideration in the Business Combination, (ii) accommodate the issuance of shares of New Orchestra Common Stock under the 2022 Plan (which authorizes the issuance of shares of New Orchestra Common Stock) as we determine from time to time is necessary to attract and retain talented employees, and (iii) provide flexibility for future issuances of shares of New Orchestra Common Stock if determined by the New Orchestra Board to be in the best interests of New Orchestra after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval to increase the authorized share capital.

The HSAC2 Board believes that it is important for New Orchestra to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, for employee compensation, financings and/or acquisitions).

Advisory Governance Proposals B and C — Required Vote to Amend Certain Provisions of the Proposed Charter; Required Vote to Amend the Proposed Bylaws

The HSAC2 Board believes that supermajority voting requirements described in Advisory Governance Proposals B and C are appropriate to protect all stockholders of HSAC2 against the potential self-interested actions by one or a few large stockholders after the Business Combination. In reaching this conclusion, the HSAC2 Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination.

Advisory Governance Proposal D — Stockholder Action by Written Consent

The HSAC2 Board believes that it is desirable to prohibit stockholder action by written consent as a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Advisory Governance Proposal E — Changes in Connection with Adoption of the Proposed Charter

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Orchestra in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a well-known body of case law and high level of judicial expertise, and should promote efficiency and cost savings in the resolutions of such claims. The HSAC2 Board believes that the Delaware courts are best suited to address disputes involving such matters, given that, after the Domestication, New Orchestra will be incorporated in Delaware, Delaware law generally will apply to such matters and the Delaware courts have developed considerable expertise with respect to such matters, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. Delaware also offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. This provides stockholders and the post-Business Combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state and federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. Notwithstanding the foregoing, the exclusive forum provisions of the Proposed Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

In addition, this provisions would promote judicial fairness, avoid conflicting results, and make New Orchestra’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the federal district courts of the United States as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist New Orchestra in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to ensure consistent consideration of the issues and consistent application of a relatively known body of case law and perceived level of expertise. The HSAC2 Board believes that the federal district courts of the United States are best suited to address disputes involving actions arising under the Securities Act, given that the Securities Act is promulgated by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the consummation of the Business Combination.

For example, the Proposed Charter does not include the requirement to dissolve New Orchestra in the event that an initial business combination has not been completed within the time frame specified in HSAC’2 Existing Charter and instead allows New Orchestra to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and we believe it is the most appropriate period of existence for New Orchestra following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from HSAC2’s initial public offering be held in the Trust Account until a business combination or liquidation of HSAC2 has occurred. These provisions cease to apply when the Business Combination is consummated and therefore are not included in the Proposed Charter or the Proposed Bylaws.

Advisory Governance Proposal F — Authorization of Corporate Name Change

The HSAC2 Board believes that changing HSAC2’s corporate name from “Health Sciences Acquisitions Corporation 2” to “Orchestra BioMed Holdings, Inc.” is desirable to reflect the Business Combination with Orchestra and to clearly identify New Orchestra as the publicly traded entity.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, on a non-binding advisory basis, certain governance provisions contained in the Proposed Charter, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as six separate sub-proposals be and are hereby approved and adopted (collectively, as the “Advisory Governance Proposals”), none of which are conditioned on any Condition Precedent Proposals:

•        Advisory Governance Proposal A — to increase the total number of authorized shares of all classes of capital stock to           shares, consisting of           authorized shares of common stock and           authorized shares of preferred stock;

•        Advisory Governance Proposal B — to provide that the alteration, amendment or repeal of certain provisions of the Proposed Charter will require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

•        Advisory Governance Proposal C — to provide that the alteration, amendment or repeal of the Proposed Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

•        Advisory Governance Proposal D — to provide that stockholders will not be permitted to act by written consent in lieu of holding a meeting of stockholders; and

•        Advisory Governance Proposal E — to provide for certain additional changes, including, among other things, (i) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation in each case unless New Orchestra expressly consents in writing to the selection of an alternative forum and (ii) removing certain provisions related to HSAC2’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the HSAC2 Board believes are necessary to adequately address the needs of New Orchestra after the Business Combination; and

•        Advisory Governance Proposal F — to change the post-Business Combination corporate name from “Health Sciences Acquisitions Corporation 2” to “Orchestra BioMed Holdings, Inc.”

Vote Required for Approval

The Advisory Governance Proposals require the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Advisory Governance Proposals.

As discussed above, a vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on HSAC2, Orchestra or their respective boards of directors.  Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, HSAC2 and Orchestra intend that the Proposed Charter and the Proposed Bylaws, in the form attached to this proxy statement/prospectus as Annex B and Annex C, respectively, and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Approval Proposal and Bylaws Approval Proposal, respectively.  Furthermore, neither the Business Combination nor any of the Condition Precedent Proposals are conditioned upon the approval of the Advisory Governance Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL 6
THE NASDAQ PROPOSAL

Background and Overview

Assuming the Business Combination Proposal is approved, HSAC2’s shareholders are also being asked to approve (a) the issuance of up to an aggregate of 28,187,180 shares of New Orchestra Common Stock to the Orchestra Equityholders in connection with the Business Combination, including shares to be issued as Earnout Consideration, and (b) the issuance of up to an aggregate of 2,000,000 HSAC2 Ordinary Shares to the RTW Funds and Medtronic pursuant to the Forward Purchase Agreements and Backstop Agreement. These issuances constitute more than 20% of the outstanding HSAC2 Ordinary Shares.

Why HSAC2 Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, HSAC2 would issue shares representing more than 20% of the outstanding HSAC2 Ordinary Shares in connection with the Business Combination. The issuance of such shares would result in significant dilution to the HSAC2 shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of HSAC2.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, HSAC2 would be in violation of Nasdaq Listing Rules, which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our shares are a “penny stock,” which would require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of the HSAC2 and Orchestra to close the Business Combination that the HSAC2 Ordinary Shares remain listed on Nasdaq. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, the issuance by New Orchestra of shares of common stock, par value US$0.0001 per share, to equity holders of Orchestra BioMed, Inc., a Delaware corporation, be approved in all respects.”

Vote Required for Approval

The Nasdaq Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Bylaws Approval Proposal.

The Nasdaq Proposal is conditioned upon the approval (or waiver) of each of the other Condition Precedent Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 7
THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, HSAC2 has agreed to take all necessary action, including causing the directors of HSAC2 to resign, so that effective at the Closing, New Orchestra’s board of directors will consist of seven individuals, at least five (5) of whom shall qualify as independent directors under the Nasdaq rules.

It is proposed that New Orchestra’s board of directors consist of the directors shown in the table below, to serve in the class indicated:

Name	Age	Position
Class I Directors:
Eric A. Rose, M.D.	71	Director
Jason Aryeh	53	Director
Class II Directors:
Pamela Y. Connealy	61	Director
Geoffrey W. Smith	57	Director
Class III Directors:
David P. Hochman	47	Director
Darren R. Sherman	51	Director
Eric S. Fain, M.D.	61	Director

Information regarding each nominee is set forth in the section titled “Management After the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, to elect Eric A. Rose, M.D., Jason Aryeh, Pamela Y. Connealy, Geoffrey W. Smith, David P. Hochman, Darren R. Sherman and Eric S. Fain, M.D. to serve staggered terms on New Orchestra’s board of directors until the 2023, 2024 and 2025 annual meetings of stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.”

Vote Required for Approval

The election of each director nominee must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Director Election Proposal.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the HSAC2 Board will be voted “FOR” the election of these nominees.  In case any of the nominees becomes unavailable for election to the New Orchestra Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.  Any shares not voted “FOR” a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The Director Election Proposal is conditioned upon the approval (or waiver) of each of the other Condition Precedent Proposals.

Following consummation of the Business Combination, the election of New Orchestra Board will be governed by the Proposed Charter and Proposed Bylaws and the laws of the State of Delaware.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL 8
THE EQUITY INCENTIVE PLAN PROPOSAL

We are asking our shareholders to approve and adopt the Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the material terms thereunder.

The 2022 Plan is described in more detail below. A copy of the 2022 Plan is included in this proxy statement/prospectus as Annex D.

Overview

The following is a summary description of the 2022 Plan as proposed to be approved by HSAC2 in connection with the Business Combination. The summary is not a complete statement of the 2022 Plan and is qualified in its entirety by reference to the complete text of the 2022 Plan, a copy of which is attached hereto as Annex D. HSAC2’s shareholders should refer to the 2022 Plan for more complete and detailed information about the terms and conditions of the 2022 Plan. In the event of a conflict between the information in this description and the terms of the 2022 Plan, the 2022 Plan shall control. Unless the context otherwise requires, references in this summary description to “we”, “us” and “our” generally refer to HSAC2 in the present tense or New Orchestra from and after the Business Combination.

Background of the 2022 Plan

On             , 2022, the HSAC2 Board approved, subject to the approval by our shareholders, the 2022 Plan. The 2022 Plan will become effective on the Closing Date and, if shareholder approval is obtained, New Orchestra will be authorized to grant awards to eligible service providers as described below. If the 2022 Plan is not approved by our shareholders, the 2022 Plan will not become effective and New Orchestra will not be able to grant equity awards under the 2022 Plan. We believe our ability to recruit and retain top talent will be adversely affected if the 2022 Plan is not approved.

Summary of the 2022 Plan

Purpose of the 2022 Plan

The purpose of the 2022 Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the New Orchestra Common Stock through the granting of awards under the 2022 Plan. We believe that the awards to be issued under the 2022 Plan will motivate award recipients to offer their maximum effort to New Orchestra and help focus them on the creation of long-term value consistent with the interests of New Orchestra stockholders. We believe that grants of incentive awards are necessary to enable New Orchestra to attract and retain top talent.

Awards

The 2022 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to New Orchestra employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants. As of             , 2022, there were approximately              employees of Orchestra, including              executive officers,             non-employee directors and              consultants eligible to be granted awards under the 2022 Plan.

Authorized Shares

Initially, the maximum number of shares of the New Orchestra Common Stock that may be issued under the 2022 Plan after it becomes effective will not exceed (i)           shares of New Orchestra Common Stock, plus (ii) an additional number of shares of New Orchestra Common Stock equal to the number of shares subject to outstanding award grants under the Orchestra 2018 Plan, that, following the effective date of the 2022 Plan, (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are not issued because the award or any portion thereof is settled in cash, (c) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, (d) are withheld or reacquired to satisfy the exercise, strike or purchase price or (e) are withheld or reacquired to satisfy a tax withholding obligation. In addition, the number of shares of New Orchestra Common Stock that will be reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (1) 4.8% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, (2)            shares of New Orchestra Common Stock, and (3) such number of shares of New Orchestra Common Stock determined by our board of directors or the compensation committee of our board of directors prior to January 1 of a given year. Notwithstanding anything to the contrary in the foregoing sentence, the aggregate maximum number of shares of New Orchestra Common Stock that may be issued on the exercise of ISOs under the 2022 Plan is            shares, which amount will be increased commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 4.8% of the total number of shares of New Orchestra Common Stock outstanding on December 31 of the preceding year, (ii)            shares of New Orchestra Common Stock, and (iii) such number of shares of New Orchestra Common Stock determined by our board of directors or the compensation committee of our board of directors prior to January 1 of a given year. All of the foregoing share numbers are subject to adjustment as necessary to implement any changes in our capital structure (as described below).

Shares of New Orchestra Common Stock subject to awards that will be granted under the 2022 Plan that expire or terminate without being exercised in full will not reduce the number of shares of New Orchestra Common Stock available for issuance under the 2022 Plan. The settlement of any portion of an award in cash will not reduce the number of shares of New Orchestra Common Stock available for issuance under the 2022 Plan. Shares of New Orchestra Common Stock withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares of New Orchestra Common Stock that will be available for issuance under the 2022 Plan. With respect to a stock appreciation right, only shares of New Orchestra Common Stock that are issued upon settlement of the stock appreciation right will count towards reducing the number of shares of New Orchestra Common Stock available for issuance under the 2022 Plan. If any shares of New Orchestra Common Stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of an award; or (iii) to satisfy a tax withholding obligation in connection with an award, the shares of New Orchestra Common Stock that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2022 Plan.

Plan Administration

Our board of directors, or a duly authorized committee of our board of directors, will administer the 2022 Plan. Our board of directors, or a duly authorized committee of our board of directors, may, in accordance with the terms of the 2022 Plan, delegate to one or more of our officers the authority to (i) designate employees (other than officers) to be recipients of specified awards, and to the extent permitted by applicable law, the terms of such awards; and (ii) determine the number of shares of New Orchestra Common Stock to be subject to such awards granted to such employees. Under the 2022 Plan, our board of directors, or a duly authorized committee of our board of directors, will have the authority to determine: award recipients; how and when each award will be granted; the types of awards to be granted; the provisions of each award, including the period of exercisability and the vesting conditions applicable to an award; the number of shares of New Orchestra Common Stock or cash equivalent subject to each award; and the fair market value applicable to an award.

Under the 2022 Plan, (i) our board of directors will not, without stockholder approval, (a) reduce the exercise or strike price of an option or stock appreciation right (other than in connection with a capitalization adjustment), and (b) at any time when the exercise or strike price of an option or stock appreciation right is above the fair market value of a share of New Orchestra Common Stock, cancel and re-grant or exchange such option or stock appreciation right for a new award with a lower (or no) purchase price or for cash, and (ii) a participant’s rights under any award will not be materially adversely impaired by any amendment without the participant’s written consent.

We will also designate a plan administrator to administer the day-to-day operations of the 2022 Plan.

Stock Options

Options will be granted under stock option agreements adopted by our board of directors. Each option will be designated in writing as an ISO or an NSO. Our board of directors will determine the exercise price for stock options, within the terms and conditions of the 2022 Plan, except the exercise price of a stock option generally will not be less than 100% (or 110% in the case of ISOs granted to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, or a ten percent stockholder) of the fair market value of New Orchestra Common Stock on the date of grant. Options granted under the 2022 Plan will vest at the rate specified in the stock option agreement as will be determined by our board of directors. The terms and conditions of separate options need not be identical.

No option will be exercisable after the expiration of ten years (or five years in the case of ISOs granted to a ten percent stockholder) or a shorter period specified in the applicable award agreement. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. An optionholder may not exercise an option at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the optionholder’s stock option agreement or other written agreement between an optionholder and us, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the optionholder’s option would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate applicable law, or (ii) the immediate sale of any shares of New Orchestra Common Stock issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of New Orchestra Common Stock issued upon the exercise of a stock option will be determined by our board of directors and may include (i) cash or check, bank draft or money order payable to us; (ii) a broker-assisted cashless exercise; (iii) subject to certain conditions, the tender of shares of our Common Stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration acceptable to our board of directors.

Unless our board of directors provides otherwise, options or stock appreciation rights generally will not be transferable except by will or the laws of descent and distribution. Subject to approval of our board of directors or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of New Orchestra Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans or plans of our affiliates may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Subject to the terms of the 2022 Plan, each restricted stock unit award will have such terms and conditions as determined by our board of directors. A restricted stock unit award represents a participant’s right to be issued on a future date the number of shares of New Orchestra Common Stock that is equal to the number of restricted stock units subject to the award. A participant will not have voting or any other rights as a stockholder of ours with respect to any restricted stock unit award (unless and until shares are actually issued in settlement of a vested restricted stock unit award). A restricted stock unit award will be granted in consideration for a participant’s services to us or an affiliate, such that the participant will not be required to make any payment to us (other than such services) with respect to the grant or vesting of the restricted stock unit award, or the issuance of any shares of New Orchestra Common Stock pursuant to the restricted stock unit award. Our board of directors may determine that restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock (or any combination of New Orchestra Common Stock and cash), or in any other form of consideration determined by our board of directors and set forth in the restricted stock unit award agreement. At the time of grant, our board of directors may impose such restrictions or conditions on the award of restricted stock units that delay delivery to a date following the vesting of the award. Additionally, dividend equivalents may be paid or credited in respect of shares of New Orchestra Common Stock covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards will be granted under restricted stock award agreements adopted by our board of directors. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us or any of our affiliates, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. Our board of directors will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Dividends may be paid or credited with respect to shares subject to a restricted stock award, as determined by our board of directors and specified in the applicable restricted stock award agreement. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of New Orchestra Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights will be granted under stock appreciation right agreements adopted by our board of directors and denominated in shares of New Orchestra Common Stock equivalents. The terms of separation stock appreciation rights need not be identical. Our board of directors will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of New Orchestra Common Stock on the date of grant. A stock appreciation right granted under the 2022 Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by our board of directors. Stock appreciation rights may be settled in cash or shares of New Orchestra Common Stock (or any combination of New Orchestra Common Stock and cash) or in any other form of payment, as determined by our board of directors and specified in the stock appreciation right agreement.

Our board of directors will determine the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of ten years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation rights for a period of 18 months following the date of death. If a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested stock appreciation rights for a period of 12 months following the cessation of service. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. A holder of a stock appreciation right may not exercise a stock appreciation right at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the stock appreciation right agreement or other written agreement between the participant and us, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the participant’s stock appreciation right would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may a stock appreciation right be exercised beyond the expiration of its term.

Other Stock Awards

Our board of directors will be permitted to grant other awards, based in whole or in part by reference to, or otherwise based on, New Orchestra Common Stock, either alone or in addition to other awards. Our board of directors will have the sole and complete discretion to determine the persons to whom and the time or times at which other stock awards will be granted, the number of shares under the other stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid following the effective date of the 2022 Plan to any individual for service as a non-employee director with respect to any fiscal year, including awards granted under the 2022 Plan (valued based on the grant date fair value for financial reporting purposes) and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, except such amount will increase to $1,000,000 for the year in which a non-employee director is first appointed or elected to our board of directors.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, our board of directors will appropriately and proportionately adjust (i) the class(es) and maximum number of shares subject to the 2022 Plan and the maximum number of shares by which the share reserve may annually increase pursuant to the 2022 Plan; (ii) the class(es) and maximum number of shares that may be issued on the exercise of ISOs; and (iii) the class(es) and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards granted under the 2022 Plan.

Corporate Transactions

In the event of a corporate transaction (as defined below), unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by our board of directors at the time of grant, any awards outstanding under the 2022 Plan may be assumed, continued or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to New Orchestra Common Stock issued pursuant to awards may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (or, in the case of awards with performance-based vesting with multiple vesting levels depending on the level of performance, unless provided otherwise in the applicable award agreement, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction) as our board of directors determines (or, if our board of directors does not determine such a date, to the date that is five days prior to the effective time of the corporate transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the occurrence of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event an award will terminate if not exercised prior to the effective time of a corporate transaction, our board of directors may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment, in such form as may be determined by our board of directors, equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any per share exercise price payable by such holder, if applicable. As a condition to the receipt of an award, a participant will be deemed to have agreed that the award will be subject to the terms of any agreement under the 2022 Plan governing a corporate transaction involving us.

Under the 2022 Plan, a “corporate transaction” generally will be the consummation, in a single transaction or in a series of related transactions, of (i) a sale or other disposition of all or substantially all, as determined by our board of directors, of the consolidated assets of us and our subsidiaries; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of New Orchestra Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability

Except as expressly provided in the 2022 Plan or the form of award agreement, awards granted under the 2022 Plan may not be transferred or assigned by a participant. After the vested shares subject to an award have been issued, or in the case of a restricted stock award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of our trading policy and applicable law.

Clawback/Recovery

All awards granted under the 2022 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law and any clawback policy that we otherwise adopt, to the extent applicable and permissible under applicable law. In addition, our board of directors may impose such other clawback, recovery or recoupment provisions in an award agreement as our board of directors determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of New Orchestra Common Stock or other cash or property upon the occurrence of cause.

Amendment or Termination

Our board of directors may accelerate the time at which an award granted under the 2022 Plan may first be exercised or the time during which an award grant under the 2022 Plan or any part thereof will vest, notwithstanding the provisions in the award agreement stating the time at which it may first be exercised or the time during which it will vest. Our board of directors will have the authority to amend, suspend, or terminate the 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments will also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts the 2022 Plan. No awards may be granted under the 2022 Plan while it is suspended or after it is terminated.

Certain U.S. Federal Income Tax Aspects of Awards under the 2022 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2022 Plan under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes and taxes imposed by jurisdictions outside the United States, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and this summarized tax information is not tax advice.

Section 162(m) of the Code

We will be entitled to a tax deduction in connection with an award under the 2022 Plan only in an amount equal to the ordinary income realized by the participant at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While our board of directors considers the deductibility of compensation as one factor in determining executive compensation, our board of directors retains the discretion to pay compensation (including through the issuance of awards) that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

Stock Options

A participant will not recognize taxable income at the time an option is granted, and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of an NSO equal to the excess of the fair market value of the shares purchased over their purchase price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within either of the above-described periods, then in the year of that disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the exercise price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Stock Appreciation Rights

A participant will not recognize taxable income at the time a stock appreciation right is granted, and we will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid upon settlement. This amount is deductible by us as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock

A participant will not recognize taxable income at the time restricted stock is granted, and we will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such an election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares of New Orchestra Common Stock at such time over the amount, if any, paid for those shares of New Orchestra Common Stock. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares of New Orchestra Common Stock at such time over the amount, if any, paid for those shares of New Orchestra Common Stock. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units

A participant will not recognize taxable income at the time that restricted stock units are granted, and we will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units , the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares of New Orchestra Common Stock or other consideration delivered and the amount of any cash paid by us. The amount of ordinary income recognized is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Stock Awards

The tax consequences associated with any other stock award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying shares of New Orchestra Common Stock.

The tax consequences for equity awards outside of the United States may differ significantly from the U.S. federal income tax consequences described above.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2022 Plan will be subject to the discretion of the compensation committee of New Orchestra. Therefore, HSAC2 cannot currently determine the benefits or number of shares of New Orchestra Common Stock subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, AS AN ORDINARY RESOLUTION THAT the Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination, be and is hereby approved and adopted.”

Vote Required for Approval

The Equity Incentive Plan Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

The Equity Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT HSAC2 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL 9
THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Shareholder Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to HSAC2’s shareholders in the event that based upon the tabulated vote at the time of the Shareholder Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Approval Proposal, the Bylaws Approval Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Director Election Proposal, or the Equity Incentive Plan Proposal. In no event will the Board adjourn the Shareholder Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Existing Charter and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by HSAC2’s shareholders, the Board may not be able to adjourn the Shareholder Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The Adjournment Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HSAC2 Ordinary Shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Adjournment Proposal.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the HSAC2 Board

THE HSAC2 BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

BUSINESS OF HSAC2

Overview

HSAC2 is a blank check company incorporated on May 25, 2020 as a Cayman Islands exempted company. We were incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses, which we refer to as our “initial business combination.” The Business Combination with Orchestra is the result of an active search for a potential business combination transaction utilizing the network and investing and transaction experience of HSAC2’s management team and the Board. Although HSAC2’s efforts to identify a prospective target business were not to be limited to any particular industry or geographic location, HSAC2 intended to focus on businesses in the healthcare and healthcare-related industries in North America or Europe.

Significant Activities since Inception

On August 6, 2020, HSAC2 consummated the IPO of 16,000,000 HSAC2 Ordinary Shares (including full exercise of the underwriter’s over-allotment option). The HSAC2 Ordinary Shares were sold at an offering price of $10.00 per HSAC2 Ordinary Share, generating gross proceeds of $160,000,000.

Simultaneously with the closing of the IPO, HSAC2 consummated the private placement with the Sponsor of the Private Shares consisting of 450,000 HSAC2 Ordinary Shares, and 1,500,000 Private Warrants, generating total proceeds of $6,000,000. Each Private Warrant entitles the holder thereof to purchase one HSAC2 Ordinary Share at a price of $11.50 per HSAC2 Ordinary Share, subject to adjustment as provided herein. The Private Warrants will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the IPO and will expire five years after the completion of the Business Combination. Each Private Warrant will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our Sponsor or its permitted transferees. Additionally, the Sponsor agreed not to transfer, assign or sell any of the Private Shares or Private Warrants (except in limited circumstances) until the completion of the Company’s initial business combination. The Sponsor was granted certain demand and piggyback registration rights in connection with the purchase of the Private Shares and Private Warrants.

The Private Shares and Private Warrants were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

Extension of Time to Complete a Business Combination

On July 26, 2022, HSAC2’s shareholders approved the Extension Proposal and the amended and restated memorandum and articles of association were amended to: (a) extend from August 6, 2022 to November 6, 2022, the date by which, if the Company has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (iii) as promptly as reasonably possible following such redemption, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, and (b) allow the Company, without another shareholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to three times by an additional one month each time after the November 6, 2022, upon five days’ advance notice prior to the applicable deadlines, until February 6, 2023 or a total of up to six months after August 6, 2022, unless the closing of the Company’s initial business combination shall have occurred.

Effecting a Business Combination

On July 4, 2022, HSAC2 entered into the Merger Agreement. As a result of the transaction and if approved at the Shareholder Meeting, HSAC2 will domesticate as a Delaware corporation and change its name to “Orchestra BioMed Holdings, Inc.” while Orchestra will become a wholly owned subsidiary of the Company. In the event that the Business Combination is not consummated by the Extension Date, HSAC2’s corporate existence will cease and HSAC2 will distribute the proceeds held in the Trust Account to its public shareholders.

Redemption Rights for Holders of Public Shares

Pursuant to the Existing Charter, HSAC2 is providing holders of Public Shares the opportunity to elect to have their shares converted into an amount equal to (1) the number of Public Shares being converted by such public holder divided by the total number of Public Shares multiplied by (2) the amount then in the Trust Account (initially $10.00 per HSAC2 Ordinary Share), which includes the deferred underwriting discounts and commissions, plus a pro rata portion of any interest earned on the funds held in the Trust Account less any amounts necessary to pay our taxes.

As of         , 2022, based on funds in the Trust Account of approximately $        , this would have amounted to approximately $         per share (exclusive of         ). The Sponsor and HSAC2’s officers and directors have agreed to waive their redemption rights with respect to their HSAC2 Ordinary Shares and any Public Shares they may hold in connection with the consummation of the Business Combination.

You will be entitled to receive cash for any Public Shares to be redeemed only if you (i) hold Public Shares; and (ii) prior to 5:00 p.m., Eastern Time, on           , 2022, (a) submit a written request to Continental that HSAC2 redeem your Public Shares for cash and (b) tender your Public Shares to Continental, physically or electronically through DTC.

Submission of Our Initial Business Combination to a Shareholder Vote

HSAC2 is providing its Public Shareholders with redemption rights upon consummation of the Business Combination. Public Shareholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the shareholder vote on the Business Combination. HSAC2’s Public Shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Shareholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Sponsor, holders of the Insider Shares and HSAC2’s officers and directors have agreed to vote their HSAC2 Ordinary Shares in favor of the Business Combination and to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Existing Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 20% of the shares sold in the HSAC2 IPO.

Employees

We have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to consummate our initial business combination with has been located, management will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote an average of approximately 10 hours per week to our business. We do not intend to have any full-time employees prior to the consummation of our initial business combination.

Facilities

We currently maintain our principal executive offices at 40 10th Avenue, Floor 7, New York, NY 10014. The cost for this space is included in the $10,000 per-month fee (subject to deferral as described herein) payable to our Sponsor, for office space, utilities and secretarial services. Our agreement with our Sponsor provides that, commencing on the date that the HSAC2 Ordinary Shares were first listed on Nasdaq and until we consummate a business combination, such office space, as well as utilities and secretarial services, will be made available to us as may be required from time to time. We believe that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

EXECUTIVE OFFICERS AND DIRECTORS OF HSAC2

The following table sets forth information about our directors and executive officers as of July 27, 2022.

Name	Age	Position
Roderick Wong, MD	45	President, Chief Executive Officer and Chairman
Naveen Yalamanchi, MD	45	Executive Vice President, Chief Financial Officer and Director
Alice Lee, JD	52	Vice President of Operations, Secretary and Treasurer
Stephanie A. Sirota	47	Vice President of Corporate Strategy and Corporate Communications
Pedro Granadillo	75	Director
Carsten Boess	56	Director
Stuart Peltz, PhD	62	Director
Michael Brophy	42	Director

Roderick Wong, MD, has served as our President and Chief Executive Officer since June 2020 and as a member of our board of directors since our inception. Dr. Wong has more than 16 years of healthcare investing experience. Since 2009, he has served as Managing Partner and Chief Investment Officer of RTW. Prior to forming RTW, Dr. Wong was a Managing Director and sole Portfolio Manager for the Davidson Kempner Healthcare Funds. Prior to joining Davidson Kempner, Dr. Wong held various healthcare investment and research roles at Sigma Capital Partners and Cowen & Company. Dr. Wong served as Chairman of the board of directors of Health Sciences Acquisitions Corporation (“HSAC”) and its Chief Executive Officer from January 2019 until December 2019. Other current and previous directorships include: Rocket Pharmaceuticals, Inc., where he serves as Chairman, a position he has held since Rocket’s inception in July 2015; Attune Pharmaceuticals, a portfolio company of RTW, where he has served as a director since June 2018; and Ji Xing Pharmaceuticals, portfolio companies of RTW, where he has served as director since 2019, and NiKang Therapeutics, a portfolio company of RTW, where he has served as a director since September 2020. Dr. Wong previously served on the board of directors of Landos Biopharma from 2019 to 2022, Penwest Pharmaceuticals in 2010 and Avidity Biosciences from 2019 until August 2021. He simultaneously received an MD from the University of Pennsylvania Medical School and an MBA from Harvard Business School, and graduated Phi Beta Kappa with a BS in Economics from Duke University.

Naveen Yalamanchi, MD, has served as our Executive Vice President and Chief Financial Officer and as a member of our board of directors since June 2020. Dr. Yalamanchi has more than 15 years of healthcare investment and research experience. Since 2015, Dr. Yalamanchi has been a Partner and Portfolio Manager at RTW. Prior to joining RTW, Dr. Yalamanchi was Vice President and Co-Portfolio Manager at Calamos Arista Partners, a subsidiary of Calamos Investments, a position he held from 2011 to 2015. Prior to joining Calamos Arista Partners, Dr. Yalamanchi held various healthcare investment roles at Millennium Management and Davidson Kempner Capital Management, where he worked with Dr. Wong. Dr. Yalamanchi graduated Phi Beta Kappa with a BS in Biology from the Massachusetts Institute of Technology and received an MD from the Stanford University School of Medicine. He completed his surgical internship at UCLA Medical Center. Dr. Yalamanchi served as Vice President and Chief Financial Officer of HSAC from January 2019 until December 2019 and as a director of HSAC from December 2018 until December 2019. Other prior and current directorships include Rocket Pharmaceuticals, Inc., where he has served as a director since Rocket’s inception in July 2015, and Ancora Heart and Magnolia Medical Technologies, portfolio companies of RTW, where Dr. Yalamanchi serves as an observer to the board of directors.

Alice Lee, JD, has served as our Vice President of Operations and as our Secretary and Treasurer since June 2020. Ms. Lee has served as RTW’s Senior Counsel since October 2017 and Chief Compliance Officer from February 2019 to February 2021 and has more than a decade of experience advising life sciences companies in corporate and transactional matters. Prior to joining RTW, she most recently served as a senior associate in the Life Sciences practice at Ropes & Gray LLP from 2015 to 2017. Prior to that, she worked in the Intellectual Property Transactions and Technology practice at Sullivan & Cromwell LLP from 2010 to 2015, and she began her legal career in the Mergers & Acquisitions practice at Cravath, Swaine & Moore LLP. Ms. Lee served as Vice President of Operations of HSAC from January 2019 until December 2019. Ms. Lee received her law degree from Columbia Law School, where she served as a Senior Editor of Columbia Law Review and was a Harlan Fiske Stone Scholar. She earned an MS from Stanford University in Computer Science (with an emphasis in Bioinformatics), completed two years of pre-clinical coursework at the Stanford University School of Medicine, where she was an MD candidate, and graduated Phi Beta Kappa and summa cum laude with a BA in Philosophy from Columbia University. Prior to law school, Ms. Lee worked as a computational biologist at the H. Lee Moffitt Cancer Center & Research Institute at the University of South Florida and co-authored “The promise of gene signatures in cancer diagnosis and prognosis” included in the Encyclopedia of Genetics, Genomics, Proteomics and Bioinformatics and “Fundamentals of Cancer Genomics and Proteomics” included in Surgery: Basic Science and Clinical Evidence. She also worked as a software development engineer intern at Amazon.com.

Stephanie A. Sirota has served as our Vice President of Corporate Strategy and Corporate Communications since June 2020. Ms. Sirota has served as RTW’s Chief Business Officer since 2012 and as a Partner since 2014. Ms. Sirota is responsible for strategy and oversight of RTW’s business development and strategic partnerships with counterparties including limited partners, banks and academic institutions. She is also responsible for shaping the firm’s governance policies underscoring impact and sustainability. Ms. Sirota has more than a decade of deal experience in financial services. Prior to joining RTW, from 2006 to 2010, she served as a director at Valhalla Capital Advisors, a macro and commodity investment manager. From 2000 to 2003, Ms. Sirota worked in the New York and London offices of Lehman Brothers, where she advised on various mergers & acquisitions, IPOs, and capital market financing transactions with a focus on cross-border transactions for the firm’s global corporate clients. She began her career on the Fixed Income trading desk at Lehman Brothers, structuring derivatives for municipal issuers from 1997 to 1999. Ms. Sirota served as Vice President of Corporate Strategy of HSAC from January 2019 until December 2019. Other current directorships include RTW Venture Fund Limited (LSE: RTW), where Ms. Sirota has served as a director since October 2019. Ms. Sirota graduated with honors from Columbia University and also received an MS from the Columbia Graduate School of Journalism. She has contributed to Fortune Magazine and ABCNews.com. Ms. Sirota is a supporter of the arts, science, and children’s initiatives. She serves as Co-Chairman of the Council of the Phil at the New York Philharmonic. She also serves as President of RTW Charitable Foundation.

Pedro Granadillo has served as our director since August 2020. Mr. Granadillo has nearly 50 years of biopharmaceutical industry experience with expertise in human resources, manufacturing, quality control, and corporate governance. From 1970 until his retirement in 2004, Mr. Granadillo held multiple leadership roles at Eli Lilly and Company, including Senior Vice President of Global Manufacturing and Human Resources and a member of the Executive Committee. Mr. Granadillo currently serves on the board of directors of Rocket Pharmaceuticals, Inc., a position he has held since January 2018. Mr. Granadillo has previously served on the boards of directors at Haemonetics Corporation from 2004 to 2019, Dendreon Corporation, Nile Therapeutics and Noven Pharmaceuticals, as well as NPS Pharmaceuticals, which was sold to Shire for $5.2 billion in 2015. Mr. Granadillo is also a co-founder and board member of Neumentum Pharmaceuticals, a private non opioid pain company. Mr. Granadillo graduated from Purdue University with a Bachelor of Science in Industrial Engineering.

Carsten Boess has served as our director since August 2020. Mr. Boess has served as a director for Rocket Pharmaceuticals, Inc. since January 2016, Avidity Biosciences since April 2020, and Achilles Therapeutics since April 2020. Previously, Mr. Boess was the Executive Vice President of Corporate Affairs at Kiniksa Pharmaceuticals, Ltd. from August 2015 until February 2020. Before Kiniksa, Mr. Boess was the Chief Financial Officer at Alexion Pharmaceuticals from 2004 to 2005 and the Senior Vice President and Chief Financial Officer at Synageva BioPharma Corp. from 2011 until the company’s acquisition by Alexion Pharmaceuticals in 2015. Previously, Mr. Boess served in multiple roles with increasing responsibility at Insulet Corporation, including Chief Financial Officer from 2006 to 2009 and Vice President of International Operations from 2009 to 2011. Prior to that, Mr. Boess served as Executive Vice President of Finance at Serono Inc. from 2005 to 2006. In addition, he was a member of the Geneva-based World Wide Executive Finance Management Team while at Serono. Mr. Boess also held several financial executive roles at Novozymes of North America and Novo Nordisk in France, Switzerland and China. During his tenure at Novo Nordisk, he served on Novo Nordisk’s Global Finance Board. Mr. Boess received a Bachelor’s degree and Master’s degree in Economics and Finance, specializing in Accounting and Finance from the University of Odense, Denmark.

Stuart Peltz, PhD, has served as our director since August 2020. Dr. Peltz founded PTC Therapeutics in 1998 and has served as Chief Executive Officer and a member of the board of directors since its inception. Prior to founding PTC, Dr. Peltz was a Professor in the Department of Molecular Genetics & Microbiology at the Robert Wood Johnson Medical School, Rutgers University. Dr. Peltz currently serves as a director of the Biotechnology Industry Organization (BIO) and serves on BIO’s Emerging Companies Section Governing Board. Dr. Peltz received a Ph.D. from the McArdle Laboratory for Cancer Research at the University of Wisconsin.

Michael Brophy has served as our director since August 2020. Mr. Brophy has served as the Chief Financial Officer of Natera since February 2017. Previously, Mr. Brophy served as Natera’s Senior Vice President, Finance and Investor Relations since September 2016, and prior to that, as Vice President, Corporate Development and Investor Relations since September 2015. Prior to joining Natera, Mr. Brophy served in the investment banking division at Morgan Stanley and Deutsche Bank where he focused on advising corporate clients in the life science tools and diagnostics sector. Mr. Brophy holds an MBA from the University of California, Los Angeles and a Bachelor of Science in Economics from the United States Air Force Academy.

Number and Terms of Office of Officers and Directors

Our board of directors has six members, four of whom are “independent” under SEC and Nasdaq rules. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We may not hold an annual general meeting until after we consummate our initial business combination.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Existing Charter as it deems appropriate. Our Existing Charter provides that our directors may consist of a chairman of the board, and that our officers may consist of a chief executive officer, president, chief financial officer, executive vice president(s), vice president(s), secretary, treasurer and such other officers as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that within one year of the listing of the HSAC2 Ordinary Shares on Nasdaq we have at least three independent directors and that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors had determined that Pedro Granadillo, Carsten Boess, Stuart Peltz, and Michael Brophy are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

We will only enter into a business combination if it is approved by a majority of our independent directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must be approved by our audit committee and a majority of disinterested directors.

Audit Committee

We have established an audit committee of the board of directors, which consists of Carsten Boess, Pedro Granadillo, and Michael Brophy, each of whom is an independent director. Carsten Boess serves as chairman of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Carsten Boess qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the board of directors consisting of Pedro Granadillo and Carsten Boess, each of whom is an independent director. Pedro Granadillo serves as chairman of the compensation committee. We adopted a Compensation Committee Charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our President and Chief Executive Officer’s compensation, evaluating our President and Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President and Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors.

Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Michael Brophy, Stuart Peltz, Carsten Boess, and Pedro Granadillo will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, extraordinary general meeting). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our Existing Charter.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We adopted a Code of Ethics that applies to all of our executive officers, directors and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•        None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has pre-existing fiduciary duties and contractual obligations and may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•        The Insider Shares owned by our Sponsor and directors will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our Sponsor and directors will not receive distributions from the Trust Account with respect to any of their Insider Shares if we do not complete a business combination. Furthermore, our Sponsor has agreed that the Private Shares and Private Warrants will not be sold or transferred by it until after we have completed our initial business combination. In addition, our Sponsor, officers and directors may loan funds to us and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers, who are affiliated with our Sponsor, may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)    duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders, provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Charter or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor. Furthermore, most of our officers and directors have pre-existing fiduciary obligations to other businesses of which they are officers or directors. To the extent they identify business opportunities which may be suitable for the entities to which they owe pre-existing fiduciary obligations, our officers and directors will honor those fiduciary obligations. Accordingly, it is possible they may not present opportunities to us that otherwise may be attractive to us unless the entities to which they owe pre-existing fiduciary obligations and any successors to such entities have declined to accept such opportunities.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have.

In connection with the vote required for any business combination, all of our Initial Shareholders, including our Sponsor and all of our directors, have agreed to vote their HSAC2 Ordinary Shares in favor of any proposed business combination. In addition, our Initial Shareholders have agreed to waive their respective rights to participate in any liquidation distribution with respect to those HSAC2 Ordinary Shares acquired by them prior to our initial public offering. For any other shares, however, they would be entitled to participate in any liquidation distribution in respect of such shares, but have agreed not to convert such shares (or sell their shares in any tender offer) in connection with the consummation of our initial business combination or an amendment to our Existing Charter relating to pre-business combination activity.

All ongoing and future transactions between us, on the one hand, and our Sponsor and any of our officers and directors or their respective affiliates, on the other hand, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our officers, directors or other Initial Shareholders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). In no event will our Initial Shareholders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).

Limitation on Liability and Indemnification of Directors and Officers

Our Existing Charter provides that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to what the person believes is in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the Existing Charter, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Existing Charter also permits us to purchase and maintain insurance on behalf of any officer or director who at the request of the company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the Existing Charter. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Executive Compensation

Employment Agreements

We have not entered into any employment agreements with our executive officers and have not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No executive officer has received any cash compensation for services rendered to us. We pay our Sponsor a fee of $10,000 per month for providing us with office space and certain office and secretarial services. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial business combination. Other than the $10,000 per month administrative fee, no compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to our Initial Shareholders or any of the members of our management team, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that, to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a general meeting held to consider our initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

PRINCIPAL SHAREHOLDERS OF HSAC2

The following table sets forth as of July 27, 2022, the number of HSAC2 Ordinary Shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding HSAC2 Ordinary Shares; (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. As of July 27, 2022, we had 11,212,117 HSAC2 Ordinary Shares issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all HSAC2 Ordinary Shares owned by them. The following table does not reflect the beneficial ownership of any HSAC2 Ordinary Shares issuable upon exercise of derivative securities that are not exercisable within 60 days of July 27, 2022.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding HSAC2 Ordinary Shares
HSAC 2 Holdings, LLC (Sponsor)(2)	4,360,956	38.90%
Roderick Wong(3)	1,000,000	8.92%
Naveen Yalamanchi	—	—
Alice Lee	10,000	*
Stephanie A. Sirota(4)	20,000	*
Pedro Granadillo	22,261	*
Carsten Boess	22,261	*
Stuart Peltz	22,261	*
Michael Brophy	22,261	*
All directors, executive officers and our Sponsor as a group (Sponsor and eight individuals)	5,480,000	48.88%

____________

*        Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is 40 10th Ave., Floor 7, New York, New York 10014.

(2)      Our Sponsor is governed by a board of directors consisting of three directors: Roderick Wong, Naveen Yalamanchi, and Alice Lee. Each director has one vote, and the approval of a majority of the directors is required to approve an action of our Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of our Sponsor exercises voting or dispositive control over any of the securities held by our Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(3)      Consists of shares held by RTW Master Fund, Ltd., RTW Venture Fund Limited and RTW Innovation Master Fund, Ltd., which are investment funds managed by RTW Investments, LP. Our Chief Executive Officer serves as the Managing Partner and Chief Investment Officer of RTW Investments, LP. Both he and RTW Investments, LP may be deemed the beneficial owner of such shares and each disclaims beneficial ownership except to the extent of their pecuniary interest in the holders.

(4)      Held by the Stephanie Anne Sirota Revocable Trust, of which Ms. Sirota is the trustee.

Restrictions on Transfers of Insider Shares and Private Warrants

All of the Insider Shares outstanding prior to our initial public offering were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of the HSAC2 Ordinary Shares equals or exceeds $12.50 per HSAC2 Ordinary Share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the Insider Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their HSAC2 Ordinary Shares for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (1) transfers among the Initial Shareholders, to our officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement, as well as the other applicable restrictions and agreements of the holders of the Insider Shares. If dividends are declared and payable in HSAC2 Ordinary Shares, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, there will be no liquidation distribution with respect to the Insider Shares.

Registration Rights

The holders of our Insider Shares issued and outstanding on the date of this prospectus, as well as the holders of the Private Shares and Private Warrants (and underlying securities) and any shares our Initial Shareholders or their affiliates may be issued in payment of Working Capital Loans made to us, will be entitled to registration rights pursuant to a Registration Rights Agreement entered into as of August 3, 2020. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these HSAC2 Ordinary Shares are to be released from escrow. The holders of a majority of the Private Shares, Private Warrants or shares issued in payment of Working Capital Loans made to us can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. The foregoing Registration Rights Agreement will be amended and restated by the Amended and Restated Registration Rights Agreement. See the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination and the Merger Agreement — Certain Related Agreements — Amended and Restated Registration Rights Agreement.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HSAC2

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on May 25, 2020. We were formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more target businesses (the “Business Combination”). Although there is no restriction or limitation on what industry our target operates in, it is our intention to pursue prospective targets that are focused on healthcare innovation. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is HSAC 2 Holdings, LLC (the “Sponsor”). The registration statement for the initial public offering (the “Initial Public Offering”) was declared effective on August 3, 2020. On August 6, 2020, we consummated an Initial Public Offering of 16,000,000 Public Shares, including the 2,086,956 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $160.0 million, and incurring offering costs of approximately $9.4 million, inclusive of $5.6 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of (i) 450,000 HSAC2 Ordinary Shares (“Private Shares”) at $10.00 per Private Placement Share (for a total purchase price of $4.5 million) and (ii) 1,500,000 warrants (“Private Warrants”) at a price of $1.00 per Private Warrant (for a total purchase price of $1.5 million), for an aggregate of $6.0 million to the Sponsor, generating gross proceeds of $6.0 million.

Upon the closing of the Initial Public Offering and the Private Placement (including the exercise of the over-allotment), $160.0 million ($10.00 per Public Share) of the net proceeds of the sale of the Public Shares in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and held as cash or invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

We paid a total of $3.2 million in underwriting discounts and commissions (not including the $5.6 million deferred underwriting commissions payable at the consummation of the initial Business Combination) and approximately $0.6 million for other costs and expenses related to our formation and the Initial Public Offering.

We will have until the Extension Date to complete our initial Business Combination (the “Combination Period”). If we do not complete a Business Combination by that date, it will trigger the Company’s automatic winding up, liquidation and dissolution and, upon notice from us, the trustee of the Trust Account will distribute the amount in the Trust Account to the Public Shareholders. Concurrently, we shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although we cannot assure that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, our Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us and which have not executed a waiver agreement. However, we cannot assure that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot be assured that a creditor or shareholder will not file a petition with the Cayman Islands Court which, if successful, may result in our company’s liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to the Public Shareholders. The Initial Shareholders have agreed to waive their liquidation rights with respect to the Insider Shares and Private Shares held by them if we fail to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event we do not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of our Public Shares. In the event of such distribution, it is possible that the per HSAC2 Ordinary Share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per HSAC2 Ordinary Share initially held in the Trust Account.

Liquidity and Going Concern

As of March 31, 2022, we had approximately $1.4 million of cash in our operating account and working capital of approximately $1.2 million.

Prior to the completion of the Initial Public Offering, our liquidity needs had been satisfied through a payment of $28,750 from our Sponsor to exchange for the issuance of 3,593,750 HSAC2 Ordinary Shares to the Sponsor, and a loan of $300,000 pursuant to a promissory note originally issued to our Sponsor on June 11, 2020 (the “Note”), which was repaid in full on August 7, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, our liquidity needs have been satisfied with the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, provide us loans, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). As of December 31, 2021 and 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. We plan to complete a business combination by the mandatory liquidation date. However, in connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. Management intends to complete the Business Combination prior to the liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after the Extension Date. The unaudited condensed financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of the condensed financial statements and the specific impact on our financial condition, results of operations, and cash flows is also not determinable as of the date of the unaudited condensed financial statements.

Results of Operations

Our entire activity from inception to December 31, 2021 was for our formation, preparation for our Initial Public Offering, and, since the closing of our Initial Public Offering, a search for business combination candidates. We will not be generating any operating revenues until the closing and completion of our initial Business Combination, at the earliest. We generate non-operating income in the form of interest income on investments held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance).

For the three months ended March 31, 2022, we had a net loss of approximately $438,000 which consisted of approximately $422,000 in general and administrative expenses and related party administrative fees of $30,000, partially offset by approximately $14,000 of net income on the investments held in the Trust Account.

For the three months ended March 31, 2021, we had a net loss of approximately $108,000, which consisted of approximately $82,000 in general and administrative expenses and related party administrative fees of $30,000, partially offset by approximately $4,000 of net gain on the investments held in the Trust Account.

For the year ended December 31, 2021, we had a net loss of approximately $379,000 which consisted of approximately $275,000 in general and administrative expenses and related party administrative fees of $120,000, partially offset by approximately $16,000 of net income on the investments held in the Trust Account.

For the period from May 25, 2020 (inception) through December 31, 2020, we had a net loss of approximately $174,000, which consisted of approximately $130,000 in general and administrative expenses and related party administrative fees of $50,000, partially offset by approximately $6,000 of net income on the investments held in the Trust Account.

Related Party Transactions

Insider Shares

On June 11, 2020, we issued 3,593,750 HSAC2 Ordinary Shares to the Sponsor for an aggregate purchase price of $28,750. On August 3, 2020, we effected a share dividend of 0.113043478 HSAC2 Ordinary Shares for each outstanding share (an aggregate of 406,250 HSAC2 Ordinary Shares), resulting in an aggregate of 4,000,000 HSAC2 Ordinary Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend. The holders of the Insider Shares had agreed to forfeit up to an aggregate of 521,739 Insider Shares, on a pro rata basis, to the extent that the option to purchase additional HSAC2 Ordinary Shares is not exercised in full by the underwriters. On August 6, 2020, the underwriters fully exercised the over-allotment option; thus, the 521,739 Insider Shares were no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of six months after the date of the consummation of the initial Business Combination and the date on which the closing price of the HSAC2 Ordinary Shares equals or exceeds $12.50 per HSAC2 Ordinary Share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, and, with respect to the remaining 50% of the Insider Shares, six months after the date of the consummation of the initial Business Combination, or earlier in each case if, subsequent to the initial Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their HSAC2 Ordinary Shares for cash, securities or other property.

Related Party Loans

On June 11, 2020, our Sponsor agreed to loan us up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to the Note. The Note was non-interest bearing, unsecured and due on the date we consummate the Initial Public Offering. We borrowed $300,000 under the Note and repaid the Note in full on August 7, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan us the Working Capital Loans, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such loans may be converted upon consummation of the Business Combination into additional Private Warrants at a price of $1.00 per warrant. If we do not complete a Business Combination within the Combination Period, the Working Capital Loans will be repaid only from amounts remaining outside the Trust Account, if any. The warrants would be identical to the Private Warrants. As of March 31, 2022 and December 31, 2021 and 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing August 3, 2020, we agreed to pay the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. For the three months ended March 31, 2022 and 2021, we incurred $30,000 in expenses for these services. As of March 31, 2022 and December 31, 2021, $0 and $150,000 were due to the Sponsor and are included in accrued expenses — related party on the accompanying condensed balance sheets, respectively.

Contractual Obligations

Registration Rights

The holders of the Insider Shares, the Private Shares, the Private Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any HSAC2 Ordinary Shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these HSAC2 Ordinary Shares are to be released from escrow. The holders of a majority of the Private Shares, the Private Warrants or warrants that may be issued upon conversion of Working Capital Loans made to us can elect to exercise these registration rights at any time after we consummate a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the effective date of the registration statement relating to the Initial Public Offering to purchase up to 2,086,956 additional HSAC2 Ordinary Shares at the Initial Public Offering price less the underwriting discounts and commissions. On August 6, 2020, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per share, or $3.2 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred underwriting commission of $0.35 per share, or $5.6 million in the aggregate since the underwriters’ over-allotment option was exercised in full. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Purchase Agreement

On August 3, 2020, our Sponsor entered into an agreement with us to purchase an aggregate of 2,500,000 of our Ordinary Shares or their equivalent in the securities of a target company for an aggregate purchase price of $25.0 million prior to, concurrently with, or following the closing of our Business Combination, either in open market transactions (to the extent permitted by law) or in a private placement. This commitment has been satisfied by the RTW Funds through: (a) an investment of $15 million in Orchestra’s Series D Financing, and (b) the RTW Forward Purchase Agreement.

Critical Accounting Policies

Investments Held in the Trust Account

Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When our investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income from investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

HSAC2 Ordinary Shares Subject to Possible Redemption

We account for the HSAC2 Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” HSAC2 Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable HSAC2 Ordinary Shares (including HSAC2 Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, HSAC2 Ordinary Shares are classified as shareholders’ equity. Our Public Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, 16,000,000 HSAC2 Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the accompanying condensed balance sheets.

Under ASC 480-10-S99, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Loss per HSAC2 Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per HSAC2 Ordinary Share is calculated by dividing the net income (loss) by the weighted average number of HSAC2 Ordinary Shares outstanding for the respective period.

The calculation of diluted net income (loss) per HSAC2 Ordinary Share does not consider the effect of the Private Warrants to purchase 1,500,000 HSAC2 Ordinary Shares since their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for the three months ended March 31, 2022 and 2021. Accretion associated with the redeemable HSAC2 Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly-traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Recent Accounting Pronouncements

Our management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our condensed financial statements.

Evaluation of Disclosure Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective as of March 31, 2022 because of a material weakness in our internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex financial instruments was not effectively designed or maintained. This material weakness resulted in the restatement of the Company’s audited balance sheet as of August 6, 2020, audited annual financial statements as of and for the period ended December 31, 2020, and the Company’s interim financial statements and notes for the quarters ended September 30, 2020, March 31, 2021, June 30, 2021, and September 30, 2021. Additionally, this material weakness could result in a misstatement of HSAC2 Ordinary Shares subject to possible redemption, HSAC2 Ordinary Shares and related accounts and disclosures that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the interim financial statements included in this Quarterly Report on Form 10-Q present fairly in all material respects our financial position, results of operations and cash flows for the periods presented.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in internal control over financial reporting

During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting, except for the below.

Our Chief Executive Officer and Chief Financial Officer performed additional accounting and financial analyses and other post-closing procedures including consulting with subject matter experts related to the accounting for certain complex financial instruments. The Company’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have expanded and will continue to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards.

BUSINESS OF ORCHESTRA

Vision

Orchestra’s vision is to accelerate medical innovation to patients through risk-reward-sharing partnerships with leading medical device companies.

Company

Orchestra is a biomedical innovation company accelerating high-impact technologies to patients through risk-reward-sharing partnerships with leading medical device companies. Orchestra’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. Orchestra is led by a highly accomplished, multidisciplinary management team and a board of directors with extensive experience in all phases of therapeutic device development. Orchestra’s business was formed in 2018 by assembling a pipeline of multiple late-stage clinical product candidates originally developed by its founding team. Its flagship product candidates are BackBeat CNT for the treatment of HTN, a significant risk factor for death worldwide, and Virtue SAB for the treatment of atherosclerotic artery disease, the leading cause of mortality worldwide.

BackBeat CNT is a bioelectronic therapy candidate designed to substantially and persistently lower blood pressure that can be fully integrated as a firmware upgrade to standard cardiac pacemakers. BackBeat CNT showed encouraging results in MODERATO II, a prospective, multi-center, randomized, double-blind pilot study of pacemaker patients with persistent HTN. HTN is the most common comorbidity in this population, affecting over 70% of the pacemaker-indicated patients. Orchestra estimates that the addressable annual market for pacemaker-indicated patients with HTN will comprise over 750,000 patients worldwide by 2025 and represents a potential annual revenue opportunity of over $2 billion. Orchestra also believes BackBeat CNT may offer therapeutic benefit to select high-risk HTN patients not indicated for a pacemaker. Orchestra estimates that this additional addressable annual market for high-risk HTN patients will comprise over 2.4 million patients worldwide by 2025 and represents a potential annual revenue opportunity of over $8 billion.

On June 30, 2022, Orchestra entered into an exclusive license and collaboration agreement with Medtronic, Inc. (“Medtronic”), one of the largest medical device companies in the world, for the development of BackBeat CNT for the treatment of HTN in pacemaker-indicated patients (the “Medtronic Collaboration”). The Medtronic Collaboration will provide Orchestra with development, clinical and regulatory support for the multinational pivotal study planned to begin in the second half of 2023. Upon regulatory approval, if received, Medtronic will have the exclusive global rights to commercialize BackBeat CNT for this target population. If BackBeat CNT is approved and successfully commercialized, Orchestra will share meaningfully in the revenues generated from Medtronic’s sale of BackBeat CNT-enabled pacing systems.

Virtue SAB is a proprietary drug/device combination product candidate for the treatment of artery disease that is designed to deliver a proprietary, investigational, extended-release formulation of sirolimus (“SirolimusEFR”), to the vessel wall during balloon angioplasty without the need for balloon coating or a permanent implant. Virtue SAB demonstrated promising three-year clinical data in coronary in-stent restenosis (“ISR”) in the prospective, multi-center SABRE Study.

Virtue SAB was granted Breakthrough Device designation by the FDA, for specific indications relating to the treatment of coronary ISR, coronary small vessel disease and peripheral artery disease below-the-knee. Orchestra estimates that these indications will represent an annual global addressable market opportunity comprising approximately 3.2 million procedures and valued at approximately $3 billion.

Orchestra has a strategic partnership with Terumo (the “Terumo Partnership”), a global leader in medical technology, for the development and commercialization of Virtue SAB to treat CAD or PAD. Together with Terumo, Orchestra expects to initiate a U.S. pivotal study for Virtue SAB for the treatment of coronary in-stent restenosis in the first half of 2023, which Orchestra expects to be the first in a series of pivotal studies aimed at achieving regulatory approvals in multiple indications worldwide. If Virtue SAB is successfully developed and approved, Orchestra will share meaningfully in future commercial revenues of Virtue SAB through double-digit royalties on net sales and per unit payments as the exclusive supplier of SirolimusEFR.

Both Medtronic and Terumo have made equity investments in Orchestra with long-term hold restrictions. Medtronic invested $40 million in the Series D Financing and has entered into a $10 million forward purchase agreement in support of the Business Combination. Terumo invested $2.5 million in the Series B-1 preferred stock private placement and $2.5 million in the Series D Financing.

History of Caliber and BackBeat

Orchestra was incorporated in Delaware in January 2017 and was formed to acquire operating and other assets as well as to raise capital to support further development of acquired assets. Orchestra had limited activity in 2017. In May 2018, Orchestra concurrently completed a recapitalization and mergers with Caliber Therapeutics, Inc., a Delaware corporation that has, among other things, the rights to the Virtue SAB product candidate and BackBeat Medical, Inc., a Delaware corporation that has, among other things, the rights to the BackBeat CNT product candidate. Caliber Therapeutics, Inc. was incorporated in Delaware in October 2005 and began development of its lead product candidate, Virtue SAB, in 2008. BackBeat Medical, Inc. was incorporated in Delaware in January 2010 and began development of its lead product candidate, BackBeat CNT, that same year.

Conversion of Caliber and BackBeat Limited Liability Companies

On December 26, 2019, Orchestra completed the conversions of Caliber Therapeutics, Inc., a Delaware corporation, to Caliber Therapeutics, LLC, a Delaware limited liability company, and BackBeat Medical, Inc., a Delaware corporation, to BackBeat Medical, LLC, a Delaware limited liability company. References in this proxy statement/prospectus to “Caliber” refer to Caliber Therapeutics, Inc. prior to its conversion to a limited liability company and to Caliber Therapeutics, LLC after its conversion to a limited liability company, as applicable. References in this proxy statement/prospectus to “BackBeat” refer to BackBeat Medical, Inc. prior to its conversion to a limited liability company and to BackBeat Medical, LLC after its conversion to a limited liability company, as applicable.

Partnership-Enabled Business Model

Orchestra’s business was formed specifically to pursue a partnership-enabled business model that seeks to apply the strategies typically used by the biopharmaceutical industry to the medical device market where product developers are currently challenged with the financial and execution burdens of also needing to commercialize the products they are developing.

Orchestra’s goal is to accelerate and improve the likelihood of its product innovations reaching patients and providers worldwide by sharing the risks and rewards of developing and commercializing these product candidates with established multinational companies, such as Medtronic and Terumo. Using this approach, Orchestra believes it can pursue multiple potentially lucrative innovation opportunities by focusing its efforts and resources on advancing promising therapeutic solutions, such as Virtue SAB and BackBeat CNT, through late-stage clinical research and regulatory approvals. Meanwhile, Orchestra’s partners secure substantial new prospective growth opportunities with the potential to reduce risk and expense while leveraging their existing infrastructure to bring Orchestra’s partnered product candidates to global markets quickly and efficiently if regulatory approval is obtained.

Orchestra believes its partnership-enabled business model can create value for its stakeholders and partners by:

•        Optimizing development and commercialization of its product candidates by pairing its research and development strengths and capabilities with the established commercial infrastructure of Orchestra’s partners;

•        Enhancing capital efficiencies by sharing costs and responsibilities with Orchestra’s partners; and

•        Maximizing the potential of future profitability by seeking to create multiple long-term high-margin royalty and revenue sharing arrangements with partners.

Product Pipeline

Orchestra’s pipeline is comprised of innovative therapeutic product candidates that we believe have the potential for value creation using Orchestra’s partnership-enabled business model, led by its two flagship product candidates, BackBeat CNT and Virtue SAB. Orchestra believes its flagship product candidates have the potential to improve clinical outcomes and provide distinct commercial advantages within two of the largest and well-established global medical device markets:

Virtue SAB in interventional devices to treat CAD and PAD, an overall global market that LSI & HRI Research, market research firms, valued at a $12.5 billion market worldwide in 2019; and BackBeat CNT in cardiac rhythm management implants, an overall global market that LSI & HRI Research valued at a $10.0 billion market worldwide in 2019. Orchestra’s pipeline also includes additional product candidates in development for other significant medical conditions that it believes are attractive candidates for value creation using its partnership-enabled business model.

Orchestra’s flagship product candidates are based on platform technologies that each have late-stage lead clinical indications with attractive follow-on clinical indications that could add substantial future commercial potential. Moreover, Orchestra’s additional pipeline opportunities such as SirolimusEFR for ophthalmic, orthopedic, urology or ear, nose and throat (ENT) indications as well as CNT for heart failure leverage the same platform technologies and intellectual property already developed for its flagship product candidates. Orchestra’s product candidates target large, mature global markets in which there are several active multinational and regional corporations with established distribution capabilities in place. These product candidates are designed to potentially offer important clinical, health and economic benefits without changing established treatment paradigms such as physician techniques or patient referral and treatment patterns, providing a select strategic partner a potential means to differentiate their product portfolios from competitors, drive revenue growth and gain market share. Orchestra’s strategic collaboration agreements with Medtronic for BackBeat CNT and Terumo for Virtue SAB demonstrate its ability to align with global market leaders for the long-term development and commercialization of its product candidates.

The following table summarizes Orchestra’s material pipeline programs organized by product platform, as well as target indications, development status, market opportunity, strategic partners/collaborators and next milestones.

Advancing a High-Impact Pipeline

BIOELECTRONIC PRODUCT CANDIDATES — BackBeat CNT for Hypertension and CNT-HF for Heart Failure

Orchestra is developing bioelectronic therapies based on patented cardiac neuromodulation therapy (CNT) technology. Orchestra’s product candidates are designed to use standard active implantable cardiac rhythm management systems, such as pacemakers, with changes to firmware and software only. Its flagship product candidate is BackBeat CNT, a patented, potential bioelectronics treatment for HTN, a significant risk factor for death worldwide. Orchestra is also pursuing CNT-HF, a bioelectronic product candidate that aims to reduce chronic sympathetic nervous system activity to treat HFpEF (heart failure with preserved ejection fraction), a condition for which limited treatment options exist and is believed to affect over half of the 64 million heart failure (“HF”) patients worldwide.

BackBeat Cardiac Neuromodulation Product Candidate (CNT)

BackBeat CNT is a bioelectronic product candidate for HTN that is designed to drive an immediate, substantial and persistent reduction in blood pressure. BackBeat CNT is designed to substantially reduce blood pressure through programmed pacing and to maintain the reduction by modulating sympathetic tone and reducing afterload through programmed variable pressure patterns. BackBeat CNT is designed to leverage standard rhythm management device procedures (dual-chamber pacemaker), utilizing the same implant procedure and lead positions while still enabling standard rhythm management (pacing) functions. Clinical studies performed to date have been conducted using Orchestra’s proprietary Moderato system, a pacemaker system, incorporating BackBeat CNT. Clinical results from two European clinical studies, the MODERATO I single-arm clinical study and the MODERATO II double-blind, randomized, controlled pilot study, demonstrated a significant and clinically meaningful reduction in systolic blood pressure in hypertensive patients also indicated for a pacemaker. In particular, the MODERATO II study met its primary efficacy endpoint, as patients randomized to BackBeat CNT showed a statistically significant 11.1 mmHg (p<0.01) reduction in mean 24-hour ambulatory systolic blood pressure (“aSBP”), at six months follow-up from activation, resulting in a statistically significant difference of 8.1 mmHg (p=0.01) of aSBP compared to control patients who were managed only with antihypertensive medications. The study also met its primary safety endpoint with no clinically meaningful differences in rate of major adverse cardiac events (“MACE”) between the two groups at six months follow-up. Further details on the results of the BackBeat CNT clinical studies performed to date are provided below.

Strategic Collaboration Agreement with Medtronic

In June 2022, Orchestra entered into an exclusive license and collaboration agreement with Medtronic (the “Medtronic Agreement”) for the development and commercialization of BackBeat CNT for the treatment of HTN in patients indicated for a cardiac pacemaker (the “Primary Field”). Under the terms of the Medtronic Agreement, Orchestra will sponsor a multinational pivotal study to support regulatory approval in the United States, EU and Japan of BackBeat CNT in the Primary Field and be financially responsible for development, clinical and regulatory costs associated with this pivotal study. Medtronic is currently working with Orchestra to integrate BackBeat CNT into premium, commercially available dual-chamber pacemaker system for use in the pivotal study and will provide development, clinical and regulatory resources in support of the pivotal study, for which Orchestra will reimburse Medtronic at cost.

Medtronic is the global market leader in cardiac rhythm management (“CRM”), and pacemaker devices, with over 50% of the U.S. market share for such devices and typically having a leading share in all other global markets. Given Medtronic’s market leadership and the compelling potential therapeutic benefits of BackBeat CNT, Orchestra believes BackBeat CNT-enabled pacemakers, if commercially approved, have the potential to be rapidly adopted into existing pacemaker-indicated patient care for addressable hypertensive patients. Orchestra further believes the substantial potential added clinical value and differentiation of BackBeat CNT-enabled pacemakers can help Medtronic potentially expand market share and grow revenue.

Under the terms of the Medtronic Agreement, Medtronic will have exclusive rights in the Primary Field to commercialize BackBeat CNT-enabled pacing systems globally following receipt of regulatory approvals. Medtronic would be entirely responsible for global commercialization following any receipt of regulatory approvals, including manufacturing, sales, marketing and distribution costs.

Under the terms of the Medtronic Agreement, Orchestra is expected to receive between $500 and $1,600 per BackBeat CNT enabled device sold based on a formula of the higher of (1) a fixed dollar amount per BackBeat CNT enabled device (amount varies materially on a country-by-country basis) or (2) a percentage of the BackBeat CNT generated sales. The BackBeat CNT enabled pacemakers are expected to be sold under existing reimbursement codes.

Under the terms of the Medtronic Agreement, Medtronic has a right of first negotiation through FDA approval of BackBeat CNT for the Primary Field, to expand its global rights to BackBeat CNT for the treatment of HTN patients not indicated for a pacemaker (the “Secondary Field”).

The Medtronic Agreement will terminate on the date no further revenue share payments are due under the Medtronic Agreement and Medtronic’s license under the Medtronic Agreement would become fully paid up, perpetual, irrevocable and royalty-free. Revenue share payments with respect to each applicable country (or group of countries) are to be paid for a minimum period of time determined by the latest to occur of (a) the expiration of the last valid claim of certain specified patents or (b) the date that is 12 years after the first commercial sale of any Backbeat CNT-enabled pacemakers in the applicable country or group of countries.

Market Needs

Hypertension

HTN is elevated blood pressure that increases risk of major cardiac events like heart attack and stroke and can contribute to other significant conditions such as heart failure and kidney disease. HTN is the leading global risk factor for death according to the WHO. An estimated 1.28 billion adults have HTN worldwide according to the WHO.

In the United States, 122.2 million adults, or approximately 47% of all adults, are estimated to have HTN according to the AHA. The AHA and the American College of Cardiology (“ACC”) established new Hypertension Clinical Practice Guidelines in 2017. According to these guidelines, Stage 1 hypertension is defined for patients with systolic 130 to 139 mmHg or diastolic 80 to 89 mmHg. Stage 2 hypertension now encompasses patients with a systolic BP of at least 140 mmHg or a diastolic BP of at least 90 mmHg. These updated guidelines increased the number of patients believed to have HTN to approximately 47% of all adults from 31.9% under prior guidelines. Global guidelines have yet to be updated to be in line with U.S. clinical practice and generally HTN diagnosis starting at blood pressure at the level of U.S. Stage 2 HTN or above 140 mmHg for systolic BP. Importantly, 77% of U.S. adults over age 65, the age group most likely to need pacemakers, now have HTN according to the new guidelines. Further, the guidelines also recommend that a substantial proportion of U.S. adults taking antihypertensive medication undergo a more intensive BP lowering treatment to get their HTN under control.

High blood pressure was a primary or contributing cause of death in 2020 for more than 670,000 people in the United States, nearly 1,850 deaths each day, according to the CDC. By 2035, the estimated direct cost of high blood pressure could increase to $220.9 billion (annual average), according to the AHA. Cardiovascular risk doubles for every 10 mmHg increase in office systolic blood pressure and the mortality rate doubles with an increase of 20 mmHg in office systolic blood pressure, according to the National Center for Biotechnology Information (“NCBI”).

Of U.S. patients aware of their HTN diagnosis, about 76% are believed to be taking antihypertensive medication, but only 52% of those have their condition controlled, according to the Journal of Clinical Hypertension. Therefore, approximately 60% of hypertensive U.S. adults have uncontrolled HTN. Non-adherence to antihypertensive treatment is a critical contributor to suboptimal blood pressure control and another important risk factor for adverse cardiovascular disease outcomes. An estimated 45% of HTN patients are non-adherent to medications, according to the journal Medicine. Thus, many medically responsive patients have high pressure simply because they do not take their medications and medication non-compliance is one of the biggest challenges of HTN treatment. In addition, since HTN patients are typically older, they are more likely to use multiple medications for HTN and other medical conditions: polypharmacy (multiple medications) has been shown to be associated with increased risk of adverse events (fall injury, heart failure, etc.), polypharmacy mismanagement, and drug-drug interactions. Furthermore, AHA estimates as much as 15% of the prevalent HTN population is resistant to medical therapy (“Resistant HTN”), and these patients are 47% more likely to suffer the combined outcomes of death, myocardial infarction, heart failure, stroke, or chronic kidney disease over the median 3.8 years of follow-up than other HTN patients. Because of the factors mentioned above, there is a significant need for alternative therapies to treat HTN, particularly, device-based therapies.

Isolated Systolic Hypertension & Pulse Pressure

Based on data from the National Health and Nutrition Examination Survey (NHANES) III, 74.5% of U.S. adults over 60 years old have HTN, with over 65% of them suffering from isolated systolic hypertension (“ISH”). ISH patients have elevated systolic blood pressure (>140 mmHg), while their diastolic blood pressure remains normal or low (≤90 mmHg). ISH is a more difficult to treat form of HTN because antihypertensive medications generally impact both systolic and diastolic pressure. It is estimated that over 80% of medical treatment failure patients over 60 years old have ISH. ISH patients experience elevated Pulse Pressure (the difference between systolic and diastolic pressures), which is a known significant, independent risk factor for coronary heart disease. According to published literature, a 10 mmHg increase in Pulse Pressure is associated with a 32% increase in risk of heart failure and a 24% increase in risk of stroke (after controlling for systolic BP and other risk factors). In addition, in men ≥60 years old (which happens to be the typical age of pacemaker patients), risk for coronary artery disease is three times larger in patients with Pulse Pressure of ≥70 mmHg compared to those with Pulse Pressure of 60 mmHg.

Hypertension among Patients with Pacemakers

Pacemakers are recommended for the management of symptomatic bradycardia (slow heart rate) due to sick sinus syndrome, atrio-ventricular block, a combination of these conditions or other situations in which patients are prone to brady-arrhythmias. Currently available devices have evolved from single-chamber, fixed-rate pacemakers to multi-chamber, rate-responsive units. Over 80% of pacemaker patients receive dual-chamber devices which have wires or leads implanted in the right atrium and right ventricle of the heart capable of sensing and stimulating the heart to control contraction timing of both chambers. There were nearly 1.1 million pacemaker implants performed worldwide in 2021, including an estimated 427,500 in the United States according to LSI & HRI Research. Global sales of pacemakers exceeded $4.4 billion in 2019 according to LSI & HRI Research, comprising 44% of the overall $10.0 billion market for implantable cardiac rhythm management devices.

Based on the new ACC/AHA guidelines, Orchestra estimates that nearly 80% of U.S. patients that are indicated for the implant of a pacemaker have HTN. Among this group of patients, over 60% are estimated to have uncontrolled HTN based on the treatment goal per the 2017 ACC/AHA guidelines. Further, since the average age of pacemaker-indicated patients is approximately 73 years old and, in consideration of other demographic factors associated with this population, these patients are at elevated risk of ISH (over 80% of patients enrolled in prior clinical studies of BackBeat CNT had ISH). Furthermore, these patients are likely to suffer from other co-morbidities common to this population such as atherosclerosis, hyperlipidemia, diabetes mellitus and chronic kidney disease. Orchestra believes these patients could benefit substantially from a HTN therapy like BackBeat CNT that can be administered via an already necessary pacemaker.

Target Patient Populations and Market Opportunity for BackBeat CNT

The initial target market for BackBeat CNT is the large population of patients with uncontrolled HTN who also require the implant or replacement of a pacemaker, taking advantage of the fact that BackBeat CNT therapy is designed to address patients who already require a pacemaker implant. Since BackBeat CNT can be readily incorporated into standard cardiac rhythm management systems such as pacemakers, Orchestra believes it can be readily adopted into the existing paradigm of care for hypertensive patients that already require a pacemaker implant. As already described above, Orchestra believes there is a significant unmet need and commercial opportunity for more effective treatment of HTN in this population.

Orchestra believes that any pacemaker devices incorporating BackBeat CNT can be implanted using standard implant procedures, electrical leads and lead positions. Further, Orchestra believes any experienced and trained physicians who perform pacemaker implants, such as electrophysiologists and cardiologists, will be able to select a BackBeat CNT-enabled pacemaker for an appropriate patient without the need for another physician referral, if approved. BackBeat CNT features proprietary algorithms that are designed to enable physicians to non-invasively adjust the therapeutic parameters to optimize chronic blood pressure reduction to individual patient needs. In addition, BackBeat CNT is designed to be de-activated or reactivated by the physician as necessary, offering potential efficacy and safety advantages over other device-based therapies. Importantly, the therapeutic effects of BackBeat CNT are designed to not rely on patient adherence or compliance, offering a significant complement to pharmaceutical therapies for which adherence and compliance are a key challenge.

Orchestra estimates that the addressable annual market for pacemaker-indicated patients with HTN will comprise over 750,000 patients worldwide by 2025. Orchestra estimates that, if approved, commercialization of BackBeat CNT in hypertensive pacemaker patients can increase the commercial value of the global pacemaker device market by over $2 billion annually. This substantial annual opportunity is based on incorporating BackBeat CNT’s potentially potent and clinically impactful HTN treatment capabilities into a pacemaker to drive a meaningful increase in the average selling price (“ASP”) that can be supported by existing pacemaker device reimbursement codes globally.

Orchestra also believes BackBeat CNT may offer therapeutic benefit to select high-risk HTN patients not indicated for a pacemaker who have uncontrolled systolic blood pressure despite medical therapy and have elevated risk factors such as ISH and additional serious medical comorbidities. Orchestra estimates that this additional addressable annual market for high-risk HTN patients will comprise over 2.4 million patients worldwide by 2025, or approximately 0.2% of the global HTN population, and represents a potential annual revenue opportunity of over $8 billion using similar potential ASPs as BackBeat CNT-enable pacemakers.

Impact Potential of BackBeat CNT

BackBeat CNT is a bioelectronic product candidate for HTN that is designed to drive an immediate, substantial and persistent reduction in blood pressure. BackBeat CNT is designed to substantially reduce blood pressure through programmed pacing and to maintain the reduction by modulating sympathetic tone and reducing afterload through programmed variable pressure patterns. BackBeat CNT is designed to leverage standard rhythm management device procedures (dual-chamber pacemaker), utilizing the same implant procedure and lead positions while still enabling standard rhythm management (pacing) functions. Orchestra believes that physicians such as implanting cardiologists and electrophysiologists who currently implant pacemakers and are responsible for the care of these patients can make the medical decision to implant a BackBeat CNT-enabled pacemaker in an eligible patient. Further, Orchestra believes that BackBeat CNT-enabled devices can garner meaningfully higher ASPs that can be supported by existing reimbursement coverage without the need for new coverage or reimbursement codes.

BackBeat CNT is designed to deliver cardiac pacing to reduce blood pressure through two essential mechanisms:

•        Designed to substantially reduce blood pressure by reducing preload through programmed pacing with short atrial-ventricular (“AV”) delays

•        Designed to maintain reduction by modulating sympathetic tone and reducing afterload through programmed variable pressure patterns

Designed to Substantially Lower BP
& Maintain Reduction
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1. Reducing
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2. Modulating Sympathetic Tone
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Preclinical Data

The goal of the preclinical studies was to evaluate the feasibility of the use of BackBeat CNT in a canine model with surgically induced HTN and to provide a rationale for use to persistently lower blood pressure in patients with HTN. BackBeat CNT was delivered via pacing algorithms in a prototype device in the canine model. Chronic delivery of BackBeat CNT significantly reduced 24-hour aSBP by an average of 32.5 mmHg over a one-month period (n=4).

The reduction occurred immediately upon activation of therapy and was maintained for the period that the therapy was active. Blood pressure did not meaningfully change in the study’s single control animal that had a BackBeat CNT device implanted, but not activated.

Clinical Results

Acute Clinical Study:

A short time-based study of the effects of the BackBeat CNT therapy in 18 patients with HTN who were already scheduled to undergo an invasive electrophysiology procedure was conducted at Jiangsu Province Hospital/The First Affiliated Hospital with Nanjing Medical University, Nanjing, China. The study population consisted of patients with HTN and systolic blood pressure >140 mmHg despite at least one antihypertensive medication.

BackBeat CNT treatment was applied for approximately one to five minutes. Various signal parameters were evaluated. All patients exhibited reduction of >10 mmHg in systolic blood pressure. The average sustained reduction in blood pressure was 19.7 +/- 7.4 mmHg systolic (p<0.001) and 4.3 +/-3.7 mmHg diastolic (p<0.001). No serious adverse effects were observed or reported in these studies. The study also demonstrated that reduction in blood pressure was titrated by modifying BackBeat CNT parameters as needed.

Chronic Clinical Studies:

MODERATO I Single Arm Study

The 27-patient, MODERATO I clinical study was conducted in Europe and Chile to evaluate the safety and efficacy of BackBeat CNT therapy using Orchestra’s proprietary Moderato system, capable of delivering BackBeat CNT as well as performing the rhythm management function of a standard dual-chamber pacemaker. The Moderato system, comprised of the implantable pulse generator (“IPG”) and programmer, is manufactured under an original equipment manufacturer (“OEM”), contract by a division of Integer Holdings Corporation (“Integer”), a leading supplier of cardiac rhythm management device components. The Moderato system was CE marked in July 2019. However, Orchestra does not plan to commercialize the Moderato device but may consider utilizing the CE marked system to conduct additional clinical work in the EU.

The results from the MODERATO I study were published in December 2017 in the Journal of the American Heart Association. The main inclusion criteria required patients to have oSBP >150 mmHg despite taking at least two anti-hypertensive drugs as well as having a clinical indication for a dual-chamber pacemaker implant or replacement. Twenty-seven patients meeting all study entry criteria underwent a Moderato device implant, at which time only standard pacemaker functions were activated. Nearly 80% of the patients enrolled had ISH, making them a more difficult group of patients to treat. All enrolled patients were implanted with Moderato devices and then followed for a one-month observation period to evaluate any changes in blood pressure due to either the initiation of standard pacing alone or due to their participation in the study. At the end of the one-month period blood pressure was reassessed to ensure oSBP remained >140 mmHg for eligibility to enter the treatment phase of the study. Only 27 patients met the criteria and in these patients BackBeat CNT was activated. Patients were then reevaluated following three months of treatment for changes in blood pressure assessed by both office cuff measurements and by 24-hour ambulatory blood pressure recordings. The study’s co-primary efficacy endpoints were changes in oSBP and mean 24-hour aSBP between baseline and 3 months post activation of therapy. All 27 patients completed the study’s three-month activation period and clinical follow-up. Twenty-one patients consented to be followed at 6, 12, 18 and 24 months after activation. Two-year follow-up data available from these 21 patients was presented for the first time in October 2017 at the Transcatheter Cardiovascular Therapeutics (TCT) conference in Denver, Colorado.

In the formal study group (27 patients with systolic BP > 140 mmHg), oSBP decreased by approximately 7.8 mmHg during the 1-month run-in period (study participation effect) (p<0.01). After three months of therapy, a statistically significant reduction in oSBP, 16.1 mmHg (p<0.001) from pre-activation levels and 23.8 mmHg (p<0.001) from baseline, was achieved. This reduction in oSBP was maintained in patients who reached the later follow-up time points with a mean statistically significant reduction of 23.4 mmHg (p<0.001) in oSBP from baseline levels after 24 months of therapy.

The changes in mean 24-hour ambulatory systolic blood pressure, aSBP, recordings showed similar behavior, with a 5.3 mmHg reduction during the run-in (pre-activation pacemaker-only) observational period, significantly dropping on the day of BackBeat CNT activation by 11.6 mmHg (p<0.001, reduction of 16.9 mmHg from baseline). The reduction was maintained through the three-month activation period, representing a statistically significant reduction of 10.1 mmHg (p=0.007) from the pre-activation pressure through three months (13.0 mmHg reduction from baseline).

Long-term (24-month) data showed results consistent with expected mechanism of action, including statistically significant reduction in heart rate (p<0.05), a key measure of sympathetic nervous system activation, and end-diastolic volume, a key safety measure. In addition, comparison of echocardiograms performed at baseline and following activation up to two years of BackBeat CNT therapy showed that there were no significant changes in cardiac function (ejection fraction).

24-month Data Consistent with Expected Mechanism of Action

MODERATO II Double-Blind, Randomized Study

The results of the MODERATO II study of BackBeat CNT in hypertensive patients also indicated for a pacemaker were published in August 2021 in the Journal of the American Heart Association. All patients enrolled in the MODERATO II, a European prospective, multi-center, double-blind, randomized pilot study of BackBeat CNT, had persistent HTN (aSBP ≥ 130 mmHg and oSBP ≥ 140 mmHg) despite one or more anti-hypertensive medications and a pacemaker indication, and were implanted with Orchestra’s Moderato System. Following a 30-day run-in period during which patients received only standard pacing along with anti-hypertensive medications, patients who met follow-up screening criteria for daytime aSBP were randomized to BackBeat CNT or control groups.

Prior to randomization, mean aSBP for both groups was 136.3 mmHg with patients, on average, treated with over three prescribed anti-hypertensive drugs. 88.5% of the patients in the BackBeat CNT treatment arm had ISH, making them a more challenging group of patients to treat. 71.4% of control arm patients also had ISH. The study met its primary efficacy endpoint. After six months, mean aSBP was reduced by a statistically significant 11.1 mmHg in the BackBeat CNT group as compared to a non-significant reduction of 3.1 mmHg in the control group, resulting in a statistically significant difference of 8.1 mmHg (p=0.01).

The treatment group saw a high (85%) overall response rate, with approximately 54% of the BackBeat CNT-treated patients experiencing aSBP reduction at six months of greater than 10 mmHg, an amount associated with a clinically meaningful reduction in risk of heart attack and stroke. The BackBeat CNT group also experienced significantly greater mean reduction, 12.3 mmHg, in oSBP over the control group.

The study also met its primary safety endpoint. There were no MACE in the BackBeat CNT group and three MACE in two patients in the control group. Additionally, there were no notable differences in echo parameters between the two arms. Diastolic blood pressure and heart rate did not change between groups during the study period.

Orchestra continued to follow patients in the MODERATO II study, including control patients who crossed over to BackBeat CNT after the end of the six-month double-blind period of the study. Significant reduction in oSBP, a mean of 17.5 mmHg, was maintained in all BackBeat CNT-treated patients who completed 24-month follow-up.

BackBeat CNT in Patients with ISH

In a subgroup of patients with ISH, a dangerous and challenging to treat form of HTN prevalent in older patients, treatment with BackBeat CNT resulted in clinically meaningful and statistically significant reductions of 7.4 mmHg in aSBP and 11.9 mmHg in oSBP when compared to control (continued medical therapy) patients at six months. Further, in patients with ISH, BackBeat CNT drove statistically significant reductions of 9.4 mmHg in ambulatory Pulse Pressure and 13.3 mmHg in office Pulse Pressure at six months as compared to control patients.

Orchestra’s Approach to Supporting Clinical Studies to Date

Orchestra utilizes a four-pronged approach to support clinical activities for BackBeat CNT: (1) full-time employees to directly manage clinical studies and supervise external providers; (2) an external CRO, that serves as the authorized and legal representative of the study sponsor, submits study protocol for approval by clinical site review boards and ethics committees, and reports adverse events; (3) local part-time independent clinical research associates (“CRAs”), in the countries in which BackBeat CNT studies have clinical research sites that are responsible for the site initiation and full data monitoring; and (4) field clinical technical support and patient enrollment personnel that are independent contractors working under consulting agreements.

Regulatory and Commercialization Pathway

Orchestra plans to conduct a global pivotal clinical study in collaboration with Medtronic to support potential FDA, EU, Japanese and other global regulatory approvals of BackBeat CNT for the treatment of hypertension in patients who are indicated for a pacemaker (the “BackBeat CNT Pivotal Study”). Orchestra and Medtronic have collaborated to develop a preliminary design for this pivotal study. Orchestra is currently forming a clinical steering committee comprised of cardiologists and electrophysiologists that are considered experts in the treatment of HTN, cardiac arrhythmias and heart failure. These steering committee members will provide input regarding the study design and assist in the execution of the pivotal study. Orchestra plans to conduct meetings with the FDA and other regulatory bodies in the second half of 2022 and the first half of 2023 with the goal of finalizing the BackBeat CNT Pivotal Study protocol and other device-related testing and validation requirements prior to submitting an investigational device exemption application (“IDE”) from the FDA, or seeking equivalent approvals to conduct the pivotal study from other regulatory bodies. Orchestra currently anticipates applying for IDE (or other equivalent) and initiating enrollment of the BackBeat CNT Pivotal Study in the second half of 2023.

Pending submission and approval of an IDE for the study, Orchestra anticipates that the BackBeat CNT Pivotal Study will have the following requirements or structure:

•        randomization of between 650-750 patients with uncontrolled HTN despite medical therapy who are indicated for a dual-chamber pacemaker;

•        inclusion and exclusion criteria for enrollment in the BackBeat CNT Pivotal Study will be similar to the criteria used in the MODERATO II study;

•        patients will be randomized 1:1 in a double-blinded manner to either active treatment with the BackBeat CNT-with continued antihypertensive drug treatment or to standard pacing-only with continued antihypertensive drug therapies;

•        the primary efficacy endpoint is expected to be superiority of treatment as compared to control based on mean change in 24-hour ambulatory systolic blood pressure at 6 months post randomization (the same primary endpoint used in the MODERATO II study);

•        the primary safety endpoint of the BackBeat CNT Pivotal Study is expected to be non-inferiority between the treatment and control groups comparing Major Adverse Cardiovascular Events (MACE) at 12 months post randomization; and

•        the Pivotal Study would enroll patients in a total of approximately 80 study sites planned for United States, Europe and, potentially, Japan.

In the third quarter of 2019, the Moderato implantable system that delivers BackBeat Cardiac Neuromodulation Therapy for the treatment of HTN while also providing standard pacemaker functions was CE marked in the EU under the Active Implantable Medical Device Directive. Orchestra currently does not have plans to commercialize this system in the EU on its own but does believe there is a significant commercial opportunity for BackBeat CNT in the EU, which it intends to pursue through the collaboration with Medtronic post-marketing approval.

CNT-HF for Heart Failure

Orchestra’s Bioelectronic Therapies group is also seeking to develop a pipeline of additional treatments for development and future licensing based on its patented CNT technology. The lead follow-on therapy candidate is CNT-HF, a bioelectronic treatment for heart failure (“HF”). According to the AME Medical Journal, HF affects an estimated 64 million people worldwide. According to the CDC, 6.8 million Americans have HF, which contributed to 1 in 8 deaths in the United States in 2020, while costing nearly $31.0 billion annually. AHA projects the cost of HF will increase by 127% to $69.8 billion in 2030, amounting to approximately $244 for every U.S. adult. Approximately half of the patients with signs and symptoms of heart failure have largely normal left ventricular ejection fraction and are therefore considered Heart Failure patients with Preserved Ejection Fraction (HFpEF), according to the AHA. The prevalence of HFpEF compared with prevalence of HF with reduced ejection fraction (“HFrEF”), appears to be increasing over time along with aging of the population and the increasing prevalence of risk factors for HFpEF, such as obesity, HTN, and type 2 diabetes as well as improvements in diagnosis, according to the AHA. Those living with HFpEF experience frequent hospitalizations and high mortality rates. Nevertheless, there are currently no approved disease-modifying therapies for HFpEF. The success of existing HF therapies is mostly limited to treatment of HFrEF, not HFpEF, according to GlobalData.

CNT-HF is a modified cardiac neuromodulation algorithm that, like BackBeat CNT, aims to achieve sympathetic nervous system neurohormonal modulation, but without substantial impact on blood pressure. HF is a syndrome characterized initially by left ventricular dysfunction that triggers countermeasures aimed to restore cardiac output. These responses are compensatory at first but eventually become part of the disease process itself, leading to further worsening cardiac function. Among these responses is the activation of the sympathetic nervous system (“SNS”), that provides inotropic support to the failing heart increasing stroke volume, and peripheral vasoconstriction to maintain mean arterial perfusion pressure, but eventually accelerates disease progression affecting survival. Activation of SNS has been attributed to withdrawal of normal restraining influences and enhancement of excitatory inputs, leading to worsening heart failure symptoms and progression of disease.

In 2021, Orchestra initiated an exploratory European acute clinical study of CNT-HF for the treatment of patients with HFpEF. If the trial is successful, Orchestra anticipates initiating a chronic feasibility implant clinical study of CNT-HF as early as the second half of 2023. Orchestra believes there is further potential to develop CNT-HF for other forms of heart failure in the future, including HFrEF. Orchestra believes CNT-HF for the treatment of heart failure has the potential to be a highly attractive therapeutic candidate for licensing and collaboration with strategic partners that may already potentially be interested in BackBeat CNT for HTN. Orchestra anticipates that CNT-HF will run on a dual-chamber pacemaker or a three-chamber lead cardiac resynchronization therapy (“CRT”), device, or even a combined pacemaker/CRT — defibrillator (CRT-D), allowing potential strategic partners already in the cardiac rhythm management business to provide an entirely new HF treatment leveraging their existing manufacturing and commercialization infrastructure.

FOCAL THERAPIES — Virtue SAB for Artery Disease and SirolimusEFR for Local Inflammation in Multiple Indications.

Orchestra is developing high impact therapeutic product candidates designed to optimize focal drug delivery during well-established interventional procedures with the objective of improving clinical outcomes and reducing complications. Orchestra’s flagship product candidate of the Focal Therapies group is the Virtue Sirolimus AngioInfusion Balloon (“SAB”), a drug/device product candidate that is designed to enable targeted delivery of sirolimus, an approved pharmaceutical agent for preventing restenosis during interventional stent treatment of artery disease, the leading cause of death worldwide. Orchestra has a global strategic partnership with Terumo, one of the world’s largest medical device companies, for Virtue SAB. Together, Terumo and Orchestra plan to execute a global clinical and regulatory development program, with their first U.S. pivotal trial expected to start in the first half of 2023. Orchestra is also working to develop multiple additional applications of SirolimusEFR, its proprietary, investigational extended focal release formulation of sirolimus used in Virtue SAB. Sirolimus is a widely used anti-proliferative, anti-inflammatory pharmaceutical, which Orchestra believes in its unique formulation has potential for the treatment of local inflammation in target tissues other than coronary and peripheral arteries.

Below is a detailed summary of Virtue SAB and an overview of potential future SirolimusEFR programs.

Virtue Sirolimus AngioInfusion Balloon

Virtue SAB is a novel, proprietary drug/device combination product candidate for the treatment of artery disease that is designed to deliver an extended focal release formulation of sirolimus to the vessel wall during balloon angioplasty without the need for balloon coating or a permanent implant. Virtue SAB utilizes two key enabling technologies, Orchestra’s proprietary, investigational formulation of sirolimus, SirolimusEFR, and its patented microporous AngioInfusion Balloon, that work synergistically to optimize the clinical performance of the product candidate. Compelling clinical data from the SABRE trial, a multi-center, prospective, independent core lab-adjudicated pilot clinical study of 50 patients conducted in Europe, has positioned Virtue SAB for a U.S. pivotal clinical study to support potential FDA approval for the treatment of ISR. Orchestra will sponsor this study, called the Virtue ISR-US. The aim of this study is to have Virtue SAB be the first approved AngioInfusion Balloon for coronary use in the United States. Orchestra believes Virtue SAB has potential for further evaluation in follow-on clinical indications such as treatment of de novo coronary small vessel disease (“SV”), and below-the-knee peripheral disease (“BTK”). Terumo is responsible for executing a global clinical and regulatory development program focused on SV, BTK and coronary indications, with the exception of the Virtue ISR-US trial, for which Orchestra has responsibility.

Strategic Partnership with Terumo

In June 2019, Orchestra entered into a collaborative agreement with Terumo Medical Corporation (the “Terumo Agreement”), the Somerset, New Jersey, U.S. subsidiary of Terumo Corporation, one of the largest medical device companies in the world, with corporate headquarters in Tokyo, Japan, pursuant to which Terumo secured global commercialization rights for Virtue SAB in coronary and peripheral vascular indications (“Subject Indications”). Under the Terumo Agreement, Terumo made an upfront payment to Orchestra of $30.0 million and invested a total of $5.0 million in Orchestra’s last two private equity financings and will potentially make additional future clinical and regulatory milestone payments to Orchestra (as discussed below). Further, according to the agreement, Terumo will assume financial and execution responsibility for substantially all future clinical and regulatory development, with the exception of the Virtue ISR-US trial, for which Orchestra is responsible. Terumo will also be responsible for device manufacturing, commercial sales, marketing and distribution for Virtue SAB for coronary and peripheral vascular indications globally. The agreement also provides for Orchestra to be able to perform research, development, clinical, regulatory, manufacturing and supply activities on behalf of Terumo, if requested, and be reimbursed for such services or paid on a “cost plus” basis for supplies.

Pursuant to the Terumo Agreement, Orchestra shares in all of Terumo’s Virtue SAB revenues during the term of the agreement through future royalties of 10-15% of net sales of Virtue SAB, and additional per unit payments for SirolimusEFR used in Virtue SAB for which Orchestra is the sole exclusive supplier. The initial term of the Terumo Agreement expires on the tenth anniversary of the date on which the first PMA is obtained from the FDA for Virtue SAB for ISR, and thereafter automatically extends for five-year periods unless terminated by Terumo.

Based on this agreement, Orchestra believes it will have significantly improved liquidity and reduced future expense burden associated with the Virtue SAB program. Under the agreement, Orchestra retains the rights to develop and license technology used in Virtue SAB, including SirolimusEFR, for clinical applications outside of coronary and peripheral vascular intervention.

Under the Terumo Agreement, Orchestra was initially eligible for certain milestone payments in the amount of $65 million from Terumo upon completion of certain minimum enrollments in clinical studies, making certain filings and submissions, and obtaining certain regulatory approvals and certifications. Of these milestone payments, $35 million relate to achieving certain milestones by specified target achievement dates, and Orchestra has already passed the target achievement for one $5 million milestone payment from Terumo. In addition, due to delays in Orchestra’s Virtue SAB program resulting from the COVID-19 pandemic, supply change issues and unexpected changes to regulatory requirements, Orchestra is unlikely to be able to complete the remaining time-based milestones by the specified target achievement dates to earn the remaining $30 million in time-based milestone payments pursuant to the Terumo Agreement.

In June 2022, Orchestra and Terumo signed a letter agreement whereby the parties agreed to negotiate in good faith over 12 months mutually agreeable adjustments to certain target achievement dates to reflect the regulatory and pandemic-related delays. There is no assurance as to the outcome of these negotiations with respect to any potential modifications to the milestone target achievement dates.

Market Needs — Coronary and Peripheral Artery Disease

Artery disease is caused by atherosclerosis, the hardening and narrowing of the arteries due to the build-up of fatty material and plaque that reduces blood flow through the blood vessels supplying the heart muscle (CAD) or limbs (PAD). CAD reduces blood flow and oxygen supply to the heart muscle and can result in angina, heart attack and lead to heart failure and arrhythmias. PAD can happen in any blood vessel, but it is more common in the legs than the arms and can lead to pain, muscle weakness, wounds and ulcers that are difficult to heal and, eventually, amputation.

According to the World Health Organization (the “WHO”), CAD is the top cause of global death, resulting in over 17.8 million deaths annually worldwide. According to the Centers for Disease Control and Prevention (the “CDC”), CAD was responsible for 659,000 deaths in the United States in 2020. According to the American Heart Association (the “AHA”), about 2 in 10 deaths from CAD happen in adults less than 65 years old. About 18.2 million U.S. adults aged 20 and older have CAD (about 6.7%), according to the CDC. Approximately 8.5 million people over age 40 in the United States have PAD, including up to 20% of individuals older than age 60, according to the CDC.

Interventional Cardiology

Interventional cardiology is a medical specialty that uses minimally invasive transcatheter, percutaneous technologies and techniques to treat artery disease and atherosclerosis. Catheter-based interventions using balloon angioplasty, stents and other technologies are the most common medical procedures used to treat artery disease and related conditions. There were over 6.3 million coronary and over 1.5 million peripheral catheter-based interventional procedures performed worldwide in 2019 according to LSI & HRI Research. The global market for coronary interventional devices used to treat CAD, such as stent and balloon angioplasty systems, was valued at approximately $9.5 billion in 2019, and the global market for devices used to treat PAD, including angioplasty balloons, drug-coated balloons, stents and atherectomy systems, was valued over $3.0 billion in 2019, according to LSI & HRI Research.

The Evolution of Available Treatment Options

Balloon angioplasty is a procedure where small balloons integrated into catheters are introduced into the vascular system through a small puncture in the femoral artery in the leg or radial artery in the arm. Using specialized imaging technology called angiography, the balloon catheter is threaded through the vasculature to the site of blockage in an artery in the heart (coronary) or in the peripheral vessels. The balloon is then inflated using high pressures (up to 20 atmospheres) in order to crush the blockage (plaque) and expand the artery to restore blood flow.

While plain balloon angioplasty (“PBA”) can offer significant clinical benefits, it also comes with drawbacks, such as elastic recoil, arterial remodeling or vascular smooth muscle cell excessive proliferation resulting in restenosis (vessel renarrowing) in response to balloon injury. These problems drove the development of bare metal stents (“BMS”) that are permanently implanted to hold a vessel open. These devices helped address elastic recoil and remodeling which helped reduce the impact of restenosis while also limiting the incidence of abrupt closure.

While the use of BMS helped address abrupt closure, it did not fully address the problem of restenosis in response to injury caused by the interventional procedure. Both angioplasty and stenting cause a stretch injury to the artery, resulting in a healing response whereby arterial smooth muscle cells proliferate and may block the artery again, a process known as restenosis. Restenosis can also occur over longer periods of time after a procedure because of the development of new atherosclerosis.

To help address the problems of restenosis, device manufacturers introduced drug-eluting stents (“DES”), which are stents coated with potent pharmaceutical agents that stop excessive cellular proliferation and thereby minimize restenosis within the stent (ISR). The most commonly used drugs were sirolimus, ‘limus analogs and paclitaxel. Paclitaxel is a cytotoxic drug widely used in cancer chemotherapy. Paclitaxel interferes with cell division, leading to cell death. Sirolimus and other ‘limus analogs, on the other hand, are cytostatic drugs widely used as an immunosuppressant to prevent transplant rejection. Sirolimus works by blocking a key pathway critical to cell proliferation while allowing the cell to continue to function when sirolimus is no longer present. Sirolimus and its analogs, or ‘limus agents, can be administered in high doses without adverse effects, resulting in a low toxicity profile.

In a large meta-analysis of 76 studies in patients undergoing percutaneous coronary intervention, ‘limus-eluting stents outperformed paclitaxel-eluting stents. In a meta-analysis of 26 randomized controlled trials (“RCTs”), ‘limus-eluting stents demonstrated superior safety and efficacy with significantly lower MACE and target lesion revascularization (“TLR”), rates compared to paclitaxel-eluting stents (see figure below). Thus, ‘limus analog eluting stents have become the clear “gold standard,” with nearly 100% current global market share in the coronary DES marketplace.

One demonstrated requirement for the use of sirolimus and other ‘limus agents in DES for the prevention of restenosis is that they be bioavailable for approximately 30 days at the treated lesion for optimal efficacy. This 30-day period is considered the critical healing period following the baseline interventional procedure during which the DES is implanted. For commercially successful DES products marketed by leading companies such as Medtronic, Abbott and Johnson & Johnson, the drug elution profile, or rate at which drug is released from the stent, has been specifically engineered and demonstrated in published preclinical results to provide drug availability for approximately 30 days. The critical importance of this 30-plus day elution profile for sirolimus and ‘limus agents is best demonstrated by Medtronic’s experience with its first DES product called Endeavor. The Endeavor DES was designed to have a faster drug release profile resulting an elution period of approximately 14 days. Clinical results with the Endeavor product were not favorable as compared to other commercially available DES. Subsequently, Medtronic developed and commercialized another DES product called Resolute that eluted Zotarolimus, a ‘limus agent proprietary to Medtronic, over more than 30 days. Medtronic conducted head-to-head clinical studies comparing Endeavor to Resolute demonstrating significantly superior clinical outcomes for Resolute in terms of Late Lumen Loss (“LLL”), and Target Lesion Failure (“TLF”). The figures below show the drug elution profile of the fast-eluting Endeavor DES compared to Resolute and the Cypher DES (Johnson & Johnson) and the Xience DES (Abbott), as well as clinical outcomes comparing Endeavor to Resolute.

Endeavor Stent Failed to Elute Through Critical Healing Period[1]
% Drug Eluted
100
80
60
40
20
0
0
30
60
90
120
150
180
Time (Days)
Critical
Healing
Period
Endeavor
Cypher
Xience V
Resolute

[1]https://slideplayer.com/slide/5787004/

While DES offer significant clinical improvements over POBA and BMS, they have limitations, including the need for long-term use of dual antiplatelet therapy (having to use two types of antiplatelet agents) to address the new issues of late and very late stent thrombosis (formation of a blood clot) caused by delayed healing, local inflammation and impaired endothelial function around the stent. In addition, restenosis within a stent occurs in 5-10% of stented patients during the first year and continues at a rate of up to 3% per year thereafter, according to data from the National Cardiovascular Data Registry.

The limitations of DES prompted innovation for improved solutions that enable local delivery of anti-proliferative drugs while not leaving a permanent metal implant in the vessel. Bioabsorbable vascular scaffolds (“BVS”), were developed with the objective of performing like stents while eventually dissolving and leaving nothing behind after a few years. In July 2016, the first such device was approved by the FDA, Abbott’s Absorb Everolimus-eluting BVS. Unfortunately, this promising innovation has encountered several setbacks in clinical studies and upon commercialization. In September 2017, Abbott decided to pull Absorb from the market while other device manufacturers halted their in-progress programs. As a result, the attractive concept of “leave nothing behind” drug-eluting interventional therapy for coronary arteries remains unfulfilled. More recently, these devices are being explored for treatment of below-the-knee PAD, a challenging area of unmet need for which Orchestra believes Virtue SAB may warrant further development.

Drug-coated balloons have emerged during the last decade with the goal of providing the mechanical vessel expansion and anti-proliferative drug properties of DES while leaving nothing behind. Orchestra believes the concept of combining balloon angioplasty with simultaneous delivery of anti-proliferative medication may offer incremental benefits over available interventional therapies by (i) preserving the artery’s original anatomy; (ii) enabling treatment of vessels where DES delivery is challenging, such as small and bifurcated vessels; (iii) offering potential clinical improvement in lesions where available interventional devices have shown poor performance, including below-the-knee and restenotic lesions; and (iv) minimizing the dependency on long-term dual antiplatelet therapy and associated bleeding risks.

While having the potential to offer benefits over available interventional therapies, drug-coated balloons face some important challenges:

•        The Use of Paclitaxel — Despite the inferior performance observed in DES, most of the drug-coated balloons in use or in development globally deliver paclitaxel. In 2019, a published meta-analysis of several randomized controlled trials raised concerns of increased deaths among patients with femoropopliteal artery disease who received paclitaxel-coated devices (balloons and stents) resulting in the halting of several clinical studies and triggering an FDA investigation. Following careful analysis of data gathered from all the manufacturers, in August 2019, the FDA requested manufacturers to update device labeling and clinical study informed consent documents to incorporate information about the late mortality signal and made a commitment to continue working with the manufacturers and investigators on additional clinical evidence development. The primary reason paclitaxel is used on drug-coated balloon technology is that paclitaxel has shown to be an easier pharmaceutical agent for balloon-based delivery due to fast tissue absorption and long tissue retention. On the contrary, ‘limus agents have proven to be quite difficult based on two key reasons: (i) slow tissue absorption making it difficult to transfer the drug and ensure desired tissue absorption; and (ii) short half-life (the time it takes for the amount of drug present to be reduced by 50%) makes it challenging to ensure that therapeutic concentration of the drug is present for the critical, four-week healing period.

Comparison of ‘Limus Agents and Paclitaxel by Key Attributes Relevant to Drug-Coated Balloons

•        The Need for Balloon Surface Coating — Drug-coated balloons utilize surface coatings for drug delivery which carry inherent limitations such as risk of emboli (e.g., a blood clot or other blockage) from large coating particulates that may cause downstream ischemia (an inadequate blood supply) in non-target tissues. Published quantitative analysis of various drug-coated balloons showed a substantial number of large particles (>300μm). Large particles have the potential to occlude microvessels downstream following balloon inflation.

In addition, third-party clinical data demonstrated that 50-80% of drug was washed or scraped off during transit to the target lesion prior to balloon inflation. Concerns of drug loss in transit and risk of particulates have prompted existing drug-coated balloon manufacturers to recommend balloon inflation within 30 seconds of balloon insertion into the patient, making it challenging for physicians to reach target lesions and ensure proper placement in such a short period of time, particularly in difficult coronary and peripheral lesions such ISR, small vessel disease, and below-the-knee disease.

Residual Drug Load
100%
75%
50%
25%
0
SFA
n=5
BTK
n=5

Targeted Unmet Needs and Market Opportunity for Virtue SAB

Orchestra believes significant unmet needs remain in certain artery disease indications where treatment options are limited or fail to adequately improve patient outcomes, including ISR, SV, high bleeding risk patients undergoing percutaneous revascularization and BTK. Orchestra estimates these indications currently represent a total addressable global market opportunity of nearly 3.2 million treatable artery disease lesions. Further, based on its estimation of appropriate regional average selling prices, Orchestra estimates that the current aggregate annual global market opportunity for Virtue SAB is approximately $3 billion.

•        Coronary ISR:    The vast majority of coronary artery interventional procedures involve the placement of a permanent stent at the site of stenotic lesion. According to data from the National Cardiovascular Data Registry, restenosis within a stent occurs in 5-10% of stented patients during the first year and continues at a rate of up to 3% per year thereafter, resulting in what Orchestra currently estimates to be an annual addressable global market of nearly 339,000 lesions that may require treatment. Orchestra believes the only device treatments currently approved by the FDA specifically for use in coronary ISR lesions are balloon angioplasty and intravascular radiation therapy known as brachytherapy. However, brachytherapy is considered a last resort treatment due to expense, limited availability, and long-term requirement for dual antiplatelet therapy, and hence represents a small proportion of ISR procedures, while traditional balloon angioplasty has poor outcomes with high retreatment rates. Although DES is not approved for ISR, it is commonly used off-label despite the problems associated with multiple stent layers within the lumen of the vessel along with other limitations.

•        De Novo Coronary Small Vessels (<=2.5 mm):    DES are difficult to position in vessels measuring less than or equal to 2.5 mm in diameter and may reduce already limited luminal area thereby impacting blood flow. Orchestra estimates that there are currently 817,000 lesions in small diameter vessels that may require treatment worldwide.

•        High-bleed Risk in De Novo Lesions (>2.5 mm):    Percutaneous coronary intervention (“PCI”), with placement of DES requires prolonged (greater than six months) treatment with dual antiplatelet therapy (“DAPT”), which is intended to prevent stent thrombosis or the development of blood clots on or around the metal struts of a stent. Stent thrombosis can lead to major adverse events such as heart attacks and death. However, DAPT is associated with an increased risk of major bleeding. For patients undergoing PCI who are identified as being at high risk of bleeding, prolonged DAPT puts them at an increased risk of bleeding. Orchestra estimates that patients with an increased risk of bleeding currently have an estimated 817,000 treatable lesions with vessel diameter greater than 2.5 mm.

•        Below-the-Knee Lesions:    BTK disease is a form of PAD and is a primary cause of critical limb ischemia or lack of sufficient blood flow to the legs and feet. This may lead to amputation and increased risk of death. Diagnosis and treatment of BTK disease is highly fragmented with patients being diagnosed by internists, podiatrists as well as interventionalists. The Rutherford score is often used to classify patients with peripheral artery disease with 0 being asymptomatic and 6 being severe ischemic ulcers or gangrene. The patients with Rutherford score of 3-5 are most likely to benefit from an effective interventional BTK treatment. Orchestra estimates there are currently 1,242,000 treatable BTK lesions worldwide. Available endovascular treatment options are limited and often provide limited benefit. Balloon angioplasty has generally poor outcomes with high restenosis rates that require frequent retreatment for these lesions. DES and bare metal stents are used off-label to treat BTK lesions but suffer from strut fractures and kinking due to high torsion and potential for a crush injury in arterial lesions that are located between the knee and ankle. Disappointingly, BTK trials with paclitaxel-coated balloons to date have shown limited improvement over plain balloons as well as, in some cases, increased risk of amputation. While cause of increase amputation risk has not been attributed, Orchestra believes this may be due to drug toxicity and the impact of flakes and large particulates from the balloon coating itself causing blockage in downstream capillaries or the cytotoxic effect of paclitaxel in these downstream locations.

Impact Potential of Virtue SAB

Virtue SAB aims to be the first-in-class Sirolimus AngioInfusion Balloon to deliver extended focal release sirolimus during angioplasty for the treatment of atherosclerosis and prevention of restenosis. The patented Virtue SAB is designed to enable protected drug delivery and extended focal release of therapeutic levels of proven sirolimus over the critical healing period, revolutionizing drug delivery while leaving nothing behind. Virtue SAB is designed to overcome the limitations of drug-coated balloons by:

•        Delivering sirolimus without the need for a permanent implant or balloon coating;

•        Protecting drug during transit to treatment site, preventing drug loss and reducing potential for downstream ischemia from large particulates;

•        Performing angioplasty using standard catheter techniques without navigation and deployment time constraints; and

•        Delivering the intended dose of sirolimus consistently.

The differentiated design of Virtue SAB was made possible by combining two key technologies:

•        Orchestra’s patented AngioInfusion Balloon is designed to offer protected delivery of SirolimusEFR by keeping the drug formulation contained within the Dose Unit until the time of inflation when it is delivered to the target lesion through micropores in the balloon surface. The AngioInfusion Balloon is designed to offer the following benefits:

•        Enable high-pressure angioplasty to dilate artery, restoring blood flow;

•        Protect SirolimusEFR in transit to deliver the intended therapeutic dose at the target lesion;

•        Deliver SirolimusEFR simultaneously with angioplasty; and

•        Leave no permanent implant behind.

•        Orchestra’s proprietary, investigational SirolimusEFR powered by Sostenocel, a fully bioabsorbable technology, is designed to enable extended focal release of a therapeutic dose of the anti-restenotic sirolimus over the critical healing period. SirolimusEFR is designed to offer the following benefits:

•        Protection of sirolimus from rapid degradation;

•        Extended release of therapeutic levels of sirolimus into the tissue during the critical healing period of approximately 30 days; and

•        Elimination from the body completely, leaving no residual drug or material behind.

Virtue SAB System Components and Deployment

The Virtue SAB product candidate is under development to be provided in two packages:

•        AngioInfusion Balloon Package:    This package includes the AngioInfusion Balloon along with a Compliance Card explaining the pressures needed for full balloon expansion, a Dose Chart which defines the dose of SirolimusEFR to be utilized for each balloon size, and the proposed Instructions for Use (“IFU”) for the system. To accommodate various vessel sizes and lesion diameters, Orchestra expects end users would need to stock an array of AngioInfusion Balloon sizes. The AngioInfusion Package is expected to be stored at room temperature with target shelf-life of two years at commercial launch (shelf-life independent of SirolimusEFR Package), if approved.

•        SirolimusEFR Package:    This package includes SirolimusEFR in freeze-dried powder form in a vial with all components needed to reconstitute the formulation and set the desired dose to be delivered for the target lesion based on length and vessel diameter according to the Dose Chart and IFU provided in the package. The SirolimusEFR package is designed to be universal for all AngioInfusion Balloon sizes.

Since Virtue SAB is designed to work primarily as a balloon angioplasty catheter, the device most commonly used by interventional cardiologists, Orchestra believes it should be relatively easy for physicians to learn, adopt and use the device. The additional steps Orchestra expects will be required to reconstitute SirolimusEFR are straightforward and familiar to nurses and technicians. Following the standard preparation of the vessel and after identifying the appropriate balloon size, Virtue SAB is designed to be deployed in three easy steps:

1.      Reconstitute the formulation and set dose

•        SirolimusEFR is designed to be provided as a lyophilized (freeze-dried) powder that is reconstituted using provided components prior to the angioplasty procedure. Each balloon size is designed to deliver a specific volume of SirolimusEFR. Based on the balloon size selected, the required dose volume of the reconstituted liquid formulation is loaded into the Dose Unit. The SirolimusEFR-loaded Dose Unit is connected to the AngioInfusion Balloon catheter.

2.      Prime the catheter

•        The AngioInfusion Balloon is a semi-compliant microporous balloon. After the Dose Unit is connected, the AngioInfusion catheter is primed with the formulation using a standard endoflator device used in all catheterization labs prior to insertion into the patient and navigation to a target lesion. The dose remains protected in the Catheter and the Dose Unit.

3.      Position AngioInfusion Balloon and Inflate

•        Similar to standard angioplasty, a guidewire and guide catheter are placed, and the balloon is positioned at the lesion using radiopaque marker bands. When satisfied with device positioning, the physician inflates the AngioInfusion Balloon to perform standard high-pressure angioplasty. The intended dose of SirolimusEFR is delivered simultaneously through the micropores to the target lesion.

Preclinical Data

Preclinical testing of Virtue SAB was conducted in a porcine animal model, a widely used model for testing of interventional cardiovascular devices. Preclinical studies involving 130 pigs and over 750 distinct artery treatment sites showed that Virtue SAB provided extended focal release of therapeutic levels of sirolimus through the critical healing period of approximately four weeks. The data from these preclinical studies was published in the EuroIntervention Journal in 2016 and showed that Virtue SAB retained therapeutic sirolimus dose at the target treatment site, had low systemic concentrations in cardiac tissue or organs and did not show any adverse local or systemic effects.

Virtue SAB Demonstrated Therapeutic Arterial Tissue Concentrations Through the Critical Healing Period with Low Systemic Concentrations

Therapeutic Concentration > 1ng/mg
Lung, liver and kidney below level of assay quantification (0.1 ng/mg) in less than 1 week
Sirolimus Tissue Concentration (ng/mg)
1000
100
10
1
0.1
0.01
0.001
0.0001
0
5
10
15
20
25
30
Time (Days)
Coronary
Distal
Kidney
Liver
Lung
N = 753 porcine coronary artery segments

Clinical Results

The SABRE, or Sirolimus AngioInfusion (formerly angioplasty) Balloon for Coronary In-Stent REstenosis, first-in-human clinical study was initiated in November 2013. SABRE was a prospective, 50-patient feasibility study at nine European centers (Belgium, The Netherlands, Denmark and Latvia), following patients for three years after Virtue SAB treatment, including angiographic follow-up at six months and clinical follow-up at one, two and three years.

Twelve-month follow-up data from the SABRE study, published in JACC Intervention in October 2017, demonstrated promising performance of Virtue SAB in what Orchestra believes was a very challenging patient population with predominantly long, diffuse restenotic lesions within stents that had been implanted, on average, nearly four years prior to the study enrollment.

Clinicians in the study reported a 100% procedural success rate on a per patient basis (which was defined as the ability to successfully deliver and deploy the device at the lesion site) with Virtue SAB, suggesting the ease of use of the system. The primary safety endpoint was TLF at 30 days. TLF is commonly defined as a combination of MACE, which include cardiac death, target vessel myocardial infarction (“MI”), as well as clinically (symptom) driven TLR. The primary performance endpoint was six-month in-segment LLL, measured as the difference in the vessel lumen diameter immediately after the procedure compared to the follow-up at six months.

Revised Per-Protocol Population

A revised per-protocol population was determined based on analysis of procedural data by an independent core lab. This analysis identified 14 cases out the 50 patients treated in the SABRE study that represented serious violations of the established inclusion and exclusion criteria of the protocol for the study. Eight cases were excluded due to excessive proximity to the aorta or major side branches. Three cases were excluded due to treatment of lesions that were longer than available Virtue SAB devices were designed to treat or multiple lesions in the vessel where there was a target lesion. Finally, three cases were excluded due to previously stented restenosis (i.e., the lesion already had two overlapping treatment stents). Overall, these protocol violations and excluded cases represent a patient population that will not be allowed in the upcoming Virtue ISR-US pivotal clinical study. The remaining 36 patients are referred to herein as the revised per-protocol (“rPP”), population.

There were no reported TLFs at 30 days, the primary safety endpoint. Revised per-protocol analysis showed a low 2.8% rate of TLF at one year follow-up. The primary performance endpoint was LLL, measured as the difference in the vessel lumen diameter immediately after the procedure compared to the follow-up at six months. The six-month in-segment LLL was 0.12 mm, which Orchestra believes is a promising result given the study target was 0.43 mm. Long-term results showed 2.8% TLR and 5.6% TLF out to three years. The increase in TLF after one year was because of the death of one study patient which was reported as multiple organ failure non-cardiac death and adjudicated as non-device and non-procedure related.

Intent to Treat Population

The intent-to-treat (“ITT”) population included all the patients enrolled in the study including those treated despite a significant protocol violation as noted above. The ITT analysis of the SABRE study demonstrated 0% MACE and TLF in hospital or at 30 days follow-up, 10.2% MACE and 8.2% TLF at six months, and 16.3% MACE and 14.3% TLF through three-year follow-up. LLL results were also promising with 0.31 mm at six months. Orchestra believes these results were particularly encouraging given that the ITT population had a high percentage of difficult to treat diffuse lesions as well as lesions with average time since original stent implantation of nearly four years which is substantially longer than typical ISR, which is most likely to occur 3 to 12 months after stenting.

Two-year and three-year clinical follow-up results from the SABRE study were presented at the Transcatheter Therapeutics (“TCT”) conference in 2017 and 2018, respectively. Orchestra believes the angiographic and clinical results of the SABRE trial are encouraging and provide the basis for it to conduct the upcoming Virtue ISR-US pivotal clinical study in coronary ISR. The diagrams below summarize the clinical results from this study.

Angiograms of Virtue SAB in Patients

The below images were best matched pairs of baseline and six-month follow-up angiograms identified and are included for illustrative purposes only to show the outcome of Virtue SAB administration in successfully treated patients. The below images are not intended to be representative of all the patients treated in the study and their respective outcomes.

Patient 1 (06-03):    Patient presented with an 11.54 mm lesion in the mid-left circumflex artery. Lesion was previously treated with a BMS. The patient’s lesion was pre-dilated with a non-compliant balloon (a balloon that expands to one specific size independent of internal pressures commonly used to expand clogged arteries) and was treated with a 3.5 mm x 15 mm Virtue SAB. The patient had excellent post-procedure outcome which was maintained through angiographic follow-up at 193 days. The LLL was measured at -0.03 mm.

Patient 2 (11-03):    Patient presented with a 17.8 mm diffuse lesion of mid-left arterior descending (“LAD”) artery following implantation of a DES seven months prior. After pre-dilatation with a scoring balloon (capable of achieving greater pressures and commonly used to open long, diffuse lesion), the lesion was treated with 3.25mm x 25mm Virtue SAB. The patient had excellent post-procedure outcome, which was maintained through angiographic follow-up (at 175 days). The LLL was measured at -0.16mm.

Global Clinical and Regulatory Program

Per the terms of the Terumo Partnership, Orchestra and Terumo plan to execute a global clinical and regulatory program for Virtue SAB for multiple indications, with an initial focus on coronary ISR, coronary SV, and peripheral BTK lesions. Terumo will assume financial and execution responsibility for substantially all future clinical and regulatory development with the exception of the Virtue ISR-US trial, the planned U.S. pivotal clinical study to support submission of a PMA application to the FDA for Virtue SAB for treatment of coronary ISR.

In 2019, the FDA confirmed that Virtue SAB will be regulated as a combination product candidate, with the FDA’s Center for Devices and Radiological Health as the lead review center of a marketing application. In addition, Virtue SAB has been granted Breakthrough Device designation in:

•        Coronary ISR — for the balloon dilatation of the stenotic portion (up to 26 mm in length) of a stented coronary artery that is 2.25 mm to 4.0 mm in diameter, for the purpose of improving lumen diameter;

•        Coronary SV — for the balloon dilation of the de novo stenotic portion (up to 26 mm in lesion length) of a native coronary artery of 2.0 mm to 2.5 mm in diameter (small coronary arteries), for the purpose of improving lumen diameter; and

•        Peripheral BTK — for the balloon dilatation of the stenotic portion (up to 18 cm in length) of an infrapopliteal artery (P-3 segment or distal, below the knee, with reference vessel diameter 2.25-4.0 mm), for the purpose of improving lumen diameter.

Orchestra is currently pursuing an IDE from the FDA to conduct a pivotal clinical study in the United States to support potential FDA approval of Virtue SAB for the treatment of coronary ISR. Orchestra plans to initiate Virtue ISR-US, the U.S. pivotal clinical study, as soon as possible following IDE approval from the FDA, if received. This study is expected to randomize 300 patients with coronary ISR lesions previously treated with single layer of stents. Patients are to be randomized in a two-to-one ratio of treatment with Virtue SAB versus PBA. The primary efficacy and safety endpoint will be TLF at 12-month follow-up. Orchestra currently expects to enroll patients at up to 50 study centers in the United States which have already been identified and engaged to participate in the study.

In parallel to the randomized arm of the study, Orchestra also plans to enroll a non-randomized study arm of 100 patients with coronary ISR lesions previously treated with a second layer of stents, or double-layer stent coronary ISR. Orchestra believes that data from this arm will provide further clinical information in support of potential commercialization of Virtue SAB in the proposed coronary ISR indication. Orchastra expects that the primary efficacy and safety endpoint of the double-layer stent coronary ISR arm will also be TLF at 12-month follow-up.

Orchestra has already identified and qualified all currently planned study centers for the trial. The Virtue ISR-US study will be further supported by highly qualified third-party resources, including a CRO, an independent core lab and independent imaging analysis lab.

Virtue® SAB – Coronary ISR US Pivotal Trial

Randomized Study Arm to Support Regulatory Approval: Single-Layer Coronary ISR

Double-blind, multi-center, prospective, **randomized controlled study** in patients with single-layer coronary ISR

→

Key Inclusion
RVD 2.5 to 4.0 mm, <30% DS
(vs. RVD 2.5 to 3.5, <40% DS SABRE[1] Trial)

→ R

- **Virtue® SAB N=200**
- **PBA N=100**

→

Primary Endpoint
Target Lesion Failure (CD, TV-MI and TLR) at 12 months

→

Statistical Assumption
90% powered for superiority
Virtue SAB TLF ≤ 19% vs. PBA TLF ≥ 30%

Success Considerations
Virtue SAB: 2.8% TLF at 12 months in SABRE trial per protocol population
PBA: 33-46% TLF at 12 months in coronary ISR published studies

Non-Randomized Study Arm: Double-Layer Coronary ISR

Prospective, **single-arm, controlled study** in patients with double-layer coronary ISR

→

Key Inclusion
RVD 2.5 to 4.0 mm, <30% DS
(vs. RVD 2.5 to 3.5, <40% DS SABRE[1] Trial)

→

Virtue® SAB N=100

→

Primary Endpoint
Target Lesion Failure (CD, TV-MI and TLR) at 12 months

12-18 Months Enrollment

12 Month Primary Endpoint

[1]Verheye S. JACC Cardiovasc Interv. 2017; 10: 2029-37. ***Definitions:*** Coronary In-stent Restenosis (ISR), Diameter Stenosis (DS), Plain Balloon Angioplasty (PBA). Revised per protocol analysis set meets the criteria of the proposed In-Stent Restenosis IDE study population.

Orchestra currently anticipates using SABRE study results as well as Virtue ISR-US results to support regulatory approval for Virtue SAB for the treatment of coronary ISR outside the United States. In accordance with the Terumo Partnership, Orchestra and Terumo have established a Joint Steering Committee (“JSC”) to oversee the development and commercialization of Virtue SAB. Orchestra has the right to participate in negotiations with regulatory bodies regarding study designs and other requirements for approval. The agreement also provides for ways for Orchestra to support further clinical and regulatory development through the active involvement of its team and advisors, and it is anticipated that any such support work provided by Orchestra would be reimbursed by Terumo. Through the JSC, Orchestra’s role in regulatory negotiations and other active collaboration with Terumo, Orchestra expects to influence, monitor and help drive the execution of the global clinical and regulatory program for Virtue SAB. The chart below outlines additional clinical studies currently in planning by Orchestra and Terumo, including target indication, study territory, estimated timing for study initiation (subject to the impact of COVID-19 on Orchestra’s business) and regulatory objective:

SirolimusEFR — Additional Focal Therapies Product Candidates and Development Initiatives

Orchestra is also seeking to identify a pipeline of additional targeted therapeutic product candidates for development and future licensing based on its proprietary SirolimusEFR, an investigational, extended focal release formulation of sirolimus, and Sostenocel technology, which enables SirolimusEFR. Orchestra believes the ability of its Sostenocel technology to enable localized, targeted delivery and extended tissue release of sirolimus offers the potential for new and impactful therapeutic applications of SirolimusEFR. Sirolimus, a pharmaceutical agent also known as rapamycin, is a macrolide compound that is used to treat artery disease (drug-eluting stents or drug-coated balloons), prevent organ transplant rejection, treat rare lung disease called lymphangioleiomyomatosis, and be effective against various tumor types. Sirolimus and its analogs act to inhibit the mammalian target of rapamycin (“mTOR”), which regulates cellular metabolism, growth, and proliferation. Through its cystostatic mechanism of action, sirolimus prevents cell replication and proliferation while the drug is present in cells and tissues. This effect is limited by the amount of time sirolimus is present at a therapeutic concentration; the known half-life of sirolimus is short, approximately 62 hours. Sirolimus has an attractive safety profile and a wide therapeutic window which allows for high dosing thresholds before risk of toxicity. Orchestra’s proprietary Sostenocel technology is designed to enable extended focal release of sirolimus over critical healing period, potentially overcoming the challenges of sirolimus’ short half-life.

Orchestra retains all rights to develop additional therapies using its proprietary SirolimusEFR to potentially treat focal inflammation outside of coronary and peripheral vascular indications. Orchestra is evaluating the use of SirolimusEFR through either a direct focal injection or a delivery system similar to its AngioInfusion Balloon for additional indications associated with major medical conditions for which mature procedure-based markets already exist, such as chronic or acute joint inflammation (osteoarthritis), ophthalmic inflammatory condition (uveitis), urological conditions such as urethral strictures and benign prostatic hyperplasia (BPH), chronic sinusitis and others. Orchestra currently plans to select lead program indications and initiate preclinical (animal) development for as many as two of these target indications in 2023. If feasibility work is successful, it will seek to rapidly advance these product candidates toward clinical trials leveraging available coronary preclinical and clinical data wherever possible. Orchestra will also seek to identify and initiate discussions with potential strategic partners when it believes sufficient data and evidence is available to support business collaboration.

Therapeutic Medical Device Innovation — Opportunities and Challenges

Opportunities

Therapeutic medical device innovations that can help reduce healthcare costs while improving clinical outcomes are a critical component of successful healthcare delivery and offer future opportunities for clinical and commercial value creation. Orchestra was founded on the belief that accelerated development and commercialization of such innovations represents an opportunity to generate significant stockholder value while producing substantial clinical benefit to patients suffering from life-threatening and life-diminishing medical conditions. The following summarizes several of the key factors Orchestra believes are driving the overall therapeutic device market opportunity:

•        Therapeutic medical devices are a core component of the large and growing healthcare industry.    Over the last several decades, therapeutic medical device innovation has dramatically altered the treatment landscape of a broad range of procedure-based medical fields, giving rise to a number of new multi-billion-dollar markets as treatment patterns have shifted to leverage the advantages of new, less invasive and more effective solutions. The U.S. medical device market dominates this global industry, with annual sales reaching $169.1 billion in 2020 according to Analytica. According to a 2022 Fortune Business Insights report, the medical device industry is poised for steady growth, with global annual sales forecasted to rise by over 5 percent annually and reach nearly $720.0 billion by 2029.

•        Growing healthcare expenditures driven by an aging population create a significant need to improve procedural techniques and treatment outcomes while reducing the cost, risk, complexity and recovery time associated with medical procedures for major conditions.    According to the WHO, global healthcare expenditures reached $8.5 trillion in 2019, growing at a rate of 3.9% annually, 30% faster than overall economic growth rates. The extraordinary growth in healthcare spending is driven in part by the ever-increasing demands of a longer-lived, aging population. According to the United Nations, the global population aged 60 years or over numbered 962 million in 2017, more than twice as large as in 1980 when there were 382 million persons aged 60 years or older worldwide. The number of persons aged 60 years or older is expected to double again by 2050, when it is projected to reach nearly 2.1 billion. Further, the number of persons aged 80 years or over is projected to increase more than threefold between 2017 and 2050, rising from 137 million to 425 million worldwide, according to the UN. Advanced therapeutic medical devices can enable minimally invasive, relatively simple procedures to replicate the outcome of highly invasive, complex and expensive surgical procedures that involve higher patient risk and require lengthier recovery periods. Previously difficult-to-treat conditions are easier to treat as innovative therapeutic medical devices become the new standard of care.

•        Rapid advances in enabling technology, the convergence of devices and drugs, and the emergence of bioelectronic and digital medicine as well as robotics offer new and enhanced therapies that drive improved costs and treatment outcomes for patients while addressing unmet clinical needs.    Advances from a broad range of scientific and engineering fields, including miniaturized components, polymers and biomaterials, metallurgy, advanced electronics and optics, robotics, wireless technology, computing and artificial intelligence offer dramatic new capabilities and improvements for therapeutic medical devices. A key enhancement to therapeutic device capabilities has been the ongoing convergence of devices and pharmaceutical drugs to create the rapidly expanding field of combination products that have enabled device makers to enhance therapeutic device performance as well as offer means to target drug delivery to specific focal tissue to improve efficacy and reduce toxicity in patients. More recently, bioelectronic medicine, another emerging field of therapeutic device technology based on applying targeted electrical stimulation and sensing technology to modulate, activate, or regulate neurological or physiological systems, has found expanding applications across multiple large therapeutic device market segments.

Challenges

Despite the substantial and growing need for innovative medical device solutions, significant barriers of cost, time and work prevent many such innovations from reaching patients. Smaller start-up companies that typically develop novel therapies often struggle for resources to reach clinical and commercial value inflection, while large multinational medical device companies have constrained research and development budgets that limit investment in innovation and development-stage acquisitions. Based on data tracking medical device startups during the prior decade, companies that raise capital beyond Series A now require an average of $60 million in funding. In addition, over the last two decades, the medical device industry has undergone significant consolidation, with a similar goal of creating efficiencies as well as to maintain strategic relevance with their customers as hospitals and other providers seek to consolidate and extract savings from their supplier base. This global consolidation of the healthcare ecosystem creates significant challenges for emerging medical device companies, including:

•        Large medical device companies and financial investors are prioritizing commercial-stage over preclinical and clinical-stage acquisition and investment opportunities. The large, global medical device consolidators generally pursue capital and resource allocation strategies that place high value on opportunities that can enhance revenue growth without meaningful dilution of near-term profitability. These companies have increasingly focused on acquiring commercial-stage assets over clinical-stage assets, while reducing their own internal research and development investments in novel, high-risk, high-potential reward innovation programs. The top 20 global medical device companies allocate on average only 7% of revenue to research and development, limiting their ability to spend money both on internal and acquired programs. By contrast, the top 20 biopharmaceutical companies spend an average of 20% of revenue on research and development, giving them much greater ability to invest in new therapeutic innovations as well as to deploy capital into early-stage product candidate development through a range of risk and reward sharing collaborative structures with smaller private and publicly-traded biotechnology companies. According to the SVB Healthcare Report 2019, approximately 85% of venture-backed medical device companies that were acquired by larger companies required commercial traction prior to their acquisition.

•        Emerging medical device companies are increasingly required to commercialize their technologies, a process which is both expensive and challenging in a highly consolidated industry, forcing investors to deploy more capital and also prioritize commercial-stage or near commercial-stage companies. The emphasis on later-stage commercial medical device companies by the global medical device consolidators as well as investors creates pressure on medical device innovators to both innovate and commercialize their products. The skill set of the innovator — creativity, efficient problem-solving, engineering, intellectual property development, intelligent risk-taking, understanding clinical and regulatory development pathways — is very different from the skill set required to commercialize medical device innovations. Additionally, products that address high-volume existing procedure-based medical markets are particularly challenging for small companies given that larger, more established competitors are able to deploy much larger direct salesforces and have diverse product portfolios that frequently enable effective product bundling. Overall, organizational transformation for commercialization is challenging, time-consuming, and carries strategic and operational risk. Furthermore, commercialization requires significant additional capital to support supply-chain, inventory, quality management and distribution buildout as well as to fund sales and marketing costs over sustained periods of time before commercial revenues provide sufficient cash-flow contributions. As a result, venture capital investors have similarly chosen to emphasize later-stage investments in medical device companies over early-stage investments. According to Deloitte, Series A funding for medical device companies decreased by 14% from 2006 to 2016 whereas overall venture funding for medical device companies increased by 63% over that same period. Based on data tracking medical device startups during the prior decade, medical device companies require significant capital, with companies that raise capital beyond Series A now requiring an average of at least $60 million in funding.

•        Given the cost and resources required to commercialize, most emerging medical device companies focus on a single product and need to achieve revenue scale quickly, which increases overall business risk. Because of the financial and organizational requirements of commercialization and the consequent challenges, innovation-focused companies are typically compelled to limit their focus to a single product or technology platform. As a result, these companies and their stockholders are exposed to concentrated technology, clinical, competitive and market risks. Furthermore, they may need to prioritize capital and resource allocation to commercialization over ongoing product innovation and clinical evidence development, increasing the risk that their core product solution loses competitive advantage or value over time.

Growth Strategy

Orchestra’s growth strategy is primarily focused on the execution of key development initiatives and partnership opportunities within its existing product pipeline, with the objective to advance these product candidates to key value inflection points and to form strategic partnerships for commercial value realization. This includes advancing clinical study activities for Orchestra’s flagship product candidates, as well as moving earlier stage product candidates further into clinical development. In the future, Orchestra will look to potentially thoughtfully expand its pipeline through collaborations or spinouts with corporate partners, targeted acquisitions that are made in parallel to forming strategic collaborations, royalty-based research and development partnerships, as well as highly selective organic development or intellectual property licensing. Orchestra intends to carefully screen new opportunities utilizing its focused innovation selection criteria to ensure a fit with its partnership-enabled business model.

•        Target mature therapeutic device markets with significant unmet needs.    Product innovations that address known unmet clinical and procedural needs in established medical markets with entrenched leaders and slowed product innovation.

•        Provide high-impact, procedure-based solutions with rapid adoption potential.    Transformative technology solutions with the potential to improve clinical outcomes and lower costs of care while fitting existing treatment paradigms and having well-defined development pathways.

•        Offer strategic and financial benefits to a commercial partner and Orchestra.    Innovative technologies that are protected by strong intellectual property offer distinct advantages that can be leveraged to disrupt competitive dynamics, and have the potential to provide attractive profit margins to support favorable partnership economics.

Team and Innovation History

Orchestra is led by a highly accomplished, multidisciplinary management team with extensive experience and strong expertise in all phases of therapeutic product development. The senior management team, including the vice president-level and above executives, has over 250 years of combined experience, with an average tenure of 25 years in the development and commercialization of procedure-based innovations for major clinical indications. The Orchestra team’s expertise includes clinical need and market analysis, product design and intellectual property prosecution, clinical and regulatory execution, as well as supply chain and quality system development. Members of the senior management team have been personally involved in the development and regulatory approval or clearance of over 100 products, including approximately 80 FDA approvals and clearances, comprised of 30 PMAs and 50 510(k) clearances, as well as affixation of 60 European CE marks. Members of the team have also been involved in over 10 investigational new drug application submissions for new drugs or biologics as well as two new drug applications (“NDAs”) for new drugs and two biologics license applications for biologic products. Combined, the team has helped author over 600 patent applications. The Orchestra executive team is guided by a seasoned and highly accomplished board of directors with knowledge and experience in the healthcare industry, including medical devices, biotechnology and clinical medicine, as well as business operations, strategy, finance and capital markets. Further, Orchestra’s product development efforts are supported by world-renowned medical advisors who are physicians and scientists recognized for their knowledge of specific disease states and treatment options available, as well as their ability to quickly assess new technologies for clinical feasibility and likelihood of adoption.

All of the product candidates in Orchestra’s pipeline were conceived and developed by its management team and employees through predecessor companies founded by a medical device accelerator, Accelerated Technologies, Inc. (“ATI”). ATI was originally founded in 2000 and employed active collaboration with industry-leading physicians to identify and purpose-build transformational therapeutic devices. Orchestra’s founders and senior executives, Mr. David P. Hochman and Mr. Darren R. Sherman, joined ATI in 2006 and 2008, respectively. Prior to their joining, ATI was associated with the development of approved devices such as transcatheter aortic valve replacement (Percutaneous Valve Technologies, Inc., which was acquired by Edwards Lifesciences Corp. in 2003) and catheter-based temporary ventricular support (Impella CardioSystems AG, which was acquired by ABIOMED, Inc. in 2005). Mr. Hochman and Mr. Sherman assumed control of ATI in 2009 and proceeded to found new companies that developed Virtue SAB (Caliber Therapeutics), BackBeat CNT (BackBeat Medical), and the FreeHold Duo and Trio Retractors (FreeHold Surgical). Orchestra’s business was formed in May 2018 upon the merger of these three entities and a concurrent recapitalization. ATI was subsequently acquired by Orchestra in December 2019.

Strategic Holdings

Orchestra owns outright or maintains ownership of minority equity interests, convertible debt and/or royalty-stream interests in additional therapeutic device assets currently undergoing early-stage commercialization and further product development that it believes have growth and value appreciation potential. Orchestra’s objective is to create and realize additional stockholder value through ownership in innovative therapeutic product solutions in core, adjacent and synergistic medical segments. Orchestra’s strategic holdings include:

•        FreeHold Surgical — Orchestra owns 100% of FreeHold Surgical, LLC, which has developed and commercialized on a pilot basis in the U.S. patented single-use FreeHold Hands-Free Intracorporeal Retractions (“FreeHold Devices”) designed to help reduce required incisions and enhance laparoscopic and robotic procedures. FreeHold Trio and Duo hands-free intracorporeal retractors are regulated as Class I medical devices by the FDA and are generally indicated for internal organ or tissue retraction during minimally invasive procedures. Orchestra believes FreeHold devices are the only fully and continuously adjustable, completely intracorporeal devices specifically designed to address limitations of the available retraction methods. These devices are designed to enable a variety of advanced robotic and laparoscopic surgical procedures for the treatment of obesity, GI disorders and other indications. Versatile design makes retractors appropriate for a broad range of minimally invasive procedures, including bariatric and foregut surgeries, nephrectomies, colectomies, cholecystectomies, paraaortic node dissections, hysterectomies, and other procedures. Orchestra believes FreeHold devices are designed to offer several potential advantages over existing retraction options:

•        Improve Patient Care

•        No additional incisions required: deployed through same access incisions as used in standard procedures;

•        Minimize complications from suboptimal visualization and additional incisions; and

•        Avoid trauma associated with the use of Nathanson-type retractors

•        Enable Full Surgeon Autonomy

•        Surgeon controls positioning and adjustment of retractor;

•        Once positioned, surgeon has full use of both hands to perform surgery; and

•        No coordination with circulator required

•        Optimize Visualization

•        Easily adjustable throughout the procedure for sustained visibility; and

•        Low profile design minimizes procedural clutter and collisions

Targeted Commercialization — Orchestra estimates over 10,000 procedures using FreeHold devices have been performed in the United States to date, primarily in bariatric (obesity) and foregut (GI, metabolic) surgeries with some initial experience in paraaortic node dissections (gynecologic oncology), nephrectomies (kidney removal) and cholecystectomies (gallbladder removal). FreeHold’s targeted commercial development program involving only two dedicated sales representatives targeting hospitals in the United States to demonstrate clinical utility and commercial demand for FreeHold Devices. In 2020, FreeHold Devices generated $534,000 in sales. In 2021, FreeHold Device sales grew by approximately 30% to reach approximately $693,000. Orchestra intends to seek a strategic collaboration for or acquisition of FreeHold Surgical in the future to support global commercialization. Intuitive Surgical (Nasdaq: ISRG), the market leader in robotic surgery systems, has been focused over the last year on expansion into bariatric surgery using its newest da Vinci SP robotic platform. Intuitive Surgical has recognized the enabling value of FreeHold Devices in optimizing liver retraction during robotic bariatric surgery and is allowing FreeHold Devices to be demonstrated during physician training labs. Exposure through Intuitive’s training programs have helped to generate inbound interest from prospective surgeon users of the FreeHold Devices.

Strategic Potential — Orchestra believes FreeHold devices have been optimized for strategic partnership because they are highly differentiated, enabling products that fit into current treatment paradigm, are easy to use with a relatively short learning curve and have sufficiently high profit margins that provide potential for partnering to enable a revenue sharing arrangement.

Formation and Conversion to a Limited Liability Company — In May 2018, Orchestra completed its acquisition of FreeHold Surgical, Inc., a Delaware corporation that has, among other things, the rights to Orchestra’s FreeHold retractors. FreeHold Surgical, Inc. was incorporated in Delaware in May 2010 and began development of its hands-free, intracorporeal retractors for minimally invasive surgery in 2012. In December 2019, Orchestra converted FreeHold Surgical, Inc., a Delaware corporation, to FreeHold Surgical, LLC, a Delaware limited liability company. References in this proxy statement/prospectus to FreeHold refer to FreeHold Surgical, Inc. prior to its conversion to a limited liability company and to FreeHold Surgical, LLC after its conversion to a limited liability company, as applicable.

•        Vivasure Medical — Orchestra owns a minority equity interest, representing approximately 17% as of July 1, 2022, in Vivasure Medical Limited, a Galway, Ireland-based company that develops advanced polymer implants and delivery systems, primarily focused on minimally invasive vessel closure in cardiology, interventional radiology and vascular surgery. Vivasure’s lead product candidate is PerQSeal, a CE marked fully bioabsorbable, patch-based large-bore (12-24 French, 4-8 mm) percutaneous closure device. Vivasure has recently executed a letter of intent with a U.S. medical device company that will finance Vivasure through completion of a U.S. pivotal trial of PerQSeal and have an option to purchase Vivasure following successful results of such study for approximately $200 million, including upfront payments and milestones. If potential acquisition proceeds are fully paid, Orchestra is expected to receive approximately $22 million. David P. Hochman, Orchestra’s chief executive officer, serves as a board observer to Vivasure.

•        Motus GI — Orchestra owns a minority equity interest, representing approximately 3.8% as of May 13, 2022, and low single-digit royalty interest in Motus GI Holdings, Inc. (Nasdaq: MOTS). Motus GI has developed the Pure-Vu® System, a medical device that has been cleared by FDA to help facilitate the cleansing of a poorly prepared gastrointestinal tract during colonoscopy and to help facilitate upper gastrointestinal (GI) endoscopy procedures. The Pure-Vu® System is CE marked in the EU for use in colonoscopy. The Pure-Vu® System integrates with standard and slim colonoscopes, as well as gastroscopes, to improve visualization during colonoscopy and upper GI procedures while preserving established procedural workflow and techniques. Through irrigation and evacuation of debris, the Pure-Vu® System is designed to provide better-quality exams. Motus GI began commercialization in the fourth quarter of 2019, with the first commercial placements of its second-generation Pure-Vu® System as part of its initial U.S. market launch targeting early adopter hospitals. According to Motus GI’s Form 10-Q for the fiscal quarter ended March 31, 2022 (the “Motus Q1 2022 10-Q”), Motus GI (i) has never been profitable and has incurred significant net losses each year since its inception, including a loss of $4.8 million for the three months ended March 31, 2022, (ii) expects to continue to incur net operating losses for the foreseeable future, (iii) had $20.3 million in cash and cash equivalents and an accumulated deficit of $127.6 million as of March 31, 2022. In addition, according to the Motus Q1 2022 10-Q, Motus GI has generated minimal revenues, experienced negative cash flows from operating activities and has incurred substantial operating losses that raise substantial doubt about its ability to continue as a going concern.

Motus GI has issued a pool of royalty certificates that provide an interest in future Motus GI revenues equal to three percent of net product sales (upon first generating, in the aggregate since its inception, net product sales equal to $20.0 million) and five percent of licensing proceeds (upon first generating, in the aggregate since its inception, licensing proceeds equal to $3.5 million). Royalties with respect to each of net sales and licensing proceeds are capped at a maximum of $30.0 million per year with respect to the entire pool of royalty certificates. Orchestra has acquired approximately 53% of all the royalty certificates issued by Motus GI, representing an interest in approximately 1.6% of future net sales and 2.7% of future licensing proceeds, in each case subject to the minimum thresholds and caps discussed above. This royalty interest does not expire until the expiration of the last valid patent claim covering Motus GI’s products on a country-by-country basis, which expiration with respect to the United States currently is 2037, which date may be extended by the issuance of additional patents. See “Certain Relationships and Related Transactions — Orchestra — Motus GI Holdings, Inc. Royalty Certificate Purchases.”

David P. Hochman, Orchestra’s chief executive officer, is currently Chairman of the board of directors of Motus GI and Darren R. Sherman also serves on the board of directors of Motus GI.

Research and Development

Orchestra invests in research and development efforts that advance and expand its product pipeline. Orchestra’s goals are to: (1) deliver on clinical, regulatory and commercial development objectives for Virtue SAB set forth in collaboration with Orchestra’s strategic partner, Terumo; (2) deliver on clinical, regulatory and commercial development objectives for BackBeat CNT set forth in collaboration with Orchestra’s strategic partner, Medtronic; and (3) further develop pipeline product candidates towards future partnerships with potential strategic partners. Orchestra’s research and development expenses totaled $3.5 million for the three months ended March 31, 2022, and $12.9 million and $13.5 million for the years ended December 31, 2021 and December 31, 2020, respectively.

Orchestra believes its ability to rapidly develop innovative product candidates is attributable to the dynamic product innovation process that it has implemented, the versatility and leveragability of its core technologies and its partnership-enabled business model that drives its innovation objectives and research and development process.

Orchestra has recruited and retained engineers and scientists with significant experience in the development of medical devices. It has a pipeline of product candidates in various stages of development that are expected to provide additional strategic opportunities. Orchestra’s research and development efforts are based at its facilities in New Hope, Pennsylvania and Fort Lauderdale, Florida.

Manufacturing and Supply

Bioelectronic Therapies (BackBeat CNT and CNT-HF)

Orchestra’s wholly owned subsidiary, BackBeat Medical previously contracted with a business unit of Integer under an agreement (the “Integer Agreement”), to develop and manufacture the Moderato device, which consists of an implantable pulse generator (“IPG”), powered by a primary battery and a programming system integrated by a programmer interface and telemetry wand and a software application capable of programming standard pacing functions as well as the different parameters of BackBeat CNT. All intellectual property that Integer developed for BackBeat Medical during the performance of the Integer Agreement, whether independently or jointly, and that resulted from or uses BackBeat Medical’s technology or intellectual property are owned by BackBeat Medical. Under the Integer Agreement, Integer provided BackBeat Medical a perpetual, royalty-free, fully paid, assignable, world-wide, non-exclusive license for the device-incorporated Integer property, allowing the use of the incorporated Integer property only within BackBeat Medical’s field of use (electrical therapies, particularly cardiac pacing for (i) treatment of HTN and (ii) rhythm management in patients that were implanted with a device for the treatment of HTN). Orchestra also utilizes the services of external consultancy firms for quality and regulatory services related to Moderato devices to supplement its internal capabilities.

Orchestra is working with Medtronic to integrate BackBeat CNT into Medtronic’s premium, commercially available dual chamber pacemaker system and complete all necessary verification and validation to conduct a pivotal clinical study in an effort to secure regulatory approvals or certifications in the United States, Japan, Europe and other global markets. Medtronic is expected to conduct all necessary integration and testing work, with Orchestra providing support and reimbursement for all reasonable documented expenses. During the conduct of clinical studies, Medtronic and Orchestra are expected to conduct further development work to prepare a commercial version of the device.

Focal Therapies (Virtue SAB, SirolimusEFR and Sostenocel)

Microporous AngioInfusion Balloon and other device components of Virtue SAB.    Under the terms of Orchestra’s agreement with Terumo, Terumo has agreed to assume responsibility for managing the supply chain associated with the Microporous AngioInfusion Balloon and other device components used in Virtue SAB prior to commercialization. Currently, these devices are manufactured by a selected group of third parties contracted by Orchestra. Orchestra is currently in the process of transitioning management of the device supply chain and its various vendors to Terumo. It expects this process to continue through the completion of the Virtue ISR-US trial. All of Virtue SAB’s key suppliers and vendors carry the proper quality system certification and/or FDA approvals for the activity they are providing in support of the manufacturing, testing, storage and distribution of components, materials, services or final product.

SirolimusEFR.    Orchestra has internal capabilities for small scale production (300 vials per run), lyophilization, and characterization testing for SirolimusEFR. Clinical and commercial production has been contracted through an established clinical manufacturing organization with large scale cGMP production capabilities. Orchestra has scaled clinical production with an external manufacturing partner to achieve a capacity of approximately 3,000 vials per run with further scaling planned to reach planned commercial production capacity. Additional contract vendors provide polymer synthesis capabilities based on world-class polymer expertise in order to supply enabling components to the Sostenocel technology used to create SirolimusEFR. cGMP syntheses have been performed, with extensive analytical method and quality control development complete. Synthesis of custom polymers has successfully achieved clinical scale with ongoing work to scale processes to commercial scale.

FreeHold Devices

Orchestra utilizes an FDA-registered and ISO 13485-certified U.S.-based manufacturing partner to manufacture FreeHold Duo and Trio intracorporeal retractors. Orchestra’s manufacturing partner also provides warehousing and distribution of its products to qualified customers based on orders placed by customers to its FreeHold Surgical subsidiary. Orchestra has utilized the same manufacturing partner since the time of FDA product registration. Further, Orchestra’s manufacturing partner has achieved a greater than 99% on-time order delivery rate to its customers.

Competition

The medical device industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Orchestra competes or plans to compete with developers, manufacturers and distributors of cardiovascular and other medical devices. With regard to Virtue SAB, Orchestra’s most notable competitors in the highly competitive interventional cardiology field include Medtronic plc, Becton Dickinson, Boston Scientific Corporation, Philips N.V., B. Braun, Abbott Laboratories, BIOTRONIK, Inc., Concept Medical, Inc., MedAlliance S.A., Surmodics, Inc., Cardiovascular Systems, Inc., MicroPort, Mercator MedSystems, Inc. and others. With regard to BackBeat CNT, Orchestra’s most notable competitors in the highly competitive field of device therapies for HTN as well as cardiac rhythm management devices include Abbott Laboratories, Boston Scientific Corporation, BIOTRONIK, Inc., MicroPort CRM, ReCor Medical, cvRx, Inc., Vascular Dynamics, Inc., Ablative Solutions, Inc. and others. Many of these competitors are large, well-capitalized companies with significantly greater market share and resources than Orchestra has. As a consequence, they are able to spend more on product development, marketing, sales and other product initiatives than Orchestra can. Orchestra also competes with smaller medical device companies that have single products or a limited range of products. Some of these competitors have:

•        significantly greater name recognition;

•        broader or deeper relations with healthcare professionals, customers and third-party payors;

•        more established distribution networks;

•        additional lines of products and the ability to offer rebates or bundle products to offer greater discounts or other incentives to gain a competitive advantage;

•        greater experience in conducting research and development, manufacturing, clinical studies, marketing and obtaining regulatory clearance, certification or approval for products; and

•        greater financial and human resources for product development, sales and marketing and patent prosecution.

Orchestra believes that its proprietary Virtue SAB, BackBeat CNT and other pipeline technologies, its partnership-enabled business model, its strategic partnerships, such as the Terumo Partnership for Virtue SAB and the Medtronic Collaboration for BackBeat CNT, and its organizational culture and strategy, will be important factors in its future success. Orchestra competes primarily on the basis that its products are designed to improve outcomes, reduce complications and provide distinct commercial advantages that can be leveraged by it and its strategic partners. Orchestra’s continued success depends on its, and in some cases, its strategic partners’ ability to:

•        develop innovative, proprietary products that can cost-effectively address significant clinical needs in a manner that is safe and effective for patients and easy to use for physicians;

•        continue to innovate and develop scientifically advanced technology;

•        forge risk and reward sharing partnerships with established commercial market leaders to help support product development and commercialization;

•        obtain and maintain regulatory clearances, certifications or approvals;

•        demonstrate efficacy in sponsored and third-party clinical studies;

•        obtain and maintain adequate reimbursement for procedures using its products;

•        apply technology to develop pipeline product candidates for additional clinical indications;

•        attract and retain skilled research and development and sales personnel; and

•        cost-effectively manufacture and successfully market and sell products.

Intellectual Property

Orchestra’s success depends in part on its ability to obtain, maintain, protect and enforce its proprietary technology and intellectual property rights, and, in particular, its patent rights, as well as its ability to preserve the confidentiality of its trade secrets, and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and other intellectual property rights of third parties. Orchestra relies on a combination of patent, trademark, trade secret, copyright and other intellectual property rights and takes measures to protect the intellectual property rights that it considers important to its business.

The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country. In the United States, a patent’s term can be extended to recapture a portion of the USPTO’s delay in processing the patent to issue as well as restore a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Orchestra cannot be sure that its pending patent applications that it has filed or may file in the future will result in issued patents, and it can give no assurance that any patents that have issued or might issue in the future will protect its current or future products, will provide it with any competitive advantage, and will not be challenged, invalidated, or circumvented.

Orchestra also relies on trade secret know-how and continuing technological innovation to develop and maintain its competitive position. Orchestra seeks to protect its proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to its proprietary information. However, trade secrets and proprietary information can be difficult to protect. While Orchestra has confidence in the measures it takes to protect and preserve its trade secrets and proprietary information, such measures can be breached, and it may not have adequate remedies for any such breach. In addition, Orchestra’s competitors may independently discover or develop the same trade secrets and proprietary information as Orchestra. To the extent that its suppliers, employees, consultants and others use intellectual property owned by others in their work for Orchestra, Orchestra may be subject to allegations of infringement and further disputes may arise as to the rights in related or resulting improvements, know-how and inventions.

Orchestra’s success also depends in part on not infringing the intellectual property rights of third parties. It is uncertain whether the issuance of any third-party patent would require Orchestra to alter its development or commercial strategies, or its product candidates or processes, obtain licenses or cease certain activities. Orchestra’s breach of any license agreements or failure to obtain a license to intellectual property rights that it may require to develop or commercialize its future product candidates may have an adverse impact on the business. If third parties have prepared and filed patent applications in the United States prior to March 16, 2013 (the date when U.S. patent law changed from granting rights to the first-to-invent to the first-to-file) that also claim technology to which Orchestra has rights, Orchestra may have to participate in interference proceedings in the USPTO to determine priority of invention. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. For more information regarding the risks related to Orchestra’s intellectual property, please see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”

Below is a more specific overview of Orchestra’s intellectual property as it relates to its pipeline programs by modality:

Bioelectronic Therapies (BackBeat CNT and CNT-HF)

BackBeat CNT and CNT-HF are protected by an intellectual property portfolio which currently includes 32 issued U.S. patents and 60 issued patents in countries outside of the United States encompassing devices, algorithms, and methods. These issued patents, and any patents granted from such applications, will, or are expected to, expire between 2025 and 2037, without taking potential patent term extensions or adjustments into account. Additional patent applications are filed on a regular basis. BackBeat issued patents are divided between CNT and CNT-HF as follows: 30 issued U.S. patents and 50 issued patents in countries outside of the United States protect CNT, and which are exclusively licensed to Medtronic in the Primary Field pursuant to the Medtronic Agreement; three issued U.S. patents and 10 issued patents in countries outside of the United States protect CNT-HF; and a further 28 patent applications were filed protecting BackBeat CNT (25 patent applications) and CNT-HF (three patent applications).

BackBeat CNT and CNT-HF are also protected by trade secrets and proprietary know-how. Orchestra seeks to protect its proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and commercial partners.

Orchestra will continue to endeavor to obtain and maintain patent protection worldwide on select patentable aspects of BackBeat CNT and CNT-HF as well as to protect its trade secrets and proprietary know-how.

Focal Therapeutics (Virtue SAB, SirolimusEFR and Sostenocel)

Orchestra relies on intellectual property protection for Virtue SAB and its enabling technologies, including SirolimusEFR and the AngioInfusion Balloon, based on protection of proprietary nanoparticle drug encapsulation technology through trade secrets and proprietary know-how; and through issued patents and patent applications in process covering key aspects of Virtue SAB’s micro-porous balloon system and integration of its drug encapsulation formulation with the device.

Virtue SAB is currently protected by six issued U.S. patents and 18 issued patents outside the United States with additional patent applications pending in the United States and in countries outside of the United States covering key aspects of Virtue SAB product design, clinical application and enabling technology. These issued patents, and any patents granted from such applications, will, or are expected to, expire between 2028 and 2032, without taking potential patent term extensions or adjustments into account. The foregoing patents are exclusively licensed to Terumo for the Subject Indications during the term of the Terumo Agreement. Orchestra will continue to selectively advance certain aspects of Virtue SAB toward submission of appropriate patent applications. A further nine published patent applications were filed to protect Virtue SAB.

Orchestra’s Sostenocel technology and SirolimusEFR are intentionally protected by trade secrets and proprietary know-how, as Orchestra believes the design and manufacture of this formulation would be highly difficult to develop or reverse engineer. Seeking patent protection for these processes would have required detailed publication of proprietary information without certainty of patent claim issuance or protection.

Development and production of SirolimusEFR have been refined and scaled to support the Virtue ISR-US trial and other trials Orchestra plans to conduct to support commercialization of SirolimusEFR. Production scaling and manufacturing processes are central components of the proprietary trade secret and proprietary know-how of the intellectual property protection of Virtue SAB and other future product candidates involving SirolimusEFR.

Virtue SAB is also protected by trade secrets and proprietary know-how that was intentionally not made public or published in patent applications. Orchestra believes the strategy to avoid publication of proprietary methods as long as possible has been an important part of maintaining the differentiation and advantages of Virtue SAB. Trade secrets and proprietary know-how include aspects of formulation, materials production, and manufacturing of Virtue SAB. Such trade secrets and proprietary information is used to develop and maintain Orchestra’s competitive position. Orchestra seeks to protect its proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and commercial partners.

Orchestra will continue to endeavor to obtain and maintain patent protection worldwide on select patentable aspects of Virtue SAB as well as to protect its trade secrets and proprietary know-how.

FreeHold Devices

Orchestra’s FreeHold Devices and additional minimally invasive surgery enabling devices are protected by an intellectual property portfolio which currently includes issued U.S. patents and pending U.S. applications and issued patents and pending applications in countries outside of the United States covering methods and apparatus for intracorporeal retraction and removal of organs, internal adjustment of device and retraction, as well as design for safe device removal. Specifically, this portfolio includes 13 issued U.S. patents, 23 issued patents in countries outside the United States, and several pending applications. These issued patents, and any patents granted from such applications, will, or are expected to, expire between 2030 and 2037, without taking potential patent term extensions or adjustments into account. A further seven published patent applications were filed to protect Freehold devices.

Trademarks

As of June 30 2022, Orchestra has 16 pending applications for trademark registration, covering “Orchestra BioMed,” “OBIO”, “SirolimusEFR”, “Virtue,” “AngioInfusion”, “Virtue Sirolimus AngioInfusion Balloon,” “BackBeat Medical”, “BackBeat CNT,” “BackBeat Cardiac Neuromodulation Therapy,” “Sostenocel,” “Moderato,” “FreeHold Surgical,” “FreeHold Duo,” and “FreeHold Trio.” This proxy statement/prospectus contains references to Orchestra’s trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our right or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Government Regulation

Orchestra’s BackBeat CNT and CNT-HF product candidates and its FreeHold Devices, as well as the PerQSeal and Pure-Vu products, are regulated as medical devices. Orchestra’s Virtue SAB product candidate is a proprietary drug/device combination product candidate in development for the treatment of artery disease. In the United States, products composed of components that would normally be regulated under different types of regulatory authorities, and frequently by different centers at the FDA, are known as combination products. In the case of Virtue SAB, if marketed individually, the balloon angioplasty device would be regulated by FDA as a medical device while SirolimusEFR would be regulated by the FDA as a drug. However, under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The designation of a lead center generally obviates the need for separate approval of each component of a combination product. The determination of which center will be the lead center is based on the “primary mode of action” of the combination product. Thus, if the primary mode of action of a drug/device combination product is attributable to the device product, the FDA center responsible for pre-market review of the device product would have primary jurisdiction for the combination product. A combination product with a medical-device primary mode of action generally would be reviewed and approved pursuant to the medical device approval processes set forth under the FDCA. In reviewing the marketing application for such a product, however, FDA reviewers in the drug center could consult with their counterparts in the device center to ensure that the drug component of the combination product met applicable requirements regarding safety and effectiveness. In addition, under FDA regulations, drug/device combination products are subject to cGMP requirements applicable to both drugs and devices, including the QSR applicable to medical devices.

In 2019, the FDA confirmed that Virtue SAB will be regulated as a combination product candidate, with the FDA’s Center for Devices and Radiological Health as the lead review center of a marketing application. Orchestra expects to seek FDA approval of Virtue SAB through submission of a PMA, reviewed by the FDA’s Center for Devices and Radiological Health, for each proposed indication, and does not expect that the FDA will require a separate marketing authorization for each constituent component of Virtue SAB. Orchestra anticipates that its standalone SirolimusEFR product candidate for indications such as ophthalmic inflammatory conditions (uveitis) and chronic joint inflammation (osteoarthritis) will be regulated by the FDA as a drug.

Medical Device Regulation

United States

Medical devices are subject to extensive and ongoing regulation by the FDA under the FDCA and its implementing regulations, as well as other federal and state regulatory bodies in the United States and comparable authorities in other countries under other statutes and regulations. The laws and regulations govern, among other things, product design and development, preclinical and clinical testing, manufacturing, packaging, labeling, storage, recordkeeping and reporting, clearance or approval, marketing, distribution, promotion, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as issuance of warning letters, import detentions, civil monetary penalties and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.

FDA’s Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States will require either FDA clearance of a 510(k) pre-market notification, or approval of a PMA application. BackBeat CNT and CNT-HF product candidates will be regulated as Class III medical devices and will require submission of a PMA supplement or a PMA. Orchestra also anticipates that its Virtue SAB product candidate will be regulated as a drug/device combination product that will require submission of a PMA.

PMA Pathway

In the United States, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturing and regulatory control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events and truthful and non-misleading advertising and promotion. Most Class I devices are classified as exempt from pre-market notification requirements and therefore may be commercially distributed without obtaining prior authorization from the FDA. Class II devices are subject to the FDA’s General Controls and special controls intended to provide reasonable assurance of safety and effectiveness of the device. Special controls can include performance standards, post-market surveillance, patient registries and guidance documents. Manufacturers of most Class II devices are required to submit to the FDA a pre-market notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, devices that utilize new technology, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, generally requiring approval of a PMA application.

Class III devices such as the BackBeat CNT and CNT-HF product candidates require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA application process is much more demanding than the 510(k) clearance process. A PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical studies, manufacturing and labeling, to demonstrate to the FDA’s satisfaction reasonable evidence of safety and effectiveness of the device. The PMA application must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling.

After a PMA application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. The FDA has 180 days under the FDCA to review a filed PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided.

Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. Although the FDA is not bound by the advisory panel’s decision, the panel’s recommendations are important to the FDA’s overall decision-making process. In addition, the FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with the QSR. The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.

Upon completion of the PMA review, the FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical studies that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.

The FDA will generally approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public’s health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Studies

Clinical studies are almost always required to support pre-market approval and are sometimes required for 510(k) clearance. All clinical investigations of investigational devices designed to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical studies. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical study to still proceed under a conditional approval. Acceptance of an IDE for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical studies.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”), for each clinical study site. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. If an IDE application is approved by the FDA and one or more IRBs, human clinical studies may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the evaluation of the device presents a non-significant risk to the patient, a sponsor may begin the clinical study after obtaining approval for the trial by one or more IRBs without separate approval from the FDA. However, the clinical study must still be conducted in compliance with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and recordkeeping requirements. During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, recordkeeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, the sponsor, the FDA or the IRB could suspend or terminate a clinical study at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits, or failures to follow applicable regulations.

Sponsors of certain clinical studies of medical devices are required to register with clinicaltrials.gov, a public database of clinical study information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical study is made public as part of the registration.

Breakthrough Devices Program

Following passage of the 21st Century Cures Act, the FDA implemented the Breakthrough Devices Program, which is a voluntary program offered to manufacturers of certain medical devices and device-led combination products that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients and healthcare providers with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for PMA approval, 510(k) clearance and de novo classification. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared alternatives, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions.

Ongoing Regulation by the FDA

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

•        establishment registration and device listing;

•        the QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•        labeling regulations, which require that promotion is truthful, not misleading, fairly balanced, provides adequate directions for use, and that all claims are substantiated, and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

•        medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

•        corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health;

•        complying with federal laws and regulations requiring Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

•        the FDA’s recall authority, whereby the FDA can order device manufacturers to recall a medical device from the market if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death; and

•        post-market surveillance regulations, which apply to certain Class II or Class III devices when necessary to protect the public’s health or to provide additional safety and effectiveness data for the device.

Manufacturing of medical devices is required to comply with the applicable portions of the QSR, which cover the methods and the facilities, controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, Orchestra’s facilities, records, and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Orchestra’s failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, its manufacturing operations and the recall or seizure of its products. The discovery of previously unknown problems with any marketed products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•        warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•        customer notifications, voluntary or mandatory recall or seizure of products;

•        operating restrictions, partial suspension or total shutdown of production;

•        refusals or delays in processing submissions or applications for new products or modifications to existing products;

•        refusal to grant export or import approvals for products;

•        withdrawing approvals that have already been granted; and

•        criminal prosecution.

European Union

Orchestra believes its Virtue SAB, BackBeat CNT and CNT-HF product candidates as well as its FreeHold Devices would be regulated in the EU as medical devices.

The EU has adopted specific directives and regulations regulating the design, manufacture, clinical investigation, conformity assessment, labeling and adverse event reporting for medical devices (including active implantable medical devices).

Until May 25, 2021, medical devices (including active implantable medical devices) were regulated by Council Directive 93/42/EEC and Council Directive 90/385/EEC (the “EU Medical Devices Directives”), which have been repealed and replaced by Regulation (EU) No 2017/745 (the “EU Medical Devices Regulation”). Orchestra’s current certificates have been granted under the EU Medical Devices Directives whose regimes are described below. However, as of May 26, 2021, some of the EU Medical Devices Regulation requirements apply in place of the corresponding requirements of the EU Medical Devices Directives with regard to registration of economic operators and of devices, post-market surveillance and vigilance requirements. If we want to market our medical devices in the EU, it will notably require that our devices be certified under the new regime set forth in the EU Medical Devices Regulation.

Medical Devices Directives

Under the EU Medical Devices Directives, all medical devices (including active implantable medical devices) placed on the market in the EU must meet the relevant essential requirements laid down in Annex I to the EU Medical Devices Directives, including the requirement that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performance intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter as it creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in Annex I to the EU Medical Devices Directives, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-assess the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a notified body. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (the notified body must presume that quality systems which implement the relevant harmonized standards — which is ISO 13485:2016 for Medical Devices Quality Management Systems — conform to these requirements). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.

Throughout the term of the certificate of conformity, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the notified body before it will renew the relevant certificate(s).

Medical Devices Regulation

The regulatory landscape related to medical devices in the EU recently evolved. On April 5, 2017, the EU Medical Devices Regulation was adopted with the aim of ensuring better protection of public health and patient safety. The EU Medical Devices Regulation establishes a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. Unlike the EU Medical Devices Directives, the EU Medical Devices Regulation is directly applicable in EU member states without the need for member states to implement into national law. This aims at increasing harmonization across the EU.

The EU Medical Devices Regulation became effective on May 26, 2021. The new regulation, among other things:

•        strengthens the rules on placing devices on the market (e.g., reclassification of certain devices and wider scope than the EU Medical Devices Directives) and reinforces surveillance once they are available;

•        establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•        establishes explicit provisions on importers’ and distributors’ obligations and responsibilities;

•        imposes an obligation to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

•        improves the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

•        sets up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•        strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

Devices lawfully placed on the market pursuant to the EU Medical Devices Directives prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025, provided that the requirements of the transitional provisions are fulfilled. In particular, the certificate in question must still be valid. However, even in this case, manufacturers must comply with a number of new or reinforced requirements set forth in the EU Medical Devices Regulation, in particular the obligations described below.

The EU Medical Devices Regulation requires that before placing a device, other than a custom-made device, on the market, manufacturers (as well as other economic operators such as authorized representatives and importers) must register by submitting identification information to the electronic system (Eudamed), unless they have already registered. The information to be submitted by manufacturers (and authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance. The new Regulation also requires that before placing a device, other than a custom-made device, on the market, manufacturers must assign a unique identifier to the device and provide it along with other core data to the unique device identifier (“UDI”) database. These new requirements aim at ensuring better identification and traceability of the devices. Each device — and as applicable, each package — will have a UDI composed of two parts: a device identifier (“UDI-DI”) specific to a device, and a production identifier (“UDI-PI”) to identify the unit producing the device. Manufacturers are also notably responsible for entering the necessary data on Eudamed, which includes the UDI database, and for keeping it up to date. The obligations for registration in Eudamed will become applicable at a later date (as Eudamed is not yet fully functional). Until Eudamed is fully functional, the corresponding provisions of the EU Medical Devices Directive continue to apply for the purpose of meeting the obligations laid down in the provisions regarding exchange of information, including, and in particular, information regarding registration of devices and economic operators.

All manufacturers placing medical devices on the market in the EU must comply with the EU medical device vigilance system which has been reinforced by the EU Medical Devices Regulation. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant authorities of the EU member states. These reports will have to be submitted through Eudamed — once functional — and aim to ensure that, in addition to reporting to the relevant authorities of the EU member states, other actors such as the economic operators in the supply chain will also be informed. Until Eudamed is fully functional, the corresponding provisions of the EU Medical Devices Directives continue to apply. A serious incident is defined as any malfunction or deterioration in the characteristics or performance of a device made available on the market, including use-error due to ergonomic features, as well as any inadequacy in the information supplied by the manufacturer and any undesirable side-effect, which, directly or indirectly, might have led or might lead to the death of a patient or user or of other persons or to a temporary or permanent serious deterioration of a patient’s, user’s or other person’s state of health or a serious public health threat. Manufacturers are required to take FSCAs defined as any corrective action for technical or medical reasons to prevent or reduce a risk of a serious incident associated with the use of a medical device that is made available on the market. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices. For similar serious incidents that occur with the same device or device type and for which the root cause has been identified or a FSCA implemented or where the incidents are common and well documented, manufacturers may provide periodic summary reports instead of individual serious incident reports.

The advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the EU Medical Devices Regulation, only devices that are CE-marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.

Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities and many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs.

The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland.

United Kingdom

In the United Kingdom (“UK”), the medical devices market is regulated by the Medicines and Healthcare products Regulatory Agency (“MHRA”), which performs market surveillance of medical devices on the UK market. Devices are regulated under the Medical Devices Regulations 2002, which gave effect in UK law to the following EU directives: Directive 90/385/EEC on active implantable medical device; Directive 93/42/EEC on medical devices; and Directive 98/79/EC on in vitro diagnostic medical devices. The UK Conformity Assessed (“UKCA”) marking is a UK product marking used for medical devices being placed on the Great Britain market. It is not recognized in the EU, so these products require a CE marking as well. CE marketed devices will be accepted on the Great Britain market until June 30, 2023. From July 1, 2023, devices placed on the Great Britain market will need to conform to UKCA marketing requirements.

Orchestra may need to support clinical and/or regulatory requirements in the UK for its BackBeat CNT product candidate, and potentially others.

Other Regions

Most major markets have different levels of regulatory requirements for medical devices. Modifications to the approved or certified products may require a new regulatory submission in all major markets. The regulatory requirements, and the review time, vary significantly from country to country. Products can also be marketed in other countries that have minimal requirements for medical devices.

Drug Regulation

United States

In the United States, Orchestra’s SirolimusEFR product candidate is subject to extensive regulation by the FDA, which regulates drugs under the FDCA and its implementing regulations, and other federal, state, and local regulatory authorities. The process of obtaining regulatory approvals and certifications and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•        completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s Good Laboratory Practice regulations;

•        submission to the FDA of an investigational new drug application (“IND”), which must become effective before human clinical studies may begin;

•        approval by an independent IRB or ethics committee at each clinical site before each trial may be initiated;

•        performance of adequate and well-controlled human clinical studies in accordance with GCP requirements to establish the safety and efficacy of the proposed drug product for its intended use;

•        submission to the FDA of an NDA after completion of all pivotal trials;

•        satisfactory completion of an FDA advisory committee review, if applicable;

•        satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•        satisfactory completion of an FDA inspection of selected clinical sites to assure compliance with GCPs and the integrity of the clinical data;

•        payment of user fees; and

•        FDA review and approval of the NDA.

Orchestra is currently working on all CMC testing for its IDE submission for the combination product Virtue SAB that includes populating a drug master file (“DMF”). Orchestra intends to follow up post-IDE approval for the Virtue SAB with exploring additional pre-clinical work to support additional indications. Depending on the indication, Orchestra may be able to leverage some of the biocompatibility and CMC data in the DMF, while providing additional data depending on the indication selected.

Preclinical Studies

Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective and a clinical study proposed in the IND may begin 30 days after the FDA receives the IND, unless before that time the FDA raises concerns or questions related to one or more proposed clinical studies and places the clinical study on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. As a result, submission of an IND may not result in the FDA allowing clinical studies to commence.

Orchestra believes that additional preclinical studies will be necessary for evaluating SirolimusEFR in new indications (either as a combination product or a drug product).

Clinical Studies

Clinical studies involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical study. Clinical studies are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND. An IRB at each institution participating in the clinical study must review and approve the plan for any clinical study before it commences at that institution, and the IRB must continue to oversee the clinical study while it is being conducted. Some trials also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical study if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. Information about certain clinical studies must be submitted within specific timeframes to the National Institutes of Health for public dissemination on their www.clinicaltrials.gov website.

Human clinical studies are typically conducted in three or four sequential phases, which may overlap or be combined:

•        Phase 1:    The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

•        Phase 2:    The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•        Phase 3:    The drug is administered to an expanded patient population, generally at geographically dispersed clinical study sites, in well-controlled clinical studies to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

•        Phase 4:    In some cases, the FDA may conditionally approve an NDA for a product candidate on the sponsor’s agreement to conduct additional clinical studies after NDA approval. In other cases, a sponsor may voluntarily conduct additional clinical studies post-approval to gain more information about the drug. Certain post-approval trials may be typically referred to as Phase 4 clinical studies.

Progress reports detailing the results of the clinical studies, among other information, must be submitted at least annually to the FDA, and more frequently if serious adverse events occur. Furthermore, the FDA or the sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk or the failure to meet the trial’s objectives. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical studies, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Orchestra believes that additional clinical studies will be necessary for evaluating SirolimusEFR in new indications (either as a combination product or a drug product).

Marketing Approval

Assuming successful completion of the required clinical testing in accordance with all applicable regulatory requirements, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of 10 months to review and act on an NDA designed for standard review and six months to review and act on an NDA designed for priority review, measured from the “filing”

date for an NDA for a new molecular entity (“NME”) or from the receipt date for an NDA for a non-NME product. Measuring from the “filing” date typically adds approximately two months to the timeline for review and decision, because the FDA has sixty days from receipt to make a “filing” decision, as described below.

In addition, under the Pediatric Research Equity Act of 2003 as amended and reauthorized, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements.

The FDA also may require submission of a REMS plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical study sites to assure compliance with GCP requirements.

The FDA generally accepts data from foreign clinical studies in support of an NDA if the trials were conducted under an IND. If a foreign clinical study is not conducted under an IND, the FDA nevertheless may accept the data in support of an NDA if the study was conducted in accordance with GCP requirements and the FDA is able to validate the data through an on-site inspection, if deemed necessary. The FDA may accept foreign data as the sole basis for marketing approval if (1) the foreign data are applicable to the U.S. population and U.S. medical practice, (2) the studies were performed by clinical investigators with recognized competence, and (3) the data may be considered valid without the need for an on-site inspection or, if the FDA considers the inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical study sites, if any, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter generally contains a statement of specific conditions that must be met to secure final approval of the NDA and may require additional clinical testing, preclinical testing, manufacturing or formulation modifications or other changes in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical studies, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

SirolimusEFR is the drug product component of Orchestra’s combination product Virtue SAB. Orchestra has yet to receive IDE approval for Virtue SAB.

The Hatch-Waxman Amendments

Orchestra’s current regulatory strategy is to pursue development of its standalone SirolimusEFR product candidate for indications such as ophthalmic inflammatory conditions (uveitis) and chronic joint inflammation (osteoarthritis) as a Section 505(b)(2) NDA. As an alternative path to FDA approval for modifications to formulations or uses of drugs previously approved by the FDA, an applicant may submit an NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) was enacted as part of the Hatch-Waxman Amendments. A Section 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness, but where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This type of application permits reliance for such approvals on literature or on the FDA’s previous findings of safety, effectiveness or both for an approved drug product. As such, under Section 505(b)(2), the FDA may rely, for approval of an NDA, on data not developed by or for the applicant and for which the applicant does not contain a right of reference. If the 505(b)(2) applicant can establish that reliance on FDA’s previous findings of safety and effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the product candidate. The FDA may also require companies to perform additional studies or measurements, including clinical studies, to support the change from the approved branded reference drug. The FDA may then approve the new product candidate for all, or some, of the label indications for which the branded reference drug has been approved, as well as for any new indication sought by the 505(b)(2) applicant.

Orange Book Listing

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant’s product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, known as the Orange Book. Any applicant who files an Abbreviated New Drug Application (“ANDA”) seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify, for each patent listed in the Orange Book for the referenced drug, to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA, (2) such patent has expired, (3) the date on which such patent expires or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. The fourth certification described above is known as a paragraph IV certification. A notice of the paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. This section viii statement does not require notice to the patent holder or NDA owner. There might also be no relevant patent certification.

If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the paragraph IV certification expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the applicant. Even if the 45 days expire, a patent infringement lawsuit can be brought and could delay market entry, but it would not extend the FDA-related 30-month stay of approval.

The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired. Specifically, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the listed drug. For example, a pharmaceutical manufacturer may obtain five years of non-patent exclusivity upon NDA approval of a NCE, which is a drug that contains an active moiety that has not been approved by FDA in any other NDA. An “active moiety” is defined as the molecule or ion responsible for the drug substance’s physiological or pharmacologic action. During the five-year exclusivity period, the FDA cannot accept for filing and cannot approve any ANDA seeking approval of a generic version of that drug or any 505(b)(2) NDA for the same active moiety and that relies on the FDA’s findings regarding that drug, except that the FDA may accept an application for filing after four years (and may initiate a review of the application, but still may not approve it for five years) if the follow-on applicant makes a paragraph IV certification. This exclusivity period may be extended by an additional six months if certain requirements are met to qualify the product for pediatric exclusivity, including the receipt of a written request from the FDA that the NDA holder conduct certain pediatric studies, the submission of study reports from such studies to the FDA after receipt of the written request and satisfaction of the conditions specified in the written request.

In addition, a drug, including one approved under Section 505(b)(2), may also obtain a three-year period of market exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. Should this occur, the FDA would be precluded from approving any ANDA or 505(b)(2) application that relies on the information supporting the approval of the drug, or the change to the drug for which the information was submitted and the exclusivity granted, until after that three-year exclusivity period has run. However, unlike for NCE exclusivity, the FDA can accept an application and begin the review process during the exclusivity period.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA and other government authorities, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications, manufacturing changes or other labeling claims, are subject to prior FDA review and approval. There also are continuing annual program fee requirements for any marketed products.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical studies, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state authorities and are subject to periodic unannounced inspections by the FDA and these state authorities for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution or other restrictions under a REMS program.

Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters or holds on ongoing or proposed clinical studies;

•        refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•        product seizure or detention, or refusal to permit the import or export of products;

•        consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•        mandated modification of promotional materials and labeling and the issuance of corrective information;

•        the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•        injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. A company can make only those claims that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by Orchestra and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (the “PDMA”), which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Foreign Regulation

In addition to regulations in the United States, Orchestra will be subject to a variety of foreign regulations governing clinical studies and commercial sales and distribution of its products. Whether or not Orchestra obtains FDA approval for a product, it must obtain approval or certification by the comparable regulatory authorities of foreign countries before it can commence clinical studies, and approval or certification from regulatory authorities in foreign countries, such as the EU, before it may market products in those countries. The requirements and process governing the conduct of clinical studies, approval process, product licensing, pricing and reimbursement vary from country to country. Failure to comply with applicable foreign regulatory requirements, may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Non-clinical studies and clinical studies

Similarly to the United States, the various phases of non-clinical and clinical research in the EU are subject to significant regulatory controls.

Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical studies must be conducted in compliance with the principles of good laboratory practice (“GLP”) as set forth in EU Directive 2004/10/EC. In particular, non-clinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.

Clinical studies of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Conference on Harmonization (“ICH”), guidelines on Good Clinical Practices (“GCP”), as well as the applicable regulatory requirements and the ethical principles that have their origin in the

Declaration of Helsinki. If the sponsor of the clinical study is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical study insurance policy, and in most EU member states, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical study.

The regulatory landscape related to clinical study in the EU has been subject to recent changes. The EU Clinical Trials Regulation (“CTR”), which was adopted in April 2014 and repeals the EU Clinical Trials Directive (the “Clinical Trials Directive”), became applicable on January 31, 2022. Unlike directives, the CTR is directly applicable in all EU member states without the need for member states to further implement it into national law. The CTR notably harmonizes the assessment and supervision processes for clinical studies throughout the EU via a Clinical Trials Information System, which contains a centralized EU portal and database.

While the Clinical Trials Directive required a separate clinical trial application (“CTA”) to be submitted in each member state, to both the competent national health authority and an independent ethics committee, much like the FDA and IRB respectively, the CTR introduces a centralized process and only requires the submission of a single application to all member states concerned. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state. The CTA must include, among other things, a copy of the trial protocol and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. The assessment procedure of the CTA has been harmonized as well, including a joint assessment by all member states concerned, and a separate assessment by each member state with respect to specific requirements related to its own territory, including ethics rules. Each member state’s decision is communicated to the sponsor via the centralized EU portal. Once the CTA is approved, clinical study development may proceed.

The CTR foresees a three-year transition period. The extent to which ongoing and new clinical studies will be governed by the CTR varies. For clinical studies whose CTA was made under the Clinical Trials Directive before January 31, 2022, the Clinical Trials Directive will continue to apply on a transitional basis for three years. Additionally, sponsors may still choose to submit a CTA under either the Clinical Trials Directive or the CTR until January 31, 2023 and, if authorized, those will be governed by the Clinical Trials Directive until January 31, 2025. By that date, all ongoing trials will become subject to the provisions of the CTR.

Medicines used in clinical studies must be manufactured in accordance with GMP. Other national and EU-wide regulatory requirements may also apply.

Marketing Authorization

In order to market our future product candidates in the EU and many other foreign jurisdictions, we must obtain separate regulatory approvals. More concretely, in the EU, medicinal product candidates can only be commercialized after obtaining a marketing authorization (“MA”). To obtain regulatory approval of a product candidate under EU regulatory systems, we must submit a MA application (“MAA”). The process for doing this depends, among other things, on the nature of the medicinal product. There are two types of MAs:

•        “Centralized MA” are issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Product for Human Use (“CHMP”) of the European Medicines Agency (“EMA”) and are valid throughout the EU. The centralized procedure is mandatory for certain types of product candidates, such as: (i) medicinal products derived from biotechnology processes, such as genetic engineering, (ii) designated orphan medicines, (iii) medicinal products containing a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, neurodegenerative diseases, diabetes, auto-immune and other immune dysfunctions and viral diseases and (iv) advanced therapy medicinal products (“ATMPs”) such as gene therapy, somatic cell therapy or tissue-engineered medicines. The centralized procedure is optional for product candidates containing a new active substance not yet authorized in the EU, or for product candidates that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

•        “National MAs” are issued by the competent authorities of the EU member states, only cover their respective territory, and are available for product candidates not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in an EU member state, this national MA can be recognized in another member state through the mutual recognition procedure. If the product has not received a national MA in any member state at the time of application, it can be approved simultaneously in various member states through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the member states in which the MA is sought, one of which is selected by the applicant as the reference member state.

Under the centralized procedure the maximum timeframe for the evaluation of a MAA by the EMA is 210 days.

In exceptional cases, the CHMP might perform an accelerated review of a MAA in no more than 150 days (not including clock stops). Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the Priority Medicines (“PRIME”) scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. In March 2016, the EMA launched an initiative, the PRIME scheme, a voluntary scheme aimed at enhancing the EMA’s support for the development of medicines that target unmet medical needs. It is based on increased interaction and early dialogue with companies developing promising medicines, to optimize their product development plans and speed up their evaluation to help them reach patients earlier. Product developers that benefit from PRIME designation can expect to be eligible for accelerated assessment but this is not guaranteed. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical study designs and other development program elements, and accelerated MAA assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the CHMP is appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.

Moreover, in the EU, a “conditional” MA may be granted in cases where all the required safety and efficacy data are not yet available. The conditional MA is subject to conditions to be fulfilled for generating the missing data or ensuring increased safety measures. It is valid for one year and has to be renewed annually until fulfillment of all the conditions. Once the pending studies are provided, it can become a “standard” MA. However, if the conditions are not fulfilled within the timeframe set by the EMA, the MA ceases to be renewed. Furthermore, MA may also be granted “under exceptional circumstances” when the applicant can show that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use even after the product has been authorized and subject to specific procedures being introduced. This may arise in particular when the intended indications are very rare and, in the present state of scientific knowledge, it is not possible to provide comprehensive information, or when generating data may be contrary to generally accepted ethical principles. This MA is close to the conditional MA as it is reserved to medicinal products to be approved for severe diseases or unmet medical needs and the applicant does not hold the complete data set legally required for the grant of a MA. However, unlike the conditional MA, the applicant does not have to provide the missing data and will never have to. Although the MA “under exceptional circumstances” is granted definitively, the risk-benefit balance of the medicinal product is reviewed annually and the MA is withdrawn in case the risk-benefit ratio is no longer favorable.

MAs have an initial duration of five years. After these five years, the authorization may be renewed for an unlimited period on the basis of a reevaluation of the risk-benefit balance.

Data and marketing exclusivity

The EU also provides opportunities for market exclusivity. Upon receiving MA, reference products generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, the data exclusivity period prevents generic or biosimilar applicants from relying on the pre-clinical and clinical study data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until 10 years have elapsed from the initial MA of the reference product in the EU. The overall 10-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those 10 years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity.

Post-Approval Requirements

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the member states. The holder of a MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (“PSURs”).

All new MAAs must include a risk management plan (“RMP”) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical studies or post-authorization safety studies.

The advertising and promotion of medicinal products is also subject to laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the EU. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each member state and can differ from one country to another.

The aforementioned EU rules are generally applicable in the EEA.

Failure to comply with EU and member state laws that apply to the conduct of clinical studies, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, manufacturing of pharmaceutical products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical studies, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical studies, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

Regulation of Combination Products in the EU

The EU regulates medical devices and medicinal products separately, through different legislative instruments, and the applicable requirements will vary depending on the type of drug-device combination product. EU guidance has been published to help manufacturers select the right regulatory framework.

Drug-delivery products intended to administer a medicinal product where the medicinal product and the device form a single integral product are regulated as medicinal products in the EU. The EMA is responsible for evaluating the quality, safety and efficacy of MAAs submitted through the centralized procedure, including the safety and performance of the medical device in relation to its use with the medicinal product. The EMA or the EU member state national competent authority will assess the product in accordance with the rules for medicinal products described above but the device part must comply with the EU Medical Devices Regulation (including the general safety and performance requirements provided in Annex I). The MAA must include — where available — the results of the assessment of the conformity of the device part with the Medical Devices Regulation contained in the manufacturer’s EU declaration of conformity of the device or the relevant certificate issued by a notified body. If the MAA does not include the results of the conformity assessment and where for the conformity assessment of the device, if used separately, the involvement of a notified body is required, the competent authority must require the applicant to provide a notified body opinion on the conformity of the device.

By contrast, in case of drug-delivery products intended to administer a medicinal product where the device and the medicinal product do not form a single integral product (but are e.g., co-packaged), the medicinal product is regulated in accordance with the rules for medicinal products described above while the device part is regulated as a medical device and will have to comply with all the requirements set forth by the EU Medical Devices Regulation.

The characteristics of non-integral devices used for the administration of medicinal products may impact the quality, safety and efficacy profile of the medicinal products. To the extent that administration devices are co-packaged with the medicinal product or, in exceptional cases, where the use of a specific type of administration device is specifically provided for in the product information of the medicinal product, additional information may need to be provided in the MAA for the medicinal product on the characteristics of the medical device(s) that may impact on the quality, safety and/or efficacy of the medicinal product.

The requirements regarding quality documentation for medicinal products when used with a medical device, including single integral products, co-packaged and referenced products, are outlined in the EMA guideline of July 22, 2021, which became applicable as of January 1, 2022.

The aforementioned EU rules are generally applicable in the EEA.

Coverage and Reimbursement

Sales of any pharmaceutical and medical device product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Significant uncertainty exists as to the coverage and reimbursement status of any newly approved product. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. One third-party payor’s decision to cover a particular product does not ensure that other payors will also provide coverage for the product. As a result, the coverage determination process can require manufactures to provide scientific and clinical support for the use of a product to each payor separately and can be a time-consuming process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

In addition, third-party payors are increasingly reducing reimbursements for medical devices, pharmaceutical products and services. The U.S. government and state legislatures have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are more and more challenging the prices charged, examining the medical necessity and reviewing the cost effectiveness of medical devices and pharmaceutical products, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Pharmaceutical products may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products and may also compete with imported foreign products. Furthermore, there is no assurance that a product will be considered medically reasonable and necessary for a specific indication, will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be established even if coverage is available or that the third-party payors’ reimbursement policies will not adversely affect the ability for manufacturers to sell products profitably.

Fraud and Abuse and Other Healthcare Regulations

Federal and state governmental agencies and equivalent foreign authorities subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. These laws constrain the sales, marketing and other promotional activities of medical device manufacturers by limiting the kinds of financial arrangements Orchestra may have with hospitals, physicians and other potential purchasers of its products. Federal healthcare fraud and abuse laws apply to Orchestra’s business when a customer submits a claim for an item or service that is reimbursed under Medicare, Medicaid or other federally funded healthcare programs. Patient privacy statutes and regulations by foreign, federal and state governments may also apply in the locations in which Orchestra does business. Descriptions of some of the U.S. laws and regulations that may affect Orchestra’s ability to operate follow.

Federal Healthcare Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good or service for which payment may be made, in whole or in part, by federal healthcare programs, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value, and the government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of the law or a specific intent to violate it. In addition, the government may assert that a claim, including items or services resulting from a violation of the Anti-Kickback Statute, constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. The Anti-Kickback Statute is subject to evolving interpretations and has been applied by government enforcement officials to a number of common business arrangements in the medical device industry. There are a number of statutory exceptions and regulatory safe harbors protecting certain business arrangements from prosecution under the Anti-Kickback Statute; however, those exceptions and safe harbors are drawn narrowly and there is no exception or safe harbor for many common business activities, such as reimbursement support programs, educational and research grants or charitable donations. The failure of a transaction or arrangement to fit precisely within one or more applicable statutory exceptions or regulatory safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy all requirements of an applicable safe harbor may result in increased scrutiny by government enforcement authorities and will be evaluated on a case-by-case basis based on a cumulative review of all facts and circumstances.

Federal Civil False Claims Act

The federal civil False Claims Act prohibits, among other things, persons or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. A claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Actions under the federal civil False Claims Act may be brought by the government or as a qui tam action by a private individual in the name of the government. These individuals, sometimes known as “relators” or, more commonly, as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The number of filings of qui tam actions has increased significantly in recent years. Qui tam actions are filed under seal and impose a mandatory duty on the U.S. Department of Justice to investigate such allegations. Most private citizen actions are declined by the Department of Justice or dismissed by federal courts. However, the investigation costs for a company can be significant and material even if the allegations are without merit. Various states have adopted laws similar to the federal civil False Claims Act, and many of these state laws are broader in scope and apply to all payors, and therefore, are not limited to only those claims submitted to the federal government. Medical device manufacturers and other healthcare companies also are subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs.

Healthcare Fraud Statute

HIPAA and its implementing regulations created federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Sunshine Act

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually with certain exceptions to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other transfers of value made to physicians (as defined by statute), certain non-physician practitioners, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives, and teaching hospitals, either directly or indirectly through a third party at the request of such physician, non-physician practitioner or teaching hospital, as well as ownership and investment interests held by physicians and their immediate family members.

Other State Laws

Certain states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and/or require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities.

State and federal regulatory and enforcement agencies continue to actively investigate violations of healthcare laws and regulations, and the U.S. Congress continues to strengthen the arsenal of enforcement tools. The Bipartisan Budget Act of 2018 (the “BBA”) increased the criminal and civil penalties that can be imposed for violating certain federal healthcare laws, including the Anti-Kickback Statute. Enforcement agencies also continue to pursue novel theories of liability under these laws. In particular, government agencies recently have increased regulatory scrutiny and enforcement activity with respect to manufacturer reimbursement support activities and other patient support programs, including bringing criminal charges or civil enforcement actions under the Anti-Kickback Statute, federal civil False Claims Act and violations of healthcare fraud and HIPAA privacy provisions.

Enforcement and Penalties for Noncompliance with Fraud and Abuse Laws and Regulations

Compliance with these federal and state laws and regulations requires substantial resources. If Orchestra’s operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to it, Orchestra may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion from participation in government healthcare programs such as the Medicare and Medicaid programs, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of its operations. Companies settling federal civil False Claims Act, Anti-Kickback Statute and other fraud and abuse cases also may be required to enter into a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General in order to avoid exclusion from participation (i.e., loss of coverage for their products) in federal healthcare programs such as Medicare and Medicaid. Corporate Integrity Agreements typically impose substantial costs on companies to ensure compliance.

For additional information regarding obligations under federal healthcare statues and regulations, please see the section titled “Risk Factors — Risks Related to Government Regulation and Our Industry — Our relationships with physicians, patients and payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, and other healthcare laws and regulations.”

United States Healthcare Reform

There have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system.

For example, in the United States, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education and Reconciliation Act (collectively, the “ACA”), was enacted. The ACA contained a number of significant provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which impacted existing government healthcare programs and resulted in the development of new programs. The ACA also imposed an excise tax of 2.3% on the sale of most medical devices, which was suspended, effective January 1, 2016, and subsequently repealed, effective January 1, 2020.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments varies from 1% from April 1, 2022 through June 30, 2022, to up to 3% in the final fiscal year of this sequester. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. Additionally, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase and which suppliers will be included in their healthcare programs.

We expect additional state, federal and foreign healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal, state and foreign governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

For instance, in December 2021, the EU Regulation No 2021/2282 on Health Technology Assessment (“HTA”), amending Directive 2011/24/EU, was adopted. This regulation which entered into force in January 2022 intends to boost cooperation among EU member states in assessing health technologies, including some medical devices, and providing the basis for cooperation at the EU level for joint clinical assessments in these areas. The regulation foresees a three-year transitional period and will permit EU member states to use common HTA tools, methodologies, and procedures across the EU, working together in four main areas, including joint clinical assessment of the innovative health technologies with the most potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual EU member states will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Employees

As of June 30, 2022, Orchestra had 42 employees engaged in finance, clinical, research and development, engineering, regulatory and administration functions. Orchestra anticipates that the number of employees will grow as it scales its research and development and clinical organizational capabilities. In addition, Orchestra utilizes and will continue to utilize consultants, clinical research organizations and third parties to perform its analytical and test method development, component and sub-assembly design and manufacturing, as well as preclinical studies, clinical studies, manufacturing and regulatory functions. Orchestra will use consultants and third-party analytical and design houses to complement internal capabilities and will utilize external manufacturing partners that have extensive experience in medical devices and dealing with regulatory bodies to provide components, assemblies and final product. Orchestra’s suppliers will have ISO 13485 approved quality systems (or have been approved for GMP manufacturing of pharmaceutical products).

None of Orchestra’s employees are represented by a labor union or covered under a collective bargaining agreement. Orchestra considers its employee relations to be good.

Facilities

Orchestra is the lessee of 5,461 square feet of office and laboratory space in New Hope, Pennsylvania. In January 2019, Orchestra signed a lease extension which added an additional 2,591 square feet to its existing lease. The new lease totals approximately 8,052 square feet and began in October 2019 and expires five years later in September 2024 at an annual rental of approximately $209,230. The laboratories support research, development and analytical functions of both formulation and device components of Virtue SAB. Orchestra will use these laboratories to perform all non-GMP analytical methods related to formulation characterization and release specifications (high performance liquid chromatography, dynamic light scattering, light obscuration, thermal analysis, etc.) as well as pilot scale production of formulation. Orchestra will also conduct engineering and device testing (burst, compliance, flow, dose delivery) and method development for Virtue SAB in this facility.

In November 2019, Orchestra entered into a lease agreement for approximately 5,200 square feet of office space in New York, New York. The lease will expire in March 2028. The monthly lease payments commenced five months after the date of the agreement. Simultaneously, as stipulated in the lease agreement, Orchestra obtained and delivered an unconditional, irrevocable letter of credit of approximately $252,000 from a financial institution, which expires in October 2022.

In January 2020, Orchestra entered into an agreement for the use of portions of the premises of Motus GI, a related party, for office space in Fort Lauderdale, Florida. The agreement will expire in November 2024. The monthly fee commenced on the month following the date of the agreement. Monthly fees will be between approximately $7,000 and $24,000 for the period from commencement through termination. The amount paid is estimated to be proportionate to the percentage of space used by Orchestra applied to the monthly rent obligated to be paid by Motus GI to its landlord. As noted above, Orchestra currently has a minority equity interest in Motus GI and owns a royalty certificate that entitles Orchestra to certain royalty payments from Motus GI. In addition, David P. Hochman, Orchestra’s chief executive officer, is currently Chairman of the board of directors of Motus GI and Darren R. Sherman also serves on the board of directors of Motus GI.

Legal Proceedings

Orchestra is not currently subject to any material legal proceedings. Orchestra may be subject to other legal proceedings and claims in the ordinary course of business. Orchestra cannot predict the results of any such disputes, and despite the potential outcomes, potential legal proceedings and claims may have an adverse material impact on it due to diversion of management time and attention as well as the financial costs related to resolving such disputes.

Piper Sandler & Co. Engagement

In January 2016, BackBeat engaged Piper Jaffray & Co. (“Piper”) as its exclusive financial advisor with respect to potential strategic transactions involving BackBeat. In connection with this engagement, Piper is entitled to a fee in connection with the Medtronic Collaboration, including a standard and customary advisory fee based on the gross proceeds from Medtronic’s investment in the Series D Financing.

Aegis Capital Corp. Engagement

On January 28, 2022, Orchestra entered into a Non-Exclusive Selling Agency Agreement with Aegis Capital Corp. (“Aegis”, and such agreement, the “Aegis Agreement”) pursuant to which Orchestra engaged Aegis as its non-exclusive selling agent in connection with the Series D Financing. Pursuant to the Aegis Agreement, Orchestra will pay Aegis at each closing under the Series D Financing a cash placement fee equal to six percent (6.0%) of the gross proceeds received from a pre-determined list of investors as well as new investors that Aegis sources in connection with the Series D Financing. Aegis is also entitled to reimbursement of reasonable documented out-of-pocket expenses, not to exceed $100,000 in the aggregate.

EXECUTIVE AND DIRECTOR COMPENSATION OF ORCHESTRA

This section discusses the material components of the executive compensation program for Orchestra’s executive officers who would be Orchestra’s “named executive officers” if Orchestra was subject to the reporting requirements under the Exchange Act. We expect that at least some of these executive officers will be named executive officers of the combined business after the closing. For the fiscal year ending December 31, 2021, Orchestra’s “named executive officers” and their positions were as follows:

•        David P. Hochman, Chief Executive Officer and Chairman of the Orchestra Board

•        Darren R. Sherman, President, Chief Operating Officer and a Director of Orchestra

•        Yuval Mika, Ph. D., General Manager and Chief Technology Officer, Bioelectronic Therapies

Unless the context otherwise requires, all references in this section to the “Company,” “Orchestra,” or “it” refer to the business of Orchestra BioMed, Inc. and its subsidiaries prior to the consummation of the Business Combination and to New Orchestra and its subsidiaries after the Business Combination. References in this section to “common stock” refer to Orchestra Common Stock. This discussion may contain forward-looking statements that are based on Orchestra’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Orchestra adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.

HSAC2 is, and after the Business Combination, New Orchestra will be, an emerging growth company and a smaller reporting company. Therefore, Orchestra is and New Orchestra will be subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder non-binding advisory approval of any golden parachute payments not previously approved.

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to Orchestra’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
David P. Hochman	2021	395,000	38,709	276,500	$710,209
Chief Executive Officer & Chairman
Darren R. Sherman	2021	395,000	19,355	276,500	$690,855
President & Chief Operating Officer
Yuval Mika, Ph. D.	2021	388,800	—	95,000	$483,800
General Manager & Chief Technology Officer, Bioelectronic Therapies

____________

(1)      The amounts shown in this column represent the aggregate grant date fair value of stock awards granted to Orchestra’s named executive officers computed in accordance with FASB ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. See Note 9 to Orchestra’s consolidated audited financial statements for the fiscal years ended December 31, 2021 and 2020 for a description of Orchestra’s assumptions used in the calculation.

(2)      See “— Narrative Disclosure to Summary Compensation Table — Equity-Based Incentive Awards.”

(3)      Bonus amounts for 2021 for all named executive officers were paid on June 30, 2022. See “— Narrative Disclosure to Summary Compensation Table — Non-Equity Incentive Compensation.”

Narrative Disclosure to Summary Compensation Table

Overview

The primary elements of compensation for Orchestra’s named executive officers are base salary, annual performance bonuses and equity awards. Orchestra’s named executive officers also participate in employee benefit plans and programs that Orchestra offers to its other employees, as described below. Orchestra’s executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of Orchestra stockholders.

Annual Base Salary

The salaries of Orchestra’s named executive officers are specified in their respective employment agreements, which were negotiated with Orchestra’s executive officers in connection with the formation of the business through mergers that were completed on May 31, 2018 with each of (i) Caliber Therapeutics, Inc., (ii) BackBeat Medical, Inc. and (iii) FreeHold Surgical, Inc.

Non-Equity Incentive Compensation

Orchestra’s named executive officers are entitled to receive bonuses pursuant to the terms of their respective employment agreements. Under the terms of these employment agreements, the amounts of these bonuses and the performance metrics and goals required to receive those bonus amounts are determined by the Orchestra Board based on appropriate comparative benchmarks.

For 2021, annual bonuses for Orchestra’s named executive officers were based on progress made (i) by the focal therapies group with respect to certain clinical, regulatory and other matters; (ii) by the bioelectronic therapies group with respect to partnering, clinical studies, product development, clinical and regulatory development and research; and (iii) relating to (a) financing and potentially becoming a public company, (b) auditing matters and reporting matters and (c) strategy, marketing and business development.

For 2021, the target bonus for each of Messrs. Hochman and Sherman was 100% of their respective base salaries, and the target bonus for Dr. Mika was 35% of his base salary. Based on Orchestra’s progress against the performance goals set by its compensation committee, the compensation committee determined to pay each of its named executive officers 70% of their target bonuses for 2021. The actual annual cash bonuses awarded to each named executive officer for 2021 performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity-Based Incentive Awards

Orchestra’s equity-based incentive awards are designed to align its interests and the interests of its stockholders with those of its employees and consultants, including the named executive officers. The Orchestra Board is responsible for approving equity grants based on recommendations of the compensation committee. As described below, each of the named executive officers is entitled to certain equity awards pursuant to the terms of his employment agreement.

In June 2021, Orchestra Board granted 31,703 restricted stock units to Mr. Hochman and 15,582 restricted stock units to Mr. Sherman. These equity awards were granted as part of the named executive officers’ bonuses for 2020, a portion of which the named executive officers agreed would be paid in equity to help preserve Orchestra’s cash. One hundred percent of the restricted stock units granted pursuant to these awards vested on the date of grant.

All equity awards have been made under the Orchestra BioMed, Inc. 2018 Stock Incentive Plan (the “Orchestra 2018 Plan”).

Employment Agreements with Orchestra’s Named Executive Officers

Each of Orchestra’s named executive officers is party to an employment agreement with Orchestra’s that sets forth the terms and conditions of their employment. Each such agreement provides for “at will” employment. The material terms of the employment agreements with the named executive officers are described below.

Certain Provisions in Employment Agreement of David P. Hochman

On May 31, 2018, Orchestra entered into an employment agreement with David P. Hochman that governs the terms of his employment with Orchestra as its Chief Executive Officer. Pursuant to the agreement, Mr. Hochman receives an annual base salary of $395,000. In addition to this base compensation, Mr. Hochman is eligible to receive a discretionary annual bonus during each fiscal year of his employment, such amount, and the performance metrics and goals required to receive such amount, to be determined by the Orchestra Board based on appropriate comparative benchmarks. The agreement also provides that he receive common stock or options to acquire common stock (at his election) in the amount of four percent of the fully-diluted shares of Orchestra Common Stock as of the date of the final closing of the private placement of Orchestra’s Series B Preferred Stock (the “Hochman Series B Grant”). In accordance with the Hochman Series B Grant, Mr. Hochman was (i) granted options to purchase 567,357 shares of common stock at an exercise price of $2.00 per share on August 7, 2018 and (ii) 100,000 shares of restricted stock on August 7, 2019, which shares were issued late due to an administrative omission (the Orchestra Board determined to vest all of these shares immediately in light of the delay in their issuance). The final closing of Orchestra’s private placement of Series B Preferred Stock did not take place until October 18, 2018, and Mr. Hochman was granted 119,021 shares of restricted stock in August 2019 pursuant to the Hochman Series B Grant.

In addition, Mr. Hochman’s employment agreement provides that he is to receive common stock or options to acquire common stock (at his election), in an amount such that, together with the options and restricted stock issued pursuant to the Hochman Series B Grant, he will have received common stock or options to acquire common stock in an amount equal to four percent of the fully-diluted shares of Orchestra Common Stock as of the Follow-On Offering Date, which is the earlier of (A) the date of the final closing of a Follow-On Offering (as such term is defined in the Investors’ Rights Agreement, dated May 31, 2018, by and among Orchestra and investors signatory thereto, as amended (the “Investors’ Rights Agreement”)) and (B) the effective date of Orchestra’s first firm commitment public offering of its common stock under the Securities Act. Orchestra’s private placement of Series B-1 Preferred Stock would have qualified as a Follow-On Offering; however, pursuant to the terms of the Investors’ Rights Agreement, the Orchestra Board and Orchestra’s stockholders waived the treatment of the Series B-1 Preferred Stock offering as a Follow-On Offering. The Series D Financing qualified as a Follow-On Offering, and, accordingly, Mr. Hochman received 1,343,327 options at the closing of the Series D Financing.

Certain Provisions in Employment Agreement of Darren R. Sherman

On May 31, 2018, Orchestra entered into an employment agreement with Darren R. Sherman that governs the terms of his employment with Orchestra as its President and Chief Operating Officer. Pursuant to the agreement, Mr. Sherman receives an annual base salary of $395,000. In addition to this base compensation, Mr. Sherman is eligible to receive a discretionary annual bonus during each fiscal year of his employment, such amount, and performance metrics and goals required to receive such amount, to be determined by the Orchestra Board based on appropriate comparative benchmarks. The agreement also provides that he receive common stock or options to acquire common stock (at his election) in the amount of four percent of the fully-diluted shares of Orchestra Common Stock as of the date of the final closing of the private placement of Orchestra’s Series B Preferred Stock (the “Sherman Series B Grant”). In accordance with the Sherman Series B Grant, Mr. Sherman was granted options to purchase 667,357 shares of common stock at an exercise price of $2.00 per share on August 7, 2018. The final closing of Orchestra’s private placement of Series B Preferred Stock did not take place until October 18, 2018, and Mr. Sherman was granted 119,021 shares of restricted stock in August 2019 pursuant to the Sherman Series B Grant.

In addition, Mr. Sherman’s employment agreement provides that he is to receive common stock or options to acquire common stock (at his election), in an amount such that, together with the options and restricted stock issued pursuant to the Sherman Series B Grant, he will have received common stock or options to acquire common stock in an amount equal to four percent of the fully-diluted shares of Orchestra Common Stock as of the Follow-On Offering Date, which is the earlier of (i) the date of the final closing of a Follow-On Offering (as such term is defined in the Investors’ Rights Agreement) and (ii) the effective date of Orchestra’s first firm commitment public offering of its common stock under the Securities Act. Orchestra’s private placement of Series B-1 Preferred Stock would have qualified as a Follow-On Offering; however, pursuant to the terms of the Investors’ Rights Agreement, the Orchestra Board and Orchestra’s stockholders waived the treatment of the Series B-1 Preferred Stock offering as a Follow-On Offering. The Series D Financing qualified as a Follow-On Offering, and, accordingly, Mr. Sherman received 1,343,327 options at the closing of the Series D Financing.

Board Membership Provisions under Messrs. Hochman and Sherman’s Employment Agreements

Orchestra’s employment agreements with each of Messrs. Hochman and Sherman provide that they each serve as a member of the Orchestra Board. Subject to the terms and conditions of their respective employment agreements, with respect to each of Messrs. Hochman and Sherman, in the event that he is terminated as Chief Executive Officer (with respect to Mr. Hochman) or President and Chief Operating Officer (with respect to Mr. Sherman) under his employment other than for Cause (as defined below), he will be entitled to remain a director until the end of his term.

Provisions Applicable to Option Awards Made Under each of Messrs. Hochman and Sherman’s Employment Agreements

Any option grant made under the employment agreements of each of Messrs. Hochman and Sherman has (or will have) the following terms:

•        upon a Change of Control (as defined below) of Orchestra, any unvested options will become fully vested; and

•        if the executive is terminated without Cause, or voluntarily terminates his employment with Good Reason (as defined below), any unvested options will become fully vested.

Termination and Severance Provisions under Messrs. Hochman and Sherman’s Employment Agreements

With respect to the each of Messrs. Hochman and Sherman, if Orchestra terminates his employment without Cause (as defined below), if he voluntarily resigns with Good Reason (as defined below) or his employment terminates due to his death, (i)(a) Orchestra will pay him (or his estate) his base salary accrued and unpaid through the date of his termination and (b) Orchestra will reimburse him (or his estate) for any properly incurred expense (collectively, “Accrued Obligations”), (ii) provided that he signs a customary release, Orchestra will continue to pay him (or his estate) his then-effective base salary for a period of twelve months beginning on the date such termination becomes effective and (iii) he will have 12 months to exercise vested stock options. If either Mr. Hochman or Mr. Sherman is terminated for Cause or resigns without Good Reason, Orchestra will pay him the Accrued Obligations.

Definition of Cause under Messrs. Hochman and Sherman’s Employment Agreements

Orchestra may terminate each of Mr. Hochman or Mr. Sherman immediately upon the occurrence of the following events, which constitute “Cause” under each of their employment agreements:

•        executive’s breach of any of his obligations under the restrictive covenants section of his employment agreement;

•        executive’s breach of any of his obligations under his employment agreement (other than the restrictive covenants section of his agreement), which, to the extent curable, has not been cured within 30 days after the executive has been provided written notice of such breach;

•        executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for, any felony or any misdemeanor involving theft, fraud, dishonesty or moral turpitude; or

•        fraud or embezzlement against Orchestra.

Definition of Good Reason under Messrs. Hochman and Sherman’s Employment Agreements

“Good Reason” means each of:

•        Orchestra’s alteration of executive’s title, role, work description or responsibilities without the prior express written consent of executive;

•        the failure to pay any of Orchestra’s obligations owed to the executive under his employment agreement (subject to a cure period of five business days);

•        Orchestra’s requirement that the executive relocate from Greenwich, Connecticut in the case of Mr. Hochman or Fort Lauderdale, Florida in the case of Mr. Sherman;

•        Orchestra’s performance of any illegal or civilly actionable act that materially damages the executive’s reputation or is considered harassment under federal or applicable state law, as determined by a court of competent jurisdiction in a final, non-appealable adjudication; or

•        a liquidation, bankruptcy or receivership of Orchestra.

Certain Provisions in Employment Agreement of Yuval Mika, Ph. D.

On May 31, 2018, Orchestra entered into an employment agreement with Yuval Mika that governs the terms of his employment with Orchestra as its General Manager and Chief Technology Officer, Bioelectronic Therapies. Pursuant to the agreement, Dr. Mika receives an annual base salary of $388,800. In addition to this base compensation, Dr. Mika is eligible to receive a discretionary annual bonus during each fiscal year of his employment, such amount, and performance metrics and goals required to receive such amount, to be determined by the Orchestra Board based on appropriate comparative benchmarks. The agreement also provides that he receive common stock or options to acquire common stock (at his election) in the amount of one-and-a-half percent (1.50%) of the fully-diluted shares of Orchestra Common Stock as of the date of the final closing of the private placement of Orchestra’s Series B Preferred Stock (the “Mika Series B Grant”). In accordance with the Mika Series B Grant, Dr. Mika was granted options to purchase 250,259 shares of common stock at an exercise price of $2.00 per share on August 7, 2018. Since the final closing of Orchestra’s private placement of Series B Preferred Stock did not take place until October 18, 2018, Dr. Mika was entitled to additional equity awards pursuant to the Mika Series B Grant, which were granted in August 2019.

In addition, Dr. Mika’s employment agreement provides that he is to receive common stock or options to acquire common stock (at his election), in an amount such that, together with the options and restricted stock issued pursuant to the Mika Series B Grant, he will have received common stock or options to acquire common stock in an amount equal to one-and-a-half percent of the fully-diluted shares of Orchestra Common Stock as of the Follow-On Offering Date, which is the earlier of (i) the date of the final closing of a Follow-On Offering (as such term is defined in the Investors’ Rights Agreement) and (ii) the effective date of Orchestra’s first firm commitment public offering of its common stock under the Securities Act. Orchestra’s private placement of Series B-1 Preferred Stock would have qualified as a Follow-On Offering; however, pursuant to the terms of the Investors’ Rights Agreement, Orchestra’s Board of Directors and its stockholders waived the treatment of the Series B-1 Preferred Stock offering as a Follow-On Offering. The Series D Financing qualified as a Follow-On Offering, and, accordingly, Dr. Mika received 503,746 options at the closing of the Series D Financing.

In the event that Orchestra employs Dr. Mika at the time of the consummation of a licensing arrangement, distribution agreement or asset sale related to the BackBeat Cardiac Neuromodulation Therapy product of its Cardiac Neuromodulation business unit (a “Strategic Transaction”), Dr. Mika will be entitled to a cash bonus out of net cash proceeds Orchestra receives as a result of such Strategic Transaction over the entire term of such Strategic Transaction (less taxes and other required withholdings) equal to 0.75% of the net proceeds up to $250.0 million, 1% of the net proceeds over $250.0 million up to $500.0 million, and 1.25% of the net proceeds over $500.0 million (the “Strategic Bonus Amount”). Dr. Mika’s entitlement to the Strategic Bonus Amount will vest as follows: 33% immediately upon closing of such Strategic Transaction and 67% on an annual basis over two years (with the first vesting date being the first anniversary of the consummation of the Strategic Transaction) such that one-third of the Strategic Bonus Amount shall be paid within 30 days of each such vesting date. If Dr. Mika is terminated without “Cause” (as defined below) any unvested portion of the Strategic Bonus Amount shall become fully vested and Dr. Mika will be paid any remaining vested amounts within 90 days of such termination. If Dr. Mika is terminated for Cause, or his employment terminates due to his death or disability or if he voluntarily resigns, then any unvested portions of the Strategic Bonus Amount shall be immediately forfeited, and Dr. Mika will have no right to the payment of the Strategic Bonus Amount.

Any option grant made under Dr. Mika’s employment agreement has (or will have) the following terms:

•        upon a Change of Control (as defined below) of Orchestra, any unvested options will become fully vested;

•        if Dr. Mika is terminated without Cause (as defined below), any unvested options will become fully vested; and

•        if all of the assets related to BackBeat Medical, LLC are sold, any unvested options will become fully vested.

If Orchestra terminates Dr. Mika’s employment without Cause, (i) Orchestra will pay him Accrued Obligations, (ii) provided that he signs a customary release, Orchestra will continue to pay him his then-effective base salary for a period of six months beginning on the date such termination becomes effective, or the Mika Severance Obligations, (iii) he will have 12 months to exercise vested stock options and (iv) if the termination occurs following a Strategic Transaction, he will be entitled to the remaining unpaid Strategic Bonus Amount. If Dr. Mika’s employment terminates due to his death or disability, Orchestra will pay him (or his estate) the Accrued Obligations and the Mika Severance Obligations. If Dr. Mika is terminated for Cause, Orchestra will pay him the Accrued Obligations.

Definition of Cause under Dr. Mika’s Employment Agreement

Orchestra may terminate Dr. Mika’s employment immediately upon the occurrence of the following events, which constitute “Cause” under his employment agreement:

•        gross negligence or willful misconduct in performance of Dr. Mika’s duties under his employment agreement;

•        after written notice to Dr. Mika setting forth in reasonable detail the basis for such termination, upon Dr. Mika’s material breach of any of his obligations under his employment agreement (other than those under the restrictive covenants section of his employment agreement);

•        Dr. Mika’s failure to obey a material lawful directive that is from the Orchestra Board and is appropriate to his position;

•        Dr. Mika’s material breach of any of his obligations under the restrictive covenants section of his employment agreement;

•        Dr. Mika being convicted of, or pleading guilty or nolo contendere to, or being indicted for, any felony or any misdemeanor involving theft, fraud, dishonesty or moral turpitude;

•        fraud or embezzlement against Orchestra; or

•        any other act or omission that results, or could reasonably be expected to result, in material harm to Orchestra’s business, reputation or prospects.

Vesting Provisions Applicable to All Named Executive Officer Employment Agreements

All options and restricted stock granted pursuant to Orchestra’s named executive officers’ employment agreements vest as follows: 33% of any options or restricted stock awarded will be fully vested at the time of the award and 67% will vest on a quarterly basis over three years, with the first vesting date being the end of the first calendar quarter after the date of the award.

Definition of “Change of Control” Applicable to All Named Executive Officer Employment Agreements

“Change of Control” means the consummation of any one of the following events:

•        a sale, lease, transfer or other disposition of all or substantially all of Orchestra’s assets;

•        a consolidation or merger of Orchestra with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of Orchestra immediately prior to such consolidation, merger or reorganization, own less than 50% of Orchestra’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or

•        any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of Orchestra’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of Orchestra and excluding any such change of voting power resulting from a bona fide equity financing event or public offering of the stock of Orchestra.

It is not expected that the Business Combination will result in a Change of Control.

Restrictive Covenant Obligations Applicable to All Named Executive Officer Employment Agreements

Pursuant to their employment agreements, each of Orchestra’s named executive officers is subject to a one-year post-termination non-solicitation of employees covenant, in addition to his obligations, including a perpetual non-disparagement covenant, under his confidential information and intellectual property assignment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by Orchestra’s named executive officers as of December 31, 2021. Each of the outstanding equity awards was granted pursuant to the Orchestra 2018 Plan.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that have not Vested($)(2)
David P. Hochman	8/7/2018	567,357	—	2.00	August 7, 2028	—	—
	8/7/2019	—	—	—	—	19,837	$30,946
Darren R. Sherman	8/7/2018	667,357	—	2.00	August 7, 2028	—	—
	8/7/2019	—	—	—	—	19,837	$30,946
Yuval Mika, Ph.D.	8/7/2018	250,259	—	2.00	August 7, 2028	—	—
	8/7/2019	—	—	—	—	7,439	$11,605

____________

(1)      Options and restricted stock granted to Orchestra’s named executive officers vest as follows: 33% of any options or restricted stock awarded will be fully vested at the time of the award and 67% will vest on a quarterly basis over three years, with the first vesting date being the end of the first calendar quarter after the date of the award.

(2)      The market value of these shares is based on the estimated value of the common stock on December 31, 2021, which was $1.56 per share.

Orchestra BioMed, Inc. 2018 Stock Incentive Plan

General

The purposes of the Orchestra 2018 Plan are (i) to attract and retain the best available personnel to ensure Orchestra’s success and accomplish its goals; (ii) to incentivize employees, directors, and consultants with long-term, equity-based compensation to align their interests with the interests of Orchestra’s stockholders; and (iii) to promote the success of Orchestra’s business. The Orchestra Board and its stockholders approved the Orchestra 2018 Plan on August 7, 2018, and it became effective immediately. The Orchestra 2018 Plan provides for grants of incentive and nonqualified stock options, restricted and unrestricted stock awards and restricted stock unit awards, or collectively, stock awards, to Orchestra employees, directors or consultants or the employees, directors, and consultants of Orchestra’s affiliates; provided, however, incentive stock options may be granted only to Orchestra employees or employees of its subsidiary corporations as required under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code.

Authorized Shares

A total of 9,313,260 shares of Orchestra Common Stock are reserved for issuance under the Orchestra 2018 Plan of which 4,277,785 were subject to outstanding awards as of August 1, 2022. Following the effectiveness of the 2022 Plan, no further equity awards may be granted under the Orchestra 2018 Plan. Shares issued under the Orchestra 2018 Plan may be authorized but unissued shares or reacquired shares, including shares Orchestra acquires on the open market or otherwise or shares that Orchestra holds in treasury or trust. In addition, shares withheld in connection with payment of any exercise price or satisfaction of withholding taxes shall again be available for issuance under the Orchestra 2018 Plan. Notwithstanding any other limits on the number of shares that may be issued under the Orchestra 2018 Plan, no more than 9,313,260 shares may be issued pursuant to incentive stock options.

Administration

The Compensation Committee of the Orchestra Board (or, in lieu of its compensation committee, the entire Orchestra Board) will administer the Orchestra 2018 Plan. In addition, if Orchestra determines it is desirable to qualify transactions under the Orchestra 2018 Plan as exempt under Rule 16b-3, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the Orchestra 2018 Plan, the administrator will have the power to administer the Orchestra 2018 Plan and make all determinations deemed necessary or advisable for administering the Orchestra 2018 Plan, such as the power to determine the fair market value of Orchestra Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the Orchestra 2018 Plan, determine the terms and conditions of awards (such as the exercise price, the times or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Orchestra 2018 Plan and awards granted under it, to prescribe, amend, and rescind rules relating to the Orchestra 2018 Plan, including creating sub-plans, and to modify or amend each award, such as the discretionary authority to extend the post-termination exercisability period of awards (provided that no option will be extended past its original maximum term). The administrator also will have the authority to institute an exchange program pursuant to which outstanding options are bought out for a payment in cash or shares, based on such terms and conditions as the administrator may establish. The administrator’s decisions, interpretations, and other actions will be final and binding on all participants. The Orchestra 2018 Plan is governed by Delaware law and includes provisions to assure compliance with applicable data privacy laws.

Stock Options

Both incentive stock options and nonqualified stock options may be granted under the Orchestra 2018 Plan. Options granted to U.S. taxpayers must have an exercise price no less than 100% of fair market value of the covered shares of Orchestra Common Stock on the date of grant, unless the options have a fixed exercise date, and a maximum ten-year term. For incentive stock options granted to any participant who owns more than 10% of the voting power of all classes of Orchestra’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. If termination is for cause, the option will immediately expire and may not be exercised. In all other cases, the option will generally remain exercisable for 90 days following the termination of service. Notwithstanding those periods, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the Orchestra 2018 Plan, the administrator determines the other terms of options.

Restricted and Unrestricted Stock

Restricted and unrestricted stock may be granted under the Orchestra 2018 Plan. Restricted stock awards are grants of shares of Orchestra Common Stock that vest in accordance with terms and conditions established by the administrator whereas unrestricted stock awards are fully vested on grant. The administrator will determine the number of shares of restricted or unrestricted stock granted to any employee, director or consultant and, subject to the provisions of the Orchestra 2018 Plan, will determine the terms and conditions of such awards. In the case of restricted stock awards, the administrator may impose whatever conditions for lapse of the restriction on the shares it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to Orchestra); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to Orchestra’s right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the Orchestra 2018 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Orchestra Common Stock. Subject to the provisions of the Orchestra 2018 Plan, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to Orchestra) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restricted stock units will vest.

Transferability

Unless the administrator provides otherwise, the Orchestra 2018 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Adjustments upon Certain Events

In the event of certain changes in Orchestra’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Orchestra 2018 Plan, the administrator will adjust the number and class of shares that may be delivered under the Orchestra 2018 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in the Orchestra 2018 Plan. In general, in the event of Orchestra’s proposed liquidation or dissolution, all awards will terminate immediately prior to the consummation of such proposed transaction.

Change in Control

The Orchestra 2018 Plan provides that in the event of a change in control, as defined under the Orchestra 2018 Plan, each outstanding award will be treated as the administrator determines, without obtaining the approval of Orchestra stockholders or any participant’s consent. Such treatment may include vesting acceleration, settlement, cash-out, or termination of awards, or such other treatment as the administrator may determine. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type, similarly.

Forfeiture and Clawback

All awards granted under the Orchestra 2018 Plan will be subject to recapture or reimbursement to the extent the participant benefitted from financial results that were subsequently the subject of a material financial restatement. In addition, awards are subject to termination, recission or recapture in the event the participant misuses Orchestra’s confidential or proprietary information or violates specified restrictive covenants.

Amendment, Termination

The administrator will have the authority to amend, suspend or terminate the Orchestra 2018 Plan provided such action will not impair the existing rights of any participant. The Orchestra 2018 Plan will automatically terminate in 2028, unless we terminate it sooner.

2022 Equity Incentive Plan

HSAC2 has adopted and is seeking shareholder approval of the 2022 Plan. We expect that, if shareholders approve the 2022 Plan and the 2022 Plan becomes effective, awards will be made following the Business Combination. Please see the section entitled “Proposal 8 — The Equity Incentive Plan Proposal” for a summary of the material terms of the Equity Incentive Plan.

Defined Contribution Plan

Orchestra currently maintains a 401(k) retirement savings plan, or the 401(k) plan, for its employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. Orchestra’s named executive officers are eligible to participate in the 401(k) plan on the same basis as its other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Orchestra reserves the right to make discretionary matching contributions or non-elective contributions under the 401(k) plan. In 2021, Orchestra did not provide a matching contribution or a non-elective contribution under the 401(k) plan.

Orchestra does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

Orchestra does not maintain any nonqualified deferred compensation plans.

Director Compensation

Orchestra has historically provided equity-based compensation to certain of its directors for the time and effort necessary to serve as a member of the Orchestra Board.

Following the closing of the Business Combination, New Orchestra intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Orchestra to attract, retain, incentivize and reward directors who contribute to the long-term success of New Orchestra.

Director Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to Orchestra’s non-employee directors for services rendered during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)		Total ($)
Eric S. Fain, M.D.	$18,000.00	(1)	$18,000.00
Eric A. Rose, M.D.	$15,450.00	(2)	$15,450.00
Geoffrey W. Smith	$16,350.00	(3)	$16,350.00
Jason M. Aryeh	$17,400.00	(4)	$17,400.00
Pamela Y. Connealy	$18,000.00	(5)	$18,000.00

____________

(1)      Reflects Dr. Fain’s board fees ($12,000) and fees for serving on the compensation committee ($1,950) and the nominating and corporate governance committee ($1,500) as well fees for serving as chairman of compensation committee ($2,550).

(2)      Reflects Dr. Rose’s board fees ($12,000) and fees for serving on the compensation committee ($1,950) and the nominating and corporate governance committee ($1,500).

(3)      Reflects Mr. Smith’s board fees ($12,000) and fees for serving on the audit committee ($2,400) and the compensation committee ($1,950).

(4)      Reflects Mr. Aryeh’s board fees ($12,000) and fees for serving on the audit committee ($2,400) and the nominating and corporate governance committee $(1,500) as well fees for serving as chairman of the nominating and corporate governance committee ($1,500).

(5)      Reflects Ms. Connealy’s board fees ($12,000) and fees for serving on the audit committee ($2,400) as well fees for serving as chairperson of the audit committee ($3,600).

No equity awards were granted to the non-employee directors during 2021. The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2021 held by each of Dr. Fain, Dr. Rose, Mr. Smith, Mr. Aryeh and Ms. Connealy was 260,000 shares.

MANAGEMENT AFTER THE BUSINESS COMBINATION

The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of New Orchestra following the consummation of the Business Combination.

Executive Officers and Directors after the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Orchestra will be managed by or under the direction of the New Orchestra Board. The following table sets forth the name, age and position of each of the expected directors, executive officers and certain key executives of New Orchestra following the consummation of the Business Combination, as of August 4, 2022. For biographical information concerning the directors, executive officers and key executives, see below.

Name	Age	Position
Executive Officers and Directors
David P. Hochman	47	Chief Executive Officer, Chairperson of the Orchestra Board of Directors, Founder and Director
Darren R. Sherman	51	President, Chief Operating Officer, Founder and Director
Yuval Mika, Ph.D.	63	General Manager and Chief Technology Officer, Bioelectronic Therapies
Michael D. Kaswan	54	Chief Financial Officer
Dennis Donohoe, M.D.	70	Chief Medical Officer
Hans-Peter Stoll, M.D., Ph.D.	66	Chief Clinical Officer

Non-Executive Directors
Jason Aryeh	53	Director
Pamela Y. Connealy	61	Director
Eric S. Fain, M.D.	61	Director
Eric A. Rose, M.D.	71	Director
Geoffrey W. Smith	57	Director

Other Key Executives
George Papandreou, Ph.D.	57	Senior Vice President, Quality
Inessa R. Wheeler	47	Vice President, Strategy & Marketing
Robert A. Laughner	40	Vice President, Regulatory Affairs
Juan Lorenzo	62	Vice President, Product Development, Focal Therapies
Eileen Bailey	66	Vice President, Quality
William Baumbach, Ph.D.	71	Vice President, Scientific Affairs, Focal Therapies
Stephen A. Zielinski	57	Vice President, Product Development, Bioelectronic Therapies
Ziv Belsky	52	Vice President, Research & Development, Bioelectronic Therapies

Executive Officers

David P. Hochman — Chief Executive Officer, Chairman of the Board of Directors, and Founder

Mr. Hochman co-founded Orchestra and has served as Chairman of its board of directors and as its Chief Executive Officer since May 2018 and will serve in the same role at New Orchestra upon the completion of the Business Combination. He also co-founded Orchestra’s predecessors and now wholly-owned subsidiaries, Caliber, BackBeat and FreeHold. Mr. Hochman served as a member of the boards of directors of Caliber, FreeHold and BackBeat from December 2008, December 2010 and June 2010, respectively, until November 2018. He also served as BackBeat’s President from its inception in June 2010 until May 2018. Mr. Hochman has served as Chairman for Motus GI, a Nasdaq-listed medical technology company that Orchestra has a strategic holding in, since December 2016, and has served as Chairman of Motus GI’s wholly-owned subsidiary, Motus GI Medical Technologies Ltd., since 2011. Mr. Hochman has served as a board observer of Vivasure since 2019. Mr. Hochman has over 25 years of healthcare entrepreneurial, venture capital and investment banking experience. From 2006 until December 2019, he co-founded and was Managing

Partner of Orchestra Medical Ventures, LLC (“OMV”), a medical technology venture capital firm. Funds managed by OMV were stockholders of Orchestra prior to their dissolution. From December 2009 to December 2019, he also served as President and a board member of Accelerated Technologies, Inc., a medical device accelerator company managed by OMV that helped create the concepts for BackBeat CNT, Virtue SAB, FreeHold devices, the Pure-Vu system, PerQSeal, and that Orchestra acquired in December 2019. Mr. Hochman was a co-founder and board member of Corbus Pharmaceuticals Holdings, Inc., a Nasdaq listed clinical stage biopharmaceutical company from December 2013 until September 2020. Prior to co-founding OMV, Mr. Hochman was Chief Executive Officer of Spencer Trask Edison Partners, LLC, an investment partnership focused on early stage healthcare companies, from 2002 to 2006. He was also Managing Director of private equity firm Spencer Trask Ventures, Inc. from 2000 to 2006, during which time he led financing transactions for over twenty early-stage companies raising over $420.0 million. From 1999 to 2006, Mr. Hochman was a board advisor of Health Dialog Services Corporation, a leader in collaborative healthcare management that was acquired in 2008 by the British United Provident Association for $750.0 million. From 2005 to 2007, he was a co-founder and board member of PROLOR Biotech, Inc., a formerly NYSE-listed biopharmaceutical company developing longer lasting versions of approved therapeutic proteins, which was purchased by Opko Health, Inc. in 2013 for over $600.0 million. He currently serves as President and a board member of the Mollie Parnis Livingston Foundation. He earned a B.A. with honors from the University of Michigan. We believe that Mr. Hochman’s role as a co-founder of Orchestra’s predecessors and founder of Orchestra, his experience in healthcare innovation and venture capital, his leadership at other companies, including publicly-traded medical technology and biotechnology companies, his financial experience, and his extensive knowledge of our business based on his years as Chief Executive Officer provide him with the qualifications and skills to serve on our board of directors.

Darren R. Sherman — President, Chief Operating Officer, Director and Founder

Mr. Sherman co-founded Orchestra and has served as President, Chief Operating Officer and a member of the board of directors since May 2018 and will serve in the same roles at New Orchestra upon the completion of the Business Combination. He also co-founded Orchestra’s predecessors and now wholly-owned subsidiaries, Caliber, BackBeat and FreeHold. Mr. Sherman served as Chief Executive Officer of Caliber from 2009 to May 2018 and as Chief Executive Officer and President of FreeHold from 2012 to May 2018. He also served as a board member of Caliber, FreeHold and BackBeat from 2009, 2012 and 2010, respectively, until November 2018. From 2009 until December 2019, Mr. Sherman was Managing Partner of OMV, a medical technology venture capital firm. Funds managed by OMV were stockholders of Orchestra prior to their dissolution. From 2009 to December 2019, Mr. Sherman also served as Chief Technical Officer of Accelerated Technologies, Inc., a medical device accelerator company managed by OMV that Orchestra’s acquired in December 2019. Mr. Sherman has over 25 years of management and entrepreneurial experience in the medical technology industry spanning interventional cardiology, cardiac electrophysiology, sudden cardiac death, stroke, surgery, GI, and neurovascular therapies. From 2009 until August 2016, he served on the board of directors of Vivasure Medical Limited, a medical device company based in Galway, Ireland developing advanced polymer implants and delivery systems, primarily focused on minimally invasive vessel closure in cardiology, interventional radiology and vascular surgery, in which Orchestra holds a strategic position. He has served as a director of Motus GI, a Nasdaq-listed medical technology company that Orchestra also has a strategic holding in, since December 2016 and as a director of its wholly owned subsidiary, Motus GI Medical Technologies Ltd., since 2011. Prior to joining OMV, from February 2002 until March 2008, Mr. Sherman held various positions in executive management for Cordis Neurovascular, a Johnson & Johnson company that focused on leveraging technology into applications for the brain, including Executive Director of Research & Development and Director of Strategic Marketing. From January 1997 until February 2002, Mr. Sherman played an integral role in the formation and development of Revivant Corp., a company that designs, manufactures, and markets AutoPulse and medical devices that automate cardiopulmonary resuscitation, prior to its acquisition by Zoll Medical Corporation, while working with Thomas J. Fogarty, M.D. at Fogarty Engineering Inc. From January 1995 until January 1997, Mr. Sherman held positions in research and development for Cardiac Pathways Corp., which manufactured minimally-invasive systems used to diagnose and treat cardiac tachyarrhythmias prior to its acquisition by Boston Scientific. Prior to Cardiac Pathways Corp., he worked at Baxter Healthcare, a healthcare company specializing in medical devices, pharmaceuticals and biotechnology. Mr. Sherman has authored more than 85 U.S. patents with an additional 100+ published applications. He earned a B.S. in Bioengineering from the University of California, San Diego. We believe that Mr. Sherman’s role as a co-founder of Orchestra’s predecessors and founder of Orchestra, his experience in medical device innovation, his leadership at other companies, including medical technology companies, his product development experience, and his extensive knowledge of our business provide him with the qualifications and skills to serve on our board of directors.

Michael D. Kaswan — Chief Financial Officer

Mr. Kaswan joined Orchestra as its Chief Financial Officer on January 10, 2022 and will serve in the same role at New Orchestra upon the completion of the Business Combination. He has over 25 years of experience as a senior finance executive, venture capital investor, chief executive officer, and board member working with rapidly growing companies in healthcare and other industries. Prior to joining Orchestra, from September 2016 until March 2022, Mr. Kaswan worked at Burkland Associates, a California-based firm that provides fractional strategic CFO and financial management services to start-ups and early-stage companies. While at Burkland, Mr. Kaswan established the East Coast practice and then served as CFO for over 30 high-growth clients ranging from start-ups to pre-IPO companies primarily in healthcare and consumer sectors. Prior to Burkland, from March 2012 until February 2015, Mr. Kaswan was the CEO of Persante Health Care, a leading provider of sleep apnea diagnostic and therapeutic services he formed via the private equity-backed acquisition of two private companies in the space. From 1997 to 2010, Mr. Kaswan was a venture capital/private equity partner at KBL Healthcare Ventures where he was one of three partners managing a $100 million venture capital fund and was a key participant in all aspects of fund management including fundraising, deal sourcing, due diligence, deal structuring & negotiation, investment monitoring, exit strategy, limited partner relations and reporting, and fund administration. In addition, while at KBL, Mr. Kaswan helped establish two publicly-traded Special Purpose Acquisition Companies (SPACs) that raised over $180 million. Earlier in his career, Mr. Kaswan served as Manager, Finance of APM, Inc., a healthcare consulting firm now part of CSC Healthcare, and worked as an Analyst for GE Capital Corporation. Mr. Kaswan holds an MBA with Distinction from Harvard Business School and a B.S. in Commerce with a concentration in Finance from the University of Virginia.

Dennis Donohoe, M.D. — Chief Medical Officer

Dr. Donohoe has served as Orchestra’s Chief Medical Officer since August 2019 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Previously, he served as a part-time chief medical officer for Orchestra’s Focal Therapies group and its predecessor and now wholly-owned subsidiary, Caliber, under a consulting agreement from November 2015 to August 2019. From 2008 until December 2019, Dr. Donohoe was the owner of Donohoe Clinical Consultants, LLC, a clinical and regulatory advisory firm that provided services to a number of companies developing innovative products primarily in the field of interventional cardiovascular devices. For twenty years prior to that, Dr. Donohoe worked in various clinical leadership roles within Johnson & Johnson. From 1997 to 2008, he served in various clinical leadership positions, before serving as Worldwide Vice President of Clinical, Regulatory and Medical Affairs at Johnson & Johnson’s subsidiary Cordis Corporation, a developer and manufacturer of interventional vascular technology that was subsequently sold to Cardinal Health for $1.9 billion, where he was responsible for the clinical development of cardiology, neurovascular and endovascular devices, including the CYPHER stent. He also served as a board member of Johnson & Johnson’s subsidiary Cordis Corporation. Dr. Donohoe was the Director of Medical Affairs for Ethicon, Inc., a Johnson & Johnson subsidiary, working on the clinical development of a variety of surgical devices used in laparoscopic surgery, from 1990 to 1993. From 1993 to 1994, Dr. Donohoe served as Director of Clinical Research at the Pharmaceutical Research Institute, another Johnson & Johnson subsidiary, overseeing the clinical development of a recombinant growth factor for treatment of chronic wounds. From 1986 to 1989, Dr. Donohoe served as associate director of Clinical Research at McNeil Pharmaceutical, a subsidiary of Johnson & Johnson, where he worked on clinical studies including an antidepressant, oral hypoglycemic, a non-sedating antihistamine and a recombinant Hepatitis B vaccine. While at Johnson & Johnson, Dr. Donohoe received the Johnson Medal in 1999, the highest scientific recognition awarded by Johnson & Johnson, in recognition for the clinical development of a topical growth factor for the treatment of chronic wounds. From 1989 to 1990, Dr. Donohoe also served as associate director of clinical research in the gastrointestinal therapeutic group at Glaxo, Inc., the U.S. arm of the British multinational pharmaceutical company GlaxoSmithKline plc. Before joining the medical device industry, he practiced family medicine in the Philadelphia area. Dr. Donohoe earned a M.D. from the Penn State Hershey Medical Center.

Hans-Peter Stoll, M.D., Ph.D. — Chief Clinical Officer

Dr. Stoll has served as Orchestra’s Chief Clinical Officer since April 2022 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Dr. Stoll is a medical executive with 19 years of business experience in bringing medical innovations to market. He has extensive knowledge in design and execution of clinical strategies and, over the years, has forged strong relationships with global physician opinion leaders. Prior to joining Orchestra, from March 2021 until March 2022, Dr. Stoll served as Vice President of International Clinical Affairs &

Cardiovascular Research at MCRA, a leading advisory firm and clinical research organization (“CRO”), where he led an international team to build MCRA’s cardiovascular CRO as well as integrated regulatory capabilities in Europe. Since March 2020, Dr. Stoll has owned and served as Managing Director of HPS Clinical Consulting, providing consulting services in connection with clinical studies. Prior to MCRA and HPS Clinical Consulting, from May 2015 until May 2020, he was the Chief Medical Officer at Biosensors International Group, Ltd, where he led a team of 17 people to develop and execute clinical strategies. Dr. Stoll has also served as Chief Medical Officer Cardiology for GE Healthcare and was worldwide Vice President of Clinical Research at Cordis, a Johnson & Johnson Company. Dr. Stoll has been extensively published, with over 70 publications in international peer-reviewed medical journals. Dr. Stoll received his medical degree and board certifications in Nuclear Medicine, Internal Medicine, and Cardiology at Saarland University, Germany, completed his Research Fellowship in Cardiology at Indiana University, and earned a Professor of Internal Medicine title from Saarland University in 2005.

Yuval Mika, Ph.D. — General Manager and Chief Technology Officer, Bioelectronic Therapies

Dr. Mika has served as the General Manager and Chief Technology Officer of Orchestra’s Bioelectronic Therapies group since May 2018 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Between June 2011 and May 2018, Dr. Mika served as the Chief Executive Officer of BackBeat, one of Orchestra’s predecessors and now a wholly-owned subsidiary, and previously served as a consultant from February 2010 to June 2011. He was one of the founders of BackBeat and the leader in the development of BackBeat Cardiac Neuromodulation Therapy from concept and design through preclinical and clinical work demonstrating the effect of the therapy in lowering blood pressure. Dr. Mika has over 25 years of experience in the medical device industry, bringing technologies from concept to commercialization. He has managed the development of active implantable devices for the treatment of major diseases, including heart failure, obesity and diabetes. Dr. Mika started his career in 1992 as a leading researcher at Carmel Biotechnology Ltd. in Israel (later called Carmel Biosensors), a developer of diagnostics of diabetes, where he developed an implantable biosensor for continued measurement of glucose. In 1996, Dr. Mika became the Chief Scientist and one of the founders of Impulse Dynamics, a medical device company developing an implantable cardiac stimulator for the treatment of heart failure. In 1998, Dr. Mika became Impulse Dynamics’ Vice President of Research and Development and was responsible for the development as well as preclinical and clinical evaluation of the company’s implantable system. Dr. Mika was part of the team that secured an option agreement, receiving $250.0 million in cash from Johnson & Johnson and Guidant Corporation for the option to acquire Impulse Dynamics’ technology. In 2001, Dr. Mika was appointed the General Manager of Impulse Dynamics and managed the initial clinical studies of the company and the CE approval of its device and cardiac contractility modulation (CCM) therapy in Europe. In 2005, Dr. Mika was appointed as the Chief Operating Officer and acting Chief Executive Officer of Impulse Dynamics, leading the company’s large-scale randomized studies in Europe and its IDE study in the United States, obtaining high value Diagnosis Related Group reimbursement to the system in Europe, reimbursement codes for the system in the United States and initiating the commercialization of the system in Europe. In 2003, Dr. Mika led the development of a bioelectrical therapy for the treatment of obesity and diabetes based on the concept of impulse dynamics therapy. This led to the formation of MetaCure, a developer of implantable devices for the treatment of obesity and diabetes. Dr. Mika served as MetaCure’s Chief Operating Officer in 2005 and was the Chief Scientist of MetaCure until 2007. Dr. Mika earned a B.Sc in electrical engineering and a D.Sc in biophysics from the Technion — Israel Institute of Technology.

Non-Executive Directors

Jason Aryeh

Mr. Aryeh is currently a director of Orchestra and will serve as a director of New Orchestra upon the completion of the Business Combination. He previously served as a strategic advisor to Orchestra from July 2018 to November 2018. Mr. Aryeh is the founder and managing general partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors, and has served in such capacity since 1997. Since September 2006, he has served on the board of directors of Ligand Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. He has served as Chairman of its Nominating and Governance Committee and as a member on its Compensation Committee. Mr. Aryeh has also served as Executive Chair of Rio Grande Renewables, LLC, a renewable energy company, since March 2009. He has served on the board of directors of multiple public and private life sciences companies since 2006, including Novelion Therapeutics Inc., which was a Nasdaq-listed biopharmaceutical company that focused on investing in science and clinical development of therapies for rare diseases, from November 2016 to

August 2018, and its predecessor, QLT Inc., from June 2013 to November 2016. He also served on the Cystic Fibrosis Foundation’s Therapeutics board of directors from 2012 to February 2019. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University. We believe that Mr. Aryeh’s finance background and extensive experience as a board member and an investor in life science companies, including his service as managing general partner of an investment fund focused on the life sciences sector and over 13 years as a board member of Ligand Pharmaceuticals, Inc., a leader in shared risk and reward partnering to drive innovation in the field of biopharmaceuticals, provide him with the qualifications and skills to serve on our board of directors.

Pamela Yanchik Connealy

Ms. Connealy is currently a director of Orchestra and will serve as a director of New Orchestra upon the completion of the Business Combination. She has a wealth of leadership experience in biotech finance, business operations, strategic planning and management. She is currently the Chief Financial Officer of Pyxis Oncology, Inc. where she has served in such capacity since July 2021. Prior to Pyxis Oncology, Ms. Connealy served as Chief Financial Officer and Chief Human Resources Officer of Immunovant, Inc., a biotech company focused on transformative therapies for patients with autoimmune diseases, from November 2019 to September 2021. At Immunovant, Inc., Ms. Connealy led finance, investor relations and human resources. She also has served as an advisor to Perfuse Therapeutics, an early-stage company focused on ophthalmic diseases, since October 2019. Prior to Immunovant, Inc., from August 2018 to November 2019, Ms. Connealy served as Chief Financial Officer, Chief Operating Officer and Chief Human Resources Officer of Kiva Microfunds, a San Francisco-based nonprofit organization focused on expanding financial access for underserved communities. From April 2015 to June 2018, she served as Global Head of Talent at the Bill & Melinda Gates Foundation, a private foundation, where she focused on talent management, compensation, benefits and global mobility. From March 2012 to November 2013, she served as Vice President of Business Operations at Salesforce.com Inc., an enterprise software company, and from March 2002 to April 2010, she served as Vice President and Corporate Officer at Genentech, Inc., a biotechnology company focused on developing, manufacturing and commercializing medicines to treat patients with serious and life-threatening medical conditions, with roles including Chief Financial Officer of Research & Development, Head of Global Procurement and other key global operational roles. Ms. Connealy earned an M.B.A. in finance from the University of St. Thomas and a B.S. in chemistry from Gannon University and has been a member of the Healthcare Business Women Association since 2002. We believe that Ms. Connealy’s current and prior experience at leading life science companies, including as a chief financial officer, and her financial experience and expertise provide her with the qualifications and skills to serve on our board of directors.

Eric S. Fain, M.D.

Dr. Fain is currently a director of Orchestra and will serve as a director of New Orchestra upon the completion of the Business Combination. He previously served as a strategic advisor and a consultant to BackBeat, one of Orchestra’s predecessors and now wholly-owned subsidiary, from October 2017 to November 2018. Since July 2018, he has served as the President and Chief Executive Officer of Procyrion, Inc., a development stage medical device company developing catheter-based circulatory support technologies for congestive heart failure patients. Previously, he was the Group President of Cardiovascular and Neuromodulation at Abbott Laboratories from January 2017 until July 2017, a multinational medical devices and healthcare company, following its acquisition of medical device company St. Jude Medical, Inc. Dr. Fain became Group President of St. Jude Medical, Inc. in January 2015, where he was responsible for global sales, marketing and clinical affairs across the entire St. Jude Medical portfolio worldwide. Dr. Fain joined St. Jude Medical in 1997 as Vice President of Systems Development as part of the company’s acquisition of Ventritex, Inc., where he had worked since 1987. He went on to become Senior Vice President of Clinical/Regulatory Affairs for the St. Jude Medical Cardiac Rhythm Management Division (“CRMD”) in 1998. He was later promoted to Executive Vice President, Development and Clinical/Regulatory Affairs for CRMD in 2005 and then President of CRMD in 2007. Prior to his role as Group President, Dr. Fain was President of the company’s Implantable Electronic Systems Division beginning in 2012 when its CRMD and Neuromodulation Divisions merged. Dr. Fain earned an M.D. from Stanford University School of Medicine and a Sc.B. degree in applied math/biology from Brown University. We believe that Dr. Fain’s extensive senior management experience in the life sciences sector, including his service as a top executive at one of the market leading global commercial companies in the medical device sector, as well as his medical background and financial and transaction structuring experience provide him with the qualifications and skills to serve on our board of directors.

Eric A. Rose, M.D.

Dr. Rose is currently a director of Orchestra and will serve as a director of New Orchestra upon the completion of the Business Combination. He previously served as a strategic advisor to Orchestra from July 2018 to December 2018. Since October 2018, Dr. Rose has served as Chairman of the board of directors of SIGA Technologies, Inc., a Nasdaq-listed developer of antiviral drugs directed at potential agents of bioterror. Previously, he served as SIGA Technologies, Inc.’s Executive Chairman from October 2016 to December 2018, as its Chairman from January 2007 to October 2016 and as its Chief Executive Officer from January 2007 to October 2016. In addition to his roles at SIGA Technologies, Inc., Dr. Rose held a position as Executive Vice President for Life Sciences at MacAndrews & Forbes Incorporated, the diversified holding company wholly owned by investor Ronald O. Perelman and a related party to SIGA, from 2007 until December 2016. Dr. Rose chaired the Department of Health Evidence & Policy at the Icahn School of Medicine at Mount Sinai from 2008 to 2013 and has served as a professor in the Department of Population Health Science & Policy since 2008. From 1994 through 2007, he served as Chairman of the Department of Surgery and Surgeon-in-Chief of the Columbia Presbyterian Center of New York Presbyterian Hospital. In April 2013, he became a director for Mesoblast Limited, a Nasdaq-listed leader in cellular medicines for inflammatory diseases, where he serves as chairman of the scientific and technology committee. In 2014, Dr. Rose became a director of ABIOMED, Inc., a Nasdaq-listed leading provider of medical devices that provide circulatory support, and currently serves on its audit committee. SIGA Technologies, Inc. filed voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in September 2014 and exited from bankruptcy protection in April 2016. He has been a member of the American Association for Thoracic Surgery since 1986 and a member and former president of the International Society of Heart and Lung Transplantation since 1982. Dr. Rose earned a B.A. from Columbia College and an M.D. from Columbia University College of Physicians and Surgeons. We believe that Dr. Rose’s extensive medical background, including his role in leading a cardiology program at a leading hospital, and his senior management experience in the life sciences sector and medical research and financial experience provide him with the qualifications and skills to serve on our board of directors.

Geoffrey W. Smith

Mr. Smith is currently a director of Orchestra and will serve as a director of New Orchestra upon the completion of the Business Combination. He previously served on the boards of Orchestra’s predecessors and now wholly-owned subsidiaries, Caliber, BackBeat, and FreeHold, from March 2013 to November 2018. He is a co-founder and, since April 2004, has been a General Partner of Ascent Biomedical Ventures, LLC (“ABV”), a New York City-based venture capital firm focused on early-stage life sciences investments and an investor in Caliber, BackBeat and FreeHold. Funds managed by ABV continue to be stockholders of Orchestra. Mr. Smith has represented ABV on the board of directors of Azevan Pharmaceuticals Inc., a clinical stage, small molecule drug development company developing novel therapeutics to treat stress-related CNS disorders and neurodegenerative conditions, since August 2005 and BlinkBio Inc., a biotechnology company developing tunable drug conjugate therapies for the treatment of cancer, since June 2012. He is also the founder and, since February 2016, has been the Managing Partner of Digitalis Ventures, a venture capital firm that invests across the full continuum of the healthcare ecosystem. He has represented Digitalis as a director of Terray Therapeutics, which is developing a novel spatially encoded screening and optimization platform to develop treatments for historically intractable causes of human disease, since April 2019; Base5 Genomics, which is developing novel sequencing solutions that reveal the full genomic diversity in humans and other organisms, since May 2019; GRO Biosciences, Inc., which is leveraging technologies from computational protein design and synthetic biology to develop best-in-class protein therapeutics, since August 2017; Elemental Machines, which provides a sensor-based platform for the monitoring and assessment of lab and environmental parameters affecting critical scientific and industrial processes, since March 2018; and CareDox Inc., which provides pediatric healthcare and data services, since May 2020. From January 2015 to January 2016, he also served as the Managing Director of Mars Ventures, which was the strategic venture capital arm of Mars, Inc., investing at the intersection of human health, technology and agriculture. Mr. Smith has served as a Trustee of The Jackson Laboratory since November 2017. He has also been a member of the Scientific Advisory Board for Brigham & Women’s Hospital in Boston since December 2013. He has also served as the Chair of the Board of Governors for the Bard Early College since December 2013. Previously, he was the founding Director of the Mount Sinai Institute of Technology and a professor in the Department of Population Health Science & Policy at the Icahn School of Medicine at Mount Sinai. Mr. Smith earned a B.A. with honors from Williams College and a J.D. from the University of Pennsylvania Law School. We believe that Mr. Smith’s extensive experience as an investor in life science companies, including his service as a general partner and managing partner of venture capital firms focused on the life sciences sector, and his extensive knowledge of our business provide him with the qualifications and skills to serve on our board of director.

Other Key Executives

George Papandreou, Ph.D. — Senior Vice President, Quality

Dr. Papandreou has served as a Senior Vice President of Quality for Orchestra since July 2021 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Dr. Papandreou is a global organizational leader with over 25 years in research and development, quality assurance, regulatory and general management experience. He has held positions of increased responsibilities at C.R. Bard/Becton Dickinson, serving most recently as Vice President and Scientific Advisor at Becton Dickinson Peripheral Intervention and previously as Vice President and Site Leader, Lutonix Technology Center. Prior to that, Dr. Papandreou worked for 17 years at Cordis Corporation, a Johnson & Johnson company, where he started as a Staff Scientist and completed his tenure as Senior Research Fellow with oversight for a team developing novel formulations for drug/device combination products. Dr. Papandreou holds a Bachelor of Science in Chemistry from the University of Athens, Athens, Greece and a Ph.D. in Organic Chemistry from Cornell University, Ithaca, New York.

Inessa R. Wheeler — Vice President, Strategy & Marketing

Ms. Wheeler has served as Orchestra’s Vice President of Strategy & Marketing since September 2018 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Ms. Wheeler is a proven healthcare executive with over 20 years of experience in strategy, marketing and commercial program development. She previously served as a consultant to Orchestra between September 2017 and September 2018 and to FreeHold Surgical, Orchestra’s wholly-owned subsidiary, between November 2013 and September 2018. Prior to joining Orchestra, Ms. Wheeler was a founder of D&E Strategy Group, LLC, a business strategy and marketing consulting firm that worked with established as well as start-up medical device and pharmaceutical companies, and served as its President from June 2010 until September 2018. Prior to D&E Strategy, Ms. Wheeler was Group Marketing Manager for LifeCell Corporation, a regenerative medicine company that was acquired in 2017 by Allergan plc for $2.9 billion. Prior to LifeCell, Ms. Wheeler was a Product Director for Cordis, (a Johnson & Johnson company focused on developing and manufacturing interventional vascular technology, subsequently sold to Cardinal Health for $1.9 billion), where she worked on marketing strategy and commercial programs for cardiovascular, neurovascular and endovascular interventional products. Ms. Wheeler earned an M.B.A. from Columbia Business School and a B.S. in chemistry from The College of New Jersey.

Robert A. Laughner — Vice President, Regulatory Affairs

Mr. Laughner has served as Vice President, Regulatory Affairs for Orchestra since April 2020 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Prior to that, Mr. Laughner served as Regulatory Director, Medical Device and Combination Products at AstraZeneca. Mr. Laughner has over a decade of leadership experience in combination product development and successful implementation of regulatory strategies for global medical device and biopharmaceutical companies. In his role at AstraZeneca, he managed combination product regulatory submissions and meetings with the FDA and other global regulatory agencies, while also evaluating new technologies and implementing guidelines for their development, regulatory approval and life-cycle management. Prior to AstraZeneca, Mr. Laughner served as the Associate Director, Combination Products at MedImmune, an AstraZeneca company, where he developed regulatory strategies and submissions for combination products in their biologic portfolio and developed strategies to evaluate the safety and effectiveness of drug delivery systems, including novel and wearable technologies. Prior to MedImmune, Mr. Laughner was a regulatory scientist at Cook Medical, where he provided regulatory and scientific support in the development, testing, and regulatory approval for combination products and medical devices, including many novel technologies. Mr. Laughner has been involved in the development of international standards for drug delivery devices as an expert for various ISO committees, and is currently Co-Chair of the Association for the Advancement of Medical Instrumentation’s committee on Devices for Administration of Medicinal Products and Catheters. Mr. Laughner holds an M.S. in pharmacology and a B.A. in biology from Indiana University-Bloomington and holds certification in regulatory affairs from the Regulatory Affairs Professional Society.

Juan Lorenzo — Vice President, Product Development, Focal Therapies

Mr. Lorenzo has served as Orchestra’s Vice President of Product Development since October 2019 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Mr. Lorenzo has more than three decades of experience in all aspects of medical device development from early concept to commercialization. Prior to joining Orchestra, he held several research and development leadership positions in Johnson & Johnson divisions between June 1996 and September 2019, including CERENOVUS, Cordis Neurovascular, Cordis Corporation Cardiology and Cordis Research Corp., most recently serving as Director of Research & Development from January 2003 to September 2019. Over the span of his career, he has contributed to the development and market launch of 47 commercial products including neurovascular implants, braided flow diverters, delivery systems, balloon expandable and self-expanding stents, balloon catheters, guiding catheters, guidewires and pacemakers. Mr. Lorenzo has more than 73 issued U.S. patents and over 100 published applications. Mr. Lorenzo earned a B.S. in mechanical engineering from Florida International University.

Eileen Bailey — Vice President, Quality

Ms. Bailey has served as the Vice President of Quality for Orchestra since May 2018 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Previously, she served in various quality, regulatory and clinical roles for Orchestra’s Focal Therapies development group and its predecessor, Caliber Therapeutics, beginning in March 2012. Throughout her career, she has had the opportunity to be involved in all aspects of medical device and combination device product development through commercialization. Because of her diverse technical background and expertise in regulatory quality system documentation, industry standards and cGMP she was invited to serve on the management review board for medical products at W.L. Gore and Associates, Inc. As a project manager, she has guided cross-functional teams through new product/process development and commercialization of medical devices in the fields of general surgery, bariatrics, and coronary catheters. As a functional manager, she has provided training and leadership in the areas of quality engineering and analytical/lab services. Ms. Bailey holds a MS in Polymer Engineering from University of Massachusetts and a BS in Materials Engineering from Drexel University and is a certified auditor and quality engineer with a strong statistical background.

William Baumbach, Ph.D. — Vice President, Scientific Affairs, Focal Therapies

Dr. Baumbach has served as Vice President of Scientific Affairs for Orchestra’s Focal Therapies development group since August 2018 and will serve in the same role at New Orchestra upon the completion of the Business Combination. He co-founded its predecessor and now wholly-owned subsidiary, Caliber, and served as its Chief Scientific Officer from September 2008 to August 2018. He has over 30 years of experience in pharmaceutical, biotechnology, and medical device research and development. Prior to Caliber, from August 2002 to September 2008, he was at X-Cell Medical, Inc., a drug-eluting stent startup that was based on a novel therapeutic agent, beta estradiol, that offered an enhanced safety profile, where he served as Vice President of R&D from September 2006. Dr. Baumbach oversaw development through a randomized first-in-human clinical study. Prior to X-Cell, he was Director of Biology at Morphochem, a trans-Atlantic chemical genomics biotech company with preclinical product candidates in oncology, diabetes and antithrombosis, from June 2000 until August 2002. From 1987 to 2000, Dr. Baumbach held a number of positions with the Molecular/Genetic Screen Design group at Wyeth Pharmaceuticals Inc. (AHP), a pharmaceutical company focused on research, development and marketing of prescription drugs, since acquired by Pfizer Inc., including Principal Research Scientist. Dr. Baumbach has over 13 years of experience in pharmaceutical research, mainly in the areas of peptide hormone receptors, GPCRs, and neurotransmitter transporters. Since 2005, he has been a member of the American Heart Association. Dr. Baumbach has published over 30 peer-reviewed articles, is an inventor on 11 issued U.S. patents, previously served on the editorial board of Endocrinology, and was an adjunct professor at Rutgers University. He earned an A.B. in biochemistry as well as a M.S. and Ph.D. in Molecular Biology from Princeton University.

Stephen A. Zielinski — Vice President, Product Development, Bioelectronic Therapies

Mr. Zielinski has served as Vice President, Product Development for Orchestra’s Bioelectronic Therapies group since February 2022 and will serve in the same role at New Orchestra upon the completion of the Business Combination. Mr. Zielinski brings with him over 20 years of management experience in software, hardware, and systems engineering in the medical device and defense sectors. Most recently, from December 2020 until February 2022, Mr. Zielinski was a Senior Systems and Software Engineering Manager at Cirtec Medical, where he led systems, software, and hardware engineering activities for Cirtec’s active implantable business. Prior, from 2017 until 2020, Mr. Zielinski was a Senior Systems Engineering Manager at Boston Scientific, where he led a 15-person team in the execution of systems engineering, usability, and cybersecurity activities for external devices (bedside monitors, phones, programmers, and servers) within the Cardiac Rhythm Management (CRM) division. Mr. Zielinski also spent approximately six years as a Software Engineering Manager at Medtronic where he oversaw the development activities and prototyping for the Neuromodulation Group. Prior to that, Mr. Zielinski held jobs of increasing responsibilities at Eaton Hydraulics Operations and Rosemount (division of Emerson). Mr. Zielinski holds six U.S. patents and numerous professional certifications. Mr. Zielinski received a Bachelor of Arts from University of St. Thomas, St. Paul, MN, a Bachelor of Electrical Engineering from University of Minnesota, Minneapolis, MN and a Master of Software Design and Development from the University of St. Thomas, St. Paul, MN.

Ziv Belsky — Vice President, Research & Development, Bioelectronic Therapies

Mr. Belsky has served as the Vice President of Research for Orchestra’s Bioelectronic Therapies group since October 2019 and will serve in the same role at New Orchestra upon the completion of the Business Combination. He previously served as the Vice President of Research & Development of BackBeat, Orchestra’s wholly-owned subsidiary, between September 2018 and October 2019. Prior to joining Orchestra, Mr. Belsky was Chief Technology Officer for NewPace Ltd., a cardiac rhythm management company based in Israel that is developing an implantable subcutaneous string defibrillator device for patients with high risk of ventricular fibrillations, from 2013 to August 2018. Prior to NewPace, Mr. Belsky was a serial entrepreneur helping to found, and serving as Chief Executive Officer for, a number of start-up medical innovation companies in Israel, including: QuickRing Medical Ltd. (2009-August 2015), a company focused on developing a minimally-invasive way to perform heart surgery; Novogate Medical Ltd. (2010-2013), a company focused on development of a novel means of enabling thoraco-apical access for beating heart procedures; Juvenis Ltd. (2009-2010), a biomaterials company focused on aesthetic and reconstructive surgical procedures; SphinxTech Ltd. (2008-2009), a research and development company focused on medical devices for the treatment of fecal incontinence; and E-Pill Pharma Ltd. (COO, 2003-2007; CEO, 2007-2008), a company developing an oral drug delivery platform to administer peptides and large molecules (such as insulin and growth hormones), small molecules, as well as low bioavailability drugs. Mr. Belsky was Director, Business Development from 2000 to 2003 for Wavion Ltd., an Israeli company that manufactures and develops carrier-grade WiFi solutions. From 1998 to 2000, Mr. Belsky was Product Manager for Impulse Dynamics Ltd., a medical device company developing an implantable cardiac stimulator for the treatment of heart failure that was co-founded by Dr. Mika, Orchestra’s General Manager and Chief Technology Officer of Bioelectronic Therapies. Mr. Belsky earned an M.B.A. from Heriot-Watt University, a M.Sc in electrical engineering from Tel Aviv University, and a B.Sc in physics and mathematics from Hebrew University of Jerusalem.

Family Relationships

There are no family relationships among any of the individuals who shall serve as the directors or executive officers of New Orchestra following the consummation of the Business Combination.

Composition of the New Orchestra Board

New Orchestra’s business and affairs will be managed under the direction of the New Orchestra Board. New Orchestra anticipates that the New Orchestra Board will consist of seven members upon Closing of the Business Combination. Mr. Hochman will serve as Chairperson of the New Orchestra Board. Mr. Fain will serve as the lead independent director of New Orchestra. The primary responsibilities of the New Orchestra Board will be to provide oversight, strategic guidance, counseling and direction to New Orchestra’s management. The New Orchestra Board will meet on a regular basis and on an ad hoc basis as required.

In accordance with the terms of the Proposed Charter and the Proposed Bylaws, each of which will become effective immediately prior to and upon the completion of the Business Combination, the New Orchestra Board will be divided into three classes with staggered three-year terms, as follows:

•        The Class I directors will be Eric A. Rose, M.D. and Jason Aryeh, and their term will expire at the annual meeting of stockholders to be held in 2023;

•        The Class II directors will be Pamela Y. Connealy and Geoffrey W. Smith, and their term will expire at the annual meeting of stockholders to be held in 2024; and

•        The Class III directors will be David P. Hochman, Darren R. Sherman and Eric S. Fain, M.D., and their term will expire at the annual meeting of stockholders to be held in 2025.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors that shall constitute the New Orchestra Board will be determined exclusively by the New Orchestra Board. Any increase or decrease in the number of directors will be apportioned among the three classes so that, as nearly equal as practicable, each class will consist of one-third of the directors. No decrease in the number of directors constituting the New Orchestra Board will shorten the term of any incumbent director. New Orchestra’s directors may be removed, at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of voting stock of New Orchestra then entitled to vote at an election of directors.

Subject to applicable law and the Proposed Charter and subject to the rights of the holders of any series of New Orchestra Preferred Stock, any vacancy on the New Orchestra Board shall be filled only by the New Orchestra Board and not by the stockholders of New Orchestra. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Messrs. Rose, Aryeh, Smith and Fain and Ms. Connealy, representing a majority of New Orchestra’s proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Mr. Fain will serve as the lead independent director of New Orchestra. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with Orchestra and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of Orchestra capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions — Orchestra.”

Role of Board in Risk Oversight Process

The New Orchestra Board will have extensive involvement in the oversight of risk management related to New Orchestra and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, environmental, social, and governance matters, and ethical business practices. The New Orchestra Board will discharge various aspects of its oversight responsibilities through its standing committees, which will in turn report to the New Orchestra Board regularly regarding their activities. The audit committee will represent the New Orchestra Board by periodically reviewing New Orchestra’s accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Orchestra’s business and summarize for the New Orchestra Board all areas of risk and the appropriate mitigating factors The nominating and corporate governance committee will provide oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The compensation committee will review the company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. In addition, the New Orchestra Board will receive periodic detailed operating performance reviews from management.

Committees of the New Orchestra Board

Upon the consummation of the Business Combination, the New Orchestra Board will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. New Orchestra intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Orchestra’s website. The New Orchestra Board may from time to time establish other committees.

Audit Committee

Upon the completion of the Business Combination, the members of our audit committee will be Pamela Y. Connealy, Geoffrey W. Smith and Jason Aryeh, with Pamela Y. Connealy serving as the chairperson. The composition of New Orchestra’s audit committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of New Orchestra’s audit committee is financially literate. In addition, following the Business Combination, the New Orchestra Board will determine which member of its audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. This designation does not impose on either any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and the board of directors. The New Orchestra audit committee will be directly responsible for, among other things:

•        selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•        establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•        considering the adequacy of our internal controls and internal audit function;

•        reviewing material related party transactions or those that require disclosure; and

•        approving or, as permitted, pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm.

Compensation Committee

Upon the completion of the Business Combination, the members of New Orchestra’s compensation committee will be Eric Fain, Geoffrey W. Smith and Eric Rose, with Eric Fain serving as the chairperson. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and meets the requirements for independence under the current Nasdaq listing standards. The New Orchestra compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•        reviewing and recommending to our board of directors the compensation of our directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•        reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, the members of New Orchestra’s nominating and governance committee will be Jason Aryeh, Eric Fain and Eric Rose, with Jason Aryeh serving as the chairperson. Each of Jason Aryeh, Eric Fain and Eric Rose meets the requirements for independence under the current Nasdaq listing standards. The New Orchestra nominating and governance committee is responsible for, among other things:

•        identifying and recommending candidates for membership on our board of directors;

•        reviewing and recommending our corporate governance guidelines and policies;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        overseeing the process of evaluating the performance of our board of directors; and

•        assisting our board of directors on corporate governance matters.

Code of Ethics

New Orchestra will adopt a code of ethics that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon completion of the Business Combination, the full text of New Orchestra’s code of ethics will be posted on the investor relations section of its website. New Orchestra intends to disclose future amendments to its code of business conduct and ethics, or any waivers of such code, on its website.

Limitation of Liability and Indemnification of Directors and Officers

The Proposed Charter and the Proposed Bylaws, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws provide that New Orchestra will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Orchestra will enter into separate indemnification agreements with each of its directors and officers. These agreements, among other things, require New Orchestra to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

New Orchestra plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ORCHESTRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” “Selected Historical Financial Data of Orchestra” and Orchestra’s audited and unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this proxy statement/prospectus.    In addition to historical financial information, this discussion contains forward-looking statements based upon Orchestra’s current expectations that involve risks and uncertainties. Orchestra’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references included in this Orchestra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Orchestra,” “Orchestra’s, “its,” and “our” refer to Orchestra BioMed, Inc. and its consolidated subsidiaries.

Overview

Orchestra is a biomedical innovation company accelerating high-impact solutions for large unmet needs in procedure-based medicine through risk-reward sharing partnerships with leading medical device companies. Orchestra’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. Orchestra is led by a highly accomplished, multidisciplinary management team and a board of directors with extensive experience in all phases of therapeutic device development. Orchestra’s business was formed in 2018 by assembling a pipeline of multiple late-stage clinical product candidates originally developed by its founding team. Its flagship product candidates are BackBeat Cardiac Neuromodulation Therapy (“BackBeat CNT”) for the treatment of hypertension (“HTN”), a significant risk factor for death worldwide and Virtue Sirolimus AngioInfusion Balloon (“Virtue SAB”) for the treatment of atherosclerotic artery disease, the leading cause of mortality worldwide.

Since inception, Orchestra has devoted the substantial majority of its resources to performing research and development and clinical activities in support of its product development and collaboration efforts. Orchestra has funded its operations primarily through the issuance of convertible preferred stock as well as through proceeds from the Terumo Partnership, and borrowings under debt arrangements. Orchestra has raised a cumulative $166.8 million in gross proceeds through the issuance of convertible preferred stock and has received $30.0 million from the Terumo partnership to date. Orchestra has incurred net losses each year since inception. Orchestra’s net losses were $21.4 million and $23.0 million during 2020 and 2021, respectively. Orchestra’s net losses were $3.5 million and $5.7 million for the three months ended March 31, 2021 and 2022, respectively. Orchestra expects to continue to incur significant losses for the foreseeable future. As of March 31, 2022, Orchestra had an accumulated deficit of $171.9 million.

Orchestra expects its operating expenses to increase significantly as Orchestra continues to develop and seek regulatory approvals and along with its partners, prepare for potential commercialization of Orchestra’s product candidates. Orchestra’s research and development spending is expected to increase from historical levels beginning in the second half of 2022 as it performs enabling work in preparation for the BackBeat CNT and Virtue SAB pivotal trials and then increase again during 2023 as both of those trials are expected to commence enrollment. In addition, Orchestra expects its selling, general and administrative expenses to increase beginning in the second quarter of 2022 due to modest increases in headcount along with anticipated expenses associated with being a public company.

Orchestra expects that current cash resources, which includes gross proceeds of $110 million from the Series D Financing, the final closing of which was held on June 30, 2022, plus the minimum gross proceeds of $70 million from the Business Combination will provide sufficient funding to support its continued operations into 2026. Orchestra may seek additional funding through the issuance of Orchestra’s common stock, may make drawdowns on its existing or new loan facilities, may receive milestone payments from the Terumo Partnership or through payments from collaborations or partnerships with other companies, and/or may realize cash from the sale of some or all of its strategic holdings, although there are no assurances in this regard. The amount and timing of Orchestra’s future funding requirements will depend on many factors, including the pace of execution on and strength of results from its pivotal clinical studies for its flagship product candidates and other research, development, manufacturing and commercial activities as well as the potential receipt of revenues under the Medtronic Collaboration, Terumo Partnership or future collaborations.

Orchestra was incorporated in Delaware in 2017 and completed a recapitalization and mergers with Caliber Therapeutics, Inc., a Delaware corporation that has, among other things, the rights to the Virtue SAB product candidate and BackBeat Medical, Inc., a Delaware Corporation that has, among other things, the rights to the Backbeat CNT product candidate in 2018. Orchestra completed the conversions of Caliber Therapeutics, Inc. to Caliber Therapeutics, LLC, a Delaware limited liability company, and BackBeat Medical, Inc. to BackBeat Medical, LLC, a Delaware limited liability company, in 2019.

COVID-19 Impact and Business Update

The global COVID-19 pandemic continues to evolve. The extent of the impact of the COVID-19 pandemic on Orchestra’s business, operations and development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and its impact on Orchestra’s development activities, third-party manufacturers, and other third parties with whom Orchestra’s does business, as well as its impact on regulatory authorities and Orchestra’s key scientific and management personnel. As the COVID-19 pandemic has developed, Orchestra has taken numerous steps to help ensure the health and safety of its employees. Orchestra is maintaining hygiene and respiratory protocols; controls for social distancing; enhanced cleaning, disinfecting, decontamination, and ventilation protocols; health policies; and usage of personal protective equipment, where appropriate. The pandemic has and may continue to disrupt or delay Orchestra’s ability to conduct development activities. Employees whose tasks can be performed offsite have at various times been instructed to work from home.

Orchestra continues to actively monitor the impact of the COVID-19 pandemic on its development programs. To date, Orchestra has experienced some impacts on its development programs due to the pandemic, including delays in receiving products and services from certain of Orchestra’s manufacturing and other key vendors as a direct or indirect result of the COVID-19 pandemic, including supply chain issues, and competition for manufacturing capacity from manufacturers of COVID-19 related therapeutics. Orchestra has also experienced challenges related to recruiting, enrolling and treating patients in clinical studies due to patients’ concern regarding exposure risk; patients and clinical study staff being exposed to SARS-CoV-2 or contracting COVID-19; reduced staffing at clinical study sites due to the diversion of resources at clinical sites to address the effects of the pandemic; and travel restrictions and shutdowns impacting patients and clinical study staff. While certain of these impacts have been resolved since the start of the COVID-19 pandemic, Orchestra continues to monitor its clinical development and supply chain and contingency planning is ongoing with its partners to reduce the possibility and magnitude of interruptions to its development activities or the availability of necessary materials.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. To the extent possible, Orchestra is conducting business as usual, with necessary or advisable modifications to employee travel and with certain of its employees working remotely all or part of the time. Orchestra will continue to actively monitor the evolving situation related to COVID-19 and may take further actions that alter Orchestra’s operations, including those that federal, state or local authorities may require, or that Orchestra determines in the best interests of Orchestra’s clinical study subjects, employees and other third parties with whom Orchestra does business. At this point, the extent to which the COVID-19 pandemic may affect Orchestra’s future business, operations and development timelines and plans, including the resulting impact on Orchestra’s expenditures and capital needs, remains uncertain.

Components of Our Results of Operations

Partnership Revenue

Orchestra entered into the Terumo Partnership in June 2019, and has determined that the arrangement represents a contract with a customer and is therefore in scope of ASC 606, Revenues from Contracts with Customers. Under this agreement, Orchestra received an upfront payment of $30.0 million in 2019, may receive additional payments based on the achievement of certain development and regulatory milestones and is also eligible to earn royalties on future sales by Terumo based on royalty rates ranging from 10-15%. The terms of our agreement with Terumo provide for up to $65.0 million in additional milestone payments. Of these milestone payments, $35 million relate to achieving certain milestones by specified target achievement dates. As of the date of this filing, the target achievement date for one $5 million milestone payment has already passed, and the other milestones that require achievement by specified target dates are unlikely to be achieved due to delays relating to the COVID-19 pandemic, supply chain issues and unexpected changes to regulatory requirements. However, the Company and Terumo signed a letter agreement in June 2022 whereby the parties agreed in good faith to negotiate mutually agreeable adjustments to certain target achievement dates to reflect the regulatory and pandemic-related delays. There is no assurance as to the outcome of these negotiations with respect to any potential modifications to the milestone dates. In addition, Orchestra will manufacture, or have manufactured, SirolimusEFR and has exclusive rights to sell it on a per unit basis to Terumo for use in the Virtue SAB product, and Terumo may also request other services from Orchestra from time to time.

Orchestra recorded the $30.0 million upfront payment received in 2019 from Terumo within deferred revenue and is recognizing the upfront payment over time based on a proportional performance model based on the costs incurred to date relative to the total costs expected to be incurred through the completion of the development of the Coronary in-stent-restenosis (“ISR”) indication, for which Orchestra is primarily responsible. Orchestra has recognized $8.3 million in cumulative partnership revenues from 2019 through March 31, 2022. There were no other proceeds received pursuant to the Terumo Partnership from 2019 through March 31, 2022.

Product Revenue

Product revenues related to sales of FreeHold’s intracorporeal organ retractors and such revenues are recognized at a point-in-time upon the shipment of the product to the customer given payment terms are typically 30 days. FreeHold products are currently only sold in the United States.

Cost of Product Revenue

Cost of product revenue consists primarily of costs of finished goods components for use in Freehold’s products and assembled, warehoused and inventoried by a third-party vendor. Orchestra expects cost of finished goods product revenue to increase in absolute terms as our revenue grows.

Orchestra’s gross margin has been and will continue to be affected by a variety of factors, including finished goods manufactured component parts and the cost to assemble and warehouse the FreeHold product finished goods inventory.

Research and Development Expenses

Research and development expenses consist of applicable personnel, consulting, materials and clinical study expenses. Research and development expenses include:

•        Certain personnel-related expenses, including salaries, benefits, bonus, travel and stock-based compensation;

•        Cost of clinical studies to support new products and product enhancements, including expenses for clinical research organizations, or CROs, and site payments;

•        Product device materials and drug supply and manufacturing used for internal research and development and clinical activities;

•        Allocated overhead including facilities and information technology expenses; and

•        Cost of outside consultants who assist with device and drug development, regulatory affairs, clinical affairs and quality assurance.

Research and development costs are expensed as incurred. Research and development activities are central to Orchestra’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical studies. In the future, Orchestra expects research and development expenses to increase in absolute dollars as it continues to develop new products, enhance existing products and technologies, initiate clinical studies, manufacture drug supply for internal research and development and clinical trial supply and perform activities related to obtaining additional regulatory approvals. Orchestra currently anticipates spending $35-45 million on non-clinical research and development activities, net of anticipated potential milestone payments to be received under the Terumo Partnership, plus $55-65 million on the execution of the multinational BackBeat CNT pivotal trial and the Virtue SAB ISR-US pivotal trial between the second half of 2022 and the end of 2025.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits, bonus, travel and stock-based compensation. Other selling, general and administrative expenses include professional services fees, including legal, audit investor/press relations, non-income taxes, insurance costs, cost of outside consultants and employee recruiting and training costs. Moreover, Orchestra expects to incur additional expenses associated with operating as a public company, including legal, accounting, insurance, exchange listing and SEC compliance and investor relations. Orchestra expects quarterly selling, general and administrative expenses to increase to an average of approximately $3.0 million per quarter from the second half of 2022 through the end of 2025.

Interest Income (Expenses), Net

Interest income reflects the income generated from marketable securities during the year. Interest expense is attributable to loan interest. In December 2019, Orchestra entered into a Loan and Security Agreement with Silicon Valley Bank for a term loan as described in Note 13 to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus (the “2019 Loan and Security Agreement”). This agreement provided Orchestra with capital for development and general corporate purposes. On December 31, 2020, Orchestra borrowed $10 million under the 2019 Loan and Security Agreement.

In June 2022, the Company entered into a Loan and Security Agreement with Avenue Venture Opportunities Fund I and II (the “2022 Loan and Security Agreement”). As part of the 2022 Loan and Security Agreement, the Company paid off the balance of the 2019 Loan and Security Agreement with Silicon Valley Bank. Refer to footnote 13 of the Condensed Consolidated Financial Statements for the three months ended March 31, 2021 and 2022 for additional information.

Gain (Loss) on Fair Value Adjustment of Warrant Liability

Orchestra’s outstanding warrants contain features that require the warrants to be accounted for as liabilities. The warrants are subject to re-measurement at each balance sheet date with gains and losses reported through Orchestra’s consolidated statements of operations and comprehensive loss as gain (loss) on fair value adjustment of warrant liability.

Gain (Loss) in Fair Value of Strategic Investments

The gain (loss) in fair value of strategic investments represents a change in the fair value of Orchestra’s investment in Motus GI. The shares held of Motus GI represent equity securities with a readily determinable fair value and are required to be measured at fair value at each reporting period using readily determinable pricing available on a securities exchange, in accordance with the provisions of ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2022

The following table presents Orchestra’s statement of operations data for the three months ended March 31, 2021 and 2022, and the dollar and percentage change between the two periods (in thousands):

	Three Months Ended March 31,
	2021	2022	Change $	Change %
	(Unaudited)
Revenue:
Partnership revenue	$1,187	$716	$(471)	(40)%
Product revenue	129	150	21	16%
Total revenue	1,316	866	(450)	(34)%
Expenses:
Cost of product revenue	35	42	7	20%
Research and development	3,063	3,474	411	13%
Selling, general and administrative	2,139	2,478	339	16%
Total expenses	5,237	5,994	757	14%
Loss from operations	(3,921)	(5,128)	(1,207)	31%
Interest expense, net	(200)	(236)	(36)	18%
Gain (loss) on fair value of warrant liability	47	(145)	(192)	(409)%
Gain (loss) in fair value of strategic investments	537	(220)	(757)	(141)%
Total other expense	384	(601)	(985)	(257)%
Net loss	$(3,537)	$(5,729)	$(2,192)	62%

Partnership Revenue

Partnership revenue decreased by $471,000, or 40% from $1.2 million in the three months ended March 31, 2021 to $716,000 for the three months ended March 31, 2022. Partnership revenue relates to the recognition of the combined performance obligation for the license granted to Terumo and the ongoing research and development services over the estimated performance period for the Virtue SAB Coronary ISR indication, using a proportional performance model, based on the costs incurred relative to the total estimated costs of the research and development services. The decrease in partnership revenues for the first quarter of 2022 as compared to the first quarter of 2021 is primarily attributable to changes in the estimated total costs to complete the research and development services in the second and fourth quarters of 2021, which both extended the term of the estimated performance period and increased the total estimated costs to complete the development services.

Product Revenue

Product revenue increased by $21,000, or 16%, from $129,000 in the three months ended March 31, 2021 to $150,000 for the three months ended March 31, 2022. The increase was primarily due to an increase in the number of active customers and an increase in the purchase volume of FreeHold products. There have been no changes to the per unit sale price in either period presented. Product revenue consisted of the sale of FreeHold Duo and Trio intracorporeal organ retractors and revenue is recognized when product is shipped to customers.

Cost of Product Revenue and Gross Margin

Cost of product revenue increased by $7,000, or 20%, from $35,000 in the three months ended March 31, 2021 to $42,000 for the three months ended March 31, 2022. The increase was primarily due to an increase in sales volume of FreeHold Duo and Trio intracorporeal organ retractors.

Research and Development Expenses

Research and development expenses increased by $411,000, or 13%, from $3.1 million for the three months ended March 31, 2021 to $3.5 million for the three months ended March 31, 2022. The increase was primarily due to a $451,000 increase in headcount and medical benefit costs. There was also an increase in clinical trial-related preparation costs of $186,000, partially offset by a decrease of $138,000 in research and development consulting costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $339,000, or 16%, from $2.1 million for the three months ended March 31, 2021, to $2.5 million of expense for the three months ended March 31, 2022. The increase was primarily due to a $186,000 increase in headcount and medical benefit costs and increased outside consultant expenses of $183,000 incurred in connection with the overall growth of the business and in preparation for becoming a public company.

Interest Expense, Net

Interest expense, net, increased by $36,000, or 18%, from $200,000 for the three months ended March 31, 2021, to $236,000 for the three months ended March 31, 2022. The net interest expense in 2021 and 2022 consisted primarily of interest expense incurred resulting from the December 31, 2020 drawdown of the $10.0 million tranche from the 2019 Loan and Security Agreement.

Gain (Loss) on Fair Value Adjustment of Warrant Liability

The gain on fair value adjustment of warrant liability was $47,000 for the three months ended March 31, 2021, as compared to a loss of $145,000 for the three months ended March 31, 2022. The change year over year is primarily a result of the change in the fair value of our outstanding warrants based on an increase in the fair value of the underlying common and preferred stock in the three months ended March 31, 2022.

Gain (Loss) in Fair Value of Strategic Investments

The gain in fair value of strategic investments was $537,000 for the three months ended March 31, 2021, as compared to a loss of $220,000 for the three months ended March 31, 2022. The amount recognized relates to the change in fair value in our common stock holdings of Motus GI Holdings, Inc.

Comparison of the Years Ended December 31, 2020 and 2021

The following table presents Orchestra’s statements of operations for the years ended December 31, 2020 and 2021, and the dollar and percentage change between the two years (in thousands):

	Year Ended December 31,
	2020	2021	Change $	Change %
Revenue:
Partnership revenue	$5,169	$(1,475)	$(6,644)	(129)%
Product revenue	534	693	159	30%
Total revenue	5,703	(782)	(6,485)	(114)%
Expenses:
Cost of product revenue	145	199	54	37%
Research and development	13,477	12,890	(587)	(4)%
Selling, general and administrative	10,833	7,928	(2,905)	(27)%
Total expenses	24,455	21,017	(3,438)	(14)%
Loss from operations	(18,752)	(21,799)	(3,047)	16%
Interest income (expense), net	331	(927)	(1,258)	(380)%
(Loss) Gain on fair value of warrant liability	(181)	699	880	(486)%
Loss in fair value of strategic investments	(2,753)	(987)	1,766	(64)%
Total other expense	(2,603)	(1,215)	1,388	(53)%
Net loss	$(21,355)	$(23,014)	$(1,659)	8%

Partnership Revenue

Partnership revenue decreased by $6.6 million or 129%, from $5.2 million in 2020 to ($1.5) million in 2021. Partnership revenue relates to the recognition of the combined performance obligation for the license granted to Terumo and the ongoing research and development services over the estimated performance period for the Virtue SAB Coronary ISR indication, using a proportional performance model, based on the costs incurred relative to the total estimated costs of the research and development services. The decrease is partnership revenues for 2021 as compared to 2020 is primarily attributable to changes in the estimated total costs to complete the research and development services in the second and fourth quarters of 2021, which both extended the term of the estimated performance period and increased the total estimated costs to complete the development services.

Product Revenue

Product revenue increased by $159,000, or 30%, from $534,000 in 2020 to $693,000 in 2021. The increase was primarily due to an increase in the number of active customers and an increase in the purchase volume of FreeHold Duo and Trio intracorporeal organ retractors. There have been no changes to the per unit sale price in either period presented. Product revenue consisted of the sale of FreeHold Duo and Trio intracorporeal organ retractors and revenue is recognized when product is shipped to customers.

Cost of Product Revenue and Gross Margin

Cost of product revenue increased by $54,000, or 37%, from $145,000 in 2020 to $199,000 in 2021. The increase was primarily due to increased sales volume of FreeHold Duo and Trio intracorporeal organ retractors.

Research and Development Expenses

Research and development expenses decreased by $587,000, or 4%, from $13.5 million in 2020 to $12.9 million in 2021. The decrease was primarily due to a $1.4 million decrease in device manufacturing and testing related costs as more testing related expenses were incurred in 2020 and was offset by an increase in headcount related expenses of $773,000 due to hiring and medical benefit costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $2.9 million, or 27%, from $10.8 million in 2020 to $7.9 million in 2021. The decrease was primarily due to a $2.5 million decrease in professional services from 2020 to 2021 as Orchestra incurred significant professional fees in 2020 related to a planned initial public offering, which was terminated during the year.

Interest Income (Expense), Net

Interest income (expense), net, decreased by $1.3 million, or 380%, from $331,000 of income in 2020 to $927,000 of expense in 2021. The net interest income in 2020 consisted primarily of interest income earned from our marketable securities. The net interest expense in 2021 related to interest expense incurred resulting from the December 31, 2020 drawdown of the $10.0 million tranche on the 2019 Loan and Security Agreement.

(Loss) Gain on Fair Value Adjustment of Warrant Liability

The loss on fair value adjustment of warrant liability was $181,000 in 2020 as compared to a gain of $699,000 in 2021. The change year over year is primarily a result of the change in the fair value of our outstanding warrants based on a decrease in the fair value of the underlying common and preferred stock in 2021.

Loss in Fair Value of Strategic Investments

Loss in fair value of strategic investments was $2.8 million in 2020 compared to $1.0 million in 2021. The losses recognized in both years relate to the fair value decline in our holdings in the common stock of Motus GI Holdings, Inc. during each year.

Liquidity and Capital Resources

From inception through March 31, 2022, Orchestra has incurred significant operating losses and negative cash flows from its operations. Orchestra’s net losses were $21.4 million and $23.0 million for the years ended December 31, 2020 and December 31, 2021, respectively. Orchestra’s net losses were $3.5 million and $5.7 million for the three months ended March 31, 2021 and March 31, 2022, respectively. As of March 31, 2022, Orchestra had an accumulated deficit of $171.9 million. Orchestra has funded its operations primarily through the issuance of convertible preferred stock as well as through proceeds from the Terumo Partnership, borrowings under debt arrangements and, to a lesser extent, from FreeHold product revenue. Orchestra has raised a cumulative $166.8 million in gross proceeds through the issuance of convertible preferred stock and has received $30.0 million from the Terumo partnership to date. Orchestra had $29.3 million in cash and cash equivalents at March 31, 2022. Orchestra’s cash and cash equivalents consist primarily of bank deposits and money market funds.

Funding Requirements

Orchestra expects its operating expenses to increase significantly as Orchestra continues to develop and seek regulatory approvals and along with its partners, prepare for potential commercialization of Orchestra’s product candidates. Orchestra’s research and development spending is expected to increase from historical levels beginning in the second half of 2022 as it performs enabling work in preparation for the BackBeat CNT and Virtue SAB pivotal trials and then increase again during 2023 as both of those trials are expected to commence enrollment. In addition, Orchestra expects its selling, general and administrative expenses to increase beginning in the second quarter of 2022 due to modest increases in headcount along with anticipated expenses associated with being a public company.

Orchestra expects that current cash resources, which includes gross proceeds of $110 million from the Series D Financing, the final closing of which was held on June 30, 2022, plus the minimum gross proceeds from the Business Combination will provide sufficient funding to support its continued operations into 2026. Orchestra may seek additional funding through the issuance of Orchestra’s common stock, may make drawdowns on its existing or new loan facilities, may receive milestone payments from the Terumo Collaboration or through payments from collaborations or partnerships with other companies, and/or may realize cash from collaborations or partnerships with other companies, and/or through cash realizations from the sale of some or all of its strategic holdings, although there are no assurances in this regard. The amount and timing of Orchestra’s future funding requirements will depend on many factors, including the pace of execution on and strength of results from its pivotal clinical studies for its flagship product candidates and other research, development, manufacturing and commercial activities as well as the potential receipt of revenues under the Medtronic Partnership, Terumo Partnership or future collaborations.

Cash Flows

The following table summarizes Orchestra’s cash flow data for the periods indicated (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2020	2021	2021	2022
			(Unaudited)
Net cash used in operating activities	$(26,183)	$(19,429)	$(5,586)	$(5,324)
Net cash provided by (used in) investing activities	26,966	13,017	743	(47)
Net cash provided by (used in) financing activities	10,000	(3,993)	(1,000)	24,764
Net increase (decrease) in cash and cash equivalents	$10,783	$(10,405)	$(5,843)	$19,393

Comparison of the Three Months Ended March 31, 2021 and 2022

Net Cash Flows from Operating Activities

Net cash used in operating activities for the three months ended March 31, 2022, was $5.3 million and primarily consisted of our net loss of $5.7 million, and changes in net operating assets and liabilities of $265,000, which was offset by non-cash charges of $670,000. Our non-cash charges primarily consisted of a $220,000 adjustment in fair value of strategic investments, a loss on fair value adjustment of warrant liability of $145,000, and non-cash lease expense of $132,000. The net change in operating assets and liabilities were primarily due to a decrease in deferred revenue of $716,000, offset by various other immaterial changes.

Net cash used in operating activities for the three months ended March 31, 2021, was $5.6 million and primarily consisted of our net loss of $3.5 million, changes in net operating assets and liabilities of $1.6 million, and net non-cash charges of $434,000. Our non-cash charges primarily consisted of a $537,000 adjustment in fair value of strategic investments, offset by other immaterial items. The net change in operating assets and liabilities were primarily due to a decrease of $607,000 in accounts payable and accrued expenses due to timing of vendor payments and accrued compensation, along with a decrease in deferred revenue of $1.2 million, offset by various other immaterial changes.

Net Cash Flows from Investing Activities

Net cash used in investing activities for the three months ended March 31, 2022, was $47,000, which consisted of the purchase of property and equipment.

Net cash provided by investing activities for the three months ended March 31, 2021, was $743,000, which primarily consisted of the sale of $840,000 of marketable securities, partially offset by the purchase of property and equipment for $97,000.

Net Cash Flows from Financing Activities

Net cash provided by financing activities of $24.8 million for the three months ended March 31, 2022, was attributable to gross proceeds from the Series D-1 private equity financing of $27.3 million (the “Series D-1 Financing”), offset by $1.6 million of deferred financing costs and principal repayment of $1.0 million from the 2019 Loan and Security Agreement to Silicon Valley Bank. The Series D-1 Financing was a portion of the overall $110 million Series D financing that closed on June 30, 2022.

Net cash used in financing activities of $1.0 million for the three months ended March 31, 2021, was primarily attributable to the principal repayment of $1.0 million from the 2019 Loan and Security Agreement to Silicon Valley Bank.

Comparison of the Years Ended December 31, 2020 and 2021

Net Cash Flows from Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $19.4 million and primarily consisted of our net loss of $23.0 million, which was offset by non-cash charges of $1.0 million and changes in net operating assets and liabilities of $2.6 million. Our non-cash charges primarily consisted of a $1.0 million adjustment in fair value of strategic investments, stock-based compensation of $302,000, and amortization of deferred financing fees of $217,000, partially offset by a gain on fair value adjustment of warrant liability of $699,000. The net change in operating assets and liabilities were primarily due to an increase in deferred revenue of $1.5 million related to the extension of the expected timeline and increasing budgeted costs of the performance obligation from the Terumo Partnership during the year and an increase of $1.1 million in accounts payable and accrued expenses due to timing of vendor payments.

Net cash used in operating activities for the year ended December 31, 2020 was $26.2 million and primarily consisted of our net loss of $21.4 million and changes in net operating assets and liabilities of $8.2 million, which was partially offset by non-cash charges of $3.4 million. Our non-cash charges primarily consisted of a $2.8 million adjustment in fair value of strategic investments, loss on fair value adjustment of warrant liabilities of $181,000, and stock-based compensation of $221,000. The net change in operating assets and liabilities were primarily due to a decrease of $2.6 million in accounts payable and accrued expenses due to timing of vendor payments and accrued compensation, along with a decrease in deferred revenue of $5.2 million related to the performance obligations of the Terumo Partnership.

Net Cash Flows from Investing Activities

Net cash provided by investing activities for the year ended December 31, 2021 was $13.0 million, which primarily consisted of the sale of $13.5 million of marketable securities, partially offset by the purchase of property and equipment for $274,000 and the purchase of unsecured convertible redeemable loan notes and accumulated interest from Vivasure for $213,000.

Net cash provided by investing activities for the year ended December 31, 2020 was $27.0 million, which primarily consisted of the sales of $43.1 million of marketable securities, partially offset by the purchase of marketable securities of $15.4 million, along with purchases of property and equipment for $539,000 and the purchase of unsecured convertible redeemable loan notes and accumulated interest from Vivasure for $185,000.

Net Cash Flows from Financing Activities

Net cash used in financing activities of $4.0 million for the year ended December 31, 2021 was primarily related to the principal repayment of $4.0 million from the 2019 Loan and Security Agreement to Silicon Valley Bank.

Net cash provided by financing activities of $10.0 million for the year ended December 31, 2020 was primarily related to the net proceeds of $10.0 million from the 2019 Loan and Security Agreement from Silicon Valley Bank.

Contractual Obligations and Commitments

The following table summarizes Orchestra’s contractual obligations and commitments as of December 31, 2021 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations	$3,319	$742	$1,433	$704	$440
Debt, principal and interest(1)	7,202	2,163	5,039	—	—
Total	$10,521	$2,905	$6,472	$704	$440

____________

(1)      In December 2019, Orchestra entered into the 2019 Loan and Security Agreement with Silicon Valley Bank. Orchestra drew $10 million of capital under this agreement on December 31, 2020, resulting in related interest expense and debt financing costs on the facility. In June 2022, the Company entered into the 2022 Loan and Security Agreement with Avenue Venture Opportunities Fund I and II. As part of the 2022 Loan and Security Agreement, the Company paid off the balance of the 2019 Loan and Security Agreement with Silicon Valley Bank. The 2022 Loan and Security Agreement will mature in June 2026. Refer to footnote 14 of the Consolidated Financial Statements for the years ended December 31, 2020 and 2021 for additional information.

In addition, Orchestra enters into agreements in the normal course of business with clinical research organizations for work related to clinical trials and with vendors for preclinical studies and other services and products for operating purposes, which are cancelable at any time by us, generally upon 30 days prior written notice. These payments are not included in these tables of contractual obligations.

Critical Accounting Policies and Estimates

Orchestra’s financial statements are prepared in accordance with U.S. GAAP. The preparation of the financial statements in conformity with U.S. GAAP requires Orchestra’s management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Orchestra evaluates its significant estimates on an ongoing basis, including estimates related to the total costs expected to be incurred though the completion of the combined performance obligation of the Terumo partnership agreement, research and development prepayments, accruals and related expenses, and stock-based compensation. Orchestra bases its estimates on historical experience and on various other assumptions that Orchestra believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Orchestra believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Orchestra believes these are the most critical to aid in fully understanding and evaluating its financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to the annual financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

We recognize revenue under the core principle according to ASC 606 to depict the transfer of control to our customers in an amount reflecting the consideration we expect to be entitled to. In order to achieve that core principle, we apply the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

Orchestra’s revenues are currently comprised of product revenue from the sale of FreeHold’s intracorporeal organ retractors, and partnership revenues under the Terumo Partnership related to the development and commercialization of Virtue SAB.

Product Revenues

Product revenues related to sales of FreeHold’s intracorporeal organ retractors are recognized at a point-in-time upon the shipment of the product to the customer, and there are no significant estimates or judgements related to estimating the transaction price. The product revenues consist of a single performance obligation, and the payment terms are typically 30 days. Product revenues are recognized solely in the United States.

Partnership Revenues

Orchestra entered into a collaboration agreement with Terumo Medical Corporation as further described in Note 3 to the annual consolidated financial statements included elsewhere in this proxy/prospectus. Orchestra assessed whether the Terumo Partnership fell within the scope of ASC 808, Collaborative Arrangements (ASC 808) based on whether the arrangement involved joint operating activities and whether both parties have active participation in the arrangement and are exposed to significant risks and rewards. Orchestra determined that the Terumo Partnership did not fall within the scope of ASC 808. Orchestra then analyzed the arrangement pursuant to the provisions of ASC 606 and determined that the arrangement represents a contract with a customer and is therefore within the scope of ASC 606.

The promised goods or services in the Terumo Partnership include (i) license rights to Orchestra’s intellectual property, and (ii) research and development services. Orchestra also has optional additional items in the Terumo Partnership, which are considered marketing offers and are accounted for as separate contracts with the customer if such option is elected by the customer, unless the option provides a material right which would not be provided without entering into the contract. Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer. Promised goods or services are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources or (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct in the Terumo Partnership, Orchestra considered factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on their own or whether the required expertise is readily available.

Orchestra estimates the transaction price for the Terumo Partnership performance obligations based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration includes both fixed consideration and variable consideration. At the inception of the Terumo Partnership, as well as at each reporting period, Orchestra evaluates the amount of potential payment and the likelihood that the payments will be received. Orchestra utilizes either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method better predicts the amount expected to be received. If it is probable that a significant revenue reversal would not occur, the variable consideration is included in the transaction price.

The Terumo Partnership contains development and regulatory milestone payments. At contract inception and at each reporting period, Orchestra evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. At the end of each subsequent reporting period, Orchestra re-evaluates the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect partnership revenues and earnings in the period of adjustment.

The Terumo Partnership also includes sales-based royalties and the license is deemed to be the predominant item to which the royalties relate. Accordingly, Orchestra will recognize royalty revenue when the related sales occur. To date, Orchestra has not recognized any royalty revenue under the arrangement.

Orchestra has determined that intellectual property licensed to Terumo and the research and development services to be provided through the premarket approval by the FDA for the ISR indication represent a combined performance obligation that is satisfied over time, and that the appropriate method of measuring progress for purposes of recognizing revenues relates to a proportional performance model that measures the proportional performance based on the costs incurred to date relative to the total costs expected to be incurred through the completion of the performance obligation. Orchestra evaluates the measure of progress at each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

In 2020 and 2021, the Company updated its estimates of the total costs expected to be incurred through the completion of the combined performance obligation. The impact of the changes in estimates resulted in reduction of partnership revenues of $1.3 million and $6.5 million for the years ended December 31, 2020 and 2021, respectively, as compared to the amounts based on the previous estimates. The impact of these changes in estimates on the net loss per share, basic and diluted, was a decrease of $0.63 and $3.06 for the years ended December 31, 2020 and 2021, respectively.

Orchestra receives payments from Terumo based on billing schedules established in the contract. Such billings for milestone related events have 10-day terms from the date the milestone is achieved, royalty payments are 20-day terms after the close of each quarter, any optional services are 20 days after receipt of an invoice and sales of the SirolimusEFR are within 30 days after receipt of the shipping invoices. Upfront payments are recorded as deferred revenue upon receipt or when due until Orchestra performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right to consideration is unconditional.

Research and Development Prepayments, Accruals and Related Expenses

Orchestra incurs costs of research and development activities conducted by its third-party service providers, which include the conduct of preclinical and clinical studies. We are required to estimate our prepaid and accrued research and development costs at each reporting date. These estimates are made as of the reporting date of the work completed over the life of the individual study in accordance with agreements established with our service providers. The Company determines the estimates of research and development activities incurred at the end of each reporting period through discussion with internal personnel and outside service providers, as to the progress or stage of completion of trials or services, as of the end of the reporting period, pursuant to contracts with the third parties and the agreed upon fee to be paid for such services. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are accepted by the Company or the services are performed. Accruals are recorded for the amounts of services provided that have not yet been invoiced.

Stock-Based Compensation

Orchestra accounts for share-based payments at fair value. The fair value of stock options is measured using the Black-Scholes option-pricing model and the fair value of restricted stock is measured based on the fair value of Orchestra’s common stock underlying the award as of the grant date, described further below under “Fair value of common stock”. For share-based awards that vest subject to the satisfaction of a service requirement, the fair value measurement date for stock-based compensation awards is the date of grant and the expense is recognized on a straight-line basis, over the vesting period. Orchestra accounts for forfeitures as they occur.

Orchestra classifies stock-based compensation expense in the statement of operations and comprehensive loss in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model, which is based on the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

•        Expected Term — The expected term represents the period that stock-based awards are expected to be outstanding. Orchestra’s historical share option exercise information is limited due to a lack of sufficient data points and does not provide a reasonable basis upon which to estimate an expected term. The expected term for option grants is therefore determined using the “simplified” method, as prescribed in the SEC’s Staff Accounting Bulletin (SAB) No. 107. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

•        Expected Volatility — The expected volatility is derived from the historical stock volatilities of comparable peer public companies within Orchestra’s industry that are considered to be comparable to its business over a period equivalent to the expected term of the stock-based awards, since there has been no trading history of Orchestra’s common stock.

•        Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the stock-based awards’ expected term.

•        Expected Dividend Yield — The expected dividend yield is zero as Orchestra has not paid, nor do it anticipate paying, any dividends on its common stock in the foreseeable future.

•        Common Stock Valuation — Given the absence of a public trading market for Orchestra’s common stock, Orchestra’s board of directors considers numerous subjective and objective factors to determine the best estimate of fair value of Orchestra’s common stock underlying the stock options granted to its employees and non-employees. In determining the grant date fair value of its common stock, Orchestra’s board considers, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Following completion of the Merger, the Board intends to determine the fair value of the common stock based on the closing price of the common stock on or around the date of grant.

During the years ended December 31, 2020 and 2021, stock-based compensation was $221,000 and $302,000, respectively. As of March 31, 2022, Orchestra had approximately $633,000 of total unrecognized stock-based compensation, which it expects to recognize over a weighted-average period of 3 years.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Orchestra’s financial position and results of operations is disclosed in Note 2 to its annual consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our cash and cash equivalents and marketable securities as of December 31, 2021 consisted of $9.9 million in bank deposits, money market funds and corporate and government debt instruments. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation; we do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate exposure. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents and marketable securities.

Inflation Risk

Inflation could affect Orchestra by increasing its cost of labor and clinical study costs. Orchestra does not believe that inflation has had a material effect on its business, financial condition, or results of operations during the periods presented.

DESCRIPTION OF SECURITIES OF HSAC2

We are a company incorporated in the Cayman Islands as an exempted company and our affairs are governed by our Existing Charter, the Companies Act and the common law of the Cayman Islands. We are currently authorized to issue 100,000,000 HSAC2 Ordinary Shares, par value $0.0001 and 1,000,000 preference shares, par value $0.0001. As of the date of this proxy statement/prospectus, 11,212,117 HSAC2 Ordinary Shares are issued and outstanding. The following description summarizes certain terms of our shares as set out more particularly in our amended and restated memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

HSAC2 Ordinary Shares

Our registered shareholders are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, all of our Initial Shareholders, as well as all of our officers and directors, have agreed to vote their respective HSAC2 Ordinary Shares owned by them in favor of the proposed business combination.

We will proceed with the business combination only if we have net tangible assets of at least $5,000,001 upon consummation of such business combination and an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a Shareholder Meeting of the company will be required to approve the business combination. At least five days’ notice must be given for each Shareholder Meeting (although we will provide whatever minimum number of days are required under federal securities laws). Shareholders may vote at meetings in person or by proxy.

The members of our Board of Directors serve until the next annual general meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our Existing Charter, if we do not consummate a business combination by the Extension Date, it will trigger our automatic winding up, liquidation and dissolution. Our Initial Shareholders have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Insider Shares and Private Shares upon our winding up, liquidation and dissolution.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the HSAC2 Ordinary Shares, except that Public Shareholders have the right to have their Public Shares converted to cash equal to their pro rata share of the Trust Account if the business combination is completed.

Register of Members

Under Cayman Islands law, we must keep a register of members (which contains details of the registered holders of the shares) and there will be entered therein:

•        the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the

Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of the HSAC2 Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Private Warrants

Each Private Warrant entitles the registered holder to purchase one HSAC2 Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The Private Warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the HSAC2 Ordinary Shares at the time of exercise of the Private Warrants after deduction of the aggregate exercise price. The Private Warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time.

None of the Private Warrants will be redeemable by us.

If the number of outstanding HSAC2 Ordinary Shares is increased by a share dividend payable in HSAC2 Ordinary Shares, then, on the effective date of such share dividend, or split-up or similar event, the number of shares issuable on exercise of each Private Warrant will be increased in proportion to such increase in the outstanding shares.

If the number of outstanding shares is decreased by a consolidation, combination, reverse share split or reclassification of HSAC2 Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding HSAC2 Ordinary Shares.

Whenever the number of HSAC2 Ordinary Shares issuable upon the exercise of the Private Warrants is adjusted, as described above, the Private Warrant exercise price will be adjusted by multiplying the Private Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares so purchasable immediately thereafter.

If, at any time while a Private Warrant is outstanding, (i) we effect any merger or consolidation with or into another person, (ii) we effect any sale of all or substantially all of our assets or a majority of the HSAC2 Ordinary Shares is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer is completed pursuant to which all or substantially all of the holders of HSAC2 Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, or (iv) HSAC2 effects any reorganization or reclassification of HSAC2 Ordinary Shares or any compulsory share exchange pursuant to which the HSAC2 Ordinary Shares is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the holder of a Private Warrant shall have the right thereafter to receive, upon exercise of the Private Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise in full of such Private Warrant.

As a holder of the Private Warrants, our Sponsor does not have the right or privileges of holders of HSAC2 Ordinary Shares and any voting rights until they exercise their Private Warrants and receive HSAC2 Ordinary Shares. After the issuance of HSAC2 Ordinary Shares upon exercise of the Private Warrants, our Sponsor will be entitled to one vote for each share registered in the name of the Sponsor in the register of members of HSAC2 on all matters to be voted on by shareholders.

We have not paid any cash dividends on the HSAC2 Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent

The transfer agent for the HSAC2 Ordinary Shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of the HSAC2 Ordinary Shares

The HSAC2 Ordinary Shares are listed on Nasdaq under the symbol “HSAQ”.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66.6%) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that hold issued shares carrying at least 90% of the votes exercisable in a shareholder meeting of the subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the above procedures are adopted, subject to certain exceptions, the Companies Act provides for a right of dissenting shareholders to be paid the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his, her or its written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must, within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree to a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions (including to facilitate the reconstruction or amalgamation of companies in certain circumstances) commonly referred to in the Cayman Islands as “schemes of arrangement,” which may be tantamount to a merger. A scheme of arrangement must currently be approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the scheme of arrangement should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to the required vote have been complied with and there is no coercion of the minority shareholders or “fraud on the minority”;

•        the shareholders have been fairly represented at the shareholder meeting in question;

•        the arrangement is such that an honest and intelligent person, being a member of the class of shareholders affected by the arrangement and acting in respect of his interests, might reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions.    When a takeover offer is made and accepted by the holders of at least 90% of the shares affected within four months of the offer being made, the offeror may, within a two-month period following the expiration of such four-month period, require the holders of the remaining shares to transfer their shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands within one month of the requisite compulsory acquisition notice being given but this is unlikely to succeed unless there is a breach of the Companies Act or fraud or dishonesty.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits.    Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder (other than on behalf of the Company). However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of civil liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

Our Existing Charter filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to our shareholders prior to the consummation of a business combination. The following are the material rights and protections contained in our Existing Charter:

•        the right of public shareholders to have their Public Shares redeemed in lieu of participating in a proposed business combination;

•        a prohibition against completing a business combination unless we have net tangible assets of at least $5,000,001 upon consummation of such business combination;

•        a requirement that if we seek shareholder approval of any business combination, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a shareholder meeting of the company, will be required to approve the business combination;

•        the ability of the directors to call general meetings on their own accord;

•        a prohibition, prior to a business combination, against our issuing (i) any HSAC2 Ordinary Shares or any securities convertible into HSAC2 Ordinary Shares or (ii) any other securities (including preference shares) which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the HSAC2 Ordinary Shares on a business combination;

•        a requirement that our management take all actions necessary to liquidate our Trust Account in the event we do not consummate a business combination by 24 months from the consummation of the IPO;

•        the limitation on shareholders’ rights to receive a portion of the Trust Account.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of a majority of at least two-thirds of such company’s shares present and voting at a shareholders’ meeting and this is the approval specified in our articles of association. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our Existing Charter, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to convert their Public Shares in connection with any such vote.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (2021 Revision) (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this privacy notice to such individuals or otherwise advise them of its content.

How the Company May Use Your Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)     where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)    where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)   where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the U.S., the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Staggered board of directors

Our Existing Charter provides that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Extraordinary General Meeting

Our Existing Charter provides that extraordinary general meetings of shareholders may be called only by a majority vote of our board of directors, by our chief executive officer or by our chairman.

Advance notice requirements for shareholder proposals and director nominations

Our Existing Charter provides that shareholders seeking to bring business before our annual general meeting, or to nominate candidates for election as directors at our annual general meeting must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be delivered to our principal executive offices not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline will be set by our board of directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials. Our Existing Charter also specifies certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual general meeting or from making nominations for directors at our annual general meeting.

Authorized but unissued shares

Our authorized but unissued HSAC2 Ordinary Shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved HSAC2 Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

The following description summarizes the most important terms of New Orchestra’s securities, as they will be in effect upon the consummation of the Business Combination. The following summary does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws , the Investors’ Rights Agreement to which Orchestra and certain of its stockholders are parties (the “Investors’ Rights Agreement”) and the provisions of applicable law. A copy of the Proposed Charter is attached as Annex B to this proxy statement/prospectus and a copy of the Proposed Bylaws is attached as Annex C to this proxy statement/prospectus. The stockholders are encouraged to read the applicable provisions of the DGCL, the Proposed Charter, the Proposed Bylaws and the Investors’ Rights Agreement in their entirety for a complete description of the rights and preferences of New Orchestra’s securities following the Business Combination.

General

Following the Business Combination and after giving effect to the conversion into HSAC2 Common Stock and retirement of all outstanding shares of Orchestra’s preferred stock, the Proposed Charter will provide for             authorized shares of a single class of common stock, par value $0.0001 per share, and             authorized shares of undesignated preferred stock, par value $0.0001 per share (“New Orchestra Preferred Stock”). In             2022, the Orchestra Board approved the retirement, upon the conversion of all shares of outstanding preferred stock into Orchestra Common Stock in connection with the Closing, of all shares of Orchestra’s preferred stock such that they will be canceled and will not be subject to future reissuance.

As of the Record Date, there were             HSAC2 Ordinary Shares and no shares of HSAC2 Preferred Stock outstanding.

New Orchestra Common Stock Following the Business Combination

The Proposed Charter, which HSAC2 will adopt if the Charter Approval Proposal is approved, provides the following with respect to the rights, powers, preferences and privileges of New Orchestra Common Stock.

Voting Rights

Holders of New Orchestra Common Stock will be entitled to one vote per share of New Orchestra Common Stock held at all meetings of stockholders. The Proposed Charter will not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of New Orchestra Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New Orchestra Board, out of funds legally available therefor.

Rights upon Liquidation

In the event of New Orchestra’s liquidation, dissolution or winding up, the holders of New Orchestra Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

No Preemptive or Similar Rights

Holders of New Orchestra Common Stock will have no redemption, conversion or preemptive rights. There will be no sinking fund provisions applicable to New Orchestra Common Stock.

Fully Paid and Non-Assessable

The outstanding HSAC2 Ordinary Shares are, and the shares of New Orchestra Common Stock issued in the Business Combination will be, fully paid and non-assessable.

Preferred Stock

Effective immediately upon Closing, there will be no shares of Orchestra’s preferred stock outstanding because all outstanding shares of Orchestra’s preferred stock will have been converted into an aggregate of 18,855,185 shares of New Orchestra Common Stock at such time. Upon the consummation of the Business Combination and after giving effect to the conversion and retirement of all outstanding shares of Orchestra’s preferred stock, the New Orchestra Board will have the authority to issue undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of New Orchestra without further action by the stockholders and may adversely affect the voting and other rights of the holders of New Orchestra Common Stock. At present, we have no plans to issue any of the preferred stock following the Business Combination.

Outstanding Warrants

HSAC2 Private Warrants

Each Private Warrant to purchase HSAC2 Ordinary Shares that is issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms will be converted into a warrant to purchase shares of New Orchestra Common Stock on the same terms and conditions as are in effect with respect to such warrant immediately prior to the Effective Time. There are currently outstanding an aggregate of 1,500,000 Private Warrants to acquire HSAC2 Ordinary Shares. Subject to the Closing, the Sponsor has agreed to forfeit 50% of its Private Warrants, comprising 750,000 Private Warrants, for no consideration. In respect of such forfeiture by the Sponsor, as soon as reasonably practicable following the Closing, New Orchestra will take all actions necessary to issue an equal number of warrants, having substantially similar terms to the forfeited Private Warrants, to employees of New Orchestra or its subsidiaries.

Each Private Warrant entitles the registered holder to purchase one share of New Orchestra Common Stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus, at any time commencing 30 days after the completion of the Business Combination. The Private Warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the New Orchestra Common Stock at the time of exercise of the Private Warrants after deduction of the aggregate exercise price. The Private Warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time.

None of the Private Warrants will be redeemable by New Orchestra.

If the number of outstanding shares of New Orchestra Common Stock is increased by a stock dividend payable in shares of New Orchestra Common Stock, then, on the effective date of such stock dividend, or split-up or similar event, the number of shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares.

If the number of outstanding shares is decreased by a consolidation, combination, reverse share split or reclassification of New Orchestra Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares issuable on exercise of each Private Warrant will be decreased in proportion to such decrease in outstanding shares of New Orchestra Common Stock.

Whenever the number of shares of New Orchestra Common Stock issuable upon the exercise of the Private Warrants is adjusted, as described above, the Private Warrant exercise price will be adjusted by multiplying the Private Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares so purchasable immediately thereafter.

If, at any time while a Private Warrant is outstanding, (i) New Orchestra effects any merger or consolidation of New Orchestra with or into another person, (ii) New Orchestra effects any sale of all or substantially all of its assets or a majority of the New Orchestra Common Stock is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer is completed pursuant to which all or substantially all of the holders of New Orchestra Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) New Orchestra effects any reorganization or reclassification of New Orchestra Common Stock or any compulsory share exchange pursuant to which the New Orchestra Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the holder of a Private Warrant shall have the right thereafter to receive, upon exercise of the Private Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of New Orchestra Common Stock then issuable upon exercise in full of such Private Warrant.

Orchestra Warrants

At the effective time of the Business Combination, each warrant to purchase shares of Orchestra Common Stock (each, an “Orchestra Warrant”) that is outstanding and unexercised immediately prior to the effective time of the Business Combination will be assumed by New Orchestra and converted into a warrant to purchase shares of New Orchestra Common Stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as are in effect with respect to such Orchestra Warrants immediately prior to such effective time, with appropriate adjustments to the number of shares of New Orchestra Common Stock underlying such warrant and the exercise price applicable thereto to account for the Business Combination.

Orchestra expects to have outstanding at the effective time of the Business Combination warrants to acquire up to an aggregate of 1,571,288 shares of New Orchestra Common Stock (exclusive of the HSAC2 Private Warrants described above), as described below.

Warrants Issued in the Formation Mergers

•        Warrants to purchase an aggregate of 851,248 shares of New Orchestra Common Stock at an exercise price of $21.51 per share, which Orchestra issued on May 31, 2018 in the Formation Mergers in exchange for Caliber, BackBeat and FreeHold warrants. Among other things, these warrants have a five-year term and expire on May 31, 2023.

•        Warrants to purchase an aggregate of 87,916 shares of New Orchestra Common Stock at an exercise price of $10.22 per share, which Orchestra issued on May 31, 2018 in the Formation Mergers in exchange for Caliber and BackBeat warrants that had been issued to designees of Aegis with respect to Aegis serving as a placement agent in Caliber and Backbeat capital-raising transactions. Among other things, these warrants have a five-year term that begins six months after the closing of the Business Combination.

Warrants Issued to Designees of Aegis Capital for Serving as Placement Agent in Connection with Orchestra’s Series B Preferred Stock and Series B-1 Preferred Stock Financings

•        Warrants to purchase an aggregate of 319,928 shares of New Orchestra Common Stock at an exercise price of $10.22 per share, which Orchestra issued to designees of Aegis pursuant to the Placement Agency Agreement entered into with Aegis in connection with Orchestra’s offerings of Series B Preferred Stock and Series B-1 Preferred Stock. Among other things, these warrants have a five-year term that begins six months after the closing of the Business Combination.

Warrants Issued to Orchestra’s Strategic Advisors on the Closing of the Formation Mergers

•        Warrants to purchase an aggregate of 29,645 shares of New Orchestra Common Stock at an exercise price of $1.08 per share, which Orchestra issued to its strategic advisers on May 31, 2018, the closing date of the Formation Mergers. Among other things, these warrants have a five-year term and expire on May 31, 2023.

Warrants Issued to a Consultant

•        Warrants to purchase an aggregate of 16,275 shares of New Orchestra Common Stock at an exercise price of $21.51 per share and warrants to purchase an aggregate of 16,275 shares of New Orchestra Common Stock at an exercise price of $30.11 per share, which Orchestra issued to a consultant on August 13, 2018. These warrants have a five-year term and expire on August 13, 2023.

Provisions Applicable to All of the Above Orchestra Warrants

All of the warrants above:

•        provide for the adjustment of the exercise price and number of shares issuable upon the exercise thereof in the event of certain reclassification of shares, stock dividends or other distributions, capital reorganizations, consolidations, subdivisions, stock splits and combinations;

•        have “weighted-average” anti-dilution protection provisions, which provide that, if New Orchestra issues common stock at a price below the exercise price of the warrants, the exercise price for the warrants will be automatically reduced and there will be a corresponding increase in the number of shares issuable pursuant to the warrants;

•        have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the New Orchestra Common Stock at the time of exercise of the warrant after deduction of the aggregate exercise price; and

•        provide that Orchestra must give written notice of the Business Combination to the holder at least 10 business days prior to the Business Combination, and the holder is entitled to exercise the warrant and purchase the underlying shares prior to the Business Combination.

Warrants Issued to Silicon Valley Bank

In December 2019, Orchestra entered into the 2019 Loan and Security Agreement with Silicon Valley Bank, which was subsequently terminated and repaid in connection with the closing of the 2022 Loan and Security Agreement (as defined below). Pursuant to the terms of the 2019 Loan and Security Agreement, Orchestra issued a warrant to Silicon Valley Bank on December 10, 2019 that will be exercisable for 150,000 shares of New Orchestra Common Stock at an exercise price of $1.33 per share. This warrant (i) terminates on December 9, 2029; (ii) provides for the adjustment of the exercise price and number of shares issuable upon the exercise thereof in the event of certain reclassifications of shares, stock dividends or other distributions, consolidations, subdivisions, stock splits and combinations; and (iii) has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the New Orchestra Common Stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

Warrants Issued to Avenue Capital

In June 2022, Orchestra entered into a loan and security agreement with Avenue Capital (the “2022 Loan and Security Agreement”). Pursuant to the terms of the 2022 Loan and Security Agreement, Orchestra issued two warrants to Avenue Capital on June 3, 2022 that will be exercisable for an aggregate of 100,000 shares of New Orchestra Common Stock at an exercise price of $4.06. These warrants (i) terminate on June 3, 2027, (ii) provide for the adjustment of the exercise price and number of shares issuable upon the exercise thereof in the event of certain reclassifications of shares, stock dividends or other distributions, consolidations, subdivisions, stock splits and combinations; and (iii) has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the New Orchestra Common Stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

Piggyback Registration Rights

After the Closing, if New Orchestra determines to register for sale any New Orchestra Common Stock under the Securities Act in an underwritten offering, the holders of approximately            shares of New Orchestra Common Stock will be entitled to certain ‘‘piggyback’’ registration rights pursuant to the Investors’ Rights Agreement and the holders of approximately            shares of Orchestra Common Stock will be entitled to certain “piggyback” registration rights pursuant to the subscription agreements for the Series B-1 Preferred Stock (the “Subscription Agreements”). Pursuant to the “piggyback” registration rights, these holders may require New Orchestra to include all or a portion of their New Orchestra Common Stock in a registration related to an underwritten offering of New Orchestra Common Stock, subject to certain limitations. However, the underwriters have the right, subject to specified conditions, to limit the number of shares of common stock such holders may include in any underwritten offering.

The Investors’ Rights Agreement and the Subscription Agreements contain market stand-off provisions imposing restrictions on the ability of the former holders of Orchestra’s Series B/B-1 Preferred Stock to, among other things, offer, sell, transfer or hedge any shares of New Orchestra Common Stock received upon conversion of their Series B/B-1 Preferred Stock for a period of six months from the date the SEC declares the registration statement of which this proxy statement/prospectus is a part effective.

Subject to specified conditions and limitations, under the terms of the Investors’ Rights Agreement, Orchestra is required to pay all expenses, other than underwriting discounts, stock transfer taxes and the expenses of any attorney or advisor employed by a holder of “piggyback” registration rights, incurred in connection with any exercise of these “piggyback” registration rights. The Subscription Agreements provide that each party to a Subscription Agreement shall pay its own fees and expenses in connection with the Subscription Agreement and the transactions contemplated thereby.

The Investors’ Rights Agreement contains customary cross-indemnification provisions, pursuant to which Orchestra is obligated to indemnify the selling holders of registrable securities in the event of either material misstatements or omissions in the applicable registration statement attributable to Orchestra or Orchestra’s violation of the Securities Act, and the selling stockholders are obligated to indemnify Orchestra for material misstatements or omissions in the registration statement attributable to them, subject to certain limitations.

The “piggyback” registration rights under the Investors’ Rights Agreement terminate with respect to any holder of registrable securities upon the earliest of: (i) the closing of a Deemed Liquidation Event as such term is defined in Orchestra’s Amended and Restated Certificate of Incorporation as in effect prior to the Effective Time, and (ii) such time as Orchestra is subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act and SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration, and (iii) the fifth anniversary of the completion of the Business Combination. There is no termination provision with respect to the “piggyback” registration rights contained in the Subscription Agreements.

Amended and Restated Registration Rights and Lock-Up Agreement

At the Closing, HSAC2 will enter into the Amended and Restated Registration Rights Agreement with the RTW Funds, certain existing shareholders of HSAC2 and certain existing stockholders of Orchestra with respect to the resale of up to            warrants exercisable for New Orchestra Common Stock and up to            shares of New Orchestra Common Stock (including up to            shares of New Orchestra Common Stock issuable upon exercise of the warrants). New Orchestra will file a registration statement to register the public resale of the shares as soon as reasonably practicable, but in any event within 45 calendar days following the Closing. In addition, subject to certain requirements and customary conditions, including with regard to the number of requests that may be made and when, the relevant stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed, in the aggregate, $25 million. In addition, the stockholders signing the Amended and Restated Registration Rights Agreement will have certain “piggy-back” registration rights that require New Orchestra to include such securities in registration statements that New Orchestra otherwise files, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement does not contain liquidated damages provisions or other cash settlement provisions resulting from delays in registering the New Orchestra’s securities. New Orchestra will bear the expenses incurred in connection with the filing of any such registration statements. The Amended and Restated Registration Rights Agreement contains customary indemnification provisions.

The Amended and Restated Registration Rights Agreement requires the signatories thereto to agree, subject to certain customary exceptions, not to (i) sell, assign, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-up Shares, (ii) establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Lock-up Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares, or (iv) publicly announce an intention to effect any of the foregoing during the Lock-Up Period.

For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement.”

Anti-Takeover Effects of New Orchestra’s Governing Documents under Delaware Law

Certain provisions of Delaware law, along with the Proposed Charter and the Proposed Bylaws, which will take effect immediately prior to the consummation of the Business Combination, all of which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of New Orchestra. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of New Orchestra to first negotiate with the New Orchestra Board. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire New Orchestra, which could deprive New Orchestra’s stockholders of opportunities to sell their shares of New Orchestra Common Stock at prices higher than prevailing market prices.

Election and Removal of Directors

Immediately upon the completion of the Business Combination, the New Orchestra Board will consist of seven directors. The exact number of directors will be fixed from time to time by resolution of the New Orchestra Board. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the New Orchestra Board and any newly created directorship may be filled only by a majority of the remaining directors in office or by the sole remaining director.

Limits on Written Consents

The Proposed Charter and Proposed Bylaws provide that holders of New Orchestra Common Stock will not be able to act by written consent without a meeting.

Special Meetings of Stockholders

The Proposed Bylaws provide that special meetings of New Orchestra stockholders may be called only by the chairperson of the New Orchestra Board, the chief executive officer of New Orchestra or a majority of the directors.

Advance notice requirements for stockholder proposals and director nominations

The Proposed Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. The Proposed Bylaws provide that an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude New Orchestra stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but unissued shares

New Orchestra’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New Orchestra by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Proposed Charter provides that, unless New Orchestra otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of New Orchestra, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Orchestra to New Orchestra or to the stockholders of New Orchestra, (c) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws or (d) any action, suit or proceeding asserting a claim against New Orchestra governed by the internal affairs doctrine. If any action the subject matter of which is described in the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Notwithstanding the foregoing, unless New Orchestra otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of New Orchestra Common Stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation to be in effect upon the closing of the Business Combination will provide that we may indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. For information regarding the limitation of liability of New Orchestra’s directors and officers, please refer to the section titled “Management after the Business Combination — Limitations on Liability and Indemnification of Directors and Officers.”

Listing

Application will be made for the shares of New Orchestra Common Stock to be approved for listing on Nasdaq under the symbols “OBIO.”

Transfer Agent and Registrar

Upon the consummation of the Business Combination, the transfer agent and registrar for the New Orchestra common stock will be Carta, located at 1 State Street, 30th Floor, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, New Orchestra will have            shares of New Orchestra Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, and up to 31,637,180 shares of New Orchestra Common Stock issued and outstanding. Subject to the Amended and Restated Registration Rights Agreement discussed below, all of the shares of New Orchestra Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New Orchestra’s, HSAC2’s and Orchestra’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of New Orchestra Common Stock in the public market could adversely affect prevailing market prices of the New Orchestra Common Stock.

Amended and Restated Registration Rights and Lock-Up Agreement

At the Closing, HSAC2 will enter into the Amended and Restated Registration Rights Agreement with the RTW Funds, certain existing shareholders of HSAC2 and certain existing stockholders of Orchestra with respect to the resale of            warrants exercisable for New Orchestra Common Stock and up to            shares of New Orchestra Common Stock (including up to            shares of New Orchestra Common Stock issuable upon exercise of the warrants). New Orchestra will file a registration statement to register the public resale of the shares as soon as reasonably practicable, but in any event within 45 calendar days following the Closing. In addition, subject to certain requirements and customary conditions, including with regard to the number of requests that may be made and when, the relevant stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed, in the aggregate, $25 million. In addition, the stockholders signing the Amended and Restated Registration Rights Agreement will have certain “piggy-back” registration rights that require New Orchestra to include such securities in registration statements that New Orchestra otherwise files, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement does not contain liquidated damages provisions or other cash settlement provisions resulting from delays in registering the New Orchestra’s securities. New Orchestra will bear the expenses incurred in connection with the filing of any such registration statements. The Amended and Restated Registration Rights Agreement contains customary indemnification provisions.

The Amended and Restated Registration Rights Agreement requires signatories thereto to agree, subject to certain customary exceptions, not to (i) sell, assign, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-up Shares (as defined below), (ii) establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Lock-up Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares, or (iv) publicly announce an intention to effect any of the foregoing during the Lock-Up Period.

For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement.”

Rule 144

Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted New Orchestra Common Stock or New Orchestra warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New Orchestra’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Orchestra is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Orchestra was were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or warrants of New Orchestra for at least six months but who are affiliates of New Orchestra at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the total number of shares of New Orchestra’s common stock or warrants then outstanding, as applicable; or

•        the average weekly reported trading volume of New Orchestra’s Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Orchestra under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Orchestra.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. However, the SEC has provided an important exception to this prohibition, if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Common Stock and warrants received in the Merger in exchange for Insider Shares and Private Warrants, as applicable, pursuant to Rule 144 without registration one year after HSAC2 has completed its initial business combination.

Following the Closing, New Orchestra will no longer be a shell company, and as such, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of New Orchestra’s employees, consultants or advisors who purchases equity shares from New Orchestra in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

HSAC2

Ticker Symbol and Market Price

HSAC2 Ordinary Shares are currently listed on Nasdaq, under the symbol “HSAQ.” The closing price of the HSAC2 Ordinary Shares on July 1, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $9.98.

As of the Record Date, the closing price for the HSAC2 Ordinary Shares was $          .

Holders

As of           , 2022, there were            registered holders of HSAC2 Ordinary Shares. The number of registered holders does not include a substantially greater number of “street name” holders or beneficial holders whose HSAC2 Ordinary Shares are registered in the name of banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on the HSAC2 Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of New Orchestra’s board of directors. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Orchestra

There is no public market for shares of Orchestra Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NEW ORCHESTRA

The following table sets forth information regarding the beneficial ownership of HSAC2 Ordinary Shares as of the August 1, 2022 (pre-Business Combination) and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by HSAC2 to be the beneficial owner of more than 5% of HSAC2 Ordinary Shares as of the Record Date (pre-Business Combination) or of New Orchestra Common Stock upon the closing of the Business Combination;

•        each of HSAC2’s executive officers and directors;

•        all of HSAC2’s directors and executive officers as a group;

•        each person who will become a named executive officer or director of New Orchestra upon the closing of the Business Combination;

•        all of New Orchestra’s executive officers and directors as a group upon the closing of the Business Combination.

The beneficial ownership of HSAC2 Ordinary Shares pre-Business Combination is based on 11,212,117 HSAC2 Ordinary Shares outstanding as of August 1, 2022.

The beneficial ownership below excludes the shares underlying the Private Warrants because those securities are not exercisable within 60 days of August 1, 2022 and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the shares expected to be issued or reserved under the 2022 Plan, as well as shares underlying unvested stock options or restricted stock units.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, HSAC2 believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all HSAC2 Ordinary Shares or New Orchestra Common Stock that they beneficially own, subject to applicable community property laws. Any HSAC2 Ordinary Shares or Orchestra Common Stock subject to options or warrants exercisable within 60 days of August 1, 2022 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The “Post-Business Combination” section of the table below sets forth the anticipated ownership of New Orchestra upon completion of the Business Combination assuming no redemptions, 50% redemptions and maximum redemptions as follows. Each of the scenarios below assumes that the amount of cash remaining in HSAC2’s working capital account is $0 immediately prior to Closing.

•        No Redemptions:    This scenario assumes that: (i) each of the Forward Purchases occur; (ii) none of the HSAC2 Ordinary Shares are redeemed in connection with the Business Combination; (iii) the RTW Funds purchase 237,883 HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at No Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at No Redemptions, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (iv) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (v) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vi) none of the Earnout Shares are issued.

•        50% Redemptions:    This scenario assumes that: (i) the Forward Purchases occur and the 2,000,000 Forward Purchase Shares are not redeemed; (ii) holders of 2,366,059 Public Shares (50% of the outstanding Public Shares, excluding the Forward Purchase Shares and 30,000 Public Shares held by officers of HSAC2) exercise their redemption rights in connection the Business Combination, resulting in 4,396,058 Public Shares remaining outstanding, (iii) the RTW Funds purchase 2,603,941 HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at 50% Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at 50% Redemptions, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (v) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (vi) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vii) none of the Earnout Shares are issued.

•        Maximum Redemptions:    This scenario assumes that: (i) the Forward Purchases occur and the 2,000,000 Forward Purchase Shares and the 30,000 Public Shares held by officers of HSAC2 are not redeemed; (ii) holders of 4,732,117 Public Shares exercise their redemption rights in connection with the Business Combination resulting in only 2,030,000 Public Shares remaining outstanding; (iii) the RTW Funds purchase 4,970,000 newly issued HSAC2 Ordinary Shares immediately prior to the Domestication pursuant to the Backstop Agreement (the “Backstop Purchases at Maximum Redemptions”); (iv) other than the Forward Purchases and the Backstop Purchases at Maximum Redemption, none of the investors set forth in the table below purchases HSAC2 Ordinary Shares or New Orchestra Common Stock; (v) 20,187,180 shares of New Orchestra Common Stock are issued in the Business Combination; (vi) there will be an aggregate of 31,637,180 shares of New Orchestra Common Stock issued and outstanding at Closing; and (vii) none of the Earnout Shares are issued.

Name and Address of Beneficial Owner	Pre-Business Combination		Post-Business Combination(1)
			Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and executive officers of HSAC2 prior to the Business Combination(2)
Roderick Wong(3)	1,000,000	8.92%	3,547,883	11.2%	5,913,941	18.7%	8,280,000	26.2%
Naveen Yalamanchi	—	—	—	—	—	—	—	—
Alice Lee	10,000	*	10,000	*	10,000	*	10,000	*
Stephanie A. Sirota(4)	20,000	*	20,000	*	20,000	*	20,000	*
Pedro Granadillo	22,261	*	22,261	*	22,261	*	22,261	*
Carsten Boess	22,261	*	22,261	*	22,261	*	22,261	*
Stuart Peltz	22,261	*	22,261	*	22,261	*	22,261	*
Michael Brophy	22,261	*	22,261	*	22,261	*	22,261	*
All directors and executive officers of HSAC2 prior to the Business Combination as a group (eight individuals)	1,119,044	9.98%	3,666,927	11.59%	6,032,985	19.1%	8,399,044	26.6%
Directors and named executive officers of New Orchestra after consummation of the Business Combination(5)
David P. Hochman(6)	—	—	670,871	2.1%	670,871	2.1%	670,871	2.1%
Darren R. Sherman(7)	—	—	608,061	1.9%	608,061	1.9%	608,061	1.9%
Yuval Mika, Ph.D.(8)	—	—	222,970	*	222,970	*	222,970	*
Jason Aryeh(9)	—	—	73,825	*	73,825	*	73,825	*
Pamela Y. Connealy(10)	—	—	14,337	*	14,337	*	14,337	*
Eric S. Fain, M.D.(11)	—	—	47,058	*	47,058	*	47,058	*
Eric A. Rose, M.D.(12)	—	—	27,900	*	27,900	*	27,900	*
Geoffrey W. Smith(13)	—	—	1,713,299	5.4%	1,713,299	5.4%	1,713,299	5.4%
All directors and executive officers of New Orchestra following the Business Combination as a group (11 individuals)	—	—	3,476,090	10.5%	3,476,090	10.5%	3,476,090	10.5%
Five Percent Holders:
Sponsor and related parties(14)	5,480,000	48.9%	8,027,883	25.4%	10,393,941	32.8%	12,760,000	40.3%
Medtronic(15)	—	—	5,000,000	15.8%	5,000,000	15.8%	5,000,000	15.8%
Perceptive Life Sciences Master Fund(16)	—	—	1,850,976	5.8%	1,850,976	5.8%	1,850,976	5.8%
First Riverside Investors LP(17)	—	—	1,195,982	3.8%	1,195,982	3.8%	1,195,982	3.8%
Ascent Biomedical Ventures II, LP(18)	—	—	1,185,322	3.7%	1,185,322	3.7%	1,185,322	3.7%

____________

*        Less than one percent.

(1)      The post-Business Combination amounts are based upon a 0.465 exchange ratio applied at the Closing to 2,863,261 shares of Orchestra Common Stock outstanding as of August 1, 2022 and 40,549,925 shares of Orchestra Common Stock to be issued in the Preferred Conversion.

(2)      Unless otherwise indicated, the business address of each of the individuals is 40 10th Ave., Floor 7, New York, New York 10014.

(3)      Consists of shares held by the RTW Funds and other funds managed by RTW Investments, LP. Our Chief Executive Officer serves as the Managing Partner and Chief Investment Officer of RTW Investments, LP. Both he and RTW Investments, LP may be deemed the beneficial owner of such shares and each disclaims beneficial ownership except to the extent of their pecuniary interest in the holders.

(4)      Held by the Stephanie Anne Sirota Revocable Trust, of which Ms. Sirota is the trustee.

(5)      The business address of each of the individuals is Orchestra BioMed, Inc., 150 Union Square Drive, New Hope, PA 18938.

(6)      Consists of (i) 135,947 shares held directly by Mr. Hochman, of which 132,087 are restricted common stock awards that are fully vested, (ii) 422 shares over which Mr. Hochman has the right to acquire dispositive power upon exercise of warrants exercisable as of or within 60 days; (iii) 479,610 shares over which Mr. Hochman has the right to acquire dispositive power upon exercise of options exercisable as of or within 60 days; (iv) 51,342 shares held by the DPH 2008 Trust, over which Mr. Hochman has sole voting and dispositive power; (v) 3,140 shares held by the NSH 2008 Family Trust (the “NSH Trust”), over which Mr. Hochman has sole voting and dispositive power; and (vi) 410 shares over which the NSH Trust has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days.

(7)      Consists of (i) 68,819 shares held directly by Mr. Sherman, of which 62,716 are restricted common stock awards that are fully vested; and (ii) 539,242 shares over which Mr. Sherman has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days.

(8)      Consists of (i) 28,519 shares over which Mr. Mika has the right to acquire dispositive power upon the settlement of restricted common stock awards as of or within 60 days; and (ii) 194,451 shares over which Mr. Mika has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days.

(9)      Consists of (i) 48,250 shares held directly by Mr. Aryeh; and (ii) 25,575 shares over which Mr. Aryeh has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days.

(10)    Consists of 14,337 shares over which Ms. Connealy has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days.

(11)    Consists of (i) 18,576 shares held by the Fain Living Trust (the “Fain Trust”), over which Mr. Fain has sole voting and dispositive power; (ii) 25,577 shares over which the Fain Trust has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days; and (iii) 2,906 shares over which the Fain Trust has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days.

(12)    Consists of (i) 25,575 shares over which Mr. Rose has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days; and (ii) 2,325 shares over which Mr. Rose has the right to acquire dispositive power upon exercise of warrants exercisable as of or within 60 days.

(13)    Consists of (i) 25,575 shares over which Mr. Smith has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days; (ii) 1,049,225 shares held by Ascent Biomedical Ventures II, L.P. (“ABV II”), (iii) 136,097 shares over which ABV II has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days; (iv) 256,624 shares held by Ascent Biomedical Ventures Synecor, LP (“ABV Synecor”); (v) 519 shares over which ABV Synecor has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days; (vi) 201,319 shares held by Ascent Biomedical Ventures II NY, LP (“ABV II NY”); and (vii) 43,940 shares over which ABV II NY has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days. ABV, LLC serves as general partner to ABV II, ABV Synecor and ABV II NY. Mr. Smith is a managing member of ABV, LLC. As such, Mr. Smith may be deemed to have voting and dispositive power over the shares held by ABV II, ABV Synecor and ABV II NY.

(14)    “Sponsor and related parties” includes the Sponsor, the directors and officers of HSAC2 before the Business Combination and the RTW Funds. The Sponsor is governed by a board of directors consisting of three directors: Roderick Wong, Naveen Yalamanchi, and Alice Lee. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of the Sponsor exercises voting or dispositive control over any of the shares held by the Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(15)    Consists of 5,000,000 shares held directly by Covidien Group S.à.r.l. The principal address of Covidien Group S.à.r.l. is c/o Medtronic, Inc., Operational Headquarters, 710 Medtronic Parkway, Minneapolis, MN 55432-5604.

(16)    Consists of (i) 1,781,223 shares held directly by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive”) and (ii) 69,750 shares over which Perceptive has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days. Perceptive Advisors LLC (“Perceptive Advisors”) serves as the investment manager to the Perceptive and may be deemed to beneficially own such shares. Joseph Edelman is the managing member of Perceptive Advisors and may be deemed to have voting and dispositive power over the shares held by Perceptive. The principal business address of the Perceptive is 51 Astor Place, 10th Floor, New York, NY 10003.

(17)    Consists of (i) 1,177,379 shares held directly by First Riverside Investors LP (“First Riverside Investors”) and (ii) 18,600 shares over which First Riverside Investors has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days. The First Riverside Trust serves as general partner of First Riverside Investors. Stephen Bolduc is the sole trustee of the First Riverside Trust and may be deemed to have voting and dispositive power over the shares held by First Riverside Investors. The principal address of First Riverside Investors is 84 Business Park Drive, Suite 206, Armonk, NY 10504.

(18)    Consists of (i) 1,049,225 shares held directly by ABV II and (ii) 136,097 shares over which ABV II has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days. ABV, LLC serves as general partner to ABV II. Geoffrey W. Smith and Steve Hochberg are the managing members of ABV, LLC. As such, Mr. Smith and Mr. Hochberg may be deemed to have voting and dispositive power over the shares held by ABV II. The principal address of ABV II is One Rockefeller Plaza, 10th Floor, Suite 1040, New York, NY 10020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

HSAC2

On June 11, 2020, we sold an aggregate of 3,593,750 HSAC2 Ordinary Shares for $28,750 to our Sponsor. On August 3, 2020, we declared a dividend of 0.113043478 shares for each outstanding share (an aggregate of 406,250 shares), resulting in an aggregate of 4,000,000 shares outstanding. This results in a purchase price of approximately $0.007 per HSAC2 Ordinary Share.

Our Sponsor purchased, pursuant to a written purchase agreement with us, an aggregate of (i) 450,000 Private Shares at $10.00 per HSAC2 Ordinary Share (for a total purchase price of $4,500,000) and (ii) 1,500,000 Private Warrants at $1.00 per warrant (for a total purchase price of $1,500,000). These purchases took place on a private placement basis simultaneously with the consummation of the IPO on August 6, 2020.

The Private Shares are identical to the HSAC2 Ordinary Shares sold in our initial public offering. However, our Initial Shareholders have agreed (A) to vote their Insider Shares, Private Shares and any Public Shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, prior to and unrelated to an initial business combination, an amendment to our amended and restated memorandum and articles of association that would affect the substance or timing of the ability of Public Shareholders to exercise redemption rights as described herein or of our redemption obligation to redeem all Public Shares if we cannot complete an initial business combination by the Extension Date, unless we provide Public Shareholders an opportunity to redeem their Public Shares in conjunction with any such amendment, (C) not to redeem any shares, including Insider Shares, Private Shares and any Public Shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve our proposed initial business combination or sell any shares to us in any tender offer in connection with our proposed initial business combination, and (D) that the Insider Shares and Private Shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated.

Each Private Warrant entitles the holder thereof to purchase one HSAC2 Ordinary Share at a price of $11.50 per HSAC2 Ordinary Share, subject to adjustment as provided therein. The Private Warrants will become exercisable 30 days after the completion of our initial business combination and will expire five years after the completion of our initial business combination. Each Private Warrant will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our Sponsor or its permitted transferees.

Additionally, our Sponsor has agreed not to transfer, assign or sell any of the Private Shares, Private Warrants or underlying securities (except to the same permitted transferees as the Insider Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Insider Shares must agree to, each as described above) until the completion of our initial business combination.

In order to meet our working capital needs, our Initial Shareholders, officers and directors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of our business combination into additional Private Warrants at a price of $1.00 per warrant. Our shareholders have approved the issuance of the Private Warrants upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of our initial business combination. If we do not complete a business combination, any outstanding loans from our Initial Shareholders or their affiliates, will be repaid only from amounts remaining outside our Trust Account, if any.

The holders of our Insider Shares issued and outstanding prior to our initial public offering, as well as the holders of the Private Shares and Private Warrants (and underlying securities) and any shares our Initial Shareholders or their affiliates may be issued in payment of Working Capital Loans made to us, will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these HSAC2 Ordinary Shares are to be released from escrow. The holders of a majority of the Private Shares, Private Warrants or warrants that may be issued upon conversion of Working Capital Loans made to us can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Our Sponsor has agreed that, until the earlier of our consummation of our initial business combination or our liquidation, it will make available to us certain general and administrative services, including office space, utilities and administrative support, as we may require from time to time. We have agreed to pay our Sponsor $10,000 per month for these services. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial business combination. We believe that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person.

On June 11, 2020, our Sponsor loaned us $300,000 to cover expenses related to our initial public offering. The loan was repaid without interest following the closing of the IPO.

Other than the fees described above, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to our Initial Shareholders or any of the members of our management team, for services rendered to us prior to, or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination.

After our initial business combination, members of our management team who remain with us may be paid consulting, board, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a general meeting held to consider our initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested independent directors, in either case, who have access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

HSAC2 Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of HSAC2 Ordinary Shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict-of-interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our Initial Shareholders, officers or directors unless we have obtained an opinion from an independent investment banking firm and the approval of a majority of our disinterested and independent directors (if we have any at that time) that the business combination is fair to our unaffiliated shareholders from a financial point of view. In no event will our Initial Shareholders, or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).

Orchestra

Described below are transactions and series of similar transactions, during Orchestra’s last three fiscal years or currently proposed transactions in which:

•        Orchestra has been or is to be a participant;

•        the amount involved exceeded or exceeds $120,000; and

•        any of Orchestra’s directors, executive officers, or holders of more than 5% of its capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which Orchestra has been or will be a participant other than compensation arrangements, which are described where required under the sections titled “Executive Compensation of Orchestra.”

Background of Orchestra and Formation Transactions

Accelerated Technologies, Inc. (“ATI”) was founded in 2000 and employed active collaboration with industry-leading physicians to identify and purpose-build transformational therapeutic devices. Mr. David P. Hochman, Orchestra’s Chief Executive Officer and Chairman, and Mr. Darren R. Sherman, Orchestra’s President, Chief Operating Officer and one of Orchestra’s directors, joined ATI in 2006 and 2008, respectively. They assumed control of ATI in 2009 through Orchestra Medical Ventures, LLC (“OMV”), a venture capital firm for which they were Managing Partners and owners. ATI proceeded to found new companies that developed Virtue SAB (Caliber Therapeutics, Inc.), BackBeat CNT (BackBeat Medical, Inc.), and the FreeHold Duo and Trio (FreeHold Surgical, Inc.). Funding for these founded companies came primarily from funds managed by OMV as well as funds managed by Ascent Biomedical Ventures, LLC (“ABV”), a venture capital firm for which one of Orchestra’s directors, Geoffrey Smith, is the General Partner. Funds managed by ABV continue to be stockholders of Orchestra. Shares of Orchestra held by funds managed by OMV were distributed to the investors in those funds prior to the end of 2019.

Pursuant to three separate merger agreements dated as of January 22, 2018 between Orchestra and each of Caliber Therapeutics, Inc., BackBeat Medical, Inc. and FreeHold Surgical, Inc. (collectively, the “Formation Merger Agreements”), on May 31, 2018, Orchestra concurrently completed mergers with each of (i) Caliber Therapeutics, Inc. (the “Caliber Merger”), (ii) BackBeat Medical, Inc. (the “BackBeat Merger”), and (iii) FreeHold Surgical, Inc. (the “FreeHold Merger”, and, collectively with the Caliber Merger and the BackBeat Merger, the “Formation Mergers”).

At the time the Formation Merger Agreements were entered into:

•        David P. Hochman was a member of the boards of directors of Caliber Therapeutics, Inc. (where he served as Chairman), BackBeat Medical, Inc. and FreeHold Surgical, Inc., and President of BackBeat Medical, Inc. Mr. Hochman had options to purchase 300,000 shares of common stock in BackBeat Medical, Inc. that were extinguished at the time of the BackBeat Merger.

•        Darren R. Sherman was a member of the boards of directors of Caliber Therapeutics, Inc., BackBeat Medical, Inc. and FreeHold Surgical, Inc., and Chief Executive Officer of Caliber Therapeutics, Inc. and FreeHold Surgical, Inc. Mr. Sherman had options to purchase 7,750,000 shares of common stock in Caliber Therapeutics, Inc. that were extinguished at the time of the Caliber Merger.

•        Yuval Mika was Chief Executive Officer of BackBeat Medical, Inc. Dr. Mika had options to purchase 2,331,412 shares of common stock in BackBeat Medical, Inc. that were extinguished at the time of the BackBeat Merger.

•        Geoffrey W. Smith was a member of the boards of directors of Caliber Therapeutics, Inc., BackBeat Medical, Inc. and FreeHold Surgical, Inc.

Pursuant to the Formation Merger Agreements, at the effective time of the Formation Mergers:

•        David Hochman was appointed Chief Executive Officer and one of seven directors of Orchestra;

•        Darren R. Sherman was appointed as President, Chief Operating Officer and one of seven directors of Orchestra; and

•        Geoffrey W. Smith was appointed one of seven directors of Orchestra.

At the time the Formation Merger Agreements were entered into, Messrs. Hochman and Sherman were Managing Partners of OMV, which managed:

•        Orchestra Medical Ventures II, L.P. (“OMV II”), which was a principal stockholder of and held convertible bridge notes of each of Caliber Therapeutics, Inc., BackBeat Medical, Inc. and FreeHold Surgical, Inc.;

•        Orchestra Medical Ventures II Reserve, L.P. (“OMV IIR”), which was a stockholder of each of BackBeat Medical, Inc. and FreeHold Surgical, Inc.;

•        Orchestra BackBeat Co-Investment Partners, LLC (“OBCIP”), which was a stockholder of and held convertible bridge notes of BackBeat Medical, Inc.; and

•        Orchestra Caliber Co-Investment Partners, LLC (“OCCIP” and, together with OMV II, OMV IIR, OBCIP, the “OMV Funds”), which was a stockholder of and held convertible bridge notes of Caliber Therapeutics, Inc.

Each of the OMV Funds participated in the Formation Mergers on the same terms as all other stockholders. At the time of the Formation Mergers, Messrs. Hochman and Sherman had an economic interest in the OMV Funds through OMV in the form of a potential carried interest participation with respect to the OMV Funds, pursuant to which Messrs. Hochman and Sherman would have received compensation in the event the OMV Funds achieved certain return thresholds. However, as discussed below, the OMV Funds have been liquidated, and Messrs. Hochman and Sherman did not receive any carried interest with respect to the OMV Funds. Mr. Hochman had a $223,136 limited partnership investment in OMV II. NSH 2008 Family Trust, an affiliate of Mr. Hochman, had a $50,000 limited partnership investment in OMV II at the time of the Formation Mergers. Upon completion of the Formation Mergers, Messrs. Hochman and Sherman shared beneficial ownership of approximately 31% of Orchestra due to their positions as Managing Partners of OMV.

The OMV Funds were liquidated in December 2019 and all of the assets including shares of Orchestra were distributed to their partners or members, as applicable. As a result of the liquidation, NSH 2008 Family Trust received distributions of equity in Orchestra from OMV II in the amount of 4,844 shares of Series A Preferred Stock, 524 shares of Series B Preferred Stock, 524 shares of Series C Preferred Stock and 88 warrants to purchase Orchestra Common Stock. Mr. Hochman also received distributions of equity in Orchestra from OMV II in the amount of 4,991 shares of Series A Preferred Stock, 540 shares of Series B Preferred Stock, 540 shares of Series C Preferred Stock and 907 warrants to purchase Orchestra Common Stock.

Geoffrey W. Smith, one of Orchestra’s directors, served on the boards of directors of Caliber Therapeutics, Inc., FreeHold Surgical, Inc., and BackBeat Medical, Inc. and is the co-founder and co-managing member of ABV, which is the general partner of and manages each of:

•        Ascent Biomedical Ventures II, L.P. (“ABV II”), which was a principal stockholder of and held convertible bridge notes of each of Caliber Therapeutics, Inc., BackBeat Medical, Inc., and FreeHold Surgical, Inc.;

•        Ascent Biomedical Ventures Synecor, L.P. (“ABVS”), which was a principal stockholder of each of Caliber Therapeutics, Inc., BackBeat Medical, Inc., and FreeHold Surgical, Inc. and held convertible bridge notes of Caliber Therapeutics, Inc.; and

•        Ascent Biomedical Ventures II NY, L.P. (“ABV II NY”, and, together with ABV II and ABVS, the “Ascent Funds”), which was a stockholder of and held convertible bridge notes of BackBeat Medical, Inc. and FreeHold Surgical, Inc.

Each of the Ascent Funds participated in the Formation Mergers on the same terms as all other stockholders and convertible bridge note holders. Mr. Smith did not receive any compensation in connection with the Formation Mergers.

At the time of the Formation Mergers:

•        Perceptive Life Sciences Master Fund, L.P. (“Perceptive”) owned 850,000 shares of Orchestra Common Stock, representing 50% of Orchestra’s total equity outstanding at the time; and

•        Adam K. Stern and certain of his affiliates owned 327,500 shares of Orchestra Common Stock, representing 19.3% of Orchestra’s total equity outstanding at the time and had an investment of $250,000 as a limited partner of OMV II.

Pursuant to the Formation Merger Agreements, the holders of securities in each of Caliber Therapeutics, Inc., BackBeat Medical, Inc. and FreeHold Surgical, Inc. gave up those securities in exchange for securities in Orchestra as discussed below.

Caliber Merger

Pursuant to the Caliber Merger, Orchestra issued:

•        1,001,600 shares of Series A Preferred Stock in exchange for 7,829,973 shares of Caliber Series A-1 preferred stock;

•        698,400 shares of Series A Preferred Stock in exchange for 7,053,708 shares of Caliber Series B Preferred Stock;

•        712,791 shares of Series B Preferred Stock and 712,791 shares of Series C Preferred Stock in exchange for convertible notes of Caliber Therapeutics, Inc. having an aggregate of $12,830,240 in principal and accrued interest (the “Caliber Bridge Notes”);

•        warrants to purchase 1,200,000 shares of its common stock at $10.00 per share in exchange for warrants to purchase 12,000,000 shares of Caliber common stock at $1.00 per share issued to purchasers of Caliber Bridge Notes (the “Caliber Bridge Notes Warrants”); and

•        (a) warrants to purchase 72,538 shares of its common stock at $10.00 per share, (b) warrants to purchase 40,306 shares of Series B Preferred Stock at $9.00 per share and (c) warrants to purchase 40,306 shares of Series C Preferred Stock at $9.00 per share in exchange for warrants held by designees of Aegis Capital Corp. (“Aegis”), to purchase 725,346 shares of Caliber common stock with an exercise price of $1.00 per share (the “Caliber Common Stock Placement Agent Warrants”).

The Caliber warrants exchanged by designees of Aegis had been received by Aegis in connection with Aegis serving as placement agent in connection with Caliber capital raising transactions.

At the time of the Caliber Merger, Perceptive owned $1.5 million in principal amount and $99,945 of accrued interest in Caliber Bridge Notes. Perceptive participated in the Caliber Merger on the same terms as all other stockholders of Caliber and all other holders of Caliber Bridge Notes. At the time of the Formation Mergers, Mr. Stern and his affiliates owned $200,000 in principal amount and $13,699 of accrued interest in Caliber Bridge Notes, which converted into Orchestra securities on the same terms as all other Caliber Bridge Notes. Mr. Stern is the Chief Executive Officer of SternAegis Ventures, LLC, an affiliate of Aegis (“SternAegis”), which served as the placement agent for Orchestra’s Series B-1, Series D-1 and Series D-2 Preferred Stock Financings as well as for the 2017 offering of Caliber Bridge Notes and a portion of the 2017 offering of convertible notes of BackBeat Medical, Inc. (the “BackBeat Bridge Notes”). At the time of the Formation Mergers, Mr. Stern held 350,000 Caliber Common Stock Placement Agent Warrants, which were converted into warrants to purchase Orchestra securities on the same terms as all other Caliber Common Stock Placement Agent Warrants. Other than as described above, none of Orchestra’s executive officers, directors or persons that, at the time of the Caliber Merger, beneficially owned in excess of 5% of Orchestra Common Stock, had any interest in the Caliber Merger.

BackBeat Merger

Pursuant to the BackBeat Merger, Orchestra issued:

•        6,108 shares of Series A Preferred Stock in exchange for 2,916,786 shares of BackBeat common stock;

•        1,493,892 shares of Series A Preferred Stock in exchange for 35,489,325 shares of BackBeat Series A preferred stock;

•        346,469 shares of Series B Preferred Stock and 346,469 shares of Series C Preferred Stock in exchange for BackBeat Bridge Notes having an aggregate of $6,236,434 in principal and accrued interest;

•        warrants to purchase 587,500 shares of its common stock at $10.00 per share in exchange for warrants to purchase 14,687,500 shares of BackBeat common stock at $0.40 per share issued to purchasers of BackBeat Bridge Notes (the “BackBeat Bridge Notes Warrants”); and

•        (a) warrants to purchase 18,452 shares of its common stock at $10.00 per share, (b) warrants to purchase 10,250 shares of Series B Preferred Stock at $9.00 per share and (c) warrants to purchase 10,250 shares of Series C Preferred Stock at $9.00 per share in exchange for warrants held by designees of Aegis to purchase 461,252 shares of BackBeat common stock with an exercise price of $0.40 per share (the “BackBeat Common Stock Placement Agent Warrants”).

The BackBeat warrants exchanged by designees of Aegis had been received by Aegis in connection with Aegis serving as placement agent in connection with BackBeat capital raising transactions.

At the time of the BackBeat Merger, Adam K. Stern and his affiliates owned $100,000 in principal amount and $4,208 of accrued interest in BackBeat Bridge Notes, which converted into Orchestra securities on the same terms as all other BackBeat Bridge Notes. At the time of the Formation Mergers, Mr. Stern held 178,885 BackBeat Common Stock Placement Agent Warrants, which were converted into warrants to purchase Orchestra securities on the same terms as all other BackBeat Common Stock Placement Agent Warrants.

FreeHold Merger

Pursuant to the FreeHold Merger, Orchestra issued:

•        425,000 shares of Series A Preferred Stock in exchange for 8,482,854 shares of FreeHold Series A preferred stock;

•        23,559 shares of Series B Preferred Stock and 23,559 shares of Series C Preferred Stock in exchange for convertible notes of FreeHold Surgical, Inc. having an aggregate of $424,055 in principal and accrued interest (the “FreeHold Bridge Notes”); and

•        warrants to purchase 40,000 shares of its common stock at $10.00 per share in exchange for warrants to purchase 400,000 shares of FreeHold common stock at $1.00 per share issued to purchasers of FreeHold Bridge Notes.

Other than as described above, none of Orchestra’s executive officers, directors or persons that, at the time of the FreeHold Merger, beneficially owned in excess of 5% of Orchestra Common Stock, had any interest in the FreeHold Merger.

Purchase of Common Stock of Motus GI Holdings, Inc. from OMV II and ABV II

On January 22, 2018, in connection with Orchestra’s entry into the Formation Merger Agreements, Orchestra entered into a share purchase agreement pursuant to which Orchestra acquired 1,000,000 shares of Motus GI common stock from each of OMV II and ABV II, in exchange for the issuance of 500,000 shares of Orchestra’s Series A Preferred Stock to each of OMV II and ABV II on May 31, 2018, the date of the completion of the Formation Mergers and the date of the initial closing of Orchestra’s sale of Series B Preferred Stock.

Purchases of Preferred Stock of Vivasure Medical Limited from OMV II, OMV IIR, ABV II and ABVS

On January 22, 2018, in connection with Orchestra’s entry into the Formation Merger Agreements, Orchestra entered into a share purchase agreement to acquire an aggregate of 7,519,595 shares of Vivasure’s preferred stock from OMV II, OMV IIR, ABV II and ABVS, in exchange for an aggregate of 500,000 shares of Orchestra’s Series A Preferred Stock (the “Vivasure Preferred Share Purchase Agreement”). In accordance with the Vivasure Preferred Share Purchase Agreement, on May 31, 2018, the date of the completion of the Formation Mergers and the date of the initial closing of Orchestra’s sale of Series B Preferred Stock, Orchestra exchanged its Series A Preferred Stock for shares of Vivasure preferred stock as follows:

Entity Name	Number of Shares of Vivasure Preferred Stock Given Up	Number of Shares of Orchestra Series A Preferred Stock Received
OMV II	3,210,261	213,459
OMV IIR	549,510	36,538
ABV II	2,737,434	182,020
ABVS	1,022,390	67,981

Purchase of Preferred Stock from Vivasure Medical Limited

In April 2018, Orchestra purchased an additional 263,158 shares of Series C preference shares of Vivasure for €250,000. In connection with the above-referenced purchases of preferred stock of Vivasure from OMV II, OMV IIR, ABV II and ABVS on January 22, 2018, the parties agreed that Orchestra would assume the purchase obligations of OMV II and ABV II with respect to the purchase of these Vivasure Series C preference shares.

Purchase of Accelerated Technologies, Inc. by Orchestra

On December 20, 2019, Orchestra entered into an asset acquisition agreement to acquire ATI from OMV. As part of this asset acquisition, Orchestra received 51,498 shares of Motus GI common stock, in exchange for an aggregate of 11,639 shares of Orchestra’s Series A Preferred Stock. All of the 11,639 shares of Orchestra’s Series A Preferred Stock were distributed to designees of OMV including 1,212 shares to OMV II LP, 843 shares to ABV II, and 308 shares to ABVS. No shares were distributed to Mr. Hochman, Mr. Sherman, or Mr. Smith.

Motus GI Holdings, Inc. Royalty Certificate Purchases

In December 2019, Orchestra entered into a Royalty Purchase Agreement with Perceptive, ABV II, ABVS, OMV II, Orchestra MOTUS Co-Investment Partners, LLC, David P. Hochman and Darren R. Sherman to acquire approximately 37.5% of a pool of royalty certificates of Motus GI, in exchange for an aggregate of 156,618 shares of Orchestra’s Series A Preferred Stock. Specifically, Perceptive received 67,698 shares of Series A Preferred Stock, ABV II received 38,106 shares of Series A Preferred Stock, ABVS received 6,928 shares of Series A Preferred Stock, OMV II received 26,336 shares of Series A Preferred Stock, Orchestra MOTUS Co-Investment Partners, LLC (a fund managed by OMV) received 17,154 shares of Series A Preferred Stock, and Messrs. Hochman and Sherman each received 198 shares of Series A Preferred Stock.

The entire pool of royalty certificates provides an interest in future Motus GI revenues equal to three percent of net product sales (upon first generating, in the aggregate since its inception, net product sales equal to $20.0 million) and five percent of licensing proceeds (upon first generating, in the aggregate since its inception, licensing proceeds equal to $3.5 million). Royalties with respect to each of net sales and licensing proceeds are capped at a maximum of $30.0 million per year with respect to the entire pool of royalty certificates.

This royalty interest does not expire until the expiration of the last valid patent claim covering Motus GI’s products on a country-by-country basis, which expiration with respect to the United States currently is 2037, which date may be extended by the issuance of additional patents. Following the expiration of all such patents, Orchestra will no longer be entitled to any further royalties for any period following the latest to occur of such patent expiration.

Additionally, on February 24, 2020, Orchestra entered into additional Royalty Purchase Agreements with third party entities that were not executives, directors or principal stockholders of Orchestra to purchase royalty certificates representing an additional approximately 15.5% of the total pool, in exchange for an aggregate of 38,677 shares of Series A Preferred Stock.

In total, Orchestra purchased approximately 53% of all the royalty certificates issued by Motus GI, representing an interest in approximately 1.6% of future net sales and approximately 2.7% of future licensing proceeds of Motus GI, in each case subject to the minimum thresholds and caps discussed above.

Purchases of Preferred Stock of Vivasure Medical Limited from OMV II, ABV II and ABVS

On December 31, 2019, Orchestra entered into an agreement, as amended on March 11, 2020, to purchase an aggregate of 1,535,000 shares of the preferred stock of Vivasure from OMV II, ABV II and ABVS for an aggregate of 14,634 shares of Orchestra’s Series A Preferred Stock. Specifically, OMV II received 4,290 shares of Series A Preferred Stock, ABV II received 6,912 shares of Series A Preferred Stock, and ABVS received 3,432 shares of Series A Preferred Stock.

Vivasure Medical Limited Convertible Notes

In December 2018, Vivasure issued up to €2,000,000 of its unsecured convertible redeemable loan notes (the “Vivasure 2018 convertible notes”) in a private transaction with certain initial subscribers. As part of the loan note instrument, Orchestra purchased an aggregate of 395,618 Vivasure 2018 convertible notes at a price of €1.00 per note, for an aggregate purchase price of €395,518 (approximately $464,000 at that time). The Vivasure 2018 convertible notes paid interest at a rate of eight percent per annum and had a maturity date of December 31, 2019, which was extended to June 30, 2020 when Orchestra lent Vivasure additional funds in December 2019, and was subsequently extended to June 30, 2022.

Additionally, in December 2019, Vivasure issued up to €3,000,000 of its unsecured convertible redeemable loan notes (the “Vivasure 2019 convertible notes”) in a private transaction with certain initial subscribers. As part of the loan note instrument, Orchestra purchased an aggregate of 801,376 Vivasure 2019 convertible notes at a price of €1.00 per note, for an aggregate purchase price of €801,376 (approximately $897,000 at that time). The Vivasure 2019 convertible notes paid interest at a rate of eight percent per annum and had a maturity date of June 30, 2020, which was extended to June 30, 2022.

As of December 31, 2019, Orchestra recorded a full impairment of the Vivasure convertible notes and equity in the amount of $5.8 million.

Additionally, in December 2020, Vivasure issued up to €1,375,000 of its unsecured convertible redeemable loan notes (the “Vivasure 2020 convertible notes”) in a private transaction with certain initial subscribers. As part of the loan note instrument, Orchestra purchased an aggregate of 150,000 Vivasure 2020 convertible notes at a price of €1.00 per note, for an aggregate purchase price of €150,000 (approximately $183,000 at that time). The Vivasure 2020 convertible notes paid interest at a rate of eight percent per annum and had a maturity date of June 30, 2021, which was extended to June 30, 2022.

Additionally, in December 2021, Vivasure issued up to €1,500,000 of its unsecured convertible redeemable loan notes (the “Vivasure 2021 convertible notes” and, together with the Vivasure 2018 convertible notes, the Vivasure 2019 convertible notes and the Vivasure 2020 convertible notes, the “Vivasure notes”) in a private transaction with certain initial subscribers. As part of the loan note instrument, Orchestra purchased an aggregate of 187,500 Vivasure 2021 convertible notes at a price of €1.00 per note, for an aggregate purchase price of €187,500 (approximately $213,000 at that time). In April 2022, Orchestra purchased an additional 187,500 Vivasure 2021 convertible notes at a price of €1.00 per note, for an aggregate purchase price of €187,500 (approximately $206,000 at that time) The Vivasure 2021 convertible notes paid interest at a rate of eight percent per annum and had a maturity date of June 30, 2022. The Vivasure notes ranked pari passu with each other.

The Vivasure notes provided for, among other things, the conversion of the Vivasure notes into Vivasure’s Series C redeemable convertible preference shares at a 5% discount. In addition, if a future fund raising were to occur in which Vivasure receives in excess of €10.0 million pursuant to the sale of shares which carry rights in preference to Vivasure’s currently outstanding shares, the Vivasure notes would automatically convert into those preference shares at a 15% discount.

In May 2022, Vivasure announced a Series D private placement. As a result, Orchestra’s existing Vivasure notes converted into 2,503,944 shares of Series D redeemable convertible preference shares of Vivasure in May 2022.

David P. Hochman, Orchestra’s chief executive officer, serves as a board observer to Vivasure.

Convertible Preferred Stock Financings

Series B-1 Preferred Stock Private Placement

From April 15, 2019 through June 28, 2019, Orchestra issued an aggregate of 2,281,562 shares of Series B-1 Preferred Stock at a price of $15.00 per share, for total gross proceeds of approximately $34.2 million. All shares of Orchestra’s Series B-1 Preferred Stock will convert into shares of Orchestra Common Stock upon the Closing in accordance with the Second Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Preferred Stock of Orchestra (the “Series B-1 Certificate of Designation”).

Series D-1 Preferred Stock Private Placement

From March 3, 2022 through March 11, 2022, Orchestra issued an aggregate of 2,424,573 shares of Series D-1 Preferred Stock at a price of $11.25 per share, for total gross proceeds of approximately $27.3 million. All shares of Orchestra’s Series D-1 Preferred Stock will convert into shares of Orchestra Common Stock upon the Closing in accordance with the Second Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series D-1 Preferred Stock of Orchestra (the “Series D-1 Certificate of Designation”).

Series D-2 Preferred Stock Private Placement

On June 30, 2022, Orchestra issued an aggregate of 17,753,263 shares of Series D-2 Preferred Stock at a price of $4.65 per share, for total gross proceeds of approximately $82.6 million. All shares of Orchestra’s Series D-2 Preferred Stock will convert into shares of Orchestra Common Stock upon the Closing in accordance with the Second Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series D-2 Preferred Stock of Orchestra (the “Series D-2 Certificate of Designation”).

The following table sets forth the aggregate number of shares of Orchestra capital stock acquired directly or indirectly by Orchestra’s directors, officers and beneficial owners of more than 5% of its capital stock in the financing transactions described above.

Participant(1)	Series B-1 Preferred Stock	Series D-1 Preferred Stock	Series D-2 Preferred Stock	Purchase Price
Greater than 5% Stockholders
Perceptive Life Sciences Master Fund, LLC(2)	266,667	—	1,612,904	$11,500,009
Medtronic, Inc.(3)	—	—	8,602,150	$39,999,998
RTW Investments, LP(4)	333,333	—	4,301,075	$24,999,994
First Riverside Investors LP(5)	—	1,612,904	537,634	$10,000,002
Directors and Executive Officers
David Hochman(6)	—	54,929	—	$255,420
Darren Sherman(7)	—	—	5,378	$25,009
Jason Aryeh(8)	—	—	53,763	$250,000
Eric S. Fain(9)	1,300	20,322	—	$114,000

____________

(1)      Additional details regarding these participants and their equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management of New Orchestra.”

(2)      Perceptive Life Sciences Master Fund, LLC (“Perceptive”) purchased 266,667 shares of Series B-1 Preferred Stock in the Series B-1 Preferred Stock private placement offering for $4.0 million. Perceptive also purchased 1,612,904 shares of Series D-2 Preferred Stock in the Series D-2 Preferred Stock Financing for $7.5 million.

(3)      Medtronic, Inc. purchased 8,602,150 shares of Series D-2 Preferred Stock in the Series D-2 Preferred Stock Financing for $40 million.

(4)      Certain funds managed by RTW purchased 333,333 shares of Series B-1 Preferred Stock in the Series B-1 Preferred Stock private placement offering for $5.0 million. They also purchased 4,301,075 shares of Series D-2 Preferred Stock in the Series D-2 Preferred Stock Financing for $20 million.

(5)      First Riverside Investors LP (“First Riverside Investors”) purchased 1,612,904 shares of Series D-1 Preferred Stock in the Series D-1 Preferred Stock Financing for $7.5 million. First Riverside Investors also purchased 537,634 shares of Series D-2 Preferred Stock in the Series D-2 Preferred Stock Financing for $2.5 million.

(6)      Mr. Hochman, through DPH 2008 Trust, purchased 54,929 shares of Series D-1 Preferred Stock in the Series D-1 Preferred Stock Financing for a total of $255,420.

(7)      Mr. Sherman purchased 5,378 shares of Series D-2 Preferred Stock in the Series D-2 Preferred Stock Financing for a total of $25,009.

(8)      Mr. Aryeh purchased 53,763 shares of Series D-2 Preferred Stock in the Series D-2 Preferred Stock Financing for a total of $250,000.

(9)      Dr. Fain, through Fain Living Trust, purchased 1,300 shares of Series B-1 Preferred Stock in the Series B-1 Preferred Stock private placement offering for a total of $19,500. He also purchased 20,322 shares of Series D-1 Preferred Stock in the Series D-1 Preferred Stock Financing for a total of $95,500

Fees Paid to SternAegis

In connection with the Series B-1 equity financing, Orchestra paid SternAegis and its designees approximately $2.0 million and granted them warrants to purchase 115,801 shares of Orchestra’s Series B-1 Preferred Stock with an exercise price of $15.00 per share in 2019 for serving as the placement agent for Orchestra’s Series B-1 Preferred Stock offering. These warrants have an adjustment provision and, in certain circumstances in connection with the Business Combination, the number of shares of common stock issuable upon exercise of some or all of these warrants may increase and the exercise price of some or all of these warrants may decrease to $7.50. See “Description of Securities of Orchestra — Outstanding Warrants — Warrants Issued to Designees of Aegis Capital for Serving as Placement Agent In Connection with Orchestra’s Series B Preferred Stock and Series B-1 Preferred Stock Financing.”

In connection with the Series D-1 equity financing, Orchestra paid SternAegis and its designees approximately $1.6 million for serving as the placement agent for Orchestra’s Series D-1 Financing, and in connection with the Series D-2 Financing, Orchestra paid SternAegis and its designees approximately $0.7 million for serving as the placement agent for Orchestra’s Series D-2 Financing.

Consulting Agreement with Dennis Donohoe, M.D.

Pursuant to a consulting agreement, dated October 17, 2018, Dr. Donohoe served as a consultant to Orchestra from October 17, 2018 until he entered into an employment agreement with Orchestra to serve as its Chief Medical Officer in July 2019. Pursuant to this consulting agreement, Dr. Donohoe provided consulting services with respect to, among other things, Orchestra’s pre-clinical and clinical development programs. Under the terms of the consulting agreement, Orchestra agreed to pay Dr. Donohoe $20,000 per month and grant him options to purchase 32,500 shares of Orchestra Common Stock at an exercise price of $2.00 per share. The options were not issued until August 2019 and were included in a grant of 60,000 options that Dr. Donohoe received pursuant to his employment agreement.

Lease with Motus GI

In January 2020, Orchestra entered into an agreement for the use of portions of the premises of Motus GI for office space in Fort Lauderdale, Florida. The agreement will expire in November 2024. The monthly fee commenced on the month following the date of the agreement. Monthly fees will be between approximately $7,000 and $24,000 for the period from commencement through termination. The amount paid is estimated to be proportionate to the percentage of space used by Orchestra applied to the monthly rent obligated to be paid by Motus GI to its landlord. Pursuant to the agreement, Orchestra paid $162,000 in the year ended December 31, 2020, $189,000 in the year ended December 31, 2021 and $48,750 in the three months ended March 31, 2022.

Collaboration Agreement with Medtronic

On June 30, 2022, Orchestra entered into an exclusive license and collaboration agreement with Medtronic, which will hold more than 5% of New Orchestra Common Stock following the Business Combination. For a discussion regarding the Medtronic Collaboration, see “Business of Orchestra — BackBeat Cardiac Neuromodulation Product Candidate (CNT) — Strategic Collaboration Agreement with Medtronic.”

ADDITIONAL INFORMATION

Future Stockholder Proposals and Nominations

New Orchestra’s Proposed Bylaws will establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. The Proposed Bylaws provide that an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude New Orchestra stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Shareholder/Stockholder Communications

Shareholders, Stockholders and interested parties may communicate with the HSAC2 Board, any committee chairperson or the non-management directors as a group by writing to the HSAC2 Board or committee chairperson in care of Health Sciences Acquisitions Corporation 2, 40 10th Avenue, Floor 7, New York, NY 10014.

Following the Business Combination, such communications should be sent to New Orchestra at 150 Union Square Drive, New Hope, PA 18938. Each communication will be forwarded, depending on the subject matter, to New Orchestra’s board of directors, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the New Orchestra Common Stock to be issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus will be passed upon by Loeb & Loeb LLP, New York, New York.

Experts

The audited financial statements of Health Sciences Acquisitions Corporation 2 as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from May 25, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm as set forth in their report thereon, appearing elsewhere herein and are included in reliance on such report given (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern) upon such firm as experts in auditing and accounting.

The consolidated financial statements of Orchestra BioMed, Inc. at December 31, 2021 and 2020, and for the years then ended, appearing in this Prospectus and Registration Statement of Health Sciences Acquisitions Corporation 2, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, HSAC2 and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, HSAC2 will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Shareholders may notify HSAC2 of their requests by calling or writing to Morrow Sodali LLC, our proxy solicitor at:

Morrow Sodali LLC
Toll-Free (800) 662-5200 or Collect (203) 658-9400
Email: HSAQ.info@investor.morrowsodali.com

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Exchange Act and its rules and regulations, and, in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read the Company’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement or if you have questions about the Merger or the Proposals to be presented at the Shareholder Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
Toll-Free (800) 662-5200 or Collect (203) 658-9400
Email: HSAQ.info@investor.morrowsodali.com

If you are a shareholder of the Company and would like to request documents, please do so by           , 2022, five business days prior to the Shareholder Meeting, in order to receive them before the Shareholder Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to HSAC2 has been supplied by HSAC2, and all such information relating to Orchestra has been supplied by Orchestra. Information provided by either HSAC2 or Orchestra does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of HSAC2 for the Shareholder Meeting. HSAC2 has not authorized anyone to give any information or make any representation about the Business Combination, HSAC2 or Orchestra that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Index to Consolidated Financial Statements

HEALTH SCIENCES ACQUISITIONS CORPORATION 2

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Balance Sheets as of December 31, 2021 and 2020	F-3
Statements of Operations for the Year Ended December 31, 2021 and the Period from May 25, 2020 (Inception) through December 31, 2020	F-4
Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2021 and the Period from May 25, 2020 (Inception) through December 31, 2020	F-5
Statements of Cash Flows for the Year Ended December 31, 2021 and the Period from May 25, 2020 (Inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7
Financial Statements
Condensed Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-18
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 2022 and 2021	F-19
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2022 and 2021	F-20
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2022 and 2021	F-21
Notes to Unaudited Condensed Financial Statements	F-22

ORCHESTRA BIOMED, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Health Sciences Acquisitions Corporation 2

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Health Sciences Acquisitions Corporation 2 (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and the period from May 25, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from May 25, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable complete a business combination by August 6, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 31, 2022

PCAOB ID Number 100

HEALTH SCIENCES ACQUISITIONS CORPORATION 2

BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash	$1,754,460	$2,026,822
Prepaid expenses	46,667	122,478
Total current assets	1,801,127	2,149,300
Investments held in Trust Account	160,022,447	160,006,444
Total Assets	$161,823,574	$162,155,744

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,388	$13,810
Accrued expenses	14,151	75,146
Accrued expenses – related party	150,000	30,000
Total current liabilities	165,539	118,956
Deferred underwriting commissions	5,600,000	5,600,000
Total liabilities	5,765,539	5,718,956

Commitments and Contingencies

Ordinary shares subject to possible redemption, $0.0001 par value; 16,000,000 shares issued and outstanding at $10.00 per share redemption value as of December 31, 2021 and 2020	160,000,000	160,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2021 and 2020	—	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 4,450,000 non-redeemable shares issued and outstanding as of December 31, 2021 and 2020	445	445
Additional paid-in capital	—	—
Accumulated deficit	(3,942,410)	(3,563,657)
Total shareholders’ deficit	(3,941,965)	(3,563,212)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$161,823,574	$162,155,744

The accompanying notes are an integral part of these financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2021	For the Period from May 25, 2020 (Inception) through December 31, 2020
Operating expenses
General and administrative expenses	$274,756	$129,986
Administrative fee – related party	120,000	$50,000
Loss from operations	(394,756)	(179,986)
Interest income from investments held in Trust Account	16,003	6,444
Net loss	$(378,753)	$(173,542)

Weighted average shares outstanding of ordinary shares, basic and diluted	20,450,000	15,791,091
Basic and diluted net loss per ordinary share	$(0.02)	$(0.01)

The accompanying notes are an integral part of these financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – May 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor	4,000,000	400	28,350	—	28,750
Sale of private placement shares and private placement warrants to Sponsor in a private placement	450,000	45	5,999,955	—	6,000,000
Accretion on ordinary shares subject to possible redemption amount	—	—	(6,028,305)	(3,390,115)	(9,418,420)
Net loss	—	—	—	(173,542)	(173,542)
Balance – December 31, 2020	4,450,000	445	—	(3,563,657)	(3,563,212)
Net loss	—	—	—	(378,753)	(378,753)
Balance – December 31, 2021	4,450,000	$445	$—	$(3,942,410)	$(3,941,965)

The accompanying notes are an integral part of these financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2021	For the Period from May 25, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(378,753)	$(173,542)
Adjustments to reconcile to net loss to net cash used in operating activities
Interest income from investments held in Trust Account	(16,003)	(6,444)
Changes in operating assets and liabilities:
Prepaid expenses	75,811	(122,478)
Accounts payable	(12,422)	13,810
Accrued expenses	(60,995)	30,146
Accrued expenses – related party	120,000	—
Net cash used in operating activities	(272,362)	(258,508)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(160,000,000)
Net cash used in investing activities	—	(160,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares to Sponsor	—	28,750
Proceeds from note payable to related party	—	300,000
Repayment of note payable to related party	—	(300,000)
Proceeds received from initial public offering, gross	—	160,000,000
Proceeds from private placement	—	6,000,000
Paid offering costs	—	(3,743,420)
Net cash provided by financing activities	—	162,285,330

Net change in cash	(272,362)	2,026,822
Cash – beginning of the period	2,026,822	—
Cash – end of the period	$1,754,460	$2,026,822

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$—	$75,000
Deferred underwriting commissions in connection with the initial public offering	$—	$5,600,000

The accompanying notes are an integral part of these financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern

Organization and General

Health Sciences Acquisitions Corporation 2 (the “Company”) was incorporated on May 25, 2020 in the Cayman Islands as a business company with limited liability and formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to pursue prospective targets that are focused on healthcare innovation. The Company has neither engaged in any operations nor generated revenue to date. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from May 25, 2020 (inception) through December 31, 2021 had been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from its investments held in the Trust Account (as defined below).

Sponsor and Financing

The Company’s sponsor is HSAC 2 Holdings, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 3, 2020. On August 6, 2020, the Company consummated its Initial Public Offering of 16,000,000 ordinary shares (the “Public Shares”), including the issuance of 2,086,956 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $160.0 million, and incurring offering costs of approximately $9.4 million, inclusive of $5.6 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of (i) 450,000 ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, (for a total purchase price of $4.5 million), and (ii) 1,500,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant (for a total purchase price of $1.5 million), for an aggregate of $6.0 million from the Sponsor, generating gross proceeds to the Company of $6.0 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $160.0 million ($10.00 per Public Share) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a U.S. based trust account (“Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee, and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern (cont.)

Pursuant to stock exchange listing rules, the Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Public Shares (“Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). As a result, such ordinary shares have been recorded at redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the ordinary shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem ordinary shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Insider Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Insider Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Insider Shares, Private Placement Shares, and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its ordinary shares with respect to more than an aggregate of 20% or more of the ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern (cont.)

with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their ordinary shares in conjunction with any such amendment.

If a Business Combination has not been consummated by August 6, 2022 (the “Combination Period”), it will trigger the Company’s automatic winding up, liquidation and dissolution. If the Company does not consummate a Business Combination within the Combination Period, upon notice from the Company, the trustee of the Trust Account will distribute the amount in the Trust Account to the Public Shareholders. Concurrently, the Company shall pay, or reserve for payment, from funds not held in the Trust Account, its liabilities and obligations, although the Company cannot assure that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company and which have not executed a waiver agreement. However, the Company cannot assure that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). The Company also cannot assure that a creditor or shareholder will not file a petition with the Cayman Islands Court which, if successful, may result in the Company’s liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of the Company’s assets to the Public Shareholders.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Insider Shares and Private Placement Shares (collectively, “Founder Shares”) held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per ordinary share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per ordinary share initially held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2021, the Company had approximately $1.8 million of cash in its operating account and working capital of approximately $1.6 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the capital contribution of $28,750 from the Sponsor to purchase the Insider Shares, and a loan of $300,000 pursuant to the Note (as defined in Note 5) issued to the Sponsor, which was repaid in full on August 7, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021 and 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. Management plans to complete a business

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern (cont.)

combination by the mandatory liquidation date. However, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 6, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2021 and 2020.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

the carrying value of the Public Shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, Accordingly, as of December 31, 2021 and 2020, 16,000,000 ordinary shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the Private Placement Warrants to purchase 1,500,000 ordinary shares since their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for year ended December 31, 2021 and the period from May 25, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Income Taxes

ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021 ( using the modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On August 6, 2020, the Company consummated its Initial Public Offering of 16,000,000 Public Shares, including the 2,086,956 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $160.0 million, and incurring offering costs of approximately $9.4 million, inclusive of $5.6 million in deferred underwriting commissions.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of (i) 450,000 Private Placement Shares at $10.00 per Private Placement Share (for a total purchase price of $4.5 million) and (ii) 1,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (for a total purchase price of $1.5 million), for an aggregate of $6.0 million from the Sponsor, generating gross proceeds to the Company of $6.0 million.

Each Private Placement Warrant entitles the holder thereof to purchase one ordinary share at an exercise price of $11.50 per ordinary share. A portion of the proceeds from the Private Placement Warrants and the Private Placement Shares were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Note 5 — Related Party Transactions

Insider Shares

On June 11, 2020, the Company issued 3,593,750 ordinary shares to the Sponsor (the “Insider Shares”) for an aggregate purchase price of $28,750. On August 3, 2020, the Company effected a share dividend of 0.113043478 ordinary shares for each outstanding ordinary share (an aggregate of 406,250 ordinary shares), resulting in an aggregate of 4,000,000 ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend. The holders of the Insider Shares had agreed to forfeit up to an aggregate of 521,739 Insider Shares, on a pro rata basis, to the extent that the option to purchase additional ordinary shares is not exercised in full by the underwriters. On August 6, 2020, the underwriters fully exercised the over-allotment option; thus, the 521,739 Insider Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of six months after the date of the consummation of the initial Business Combination and the date on which the closing price of the Company’s

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

ordinary shares equals or exceeds $12.50 per ordinary share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, and, with respect to the remaining 50% of the Insider Shares, six months after the date of the consummation of the initial Business Combination, or earlier in each case if, subsequent to the initial Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On June 11, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the date the Company consummates the Initial Public Offering or the date on which the Company determines not to conduct the Initial Public Offering. The Company borrowed $300,000 under the Note and repaid the Note in full on August 7, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Shareholders may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such loans may be converted upon consummation of the Business Combination into additional private warrants at a price of $1.00 per warrant. If the Company does not complete a Business Combination within the Combination Period, the Working Capital Loans will be repaid only from amounts remaining outside the Trust Account, if any. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, the Company had no outstanding Working Capital Loans.

Administrative Services Agreement

Commencing on the date of the Company’s prospectus, the Company agreed to pay the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and the period from May 25, 2020 (inception) through December 31, 2020, the Company incurred $120,000 and $50,000 in expenses for these services, respectively. As of December 31, 2021 and 2020, $120,000 and $50,000 were due to the Sponsor and are included in accrued expenses — related party on the accompanying balance sheets, respectively.

Purchase Agreement

The Sponsor has entered into an agreement with the Company to purchase an aggregate of 2,500,000 of the Company’s ordinary shares or their equivalent in the securities of a target company for an aggregate purchase price of $25.0 million prior to, concurrently with, or following the closing of the Business Combination, either in open market transactions (to the extent permitted by law) or in a private placement. The capital from such transaction may be used as part of the consideration to the sellers in the initial Business Combination, and any excess capital fund from such private placement would be used for working capital in the post-transaction company.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Insider Shares, Private Placement Shares and Private Placement Warrants (and any ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Shares, Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans made to the Company can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the effective date of the registration statement relating to the Initial Public Offering to purchase up to 2,086,956 additional ordinary shares at the Initial Public Offering price less the underwriting discounts and commissions. On August 6, 2020, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Public Share, or $3.2 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per Public Share, or $5.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Note 7 — Ordinary Shares Subject to Possible Redemption

The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 20,450,000 ordinary shares outstanding, 16,000,000 of which were subject to possible redemption and are classified outside of permanent equity in the balance sheets.

The ordinary shares subject to possible redemption reflected on the balance sheets is reconciled on the following table:
Gross proceeds received from Initial Public Offering	$160,000,000
Less:
Offering costs allocated to Public Shares	(9,418,420)
Plus:
Accretion on ordinary shares to redemption value	9,418,420
Ordinary shares subject to possible redemption	$160,000,000

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 8 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there are no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 100,000,000 ordinary shares, par value $0.0001. Holders of the Company’s ordinary shares are entitled to one vote for each share. On June 11, 2020, the Company issued 3,593,750 ordinary shares. On August 3, 2020, the Company effected a share dividend of 0.113043478 ordinary shares for each outstanding share (an aggregate of 406,250 ordinary shares), resulting in an aggregate of 4,000,000 ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend. Of the 4,000,000 ordinary shares outstanding, up to 521,739 of these ordinary shares were subject to forfeiture by the Sponsor (or its permitted transferees) on a pro rata basis depending on the extent to which the underwriters’ over-allotment option was exercised. On August 6, 2020, the Company consummated the Initial Public Offering and the underwriters fully exercised the over-allotment option; thus, the 521,739 Insider Shares were no longer subject to forfeiture. As of December 31, 2021 and 2020, there were 20,450,000 ordinary shares issued or outstanding, including 16,000,000 ordinary shares subject to possible redemption and classified as temporary equity.

Private Warrants — Private Placement Warrants may only be exercised for a whole number of ordinary shares. The Private Placement Warrants will become exercisable 30 days after the completion of a Business Combination; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Private Placement Warrants and a current prospectus relating to them is available and such ordinary shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances).

Each warrant is exercisable to purchase one of ordinary shares at an exercise price of $11.50 per full share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 by level within the fair value hierarchy:
	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Investments held in Trust Account – U.S. Treasury Securities	$160,022,447	$—	$—	$160,022,447
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Investments held in Trust Account – U.S. Treasury Securities	$160,006,444	$—	$—	$160,006,444

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for year ended December 31, 2021 and the period from May 25, 2020 (inception) through December 31, 2020.

Level 1 instruments include investments in money market funds that invest in U.S. Treasury securities with an original maturity of 185 days or less. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that have occurred that would require adjustments to the disclosures in the financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets:
Current assets:
Cash	$1,418,880	$1,754,460
Prepaid expenses	71,292	46,667
Total current assets	1,490,172	1,801,127
Investments held in Trust Account	160,036,712	160,022,447
Total Assets	$161,526,884	$161,823,574

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$103,607	$1,388
Accrued expenses	202,931	14,151
Accrued expenses – related party	—	150,000
Total current liabilities	306,538	165,539
Deferred underwriting commissions	5,600,000	5,600,000
Total liabilities	5,906,538	5,765,539

Commitments and Contingencies
Ordinary shares subject to possible redemption, $0.0001 par value; 16,000,000 shares issued and outstanding at $10.00 per share redemption value as of March 31, 2022 and December 31, 2021	160,000,000	160,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of March 31, 2022 and December 31, 2021	—	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 4,450,000 non-redeemable shares issued and outstanding as of March 31, 2022 and December 31, 2021	445	445
Additional paid-in capital	—	—
Accumulated deficit	(4,380,099)	(3,942,410)
Total shareholders’ deficit	(4,379,654)	(3,941,965)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$161,526,884	$161,823,574

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Operating expenses
General and administrative expenses	$421,954	$81,948
Administrative fee – related party	30,000	30,000
Loss from operations	(451,954)	(111,948)
Interest income from investments held in Trust Account	14,265	3,946
Net loss	$(437,689)	$(108,002)

Weighted average shares outstanding of ordinary shares, basic and diluted	20,450,000	20,450,000
Basic and diluted net loss per ordinary share	$(0.02)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2021	4,450,000	$445	$—	$(3,942,410)	$(3,941,965)
Net loss	—	—	—	(437,689)	(437,689)
Balance – March 31, 2022 (unaudited)	4,450,000	$445	$—	$(4,380,099)	$(4,379,654)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2020	4,450,000	$445	$—	$(3,563,657)	$(3,563,212)
Net loss	—	—	—	(108,002)	(108,002)
Balance – March 31, 2021 (unaudited)	4,450,000	$445	$—	$(3,671,659)	$(3,671,214)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Cash Flows from Operating Activities:
Net loss	$(437,689)	$(108,002)
Adjustments to reconcile to net loss to net cash used in operating activities
Interest income from investments held in Trust Account	(14,265)	(3,946)
Changes in operating assets and liabilities:
Prepaid expenses	(24,625)	(19,936)
Accounts payable	102,219	20,750
Accrued expenses	188,780	4,760
Accrued expenses – related party	(150,000)	30,000
Net cash used in operating activities	(335,580)	(76,374)

Net change in cash	(335,580)	(76,374)
Cash – beginning of the period	1,754,460	2,026,822
Cash – end of the period	$1,418,880	$1,950,448

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern

Organization and General

Health Sciences Acquisitions Corporation 2 (the “Company”) was incorporated on May 25, 2020 as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to pursue prospective targets that are focused on healthcare innovation. The Company has neither engaged in any operations nor generated any operating revenue to date. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of March 31, 2022, the Company had not commenced any operations. All activity for the period from May 25, 2020 (inception) through March 31, 2022 was related to the Company’s formation and its Initial Public Offering (as defined below), and, since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from its investments held in the Trust Account (as defined below).

Sponsor and Financing

The Company’s sponsor is HSAC 2 Holdings, LLC (the “Sponsor”). The registration statement for the Company’s initial public offering (the “Initial Public Offering”) was declared effective on August 3, 2020. On August 6, 2020, the Company consummated its Initial Public Offering of 16,000,000 ordinary shares (the “Public Shares”), including the issuance of 2,086,956 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $160.0 million, and incurring offering costs of approximately $9.4 million, inclusive of $5.6 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) with the Sponsor of (i) 450,000 ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share (for a total purchase price of $4.5 million), and (ii) 1,500,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant (for a total purchase price of $1.5 million), generating gross proceeds to the Company of $6.0 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement (including the exercise of the over-allotment option), $160.0 million ($10.00 per Public Share) of the net proceeds of the Initial Public Offering and the Private Placement was placed in a U.S. based trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee, and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern (cont.)

Pursuant to stock exchange listing rules, the Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in trust and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). As a result, such ordinary shares have been recorded at redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the ordinary shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem ordinary shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Insider Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Insider Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Insider Shares, Private Placement Shares, and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its ordinary shares with respect to more than 20% the ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their ordinary shares in conjunction with any such amendment.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern (cont.)

If a Business Combination has not been consummated by August 6, 2022 (the “Combination Period”), or such later time as the Company’s shareholders may approve in accordance with the Amended and Restated Memorandum and Articles of Association, it will trigger the Company’s automatic winding up, liquidation and dissolution. If the Company does not consummate a Business Combination within the Combination Period, upon notice from the Company, the trustee of the Trust Account will distribute the amount in the Trust Account to the Public Shareholders. Concurrently, the Company shall pay, or reserve for payment, from funds not held in the Trust Account, its liabilities and obligations, although the Company cannot assure that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company and which have not executed a waiver agreement. However, the Company cannot assure that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). The Company also cannot assure that a creditor or shareholder will not file a petition with the Cayman Islands Court which, if successful, may result in the Company’s liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of the Company’s assets to the Public Shareholders.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Insider Shares and the Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per ordinary share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per ordinary share initially held in the Trust Account.

Liquidity and Going Concern

As of March 31, 2022, the Company had approximately $1.4 million of cash in its operating account and working capital of approximately $1.2 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the capital contribution of $28,750 from the Sponsor to purchase the Insider Shares, and a loan of $300,000 pursuant to the Note (as defined in Note 5) issued to the Sponsor, which was repaid in full on August 7, 2020. Subsequent to the consummation of the Initial Public Offering and the Private Placement, the Company’s liquidity needs have been satisfied with the net proceeds from the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, provide the Company with Working Capital Loans (see Note 5). As of March 31, 2022 and December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. Management plans to complete a business combination by the mandatory liquidation date. However, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Going Concern (cont.)

of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to complete the Business Combination prior to the liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 6, 2022. The condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required in the annual audited financial statements. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022, or any future periods.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Basis of Presentation (cont.)

expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of March 31, 2022 and December 31, 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000, and investments held in the Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income from investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Basis of Presentation (cont.)

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to the carrying value of the Public Shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, Accordingly, as of March 31, 2022 and December 31, 2021, 16,000,000 ordinary shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the Private Placement Warrants to purchase 1,500,000 ordinary shares since their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for the three months ended March 31, 2022 and 2021. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Income Taxes

ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Basis of Presentation (cont.)

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s condensed financial statements.

Note 3 — Initial Public Offering

On August 6, 2020, the Company consummated its Initial Public Offering of 16,000,000 Public Shares, including the 2,086,956 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $160.0 million, and incurring offering costs of approximately $9.4 million, inclusive of $5.6 million in deferred underwriting commissions.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement with the Sponsor of (i) 450,000 Private Placement Shares at $10.00 per Private Placement Share (for a total purchase price of $4.5 million) and (ii) 1,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (for a total purchase price of $1.5 million), generating gross proceeds to the Company of $6.0 million.

Each Private Placement Warrant entitles the holder thereof to purchase one ordinary share at an exercise price of $11.50 per ordinary share. A portion of the proceeds from the Private Placement were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Note 5 — Related Party Transactions

Insider Shares

On June 11, 2020, the Company issued 3,593,750 ordinary shares to the Sponsor (the “Insider Shares”) for an aggregate purchase price of $28,750. On August 3, 2020, the Company effected a share dividend of 0.113043478 ordinary shares for each outstanding ordinary share (an aggregate of 406,250 ordinary shares), resulting in an aggregate of 4,000,000 ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend. The holders of the Insider Shares had agreed to forfeit an aggregate of up to 521,739 Insider Shares, on a pro rata basis, to the extent that the option to purchase additional ordinary shares is not exercised in full by the underwriters. On August 6, 2020, the underwriters fully exercised the over-allotment option; thus, the 521,739 Insider Shares were no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of six months after the date of the consummation of the initial Business Combination and the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per ordinary share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, and, with respect to the remaining 50% of the Insider

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Shares, six months after the date of the consummation of the initial Business Combination, or earlier in each case if, subsequent to the initial Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On June 11, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the date the Company consummates the Initial Public Offering or the date on which the Company determines not to conduct the Initial Public Offering. The Company borrowed $300,000 under the Note and repaid the Note in full on August 7, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such loans may be converted upon consummation of the Business Combination into additional private warrants at a price of $1.00 per warrant. If the Company does not complete a Business Combination within the Combination Period, the Working Capital Loans will be repaid only from amounts remaining outside the Trust Account, if any. The warrants would be identical to the Private Placement Warrants. As of March 31, 2022 and December 31, 2021, the Company had no outstanding Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the registration statement relating to the Initial Public Offering, the Company agreed to pay the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2022 and 2021, the Company incurred $30,000 in expenses for these services. As of March 31, 2022 and December 31, 2021, $0 and $150,000 were due to the Sponsor and are included in accrued expenses — related party on the accompanying condensed balance sheets, respectively.

Purchase Agreement

The Sponsor has entered into an agreement with the Company to purchase an aggregate of 2,500,000 of the Company’s ordinary shares or their equivalent in the securities of a target company for an aggregate purchase price of $25.0 million prior to, concurrently with, or following the closing of the Business Combination, either in open market transactions (to the extent permitted by law) or in a private placement. The capital from such transaction may be used as part of the consideration to the sellers in the initial Business Combination, and any excess capital fund from such private placement would be used for working capital in the post-transaction company.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Insider Shares, the Private Placement Shares, the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Shares, the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans made to the Company can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the effective date of the registration statement relating to the Initial Public Offering to purchase up to 2,086,956 additional ordinary shares at the Initial Public Offering price less the underwriting discounts and commissions. On August 6, 2020, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Public Share, or $3.2 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per Public Share, or $5.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheets. These condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

Note 7 — Ordinary Shares Subject to Possible Redemption

The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 20,450,000 ordinary shares outstanding, 16,000,000 of which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.

The ordinary shares subject to possible redemption reflected on the condensed balance sheets is reconciled on the following table:
Gross proceeds received from Initial Public Offering	$160,000,000
Less:
Offering costs allocated to Public Shares	(9,418,420)
Plus:
Accretion on ordinary shares to redemption value	9,418,420
Ordinary shares subject to possible redemption	$160,000,000

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there are no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 100,000,000 ordinary shares, par value $0.0001. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 20,450,000 ordinary shares issued or outstanding, including 16,000,000 ordinary shares subject to possible redemption and classified as temporary equity.

Private Warrants — Private Placement Warrants may only be exercised for a whole number of ordinary shares. The Private Placement Warrants will become exercisable 30 days after the completion of a Business Combination; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Private Placement Warrants and a current prospectus relating to them is available and such ordinary shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances).

Each warrant is exercisable to purchase one of ordinary shares at an exercise price of $11.50 per full share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis by level within the fair value hierarchy:
	Fair Value Measured as of March 31, 2022
	Level 1	Level 2	Level 3	Total
Investments held in Trust Account – money market funds	$160,036,712	$—	$—	$160,036,712
	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Investments held in Trust Account – money market funds	$160,022,447	$—	$—	$160,022,447

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2022 and 2021.

Level 1 instruments include investments in money market funds that invest in U.S. Treasury securities with an original maturity of 185 days or less. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Orchestra BioMed, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Orchestra BioMed, Inc. (the Company) as of December 31, 2020 and 2021 the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Philadelphia, Pennsylvania

August 8, 2022

ORCHESTRA BIOMED, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2020	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,343	$9,938
Marketable securities	13,502	—
Strategic investments, current portion	1,945	958
Accounts receivable, net	168	121
Inventory	69	68
Prepaid expenses and other current assets	227	234
Total current assets	36,254	11,319
Property and equipment, net	1,027	1,120
Strategic Investments, less current portion	185	398
Deposits and other assets	626	690
TOTAL ASSETS	$38,092	$13,527
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,774	$2,029
Accrued expenses and other liabilities	1,438	2,034
Warrant liability	1,347	635
Deferred revenue, current portion	5,803	5,542
Loan payable, current portion	4,000	2,000
Total current liabilities	14,362	12,240
Deferred revenue, less current portion	15,123	16,859
Loan payable, less current portion	5,456	3,673
Other long-term liabilities	241	535
TOTAL LIABILITIES	35,182	33,307
REDEEMABLE PREFERRED STOCK
Series A Preferred Stock, $0.0001 par value, 20,000,000 shares authorized of which 5,346,570 are issued and outstanding at December 31, 2020 and 2021; aggregate liquidation preference of $53,466 at December 31, 2021	51,452	51,452
STOCKHOLDERS’ DEFICIT
Preferred Stock, $0.0001 par value, 55,000,000 shares authorized of which 3,364,992 shares of Series B are issued and outstanding at December 31, 2020 and 2021; 2,281,562 shares of Series B-1 are issued and outstanding at December 31, 2020 and 2021; and 1,082,852 shares of Series C are issued and outstanding at December 31, 2020 and 2021; aggregate liquidation preference of $78,701 at December 31, 2021	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized of which 2,056,497 and 2,185,297 are issued and outstanding at December 31, 2020 and 2021, respectively	—	—
Additional paid-in capital	94,572	94,894
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(143,112)	(166,126)
TOTAL STOCKHOLDERS’ DEFICIT	(48,542)	(71,232)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$38,092	$13,527

The accompanying notes are an integral part of these consolidated financial statements.

ORCHESTRA BIOMED, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2021
Revenue
Partnership revenue	$5,169	$(1,475)
Product revenue	534	693
Total revenue	5,703	(782)
Expenses:
Cost of product revenues	145	199
Research and development	13,477	12,890
Selling, general and administrative	10,833	7,928
Total expenses	24,455	21,017
Loss from operations	(18,752)	(21,799)
Other income (expense):
Interest income (expense), net	331	(927)
(Loss) gain on fair value adjustment of warrant liability	(181)	699
Loss in fair value of strategic investments	(2,753)	(987)
Total other expense	(2,603)	(1,215)
Net loss	$(21,355)	$(23,014)
Net loss per share
Basic and diluted	$(10.61)	$(10.90)
Weighted-average shares used in computing net loss per share, basic and diluted	2,013,374	2,111,161
Comprehensive income (loss)
Net loss	$(21,355)	$(23,014)
Unrealized (loss) gain on marketable securities	(16)	2
Comprehensive loss	$(21,371)	$(23,012)

The accompanying notes are an integral part of these consolidated financial statements.

ORCHESTRA BIOMED, INC.
Consolidated Statements of Stockholders’ Deficit
(in thousands, except share and per share data)

	Preferred Stock						Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Series B		Series B-1		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2020	3,364,992	$—	2,281,562	$—	1,082,852	$—	1,993,680	$—	$94,351	$14	$(121,757)	$(27,392)
Unrealized loss on marketable securities	—	—	—	—	—	—	—	—	—	(16)	—	(16)
Stock-based compensation	—	—	—	—	—	—	—	—	221	—	—	221
Vesting of restricted stock	—	—	—	—	—	—	62,817	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(21,355)	(21,355)
Balance – December 31, 2020	3,364,992	$—	2,281,562	$—	1,082,852	$—	2,056,497	$—	$94,572	$(2)	$(143,112)	$(48,542)
							Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Stock
	Series B		Series B-1		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2021	3,364,992	$—	2,281,562	$—	1,082,852	$—	2,056,497	$—	$94,572	$(2)	$(143,112)	$(48,542)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	—	2	—	2
Stock-based compensation	—	—	—	—	—	—	—	—	302	—	—	302
Vesting of restricted stock	—	—	—	—	—	—	119,800	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	1,500	—	3	—	—	3
Exercise of warrants	—	—	—	—	—	—	7,500	—	17	—	—	17
Net loss	—	—	—	—	—	—	—	—	—	—	(23,014)	(23,014)
Balance – December 31, 2021	3,364,992	$—	2,281,562	$—	1,082,852	$—	2,185,297	$—	$94,894	$—	$(166,126)	$(71,232)

The accompanying notes are an integral part of these consolidated financial statements.

ORCHESTRA BIOMED, INC.
Consolidated Statements of Cash Flows
(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,355)	$(23,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	137	181
Stock-based compensation	221	302
Deferred rent	68	(33)
Loss (gain) on fair value adjustment of warrant liability	181	(699)
Loss in fair value of strategic investments	2,753	987
Amortization of deferred financing fees	—	217
Changes in operating assets and liabilities:
Accounts receivable	(79)	47
Inventory	(26)	1
Prepaid expenses and other assets	(307)	29
Accounts payable, accrued expenses and other liabilities	(2,607)	1,078
Deferred revenue	(5,169)	1,475
Net cash used in operating activities	(26,183)	(19,429)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(539)	(274)
Purchases of related party convertible notes	(185)	(213)
Purchases of marketable securities	(15,439)	—
Sales of marketable securities	43,129	13,504
Net cash provided by investing activities	26,966	13,017
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt financing	—	(4,000)
Proceeds from debt financing	10,000	—
Proceeds from exercise of warrants	—	4
Proceeds from exercise of stock options	—	3
Net cash provided by (used in) financing activities	10,000	(3,993)
Net increase (decrease) in cash and cash equivalents	10,783	(10,405)
Cash and cash equivalents, beginning of year	9,560	20,343
Cash and cash equivalents, end of year	$20,343	$9,938

ORCHESTRA BIOMED, INC.
Consolidated Statements of Cash Flows — (Continued)
(in thousands, except share and per share data)

Supplemental Disclosures of Cash Flow Information

	Years Ended December 31,
	2020	2021
Cash paid during the year for:
Interest	$—	$389
Non-cash financing activities:
Deferred equity offering costs	$—	$100
Warrants issued pursuant to debt financing	$544	$—

The accompanying notes are an integral part of these consolidated financial statements.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      Organization and Basis of Presentation

Orchestra BioMed, Inc. (“Orchestra” or the “Company”) is a biomedical innovation company seeking to provide high-impact solutions for large unmet needs in procedure-based medicine. The Company’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. The Company’s business model seeks to adapt the strategic partnering tactics widely used by the biopharmaceutical industry to the medical device market. The Company’s goal is to accelerate and improve the likelihood of the Company’s product candidates reaching patients and providers worldwide by sharing the risks and rewards of developing and commercializing these product candidates with established companies. The Company’s flagship product candidates are Virtue Sirolimus AngioInfusion Balloon (“Virtue SAB”) for the treatment of artery disease, the leading cause of mortality worldwide, and BackBeat Cardiac Neuromodulation Therapy (“BackBeat CNT”) for the treatment of hypertension, a significant risk factor for death worldwide. The Company has additional product candidates in its pipeline and plans to thoughtfully expand its product pipeline in the future through acquisitions, strategic collaborations, licensing and organic development.

Orchestra was incorporated in Delaware in January 2017 and was formed to acquire operating and other assets as well as to raise capital conducted through private placements. In May 2018, Orchestra concurrently completed its Formation Mergers with Caliber Therapeutics, Inc. (“Caliber”), a Delaware corporation, BackBeat Medical, Inc. (“BackBeat”), a Delaware Corporation, and FreeHold Surgical, Inc. (“FreeHold”), a Delaware corporation. Collectively, Orchestra, Caliber, BackBeat and FreeHold are referred to herein as Orchestra or the “Company.”

Caliber

Caliber was incorporated in Delaware in October 2005 and began development of its lead product Virtue SAB in 2008. Virtue SAB is a patented drug/device combination product candidate for the treatment of artery disease that delivers a proprietary extended release formulation of sirolimus called SirolimusEFR to the vessel wall during balloon angioplasty without any coating on the balloon surface or the need for leaving a permanent implant such as a stent in the artery. In 2019, the Company entered into a distribution agreement with Terumo Medical Corporation (“Terumo”) for global development and commercialization of Virtue SAB (the “Terumo Partnership”) (Note 3).

BackBeat

BackBeat was incorporated in Delaware in January 2010 and began development of its lead product BackBeat CNT that same year. BackBeat CNT is a patented implantable cardiac stimulation-based treatment for hypertension that is designed to immediately, substantially and persistently lower blood pressure while simultaneously modulating autonomic nervous system responses that normally drive and maintain blood pressure higher. BackBeat is currently in a pre-revenue stage of operations. Refer to Note 14 for details regarding Orchestra’s Collaborative Agreement with Medtronic.

FreeHold

FreeHold was incorporated in Delaware in May 2010 and began development of its hands-free, intracorporeal retractor device for minimally-invasive surgery in 2012. FreeHold is engaged in the development, sales and marketing of its retractor products that provide optimized visual and total surgeon control during laparoscopic and robotic procedures. The Company generated revenue of approximately $534,000 and $693,000 during the years ended December 31, 2020 and 2021, respectively related to this legacy FreeHold Surgical, Inc. technology.

Basis of Presentation and Liquidity

The accompanying consolidated financial statements herein have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company has a limited operating history and the sales and income potential of its businesses and markets are unproven. As of December 31, 2021, the Company had an accumulated deficit of $166.1 million and has experienced net losses each year since its inception. The Company expects to incur substantial operating losses in future periods

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      Organization and Basis of Presentation (cont.)

and will require additional capital as it seeks to advance its products to commercialization. The Company is subject to a number of risks and uncertainties similar to those of other companies of the same size within the biotechnology industry, such as uncertainty of clinical trial outcomes, uncertainty of additional funding, and history of operating losses.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, which requires management to assess the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

Based on the available balance of cash and cash equivalents and short-term strategic investments as of December 31, 2021, along with the capital raised in the first half of 2022 through the sale of Series D Preferred Stock (Note 14) and proceeds from the refinancing of debt with Avenue Capital (Note 14), management has concluded that sufficient capital is available to fund its operations and meet cash requirements through the one year period subsequent to the issuance date of these financial statements. Management will consider plans to raise capital beyond the one-year period subsequent to the issuance date of these financial statements through issuance of equity securities, debt securities, the completion of the proposed business combination (Note 14) and/or additional development and commercialization partnerships for other products within the Company’s development pipeline. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of the Company’s research and development programs.

2.      Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates. Areas where significant estimates exist include, but are not limited to, the fair value of stock-based compensation, the fair value of the warrant liability, and the estimated costs to complete the combined performance obligation pursuant to the Terumo Partnership (Note 3).

Cash and Cash Equivalents

Cash and cash equivalents are held in banks or in custodial accounts with banks. Cash equivalents are defined as all liquid investments and money market funds with maturity from date of purchase of 90 days or less that are readily convertible into cash.

Marketable Securities

The Company accounts for its marketable securities with remaining maturities of less than one year, or where its intent is to use the investments to fund current operations or to make them available for current operations, as short-term investments. These investments represent debt investments in corporate or government securities that are designated as available-for-sale and are carried at fair value, with unrealized gains and losses reported in stockholders’ deficit as accumulated other comprehensive income (loss). The disclosed fair value related to the Company’s investments is based on market prices from a variety of industry standard data providers and generally represent quoted prices for similar assets in active markets or have been derived from observable market data.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Strategic Investments

Management had made investments in affiliated companies and assesses whether the Company exerts significant influence over its strategic investments. The Company considers the nature and magnitude of its investment, any voting and protective rights it holds, any participation in the governance of the other company, and other relevant factors such as the presence of a collaboration or other business relationships. To date, the Company has concluded that it does not have the ability to exercise significant influence over its strategic investments.

The Company’s strategic investments consist of equity investments in common stock of a publicly-held company and related party (Motus GI) and preferred shares and convertible notes of a privately-held company and related party (Vivasure). The Company classifies strategic investments on its balance sheet as current assets as the assets are available for use for current operations, and the Company does not have a specific plan to hold the investments for a certain duration of time. The shares held of Motus GI represent equity securities with a readily determinable fair value and are required to be measured at fair value at each reporting period using readily determinable pricing available on a securities exchange, in accordance with the provisions of ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities. Therefore, the Company categorized the investments as current assets. The investments in Vivasure do not have readily determinable fair values and are recorded at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. Additionally, as the investments in Vivasure are not readily marketable, the Company categorized the investments as non-current assets. As of December 31, 2020 and 2021, the carrying value of the investments in Vivasure was $185,000 and $398,000, respectively.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying value of the Company’s cash and cash equivalents, marketable securities, accounts receivable, prepaid expense, related party convertible notes receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. In addition, the Company records its investment in Motus GI and warrant liabilities at fair value. See Note 4 for additional information regarding fair value measurements.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent amounts due from customers. The allowance for doubtful accounts is recorded for estimated losses by evaluating various factors, including relative creditworthiness of each customer, historical collections experience and aging of the receivable. As of December 31, 2020 and 2021, an allowance for doubtful accounts was not deemed necessary.

Inventory

Inventory is stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) and net realizable value. Net realizable value represents the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The Company analyzes its inventory levels and writes down inventory that has become obsolete or has a cost basis in excess of its expected net realizable value or inventory quantities in excess of expected requirements. Excess requirements are determined based on comparison of existing inventories to forecasted sales, with consideration given to inventory shelf life. Expired inventory is disposed of, and the related costs are recognized in cost of goods sold. As of December 31, 2020 and 2021, an impairment charge as a result of obsolete inventory was not deemed necessary.

Research and Development Prepayments, Accruals and Related Expenses

The Company incurs costs of research and development activities conducted by its third-party service providers, which include the conduct of preclinical and clinical studies. We are required to estimate our prepaid and accrued research and development costs at each reporting date. These estimates are made as of the reporting date of the work completed over the life of the individual study in accordance with agreements established with our service providers. The Company determines the estimates of research and development activities incurred at the end of each reporting period through discussion with internal personnel and outside service providers, as to the progress or stage of completion of trials or services, as of the end of the reporting period, pursuant to contracts with the third parties and the agreed upon fee to be paid for such services. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are accepted by the Company or the services are performed. Accruals are recorded for the amounts of services provided that have not yet been invoiced.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of their useful life or the remaining life of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred.

Asset category	Depreciable life
Manufacturing equipment	10 years
Office equipment	3 – 7 years
Research and development equipment	7 years

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Debt Discount and Debt Issuance Costs

Debt discounts and debt issuance costs incurred in connection with the issuance of debt are capitalized and reflected as a reduction to the related debt liability. The costs are amortized to interest expense over the term of the debt using the effective-interest method.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. The Company has not identified any such impairment losses to date.

Warrants

The Company evaluates its warrants to determine if the contracts qualify as liabilities in accordance with ASC 480-10, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. If the warrant is determined to meet the criteria to be liability classified, the warrant liability is marked-to-market each balance sheet date and recorded as a liability, with the change in fair value recorded in the statements of operations and comprehensive loss as other income or expense. In bundled transactions, the proceeds received from any debt instruments and liability classified warrants are allocated to the warrant at fair value first, and the residual value is then allocated to the debt instrument. Upon conversion or exercise of a warrant that is subject to liability treatment, the instrument is marked to fair value at the conversion or exercise date and the fair value is reclassified to equity.

Revenue Recognition

The Company recognizes revenue under the core principle according to ASC 606, Revenue from Contracts with Customers (ASC 606), to depict the transfer of control to the Company’s customers in an amount reflecting the consideration the Company expects to be entitled to. In order to achieve that core principle, the Company applies the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

The Company’s revenues are currently comprised of product revenue from the sale of FreeHold’s intracorporeal organ retractors, and partnership revenues from the Terumo Partnership related to the development and commercialization of Virtue SAB.

Product Revenues

Product revenues related to sales of FreeHold’s intracorporeal organ retractors are recognized at a point-in-time upon the shipment of the product to the customer, and there are no significant estimates or judgements related to estimating the transaction price. The product revenues consist of a single performance obligation, and the payment terms are typically 30 days. Product revenues are recognized solely in the United States.

Partnership Revenues

The Company entered into the Terumo Partnership in June of 2019 as further described in Note 3. The Company assessed whether the Terumo Partnership fell within the scope of ASC 808, Collaborative Arrangements (ASC 808) based on whether the arrangement involved joint operating activities and whether both parties have active participation in the arrangement and are exposed to significant risks and rewards. The Company determined that the Terumo

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Partnership did not fall within the scope of ASC 808. The Company then analyzed the arrangement pursuant to the provisions of ASC 606 and determined that the arrangement represents a contract with a customer and is therefore within the scope of ASC 606.

The promised goods or services in the Terumo Partnership include (i) license rights to the Company’s intellectual property, and (ii) research and development services. The Company also has optional additional items in the Terumo Partnership which are considered marketing offers and are accounted for as separate contracts with the customer if such option is elected by the customer, unless the option provides a material right which would not be provided without entering into the contract. Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer. Promised goods or services are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources or (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct in the Terumo Partnership, the Company considered factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on their own or whether the required expertise is readily available.

The Company estimates the transaction price for the Terumo Partnership performance obligations based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration includes both fixed consideration and variable consideration. At the inception of the Terumo Partnership, as well as at each reporting period, the Company evaluates the amount of potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method better predicts the amount expected to be received. If it is probable that a significant revenue reversal would not occur, the variable consideration is included in the transaction price.

The Terumo Partnership contains development and regulatory milestone payments. At contract inception and at each reporting period, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect partnership revenues and earnings in the period of adjustment.

The Terumo Partnership also includes sales-based royalties and the license is deemed to be the predominant item to which the royalties relate. Accordingly, the Company will recognize royalty revenue when the related sales occur. To date, the Company has not recognized any royalty revenue under the arrangement.

The Company has determined that intellectual property licensed to Terumo and the research and development services to be provided through the premarket approval by the FDA for the in-stent restenosis (“ISR”) indication represent a combined performance obligation that is satisfied over time, and that the appropriate method of measuring progress for purposes of recognizing revenues relates to a proportional performance model that measures the proportional performance based on the costs incurred to date relative do the total costs expected to be incurred through the completion of the performance obligation. The Company evaluates the measure of progress at each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

The Company receives payments from Terumo based on billing schedules established in the contract. Such billings for milestone related events have 10-day terms from the date the milestone is achieved, royalty payments are 20-day terms after the close of each quarter, any optional services are 20 days after receipt of an invoice and any sales of the SirolimusEFR are within 30 days after receipt of the shipping invoices. Upfront payments are recorded as deferred revenue upon receipt or when due until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right to consideration is unconditional.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company applies ASC 718-10, Share-Based Payment, which requires the measurement and recognition of compensation expenses for all stock-based payment awards made to employees and directors including employee stock options under the Company’s stock plans based on estimated fair values (see Note 9). Each award vests over the subsequent period during which the recipient is required to provide service in exchange for the award (the vesting period). The cost of each award is recognized as an expense in the financial statements over the respective vesting period on a straight-line basis.

Under the requirements of ASU 2018-07, the Company accounts for stock-based compensation to nonemployees under the fair value method which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date) and recognized in the consolidated statements of operations and comprehensive loss over the requisite service period. The Company accounts for forfeitures of stock-based awards as they occur.

Net Loss Per Share

Basic and diluted net loss per share is calculated by dividing net loss attributable to common shares by the weighted-average number of shares of Common Stock outstanding for the period, without consideration of potential dilutive shares of Common Stock. Since the Company was in a loss position for the periods presented, basic net loss attributable to common shares is the same as diluted net loss per share since the effects of potentially dilutive securities are antidilutive. Potentially dilutive securities include all outstanding warrants, stock options, restricted stock and convertible preferred stock. In periods in which there is net income, the Company would apply the two-class method to compute net income per share. Under this method, earnings are allocated to common stock and participating securities based on their respective rights to receive dividends, as if all undistributed earnings for the period were distributed. The two-class method does not apply in periods in which a net loss is reported.

Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is recorded if it is more-likely-than-not that some portion or all the deferred tax assets will not be realized in future periods. At December 31, 2020 and 2021, the Company has recorded a full valuation allowance on its deferred tax assets.

The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. The Company recognizes the impact of an uncertain income tax position in the financial statements if it believes that the position is more likely than not to be sustained by the relevant taxing authority. The Company will recognize interest and penalties related to tax positions in income tax expense.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Deferred Offering Costs

Offering costs, consisting of legal, accounting, printer and filing fees related to equity offerings, are deferred and will be offset against proceeds from the equity offering when the offering is completed. In the event the offering is terminated, all deferred offering costs will be expensed. In 2020, the Company has expensed a total of $2.4 million of our previously capitalized offering costs related to our planned initial public offering within general and administrative expenses. As of December 31, 2021, the Company has capitalized $0.1 million of deferred offering costs related to the ongoing Series D equity offerings, which are included in deposits and other assets on the accompanying balance sheet.

Defined Contribution Plan

The Company has a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer a portion of their annual compensation on a pre-tax basis. The Company does not make matching employee contributions.

Comprehensive Loss

Comprehensive loss is comprised of net loss and changes in unrealized gains and losses on the Company’s available-for-sale investments.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined it operates in one segment.

New Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain convertible instruments. ASU 2020-06 will be effective for fiscal years beginning after December 15, 2021, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2020. The Company adopted ASU 2020-06 on January 1, 2021, and the adoption of this update did not have a material effect on the Company’s financial statements.

Standards Being Evaluated

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to put most leases on their balance sheets by recognizing a lessee’s rights and obligations, while expenses will continue to be recognized in a similar manner to today’s legacy lease accounting guidance. Topic 842 will be effective for the Company on January 1, 2022, with early adoption permitted. The standard will have an effect on the Company’s consolidated balance sheet. The most significant effect relates to the (i) the recognition of new right-of-use (“ROU”) assets and lease liabilities on its balance sheet for existing leases and ii) providing significant new disclosures about its leasing activities. The Company does not expect a material effect on its consolidated statement of operations due to the adoption of ASU 2016-02. Upon adoption on January 1, 2022, the Company currently expects to recognize ROU assets of $2.6 million and lease liabilities of $2.9 million.

In addition, the new lease standard provides a number of optional practical expedients in transition. The Company elected the package of practical expedients. As such, the Company did not have to reassess whether expired or existing contracts are or contain a lease, and did not have to reassess the lease classifications or reassess the initial direct costs associated with expired or existing leases.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

The new lease standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption under which the Company will not recognize right-of-use (“ROU”) assets or lease liabilities for leases that are less than one year in duration. The Company also elected the practical expedient to not separate lease and non-lease components for certain classes of assets (facilities).

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. During 2018 and 2019, the FASB also issued subsequent amendments to the initial guidance (collectively, Topic 326). Topic 326 requires organizations to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Topic 326 will be effective for the Company on January 1, 2023. The Company is evaluating the impact that this standard will have on its consolidated financial statements.

3.      Terumo Partnership Agreement

In June 2019, the Company entered into the Terumo Partnership, pursuant to which Terumo secured global commercialization rights for Virtue SAB in coronary and peripheral vascular indications (the “Terumo Indications”). Under this agreement, the Company received an upfront payment of $30 million and an equity commitment of up to $5 million of which $2.5 million was invested in June 2019 as part of the Series B-1 financing. The Company may receive up to $65 million in additional payments based on the achievement of certain development and regulatory milestones and is also eligible to earn royalties on future sales by Terumo based on royalty rates ranging from 10 – 15%. As of the issuance date of these financial statements, the target achievement date for one $5 million milestone payment has already passed and certain other milestone achievement dates are at risk. However, the Company and Terumo signed a letter agreement in June 2022 whereby the parties agreed in good faith to negotiate mutually agreeable adjustments to the milestone dates to potentially enable all to be received by the Company. There is no assurance as to the outcome of these negotiations with respect to any potential modifications to the milestone dates.

Pursuant to the terms of the Terumo Partnership, the Company licensed intellectual property rights to Terumo and the Company shall be primarily responsible for completing the development of the product in the United States through premarket approval by the FDA for the in-stent restenosis (“ISR”) indication. These research and development services to be provided by the Company include (i) manufacturing, testing and packaging the drug required for the clinical trials, (ii) supplying Terumo with information related to the design and manufacture of the delivery device and the technology transfer needed for Terumo to ultimately commence manufacture of the delivery device, and (iii) carrying out regulatory activities related to clinical trials in the United States for the ISR indication.

The Company has concluded that the license granted to Terumo is not distinct from the research and development services that will be provided to Terumo through the completion of the development of ISR indication, as Terumo cannot obtain the benefit of the license without the related research and development services. Accordingly, the Company will recognize revenues for this combined performance obligation over the estimated period of research and development services using a proportional performance model. The Company measures proportional performance based on the costs incurred relative to the total estimated costs of the research and development services.

In 2019, the Company received a total of $32.5 million from Terumo related to the stock purchase and the revenue generating elements of the Terumo Partnership. The Company recorded the estimated fair value of the shares of $2.5 million in stockholders’ equity, as the value paid by Terumo is consistent with the value paid by other third-party stockholders in the Company’s offering of its Series B-1 Preferred Stock, $0.0001 par value per share (“Series B-1 Preferred Stock”). The Company allocated the remaining $30 million to the transaction price of the Terumo Partnership. The Company considers the future potential development and regulatory milestones to be variable consideration, which are fully constrained from the transaction price as of December 31, 2020 and 2021 as the achievement of such milestone payments are uncertain and highly susceptible to factors outside of the Company’s control. The Company plans to re-evaluate the transaction price at each reporting period and as uncertain events are resolved or other changes in circumstances occur. In addition, the arrangement also includes sales-based royalties on product sales by Terumo subsequent to commercialization ranging from 10 – 15%, none of which have been recognized to date.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      Terumo Partnership Agreement (cont.)

The Company recorded the $30 million upfront payment received from Terumo in 2019 within deferred revenue. The following table presents the changes in the Company’s deferred revenue balance from the Terumo Partnership during the years ended December 31, 2020 and 2021:

Deferred Revenue – January 1, 2020 (in thousands)	$26,095
Revenue recognized	(5,169)
Deferred Revenue – December 31, 2020	$20,926
Revenue reduction	1,475
Deferred Revenue – December 31, 2021	$22,401

The Company’s balance of deferred revenue contains the transaction price from the Terumo Partnership allocated to the combined license and research and development performance obligation, which was partially unsatisfied as of December 31, 2021. The Company expects to recognize $5.5 million of its deferred revenue during 2022 and recognize the remaining $16.9 million through the remainder of the performance period, which is currently estimated through 2025.

In 2020 and 2021, the Company updated its estimates of the total costs expected to be incurred through the completion of the combined performance obligation. The impact of the changes in estimates resulted in reduction of partnership revenues of $1.3 million and $6.5 million for the years ended December 31, 2020 and 2021, respectively, as compared to the amounts that would have been recorded based on the previous estimates. The impact of these changes in estimates on the net loss per share, basic and diluted, was a decrease of $0.63 and $3.06 for the years ended December 31, 2020 and 2021, respectively.

Orchestra BioMed will also manufacture, or have manufactured, SirolimusEFR and have exclusive rights to sell it on a per unit basis to Terumo for use in the Virtue SAB product. The Company has determined that this promise does not contain a material right as the pricing is based on standalone selling prices. Through December 31, 2021, there have been no additional amounts recognized as revenue under the Terumo Partnership other than the recognition of a portion of the upfront payment described above.

4.      Financial Instruments and Fair Value Measurements

The following tables summarize the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2020
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment in Motus GI (see Note 5)	$1,945	$—	$—	$1,945
Marketable securities (corporate debt securities)	—	13,502	—	13,502
Total assets	$1,945	$13,502	$—	$15,447
Liabilities:
Warrant liability (see Note 8)	$—	$—	$1,347	$1,347
Total liabilities	$—	$—	$1,347	$1,347
	December 31, 2021
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment in Motus GI (see Note 5)	$958	$—	$—	$958
Total assets	$958	$—	$—	$958
Liabilities:
Warrant liability (see Note 8)	$—	$—	$635	$635
Total liabilities	$—	$—	$635	$635

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      Financial Instruments and Fair Value Measurements (cont.)

The Company’s warrant liability is measured at fair value on a recurring basis using unobservable inputs and are classified as Level 3 inputs, and any change in fair value is recognized as change in fair value of warrant liability in the consolidated statements of operations and comprehensive loss. Refer to Note 8 for the valuation technique and assumptions used in estimating the fair value of the warrants.

The Level 2 assets consist of government and corporate debt securities which are valued using market observable inputs, including the current interest rate and other characteristics for similar types of investments, whose fair value may not represent actual transactions of identical securities. There were no transfers between Levels 1, 2 or 3 for the periods presented.

5.      Marketable Securities and Strategic Investments

Marketable Securities

The following is a summary of the Company’s marketable securities as December 31, 2020:

	December 31, 2020
(in thousands)	Amortized Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Corporate debt securities	$13,504	$—	$(2)	$13,502
Total	$13,504	$—	$(2)	$13,502

For the year ended December 31, 2021, there were no marketable securities held. For the years ended December 31, 2020 and 2021, the Company recognized no material realized gains or losses on its marketable securities.

Strategic Investments

The Company values the Motus GI investment by measuring fair value using the listed share price on the Nasdaq Capital Market on each valuation date.

Aggregate losses of $2.8 million and $1.0 million during the years ended December 31, 2020 and 2021, respectively, were recorded to adjust the strategic investments in equity securities of Motus GI to its fair value of $1.9 million at December 31, 2020 and $1.0 million at December 31, 2021, which is classified as strategic investments, short term, on the accompanying consolidated balance sheet.

The Company’s long term strategic investments as of December 31, 2021 and 2020 represent investments made in Vivasure in 2020 and 2021 that were recorded at cost. There have been no observable price changes or impairments identified in 2020 or 2021 related to these investments.

During the fourth quarter of 2019, the Company identified indicators of impairment of Vivasure strategic investments held at that time as a result of adverse changes in Vivasure’s business operations, including liquidity concerns. As a result, the Company recorded an impairment charge in the fourth quarter of 2019 of $5.8 million, which represents the cumulative impairment charges recorded on Vivasure strategic investments to date.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.      Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following:

(in thousands)	December 31,
	2020	2021
Equipment	$933	$1,207
Office furniture	305	305
Leasehold improvements	167	177
Construction in progress	39	16
Property and equipment, gross	1,444	1,705
Less accumulated depreciation and amortization	(417)	(585)
Total Property and equipment, net	$1,027	$1,120

Depreciation and amortization expense was $137,000 and $181,000 for the years ended December 31, 2020 and 2021, respectively.

Accrued Expenses

Accrued expenses consist of the following:

	December 31,
(in thousands)	2020	2021
Accrued compensation	$792	$1,319
Deferred rent	32	45
Clinical trial accruals	36	39
Accrued franchise tax	67	1
Other accrued expenses	504	630
Total accrued expenses	$1,431	$2,034

7.      Preferred Stock

As of December 31, 2021, the Company is authorized to issue 75,000,000 shares of $0.0001 par value preferred stock with such designations, rights and preferences as may be determined by the Board of Directors. Of the authorized preferred stock, 20,000,000 shares have been designated as Series A, 15,000,000 shares have been designated as Series B, 2,500,000 shares have been designated as Series B-1 Preferred Stock and 15,000,000 shares have been designated as Series C Preferred Stock.

The activity for the Series A Preferred Stock reported in mezzanine equity on the balance sheets of the Company is shown:

	Series A
(in thousands, except share data)	Shares	Amount
Balance at January 1, 2020	5,307,893	$51,452
Shares issued in a royalty rights purchase agreement (Note 12)	38,677	—
Balance at December 31, 2020	5,346,570	$51,452
Balance at December 31, 2021	5,346,570	$51,452

The price per share for conversion for the Series A, Series B, and Series C Preferred Stock is $10.00, subject in the case of the Series A to standard anti-dilution adjustments. The price per share for conversion for Series B-1 Preferred Stock is $15.00. The Series B, Series C and Series B-1 Preferred Stock do not have anti-dilution adjustments.

The Company recorded its convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      Preferred Stock (cont.)

As of December 31, 2020 and 2021, the Company classified its Series B Preferred Stock, Series B-1 Preferred Stock, and Series C Preferred Stock in stockholders’ deficit. As of December 31, 2020 and 2021, the Company classified its Series A Preferred Stock outside of stockholders’ deficit in temporary equity because, in the event of certain “Deemed Liquidation Events” (as defined below) that are not solely within the control of the Company, the shares of the Series A Preferred Stock would become redeemable at the option of the holders. As of December 31, 2020 and 2021, the Company did not adjust the carrying values of the Series A Preferred Stock to the deemed liquidation values of such shares since a Deemed Liquidation Event was not probable at the consolidated balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made if, and when, it becomes probable that such a Deemed Liquidation Event will occur.

	December 31,
	Shares Designated	2020	2021
(in thousands, except share data)		Liquidation Preference
Series A	20,000,000	$53,466	$53,466
Series B	15,000,000	33,650	33,650
Series B-1	2,500,000	34,223	34,223
Series C	15,000,000	10,828	10,828
Total	52,500,000	$132,167	$132,167

The holders of the Preferred Stock have the following rights, privileges and preferences:

Optional Conversion Rights — Series A

Each share of Series A Preferred Stock is convertible at the option of the holder into the number of shares of Common Stock determined by dividing the original issue price by the applicable conversion price. The original issue price per share and the initial conversion price per share is $10.00. As of December 31, 2021, Series A Preferred Stock will convert on a one-for-one basis into Common Stock. The original issue price and conversion price per share for the Series A Preferred Stock shall be adjusted for certain recapitalizations, splits, combinations, stock dividends or as set forth in the Company’s amended and restated certificate of incorporation. At December 31, 2020 and 2021, none of the Series A Preferred Stock had been converted into Common Stock.

Automatic Conversion Rights

Each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such shares upon the closing of the sale of shares of Common Stock in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the ”Securities Act”) resulting in at least $16 million of gross proceeds to the Company.

Both the Series B Preferred Stock and the Series B-1 Preferred Stock (collectively, the “Series B/B-1 Preferred Stock”) share an innovative conversion feature. In the event of a follow-on offering of at least $16 million (including an initial public offering of common stock), the holders of Series B/B-1 Preferred Stock are entitled to an adjustment to their conversion ratio to a 1:2 basis (i.e., one share of Series B or B-1 Preferred Stock will be convertible into two shares of Common Stock) if the investors invest in such follow-on offering at least 100% of their original investment in the initial offerings of Series B Preferred Stock and Series B-1 Preferred Stock offering in the follow-on offering (the “Conversion Rate Adjustment”). If the holders of Series B/B-1 Preferred Stock invest less than 100% of their original investment in a follow-on offering, there is no adjustment to the holder’s conversion ratio. Notwithstanding the foregoing, persons that received equal amounts of Series B Preferred Stock and Series C Preferred Stock in the Formation Mergers in exchange for convertible bridge notes of Caliber, BackBeat and/or FreeHold will receive the Conversion Rate Adjustment with respect to those shares of Series B Preferred Stock received in the Formation Mergers without having to invest in such follow-on offering upon the conversion of their corresponding shares of

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      Preferred Stock (cont.)

Series C Preferred Stock into the securities sold in such follow-on offering. In addition, upon a follow-on offering as described above, the Series C Preferred Stock shall automatically convert into the Company’s equity securities sold in such follow-on offering.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the Company, the holders of the Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock are entitled to liquidation preferences, on a pari passu basis and before any payment shall be made to the holders of Series A Preferred Stock or Common Stock, in an amount (on a per share basis) equal to the stated value of $10.00 per share for Series B and Series C and $15.00 per share for Series B-1 (each subject to adjustment for recapitalizations). Additionally, the holders of the Series A Preferred Stock are entitled to receive a distribution before any payment shall be made to the holders of Common Stock in an amount equal to the original issue price of $10.00 per share, as adjusted, plus any accrued but unpaid dividends. After the payment or setting aside for payment to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, then any remaining assets would be distributed among all holders of preferred stock and Common Stock on a pro-rata basis based on the number of shares held by each holder, treating for this purpose all such preferred stock as if it had been converted to common stock immediately prior to such liquidation, dissolution or winding-up.

If the assets of the Company available for distribution to holders of Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock are insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would have been payable to such holders if sufficient assets existed to allow payment in full. If the assets of the Company available for distribution to holders of Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock are sufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, any remaining assets available for distribution shall be distributed to holders of Series A Preferred Stock next until paid in full. If the assets of the Company available for distribution to holders of Series A Preferred Stock are insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would have been payable to such holders if sufficient assets existed to allow payment in full. If the assets of the Company available for distribution to holders of Series A Preferred Stock are sufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then any remaining assets available for distribution would be distributed among the holders of all shares of preferred stock and Common Stock on a pro-rata basis based on the number of shares held by each holder, treating for this purpose all such preferred stock as if it had been converted to common stock immediately prior to such liquidation, dissolution or winding-up.

The Series A Preferred Stock also includes certain rights upon the occurrence of a Deemed Liquidation Event that could cause the Company to potentially redeem the shares of Series A Preferred Stock upon certain events that are outside of the control of the Company, and therefore the Series A Preferred Stock has been classified as mezzanine equity.

A Deemed Liquidation Event is defined as including (i) the merger or consolidation in which the Company or a subsidiary of the Company is a party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such transaction involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock of the surviving or resulting entity, or if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving corporation; or (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company or any of its subsidiaries taken as a whole, or the sale or disposition of one or

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      Preferred Stock (cont.)

more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries are held by such subsidiary, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

Dividend Rights

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on the shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series A Preferred Stock in an amount as set forth in the amended and restated certificate of incorporation. The holders of Series B Preferred Stock, B-1 Preferred Stock, and Series C Preferred Stock are not entitled to receive dividends. No dividends have been declared to date.

Voting Rights

The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

As long as any shares of Preferred Stock are outstanding, the Company may not, take any of the actions specified in the protective provisions section of the amended and restated certificate of incorporation without the written consent or affirmative vote of the holders of at least fifty percent (50%) of the then outstanding shares of Preferred Stock.

In addition, as long as any shares of any particular series of Preferred Stock are issued and outstanding, the Company may not, without the written consent or affirmative vote of holders of a majority of the then outstanding shares of such series, amend, alter or repeal any provision of the applicable Certificates of Designation for such preferred series.

8.      Warrant Liability

The Company evaluates its outstanding warrants to determine if the instruments qualify for equity or liability classification. To date, all of the Company’s warrants are required to be accounted for as liabilities, and therefore, the fair value of the warrant liability is marked-to-market at each balance sheet date, with the change in fair value recorded in the statements of operations and comprehensive loss within other income (expense). Upon conversion or exercise of a warrant classified as a liability, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The Company calculates the fair value of the outstanding warrant liability at each reporting date by estimating the equity value of the Company, and then utilizing option pricing models to allocate the total equity value to the shares and warrants outstanding. The inputs used in the valuation models for Orchestra BioMed’s warrant liability are as follows:

	December 31,
	2020	2021
Expected volatility	54 – 68%	44 – 55%
Risk-free interest rate	0.11 – 0.31%	0.27 – 1.11%
Remaining term in years	2.41 – 8.94	1.41 – 7.94
Exercise price of common warrants	$0.50 – $14.00	$0.50 – $14.00
Exercise price of preferred warrants	$9.00 – $15.00	$9.00 – $15.00
Common stock price	$2.21	$1.56
Preferred stock price	$4.30 – $5.86	$2.50 – $3.42
Expected dividend yield	0%	0%

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Warrant Liability (cont.)

The Company’s warrant activity and liability rollforward are as follows:

(in thousands, except share data)	Preferred Warrants	Common Warrants	Amount
Balance January 1, 2020	445,155	2,242,257	$622
Issuance of debt financing warrants	—	322,581	544
Change in the fair value of warrants	—	—	181
Balance December 31, 2020	445,155	2,564,838	$1,347
Exercise of warrants	—	(7,500)	(13)
Change in the fair value of warrants	—	—	(699)
Balance December 31, 2021	445,155	2,557,338	$635

9.      Stock-Based Compensation

Stock-based Compensation — Orchestra BioMed 2018 Stock Incentive Plan

As of December 31, 2021, all stock-based awards were outstanding under a single equity incentive plan, the Orchestra BioMed 2018 Stock Incentive Plan (the “Plan”). Under the Plan, up to 5.2 million shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards. Employees, consultants, and directors are eligible for awards granted under the plan.

Total stock-based compensation related to option issuances was as follows:

	Year ended December 31,
(in thousands)	2020	2021
Research and development	$51	$83
Selling, general and administrative	109	88
Total stock-based compensation	$160	$171

As of December 31, 2021, there was approximately $455,000 of unrecognized stock-based compensation expense associated with the stock options noted above that is expected to be recognized over a weighted average period of three years.

Total restricted stock-based compensation was as follows:

	Year ended December 31,
(in thousands)	2020	2021
Research and development	$—	$—
Selling, general and administrative	61	131
Total stock-based compensation	$61	$131

As of December 31, 2021, there was approximately $46,000, respectively, of unrecognized restricted stock-based compensation expense associated with the restricted stock noted above that is expected to be recognized over a weighted average period of three years.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      Stock-Based Compensation (cont.)

The following table summarizes the stock option activity of the Company under the Orchestra BioMed 2018 Stock Incentive Plan:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Term (years)	Aggregate Intrinsic Value (thousands)
Outstanding at January 1, 2021	2,772,568	2.07	7.83	—
Granted	342,450	2.19	—	—
Exercised	(1,500)	2.00	—	—
Forfeited/canceled	(213,595)	2.09	—	—
Outstanding December 31, 2021	2,899,923	2.08	7.13	—
Exercisable at December 31, 2021	2,478,655	2.04	6.81	—

The following table summarizes the restricted stock activity of the Company under the Orchestra BioMed 2018 Stock Incentive Plan:

	Restricted Stock Outstanding	Weighted Average Remaining Term (years)	Aggregate Intrinsic Value (thousands)
Outstanding January 1, 2021	109,928	8.60	—
Granted	56,983	—	—
Exercised/vested	(119,800)	—	—
Forfeited/canceled	—	—	—
Outstanding December 31, 2021	47,111	7.60	—

Determination of Fair Value

The estimated grant-date fair value of all the Company’s option awards was calculated using the Black-Scholes option pricing model, based on the following weighted average assumptions:

	December 31,
	2020	2021
Expected term (in years)	6.00	6.00
Expected volatility	52%	60%
Risk-free interest rate	0.37%	0.99%
Expected dividend yield	0%	0%
Fair value of common stock	$3.56	$2.19

The fair value of each stock option grant was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

Expected Term — The expected term represents the period that stock-based awards are expected to be outstanding. The Company’s historical share option exercise information is limited due to a lack of sufficient data points and did not provide a reasonable basis upon which to estimate an expected term. The expected term for option grants is therefore determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      Stock-Based Compensation (cont.)

Expected Volatility — The expected volatility was derived from the historical stock volatilities of comparable peer public companies within the Company’s industry that are considered to be comparable to the Company’s business over a period equivalent to the expected term of the stock-based awards since there has been no trading history of the Common Stock.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the stock-based awards’ expected term.

Expected Dividend Yield — The expected dividend yield is zero as the Company has not paid nor does it anticipate paying any dividends on its Common Stock in the foreseeable future.

Fair Value of Common Stock — As the Company’s common stock has not historically been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

10.    Commitments and Contingencies

Office Lease

In August 2019, the Company entered into an addendum to the original December 2009 lease agreement for 8,052 square feet of office space in New Hope, PA. Monthly fees will be between $9,000 and $19,000 for the period from commencement through termination. The lease will expire in September 2024.

In November 2019, the Company entered into a new lease agreement for approximately 5,200 square feet of office space in New York, NY. Monthly fees will be between $28,000 and $30,000 for the period from commencement through termination. The lease will expire in March 2028.

In January 2020, the Company entered into an agreement for the use of portions of the office space of Motus GI, a related party, in Fort Lauderdale, Florida. The agreement will expire in September 2024. The monthly fee commenced on the month following the date of agreement. Monthly fees will be between $12,000 and $17,000 for the period from commencement through termination. The amount paid is estimated to be proportionate to the percentage of space used by the Company applied to the monthly rent obligated to be paid by Motus GI to their landlord.

Operating Leases

Rent expense for office and lab space for the years ended December 31, 2020 and 2021 was approximately $710,000 and $697,000, respectively. The table below shows the future minimum rental payments, exclusive of taxes, insurance and other costs, under the leases as of December 31, 2021:

Operating Leases
(in thousands)
Year ending December 31:
2022	742
2023	751
2024	682
2025	352
2026	352
Thereafter	440
Total	$3,319

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with ASC 740, Income Taxes, the Company recorded a valuation allowance to fully offset the gross deferred tax asset, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets at December 31, 2020 and 2021.

The change in the valuation allowance for the years ended December 31, 2020 and 2021 was an increase of $3.6 million and $7.2 million, respectively.

In general, the U.S. Federal and state income tax returns remain open to examination by taxing authorities for tax years beginning in 2017 to present. However, if the Company claims net operating loss (“NOL”) carryforwards from years prior to 2017 against future taxable income, the tax returns pertaining to those losses may be examined by the taxing authorities.

The components of the deferred tax assets are as follows:

	December 31,
(in thousands)	2020	2021
Deferred tax asset
Net operating loss carryovers – Federal	$15,509	$19,936
Net operating loss carryovers – State	5,051	5,640
Unrealized loss on equity securities	1,942	2,415
Research and development credits	1,945	2,300
Loss on impairment of strategic investments	1,243	1,449
Other	313	537
Deferred revenue	4,458	5,353
Total deferred tax asset	30,461	37,630
Less: valuation allowance	(30,461)	(37,630)
Total net deferred tax asset	$—	$—

Reconciliation of the statutory federal income tax to the Company’s effective tax is as follows:

	December 31,
	2020	2021
Income tax benefit at federal statutory rate	21.0%	21.0%
State and local income tax (net of Federal benefit)	(5.7)%	7.2%
Permanent items	(1.0)%	0.6%
Research and development credits	3.2%	1.9%
Research and development, uncertain tax positions	(0.6)%	(0.4)%
Change in valuation allowance	(17.0)%	(31.2)%
Sec. 382 and 383 NOL Limitation	—%	—%
True-ups	0.1%	0.9%
Other	—%	—%
Effective tax rate	—%	—%

The Company had approximately $94.9 million and $77.0 million of gross NOL carryforwards (Federal and state, respectively) and approximately $2.3 million and $0 of Federal and Pennsylvania research and development tax credits, respectively, as of December 31, 2021, after applying Section 382 and Section 383 limitations. The federal net operating losses for years ending on or before December 31, 2017 start to expire from 2027 to 2037. The federal net operating losses generated after the year ended December 31, 2017 have an indefinite carryforward period, subject

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    Income Taxes (cont.)

to 80% taxable income limitation on an annual basis. Certain state net operating losses start to expire in 2027, and certain states have an indefinite carryforward period. The federal research and development (“R&D”) tax credit starts to expire from 2028 to 2041.

The NOL carryforwards and R&D tax credits are available to reduce future taxable income. However, Sections 382 and 383 of the Internal Revenue Code, and similar state regulations, contain provisions that may limit the NOL carryforwards and R&D tax credits available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in the ownership interest of significant stockholders in excess of 50% over a three-year period, the amount of the NOL carryforwards and R&D tax credits that the Company may utilize in any one year may be limited. In 2019, the Company completed Section 382 and Section 383 studies. As a result of these studies, the federal net operating loss and federal R&D tax credit carryforwards were reduced to reflect the amounts that are estimated to not be limited under the provisions of Sections 382 and 383. In 2019, the Company performed an analysis of the impact of ownership changes on state net operating loss carryforwards and provisional amounts were recorded within the income tax provision.

In assessing the realizability of the net deferred tax asset, the Company considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Management believes it is more likely than not that the Company’s deferred income tax assets will not be realized. As such, the Company has provided a 100% valuation allowance on its net deferred tax assets as of December 31, 2020 and 2021.

Following is a reconciliation of beginning and ending balances of total amounts of gross unrecognized tax benefits:

	December 31,
(in thousands)	2020	2021
Unrecognized tax benefits
Unrecognized tax benefits at the beginning of the period	$349	$481
Additions due to current year activity	158	111
Other reductions	(26)	(20)
Unrecognized tax benefits at the end of the period	$481	$572

The total liabilities associated with the unrecognized tax benefits that, if recognized, would impact the Company’s effective tax rate were $481,000 and $572,000 at December 31, 2020 and 2021, respectively. It is not anticipated that the balance of unrecognized tax benefits at December 31, 2021 will change significantly over the next twelve months. The balance of unrecognized tax benefits as reflected in the table above are recorded on the balance sheet as a reduction to the related deferred tax asset in accordance with ASU 2013-11.

The Company’s policy is to recognize interest accrued and, if applicable penalties related to unrecognized tax benefits in income tax expense for all periods presented. No interest or penalties were recognized during 2020 or 2021.

On December 27, 2020, the Consolidated Appropriations Act 2021 (the “Appropriations Act”) was enacted in response to the COVID-19 pandemic. The Appropriations Act, among other things, temporarily extends through December 31, 2025, certain expiring tax provisions. Additionally, the Appropriations Act enacts new provisions and extends certain provisions originated within the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020. The accounting is now complete. On March 11, 2021, the American Rescue Plan (the “ARP” act) was signed into law. Management has evaluated the impact of the law and does not expect the ARP would result in any tax or cash benefits.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    Related Party Transactions

In addition to transactions and balances related to cash and stock-based compensation to officers and directors, the Company had the following transactions and balances with related parties and executive officers during 2020 and 2021:

Vivasure Investments

In December 2020 and 2021, respectively, the Company invested in Vivasure, a related party, a total of $183,000 and $213,000, respectively, in the form of unsecured convertible redeemable notes. The unsecured convertible redeemable notes converted into Series D preferred stock of Vivasure in May of 2022 (Note 14).

Motus GI Royalty Purchase Agreement

In February 2020, the Company entered into a Royalty Purchase Agreement (“2020 Royalty Purchase Agreement”) in order to acquire additional royalty rights of future Motus GI sales/licensing proceeds in exchange for Orchestra BioMed Series A Preferred Stock. These royalty rights represent the right to royalty payments equal to three percent (3%) of net sales of Motus GI (upon first generating, in the aggregate since its inception, net sales equal to $20 million) and five percent (5%) of licensing proceeds (upon first generating, in the aggregate since its inception, licensing proceeds equal to $3.5 million).

Under the 2020 Royalty Purchase Agreement, shares of Orchestra BioMed Series A Preferred Stock were exchanged for royalty rights with various individuals and companies. As part of the agreement, a total of 38,677 Orchestra BioMed Series A Preferred Stock were exchanged for Motus GI royalty rights between the Company and various individuals and companies.

The Company assessed the fair value of the financial asset received in connection with the transaction (the Motus royalty right asset) and determined that the estimated fair value of this financial asset is de minimis, given the risk related to Motus generating a sufficient level of cash flows in the future for the Company to earn royalties from the arrangement, and the length of time that may be required to generate the royalties.

13.    Silicon Valley Bank Credit Facility

In December 2019, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (the “2019 Loan and Security Agreement”). The terms of the 2019 Loan and Security Agreement include a term loan of $20 million available in two tranches. The first $10 million tranche is available to the Company with interest-only monthly payments during a 12-month draw period from December 2019 through December 31, 2020. On December 31, 2020, the Company borrowed the first $10 million tranche of the 2019 Loan and Security Agreement. The second $10 million tranche of 2019 Loan and Security Agreement is not available to the Company as of December 31, 2021 since certain financing milestones were not met.

Pursuant to the terms of the 2019 Loan and Security Agreement, the Company issued Silicon Valley Bank a warrant that, to the extent the Company draws on the 2019 Loan and Security Agreement, will be exercisable for a number of shares of common stock equal to 2% of the amount drawn under the 2019 Loan and Security Agreement divided by the exercise price of $0.62 per share. As a result of the draw in December of 2020, the Company issued 322,581 common stock warrants to Silicon Valley Bank.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    Silicon Valley Bank Credit Facility (cont.)

The term loan accrues interest at a floating per annum rate equal to the greater of the Wall Street Journal prime rate plus 1.00% or 6.25%. In addition, there is a final payment equal to 8.25% of the original aggregate principal amount which will be accrued over the term of the loan using the effective-interest method. As of December 31, 2021, the amount of the final payment accrued is $339,000 and is included in long-term other liabilities.

Principal Payments
(in thousands)
Year ending December 31:
2022	2,000
2023	4,000
Total	$6,000

The term loan is secured by all of the Company’s assets, excluding intellectual property and certain other assets. The loan contains customary affirmative and restrictive covenants, including the Company’s ability to enter into fundamental transactions, incur additional indebtedness, grant liens, pay any dividend or make any distributions to its holders, make investments, merge or consolidate with any other person or engage in transactions with the Company’s affiliates, but does not include any financial covenants.

The Company estimated the fair value of the common stock warrants issued by estimating the equity value of the Company, and then utilizing an option pricing model to allocate the total equity value to the shares and warrants outstanding, as described in Note 8. The estimated fair value of the warrants of $544,000 was recorded as debt discount, with an offset to the warrant liability. The debt discount is being amortized to interest expense over the term of the credit facility. Other costs related to the credit facility were nominal.

The Company terminated the 2019 Loan and Security Agreement and repaid the balance in June 2022. As a result, as of December 31, 2021, in accordance with applicable U.S. GAAP, the Company reclassified its debt as long-term, with the exception of the portion that has been paid prior to the issuance of this report. Refer to Note 14.

14.    Subsequent Events

Series D Preferred Stock Financing

In January 2022, the Company initiated a Series D Preferred Stock financing comprised of two series which are Series D-1 and Series D-2. In March 2022, the Company closed on the Series D-1 over two closings and issued 2,424,573 shares of Series D-1 Preferred Stock, receiving gross proceeds of approximately $27.3 million. Each share of Series D-1 Preferred Stock is convertible into 1.1 shares of Common Stock. In connection with the Series D-1 Preferred Stock financing, the Company incurred approximately $2.0 million in offering costs. The Company recorded its convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

In June 2022, the Company closed the Series D-2 preferred stock financing, and modified certain provisions of the Series B Preferred Stock, Series B-1 Preferred Stock and Series D-1 Preferred Stock. The Company issued 17,753,263 shares of Series D-2, receiving gross proceeds of approximately $82.6 million inclusive of a $40 million investment from Covidien Group S.à.r.l., an affiliate of Medtronic plc. In connection with the Series D-2 Preferred Stock financing, the Company incurred $5.4 million of offering costs.

In June of 2022, the Company also agreed to reduce the price of the Series D-1 Preferred shares to $4.65 per share, resulting in an additional 3,440,367 shares issued to the Series D-1 holders. The conversion ratio of Series D-1 Preferred to Common Stock of the Company remained 1.1 to 1. In addition, the Company amended the liquidation preference of the Series D-1 Preferred to establish a participating preferred feature for the Series D-1 Preferred. In addition, holders of the Series A Preferred Stock waived its broad-based weighted average anti-dilution protection

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    Subsequent Events (cont.)

applicable to the Series A Preferred Stock with respect to issuance or deemed issuance of any securities. As a result of these amendments, all of the Series of Preferred Stock will be automatically converted to common stock upon the occurrence of the proposed business combination described below.

The Series D offering qualified as a Follow-on Offering as contemplated by the Series B, Series B-1, Series C financing and certain warrant agreements. As such, each Series B and B-1 Preferred Stockholder that invested 100% of its original investment in the Series B or B-1 Preferred Stock in the Series D offering received an adjustment to the conversion ratio on each share of their Series B and/or Series B-1 stock, such that each share is now convertible into two shares of common stock.

Additionally, all Series C Preferred Stock converted to Series D-2 Preferred Stock on a 1 to 1 basis upon the closing of the Series D-2 financing. The Company is also obligated to issue an additional 228,210 Series B warrants and 115,801 Series B-1 warrants to individuals affiliated with the placement agent.

Vivasure Investment

In May 2022, Vivasure announced a Series D private placement, in which it received a material investment from a new strategic investor. As a result, the Company’s existing convertible redeemable notes converted into Series D Preferred Stock of Vivasure in May 2022. The investment in the Vivasure Series D Preferred Stock represents an observable price change in an orderly transaction for an identical instrument of the same issuer, and accordingly, the Company expects to recognize a gain on its strategic investment in Vivasure of $1.9 million in the second quarter of 2022.

Loan Transaction

In June 2022, the Company entered into a Loan and Security Agreement with Avenue Venture Opportunities Fund I and II (the “2022 Loan and Security Agreement”). The terms of the 2022 Loan and Security Agreement include a term loan of up to $20 million available in two tranches with the first tranche of $10 million that was drawn at closing in June of 2022, and a second tranche of $10 million available at closing of the Series D-2 that has not yet been drawn. Additionally, the Company may have access to a third tranche of $30 million subject to certain financing milestones. Concurrent with the closing of the 2022 Loan and Security Agreement, the Company terminated and repaid their existing 2019 Loan and Security Agreement.

Pursuant to the terms of the 2022 Loan and Security Agreement, the Company issued Avenue Venture Opportunities Fund I and II warrants that will be exercisable for 215,054 shares of common stock. The term loan accrues interest at a floating per annum rate equal to the Wall Street Journal prime rate plus 6.45%. The repayment terms of the loan include monthly payments over a 4-year period, consisting of an initial 2 year interest-only period, followed by 24 monthly principal payments of $417,000 plus interest. In addition, there is a final payment equal to 4.25% of the initial commitment amount of $20 million, which will be accrued over the term of the loan using the effective-interest method.

Collaborative Agreement with Medtronic

In June 2022, Orchestra, BackBeat Medical, LLC and Medtronic, Inc. (an affiliate of Medtronic plc) (“Medtronic”) entered into an Exclusive License and Collaboration Agreement (the “Medtronic Agreement”) for the development and commercialization of BackBeat CNT for the treatment of HTN in patients indicated for a cardiac pacemaker (the “Primary Field”). Under the terms of the Medtronic Agreement, Orchestra will sponsor a multinational pivotal study to support regulatory approval of BackBeat CNT in the Primary Field and be financially responsible for development, clinical and regulatory costs associated with this pivotal study. Medtronic is currently working with Orchestra to integrate BackBeat CNT into top-of-the-line, commercially available dual-chamber pacemaker system for use in the pivotal trial and will provide development, clinical and regulatory resources in support of the pivotal trial, for which Orchestra will reimburse Medtronic at cost.

ORCHESTRA BIOMED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    Subsequent Events (cont.)

Under the terms of the Medtronic Agreement, Medtronic will have exclusive rights to commercialize BackBeat CNT-enabled pacing systems globally following receipt of regulatory approval. Medtronic would be entirely responsible for global commercialization following receipt of regulatory approvals, including manufacturing, sales, marketing and distribution costs.

Under the terms of the Medtronic Agreement, Orchestra is expected to receive between $500 and $1,600 per BackBeat CNT enabled device sold based on a formula of the higher of (1) a fixed dollar amount per BackBeat CNT enabled device (amount varies materially on a country-by-country basis) or (2) a percentage of the BackBeat CNT generated sales. The BackBeat CNT enabled pacemakers are expected to be sold under existing reimbursement codes.

Under the terms of the Medtronic Agreement, Medtronic has a right of first negotiation through FDA approval of BackBeat CNT in the Primary Field, to expand its global rights to BackBeat CNT for the treatment of HTN patients not indicated for a pacemaker.

Proposed Business Combination

On July 4, 2022, the Company entered into an Agreement and Plan of Merger Agreement (the “Merger Agreement”) with Health Sciences Acquisitions Corporation 2 (“HSAC2”), a publicly-traded Special Purpose Acquisition Company, pursuant to which a business combination between the Company and HSAC2 (the “Business Combination”) is to be effected. Upon consummation of the Business Combination (the “Closing”), Orchestra will become a wholly owned subsidiary of HSAC2. HSAC2 is expected to change its name to “Orchestra BioMed Holdings, Inc.” and change its trading symbol to “OBIO”

The total consideration to be paid at Closing by HSAC2 to the Company’s security holders will be payable in shares of HSAC2 common stock at an exchange ratio of 0.465 shares for each whole share of Company common stock on an as-converted basis (the “Exchange Ratio”). In addition, Company security holders will also have the option to receive a portion of additional contingent consideration of up to 8,000,000 shares in the aggregate based on certain closing prices of Orchestra BioMed Holdings, Inc. common stock after the Closing. Each outstanding Company option and warrant will be converted into an option or warrant to purchase, subject to substantially the same terms and conditions as were applicable under such options or warrants prior to Closing, shares of Orchestra BioMed Holdings, Inc. common stock equal to the number of shares subject to such option or warrant multiplied by the Exchange Ratio, at an exercise price per share of Orchestra BioMed Holdings, Inc. equal to the exercise price per share of Company common stock subject to such option or warrant divided by the Exchange Ratio.

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any applicable law or order restraining or prohibiting the consummation of the Business Combination and related transactions, (ii) receipt of any consent, approval or authorization required by any Authority (as defined in the Merger Agreement), (iii) HSAC2 having at least $5,000,001 of net tangible assets upon consummation of the Business Combination, (iv) approval by the Company’s stockholders of the Business Combination and related transactions, (v) approval by HSAC2’s shareholders of the Business Combination and related transactions, (vi) the conditional approval for listing by Nasdaq of the shares to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, and (vii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act.

The Company has evaluated subsequent events through August 8, 2022, the date on which these consolidated financial statements were issued.

ORCHESTRA BIOMED, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	December 31, 2021	March 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,938	$29,331
Strategic investments	958	738
Accounts receivable, net	121	79
Inventory	68	32
Prepaid expenses and other current assets	234	270
Total current assets	11,319	30,450
Property and equipment, net	1,120	1,119
Right-of-use assets	—	2,480
Strategic investments, less current portion	398	398
Deposits and other assets	690	951
TOTAL ASSETS	$13,527	$35,398
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,029	$2,159
Accrued expenses and other liabilities	2,034	2,980
Operating lease liability – current	—	595
Warrant liability	635	624
Deferred revenue, current portion	5,542	5,626
Loan payable, current portion	2,000	1,000
Total current liabilities	12,240	12,984
Deferred revenue, less current portion	16,859	16,059
Loan payable, less current portion	3,673	3,728
Operating lease liability, less current portion	—	2,116
Other long-term liabilities	535	433
TOTAL LIABILITIES	33,307	35,320
REDEEMABLE PREFERRED STOCK
Series A Preferred Stock, $0.0001 par value, 20,000,000 shares authorized of which 5,346,570 are issued and outstanding at December 31, 2021 and March 31, 2022; aggregate liquidation preference of $53,466 at March 31, 2022	51,452	51,452
Series D-1 Preferred Stock, $0.0001 par value, 2,500,000 shares authorized of which 0 are issued and outstanding at December 31, 2021 and 2,424,573 shares of Series D-1 are issued and outstanding at March 31, 2022; aggregate liquidation preference of $27,276 at March 31, 2022	—	25,262
STOCKHOLDERS’ DEFICIT
Preferred Stock, $0.0001 par value, 75,000,000 shares authorized of which 3,364,992 shares of Series B are issued and outstanding at December 31, 2021 and March 31, 2022; 2,281,562 shares of Series B-1 are issued and outstanding at December 31, 2021 and March 31, 2022; 1,082,852 shares of Series C are issued and outstanding at December 31, 2021 and March 31, 2022; aggregate liquidation preference of $78,701 at March 31, 2022	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized of which 2,185,297 and 2,360,751 are issued and outstanding at December 31, 2021 and March 31, 2022, respectively	—	—
Additional paid-in capital	94,894	95,219
Accumulated deficit	(166,126)	(171,855)
TOTAL STOCKHOLDERS’ DEFICIT	(71,232)	(76,636)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$13,527	$35,398

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORCHESTRA BIOMED, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2022
Revenue
Partnership revenue	$1,187	$716
Product revenue	129	150
Total revenue	1,316	866
Expenses:
Cost of product revenues	35	42
Research and development	3,063	3,474
Selling, general and administrative	2,139	2,478
Total expenses	5,237	5,994
Loss from operations	(3,921)	(5,128)
Other income (expense):
Interest expense, net	(200)	(236)
Gain (loss) on fair value adjustment of warrant liability	47	(145)
Gain (loss) in fair value of strategic investments	537	(220)
Total other income (expense)	384	(601)
Net loss	$(3,537)	$(5,729)
Net loss per share
Basic and diluted	$(1.72)	$(2.51)
Weighted-average shares used in computing net loss per share, basic and diluted	2,056,497	2,285,479
Comprehensive income (loss)
Net loss	$(3,537)	$(5,729)
Unrealized gain on marketable securities	1	—
Comprehensive loss	$(3,536)	$(5,729)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORCHESTRA BIOMED, INC.
Condensed Consolidated Statements of Stockholders’ Deficit
(in thousands, except share and per share data)
(Unaudited)

	Preferred Stock						Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)	Accumulated Deficit	Total Stockholders’ Deficit

	Series B		Series B-1		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2021	3,364,992	$—	2,281,562	$—	1,082,852	$—	2,056,497	$—	$94,572	$(2)	$(143,112)	$(48,542)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	—	1	—	1
Stock-based compensation	—	—	—	—	—	—	—	—	61	—	—	61
Restricted stock vesting	—	—	—	—	—	—	15,704	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(3,537)	(3,537)
Balance – March 31, 2021	3,364,992	$—	2,281,562	$—	1,082,852	$—	2,072,201	$—	$94,633	$(1)	$(146,649)	$(52,017)
							Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Stock
	Series B		Series B-1		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2022	3,364,992	$—	2,281,562	$—	1,082,852	$—	2,185,297	$—	$94,894	$—	$(166,126)	$(71,232)
Stock-based compensation	—	—	—	—	—	—	—	—	70	—	—	70
Restricted stock vesting	—	—	—	—	—	—	15,704	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	12,250	—	25	—	—	25
Exercise of warrants	—	—	—	—	—	—	147,500	—	230	—	—	230
Net loss	—	—	—	—	—	—	—	—	—	—	(5,729)	(5,729)
Balance – March 31, 2022	3,364,992	$—	2,281,562	$—	1,082,852	$—	2,360,751	$—	$95,219	$—	$(171,855)	$(76,636)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORCHESTRA BIOMED, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,537)	$(5,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	43	48
Stock-based compensation	61	70
Deferred rent	(8)	—
(Gain) loss on fair value adjustment of warrant liability	(47)	145
(Gain) loss in fair value of strategic investments	(537)	220
Non-cash lease expense	—	132
Amortization of deferred financing fees	54	55
Changes in operating assets and liabilities:
Accounts receivable	46	42
Inventory	31	36
Prepaid expenses and other assets	102	72
Accounts payable, accrued expenses and other liabilities	(607)	202
Operating lease liabilities – current and non-current	—	99
Deferred revenue	(1,187)	(716)
Net cash used in operating activities	(5,586)	(5,324)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(97)	(47)
Sales of marketable securities	840	—
Net cash provided (used) by investing activities	743	(47)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt financing	(1,000)	(1,000)
Proceeds from exercise of warrants	—	74
Proceeds from exercise of stock options	—	25
Proceeds from private placement financing	—	27,276
Deferred offering and merger costs	—	(1,611)
Net cash (used in) provided by financing activities	(1,000)	24,764
Net (decrease) increase in cash and cash equivalents	(5,843)	19,393
Cash and cash equivalents, beginning of year	20,343	9,938
Cash and cash equivalents, end of year	$14,500	$29,331

ORCHESTRA BIOMED, INC.
Condensed Consolidated Statements of Cash Flows — (Continued)
(in thousands, except share and per share data)
(Unaudited)

Supplemental Disclosures of Cash Flow Information

	Three Months Ended March 31,
	2021	2022
Cash paid during the year for:
Interest	$67	$89
Non-cash financing activities:
Deferred offering and merger costs in accounts payable and accrued expenses	$—	$772

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.      Organization and Basis of Presentation

Orchestra BioMed, Inc. (“Orchestra” or the “Company”) is a biomedical innovation company seeking to provide high-impact solutions for large unmet needs in procedure-based medicine. The Company’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. The Company’s business model seeks to adapt the strategic partnering tactics widely used by the biopharmaceutical industry to the medical device market. The Company’s goal is to accelerate and improve the likelihood of the Company’s product candidates reaching patients and providers worldwide by sharing the risks and rewards of developing and commercializing these product candidates with established companies. The Company’s flagship product candidates are Virtue Sirolimus AngioInfusion Balloon (“Virtue SAB”) for the treatment of artery disease, the leading cause of mortality worldwide, and BackBeat Cardiac Neuromodulation Therapy (“BackBeat CNT”) for the treatment of hypertension, a significant risk factor for death worldwide. The Company has additional product candidates in its pipeline and plans to thoughtfully expand its product pipeline in the future through acquisitions, strategic collaborations, licensing and organic development.

Orchestra was incorporated in Delaware in January 2017 and was formed to acquire operating and other assets as well as to raise capital conducted through private placements. In May 2018, Orchestra concurrently completed its Formation Mergers with Caliber Therapeutics, Inc. (“Caliber”), a Delaware corporation, BackBeat Medical, Inc. (“BackBeat”), a Delaware Corporation, and FreeHold Surgical, Inc. (“FreeHold”), a Delaware corporation. Collectively, Orchestra, Caliber, BackBeat and FreeHold are referred to herein as Orchestra, or the “Company.”

Caliber

Caliber was incorporated in Delaware in October 2005 and began development of its lead product Virtue SAB in 2008. Virtue SAB is a patented drug/device combination product candidate for the treatment of artery disease that delivers a proprietary extended release formulation of sirolimus called SirolimusEFR to the vessel wall during balloon angioplasty without any coating on the balloon surface or the need for leaving a permanent implant such as a stent in the artery. In 2019, the Company entered into a distribution agreement with Terumo Medical Corporation (“Terumo”) for global development and commercialization of Virtue SAB (the “Terumo Partnership”) (Note 3).

BackBeat

BackBeat was incorporated in Delaware in January 2010 and began development of its lead product BackBeat CNT that same year. BackBeat CNT is a patented implantable cardiac stimulation-based treatment for hypertension that is designed to immediately, substantially and persistently lower blood pressure while simultaneously modulating autonomic nervous system responses that normally drive and maintain blood pressure higher. BackBeat is currently in a pre-revenue stage of operations. Refer to Note 13 for details regarding Orchestra’s Collaborative Agreement with Medtronic.

FreeHold

FreeHold was incorporated in Delaware in May 2010 and began development of its hands-free, intracorporeal retractor device for minimally-invasive surgery in 2012. FreeHold is engaged in the development, sales and marketing of its retractor products that provide optimized visual and total surgeon control during laparoscopic and robotic procedures. The Company generated revenue of approximately $129,000 and $150,000 during the three months ended March 31, 2021 and 2022, respectively related to this legacy FreeHold Surgical, Inc. technology.

Basis of Presentation and Liquidity

The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulation of the United States Securities and Exchange Commission (“SEC”) for interim financial reporting. These condensed statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to fairly present the results of the interim periods.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.      Organization and Basis of Presentation (cont.)

The condensed balance sheet at December 31, 2021, has been derived from the audited financial statements at that date. Operating results and cash flows for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2022 or any other future period. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted in accordance with the rules and regulations for interim reporting of the SEC. These interim condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in our report for the year ended December 31, 2021 (included elsewhere in this document).

The Company has a limited operating history and the sales and income potential of its businesses and markets are unproven. As of March 31, 2022, the Company had an accumulated deficit of $171.9 million and has experienced net losses each year since its inception. The Company expects to incur substantial operating losses in future periods and will require additional capital as it seeks to advance its products to commercialization. The Company is subject to a number of risks and uncertainties similar to those of other companies of the same size within the biotechnology industry, such as uncertainty of clinical trial outcomes, uncertainty of additional funding, and history of operating losses.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, which requires management to assess the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

Based on the available balance of cash and cash equivalents and short-term strategic investments as of March 31, 2022 along with the capital raised in the second quarter of 2022 through the sale of Series D-2 Preferred Stock (Note 13) and proceeds from the refinancing of debt with Avenue Capital (Note 13), management has concluded that sufficient capital is available to fund its operations and meet cash requirements through the one-year period subsequent to the issuance date of these financial statements. Management will consider plans to raise capital beyond the one-year period subsequent to the issuance date of these financial statements through issuance of equity securities, debt securities, the completion of the proposed business combination (Note 13) and/or additional development and commercialization partnerships for other products within the Company’s development pipeline. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of the Company’s research and development programs.

2.      Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates. Areas where significant estimates exist include, but are not limited to, the fair value of stock-based compensation, research and development costs incurred, the fair value of the warrant liability, and the estimated costs to complete the combined performance obligation pursuant to the Terumo Partnership (Note 3).

Cash and Cash Equivalents

Cash and cash equivalents are held in banks or in custodial accounts with banks. Cash equivalents are defined as all liquid investments and money market funds with maturity from date of purchase of 90 days or less that are readily convertible into cash.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.      Summary of Significant Accounting Policies (cont.)

Strategic Investments

Management had made investments in affiliated companies and assesses whether the Company exerts significant influence over its strategic investments. The Company considers the nature and magnitude of its investment, any voting and protective rights it holds, any participation in the governance of the other company, and other relevant factors such as the presence of a collaboration or other business relationships. To date, the Company has concluded that it does not have the ability to exercise significant influence over its strategic investments.

The Company’s strategic investments consist of equity investments in common stock of a publicly-held company and related party (Motus GI) and preferred shares and convertible notes of a privately-held company and related party (Vivasure). The Company classifies strategic investments on its balance sheet as current assets if the assets are available for use for current operations, and the Company does not have a specific plan to hold the investments for a certain duration of time. The shares held of Motus GI represent equity securities with a readily determinable fair value and are required to be measured at fair value at each reporting period using readily determinable pricing available on a securities exchange, in accordance with the provisions of ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities. Therefore, the Company categorized the investments as current assets. The investments in Vivasure do not have readily determinable fair values and are recorded at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. Additionally, as the investments in Vivasure are not readily marketable, the Company categorized the investments as non-current assets. As of both December 31, 2021 and March 31, 2022, the carrying value of the investments in Vivasure was $398,000.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying value of the Company’s cash and cash equivalents, marketable securities, accounts receivable, prepaid expense, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. In addition, the Company records its investment in Motus GI and warrant liabilities at fair value. See Note 4 for additional information regarding fair value measurements.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.      Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent amounts due from customers. The allowance for doubtful accounts is recorded for estimated losses by evaluating various factors, including relative creditworthiness of each customer, historical collections experience and aging of the receivable. As of December 31, 2021 and March 31, 2022, an allowance for doubtful accounts was not deemed necessary.

Inventory

Inventory is stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) and net realizable value. Net realizable value represents the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The Company analyzes its inventory levels and writes down inventory that has become obsolete or has a cost basis in excess of its expected net realizable value or inventory quantities in excess of expected requirements. Excess requirements are determined based on comparison of existing inventories to forecasted sales, with consideration given to inventory shelf life. Expired inventory is disposed of, and the related costs are recognized in cost of goods sold. As of December 31, 2021 and March 31, 2022, an impairment charge as a result of obsolete inventory was not deemed necessary.

Research and Development Prepayments, Accruals and Related Expenses

The Company incurs costs of research and development activities conducted by its third-party service providers, which include the conduct of preclinical and clinical studies. We are required to estimate our prepaid and accrued research and development costs at each reporting date. These estimates are made as of the reporting date of the work completed over the life of the individual study in accordance with agreements established with our service providers. The Company determines the estimates of research and development activities incurred at the end of each reporting period through discussion with internal personnel and outside service providers, as to the progress or stage of completion of trials or services, as of the end of the reporting period, pursuant to contracts with the third parties and the agreed upon fee to be paid for such services. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are accepted by the Company or the services are performed. Accruals are recorded for the amounts of services provided that have not yet been invoiced.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of their useful life or the remaining life of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred.

Asset category	Depreciable life
Manufacturing equipment	10 years
Office equipment	3 – 7 years
Research and development equipment	7 years

Leases

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. On January 1, 2022, the Company adopted the new lease standard using the optional transition method under which comparative financial information will not be restated and the Company will continue

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.      Summary of Significant Accounting Policies (cont.)

to apply the provisions of the previous lease standard in its annual disclosures for the comparative periods. In addition, the new lease standard provides a number of optional practical expedients in transition. The Company elected the package of practical expedients. As such, the Company did not have to reassess whether expired or existing contracts are or contain a lease and did not have to reassess the lease classifications or reassess the initial direct costs associated with expired or existing leases.

The new lease standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption under which the Company will not recognize right-of-use (“ROU”) assets or lease liabilities for leases that are less than one year in duration. The Company elected the practical expedient to not separate lease and non-lease components for certain classes of assets (facilities).

Upon adoption on January 1, 2022, the Company recognized ROU assets of $2.6 million and lease liabilities of $2.9 million. The adoption of the new lease standard did not impact the Company’s condensed consolidated statement of operations and comprehensive loss or its condensed consolidated statement of cash flows. The effect of the transition adjustment along with balances before, and after adoption is outlined below:

	Deferred lease liability	ROU Assets	Lease Liabilities
Balance – December 31, 2021	$241	$—	$—
ASC 842 Transition adjustment	(241)	2,612	2,853
Balance – January 1, 2022	$—	$2,612	$2,853

The Company determines if an arrangement is a lease at inception. For the Company’s operating leases, the ROU asset represents the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Since all the lease agreements do not provide an implicit rate, the Company estimated an incremental borrowing rate in determining the present value of the lease payments. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectations regarding the terms. Variable lease costs such as operating costs and property taxes are expensed as incurred.

Debt Discount and Debt Issuance Costs

Debt discounts and debt issuance costs incurred in connection with the issuance of debt are capitalized and reflected as a reduction to the related debt liability. The costs are amortized to interest expense over the term of the debt using the effective-interest method.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. The Company has not identified any such impairment losses to date.

Warrants

The Company evaluates its warrants to determine if the contracts qualify as liabilities in accordance with ASC 480-10, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. If the warrant is determined to meet the criteria to be liability classified, the warrant liability is marked-to-market each balance sheet date and recorded as a liability, with the change in fair value recorded in the statements of operations and comprehensive

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.      Summary of Significant Accounting Policies (cont.)

loss as other income or expense. In bundled transactions, the proceeds received from any debt instruments and liability classified warrants are allocated to the warrant at fair value first, and the residual value is then allocated to the debt instrument. Upon conversion or exercise of a warrant that is subject to liability treatment, the instrument is marked to fair value at the conversion or exercise date and the fair value is reclassified to equity.

Revenue Recognition

The Company recognizes revenue under the core principle according to ASC 606, Revenue from Contracts with Customers (ASC 606), to depict the transfer of control to the Company’s customers in an amount reflecting the consideration the Company expects to be entitled to. In order to achieve that core principle, the Company applies the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

The Company’s revenues are currently comprised of product revenue from the sale of FreeHold’s intracorporeal organ retractors, and partnership revenues from the Terumo Partnership related to the development and commercialization of Virtue SAB.

Product Revenues

Product revenues related to sales of FreeHold’s intracorporeal organ retractors are recognized at a point-in-time upon the shipment of the product to the customer, and there are no significant estimates or judgements related to estimating the transaction price. The product revenues consist of a single performance obligation, and the payment terms are typically 30 days. Product revenues are recognized solely in the United States.

Partnership Revenues

The Company entered into the Terumo Partnership in June of 2019 as further described in Note 3. The Company assessed whether the Terumo Partnership fell within the scope of ASC 808, Collaborative Arrangements (ASC 808) based on whether the arrangement involved joint operating activities and whether both parties have active participation in the arrangement and are exposed to significant risks and rewards. The Company determined that the Terumo Partnership did not fall within the scope of ASC 808. The Company then analyzed the arrangement pursuant to the provisions of ASC 606 and determined that the arrangement represents a contract with a customer and is therefore within the scope of ASC 606.

The promised goods or services in the Terumo Partnership include (i) license rights to the Company’s intellectual property, and (ii) research and development services. The Company also has optional additional items in the Terumo Partnership which are considered marketing offers and are accounted for as separate contracts with the customer if such option is elected by the customer, unless the option provides a material right which would not be provided without entering into the contract. Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer. Promised goods or services are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources or (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct in the Terumo Partnership, the Company considered factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on their own or whether the required expertise is readily available.

The Company estimates the transaction price for the Terumo Partnership performance obligations based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration includes both fixed consideration and variable consideration. At the inception of the Terumo Partnership, as well as at each reporting period, the Company evaluates the amount of potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected amount method to estimate

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.      Summary of Significant Accounting Policies (cont.)

the amount expected to be received based on which method better predicts the amount expected to be received. If it is probable that a significant revenue reversal would not occur, the variable consideration is included in the transaction price.

The Terumo Partnership contains development and regulatory milestone payments. At contract inception and at each reporting period, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect partnership revenues and earnings in the period of adjustment.

The Terumo Partnership also includes sales-based royalties and the license is deemed to be the predominant item to which the royalties relate. Accordingly, the Company will recognize royalty revenue when the related sales occur. To date, the Company has not recognized any royalty revenue under the arrangement.

The Company has determined that intellectual property licensed to Terumo and the research and development services to be provided through the premarket approval by the FDA for the in-stent restenosis (“ISR”) indication represent a combined performance obligation that is satisfied over time, and that the appropriate method of measuring progress for purposes of recognizing revenues relates to a proportional performance model that measures the proportional performance based on the costs incurred to date relative do the total costs expected to be incurred through the completion of the performance obligation. The Company evaluates the measure of progress at each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

The Company receives payments from Terumo based on billing schedules established in the contract. Such billings for milestone related events have 10-day terms from the date the milestone is achieved, royalty payments are 20-day terms after the close of each quarter, any optional services are 20 days after receipt of an invoice and sales of the SirolimusEFR are within 30 days after receipt of the shipping invoices. Upfront payments are recorded as deferred revenue upon receipt or when due until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right to consideration is unconditional.

Stock-Based Compensation

The Company applies ASC 718-10, Share-Based Payment, which requires the measurement and recognition of compensation expenses for all stock-based payment awards made to employees and directors including employee stock options under the Company’s stock plans based on estimated fair values (see Note 9). Each award vests over the subsequent period during which the recipient is required to provide service in exchange for the award (the vesting period). The cost of each award is recognized as an expense in the financial statements over the respective vesting period on a straight-line basis.

Under the requirements of ASU 2018-07, the Company accounts for stock-based compensation to nonemployees under the fair value method, which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date) and recognized in the consolidated statements of operations and comprehensive loss over the requisite service period. The Company accounts for forfeitures of stock-based awards as they occur.

Net Loss Per Share

Basic and diluted net loss per share is calculated by dividing net loss attributable to common shares by the weighted-average number of shares of Common Stock outstanding for the period, without consideration of potential dilutive shares of Common Stock. Since the Company was in a loss position for the periods presented, basic net loss

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.      Summary of Significant Accounting Policies (cont.)

attributable to common shares is the same as diluted net loss per share since the effects of potentially dilutive securities are antidilutive. Potentially dilutive securities include all outstanding warrants, stock options, restricted stock and convertible preferred stock. In periods in which there is net income, the Company would apply the two-class method to compute net income per share. Under this method, earnings are allocated to common stock and participating securities based on their respective rights to receive dividends, as if all undistributed earnings for the period were distributed. The two-class method does not apply in periods in which a net loss is reported.

Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is recorded if it is more-likely-than-not that some portion or all the deferred tax assets will not be realized in future periods. At December 31, 2021 and March 31, 2022, the Company has recorded a full valuation allowance on its deferred tax assets.

The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. The Company recognizes the impact of an uncertain income tax position in the financial statements if it believes that the position is more likely than not to be sustained by the relevant taxing authority. The Company will recognize interest and penalties related to tax positions in income tax expense.

Deferred Offering and Merger Costs

Offering and merger costs, consisting of legal, accounting, printer and filing fees, are deferred and will be offset against proceeds received when the financing events are completed. In the event the offering or merger is terminated, all deferred costs will be expensed. As of March 31, 2022, the Company has capitalized $369,000 of deferred merger costs related to the business combination discussed in Note 13, which are included in deposits and other assets on the accompanying balance sheet. As of December 31, 2021 the Company has capitalized $100,000 of deferred offering costs related to the Series D equity offerings, which was offset against the Series D-1 proceeds received in March of 2022.

Comprehensive Loss

Comprehensive loss is comprised of net loss and changes in unrealized gains and losses on the Company’s available-for-sale investments.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined it operates in one segment.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.      Summary of Significant Accounting Policies (cont.)

Standards Being Evaluated

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. During 2018 and 2019, the FASB also issued subsequent amendments to the initial guidance (collectively, Topic 326). Topic 326 requires organizations to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Topic 326 will be effective for the Company on January 1, 2023. The Company is evaluating the impact that this standard will have on its consolidated financial statements.

3.      Terumo Partnership Agreement

In June 2019, the Company entered into the Terumo Partnership, pursuant to which Terumo secured global commercialization rights for Virtue SAB in coronary and peripheral vascular indications (the “Terumo Indications”). Under this agreement, the Company received an upfront payment of $30 million and an equity commitment of up to $5 million of which $2.5 million was invested in June 2019 as part of the Series B-1 financing. The Company may receive up to $65 million in additional payments based on the achievement of certain development and regulatory milestones, and is also eligible to earn royalties on future sales by Terumo based on royalty rates ranging from 10 – 15%. As of the issuance date of these financial statements, the target achievement date for one $5 million milestone payment has already passed and certain other milestone achievement dates are at risk. However, the Company and Terumo signed a letter agreement in June 2022 whereby the parties agreed in good faith to negotiate mutually agreeable adjustments to the milestone dates to potentially enable all to be received by the Company. There is no assurance as to the outcome of these negotiations with respect to any potential modifications to the milestone dates.

Pursuant to the terms of the Terumo Partnership, the Company licensed intellectual property rights to Terumo and the Company shall be primarily responsible for completing the development of the product in the United States through premarket approval by the FDA for the in-stent restenosis (“ISR”) indication. These research and development services to be provided by the Company include (i) manufacturing, testing and packaging the drug required for the clinical trials, (ii) supplying Terumo with information related to the design and manufacture of the delivery device and the technology transfer needed for Terumo to ultimately commence manufacture of the delivery device, and (iii) carrying out regulatory activities related to clinical trials in the United States for the ISR indication.

The Company has concluded that the license granted to Terumo is not distinct from the research and development services that will be provided to Terumo through the completion of the development of ISR indication, as Terumo cannot obtain the benefit of the license without the related research and development services. Accordingly, the Company will recognize revenues for this combined performance obligation over the estimated period of research and development services using a proportional performance model. The Company measures proportional performance based on the costs incurred relative to the total estimated costs of the research and development services.

In 2019, the Company received a total of $32.5 million from Terumo related to the stock purchase and the revenue generating elements of the Terumo Partnership. The Company recorded the estimated fair value of the shares of $2.5 million in stockholders’ equity, as the value paid by Terumo is consistent with the value paid by other third-party stockholders in the Company’s offering of its Series B-1 Preferred Stock, $0.0001 par value per share (“Series B-1 Preferred Stock”). The Company allocated the remaining $30 million to the transaction price of the Terumo Partnership. The Company considers the future potential development and regulatory milestones to be variable consideration, which are fully constrained from the transaction price as of December 31, 2021 and March 31, 2022 as the achievement of such milestone payments are uncertain and highly susceptible to factors outside of the Company’s control. The Company plans to re-evaluate the transaction price at each reporting period and as uncertain events are resolved or other changes in circumstances occur. In addition, the arrangement also includes sales-based royalties on product sales by Terumo subsequent to commercialization ranging from 10 – 15%, none of which have been recognized to date.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.      Terumo Partnership Agreement (cont.)

The Company recorded the $30 million upfront payment received from Terumo in 2019 within deferred revenue. The following table presents the changes in the Company’s deferred revenue balance from the Terumo Partnership during the three months ended March 31, 2021 and 2022:

Deferred Revenue – December 31, 2020	$20,926
Revenue recognized	(1,187)
Deferred Revenue – March 31, 2021	$19,739
Deferred Revenue – December 31, 2021	$22,401
Revenue recognized	(716)
Deferred Revenue – March 31, 2022	$21,685

The Company’s balance of deferred revenue contains the transaction price from the Terumo Partnership allocated to the combined license and research and development performance obligation, which was partially unsatisfied as of March 31, 2022. The Company expects to recognize $5.6 million of its deferred revenue during the next twelve months and recognize the remaining $16.1 million through the remainder of the performance period, which is currently estimated through 2025.

Orchestra will also manufacture, or have manufactured, SirolimusEFR and have exclusive rights to sell it on a per unit basis to Terumo for use in the Virtue SAB product. The Company has determined that this promise does not contain a material right as the pricing is based on standalone selling prices. Through March 31, 2022, there have been no additional amounts recognized as revenue under the Terumo Partnership other than the recognition of a portion of the upfront payment described above.

4.      Financial Instruments and Fair Value Measurements

The following tables summarize the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2021
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment in Motus GI (see Note 5)	$958	$—	$—	$958
Total assets	$958	$—	$—	$958
Liabilities:
Warrant liability (see Note 8)	$—	$—	$635	$635
Total liabilities	$—	$—	$635	$635
	March 31, 2022
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment in Motus GI (see Note 5)	$738	$—	$—	$738
Total assets	$738	$—	$—	$738
Liabilities:
Warrant liability (see Note 8)	$—	$—	$624	$624
Total liabilities	$—	$—	$624	$624

The Company’s warrant liability is measured at fair value on a recurring basis using unobservable inputs and are classified as Level 3 inputs, and any change in fair value is recognized as change in fair value of warrant liability in the consolidated statements of operations and comprehensive loss. Refer to Note 8 for the valuation technique and assumptions used in estimating the fair value of the warrants.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

5.      Strategic Investments

The Company values the Motus GI investment by measuring fair value using the listed share price on the Nasdaq Capital Market on each valuation date.

Aggregate gains (losses) of $537,000 and ($220,000) during the three months ended March 31, 2021 and 2022, respectively, were recorded to adjust the strategic investments in equity securities of Motus GI to its fair value of $1.0 million at December 31, 2021 and $738,000 at March 31, 2022, which is classified as strategic investments, short term, on the accompanying consolidated balance sheet.

The Company’s long term strategic investments as of December 31, 2021 and March 31, 2022 represent investments made in Vivasure in 2020 and 2021, totaling $398,000, that were recorded at cost. There have been no observable price changes or impairments identified during the three months ended March 31, 2021 and 2022 related to these investments.

During the fourth quarter of 2019, the Company identified indicators of impairment of Vivasure strategic investments held at that time as a result of adverse changes in Vivasure’s business operations, including liquidity concerns. As a result, the Company recorded an impairment charge in the fourth quarter of 2019 of $5.8 million, which represents the cumulative impairment charges recorded on Vivasure strategic investments to date.

6.      Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following:

(in thousands)	December 31, 2021	March 31, 2022
Equipment	$1,207	$1,256
Office furniture	305	305
Leasehold improvements	177	183
Construction in progress	16	8
Property and equipment, gross	1,705	1,752
Less accumulated depreciation and amortization	(585)	(633)
Total Property and equipment, net	$1,120	$1,119

Depreciation and amortization expense was $43,000 and $48,000 for the three months ended March 31, 2021 and 2022, respectively.

Accrued Expenses

Accrued expenses consist of the following:

(in thousands)	December 31, 2021	March 31, 2022
Accrued compensation	1,319	1,902
Deferred financing and merger costs	100	364
Deferred lease liability	45	—
Clinical trial accruals	39	165
Other accrued expenses	531	549
Total accrued expenses	$2,034	$2,980

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.      Preferred Stock

As of March 31, 2022, the Company is authorized to issue 75,000,000 shares of $0.0001 par value preferred stock with such designations, rights and preferences as may be determined by the Board of Directors. Of the authorized preferred stock, 20,000,000 shares have been designated as Series A, 15,000,000 shares have been designated as Series B, 2,500,000 shares have been designated as Series B-1 Preferred Stock, 15,000,000 shares have been designated as Series C Preferred Stock, 2,500,000 shares have been designated as Series D-1 Preferred Stock, and 16,000,000 shares have been designated as Series D-2 Preferred Stock.

The activity for the Series A Preferred Stock and Series D-1 Preferred Stock reported in mezzanine equity on the balance sheets of the Company is shown:

	Series A		Series D
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balance at December 31, 2021	5,346,570	$51,452	—	—
Shares issued in a private placement	—	—	2,424,573	$25,262
Balance at March 31, 2022	5,346,570	$51,452	2,424,573	$25,262

The price per share for conversion for the Series A, Series B, and Series C Preferred Stock is $10.00, subject in the case of the Series A to standard anti-dilution adjustments. The price per share for conversion for Series B-1 Preferred Stock is $15.00. The Series B, Series C and Series B-1 Preferred Stock do not have an anti-dilution adjustment. The price per share for conversion for Series  D-1 is $11.25, and the Series D-1 does not have anti-dilution adjustment provisions.

In January 2022, the Company initiated a Series D Preferred Stock financing comprised of Series D-1 and Series D-2. In March 2022, the Company closed on the Series D-1 over two closings and issued 2,424,573 shares of Series D-1 Preferred Stock, receiving gross proceeds of approximately $27.3 million. Each share of Series D-1 Preferred Stock is convertible into 1.1 shares of Common Stock. In connection with the Series D-1 Preferred Stock financing, the Company incurred approximately $2.0 million in offering costs. Refer to footnote 13 for additional disclosure regarding the Series D-2 Preferred Stock closing, as well as the related modifications to the Series D-1 preferred shares that were effected in June of 2022. The Company recorded its convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

As of December 31, 2021 and March 31, 2022, the Company classified its Series B Preferred Stock, Series B-1 Preferred Stock, and Series C Preferred Stock in stockholders’ deficit. As of December 31, 2021, the Company classified its Series A Preferred Stock outside of stockholders’ deficit in temporary equity. As of March 31, 2022, the Company classified its Series A and Series D-1 Preferred Stock outside of stockholders’ deficit in temporary equity. In the event of certain “Deemed Liquidation Events” (as defined below) that are not solely within the control of the Company, the shares of the Series A and Series D-1 Preferred Stock would become redeemable at the option of the holders and therefore are classified as temporary equity. As of December 31, 2021, the Company did not adjust the carrying value of the Series A Preferred Stock, and as of March 31, 2022, the Company did not adjust the carrying values of the Series A or Series D-1 Preferred Stock, to the deemed liquidation values of such shares since a Deemed Liquidation Event was not probable at the consolidated balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made if, and when, it becomes probable that such a Deemed Liquidation Event will occur.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.      Preferred Stock (cont.)

		December 31, 2021	March 31, 2022
(in thousands, except share data)	Shares Designated	Liquidation Preference
Series A	20,000,000	$53,466	$53,466
Series B	15,000,000	33,650	33,650
Series B-1	2,500,000	34,223	34,223
Series C	15,000,000	10,828	10,828
Series D-1	2,500,000	—	27,276
Series D-2	16,000,000	—	—
Total	71,000,000	$132,167	$159,443

The holders of the Preferred Stock have the following rights, privileges and preferences:

Optional Conversion Rights — Series A

Each share of Series A Preferred Stock is convertible at the option of the holder into the number of shares of Common Stock determined by dividing the original issue price by the applicable conversion price. The original issue price per share and the initial conversion price per share is $10.00. As of March 31, 2022, Series A Preferred Stock will convert on a one-for-one basis into Common Stock. The original issue price and conversion price per share for the Series A Preferred Stock shall be adjusted for certain recapitalizations, splits, combinations, stock dividends or as set forth in the Company’s amended and restated certificate of incorporation. At December 31, 2021 and March 31, 2022, none of the Series A Preferred Stock had been converted into Common Stock.

Automatic Conversion Rights

Each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such shares upon the closing of the sale of shares of Common Stock in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) resulting in at least $16 million of gross proceeds to the Company.

Both the Series B Preferred Stock and the Series B-1 Preferred Stock (collectively, the “Series B/B-1 Preferred Stock”) share an innovative conversion feature. In the event of a follow-on offering of at least $16 million, excluding amounts invested attributable to holders exercising their preemptive rights under the Investors’ Rights Agreement, a holder of Series B/B-1 Preferred Stock is entitled to an adjustment to their conversion ratio to a 1:2 basis (i.e., one share of Series B or B-1 Preferred Stock will be convertible into two shares of Common Stock) if such investor invests in such follow-on offering at least 100% of its original investment in the initial offerings of Series B Preferred Stock and Series B-1 Preferred Stock offering in the follow-on offering (the “Conversion Rate Adjustment”). If a holder of Series B/B-1 Preferred Stock invest less than 100% of its original investment in a follow-on offering, there is no adjustment to the holder’s conversion ratio. Notwithstanding the foregoing, persons that received equal amounts of Series B Preferred Stock and Series C Preferred Stock in the Formation Mergers in exchange for convertible bridge notes of Caliber, BackBeat and/or FreeHold will receive the Conversion Rate Adjustment with respect to those shares of Series B Preferred Stock received in the Formation Mergers without having to invest in such follow-on offering upon the conversion of their corresponding shares of Series C Preferred Stock into the securities sold in such follow-on offering. In addition, upon a follow-on offering as described above, the Series C Preferred Stock shall automatically convert into the Company’s equity securities sold in such follow-on offering.

Each outstanding share of Series D-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such shares upon the earlier of (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $16,000,000 of gross proceeds to the Company,

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.      Preferred Stock (cont.)

(ii) immediately prior to the consummation of a business combination transaction involving the Company and/or any direct or indirect parent company thereof and a publicly traded U.S. domestic special purpose acquisition company or other similar U.S. domestic corporation that is a “blank check” company under applicable U.S. securities laws and formed for the purpose of effecting such a transaction (such transaction, an “Initial Business Combination”), which such Initial Business Combination has been approved by the Board of Directors of the Company, or (iii) immediately prior to the consummation of a business combination transaction involving the Company and/or any direct or indirect parent company thereof with any public company listed on a U.S. securities exchange which such transaction would not qualify as a Deemed Liquidation Event under, and as defined in, the Certificate of Incorporation (such transaction, a “Standard Public Merger”), which such Standard Public Merger is approved by the Board of Directors of the Company. The Series D-1 Preferred Stock converts on a 1:1.1 basis (i.e., one share of Series D-1 Preferred Stock will be convertible into 1.1 shares of Common Stock).

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the Company, the holders of the Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D-1 Preferred Stock are entitled to liquidation preferences, on a pari passu basis and before any payment shall be made to the holders of Series A Preferred Stock or Common Stock, in an amount (on a per share basis) equal to (A) in the case of the Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, the stated value of $10.00 per share for Series B and Series C and, $15.00 per share for Series B-1 (each subject to recapitalizations), and (B) in the case of Series D-1 Preferred Stock, the greater of (x) $11.25 per share (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series D-1 Preferred Stock) or (y) such amount per share as would have been payable had all such shares of Series D-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation. Additionally, the holders of the Series A Preferred Stock are entitled to receive a distribution before any payment shall be made to the holders of Common Stock in an amount equal to the original issue price of $10.00 per share, as adjusted, plus any dividends declared but unpaid thereon. After the payment or setting aside for payment to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D-1 Preferred Stock, then any remaining assets would be distributed among all holders of preferred stock (excluding shares of Series D-1 Preferred Stock) and Common Stock on a pro-rata basis based on the number of shares held by each holder, treating for this purpose all such preferred stock as if it had been converted to common stock immediately prior to such liquidation, dissolution or winding-up.

If the assets of the Company available for distribution to holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D-1 Preferred Stock are insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D-1 Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would have been payable to such holders if sufficient assets existed to allow payment in full. If the assets of the Company available for distribution to holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D-1 Preferred Stock are sufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, any remaining assets available for distribution shall be distributed to holders of Series A Preferred Stock next until paid in full. If the assets of the Company available for distribution to holders of Series A Preferred Stock are insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would have been payable to such holders if sufficient assets existed to allow payment in full. If the assets of the Company available for distribution to holders of Series A Preferred Stock are sufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then any remaining assets available for distribution would be distributed among the holders of all shares of preferred stock (excluding shares of Series D-1 Preferred Stock) and Common Stock on a pro-rata basis based on the number of shares held by each holder, treating for this purpose all such preferred stock as if it had been converted to common stock immediately prior to such liquidation, dissolution or winding-up.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.      Preferred Stock (cont.)

The Series A and Series D-1 Preferred Stock also include certain rights upon the occurrence of a Deemed Liquidation Event that could cause the Company to potentially redeem the shares of Series A and Series D-1 Preferred Stock upon certain events that are outside of the control of the Company, and therefore the Series A and Series D-1 Preferred Stock has been classified as mezzanine equity.

A Deemed Liquidation Event is defined as including (i) the merger or consolidation in which the Company or a subsidiary of the Company is a party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such transaction involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock of the surviving or resulting entity, or if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving corporation; or (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company or any of its subsidiaries taken as a whole, or the sale or disposition of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries are held by such subsidiary, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

Dividend Rights

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on the shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series A Preferred Stock in an amount as set forth in the amended and restated certificate of incorporation. The holders of Series B Preferred Stock, B-1 Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock are not entitled to receive dividends. No dividends have been declared to date.

Voting Rights

The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

As long as any shares of Preferred Stock are outstanding, the Company may not take any of the actions specified in the protective provision section of the amended and restated certificate of incorporation without the written consent or affirmative vote of the holders of at least fifty percent (50%) of the then outstanding shares of Preferred Stock.

In addition, as long as any shares of any particular series of Preferred Stock are issued and outstanding, the Company may not, without the written consent or affirmative vote of holders of a majority of the then outstanding shares of such series, amend, alter or repeal any provision of the applicable Certificates of Designation for such preferred series.

8.      Warrant Liability

The Company evaluates its outstanding warrants to determine if the instruments qualify for equity or liability classification. To date, all of the Company’s warrants are required to be accounted for as liabilities, and therefore, the fair value of the warrant liability is marked-to-market at each balance sheet date, with the change in fair value recorded in the statements of operations and comprehensive loss within other income (expense). Upon conversion or exercise of a warrant classified as a liability, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8.      Warrant Liability (cont.)

The Company calculates the fair value of the outstanding warrant liability at each reporting date by estimating the equity value of the Company, and then utilizing option pricing models to allocate the total equity value to the shares and warrants outstanding. The inputs used in the valuation models for Orchestra’s warrant liability are as follows:

	March 31, 2021	March 31, 2022
Expected volatility	54 – 69%	49 – 53%
Risk-free interest rate	0.08 – 0.73%	1.16 – 2.44%
Remaining term in years	2.17 – 8.69	1.17 – 7.69
Exercise price of common warrants	$0.50 – $14.00	$0.50 – $14.00
Exercise price of preferred warrants	$9.00 – $15.00	$9.00 – $15.00
Common stock price	$2.21	$1.89
Preferred stock price	$4.30 – $5.85	$3.02 – $4.09
Expected dividend yield	0%	0%

The Company’s warrant activity and liability rollforward are as follows:

(in thousands, except share data)	Preferred Warrants	Common Warrants	Amount
Balance December 31, 2020	445,155	2,564,838	$1,347
Change in the fair value of warrants	—	—	(47)
Balance March 31, 2021	445,155	2,564,838	$1,300
(in thousands, except share data)	Preferred Warrants	Common Warrants	Amount
Balance December 31, 2021	445,155	2,557,338	$635
Exercise of warrants	—	(147,500)	(156)
Change in the fair value of warrants	—	—	145
Balance March 31, 2022	445,155	2,409,838	$624

9.      Stock-Based Compensation

Stock-based Compensation — Orchestra BioMed 2018 Stock Incentive Plan

As of March 31, 2022, all stock-based awards were outstanding under a single equity incentive plan, the Orchestra BioMed 2018 Stock Incentive Plan (the “Plan”). Under the Plan, up to 5.2 million shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards. Employees, consultants, and directors are eligible for awards granted under the plan.

Total stock-based compensation related to option issuances was as follows:

	Three Months Ended March 31,
(in thousands)	2021	2022
Research and development	$16	$39
Selling, general and administrative	30	16
Total stock-based compensation	$46	$55

As of March 31, 2022, there was approximately $408,000 of unrecognized stock-based compensation expense associated with the stock options noted above that is expected to be recognized over a weighted average period of three years.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.      Stock-Based Compensation (cont.)

Total restricted stock-based compensation was as follows:

	Three Months Ended March 31,
(in thousands)	2021	2022
Research and development	$—	$—
Selling, general and administrative	15	15
Total stock-based compensation	$15	$15

As of March 31, 2022, there was approximately $225,000, respectively, of unrecognized restricted stock-based compensation expense associated with the restricted stock noted above that is expected to be recognized over a weighted average period of three years.

The following table summarizes the stock option activity of the Company under the Orchestra BioMed 2018 Stock Incentive Plan:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Term (years)	Aggregate Intrinsic Value (thousands)
Outstanding at January 1, 2022	2,899,923	2.08	7.13	—
Granted	—	—	—	—
Exercised	(12,250)	2.02	—	—
Forfeited/canceled	—	—	—	—
Outstanding March 31, 2022	2,887,673	2.08	6.86	—
Exercisable at March 31, 2022	2,525,526	2.05	6.61	—

The following table summarizes the restricted stock activity of the Company under the Orchestra BioMed 2018 Stock Incentive Plan:

	Restricted Stock Outstanding	Weighted Average Remaining Term (years)	Aggregate Intrinsic Value (thousands)
Outstanding January 1, 2022	47,111	7.60	—
Granted	251,413	10.00	—
Exercised/vested	(15,704)	—	—
Forfeited/canceled	—	—	—
Outstanding March 31, 2022	282,820	9.56	—

Determination of Fair Value

The estimated grant-date fair value of all the Company’s option awards was calculated using the Black-Scholes option pricing model, based on the following weighted average assumptions:

	Three Months Ended March 31,
	2021	2022
Expected term (in years)	6.00	6.00
Expected volatility	60%	51%
Risk-free interest rate	1.01%	1.72%
Expected dividend yield	0%	0%
Fair value of common stock	$2.21	$1.89

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.      Stock-Based Compensation (cont.)

The fair value of each stock option grant was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

Expected Term — The expected term represents the period that stock-based awards are expected to be outstanding. The Company’s historical share option exercise information is limited due to a lack of sufficient data points and did not provide a reasonable basis upon which to estimate an expected term. The expected term for option grants is therefore determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

Expected Volatility — The expected volatility was derived from the historical stock volatilities of comparable peer public companies within the Company’s industry that are considered to be comparable to the Company’s business over a period equivalent to the expected term of the stock-based awards since there has been no trading history of the Common Stock.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the stock-based awards’ expected term.

Expected Dividend Yield — The expected dividend yield is zero as the Company has not paid nor does it anticipate paying any dividends on its Common Stock in the foreseeable future.

Fair Value of Common Stock — As the Company’s common stock has not historically been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

10.    Leases

Office Lease

In August 2019, the Company entered into an addendum to the original December 2009 lease agreement for 8,052 square feet of office space in New Hope, PA. The lease will expire in September 2024. Monthly fees will be between $9,000 and $19,000 for the period from commencement through termination.

In November 2019, the Company entered into a new lease agreement for approximately 5,200 square feet of office space in New York, NY. The lease will expire in March 2028. Monthly fees will be between $28,000 and $30,000 for the period from commencement through termination.

In January 2020, the Company entered into an agreement for the use of portions of office space of Motus GI, a related party, in Fort Lauderdale, Florida. The agreement will expire in September 2024. The monthly fee commenced on the month following the date of agreement. Monthly fees will be between $12,000 and $17,000 for the period from commencement through termination. The amount paid is estimated to be proportionate to the percentage of space used by the Company applied to the monthly rent obligated to be paid by Motus GI to their landlord.

Operating cash flow supplemental information for the three months ended March 31, 2022:

An initial right-of-use asset of $2.6 million was recognized as an asset and operating lease liabilities of $2.9 million was recognized as a liability upon the adoption of the new lease standard. Cash paid for amounts included in the present value of operating lease liabilities was $185,000 during the three months ended March 31, 2022.

Year ending December 31:
Weighted average remaining lease term – operating leases, in years	4.76
Weighted average discount rate – operating leases	6.25%

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10.    Leases (cont.)

Operating Leases

Rent/lease expense for office and lab space was approximately $174,000 for the each of the three months ended March 31, 2021 and 2022. The table below shows the future minimum rental payments, exclusive of taxes, insurance and other costs, under the leases as of March 31, 2022:

Operating Leases
(in thousands)
Year ending December 31:
2022 (remaining nine months)	$557
2023	751
2024	682
2025	352
2026	352
Thereafter	440
Total future minimum lease payments	$3,134
Imputed interest	(423)
Total liability	$2,711

11.    Related Party Transactions

In addition to transactions and balances related to cash and stock-based compensation to officers and directors, the Company had the following transactions and balances with related parties and executive officers during 2020 and 2021:

Vivasure Investments

In December 2020 and 2021, respectively, the Company invested in Vivasure, a related party, a total of $183,000 and $213,000, respectively, in the form of unsecured convertible redeemable notes. The unsecured convertible redeemable notes converted into Series D preferred stock of Vivasure in May of 2022 (Note 13).

12.    Silicon Valley Bank Credit Facility

In December 2019, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (the “2019 Loan and Security Agreement”). The terms of the 2019 Loan and Security Agreement include a term loan of $20 million available in two tranches. The first $10 million tranche is available to the Company with interest-only monthly payments during a 12-month draw period from December 2019 through December 31, 2020. On December 31, 2020, the Company borrowed the first $10 million tranche of the 2019 Loan and Security Agreement. The second $10 million tranche of 2019 Loan and Security Agreement is not available to the Company as of March 31, 2022 since certain financing milestones were not met.

Pursuant to the terms of the 2019 Loan and Security Agreement, the Company issued Silicon Valley Bank a warrant that, to the extent the Company draws on the 2019 Loan and Security Agreement, will be exercisable for a number of shares of common stock equal to 2% of the amount drawn under the 2019 Loan and Security Agreement divided by the exercise price of $0.62 per share. As a result of the draw in December of 2020, the Company issued 322,581 common stock warrants to Silicon Valley Bank.

The term loan accrues interest at a floating per annum rate equal to the greater of (i) the Wall Street Journal prime rate plus 1.00% or (ii) 6.25%. In addition, there is a final payment equal to 8.25% of the original aggregate principal amount which will be accrued over the term of the loan using the effective-interest method. As of March 31, 2022, the amount of the final payment accrued is $432,000 and is included in long-term other liabilities.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

12.    Silicon Valley Bank Credit Facility (cont.)

Principal Payments
(in thousands)
Period ending March 31:
2022 (remaining 9 months)	$1,000
2023	4,000
Total	$5,000

The term loan is secured by all of the Company’s assets, excluding intellectual property and certain other assets. The loan contains customary affirmative and restrictive covenants, including the Company’s ability to enter into fundamental transactions, incur additional indebtedness, grant liens, pay any dividend or make any distributions to its holders, make investments, merge or consolidate with any other person or engage in transactions with the Company’s affiliates, but does not include any financial covenants.

The Company estimated the fair value of the common stock warrants issued by estimating the equity value of the Company, and then utilizing an option pricing model to allocate the total equity value to the shares and warrants outstanding, as described in Note 8. The estimated fair value of the warrants of $544,000 was recorded as debt discount, with an offset to the warrant liability. The debt discount is being amortized to interest expense over the term of the credit facility. Other costs related to the credit facility were nominal.

The Company terminated the 2019 Loan and Security Agreement and repaid the remaining balance in June 2022. As a result, as of December 31, 2021, and March 31, 2022, in accordance with applicable U.S. GAAP, the Company reclassified its debt as long-term, with the exception of the portion that has been paid prior to the issuance of this report. Refer to Note 13.

13.    Subsequent Events

Series D Preferred Stock Financing

In June 2022, the Company closed the Series D-2 preferred stock financing, and modified certain provisions of the Series B Preferred Stock Series B-1 Preferred Stock, and Series D-1 Preferred Stock. The Company issued 17,753,263 shares of Series D-2, receiving gross proceeds of approximately $82.6 million inclusive of a $40 million investment from Covidien Group S.à.r.l., an affiliate of Medtronic plc. In connection with the Series D-2 Preferred Stock financing, the Company incurred $5.4 million of offering costs.

In June of 2022, the Company also agreed to reduce the price of the Series D-1 Preferred shares to $4.65 per share, resulting in an additional 3,440,367 shares issued to the Series D-1 holders. The conversion ratio of Series D-1 Preferred to Common Stock of the Company remained 1.1 to 1. In addition, the Company amended the liquidation preference of the Series D-1 Preferred to establish a participating preferred feature for the Series D-1 Preferred. In addition, holders of the Series A Preferred Stock waived its broad-based weighted average anti-dilution protection applicable to the Series A Preferred Stock with respect to issuance or deemed issuance of any securities. As a result of these amendments, all of the Series of Preferred Stock will be automatically converted to common stock upon the occurrence of the proposed business combination described below.

The Series D offering qualified as a Follow-on Offering as contemplated by the Series B, Series B-1, Series C financing and certain warrant agreements. As such, each Series B and B-1 Preferred Stockholder that invested 100% of its original investment in the Series B or B-1 Preferred Stock in the Series D offering received an adjustment to the conversion ratio on each share of their Series B and/or Series B-1 stock, such that each share is now convertible into two shares of common stock.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

13.    Subsequent Events (cont.)

Additionally, all Series C Preferred Stock converted to Series D-2 Preferred Stock on a 1 to 1 basis upon the closing of the Series D-2 financing. The Company is also obligated to issue an additional 228,210 Series B warrants and 115,801 Series B-1 warrants to individuals affiliated with the placement agent.

Vivasure Investment

In May 2022, Vivasure announced a Series D private placement, in which it received a material investment from a new strategic investor. As a result, the Company’s existing convertible redeemable notes converted into Series D Preferred Stock of Vivasure in May 2022. The investment in the Vivasure Series D Preferred Stock represents an observable price change in an orderly transaction for an identical instrument of the same issuer, and accordingly, the Company expects to recognize a gain on its strategic investment in Vivasure of $1.9 million in the second quarter of 2022.

Loan Transaction

In June 2022, the Company entered into a Loan and Security Agreement with Avenue Venture Opportunities Fund I and II (the “2022 Loan and Security Agreement”). The terms of the 2022 Loan and Security Agreement include a term loan of up to $20 million available in two tranches with the first tranche of $10 million that was drawn at closing in June of 2022, and a second tranche of $10 million available at closing of the Series D-2 that has not yet been drawn. Additionally, the Company may have access to a third tranche of $30 million subject to certain financing milestones. Concurrent with the closing of the 2022 Loan and Security Agreement, the Company terminated and repaid their existing 2019 Loan and Security Agreement.

Pursuant to the terms of the 2022 Loan and Security Agreement, the Company issued Avenue Venture Opportunities Fund I and II warrants that will be exercisable for 215,054 shares of common stock. The term loan accrues interest at a floating per annum rate equal to the Wall Street Journal prime rate plus 6.45%. The repayment terms of the loan include monthly payments over a 4-year period, consisting of an initial 2 year interest-only period, followed by 24 monthly principal payments of $417,000 plus interest. In addition, there is a final payment equal to 4.25% of the initial commitment amount of $20 million, which will be accrued over the term of the loan using the effective-interest method.

Collaborative Agreement with Medtronic

In June 2022, Orchestra, BackBeat Medical, LLC and Medtronic, Inc. (an affiliate of Medtronic plc) (“Medtronic”) entered into an Exclusive License and Collaboration Agreement (the “Medtronic Agreement”) for the development and commercialization of BackBeat CNT for the treatment of HTN in patients indicated for a cardiac pacemaker (the “Primary Field”). Under the terms of the Medtronic Agreement, Orchestra will sponsor a multinational pivotal study to support regulatory approval of BackBeat CNT in the Primary Field and be financially responsible for development, clinical and regulatory costs associated with this pivotal study. Medtronic is currently working with Orchestra to integrate BackBeat CNT into top-of-the-line, commercially available dual-chamber pacemaker system for use in the pivotal trial and will provide development, clinical and regulatory resources in support of the pivotal trial, for which Orchestra will reimburse Medtronic at cost.

Under the terms of the Medtronic Agreement, Medtronic will have exclusive rights to commercialize BackBeat CNT-enabled pacing systems globally following receipt of regulatory approval. Medtronic would be entirely responsible for global commercialization following receipt of regulatory approvals, including manufacturing, sales, marketing and distribution costs.

Under the terms of the Medtronic Agreement, Orchestra is expected to receive between $500 and $1,600 per BackBeat CNT enabled device sold based on a formula of the higher of (1) a fixed dollar amount per BackBeat CNT enabled device (amount varies materially on a country-by-country basis) or (2) a percentage of the BackBeat CNT generated sales. The BackBeat CNT enabled pacemakers are expected to be sold under existing reimbursement codes.

ORCHESTRA BIOMED, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

13.    Subsequent Events (cont.)

Under the terms of the Medtronic Agreement, Medtronic has a right of first negotiation through FDA approval of BackBeat CNT in the Primary Field, to expand its global rights to BackBeat CNT for the treatment of HTN patients not indicated for a pacemaker.

Proposed Business Combination

On July 4, 2022, the Company entered into an Agreement and Plan of Merger Agreement (the “Merger Agreement”) with Health Sciences Acquisitions Corporation 2 (“HSAC2”), a publicly-traded Special Purpose Acquisition Company, pursuant to which a business combination between the Company and HSAC2 (the “Business Combination”) is to be effected. Upon consummation of the Business Combination (the “Closing”), Orchestra will become a wholly owned subsidiary of HSAC2. HSAC2 is expected to change its name to “Orchestra BioMed Holdings, Inc.” and change its trading symbol to “OBIO”.

The total consideration to be paid at Closing by HSAC2 to the Company’s security holders will be payable in shares of HSAC2 common stock at an exchange ratio of 0.465 shares for each whole share of Company common stock on an as-converted basis (the “Exchange Ratio”). In addition, Company security holders will also have the option to receive a portion of additional contingent consideration of up to 8,000,000 shares in the aggregate based on certain closing prices of Orchestra BioMed Holdings, Inc. common stock after the Closing. Each outstanding Company option and warrant will be converted into an option or warrant to purchase, subject to substantially the same terms and conditions as were applicable under such options or warrants prior to Closing, shares of Orchestra BioMed Holdings, Inc. common stock equal to the number of shares subject to such option or warrant multiplied by the Exchange Ratio, at an exercise price per share of Orchestra BioMed Holdings, Inc. equal to the exercise price per share of Company common stock subject to such option or warrant divided by the Exchange Ratio.

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any applicable law or order restraining or prohibiting the consummation of the Business Combination and related transactions, (ii) receipt of any consent, approval or authorization required by any Authority (as defined in the Merger Agreement), (iii) HSAC2 having at least $5,000,001 of net tangible assets upon consummation of the Business Combination, (iv) approval by the Company’s stockholders of the Business Combination and related transactions, (v) approval by HSAC2’s shareholders of the Business Combination and related transactions, (vi) the conditional approval for listing by Nasdaq of the shares to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, and (vii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act.

The Company has evaluated subsequent events through August 8, 2022, the date on which these consolidated financial statements were issued.

Annex A-1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER,

dated

July 4, 2022

by and among

ORCHESTRA BIOMED, INC.,

HEALTH SCIENCES ACQUISITIONS CORPORATION 2

and

HSAC OLYMPUS MERGER SUB, INC.

Annex A-1 Page No.
ARTICLE I DEFINITIONS		A-1-3

1.1	Definitions	A-1-3
1.2	Construction	A-1-14

ARTICLE II DOMESTICATION		A-1-15

2.1	Domestication	A-1-15

ARTICLE III MERGER		A-1-15

3.1	Merger	A-1-15
3.2	Closing	A-1-15
3.3	Effective Time	A-1-16
3.4	Effects of the Merger	A-1-16
3.5	Certificate of Incorporation; Bylaws	A-1-16
3.6	Directors and Officers	A-1-16
3.7	Taking of Necessary Action; Further Action	A-1-16
3.8	No Further Ownership Rights in Company Capital Stock	A-1-17
3.9	Rights Not Transferable	A-1-17
3.10	Withholding Rights	A-1-17
3.11	U.S. Tax Treatment of the Merger	A-1-17

ARTICLE IV EXCHANGE OF SHARES; CONSIDERATION		A-1-17

4.1	Effect of the Merger on Company Capital Stock	A-1-17
4.2	Treatment of Company Options, Company Warrants	A-1-18
4.3	Dissenting Shares	A-1-18
4.4	Surrender and Payment	A-1-18
4.5	Closing Consideration Spreadsheet	A-1-19
4.6	Adjustment	A-1-20
4.7	Earnout	A-1-20
4.8	No Fractional Shares	A-1-21
4.9	Lost or Destroyed Certificates	A-1-22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-22

5.1	Corporate Existence and Power	A-1-22
5.2	Authorization	A-1-22
5.3	Governmental Authorization	A-1-23
5.4	Non-Contravention	A-1-23
5.5	Capitalization	A-1-23
5.6	Subsidiaries	A-1-24
5.7	Financial Statements	A-1-24
5.8	Internal Accounting Controls	A-1-25
5.9	Absence of Certain Changes	A-1-25
5.10	Properties; Title to the Company’s Assets	A-1-25
5.11	Litigation	A-1-25
5.12	Contracts	A-1-26
5.13	Licenses and Permits	A-1-27
5.14	Compliance with Laws	A-1-27
5.15	Intellectual Property	A-1-27

Annex A-1-i

Annex A-1 Page No.
5.16	Employees; Employment Matters	A-1-30
5.17	Withholding	A-1-32
5.18	Employee Benefits	A-1-32
5.19	Real Property	A-1-33
5.20	Tax Matters	A-1-34
5.21	Environmental Laws	A-1-35
5.22	Finders’ Fees	A-1-35
5.23	Powers of Attorney, Suretyships and Bank Accounts	A-1-35
5.24	Directors and Officers	A-1-35
5.25	International Trade Control Laws	A-1-36
5.26	Insurance	A-1-36
5.27	Related Party Transactions	A-1-36
5.28	No Trading or Short Position	A-1-37
5.29	Not an Investment Company	A-1-37
5.30	Healthcare Compliance	A-1-37
5.31	Information Supplied	A-1-39

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES		A-1-39

6.1	Corporate Existence and Power; Merger Sub	A-1-39
6.2	Corporate Authorization	A-1-40
6.3	Governmental Authorization	A-1-40
6.4	Non-Contravention	A-1-40
6.5	Finders’ Fees	A-1-40
6.6	Issuance of Shares	A-1-40
6.7	Capitalization	A-1-41
6.8	Information Supplied	A-1-41
6.9	Trust Fund	A-1-41
6.10	Board Approval	A-1-42
6.11	Parent SEC Documents and Financial Statements	A-1-42
6.12	Certain Business Practices	A-1-43
6.13	International Trade Control and Other Laws	A-1-44
6.14	Affiliate Transactions	A-1-44
6.15	Litigation	A-1-44
6.16	Expenses, Indebtedness and Other Liabilities	A-1-44
6.17	Tax Matters	A-1-44
6.18	Business Activities; Contracts	A-1-45

ARTICLE VII COVENANTS OF THE PARTIES PENDING CLOSING		A-1-45

7.1	Conduct of the Business	A-1-45
7.2	Exclusivity	A-1-48
7.3	Access to Information	A-1-48
7.4	Notices of Certain Events	A-1-48
7.5	Cooperation with Form S-4/Proxy Statement; Other Filings	A-1-49
7.6	Trust Account	A-1-51
7.7	Obligations of Parent and Merger Sub	A-1-51
7.8	[Reserved]	A-1-51
7.9	“Blank-Check Company”	A-1-51
7.10	Parent Closing Statement	A-1-51
7.11	Extension Proxy Statement and Proposal	A-1-51

Annex A-1-ii

Annex A-1 Page No.
ARTICLE VIII COVENANTS OF THE COMPANY		A-1-52

8.1	Reporting; Compliance with Laws; No Insider Trading	A-1-52
8.2	[Reserved]	A-1-52
8.3	Company’s Stockholders Approval	A-1-52
8.4	Additional Financial Information	A-1-52
8.5	Indemnification Agreements	A-1-53
8.6	280G Approval	A-1-53

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		A-1-53

9.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-1-53
9.2	Compliance with SPAC Agreements	A-1-54
9.3	Confidentiality	A-1-54
9.4	Directors’ and Officers’ Indemnification and Liability Insurance	A-1-55
9.5	Parent Public Filings; Nasdaq	A-1-55
9.6	Certain Tax Matters	A-1-55
9.7	Parent Equity Incentive Plan	A-1-56

ARTICLE X CONDITIONS TO CLOSING		A-1-56

10.1	Condition to the Obligations of the Parties	A-1-56
10.2	Conditions to Obligations of Parent and Merger Sub	A-1-57
10.3	Conditions to Obligations of the Company	A-1-58

ARTICLE XI TERMINATION		A-1-58

11.1	Termination Without Default	A-1-58
11.2	Termination Upon Default	A-1-59
11.3	Effect of Termination	A-1-59

ARTICLE XII MISCELLANEOUS		A-1-59

12.1	Notices	A-1-59
12.2	Amendments; No Waivers; Remedies	A-1-60
12.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-1-61
12.4	Publicity	A-1-61
12.5	Expenses	A-1-61
12.6	No Assignment or Delegation	A-1-61
12.7	Governing Law	A-1-61
12.8	Counterparts; Facsimile Signatures	A-1-61
12.9	Entire Agreement	A-1-61
12.10	Severability	A-1-61
12.11	Further Assurances	A-1-61
12.12	Third Party Beneficiaries	A-1-61
12.13	Waiver	A-1-61
12.14	No Other Representations; No Reliance	A-1-62
12.15	Waiver of Jury Trial	A-1-63
12.16	Submission to Jurisdiction	A-1-64
12.17	Attorneys’ Fees	A-1-64
12.18	Remedies	A-1-64
12.19	Non-Recourse	A-1-64
12.20	Non-Survival of Representations, Warranties and Covenants	A-1-65

Annex A-1-iii

Exhibit A	–	Form of Company Support Agreements
Exhibit B	–	Form of Parent Support Agreement
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Parent Charter
Exhibit E	–	Form of Bylaws of Parent
Exhibit F	–	Form of Earnout Election Agreement
Exhibit G	–	Form of Parent Equity Incentive Plan
Exhibit H	–	Form of Forward Purchase Agreement
Exhibit I	–	Form of Backstop Agreement

Annex A-1-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made as of July 4, 2022 (this “Agreement”), by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Closing, “Parent”), HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Orchestra BioMed, Inc., a Delaware corporation (the “Company”).

W I T N E S E T H:

1.      The Company and its Subsidiaries (the “Company Group”) are in the business of biomedical innovation and related activities (as conducted by the Company Group, the “Business”);

2.      Parent is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

3.      On June 21, 2022, Parent filed a preliminary proxy statement (the “Extension Proxy Statement”) with the SEC to be distributed to the holders of Parent Ordinary Shares in order to solicit proxies therefrom to vote, at an extraordinary general meeting to be called and held for the purpose of such vote (the “Extension Meeting”) in favor of a proposal (the “Extension Proposal”) to (a) amend Parent’s amended and restated articles of association to extend the date by which if Parent has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving one or more businesses or entities, Parent must then, among other things, cease all operations except for the purpose of winding up (the “Business Combination End Date”) from August 6, 2022, to November 6, 2022; and (b) allow Parent, without another shareholder vote, to elect to extend the Business Combination End Date on a monthly basis for up to three times by an additional one month each time after the extension described in the preceding clause (a), upon five days’ advance notice prior to the applicable deadlines, until February 6, 2023 (each, an “End Date Extension Election”) or a total of up to six months after the original Business Combination End Date, unless the Closing shall have occurred;

4.      Prior to the Effective Time and subject to the conditions of this Agreement, Parent will deregister in the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”) and concurrently with the Domestication, Parent will file a certificate of incorporation with the Secretary of State of Delaware and adopt the Parent Charter and Parent Bylaws;

5.      Immediately prior to the consummation of the Merger, all of the issued and outstanding shares of Company Preferred Stock will automatically convert into shares of Company Common Stock in accordance with the applicable terms of the Company Certificate of Incorporation, and all such shares of Company Preferred Stock will automatically be cancelled and retired and will cease to exist (the “Preferred Stock Conversion”);

6.      Immediately after the Domestication and the Preferred Stock Conversion, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL, the parties hereto desire that Merger Sub merge with and into the Company (the “Merger”), and that the Company Securities (excluding any shares held in the treasury of the Company) be converted upon the Merger into the right to receive the consideration as is provided herein (the Company following the Merger will be a wholly owned subsidiary of Parent and is sometimes hereinafter referred to as the “Surviving Corporation”);

7.      Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Securityholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which, among other things, each such Company Securityholder has agreed to (a) vote all of the shares of Company Capital Stock beneficially owned by such Company Securityholder in favor of (i) the adoption of this Agreement and the approval of the Merger and the other transactions

Annex A-1-1

contemplated hereby, and (ii) if applicable, approval of the conversion of issued and outstanding shares of Series A Preferred Stock immediately prior to consummation of the Merger (the “Series A Conversion”); and (b) not to engage in any transactions involving the securities of Parent prior to the Closing;

8.      Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor and certain other Parent Shareholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which, among other things, (a) each such Parent Shareholder has agreed (i) not to transfer or redeem any Ordinary Shares held by such Parent Shareholder, and (ii) to vote in favor of this Agreement and the Merger at the Parent Shareholder Meeting and (b) Sponsor has agreed to forfeit certain Parent Warrants and subject certain Domesticated Parent Common Shares to be received by Sponsor pursuant to the Merger to vesting requirements, all subject to the terms and conditions set forth therein;

9.      As of the entry into this Agreement, Sponsor has made an aggregate investment of $15,000,000 in the Company, which was previously funded by Sponsor and its Affiliates in a private placement;

10.    Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, (a) Parent, the Company and Covidien Group S.à.r.l. (“Investor”) are entering into a Forward Purchase Agreement pursuant to which, among other things, Investor has committed to invest $10,000,000 in Parent substantially concurrently with or prior to the Closing, which commitment may be satisfied through open market transactions (to the extent permitted by applicable Law) (the “Investor Commitment”), and (b) Parent, the Company and certain funds managed by RTW Investments, LP (“RTW”) are entering into a Forward Purchase Agreement pursuant to which, among other things, such funds managed by RTW have committed to invest $10,000,000 in Parent substantially concurrently with or prior to the Closing, which commitment may be satisfied through open market transactions (to the extent permitted by applicable Law) (the “Sponsor Commitment”), in each case, pursuant to a Forward Purchase Agreement in substantially the form attached hereto as Exhibit H (the “Forward Purchase Agreements”) and subject to the terms and conditions set forth therein, respectively;

11.    Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Parent, the Company and certain funds managed by RTW are entering into a Backstop Agreement in substantially the form attached hereto as Exhibit I (the “Backstop Agreement”) pursuant to which, among other things, such funds have agreed to purchase a number of Parent Ordinary Shares from Parent immediately prior to the Closing as necessary to ensure that (assuming the consummation of the Sponsor Commitment) the Minimum Available Cash Condition is satisfied, all subject to the terms and conditions set forth therein;

12.    For U.S. federal income tax purposes, the parties hereto intend that each of the Domestication and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

13.    The Board of Directors of the Company has unanimously (a) approved and declared advisable (i) this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which the Company is or will be party, including the Merger, and the performance of the Company’s obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, and (ii) the Series A Conversion, (b) determined that this Agreement and such transactions are advisable and in the best interests of the Company and the Company Stockholders and (c) resolved to recommend that the Company Stockholders (i) approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party and the performance of the Company of its obligations hereunder and thereunder and (ii) as applicable, approve and adopt the Series A Conversion; and

14.    The Board of Directors of Parent has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which it is or will be party, including the Merger, and the performance of its obligations hereunder or thereunder, on the terms

Annex A-1-2

and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are in the best interests of Parent and (iii) resolved to recommend that Parent Shareholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which it is or will be a party and the performance of such party of its obligations hereunder and thereunder.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1        Definitions.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Backstop Agreement, the Company Support Agreements, the Parent Support Agreements, the Indemnification Agreements, the Forward Purchase Agreements, and the Earnout Election Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 6.11(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 7.2(b).

“Alternative Transaction” has the meaning set forth in Section 7.2(a).

“Annual Financial Statements” has the meaning set forth in Section 5.7(a).

“Applicable Taxes” means “Applicable Taxes” as defined in IRS Notice 2020-65 (and any corresponding Taxes under comparable state or local tax applicable Laws).

“Applicable Wages” means “Applicable Wages” as defined in IRS Notice 2020-65 (and any corresponding wages under comparable state or local tax applicable Laws).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of March 31, 2022.

“Balance Sheet Date” has the meaning set forth in Section 5.7(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination End Date” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical

Annex A-1-3

branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Cayman Registrar” has the meaning set forth in Section 2.1.

“Cayman Islands Companies Act” has the meaning set forth in the Recitals.

“Certificate of Domestication” has the meaning set forth in Section 2.1.

“Certificate of Merger” has the meaning set forth in Section 3.2.

“Change in Control” means (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity interests that represent more than 50% of the total voting power of Parent or (b) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 3.2.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 4.5(a).

“Closing Date” has the meaning set forth in Section 3.2.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Bylaws” means the bylaws of the Company.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means, collectively, (a) the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on January 22, 2018; (b) the Second Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on March 19, 2019; (c) the Second Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on March 19, 2019; (d) the Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on June 28, 2019; (e) the Second Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series C Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on March 19, 2019; (f) the Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series D-1 Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on February 28, 2022; and (g) the Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series D-2 Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on February 28, 2022.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE V.

“Company Financial Statements” has the meaning set forth in Section 5.7(a).

Annex A-1-4

“Company Fundamental Representations” means the representations and warranties of the Company set forth in, Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.5 (Capitalization), and Section 5.22 (Finders’ Fees).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Information Systems” has the meaning set forth in Section 5.15(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, Series C Preferred Stock of the Company, par value $.0001 per share, Series D-1 Preferred Stock of the Company, par value $.0001 per share, and Series D-2 Preferred Stock of the Company, par value $.0001 per share.

“Company Product” means any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or behalf of the Company Group and any product with respect to which the Company Group has the right to receive payment.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options and the Company Warrants.

“Company Securityholder” means each Person who holds Company Securities.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 5.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 8.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 8.3(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means each warrant to purchase shares of Company Capital Stock that is outstanding and unexercised (in whole or in part).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group, or any suppliers, customers or agents of the Company Group that is not already generally available to the public, including any non-public Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of November 29, 2021, by and between the Company and Parent.

“Contingent Workers” has the meaning set forth in Section 5.16(c).

“Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, and similar instruments, oral or written, in each case, that is legally binding.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

Annex A-1-5

“Copyleft Licenses” means all licenses or other Contracts to Software that require, as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed or made available for the purpose of making derivative works, or (c) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 4.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Domesticated Parent Common Share” has the meaning set forth in Section 2.1.

“Domesticated Parent Warrant” has the meaning set forth in Section 2.1.

“Domestication” has the meaning set forth in the Recitals.

“Earnout Election Agreement” has the meaning set forth in Section 8.3(a).

“Earnout Participants” has the meaning set forth in Section 4.7(a).

“Earnout Period” means the period of time beginning immediately after the Closing until the fifth anniversary of the Closing Date.

“Earnout Shares” has the meaning set forth in Section 4.7(a).

“Effective Time” has the meaning set forth in Section 3.2.

“End Date Extension Election” has the meaning set forth in the recitals to this Agreement.

“Enforceability Exceptions” has the meaning set forth in Section 5.2(a).

“Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2018 Stock Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company Group, or that is, or was at the relevant time, a member of the same “controlled group” as the Company Group pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means four hundred and sixty-five thousandths (0.465).

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or an Additional Agreement or any action or omission (A) in the case of the Company, taken by the Company or its Subsidiaries with the written consent or at the request of Parent or (B) in the case of Parent, taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) (i) any changes in applicable Laws (including

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in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof and (ii) in the case of Parent, new pronouncements or interpretations by the SEC or other U.S. federal regulators arising after the date hereof with respect to prior accounting rules; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses to the extent directly resulting therefrom of employees, customers, suppliers, distributors or others having relationships with such Person; (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that such Person is disproportionately affected by any such exclusions relative to other participants in the industry in which such Person, as applicable, operates.

“Extension Meeting” has the meaning set forth in the recitals to this Agreement.

“Extension Proposal” has the meaning set forth in the recitals to this Agreement.

“Extension Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Final Earnout Shares” has the meaning set forth in Section 4.7(a)

“Final Milestone Event” has the meaning set forth in Section 4.7(a)

“Foreign Corrupt Practices Act” has the meaning set forth in Section 5.25(a).

“Form S-4” has the meaning set forth in Section 7.5(a).

“Fraud” means common law fraud under Delaware law (excluding constructive fraud, equitable fraud and negligent misrepresentation) by a party to this Agreement.

“Fully Diluted Company Shares” means the sum, without duplication, of all shares of Company Common Stock held by all Earnout Participants that are issued and outstanding immediately prior to the Effective Time assuming consummation of the Preferred Stock Conversion (including shares of Company Common Stock ultimately received by holders of Company Warrants by operation of Section 4.2(b)).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Laws” means all applicable Laws and Orders applicable to the research, development, testing, production, manufacture, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of the Company Products, including: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, and any comparable state or local Laws; (d) the applicable requirements of Medicare, Medicaid and other Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company Group; (e) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (f) applicable state licensing, disclosure and

Annex A-1-7

transparency reporting requirements; and (g) any Laws of Japan, the European Union, member states of the European Union, and any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in clauses (a) through (f) above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act).

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same.

“Indemnification Agreements” has the meaning set forth in Section 8.5.

“Initial Earnout Shares” has the meaning set forth in Section 4.7(a)

“Initial Milestone Event” has the meaning set forth in Section 4.7(a)

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction, including such rights associated with any of the following: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing), and other rights in confidential information and know-how (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts; and equivalent intellectual property rights to any of the foregoing.

“Investor” has the meaning set forth in the recitals to this Agreement.

“Investor Commitment” has the meaning set forth in the recitals to this Agreement.

“IP Contracts” means, collectively, any and all Contracts to which any member of the Company Group is a party, under which such Company Group (a) is granted a right (including option rights and rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (b) grants a right (including option rights and rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (c) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (i) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (ii) customer, distributor or channel partner Contracts, (iii) Contracts with the Company Group’s employees, consultants, service providers, or contractors entered into in the ordinary course of business consistent with past practices, and (iv) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices.

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“IPO” means the initial public offering of Parent pursuant to a prospectus dated August 3, 2020.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of David P. Hochman, Chief Executive Officer; Darren R. Sherman, President and Chief Operating Officer; Michael D. Kaswan, Chief Financial Officer; Yuval Mika, General Manager and Chief Technology Officer, Bioelectronic Therapies; and Dennis Donohoe, Chief Medical Officer;.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of Roderick Wong, President and Chief Executive Officer; and Naveen Yalamanchi, Chief Financial Officer.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” means, with respect to any Person, any fact, effect, event, development, change, or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effects, (a) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities or results of operations of such Person; or (b) prevents or materially impairs such Person’s ability to consummate the Merger and the other transactions contemplated by this Agreement or the Additional Agreements; provided, however, that a Material Adverse Effect in respect of clause (a) of the definition hereof shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 5.12(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means the aggregate number of Domesticated Parent Common Shares to be issued pursuant to Section 4.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 6.7(b).

“Milestone Events” has the meaning set forth in Section 4.7(a).

“Minimum Available Cash Condition” has the meaning set forth in Section 10.3(h).

“Money Laundering Laws” has the meaning set forth in Section 5.25(a).

“Nasdaq” means the Nasdaq Stock Market.

“Offer Documents” has the meaning set forth in Section 7.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 5.16(n).

“Other Filings” means any filings to be made by Parent or Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 11.1(a).

“Outstanding Parent Expenses” has the meaning set forth in Section 7.10.

Annex A-1-9

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Board” has the meaning set forth in Section 3.6(a).

“Parent Board Recommendation” has the meaning set forth in Section 6.10(a).

“Parent Bylaws” has the meaning set forth in Section 7.5(e).

“Parent Charter” has the meaning set forth in Section 7.5(e).

“Parent Closing Cash” means, without duplication, (a) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount and the Parent Closing Indebtedness but before payment of any Outstanding Parent Expenses, plus (b) amounts actually received by Parent in respect of the Sponsor Commitment, plus (c) the amount of cash remaining in Parent’s working capital account, less (d) amounts actually received by Parent, or otherwise preserved in the Trust Account, in respect of the Investor Commitment.

“Parent Closing Indebtedness” means the amount of Indebtedness of the Parent Parties immediately prior the Effective Time.

“Parent Closing Statement” has the meaning set forth in Section 7.10.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE VI.

“Parent Financial Statements” has the meaning set forth in Section 6.11(g).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), and Section 6.5 (Finders’ Fees).

“Parent Ordinary Shares” means the ordinary shares of Parent, par value $0.0001 per share.

“Parent Proposals” has the meaning set forth in Section 7.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 7.6.

“Parent Shareholder Redemption” has the meaning set forth in Section 7.5(f).

“Parent SEC Documents” has the meaning set forth in Section 6.11(a).

“Parent Shareholder” means a shareholder of Parent.

“Parent Shareholder Approval” has the meaning set forth in Section 6.2.

“Parent Shareholder Meeting” has the meaning set forth in Section 7.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Warrants” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO at a price of $1.00 per warrant, entitling the holder thereof to purchase one Parent Ordinary Share at a price of $11.50 per ordinary share, subject to adjustment as provided therein.

“Parent Equity Incentive Plan” has the meaning set forth in Section 9.7.

“Parent Parties” has the meaning set forth in ARTICLE VI.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” has the meaning set forth in Section 5.7(a).

“Permit” means each license, franchise, permit, order, approval or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise operate the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business

Annex A-1-10

consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(c).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means (a) any data or information that, alone or in combination with other data or information identifies an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); and (b) any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability.

“Preferred Stock Conversion” has the meaning set forth in the recitals to this Agreement.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Pro Rata Portion” means, with respect to each Earnout Participant as of immediately prior to the Effective Time, the quotient (expressed as a percentage) of (a) aggregate number of shares of Company Common Stock that are held by such Company Stockholder assuming consummation of the Preferred Stock Conversion (including any shares of Company Common Stock ultimately received by such holder by operation of Section 4.2(b)); divided by (b) the Fully Diluted Company Shares.

“Prohibited Party” has the meaning set forth in Section 5.25(b).

“Prospectus” has the meaning set forth in Section 12.13.

“Proxy Statement” has the meaning set forth in Section 7.5(a).

“Publicly Available Software” means each of any Software that is distributed as free software, “copyleft,” open source software (e.g., Linux), or under similar licensing and distribution models, including any of the following: (a) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Source License (SISL) and (g) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

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“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” “means the registration rights agreement, in substantially the form attached hereto as Exhibit C.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultants, employees, representatives and agents.

“Rollover Option Shares” means the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options (whether Vested Company Options or Unvested Company Options).

“Rollover Warrant Shares” means the aggregate number of shares of Company Preferred Stock (on an as converted to Company Common Stock basis) and, if any, Company Common Stock issuable upon exercise of all Company Warrants outstanding as of immediately prior to the Effective Time.

“RTW” has the meaning set forth in the recitals to this Agreement.

“S-4 Effective Date” has the meaning set forth in Section 7.5(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBA” means the Small Business Administration.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Conversion” has the meaning set forth in the recitals to this Agreement.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $.0001 per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $.0001 per share.

“Series B-2 Preferred Stock” means the Series B-1 Preferred Stock of the Company, par value $.0001 per share.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet websites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means HSAC 2 Holdings, LLC, a Delaware limited liability company.

“Sponsor Commitment” has the meaning set forth in the recitals to this Agreement.

“SPAC” means a special purpose acquisition company.

“Standards Setting Body” has the meaning set forth in Section 5.15(p).

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“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed by any Taxing Authority with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Days” means (a) for so long as Domesticated Parent Common Shares are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Domesticated Parent Common Shares are quoted on a system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Domesticated Parent Common Shares are not listed or admitted to trading on any national securities exchange or quoted on a system of automated dissemination of quotations of securities prices, days on which Domesticated Parent Common Shares are traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for Domesticated Parent Common Shares are available.

“Transaction Litigation” has the meaning set forth in Section 9.1(c).

“Trust Account” has the meaning set forth in Section 6.9.

“Trust Agreement” has the meaning set forth in Section 6.9.

“Trust Fund” has the meaning set forth in Section 6.9.

“Trustee” has the meaning set forth in Section 6.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning set forth in Section 5.7(a).

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested in accordance with its terms as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

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“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Parent.

“Willful Breach” means a party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or failure to act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, or making of such representation or warranty, would result in such breach.

1.2        Construction.

(a)        References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b)        The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)        Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. Any reference to the “members of the Company Group” and similar constructs refers to the Company and its Subsidiaries, unless the context requires otherwise.

(d)        Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e)        Any reference to a numbered schedule means the same-numbered section of the applicable disclosure schedules. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety

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by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f)        If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g)        To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
DOMESTICATION

2.1        Domestication. Subject to receipt of the Parent Shareholder Approval, prior to the Effective Time, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the parties (the “Certificate of Domestication”), together with the Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Shareholder, (i) each then issued and outstanding Parent Ordinary Share will convert automatically, on a one-for-one basis, into a share of common stock par value $0.0001, per share of Parent (a “Domesticated Parent Common Share”); and (ii) each then issued and outstanding Parent Warrant will convert automatically into a warrant to acquire one Domesticated Parent Common Share (a “Domesticated Parent Warrant”). Each Parent Warrant will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement (the “Warrant Agreement”), dated as of August 6, 2020, by and between Parent and Sponsor. For U.S. federal income tax purposes, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent hereby (i) adopts this Agreement insofar as it relates to the Domestication as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Domestication, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law).

ARTICLE III
MERGER

3.1        Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, immediately after the Domestication, pursuant to an appropriate certificate of merger (the “Certificate of Merger”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, the Company shall be the Surviving Corporation in the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent, and Parent shall change its name to “Orchestra BioMed Holdings, Inc.”.

3.2        Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE XI, the closing of the Merger (the “Closing”) shall take place on the date that is three (3) Business Days after all the conditions set forth in ARTICLE X have been satisfied or waived or at such other time, date and location as the Parent Parties and the

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Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occur is hereinafter referred to as the “Closing Date”. For the avoidance of doubt, the Closing shall occur after the effectiveness of the Domestication.

3.3        Effective Time. At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as Merger Sub and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

3.4        Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5        Certificate of Incorporation; Bylaws.

(a)        The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b)        The Company Bylaws as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Orchestra BioMed, Inc.” until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

3.6        Directors and Officers.

(a)        Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, Parent shall take all actions necessary or appropriate to cause (i) all of the members of the board of directors of Parent (the “Parent Board”) to resign effective as of the Closing, (ii) the number of directors constituting the Parent Board to be up to seven (7) and (iii) the individuals set forth on Schedule 3.6(a) to be elected as members of the, effective as of the Closing. Except as otherwise specified in writing by the Company to Parent prior to the Closing, and conditioned upon the occurrence of the Closing, Parent and the Parent Board shall take all actions necessary or appropriate to cause (i) all of the officers of Parent to resign effective as of the Closing and (ii) the individuals set forth on Schedule 3.6(a) to have been appointed as the officers of Parent in the positions specified opposite such individual’s names on Schedule 3.6(a), effective as of the Closing.

(b)        At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

(c)        At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Surviving Corporation’s Board of Directors in accordance with Section 3.6(a), and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

3.7        Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

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3.8        No Further Ownership Rights in Company Capital Stock. All Merger Consideration Shares paid in accordance with the terms of this Agreement in respect of shares of Company Capital Stock, or upon the exercise of the appraisal rights described in Section 4.3, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock from and after the Effective Time, and there shall be no further registration of transfers of shares Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration Shares provided for, and in accordance with the procedures set forth, in ARTICLE IV.

3.9        Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof or as otherwise permitted pursuant to the procedures contemplated by Section 4.4). Any attempted transfer of such right after the Effective Time by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.10        Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Company shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and, from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Parent or the Company, as the case may be, are required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.11        U.S. Tax Treatment of the Merger. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information with respect to the Merger as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns with respect to the Merger on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). For the avoidance of doubt, the receipt of any portion of the Earnout Shares shall be treated and reported for income tax purposes as being received as additional merger consideration as part of the “reorganization” in accordance with the Code.

ARTICLE IV
EXCHANGE OF SHARES; CONSIDERATION

4.1        Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a)        Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), shall automatically be cancelled and extinguished without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)        Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued pursuant to the Preferred Stock Conversion, but excluding any such shares of Company Common Stock cancelled pursuant to Section 4.1(a) and any Dissenting Shares) shall automatically be cancelled, extinguished and converted into the right to receive a number of Domesticated Parent Common Shares equal to the Exchange Ratio and each holder of share certificates representing such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities.

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(c)        Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

4.2        Treatment of Company Options, Company Warrants.

(a)        Treatment of Options.

(i)        Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Effective Time, each Company Option shall be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of Domesticated Parent Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per Domesticated Parent Common Share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Option divided by (y) the Exchange Ratio (a “Converted Stock Option”); and

(ii)     At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 4.2(a) after giving effect to the Merger).

(b)        Treatment of Company Warrants. Contingent on and effective immediately prior to the Effective Time, all Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with the terms of the relevant agreements governing such Company Warrants, including, to the extent required thereunder, the conversion thereof into Domesticated Parent Warrants. In the event of any such conversion, as soon as practicable after the Effective Time, Parent shall deliver to the holders of such Domesticated Parent Warrants any appropriate notices and the agreements evidencing the issuance of such Domesticated Parent Warrants.

4.3        Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 4.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 4.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

4.4        Surrender and Payment.

(a)        Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE IV, the number of Domesticated Parent Common Shares sufficient

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to deliver the aggregate Merger Consideration Shares payable pursuant to this Agreement (such Domesticated Parent Common Shares, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b)        Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, (i) a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c)        Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 4.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

4.5        Closing Consideration Spreadsheet.

(a)        At least three (3) and no more than six (6) Business Days prior to the Closing Date, the Company shall deliver to Parent a consideration spreadsheet in form and substance agreed to by the Company and Parent (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i)        the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible pursuant to the Preferred Stock Conversion and an indication of whether each Company Stockholder is an Earnout Participant;

(ii)       the names and addresses of record of each holder of Company Warrants and the number and class, type or series of shares of Company Capital Stock subject to each Company Warrant held by it;

(iii)     the names of record of each holder of Vested Company Options, and the exercise price, number of shares of Company Common Stock subject to each Vested Company Option held by it;

(iv)     the names of record of each holder of Unvested Company Options, and the exercise price, number of shares of Company Common Stock subject to each such Unvested Company Option held by it and vesting arrangements with respect to each such Unvested Company Option (including the vesting schedule, vesting commencement date, date fully vested);

(v)       the number of Fully Diluted Company Shares;

(vi)      the aggregate number of Rollover Option Shares;

(vii)        detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)        the Merger Consideration Shares;

(B)        for each Company Stockholder, the number of Domesticated Parent Common Shares to which it is entitled to receive pursuant to Section 4.1 for its shares of Company Common Stock assuming consummation of the Preferred Share Conversion;

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(C)        for each Earnout Participant, its Pro Rata Portion;

(D)        for each Company Stockholder, the number of Domesticated Parent Common Shares to which it is entitled to receive pursuant to Section 4.7 (including detail as to the number of shares of Domesticated Parent Common Shares such Company Stockholder is to receive pursuant to each Milestone Event, assuming the occurrence of the Milestone Events and satisfaction of all other conditions to receiving such shares);

(E)        for each Converted Stock Option, the exercise price therefor and the number of Domesticated Parent Common Shares subject to such Converted Stock Option and whether such Converted Stock Option constitutes a Vested Company Option or Unvested Company Option; and

(F)        for each Company Warrant, the exercise price therefor and the number of Domesticated Parent Common Shares subject to such Company Warrant.

(b)        The Closing Consideration Spreadsheet shall be true complete and correct and shall contain the same information described in this Section 4.5.

(c)        The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent.

(d)        Nothing contained in this Section 4.5 or in the Closing Consideration Spreadsheet shall be construed or deemed to modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 7.1(b)(xviii).

4.6        Adjustment. The Merger Consideration Shares and Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary Shares, Domesticated Parent Common Shares and Company Capital Stock occurring prior to the date the Merger Consideration Shares are issued.

4.7        Earnout.

(a)        Each Person that was a Company Stockholder immediately prior to the Effective Time (other than holders of Dissenting Shares) that delivers a duly executed Earnout Election Agreement to the Company (copies of which will be provided to Parent) in accordance with instructions set forth therein (“Earnout Participants”) shall be entitled to receive its Pro Rata Portion, as set forth in the Closing Consideration Spreadsheet, of:

(i)        an aggregate of 4,000,000 Domesticated Parent Common Shares (subject to any adjustment pursuant to Section 4.7(e), the “Initial Earnout Shares”) in the event that over any twenty (20) Trading Days within any thirty (30)-Trading Day period during the Earnout Period the VWAP of the Domesticated Parent Common Shares is greater than or equal to $15.00 per share (subject to any adjustment pursuant to Section 4.7(e)) (the “Initial Milestone Event”); and

(ii)        an aggregate of 4,000,000 Domesticated Parent Common Shares (subject to any adjustment pursuant to Section 4.7(e), the “Final Earnout Shares” and together with the Initial Earnout Shares, the “Earnout Shares”) in the event that over any twenty (20) Trading Days within any thirty (30)-Trading Day period during the Earnout Period the VWAP of the Domesticated Parent Common Shares is greater than or equal to $20.00 per share (subject to any adjustment pursuant to Section 4.7(e)) (the “Final Milestone Event” and together with the Initial Milestone Event, the “Milestone Events”).

(b)        The applicable portion of the Earnout Shares (i) shall be issued to each Earnout Participant as soon as reasonably practicable after the occurrence of the applicable Milestone Event, free and clear of all Liens other than applicable federal and state securities restrictions. For the avoidance of doubt, Earnout Participants shall not be entitled to receive any Initial Earnout Shares or Final Earnout Shares in the event that the applicable Milestone Event does not occur prior to the expiration of the Earnout Period.

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(c)        If, during the Earnout Period, there occurs any transaction resulting in a Change in Control, and the corresponding valuation of Domesticated Parent Common Shares is greater than or equal to (i) $15.00 per share, then, immediately prior to the consummation of such Change in Control the Initial Milestone Event shall be deemed to have occurred and the applicable portion of the Initial Earnout Shares shall be issued to each Earnout Participant as of immediately prior to the Change in Control, and Earnout Participants shall be eligible to participate in such Change in Control transaction with respect to such Initial Earnout Shares; and (ii) $20.00 per share, then, immediately prior to the consummation of such Change in Control the Final Milestone Event shall be deemed to have occurred and the applicable portion of the Final Earnout Shares shall be issued to each Earnout Participant as of immediately prior to the Change in Control, and Earnout Participants shall be eligible to participate in such Change in Control transaction with respect to such Final Earnout Shares.

(d)        Parent shall take such actions as are reasonably requested by the Company Stockholders to evidence the issuances pursuant to this Section 4.7, including, if such shares are issued to the recipient in record ownership, through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(e)        In the event Parent shall at any time during the Earnout Period pay any dividend on Domesticated Parent Common Shares by the issuance of additional Domesticated Parent Common Shares, or effect a subdivision or combination or consolidation of the outstanding Domesticated Parent Common Shares (by reclassification or otherwise) into a greater or lesser number of Domesticated Parent Common Shares, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Domesticated Parent Common Shares (including any other shares so reclassified as Domesticated Parent Common Shares) outstanding immediately after such event and the denominator of which is the number of Domesticated Parent Common Shares that were outstanding immediately prior to such event, and (ii) the per share dollar amount of the Milestone Event shall be appropriately adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

(f)        During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Domesticated Parent Common Shares to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 4.7(c), Parent shall have no further obligations pursuant to this Section 4.7(f).

(g)        Except with respect to any amounts treated as imputed interest under Section 483 of the Code or any comparable law, any issuance of Earnout Shares pursuant to this Section 4.7 shall be treated as an adjustment to the merger consideration by the parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Earnout Shares that are issued pursuant to this Section 4.7 will be treated as eligible for non-recognition treatment under Section 354 of the Code (and will not be treated as “other property” within the meaning of Section 356 of the Code).

(h)        The parties intend that none of the rights to receive the Earnout Shares and any interest therein shall be deemed to be a “security” for purposes of any securities law of any jurisdiction. The right to receive the Earnout Shares are deemed contractual rights in connection with the Merger and the parties do not view the right to receive the Earnout Shares as an investment by the holders thereof. The right to receive the Earnout Shares will not be represented by any physical certificate or similar instrument. The right to receive the Earnout Shares does not represent an equity or ownership interest in any entity. No interest in the right to receive the Earnout Shares may be sold, transferred assigned, pledged, hypothecated, encumbered or otherwise disposed of, except by operation of law, and any attempt to do so shall be null and void. For the avoidance of doubt, (i) once issued, the Earnout Shares shall be considered a “security” for purposes of any securities law of any jurisdiction and the restrictions set forth in the foregoing sentence shall not apply to such issued Earnout Shares, and (ii) no Earnout Shares shall be included in the calculation of the aggregate number of Domesticated Parent Common Shares outstanding at or immediately after the Closing for purposes of this Agreement.

4.8        No Fractional Shares. No fractional Domesticated Parent Common Shares, or certificates or scrip representing fractional Domesticated Parent Common Shares, shall be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a Parent Shareholder. Any fractional Domesticated Parent Common Shares will be rounded up or down to the nearest whole number of Domesticated Parent Common Shares (with 0.5 shares rounded up).

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4.9        Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties prior to the execution of this Agreement (the “Company Disclosure Schedules”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to each of the Parent Parties that each of the following representations and warranties are true, correct and complete as of the date of this Agreement (except for representations and warranties that are made as of a specific date, which are made only as of such date).

5.1        Corporate Existence and Power. The Company and each other member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business. Each other member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business, except as would not be material to the Company Group, taken as a whole. The Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and the Company Bylaws, and the comparable organizational or constitutive documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company Certificate of Incorporation, the Company Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Certificate of Incorporation or the Company Bylaws.

5.2        Authorization.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been, or will be upon execution thereof, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

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(b)        By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (i) with respect to the approval and adoption of this Agreement, (A) Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders and (B) Persons holding at least fifty percent (50%) of the outstanding shares of Company Preferred Stock, voting as a separate class; (ii) with respect to the approval of the Series A Conversion, Persons holding at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby, including the Series A Conversion (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby, including the Series A Conversion.

5.3        Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) in connection with the Domestication or (c) any consents, approvals, licenses, Orders or other actions, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company Group.

5.4        Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Certificate of Incorporation or the Company Bylaws or the organizational or constitutive documents of any other member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 5.4 of the Company Disclosure Schedules requiring consent (but only as to the need to obtain such consent), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, or (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Material Contract, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, in the cases of clauses (c) and (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Company Group.

5.5        Capitalization.

(a)        The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.0001 per share, and 75,000,000 shares of Company Preferred Stock, par value $0.0001 per share, of which 20,000,000 are designated as Series A Preferred Stock, 4,200,000 are designated as Series B Preferred Stock, 2,800,000 are designated as Series B-1 Preferred Stock, 15,000,000 are designated as Series C Preferred Stock, 6,100,000 are designated as Series D-1 Preferred Stock, and 25,000,000 are designated as Series D-2 Preferred Stock. As of the date of this Agreement, 2,836,734 shares of Company Common Stock are issued and outstanding and 14,500,549 shares of Company Preferred Stock are issued and outstanding, of which 5,346,570 shares are Series A Preferred Stock, 3,364,992 shares are Series B Preferred Stock, 2,281,562 shares are Series B-1 Preferred Stock, 1,082,852 shares are Series C Preferred Stock, 5,864,940 shares are Series D-1 Preferred Stock, and 17,753,263 shares are Series D-2 Preferred Stock. There are 9,313,260 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which (i) 733,123 shares have been issued pursuant to restricted stock purchase agreements, (ii) 2,587,388 shares have been issued pursuant to the exercise of outstanding options, and (iii) 806,841 shares of Company Common Stock are reserved for issuance pursuant

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to outstanding unexercised Company Options. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Certificate of Incorporation and the Company Bylaws. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 5.5(a) of the Company Disclosure Schedules in the amounts set forth opposite their respective names. The aggregate subscription price paid for shares of Series D-1 Preferred Stock and Series D-2 Preferred Stock as of the date hereof is not in excess of $110 million. Schedule 5.5(a) of the Company Disclosure Schedules contains a true, correct and complete list of (1) each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof, and (2) each Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock or Company Preferred Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b)        Except for the Company Options and the Company Warrants, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c)        Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option.

(d)        There are no outstanding rights or obligations by any holder of Company Preferred Stock pursuant to Sections 2.1(a), 2.1(c) and 2.1(d) of that certain Investors’ Rights Agreement, dated May 31, 2018, by and among the Company and the investors signatory thereto arising as a result of the Company’s issuance of Series D-1 Preferred Stock and Series D-2 Preferred Stock.

5.6        Subsidiaries. Schedule 5.6 of the Company Disclosure Schedules lists each Subsidiary of the Company (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens. Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

5.7        Financial Statements.

(a)        The Company Group has delivered to Parent (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, including the notes thereto (collectively, the

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“Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of December 31, 2021 and the related statements of operations, changes in stockholders’ equity and cash flows for (i) the twelve (12)-month period ended December 31, 2021 and the three (3)-month period ended March 31, 2022 (the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”) for public companies. The Company Financial Statements fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein except as otherwise specifically noted therein. The Company Financial Statements were prepared from the Books and Records of the Company Group in all material respects. Since March 31, 2022 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b)        Except (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) for liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 5.7(b) of the Company Disclosure Schedules and (vi) liabilities, debts or obligations that individually or in the aggregate would not be or would not reasonably be expected to be material to the Company Group, taken as a whole the Company Group does not have any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type to be set forth on a balance sheet in accordance with GAAP.

(c)        Except as set forth on Schedule 5.7(c) of the Company Disclosure Schedules, the Company Group does not have any Indebtedness.

5.8        Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide, in all material respects, reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability.

5.9        Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company and each other member of the Company Group have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 7.1 and Parent has not given consent.

5.10        Properties; Title to the Company’s Assets.

(a)        All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Company Group.

(b)        The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 5.10(b) of the Company Disclosure Schedules, no such tangible asset is subject to any Lien other than Permitted Liens.

5.11        Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against any member of the Company Group, or any of the officers or directors of any member of the Company Group in their capacity as an officer or director, or which in any manner challenges or seeks to prevent,

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enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement, other than such Actions that, if adversely decided or resolved, would not be reasonably expected to, individually or in the aggregate, be material to the Company Group taken as a whole. As of the date hereof, there are no outstanding judgments against any member of the Company Group or any of its respective rights, properties or assets that would reasonably to be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement. As of the date hereof, no member of the Company Group or any of its respective rights, properties or assets is, nor has been since January 1, 2019, subject to any Action by any Authority that, if adversely determined, would be material to the Company Group taken as a whole.

5.12        Contracts.

(a)        Schedule 5.12(a) of the Company Disclosure Schedules sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts to which any member of the Company Group is a party as amended to date which are currently in effect (collectively, “Material Contracts”):

(i)        all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $250,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii)       all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii)      each Contract with any current officer, director, employee or consultant of any member of the Company Group, under which the Company Group (A) has continuing obligations for payment of an annual compensation of at least $200,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has material severance or post-termination obligations to such Person (other than COBRA or obligations or amounts reflecting no more than as may be required under applicable Law); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a Change in Control of the Company;

(iv)      all Contracts creating a joint venture, strategic alliance or similar limited liability company or partnership arrangement to which the Company Group is a party;

(v)       all Contracts relating to any acquisitions or dispositions of material real or tangible or intangible assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi)      all IP Contracts;

(vii)     all Contracts limiting the freedom of any member of the Company Group in any material respect to compete in any line of business or industry, with any Person or in any geographic area;

(viii)    all Contracts set forth on Schedule 5.27 of the Company Disclosure Schedules;

(ix)      all Contracts relating to real property or tangible assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $250,000 per year;

(x)       all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xi)      all Contracts relating to the voting or control of the equity interests of any member of the Company Group or the election of directors of any member of the Company Group (other than the organizational or constitutive documents of any member of the Company Group);

(xii)      all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $250,000 per the terms of such contract;

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(xiii)   all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xiv)    all collective bargaining agreements or other agreement with a labor union or labor organization.

(b)        Each Material Contract is (i) a valid and binding agreement on the applicable Company Group member, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

5.13        Licenses and Permits. Schedule 5.13 of the Company Disclosure Schedules sets forth a true, complete and correct list of each license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Company Group (a) such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement and (b) the Company is not in material breach or violation of, or material default under, any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority asserting any material violation of any Permit.

5.14        Compliance with Laws. The Company Group (a) is not in violation of, and, since January 1, 2019, no such Person has failed to be in compliance with, all applicable Laws and Orders and (b) since January 1, 2019, the Company Group has not been threatened in writing by, or given written notice of, any violation of any Law or Order by any Authority, in each case, other than as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group taken as a whole.

5.15        Intellectual Property.

(a)        The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens. To the Knowledge of the Company, the Company Group has a valid right to use the Company Licensed IP as currently used by the Company Group and as currently contemplated to be used by the Company Group as established by the written records of the Company Group.

(b)        Schedule 5.15(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all (i) Registered Owned IP, accurately specifying as to each of the foregoing, as applicable: (A) the application number and issuance or registration number; (B) the owner thereof; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed, (ii) Domain Names constituting Company Owned IP; and (iii) a description of all material Software constituting Company Owned IP.

(c)        All Registered Owned IP is subsisting and, to the Knowledge of the Company, to the extent it is registered, is, valid and enforceable. All Persons (including members of the Company Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered Owned IP is or has in the past three (3) years been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has in the past three (3) years been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or, to the Knowledge of the Company, orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Owned IP. All registration, maintenance and renewal fees required in connection with any Registered Owned IP have been paid, and, to the Knowledge of the Company, all material documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining, and perfecting such rights and recording the Company Group’s ownership or interests therein.

Annex A-1-27

(d)        The operation of the Business as currently conducted, as currently proposed to be conducted as established by the written records of the Company Group, and as conducted in the past four (4) years do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third Person. In the past three (3) years, there have been no claims filed, served or threatened in writing, or, to the Knowledge of the Company, orally threatened, against any member of the Company Group alleging any infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property, other than generally commercially available Software). There are no Actions pending involving a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past six (6) years, no third Person has infringed, misappropriated, or otherwise violated any Company Owned IP.

(e)        In the past three (3) years, no member of the Company Group has filed, served, or threatened a third Person in writing with any claims alleging any infringement, misappropriation, or other violation of any Company IP. There are no Actions pending involving a claim against a third Person by a member of the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order specifically naming any member of the Company Group that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group (other than ordinary course office actions and like proceedings before or with respect to the United States Patent and Trademark Office and other similar offices in other jurisdictions).

(f)        Except as disclosed on Schedule 5.15(f) of the Company Disclosure Schedules, each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a proprietary information and/or inventions assignment agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s Confidential Information both during and after the term of such Person’s employment or engagement and the Company Group has made available to Parent all such proprietary information and/or inventions assignment agreements. To the extent any such proprietary information and/or inventions assignment agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any such Contract.

(g)        No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP. Except as disclosed on Schedule 5.15(g) of the Company Disclosure Schedules, no current or former employee or, to the Knowledge of the Company, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto performed services for any educational institution or research center during a period of time during which such individual was also performing services for any member of the Company Group or any predecessor in interest thereto.

(h)        None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will, under any Contract binding on the Company Group or, to the Knowledge of the Company, any other Contract: (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i)        Except with respect to Contracts licensed on Schedule 5.15(i) of the Company Disclosure Schedules, the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j)        The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all trade secrets constituting Company Owned IP and all other material Confidential Information. No Software constituting Company Owned IP is subject to any source code escrow

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arrangement or obligation. No person other than the Company Group and their employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k)        The Company Group has a public-facing privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”). The Privacy Policy accurately describes the Company Group’s data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice.

(l)        In connection with its Processing of any Personal Information, the Company is and has been in compliance with all applicable Laws, including without limitation all Data Protection Laws and Laws related to data loss, theft, and security breach notification obligations, and there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to any Authority, a data subject, or any other Person. In addition, the Company Group has in place, and for the past three (3) years has had in place, commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company Group has complied in all respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company Group of any Personal Information of any Person. The Company Group has not been subject to, and there are no, complaints to or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company (i) has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company Group from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third-party providers and other Persons who have or have had access to Personal Information, or who Process Personal Information on the Company Group’s behalf, to implement, appropriate security programs and policies consistent with the Data Protection Laws. Without limiting the generality of the foregoing, since January 1, 2019, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group).

(m)        To the Knowledge of the Company, the Software that constitutes Company Owned IP is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services, other than as set forth on Schedule 5.15(m) of the Company Disclosure Schedules. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n)        The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems owned by or under the control of the Company Group and used in connection with the operation of the Business, as well as any data stored thereon or processed thereby (the “Company Information Systems”). The Company Group has implemented and maintained appropriate disaster recovery and business continuity plans, procedures and facilities, including with respect to all Company Information Systems. Neither the Company nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any Company Information System.

(o)        To the Knowledge of the Company, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems, together with

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the other computers, servers, equipment, hardware, networks, Software and systems used by the Company Group, are adequate for the operations of the Business as currently conducted. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group. Neither the Company nor any of its Subsidiaries has identified any security vulnerabilities affecting Company Information Systems that have been or reasonably would be classified as “moderate”, “medium”, “high”, “critical” or by similar severity designations that have not been remediated.

(p)        Schedule 5.15(p) of the Company Disclosure Schedules identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company Group is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”). The Company Group has not made any written Patent disclosures to any Standards Setting Body. The Company Group is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company Group’s conduct with respect to any Standards Setting Body.

5.16        Employees; Employment Matters.

(a)        Schedule 5.16(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2021 and 2020.

(b)        The Company has previously made available to Parent a complete and accurate list of all employees of the Company Group, including (i) each such employee’s position or title, annualized base salary or hourly wage (as applicable), annual commission opportunity and bonus potential, date of hire, business location, accrued, unused vacation, sick and/or paid time off, and part-time or full-time status, (ii) whether such employee is classified as exempt or non-exempt for wage and hour purposes and (iii) the total amount of bonus, severance, retention, change of control and/or other amounts to be paid to such employee at the Closing.

(c)        The Company has previously made available to Parent a complete and accurate list of all independent contractors, consultants, leased employees or temporary employees of the Company Group (“Contingent Workers”), showing for each Contingent Worker the nature of services provided, initial date of engagement, location, fee or compensation arrangements (e.g. amount and schedule), and average hours of services performed per week.

(d)        The Company Group is not a party to any collective bargaining agreement, and, since January 1, 2019, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since January 1, 2019, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company Group is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(e)        There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company Group. Since January 1, 2019, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation (collectively, the “WARN Act”).

(f)        The Company Group is, and since January 1, 2019 has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including sexual harassment), anti-retaliation, immigration, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower

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rights, classification of employees and independent contractors, meal and rest breaks, business expenses, work place safety and health, and the collection and payment of withholding or social security Taxes. Since January 1, 2018, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. No employee of the Company Group has, since January 1, 2018, brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts. The Company Group is not delinquent in payments to any of their respective employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or Contingent Workers.

(g)        The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and to the Knowledge of the Company none of the Company Group currently employs, or since January 1, 2018 has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company Group. Schedule 5.16(g) of the Company Disclosure Schedules discloses in respect to each individual who is employed by the Company Group pursuant to a visa, (i) the expiration date of such visa and (ii) whether the Company Group has made any attempts to renew such visa.

(h)        To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group or (B) the Company’s business or operations. To the Knowledge of the Company, there is no officer, employee who is material to the Business, or group of employees or Contingent Workers of the Company Group who has or has indicated, in writing, an intention to terminate his, her or their employment with the Company Group, and in the past six (6) months, the employment of no officer or employee that is material to the business of the Company Group has been terminated for any reason, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(i)        Except as set forth on Schedule 5.16(i) of the Company Disclosure Schedules, the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company Group.

(j)        Each current and former employee and officer, and where appropriate, each independent contractor and consultant, of the Company Group has executed a form of confidentiality and proprietary information and/or inventions agreement or similar agreement and to the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof.

(k)        With regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company Group does not have any liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Plan. Except as would not result in a material liability to the Company Group, each of the employees of the Company Group is, and since January 1, 2018 has been, properly classified by the Company Group as an employee and as “exempt” or “non-exempt” under applicable Law.

(l)        Except as set forth in Schedule 5.16(l) of the Company Disclosure Schedule, there is no, and since January 1, 2018 there has been no, written notice provided to the Company Group of any audits, actions, suits, claims, investigations, formal or informal grievances, complaints, charges or legal proceeding against the Company Group pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally in connection with employment or labor matters, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws, nor is there any pending obligation for the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

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(m)        Since January 1, 2018, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, the Company Group has taken corrective action. Further, since January 1, 2018 no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an employee of the Company Group at a level of Manager or above. No member of the Company Group or any individual in his or her capacity as director or an employee of the Company Group has, since January 1, 2018, entered into any settlement agreement relating to any allegations of workplace harassment, discrimination, retaliation, and workplace violence against any individual in his or her capacity as director or an employee of the Company Group.

(n)        Except as set forth in Schedule 5.16(n) of the Company’s Disclosure Schedule, as of the date hereof and since January 1, 2018, there have been no audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issues in relation to OSHA.

(o)        The Company Group has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof, and have taken appropriate precautions regarding its employees. As of the date hereof, all employees of the Company Group who are reasonably able to conduct their duties remotely are working remotely. There have been no, and there are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company Group’s workplace.

5.17        Withholding. Except as disclosed on Schedule 5.17 of the Company Disclosure Schedules, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 5.17 of the Company Disclosure Schedules, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

5.18        Employee Benefits.

(a)        Schedule 5.18(a) of the Company Disclosure Schedules sets forth a correct and complete list of all material Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b)        No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 1, 2018 from any multiemployer plan or incurred any

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withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c)        With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)        There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e)        Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f)        None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)        Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), in all material respects, is in documentary compliance with, and has in all material respects been administered in compliance with Section 409A of the Code.

(j)        All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.19        Real Property.

(a)        The Company Group does not own any Real Property. The Leases are the only Contracts pursuant to which the Company Group leases any real property. The Company Group has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company Group has not materially breached or violated any local zoning ordinance, and no written notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

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(b)        With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has performed all material obligations imposed on it under such Lease and there exists no material default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (iv) as of the date hereof, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor, and (v) as of the date hereof, the Company Group has not exercised early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Permitted Liens and Liens of mortgagees of the Real Property on which such leasehold estate is located. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. With respect to alterations or improvements made by the Company Group that require restoration by the Company Group upon the expiration or the earlier termination of the applicable Leases in accordance with the terms of such Leases, the cost of the Company Group’s restoration obligations are not material to the Company Group taken as a whole.

5.20        Tax Matters. Except as set forth on Schedule 5.20 of the Company Disclosure Schedules:

(a)        Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Group has duly and timely filed all United States federal income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes (whether or not shown on such Tax Returns) which have become due and payable by it; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect (except to the extent resulting from automatic extensions of time to file Tax Returns obtained in the ordinary course of business); (v) to the Knowledge of the Company, the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) the Company has properly collected all material sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (viii) there is no Lien (other than Permitted Liens) for material Taxes upon any of the assets of the Company Group; (ix) within the last 3 years, no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction (xi) no member of the Company Group is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than any such Contract the principal subject matter of which is unrelated to Taxes); (xii) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiii) other than with respect to the consolidated tax group the common parent of which is the Company, the Company has no liability for the Taxes of any other Person: (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (B) as a transferee or successor or by contract (other than any contract the principal subject matter of which is unrelated to Taxes) or (C) otherwise by operation of applicable Law; (xiv) the Company Group has not requested any extension of time within which to file any Tax Return (other than automatic extensions or extensions requested in the ordinary course of business), which Tax Return has since not been filed; and (xv) the Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and the Company has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b)        No member of the Company Group will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) Code Section 481 resulting from a change in method of accounting made by a member of the Company Group before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or

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foreign Law) entered into by a member of the Company Group before the Closing; (iii) any installment sale or open sale transaction disposition made by a Member of the Company Group before the Closing; (iv) any prepaid amount received outside of the ordinary course of business by a Member of the Company Group before the Closing; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(c)        The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d)        The Company is not aware of any fact or circumstance that would reasonably be expected to prevent either of the Domestication or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company has not taken or agreed to take any action not contemplated by this Agreement or any related ancillary documents that could reasonably be expected to prevent either the Domestication or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)        The Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company.

(f)        Notwithstanding any other provision of this Agreement to the contrary, (i) the representations and warranties set forth in this Section 5.20 shall constitute the sole and exclusive representations and warranties made in this Agreement with respect to Tax matters of the Company Group, and (ii) no representation or warranty is made in this Agreement with respect to Taxes for any taxable period (or portion thereof) beginning after the Closing Date or the existence, availability, amount, usability or limitation of any net operating loss, Tax basis, or other Tax attribute of the Company Group after the Closing Date.

5.21        Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company Group, threatened against the Company Group alleging any failure to so comply. The Company Group has not (a) received any notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material that would reasonably be expected to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that would reasonably be expected give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.22        Finders’ Fees. Except as set forth on Schedule 5.22 of the Company Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any other member the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company, any other member of the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.23        Powers of Attorney, Suretyships and Bank Accounts. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

5.24        Directors and Officers. Schedule 5.24 of the Company Disclosure Schedules sets forth a true, correct and complete list of all directors and officers of each member of the Company Group.
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5.25        International Trade Control Laws.

(a)        The Company Group currently is and, since January 1, 2018, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended (the “Foreign Corrupt Practices Act”) and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”); (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”); (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730 et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”); (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Money Laundering Laws”) in all material respects; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b)        Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group) is or is acting under the direction of, on behalf of or for the benefit of a Person that is (i) the target of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing; (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine (collectively with the foregoing clause (i), a “Prohibited Party”); or (iii) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office.

(c)        Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group) (i) has participated in any transaction involving a Prohibited Party (ii) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in material violation of any applicable Export Control Laws or (iii) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(d)        The Company Group has not received written notice of nor, to the Knowledge of the Company, is or has any of its Representatives been the subject of any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, no such investigation, inquiry or proceeding is pending.

5.26        Insurance. All forms of material insurance owned or held by and insuring any member of the Company Group are set forth on Schedule 5.26 of the Company Disclosure Schedules, and such policies are in full force and effect. As of the date hereof, (i) all premiums with respect to such policies have been paid, (ii) no written notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination, (iii) there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

5.27        Related Party Transactions. Except as set forth in Schedule 5.27 of the Company Disclosure Schedules, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate

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family member or Affiliate of any of the foregoing (collectively, the “Company Related Parties”) (a) is a party to any Contract, or has otherwise entered into any transaction or arrangement, with any member of the Company Group, other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any member of the Company Group, (ii) Contracts with respect to a holder of Company Capital Stock, Company Warrants or Company Options status as a holder of such securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.1 or entered into in accordance with Section 7.1, (b) owns any material asset, property or right, tangible or intangible, which is used by any member of the Company Group in the Business, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to any member of the Company Group since January 1, 2019.

5.28        No Trading or Short Position. None of the Company, any other member of the Company Group has engaged in any short sale of Parent’s voting shares or any other type of hedging transaction involving Parent’s securities (including depositing shares of Parent with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

5.29        Not an Investment Company. Neither the Company nor any other member of the Company Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.30        Healthcare Compliance.

(a)        The Company Group is, and has been since January 1, 2018, in compliance in all material respects with all applicable Healthcare Laws.

(b)        Since January 1, 2019, the Company Group has not received written or, to the Knowledge of the Company, oral notice of: (i) any pending or threatened Action by the FDA or any other Authority alleging that any operation or activity of the Company Group is in violation of any applicable Healthcare Law, (ii) any investigation by an Authority related to any potential or alleged violation by the Company Group of any applicable Healthcare Laws, or (iii) being charged with any act that would subject the Company Group to liability for criminal or civil money penalties, product seizure, injunction, mandatory exclusion, permissive exclusion, or other administrative sanctions under any Healthcare Laws. The Company Group is not and since January 1, 2019 has not been a party or subject to a corporate integrity agreement or any administrative or judicial consent order imposed pursuant to action by the Office of Inspector General of the United States Department of Health and Human Services or any similar monitoring agreement or consent order pursuant to action by any other Authority. The Company Group has no reporting obligations pursuant to any settlement agreement entered into with any Authority for an alleged violation of any Healthcare Laws. As of the date hereof, there are no restrictions imposed by any Authority upon the Business, activities, or services of the Company Group that would prevent it from operating as it currently operates or intends to operate.

(c)        All pre-clinical and clinical investigations conducted or sponsored by the Company Group and submitted or intended to be submitted to an Authority to support a regulatory approval, clearance, or other form of marketing authorization in any country, were and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority, including: (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 812 of the Code of Federal Regulations and (iii) applicable Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(d)        All commercialized Company Products have all required regulatory approvals, clearances, or other form of marketing authorization and are in material compliance with FDA regulations for medical devices contained in Title 21 parts 801, 803, 807, 812, 814 and 820, as applicable, of the Code of Federal Regulations as well as applicable Healthcare Laws in each country in which such Company Product(s) are marketed or commercialized, and the Company Group is the sole holder of all such approvals, clearances or marketing authorizations. To the Knowledge of the Company, all reports, documents, claims, permits, adverse event reports and notices on commercialized Company Products required to be filed, maintained or furnished to the FDA or any other Authority by the Company Group have been so filed, maintained or furnished in a timely manner. To the Knowledge of Company, all such reports, documents, claims, permits, adverse event reports and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing) and were in compliance in all material respects with applicable

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Laws. To the Knowledge of the Company, no deficiencies, liabilities, restrictions or limitations on the use of the commercialized Company Products have been asserted by any Authority with respect thereto, and no restrictions or limitation on the use of any commercialized Company Product have been ordered by any Authority, except those restrictions or limitations that are generally applicable to regulated medical products.

(e)        Neither the Company Group nor, to the Knowledge of the Company, any officer, employee or agent of the Company Group has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f)        To the Knowledge of Company, no officer, employee or agent of the Company Group has been convicted of any crime or engaged in any conduct for which exclusion, debarment, or suspension is mandated by 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or authorized by 21 U.S.C. §335a(b), 42 U.S.C. §1320a-7 or any similar Healthcare Laws. Neither the Company Group nor, to the Knowledge of Company, any officer, employee or agent of the Company Group has been charged with or convicted of any crime or engaged in any conduct for which such person could be excluded, debarred, suspended or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Laws. No Actions that would reasonably be expected to result in debarment, suspension or exclusion are pending or, to Company’s Knowledge, threatened against the Company Group or, to the Company’s Knowledge, any of its Representatives performing research or work on behalf of the Company Group.

(g)        The Company Group has not received any written (or, to the Knowledge of the Company, oral) notice or correspondence from the FDA or any other Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company Group.

(h)        No data generated by the Company Group with respect to the Company Products is the subject of any Action, either pending or, to Company’s Knowledge, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

(i)        To the Company’s Knowledge, no Company Product is (A) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law) or (C) in violation of the FDCA (or any similar Healthcare Law). Since January 1, 2019, neither the Company Group nor, to Company’s Knowledge, any of its respective contract manufacturers of finished Company Products, has received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company Group by the FDA or any other Authority. Each Company Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with all Healthcare Laws and all Applicable Laws, including those related to investigational use, marketing approval, quality systems regulations (QSR), current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples, record keeping, and reporting. There is no investigation, action or proceeding pending or, to the Knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product. No manufacturing site owned, leased or operated by the Company Group or, to Company’s Knowledge, any of their respective contract manufacturers of finished Company Products, is or has since January 1, 2019 been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Authority. To the Company’s Knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any Authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Company Products or the manner in which such Company Products are manufactured or distributed.

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(j)        All advertising material used by or on behalf of the Company Group is consistent in all material respects with the Company Product information as approved or cleared by the FDA or other competent Authority in the country or jurisdiction where the advertising material has been or is used, and no advertising is conducted or disseminated for a Company Product in a country or jurisdiction where no approval, clearance or marketing authorization for such Company Product has been obtained from an Authority.

(k)        Since January 1 2019, the Company Group has neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, nor is the Company Group currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Company Product. The Company Group has not received any written notice from the FDA or any other Authority regarding (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company Group, (ii) a change in the marketing classification or a material change in the labelling of any Company Product, (iii) termination, enjoinment or suspension of the manufacturing, marketing, or distribution of a Company Product, or (iv) a negative change in reimbursement status of a Company Product.

5.31        Information Supplied. None of the information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in (a) the filings with the SEC contemplated by Section 7.5, (b) mailings to Parent Shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, (i) at the time such information is filed or submitted with the SEC (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement or S-4, this clause (i) shall solely refer to the time of such subsequent revision), (ii) at the time of the Parent Shareholder Meeting or (iii) at the S-4 Effective Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group and included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF the parent parties

Except as (a) set forth in the disclosure schedules delivered by Parent and Merger Sub (collectively, the “Parent Parties”) to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedules”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (i) the correspondingly numbered representation, warranty or covenant specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced) or (b) disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures, disclosures in any forward-looking statements disclaimers or other similar cautionary or predictive statements therein) it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 6.1, 6.2 or 6.5, the Parent Parties hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement:

6.1        Corporate Existence and Power; Merger Sub. Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of Parent and Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted. Each Parent Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which any properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect in respect of the Parent Parties. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

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6.2        Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party is necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Shareholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The only vote of Parent Shareholders necessary to adopt this Agreement and approve the Domestication, the Merger and the consummation of the other transactions contemplated hereby is: (a) with respect to the Domestication, a Special Resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the Parent Shareholders who attend and vote at the Parent Shareholder Meeting; and (b) with respect to any other proposal proposed to the Parent Shareholders, the requisite approval required under Parent’s amended and restated memorandum and articles of association, the Cayman Islands Companies Act or other applicable law (the “Parent Shareholder Approval”). The affirmative vote or written consent of the sole stockholder of Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

6.3        Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 5.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) in connection with the Domestication.

6.4        Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Parent Parties or to a loss of any material benefit to which any Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any material Contract to which a Parent Party is a party or by which a Parent Party is bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, in the cases of clauses (b) through (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Parent Parties.

6.5        Finders’ Fees. Except for the Persons identified on Schedule 6.5 of the Parent Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from any Parent Party, the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6        Issuance of Shares. The Merger Consideration Shares and Earnout Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, will be fully paid and nonassessable, and each such Merger Consideration Share and Earnout Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws or pursuant to an Additional Agreement and the organizational or constitutive documents of Parent. The Merger Consideration Shares and the Earnout Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

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6.7        Capitalization.

(a)        The share capital of Parent is US$10,100 divided into 100,000,000 Parent Ordinary Shares and 1,000,000 preference shares of a par value of US$0.0001 each (“Parent Preferred Shares”), of which 20,450,000 Parent Ordinary Shares and no Parent Preferred Shares are issued and outstanding. In addition, 1,500,000 Parent Warrants exercisable for 1,500,000 Parent Ordinary Shares are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands law, Parent’s amended and restated memorandum and articles of association or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s amended and restated memorandum and articles of association, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Ordinary Shares and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b)        Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8        Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent Shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

6.9        Trust Fund. As of the date of this Agreement, Parent has at least $160,036,712 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of August 3, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than Parent Shareholders holding Parent Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Parent Ordinary Shares pursuant to Parent’s amended and restated memorandum and articles of association) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be, and none of such have been, released except in accordance with the Trust Agreement and Parent’s amended and restated memorandum and articles of association. Parent has performed all material obligations required to be performed by it to date under the Trust Agreement and is not in material default or delinquent in performance or any other respect

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(claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account, (a) in respect of deferred underwriting commissions or Taxes or (b) to holders of Parent Ordinary Shares who have elected to redeem their Parent Ordinary Shares pursuant to Parent’s amended and restated memorandum and articles of association, each in accordance with the terms of and as set forth in the Trust Agreement, Parent shall have no further obligation under either the Trust Agreement or Parent’s organizational documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.10        Board Approval.

(a)        Parent’s board of directors (the “Parent Board”) (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the Parent Shareholders, (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated memorandum and articles of association and (iv) recommended to Parent Shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b)        Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

6.11        Parent SEC Documents and Financial Statements.

(a)        Except as set forth on Schedule 6.11 of the Parent Disclosure Schedules, Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s incorporation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to general meetings of Parent (whether annual or extraordinary) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.11) filed by Parent with the SEC since Parent’s incorporation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Document or the Additional Parent SEC Documents.

(b)        Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c)        As used in this Section 6.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(d)        Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e)        Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)        Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares. Parent has not taken any action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

(g)        All of the financial statements of Parent included in the Parent SEC Documents and any amendments thereto (collectively, the “Parent Financial Statements”) (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h)        Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all of its transactions are executed in accordance with management’s authorization and (ii) all of its transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets.

(i)        Since its initial public offering, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

6.12        Certain Business Practices. No Parent Party nor any Representative of a Parent Party has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. No Parent Party nor any director, officer, agent or employee of a Parent Party (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of a Parent Party) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder a Parent Party or assist a Parent Party in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of the Parent Parties and (ii) subject any Parent Party to suit or penalty in any private or governmental Action.

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6.13        International Trade Control and Other Laws. The operations of the Parent Parties are and have at all times been conducted in compliance with International Trade Control Laws, and no Action involving a Parent Party with respect to the International Trade Control Laws is pending or, to the knowledge of the Parent Parties, threatened. Without limiting the generality of the foregoing, each Parent Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Parent Parties.

6.14        Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between a Parent Party or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of a Parent Party or any of its Subsidiaries, on the other hand.

6.15        Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and any of its Subsidiaries. As of the date of this Agreement, there are no material Actions by any Parent Party pending against any other Person.

6.16        Expenses, Indebtedness and Other Liabilities. Except as set forth in the Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

6.17        Tax Matters.

(a)        (i) Each Parent Party has duly and timely filed all United States federal income Tax Returns and other material Tax returns it was required to file, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Parent Parties, threatened, with respect to Taxes of the Parent Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Parent Parties for which a Lien may be imposed on any of the Parent Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Parent Parties, the Parent Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchase Parties; (vi) none of the assets of the Parent Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (vii) there is no Lien for Taxes upon any of the assets of the Parent Parties that arose in connection with any failure (or alleged failure) to pay any Tax; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Parent Parties; (ix) no claim has been made by a Taxing Authority in a jurisdiction where the Parent Parties have not paid any tax or filed Tax Returns, asserting that the any of the Parent Parties is or may be subject to Tax in such jurisdiction; (x) no Parent Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; (xiv) no Parent Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Parent Parties; (xv) the Parent Parties have properly collected all material sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law; (xvi) no Parent Party has any liability for the Taxes of any other Person: (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (B) as a transferee or successor or by contract (other than any contract the principal subject matter of which is unrelated to Taxes) or (C) otherwise by operation of applicable Law; (xvii) no Parent Party has requested any extension of time within which to file any Tax Return (other than automatic extensions or extensions requested in the ordinary course of business), which Tax Return has since not been filed; and (xviii) no Parent Party has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Parent Parties; and (xix) no Parent Party has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and no Parent Party has been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

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(b)        No Parent Party will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) Code Section 481 resulting from a change in method of accounting made before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law) entered into by a Parent Party before the Closing; (iii) any installment sale or open sale transaction disposition made by a Parent Party before the Closing; (iv) any prepaid amount received outside of the ordinary course of business by a Parent Party before the Closing; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(c)        The unpaid Taxes of the Parent Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, as of the Closing Date, materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Parties in filing its Tax Return.

(d)        None of the Parent Parties has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that, to the Parent’s Knowledge, would prevent or impede, or would reasonably be expected to prevent or impede, either of the Domestication or the Merger from qualifying as reorganizations governed by Section 368 of the Code.

6.18        Business Activities; Contracts.

(a)        Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incidental or related to its incorporation, initial public offering or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b)        Merger Sub was organized solely for the purpose of entering into this Agreement, the Additional Agreements and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby.

(c)        Schedule 6.19(c) of the Parent Disclosure Schedules lists all material Contracts to which any of the Parent Parties is a party or by which any of the Parent Parties’ assets is bound as of the date hereof, other than those Contracts that are included in the Parent SEC Documents and are available in full without redaction on the SEC’s website through EDGAR.

ARTICLE VII
COVENANTS OF THE PARTIES PENDING CLOSING

7.1        Conduct of the Business.

(a)        Each of the Company and Parent covenants and agrees that, except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 7.1,1 from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (i) conduct its business only in the ordinary course consistent with past practice, (ii) duly and timely file all material Tax Returns required to be filed by it (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all material Taxes due and payable by it during such time period, (iii) duly observe and comply with all applicable Laws and Orders, and (iv) use commercially reasonable efforts to preserve substantially intact its current relationships with clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties, in each case, with which such party has significant business relations.

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(b)         Without limiting the generality of Section 7.1(a), and, except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, or as set forth on Schedule 7.1, during the Interim Period, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i)        amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii)        amend, waive any provision of, or terminate prior to its scheduled expiration date, (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii)        other than in the ordinary course of business consistent with past practice, enter into any contract, agreement, lease, license or commitment that would constitute a Material Contract hereunder;

(iv)        make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v)        sell, lease, license or otherwise dispose of any of the Company Group’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi)        solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(vii)        solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii)        (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix)        (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness, including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus, which shall not exceed $1,000,000 in the aggregate and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(x)        suffer or incur any Lien, except for Permitted Liens, on such Person’s material assets;

(xi)        delay, accelerate or cancel, or waive any material right with respect to, any receivable or Indebtedness in excess of $250,000 owed to the Company Group or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practices);

(xii)        merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; or be acquired by any other Person;

(xiii)        adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xiv)        terminate or allow to lapse any material insurance policy that provides insurance coverage for any of the Company Group’s material assets, the absence of which would or would reasonably be expected to be material to the Company Group taken as a whole, unless a replacement policy providing substantially comparable coverage to that of the terminated or lapsed policy is obtained;

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(xv)        institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi)        except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xvii)        change its principal place of business or jurisdiction of organization;

(xviii)        issue, redeem or repurchase any capital stock, membership interests or other securities, including, for the avoidance of doubt, the issuance of any shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption of Parent Ordinary Shares held by its public stockholders, or as otherwise contemplated herein or in any Additional Agreement;

(xix)        (A) make, change or revoke any material Tax election; (B) change any method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or closing agreement relating to any Taxes of the Company Group;

(xx)        enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xxi)        solely in the case of the Company, other than as required by a Plan, (A) increase or change the compensation or benefits of any employee or service provider of the Company Group other than in the ordinary course of business consistent with past practice, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company Group, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder (provided that the Company may grant additional Company Options provided that such Company Options have an exercise price per share of Company Common Stock no less than $4.65 and the aggregate amount of shares of Company Common Stock covered by Company Options issued between January 20, 2022 and immediately prior to Closing shall not exceed a number of shares equal to 17.5% of the Domesticated Parent Common Shares to be issued and outstanding immediately after the Closing), (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) make any loan to any present or former employee or other individual service provider of the Company Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxii)        enter into any new Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(xxiii)        agree or commit to do any of the foregoing.

(c)        Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(d)        Notwithstanding the foregoing, the Company and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.

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7.2        Exclusivity.

(a)        During the Interim Period (other than in connection with the transactions contemplated hereby), neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) solicit, initiate, engage, participate in or knowingly encourage negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b)        In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination.

7.3        Access to Information. During the Interim Period, the Company and Parent shall each use its commercially reasonable efforts upon reasonable advance notice to (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company Group and Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided that no investigation pursuant to this Section 7.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) jeopardize protections afforded under attorney-client privilege, work product doctrine or similar privilege rights, (ii) violate any contract to which it is a party or to which it is subject, duty of confidentiality or applicable Law, provided, however, that the non-disclosing party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted.

7.4        Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a)        any Actions to which it is a party commenced, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements, in each case, that if adversely determined would prevent or materially impair such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement;

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(b)        the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result, in a Material Adverse Effect; and

(c)        any inaccuracy of any representation or warranty of such party contained in this Agreement, or any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in each case, that would reasonably be expected to cause any of the conditions set forth in ARTICLE X not to be satisfied.

7.5        Cooperation with Form S-4/Proxy Statement; Other Filings.

(a)        The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information (including such information required pursuant to Section 7.4 hereof), Parent and the Company shall prepare, and Parent shall file with the SEC, proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares sufficient to obtain Parent Shareholder Approval at a general meeting of Parent to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which (i) the Domesticated Parent Common Shares and the Domesticated Parent Warrants to be issued upon the conversion of the issued and outstanding Parent Ordinary Shares and Parent Warrants, respectively, pursuant to the Domestication and (ii) the other Domesticated Parent Common Shares and Domesticated Parent Warrants to be issued under this Agreement, in each case, shall be registered. The Company and Parent Parties shall use their reasonable best efforts to promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b)        Parent (i) shall provide the Company and its counsel a reasonable opportunity to review and comment in writing on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, the Parent Parties shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between a Parent Party or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. No Parent Party shall file any response letters to any comments from the SEC before consulting reasonably and in good faith with the Company. The Parent Parties will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c)        As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its organizational documents and the laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Shareholders for approval or adoption at the Parent Shareholder Meeting.

(d)        Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and the Cayman Islands and the applicable rules of Nasdaq, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Shareholders, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished

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by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement or the Form S-4, as applicable, will not as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Shareholders, or at the time of the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made not misleading. If, at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by a Parent Party or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent Shareholders. In connection therewith, the Parent Parties and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e)        In accordance with Parent’s amended and restated memorandum and articles of association and applicable securities laws, rules and regulations, including the Cayman Islands Companies Act, the DGCL and rules and regulations of Nasdaq, in the Proxy Statement, Parent shall seek from the holders of Parent Ordinary Shares the approval the following proposals: (i) the adoption and approval of this Agreement and the transactions contemplated hereby, including the Domestication; (ii) adoption and approval of the certificate of incorporation of Parent, in the form attached hereto as Exhibit D, including the change of the name of Parent to “Orchestra BioMed Holdings, Inc.” (the “Parent Charter”) in connection with the Domestication; (iii) adoption and approval of the bylaws of Parent in the form attached hereto as Exhibit E (the “Parent Bylaws”) in connection with the Domestication; (iv) approval of the Parent Equity Incentive Plan; (v) approval of the members of the Board of Directors of Parent immediately after the Closing; (vi) approval of the issuance of more than 20% of the issued and outstanding Domesticated Parent Common Shares to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (vii) approval of a change in control under Nasdaq rules; (viii) approval to adjourn the Parent Shareholder Meeting, if necessary; and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent Parties (the proposals set forth in the forgoing clauses (i) through (ix) collectively, the “Parent Proposals”).

(f)        Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Ordinary Shares. The Offer Documents shall provide the public Parent Shareholders with the opportunity to redeem all or a portion of their public Parent Ordinary Shares (the “Parent Shareholder Redemption”), up to that number of Parent Ordinary Shares that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated memorandum and articles of association, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated memorandum and articles of association, the proceeds held in the Trust Account will first be used for the redemption of Parent Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

(g)        Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable or advisable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the Parent Shareholders vote in favor of the Parent Proposals.

(h)        The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 and other filings required to be made by Parent or Parent in connection with the transactions contemplated hereby shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4 or such other filings, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange

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Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company Group shall reasonably cooperate with the Parent Parties and shall make their affiliates, directors, officers and appropriate senior employees reasonably available to each Parent Party, its counsel, auditors and other Representatives in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i)        Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, the Parent Parties may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company Group, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company Group.

7.6        Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of Parent Ordinary Shares (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

7.7        Obligations of Parent and Merger Sub. During the Interim Period, Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

7.8        [Reserved].

7.9        “Blank-Check Company”. In addition to, and not in limitation of, the restrictions set forth in Section 7.2, from the date hereof through the Effective Time, Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed SPAC pending the completion of the transactions contemplated hereby.

7.10        Parent Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to the Company a written statement (the “Parent Closing Statement”) setting forth its good faith estimate and calculation (to the extent then known) of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Parent Shareholder Redemption), the aggregate amount of cash in Parent’s working capital account, and the portion of the Investor Commitment received and to be received by Parent prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Parent Shareholder Redemption; (c) all, as of the Closing, (i) unpaid fees and disbursements (whether accrued or anticipated) of Parent and Merger Sub for outside counsel and fees and expenses (whether accrued or anticipated) of Parent and Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent or the Sponsor in connection with Parent’s initial public offering (including any deferred underwriter fees) or the transactions contemplated this Agreement, including preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement (together with written invoices and wire transfer instructions for the payment thereof) (“Outstanding Parent Expenses”) and (ii) the Parent Closing Indebtedness; and (d) the amount of Parent Closing Cash. The Parent Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Parent Closing Statement and through the Closing Date, Parent shall promptly provide to the Company any changes to the Parent Closing Statement (including any component thereof).

7.11        Extension Proxy Statement and Proposal.

(a)        If Parent does not receive comments from the SEC with respect to the preliminary Extension Proxy Statement, then Parent shall file with the SEC the definitive Extension Proxy Statement, and shall use its reasonable best efforts to cause distribution of the definitive Extension Proxy Statement to the holders of Parent Ordinary Shares, as soon as reasonably practicable after the tenth calendar day immediately following the date of filing of the preliminary Extension Proxy Statement with the SEC, and if Parent does receive comments from the SEC with respect to the preliminary Extension Proxy Statement, Parent shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the distribution of the definitive Proxy Statement to the holders

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of Parent Ordinary Shares, as soon as reasonably practicable following clearance by the SEC with respect to such comments. Pursuant to such distribution of the Extension Proxy Statement, Parent shall call the Extension Meeting in accordance with its organizational documents and the laws of the Cayman Islands and, solicit proxies from such holders to vote in favor of the approval of the Extension Proposal.

(b)        In the event that the requisite vote of Parent Shareholders in accordance with Parent’s amended and restated memorandum and articles of association and applicable Law to approve the Extension Proposal (the “Requisite Extension Approval”) is obtained, Parent shall (i) as soon as reasonably practicable, amend its amended and restated memorandum and articles of association and take all other actions necessary to reflect the terms of the Extension Proposal (including extension of the Business Combination End Date to November 6, 2022), including making all applicable filings and executing and delivering all applicable documentation; and (ii) until the valid termination of this Agreement in accordance with its terms, take all necessary actions to effectuate End Date Extension Elections as necessary to ensure that the Business Combination End Date does not occur prior to the Outside Closing Date.

ARTICLE VIII
COVENANTS OF THE COMPANY

8.1        Reporting; Compliance with Laws; No Insider Trading. During the Interim Period, the Company shall not, and it shall direct its Representatives to not, directly or indirectly, (a) purchase or sell (including entering into any hedge transaction with respect to) any Parent Ordinary Shares or Parent Warrants, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (b) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (c) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

8.2        [Reserved].

8.3        Company’s Stockholders Approval.

(a)        As promptly as reasonably practicable after the S-4 Effective Date and in any event within five (5) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall solicit and use its reasonable best efforts to obtain the Company Stockholder Approval by written consent (in form and substance reasonably satisfactory to Parent) that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”). In connection with such solicitation, the Company shall deliver to each Company Stockholder an Earnout Election Agreement in substantially in the form attached hereto as Exhibit F (the “Earnout Election Agreement”) pursuant to which, among other things, each such Company Stockholder may elect to possibly receive a portion of the Earnout Shares, in each case, subject to the terms and condition of Section 4.7 hereof and the Earnout Election Agreement.

(b)        The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the transactions contemplated hereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Parent Parties, the recommendation of the Company’s Board of Directors.

8.4        Additional Financial Information. Upon the filing of the Form S-4, the Company shall provide Parent with the Company’s audited financial statements for the twelve-month period ended December 31, 2021 consisting of the audited consolidated balance sheets as of such date, the audited consolidated income statements for the twelve-month period ended on such date, and the audited consolidated cash flow statements for the twelve-month period ended on such date. The Company’s consolidated interim financial information for each quarterly period after March 31, 2022, shall be delivered to Parent as promptly as possible following the end of such quarterly period, and in any event no later than forty-five (45) calendar days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 8.4, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Company will promptly provide

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Parent with additional Company financial information (including selected financial data, a management’s discussion and analysis and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act, and pro forma financial information or pro forma financial adjustments) reasonably requested by the Parent Parties or otherwise required for inclusion in the Proxy Statement and any other filings to be made by a Parent Party with the SEC. The Company shall also provide to Parent as promptly as practicable after the date hereof, a description of the business and any other information concerning the Company, its directors, officers, operations and such other matters, as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement and any other filings to be made by a Parent Party with the SEC.

8.5        Indemnification Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to cause those persons set forth on Schedule 8.5 to enter into Indemnification Agreements with Parent to be effective as of the Closing (each, an “Indemnification Agreement”).

8.6        280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 8.6 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

9.1        Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a)        Subject to the terms and conditions of this Agreement (the obligations of which, for the avoidance of doubt, shall control to the extent of any conflict with the succeeding provisions of this Section 9.1), each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, in each case, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its commercially reasonable efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their commercially reasonable efforts to take all such action.

(b)        Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the

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transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)        During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against any member of the Company Group (collectively, the “Transaction Litigation”). The Parent Parties shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, Merger Sub or members of the boards of directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (ii) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) or (iii) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (A) keep the other reasonably informed regarding any Transaction Litigation, (B) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (C) consider in good faith the other’s advice with respect to any such Transaction Litigation and (D) reasonably cooperate with each other.

9.2        Compliance with SPAC Agreements. During the Interim Period, Parent shall (a) comply with the material terms of the Trust Agreement, the Underwriting Agreement, dated as of August 3, 2020, by and between Parent and Chardan Capital Markets, LLC and (b) enforce the material terms of (i) the letter agreements, dated as of August 3, 2020, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of August 3, 2020, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the Sponsor and the other Parent Shareholders named therein.

9.3        Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent, on the other hand, shall comply with the Confidentiality Agreement.

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9.4        Directors’ and Officers’ Indemnification and Liability Insurance.

(a)        All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of Parent or the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b)        Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of the Closing and will cover (i) those Persons who were directors and officers of the Company and Parent prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Surviving Corporation.

(c)        The provisions of this Section 9.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or a Parent Party for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d)        Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Parent’s and Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

9.5        Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Ordinary Shares on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

9.6        Certain Tax Matters.

(a)        Each of Parent and the Company and their respective Affiliates shall use its reasonable best efforts to cause the Domestication and Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company nor any of their Affiliates shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge by any Governmental Authority to the characterization of either the Domestication or Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Closing, Parent shall continue at least one significant historic business line of the Company Group or use at least a significant portion of the Company Group’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

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(b)        Tax Opinions. If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted, Parent, Merger Sub, and/or the Company shall deliver to Paul Hastings LLP and/or Loeb & Loeb LLP, respectively, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement. For the avoidance of doubt, if the SEC requires a tax opinion with respect to the qualification of the Merger as a tax-free reorganization under Section 368 be prepared and submitted, Loeb & Loeb LLP shall not be obligated or required to prepare and submit such tax opinion; provided, that the SEC has not explicitly requested such opinion from counsel to the Parent Parties.

(c)        Tax Matters Cooperation. Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)        Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Domestication and Merger and the other transactions contemplated hereby shall be borne by Parent, and Parent shall file all necessary Tax Returns with respect to all such Taxes and timely pay (or cause to be timely paid) to the applicable Governmental Authority such Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

9.7        Parent Equity Incentive Plan. Prior to the Closing, Parent shall approve and adopt and submit for shareholder approval a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to 17.5% of the Domesticated Parent Common Shares to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan.

ARTICLE X
CONDITIONS TO CLOSING

10.1        Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a)        No provisions of any applicable Law then in effect and no Order issued by an Authority that has jurisdiction over the parties hereto with respect to the transactions contemplated hereby shall restrain or prohibit the consummation of the transactions contemplated hereby, including the Merger.

(b)        [Reserved.]

(c)        After giving effect to any redemption of shares of Purchase Ordinary Shares in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger.

(d)        The Company Stockholder Approval shall have been obtained.

(e)        Each of the Parent Proposals shall have been approved at the Parent Shareholder Meeting by the requisite vote of Parent Shareholders in accordance with Parent’s amended and restated memorandum and articles of association and applicable Law.

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(f)        Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on Nasdaq.

(g)        The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

10.2        Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a)        The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b)        The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of the Company Group.

(c)        The Company Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all respects at and as of such specific date), other than de minimis inaccuracies in respect of the fourth and seventh sentences of Section 5.1, Section 5.5(a), and Section 5.5(c).

(d)        Since the date of this Agreement, there shall not have occurred any Material Adverse Effect pursuant to clause (a) of the definition thereof in respect of the Company Group that is continuing.

(e)        Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 10.2.

(f)        Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g)        Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h)        The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to Parent.

(i)        The Company shall have delivered to Parent the financial statements required to be delivered to Parent pursuant to Section 8.4 to be included in the Parent SEC Documents.

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(j)        The Series A Conversion shall have been completed.

(k)        The Preferred Stock Conversion shall have been completed.

(l)        Each Company Warrant shall have been amended in accordance with its terms to permit the conversion thereof into a Domesticated Parent Warrant and any Company Warrants not so amended shall be canceled by the Company.

(m)        The transactions contemplated by the Investor Commitment shall have been consummated.

10.3        Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a)        Each Parent Party shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by such Parent Party, as applicable, at or prior to the Closing Date.

(b)        The representations and warranties of the Parent Parties contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Party Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects at and as of such earlier date) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties.

(c)        The Parent Party Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d)        Since the date of this Agreement, there shall not have occurred any Material Adverse Effect pursuant to clause (a) of the definition thereof in respect of Parent that is continuing.

(e)        The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 10.3.

(f)        Each of Parent, Sponsor, Parent or other Parent Shareholder, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other Parent Shareholder, as applicable, is a party.

(g)        The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 3.6.

(h)        The amount of Parent Closing Cash shall be no less than $60,000,000 (the “Minimum Available Cash Condition”).

(i)        The Domestication shall have been completed as provided in Section 2.1.

(j)        The transactions contemplated by the Sponsor Commitment shall have been consummated.

ARTICLE XI
TERMINATION

11.1        Termination Without Default.

(a)        In the event that (i) the closing of the transactions contemplated hereunder has not occurred by February 6, 2023 (the “Outside Closing Date”) and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., a Parent Party, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing

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to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b)        In the event an Authority that has jurisdiction over the parties hereto with respect to the transactions contemplated hereby shall have issued an Order or enacted a Law having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c)        In the event that the Extension Meeting is held and the Requisite Extension Approval is not obtained, then the Company shall have the right, at its sole option, to terminate this Agreement without liability to the Parent Parties.

(d)        This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

11.2        Termination Upon Default.

(a)        Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations any Parent Party may have: (i) at any time prior to the Closing Date if the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 10.2(a) or 10.2(b) incapable of being satisfied and such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided that, upon the Company’s receipt of the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b)        The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 10.3(a) or 10.3(b) incapable of being satisfied and such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

11.3        Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XI (other than as may be agreed in a termination pursuant to Section 11.1(c)), this Agreement shall become void and of no further force or effect; provided that, if such termination shall result from the Willful Breach by a party or its Affiliate of its covenants and agreements hereunder or Fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such Willful Breach or Fraud. The provisions of Section 9.3, this Section 11.3 and ARTICLE XII, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE XI.

ARTICLE XII
MISCELLANEOUS

12.1        Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or

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(c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Orchestra BioMed, Inc.
150 Union Square Drive
New Hope PA 18938
Attn; David Hochman, Chairman & CEO
E-mail: DHochman@orchestrabiomed.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attn: Samuel A. Waxman
E-mail: samuelwaxman@paulhastings.com

if to Parent or Merger Sub (prior to the Closing):

Health Sciences Acquisitions Corporation 2
c/o RTW Investments, LP
40 10th Avenue, Floor 7
New York, New York 10014
Attn: Legal Department
E-mail: al@hsac2.com, gd@hsac2.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Giovanni Caruso
E-mail: gcaruso@loeb.com

12.2        Amendments; No Waivers; Remedies.

(a)        This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)        Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)        Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)        Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

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12.3        Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4        Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto (such approval not to be unreasonably withheld, conditioned or delayed). If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5        Expenses. Except as otherwise expressly set forth herein, the costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid jointly and severally by Parent and the Surviving Corporation upon the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6        No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7        Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

12.8        Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.9        Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

12.10        Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11        Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12        Third Party Beneficiaries. Except as provided in Section 9.4 and Section 12.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13        Waiver. Reference is made to the final prospectus of Parent, dated August 3, 2020 (the “Prospectus”). The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of

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the public Parent Shareholders and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

12.14        No Other Representations; No Reliance.

(a)        NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in ARTICLE V as modified by the Company Disclosure Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Company Disclosure Schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE V, in each case, as modified by the Company Disclosure Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b)        NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI, IN EACH

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CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, none of Parent, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in ARTICLE VI as modified by the Parent Disclosure Schedules and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreements and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in ARTICLE VI, in each case, as modified by the Parent Disclosure Schedules and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE VI, in each case as modified by the Parent Disclosure Schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) none of the Parent Parties nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent Parties, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent Parties, the nature or extent of any liabilities of the Parent Parties, the effectiveness or the success of any operations of the Parent Parties or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Parent Parties furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Parent Parties has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE VI and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent Parties have each specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent Parties nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of the Parent.

12.15        Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

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12.16        Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 12.1 shall be effective service of process for any such Action.

12.17        Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

12.18        Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon a party hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.19        Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third-party beneficiaries of this Section 12.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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12.20        Non-Survival of Representations, Warranties and Covenants. Except in the case of claims against a Person in respect of such Person’s Fraud or Willful Breach, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
HEALTH SCIENCES ACQUISITION
CORPORATION 2
By:	/s/ Roderick Wong
Name: Roderick Wong, M.D.
Title: President and Chief Executive Officer

Merger Sub:
HSAC OLYMPUS MERGER SUB, INC.
By:	/s/ Roderick Wong
Name: Roderick Wong, M.D.
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:
ORCHESTRA BIOMED, INC.
By:	/s/ David Hochman
Name: David Hochman
Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

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Exhibit A

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2022, is made by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Closing) (“Parent”), Orchestra BioMed, Inc., a Delaware corporation (the “Company”), and the undersigned holder of Company Capital Stock (“Holder”). Parent, the Company and Holder shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, the Company and HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), shall enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, Holder is the record and beneficial owner of all of the issued and outstanding shares of Company Capital Stock set forth on its signature page hereto; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, Holder will vote in favor of approval of (i) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby, and (ii) if applicable, approval of the conversion of issued and outstanding shares of Series A Preferred Stock immediately prior to consummation of the Merger (collectively, the “Company Proposals”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.        Agreement to Vote. Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting however called and including any adjournment or postponement thereof), and in any action by written resolution of the stockholders of the Company, all of Holder’s shares of Company Capital Stock and any other equity securities of the Company that Holder holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership after the date hereof, including any securities convertible into or exercisable or exchangeable for shares of Company Capital Stock (collectively, the “Subject Company Equity Securities”), (i) in favor of the Company Proposals; (ii) to authorize and approve any amendment or amendments to the Company Certificate of Incorporation or other organizational documents of the Company that are reasonably necessary for purposes of effecting the transactions contemplated by the Merger Agreement and (iii) against, and withhold consent with respect to, (A) any change in the business, management or board of directors of the Company (other than in connection with the Merger Agreement and the Transactions) and (B) any other matter, action or proposal that would reasonably be expected to (x) result in a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement, (y) result in any of the conditions to the Closing set forth in Section 10.1 or Section 10.2 of the Merger Agreement not being satisfied or (z) impede, frustrate, prevent or nullify any provision of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby; and (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of Holder’s Subject Company Equity Securities to be counted as present thereat for purposes of establishing a quorum.

2.        Transfer of Shares. Holder hereby agrees that it shall not (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Company Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing, (b) deposit any of its Subject Company Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Company Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities, (d) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder or (e) publicly announce any intention to effect any transaction specified in clause (a) through (d).

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3.        Other Covenants.

(a)        Holder hereby agrees not to commence or participate in any claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Company Proposals, the Merger Agreement or the transactions contemplated thereby.

(b)        Holder acknowledges and agrees that the Company and Parent are entering into the Merger Agreement in reliance upon Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company and Parent would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

4.        Representations and Warranties. Holder represents and warrants to the Company and Parent as follows: (a) this Agreement has been duly executed and delivered by Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Holder, enforceable against Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (b) the execution and delivery of this Agreement by Holder does not, and the performance by Holder of his, her or its obligations hereunder will not, (i) if Holder is not an individual, conflict with or result in a violation of the organizational documents of Holder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Holder or Holder’s Subject Company Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Holder of its, his or her obligations under this Agreement; (c) Holder has not entered into, and shall not enter into or otherwise amend, any contract or other agreement that would result in the restriction, limitation or interference with the performance of Holder’s obligations hereunder; (d) Holder is the record and beneficial owner of all of its Subject Company Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Company Certificate of Incorporation, (iii) the Merger Agreement, (iv) that certain Voting Agreement, dated May 31, 2018, by and among the Company and the stockholders signatory thereto or (v) any applicable securities Laws; (e) Holder is sophisticated in financial matters and is able to evaluate the risks and benefits of holding its Subject Company Equity Securities; (f) Holder acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Holder’s own legal counsel, investment and tax advisors; (g) Holder is not relying on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Merger Agreement; (h) there are no Actions pending against Holder or, to the knowledge of Holder, threatened against Holder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Holder of Holder’s obligations under this Agreement; and (i) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by Holder.

5.        Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, and (ii) Sections 5, 6, 7, 8 and 9 shall each survive the termination of this Agreement.

6.        No Recourse. Except for claims pursuant to the Merger Agreement or any other Additional Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the

Annex A-1-69

negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of Parent (other than Holder, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of Parent (other than Holder, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

7.        Waiver.

(a)        Holder (i) acknowledges that Parent and the Company may possess or have access to material non-public information which has not been communicated to Parent Shareholder; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Parent or the Company or any of their respective officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that Parent and the Company are relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

(b)        Holder has read the Final Prospectus of Parent, dated August 3, 2020 (the “Parent Prospectus”), and understands that Parent has established a “trust account,” initially in an amount of at least $160.0 million for the benefit of the “public stockholders” and the underwriters of Parent’s initial public offering and that, except for (i) interest earned on the trust account that may be released to Parent to pay any taxes it incurs, and (ii) interest earned by the trust account that may be released to Parent from time to time to fund Parent’s working capital and general corporate requirements, proceeds in the trust account will not be released until (A) the consummation of a Business Combination (as defined in the Parent Prospectus) or (B) the dissolution and liquidation of Parent if it is unable to consummate a Business Combination within the allotted time. For and in consideration of Parent entering into this Agreement with Holder, each Parent Shareholder hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (other than in connection with redemption rights or the dissolution of Parent) (“Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the trust account for any reason whatsoever, other than in connection with redemption rights or the dissolution of Parent.

8.        No Third- Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9.        Incorporation by Reference. Sections 1.2 (Construction), 12.2 (Amendments; No Waivers; Remedies), 12.6 (No Assignment or Delegation), 12.7 (Governing Law), 12.8 (Counterparts; Facsimile Signatures), 12.9 (Entire Agreement), 12.10 (Severability), 12.15 (Waiver of Jury Trial), 12.16 (Submission to Jurisdiction), and 12.18 (Remedies) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex A-1-70

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
By:
	Name:	Roderick Wong, M.D
	Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

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ORCHESTRA BIOMED, INC.
By:
Name: David Hochman
Title: Chief Executive Officer

[Signature Page to Support Agreement]

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HOLDER:
COVIDIEN GROUP S.À.R.L.
By:
Name:
Title:
Series A Preferred Stock:

Series B Preferred Stock:

Series B-1 Preferred Stock:

Series D-1 Preferred Stock:

Series D-2 Preferred Stock:

Company Common Stock:

[Signature Page to Support Agreement]

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Exhibit B

Execution Copy

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2022, is made by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Closing) (“Parent”), Orchestra BioMed, Inc., a Delaware corporation (the “Company”), and the undersigned holders of ordinary shares of Parent, par value $0.0001 per share (such shares, “Parent Ordinary Shares” and the holders thereof, collectively, the “Parent Shareholders”). Parent, the Company and the Parent Shareholders shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, the Company and HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), shall enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Parent Shareholders, including HSAC 2 Holdings, LLC, a Delaware limited liability company (the “Sponsor”), are the record and beneficial owners of all of the issued and outstanding Parent Ordinary Shares set forth across from such shareholder’s name on the signature pages hereto; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.      Sponsor Agreement to Vote. The Sponsor hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting however called and including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Parent, all of Sponsor’s Parent Ordinary Shares and any other equity securities of Parent that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership after the date hereof, including any Parent Warrants or other securities convertible into or exercisable or exchangeable for Parent Ordinary Shares (collectively, the “Subject Parent Equity Securities”), (i) in favor of the Parent Proposals, (ii) in favor of any proposal to amend the Parent organizational documents to extend the period of time Parent is afforded under its organizational documents and its prospectus to consummate an initial business combination (“Extension Proposal”) and (iii) against, and withhold consent with respect to, (A) any change in the business, management or board of directors of Parent (other than in connection with the Merger Agreement and the Transactions) and (B) any other matter, action or proposal that would reasonably be expected to (x) result in a breach of any of the Parent’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement, (y) result in any of the conditions to the Closing set forth in Section 10.1 or Section 10.3 of the Merger Agreement not being satisfied or (z) impede, frustrate, prevent or nullify any provision of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, and (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of Sponsor’s Subject Parent Equity Securities to be counted as present thereat for purposes of establishing a quorum. Prior to any valid termination of the Merger Agreement, Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other Transactions and on the terms and subject to the conditions set forth therein. The obligations of Sponsor specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommend by Parent’s board of directors.

2.      Schedule 2 Shareholder Agreement to Vote. Each Parent Shareholder set forth on Schedule 2 (the “Schedule 2 Shareholder”) hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting however called and including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Parent, all of such Schedule 2 Shareholder’s Subject Parent Equity Securities, (i) in favor of the Extension Proposal and (ii)

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against, and withhold consent with respect to, (A) any change in the business, management or board of directors of Parent (other than in connection with the Merger Agreement and the Transactions) and (B) any other matter, action or proposal that would reasonably be expected to (x) result in a breach of any of the Parent’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement, (y) result in any of the conditions to the Closing set forth in Section 10.1 or Section 10.3 of the Merger Agreement not being satisfied or (z) impede, frustrate, prevent or nullify any provision of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, and (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Schedule 2 Shareholder’s Subject Parent Equity Securities to be counted as present thereat for purposes of establishing a quorum. The obligations of each Schedule 2 Shareholder specified in this Section 2 shall apply whether or not the Merger, any of the Transactions or any action described above is recommend by Parent’s board of directors.

3.      Non-Redemption. Each Parent Shareholder hereby irrevocably and unconditionally agrees not to redeem, elect to redeem or tender or submit any of its Subject Parent Equity Securities for redemption in connection with such shareholder approval, the Merger, the Parent Proposals or any other transactions contemplated by the Merger Agreement or the Extension Proposal (the “Transactions”) and any attempt to redeem such Subject Parent Equity Securities will be void ab initio and of no effect.

4.      Transfer of Shares. Each Parent Shareholder hereby agrees that it shall not (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Parent Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing, (b) deposit any of its Subject Parent Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Parent Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities, (d) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder or (e) publicly announce any intention to effect any transaction specified in clause (a) through (d).

5.      Waiver of Anti-Dilution Rights. Each Parent Shareholder hereby waives any and all anti-dilution or similar rights (if any) that may otherwise be available under the Parent Organizational Documents, applicable Law or pursuant to any contract or other agreement between or among such Parent Shareholder or any Affiliate of such Parent Shareholder (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand, with respect to the Transactions and that it shall not take any action in furtherance of exercising any such rights.

6.      Vesting Shares.

(a)      Effective as of, and contingent upon the Effective Time, upon receipt thereof, 1,000,000 Domesticated Parent Common Shares (the “Vesting Shares”) received by the Sponsor shall be deemed unvested and be irrevocably forfeited and surrendered to Parent for no consideration on the first (1st) Business Day following the expiration of the Earnout Period; provided, however:

(i)      500,000 Vesting Shares shall be deemed to have vested and shall cease to be subject to forfeiture under this Section 6 upon the occurrence (or deemed occurrence pursuant to Section 4.7(c) of the Merger Agreement) of the Initial Milestone Event; and

(ii)      500,000 Vesting Shares shall be deemed to have vested and shall cease to be subject to forfeiture under this Section 6 upon the occurrence (or deemed occurrence pursuant to Section 4.7(c) of the Merger Agreement) of the Final Milestone Event.

(b)      The registered holder(s) of any Vesting Shares that remain unvested as of any time prior to the expiration of the Earnout Period shall be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of such Vesting Shares. Notwithstanding the foregoing, to the extent that any dividends or other distributions are paid in cash in respect of any Vesting Shares that have not vested in accordance with Section 6(a), such dividends and distributions shall be set aside by and paid to the holder(s) thereof as promptly as reasonably practicable following the vesting of such Vesting Shares (if at all).

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(c)      Following the Closing, the Sponsor shall not with respect to any of its Vesting Shares that remain unvested (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of such shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares or (iii) otherwise encumber enter into any contract, option or other arrangement or undertaking to do any of the foregoing.

(d)      Certificates or book entries representing unvested Vesting Shares shall bear a legend referencing that they are subject to forfeiture and restrictions on transfer pursuant to the provisions of this Agreement, and any transfer agent for Parent will be given appropriate stop transfer orders with respect to such unvested Vesting Shares. Upon vesting of the applicable Vesting Shares, Parent shall take all actions necessary to cause such legends to be removed.

(e)      In the event Parent shall at any time during the Earnout Period pay any dividend on Domesticated Parent Common Shares by the issuance of additional Domesticated Parent Common Shares, or effect a subdivision or combination or consolidation of the outstanding Domesticated Parent Common Shares (by reclassification or otherwise) into a greater or lesser number of Domesticated Parent Common Shares, then, in each such case, the number of Vesting Shares that remain unvested shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Domesticated Parent Common Shares (including any other shares so reclassified as Domesticated Parent Common Shares) outstanding immediately after such event and the denominator of which is the number of Domesticated Parent Common Shares that were outstanding immediately prior to such event.

7.      Forfeiture of Warrants. The Sponsor hereby agrees that, subject to and contingent upon the Closing, automatically and without any further action by any other Person, the Sponsor shall forfeit a number of Parent Warrants equal to fifty percent (50%) of all Parent Warrants held by the Sponsor immediately prior to Closing, and all such Parent Warrants shall be cancelled and forfeited for no consideration and shall cease to exist. As soon as reasonably practicable following the Closing, in respect of such forfeiture, Parent shall take all actions necessary to issue an equal number of Domesticated Parent Warrants having substantially similar terms to the Parent Warrants forfeited pursuant to the preceding sentence to employees of Parent or its Subsidiaries.

8.      Other Covenants.

(a)      Each Parent Shareholder agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or representatives to take any action on its behalf, that would be a breach of Sections 7.2 (Exclusivity) or 12.4 (Publicity) of the Merger Agreement if such action were taken by Parent.

(b)      Each Parent Shareholder hereby agrees not to commence or participate in any claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of Parent in connection with this Agreement, the Parent Shareholder Approval Matters, the Merger Agreement or the transactions contemplated thereby.

(c)      On the Closing Date, each Parent Shareholder set forth on Schedule A to the Registration Rights Agreement shall deliver to Parent and the Company a duly executed copy of the Registration Rights Agreement.

(d)      Each Parent Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of August 3, 2020, with Parent to which it is a party.

Each Parent Shareholder acknowledges and agrees that the Company and Parent are entering into the Merger Agreement in reliance upon such Parent Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Parent Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company and Parent would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

9.      Representations and Warranties. Each Parent Shareholder represents and warrants to the Company as follows: (a) this Agreement has been duly executed and delivered by such Parent Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Parent Shareholder, enforceable against such Parent Shareholder in accordance with

Annex A-1-76

the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (b) the execution and delivery of this Agreement by such Parent Shareholder does not, and the performance by such Parent Shareholder of his, her or its obligations hereunder will not, (i) if such Parent Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Parent Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Parent Shareholder or such Parent Shareholder’s Subject Parent Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement; (c) such Parent Shareholder has not entered into, and shall not enter into or otherwise amend, any contract or other agreement that would result in the restriction, limitation or interference with the performance of such Parent Shareholder’s obligations hereunder; (d) such Parent Shareholder is the record and beneficial owner of all of its Subject Parent Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws; (e) such Parent Shareholder is sophisticated in financial matters and is able to evaluate the risks and benefits of holding its Subject Parent Equity Securities; (f) such Parent Shareholder, in making the decision to not redeem its Subject Parent Equity Securities, has not relied upon any oral or written representations or assurances from Parent or any of its officers, directors or employees or any other representatives or agents of Parent other than as set forth in this Agreement and such Parent Shareholder has had access to all of the filings made by Parent with the SEC; (g) such Parent Shareholder acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with such Parent Shareholder’s own legal counsel, investment and tax advisors; (h) such Parent Shareholder is not relying on any statements or representations of Parent or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Merger Agreement; (i) there are no Actions pending against such Parent Shareholder or, to the knowledge of such Parent Shareholder, threatened against such Parent Shareholder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Parent Shareholder of such Parent Shareholder’s obligations under this Agreement; (j) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Parent Shareholder; and (k) except as set forth on Schedule 9(k) hereto, such Parent Shareholder nor, to the knowledge of such Parent Shareholder, anyone related by blood, marriage or adoption to such Parent Shareholder or any Person in which such Parent Shareholder has a direct or indirect legal, contractual or beneficial ownership of 5% or more is party to, or has any rights with respect to or arising from, any contract or other agreement with Parent or its Subsidiaries.

10.      Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 10(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, and (ii) Sections 11, 12, 13 and 14 shall each survive the termination of this Agreement.

11.      No Recourse. Except for claims pursuant to the Merger Agreement or any other Additional Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of Parent (other than the Parent Shareholders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of Parent (other than the Parent Shareholders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

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12.      Waiver.

(a)      Each Parent Shareholder (i) acknowledges that Parent and the Company may possess or have access to material non-public information which has not been communicated to Parent Shareholder; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Parent or the Company or any of their respective officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that Parent and the Company are relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

(b)      Each Parent Shareholder has read the Final Prospectus of Parent, dated August 3, 2020 (the “Parent Prospectus”), and understands that Parent has established a “trust account,” initially in an amount of at least $160.0 million for the benefit of the “public stockholders” and the underwriters of Parent’s initial public offering and that, except for (i) interest earned on the trust account that may be released to Parent to pay any taxes it incurs, and (ii) interest earned by the trust account that may be released to Parent from time to time to fund Parent’s working capital and general corporate requirements, proceeds in the trust account will not be released until (A) the consummation of a Business Combination (as defined in the Parent Prospectus) or (B) the dissolution and liquidation of Parent if it is unable to consummate a Business Combination within the allotted time. For and in consideration of Parent entering into this Agreement with the Parent Shareholders, each Parent Shareholder hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (other than in connection with redemption rights or the dissolution of Parent) (“Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the trust account for any reason whatsoever, other than in connection with redemption rights or the dissolution of Parent.

13.      Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (other than Section 8(a)), (a) each Parent Shareholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Parent Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of Parent or any of its Affiliates or as an officer, employee or fiduciary of Parent or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Parent or such Affiliate.

14.      No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

15.      Incorporation by Reference. Sections 1.2 (Construction), 12.2 (Amendments; No Waivers; Remedies), 12.6 (No Assignment or Delegation), 12.7 (Governing Law), 12.8 (Counterparts; Facsimile Signatures), 12.9 (Entire Agreement), 12.10 (Severability), 12.15 (Waiver of Jury Trial), 12.16 (Submission to Jurisdiction), and 12.18 (Remedies) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex A-1-78

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
By:

Name:	Roderick Wong, M.D.
Title:	President and Chief Executive Officer

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ORCHESTRA BIOMED, INC.
By:

Name:
Title:

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PARENT SHAREHOLDERS
HSAC 2 HOLDINGS, LLC

By:
Name:	Alice Lee
Title:	Director
4,360,956 Ordinary Shares

Name: Alice Lee
10,000 Ordinary Shares

Name: Stephanie A. Sirota
20,000 Ordinary Shares

Name: Pedro Granadillo
22,261 Ordinary Shares

Name: Stuart Peltz
22,261 Ordinary Shares

Name: Michael Brophy
22,261 Ordinary Shares

Name: Carsten Boess
22,261 Ordinary Shares

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Schedule 2

Alice Lee

Stephanie A. Sirota

Pedro Granadillo

Stuart Peltz

Michael Brophy

Carsten Boess

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Schedule 9(k)

Administrative Services Agreement dated August 3, 2020 between HSAC 2 Holdings, LLC and Health Sciences Acquisitions Corporation 2.

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Exhibit C

AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among, (i) Health Sciences Acquisitions Corporation 2, a Delaware corporation (the “Company”), (ii) the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”); and (iii) certain stockholders of Orchestra BioMed, Inc. designated as Legacy Orchestra Equityholders on Schedule B hereto (the “Legacy Orchestra Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each individually a “Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor Equityholders are parties to that certain Registration Rights Agreement, entered into as of August 3, 2020 (the “Prior Agreement”);

WHEREAS, the Company, HSAC Olympus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Orchestra BioMed, Inc., a Delaware corporation (“Legacy Orchestra”), are party to that certain Agreement and Plan of Merger, dated as of [•], 2022 (as amended or restated from time to time, the “Merger Agreement”), pursuant to which the Company changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) and on the date hereof: (a) Merger Sub will merge (the “Merger”) with and into Legacy Orchestra, with Legacy Orchestra surviving the Merger as a wholly owned subsidiary of the Company, and (b) the Company will change its name to “Orchestra BioMed, Inc.”;

WHEREAS, the Legacy Orchestra Equityholders and the Sponsor Equityholders are receiving shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) on or about the date hereof, pursuant to the Merger Agreement (the “Merger Shares”);

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to Section 6.7 of the Prior Agreement, no amendment, modification or termination of the Prior Agreement shall be binding upon any party unless executed in writing by such party; and

WHEREAS, all of the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, effective as of the Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1      Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

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“Backstop Agreement” shall mean that certain Backstop Agreement, dated as of [•], 2022 by and among the Company, Orchestra BioMed, Inc. and the purchasing parties signatory thereto.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten or other coordinated basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean any transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of the Company.

“Commitment Shares” shall mean any shares of Common Stock that the Sponsor Equityholders or their respective designees receive in connection with the Domestication or the Closing, including as a result of purchases contemplated by the Sponsor Forward Purchase Agreement (as defined below), the Backstop Agreement, and any other Additional Agreement or any ancillary agreements with Orchestra BioMed, Inc. which designate such shares as Commitment Shares under this Agreement.

“Covidien Forward Purchase Shares” shall mean any shares of Common Stock that Covidien Group or its designees receive in connection with the Domestication as a result of purchases contemplated by the Covidien Forward Purchase Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Earnout Election Agreement” shall have the meaning given in the Merger Agreement.

“Earnout Shares” shall have the meaning given in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Forward Purchase Agreements” shall mean, collectively, that certain Forward Purchase Agreement by and among the Company, Orchestra BioMed, Inc., and certain funds managed by RTW Investments, LP as Purchasing Parties (the “Sponsor Forward Purchase Agreement”), and that certain Forward Purchase Agreement by and among the Company, Orchestra BioMed, Inc., and Covidien Group S.à.r.l. (“Covidien Group”), an affiliate of Medtronic plc (the “Covidien Forward Purchase Agreement”).

“Founder Shares” shall mean the 4,000,000 shares of Common Stock of the Company issued to the Company’s initial shareholders in connection with the Domestication upon the conversion of the 4,000,000 ordinary shares, par value $0.0001 per share of the Company (“Ordinary Shares”) issued to such initial shareholders prior to the Company’s initial public offering.

“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.

“Lock-up Period” shall have the meaning given in Section 4.1.1.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean: (a) with respect to any Sponsor Equityholder, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period on approval of both the Company and the Sponsor, and (b) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period under this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Private Shares” shall mean the 450,000 shares of Common Stock issued by the Company in connection with the Domestication upon the conversion of Ordinary Shares that were privately purchased simultaneously with the consummation of the Company’s initial public offering.

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“Private Warrants” shall mean the 1,500,000 warrants to purchase Common Stock issued by the Company in connection with the Domestication upon the conversion of 1,500,000 warrants to purchase Ordinary Shares issued by the Company that were privately purchased simultaneously with the consummation of the Company’s initial public offering.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Merger Shares (b) the Founder Shares, (c) the Private Shares, (c) the Private Warrants and the Common Stock issued or issuable upon the exercise of the Private Warrants, (d) the Working Capital Warrants and any shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants, (e) the Commitment Shares, (f) the Earnout Shares, (g) the Covidien Forward Purchase Shares, (h) any outstanding share of the Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement and (i) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred (other than to a Permitted Transferee), new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.1

“Registration” shall mean a registration effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)      all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)      fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)      printing, messenger, telephone and delivery expenses;

(D)      reasonable fees and disbursements of counsel for the Company;

(E)      reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F)      in an Underwritten Offering, reasonable and documented fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders; and

(G)      the costs and expenses of the Company and any of its officers, directors, counsel or other representatives in connection with presentations or meetings undertaken in connection with the offering of the Registrable Securities, including, without limitation, expenses associated with the production of road show slides and graphics and the production and hosting of any electronic road shows, fees and expenses of any consultants engaged in connection with road show presentations, and travel, lodging, transportation, and other expenses of the officers, directors, counsel and other representatives of the Company incurred in connection with any such presentations or meetings.

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“Registration Statement” shall mean any registration statement filed by the Company with the Commission that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any subsequent Shelf Registration.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall mean HSAC 2 Holdings, LLC.

“Sponsor Forward Purchase Agreement” shall have the meaning given in the definition of “Forward Purchase Agreements.”

“Transfer” shall mean the (a) the sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Warrants” shall mean any warrants issued in payment for working capital loans from the Sponsor to the Company, including any warrants issued by the Company in connection with the Domestication upon the conversion of warrants issued in payment for working capital loans from the Sponsor.

Article II
REGISTRATIONS

2.1      Shelf Registration.

2.1.1      Filing. The Company shall as soon as reasonably practicable, but in any event within forty-five (45) days after the Closing Date, file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering, subject to Section 3.4, the public resale of all of the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Form S-1 Shelf to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 30th calendar day (or the 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the filing of the Registration Statement and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Form S-1 Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. As soon

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as reasonably practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. The Company’s obligation under this Section 2.1.1 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.2      Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.3      Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Holder (any Holder being, in such case, a “Demanding Holder”) may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Offering if such offering: (i) shall include Registrable Securities proposed to be sold by the Demanding Holder(s), either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”), or (ii) is comprised of all remaining Registrable Securities held by the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.3.4, a majority-in-interest of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy Orchestra Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand, may each demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.3 within any nine (9)-month period; provided, however, that no Demanding Holder may request an Underwritten Shelf Takedown during the six-month period following the closing of a prior Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4      Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights entered into after the date hereof held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without materially affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of

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Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements entered into after the date hereof with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5      Withdrawal. Prior to the pricing of an Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating such Underwritten Offering shall have the right to withdraw from a Registration pursuant to such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that any Legacy Orchestra Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Legacy Orchestra Equityholders and the Sponsor Equityholders. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.1.3, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if a Legacy Orchestra Equityholder or a Sponsor Equityholder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by such Legacy Orchestra Equityholder or the Sponsor Equityholders, as applicable, for purposes of Section 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.5.

2.1.6      Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission and/or (ii) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its

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commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

2.1.7      Effective Registration. Except with respect to withdrawals covered by Section 2.1.5, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to an Underwritten Demand Registration becomes effective or is subsequently terminated.

2.2      Piggyback Registration.

2.2.1      Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (v) for a dividend reinvestment plan, or (vi) for a Block Trade, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2      Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2

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hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of stockholders of the Company other than the Holders of Registrable Securities, exceeds the Maximum Number of Securities, then:

(a)      If the Registration or a registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or a registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested to be included in such Registration or such registered offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of stockholders of the Company entered into after the date hereof, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;

(b)      If the Registration or a registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or a registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested to be included in such Registration or such registered offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights entered into after the date hereof, of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)      If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.4.

2.2.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. Other than with respect to an Underwritten Shelf Takedown by a Demanding Holder pursuant to Section 2.1.3, the Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon the Underwritten Shelf Takedown in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4      Unlimited Piggyback Registration Rights. For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Shelf Takedown effected under Section 2.1 hereof.

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2.3      Block Trades.

2.3.1      Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in a Block Trade, (x) with a total offering price reasonably expected to exceed $75 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder (the “Minimum Block Threshold”), then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.3.2      Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade, provided that any other Demanding Holder(s) may elect to have the Company continue a Block Trade if the Minimum Block Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Block Trade by the remaining Demanding Holder(s). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.3.2.

2.3.3      Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.3.4      The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.3.5      Each Legacy Orchestra Equityholder and Sponsor Equityholder may demand no more than one (1) Block Trade pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof.

Article III
COMPANY PROCEDURES

3.1      General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1      prepare and file with the Commission within the time frame required by Section 2.1.1 (to the extent applicable) a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

3.1.2      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3      at least two (2) business days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel,

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copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”); and provided further, provided that the Company shall provide each Holder and its legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider in good faith any comments provided by such Holder or their legal counsel;

3.1.4      prior to any public offering of Registrable Securities, use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders and their respective legal counsel that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5      cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8      notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.9      in the event of an Underwritten Offering, a Block Trade, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriters to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions enter into a confidentiality agreement, in customary form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and provided, further, that, except as required by Law, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder

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or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall consider shall consider in good faith and, to the extent deemed appropriate by the Company in its sole discretion, include.

3.1.10      obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11      in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agents, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.12      in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13      make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14      if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.15      otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2      Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations, including a Registration that is postponed, suspended, delayed or withdrawn, and any failed Registrations that are withdrawn or abandoned by the Company for any reason shall be borne by the Company, unless a Demanding Holder elects to reimburse the Company pursuant to clause (ii) of the second sentence of Section 2.1.5. It is acknowledged by the Holders that each Holder shall bear, severally and not jointly, with respect to such Holder’s Registrable Securities being sold, all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3      Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information (as defined in Section 5.1.2), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines in good faith, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company

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hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4      Suspension of Sales; Adverse Disclosure.

3.4.1      Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2      If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event no more than three (3) occasions or for more than sixty (60) consecutive days, or more than ninety (90) total calendar days, in each case, during any 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and, upon the expiration of any such period, the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

3.5      Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
LOCK-UP

4.1      Lock-up.

4.1.1      Except as permitted by Section 4.2, each Legacy Orchestra Equityholder and Sponsor Equityholder (each, a “Lock-up Party”) shall not Transfer (the “Lock-up”) any shares of Common Stock or any security convertible into or exercisable or exchanged for Common Stock beneficially owned or owned of record by such Holder (the “Lock-up Shares”) until the date that is the earlier of (i) six (6) months from the date hereof (or twelve (12) months with respect to the Founder Shares and the Private Shares and any shares of Common Stock or any security convertible into or exercisable or exchanged for Common Stock beneficially owned or owned of record by RTW and its Affiliates as of

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the date of this Agreement), or (ii) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”). Notwithstanding anything to the contrary in this Agreement, (A) to the extent any Holder has executed any other agreement with the Company or any of its Affiliates that provides for a longer lock-up period than the Lock-up Period, the lock-up period in such other agreement shall control and (B) the Company may at any time or from time to time, in its sole discretion, elect to release from the Lock-up some or all of the Lock-up Shares purchased in connection with the Backstop Agreement by providing written notice of such election to the holders of such Lock-up Shares.

4.2      Exceptions. The provisions of Section 4.1 shall not apply to:

4.2.1      transactions relating to shares of Common Stock or warrants acquired in open market transactions;

4.2.2      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or charitable contribution;

4.2.3      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trust, family limited partnership or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin and Transfers to any such family member;

4.2.4      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by will or intestate succession or the laws of descent and distributions upon the death of a Holder (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of a Holder shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Article IV on behalf of such estate);

4.2.5      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.6      if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as part of a dividend, distribution, transfer or other disposition of shares of Common Stock to partners, limited liability company members, direct or indirect stockholders or other equity holders of a Holder, including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership, fund or investment vehicle, or any other partnerships, funds or investment vehicles controlled or managed by such partnership;

4.2.7      if the Holder is a trust, Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

4.2.8      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company’s or the Holder’s officers, directors, members, consultants or their affiliates;

4.2.9      pledges of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

4.2.10      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other transaction or series of related transactions involving a

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Change in Control of the Company, provided that in the event that such tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other such transaction is not completed, the securities subject to this Agreement shall remain subject to this Agreement;

4.2.11      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company in connection with the liquidation or dissolution of the Company by virtue of the laws of the state of the Company’s organization and the Company’s organizational documents;

4.2.12      the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the Transfer of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period; and

4.2.13      Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to satisfy any U.S. federal, state, or local income tax obligations of the Lock-up Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

PROVIDED, THAT IN THE CASE OF ANY TRANSFER OR DISTRIBUTION PURSUANT TO SECTIONS 4.2.2 THROUGH 4.2.9 AND 4.2.13, EACH DONEE, DISTRIBUTEE OR OTHER TRANSFEREE SHALL AGREE IN WRITING, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

4.3      Null and Void. If any Transfer of shares of Common Stock prior to the end of the Lock-up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Common Stock as one of its equityholders for any purpose.

4.4      Legend. During the Lock-up Period, each certificate evidencing any Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF [•], 2022 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.”

Promptly upon the expiration of the Lock-up Period, the Company shall cause the removal of such legend and, if determined appropriate by the Company, any restrictive legend related to compliance with the federal securities laws from the certificates evidencing the Common Stock.

Article V
INDEMNIFICATION AND CONTRIBUTION

5.1      Indemnification.

5.1.1      The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, its partners, members, managers, officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation actual, reasonable and documented attorneys’ fees or other fees and expenses incurred thereby in connection with investigating or defending any such claim or proceeding), caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (except insofar as the same are caused by or contained in any information or affidavit so furnished in

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writing to the Company by such Holder expressly for use therein). The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation actual, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) the Holder Information; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3      Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel (plus one (1) local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5.1.5      If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the

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indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnified party or indemnifying party; provided, however, that the liability of any Holder under this Section 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

Article VI
MISCELLANEOUS

6.1      Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows, or to such other address as a party shall specify to the others in accordance with this Section 6.1:

if to the Company, to:

Orchestra BioMed, Inc.
150 Union Square Drive
New Hope PA 18938
Attn: David Hochman, Chairman & CEO
E-mail: DHochman@orchestrabiomed.com,

with a copy to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Samuel A. Waxman
E-mail: samuelwaxman@paulhastings.com;

if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records.

6.2      Assignment; No Third-Party Beneficiaries.

6.2.1      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2      Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that, (a)(i) the Legacy Orchestra Equityholders shall be permitted to transfer their rights hereunder as a Legacy Orchestra Equityholder to one or more affiliates or any direct or indirect partners, members or equity holders of the Legacy Orchestra Equityholders (it being understood that no such transfer shall reduce any rights of the Legacy Orchestra Equityholders or such transferees) and (ii) the Sponsor Equityholders shall be permitted to transfer their rights hereunder as the Sponsor Equityholders to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor Equityholders (it being understood that no such transfer shall reduce any rights of the Sponsor Equityholders or such transferees).

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6.2.3      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4      This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5      No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3      Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement binding on all the parties hereto. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties. For the avoidance of doubt, each party agrees that an electronic copy of this Agreement shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)).

6.4      Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.4.

6.5      Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

6.6      Amendments and Modifications. Upon the written consent of the Company, the Holders of a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that (i) adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (ii) any amendment or waiver hereof that adversely affects the rights of Sponsor (or its successor) shall require the consent of the Sponsor (or its successor), (iii) any amendment or waiver hereof that adversely affects the rights of Covidien Group (or its successor) shall require the consent of Covidien Group (or its successor), and (iv) any amendment or waiver hereof that adversely affects the rights of the Legacy Orchestra Equityholders shall require the consent a majority-in-interest of the Registrable Securities held by the Legacy Orchestra Equityholders at the time in question. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay

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on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7      Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. This Agreement supersedes, and amends and restates in its entirety, the Prior Agreement.

6.8      Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement, (ii) the date as of which all of the Registrable Securities have been sold or disposed of, or (iii) with respect to any particular Holder, on the date such Holder no longer holds Registrable Securities. The provisions of Section 3.5 and Article V shall survive any termination.

6.9      Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10    Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

[Signature Page Follows]

Annex A-1-101

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
ORCHESTRA BIOMED, INC.
By:
Name:	David Hochman
Title:	Chief Executive Officer
SPONSOR EQUITYHOLDERS:
HSAC 2 HOLDINGS, LLC
By:
Name:	[•]
Title:	[•]

Pedro Granadillo

Stuart Peltz

Michael Brophy

Carsten Boess

RTW Master Fund, Ltd.

By:
Name:	Roderick Wong, M.D.
Title:	Director

RTW Innovation Master Fund, Ltd.

By:
Name:	Roderick Wong, M.D.
Title:	Director

RTW Venture Fund Limited
By:	RTW Investments, LP, its Investment Manager
By:
Name:	Roderick Wong, M.D.
Title:	Managing Partner

[Signature Page to Registration Rights Agreement]

Annex A-1-102

LEGACY ORCHESTRA EQUITYHOLDERS:
[TO COME]

By:
Name:
Title:

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SCHEDULE A – SPONSOR EQUITYHOLDERS

Name and Address of Equityholder

HSAC 2 Holdings, LLC
40 10th Avenue, Floor 7
New York, New York 10014

Pedro Granadillo
40 10th Avenue, Floor 7
New York, New York 10014

Stuart Peltz
40 10th Avenue, Floor 7
New York, New York 10014

Michael Brophy
40 10th Avenue, Floor 7
New York, New York 10014

Carsten Boess
40 10th Avenue, Floor 7
New York, New York 10014

RTW Master Fund, Ltd.
40 10th Avenue, Floor 7
New York, New York 10014

RTW Innovation Master Fund, Ltd.
40 10th Avenue, Floor 7
New York, New York 10014

RTW Venture Fund Limited
40 10th Avenue, Floor 7
New York, New York 10014

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SCHEDULE B – LEGACY ORCHESTRA EQUITYHOLDERS

Name and Address of Equityholder

[SUBJECT TO COMPLETION]

RTW Master Fund, Ltd. 40 10th Avenue, Floor 7 New York, New York 10014	Pam Connealy Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938
RTW Innovation Master Fund, Ltd. 40 10th Avenue, Floor 7 New York, New York 10014	Geoffrey W Smith Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938
RTW Venture Fund Limited 40 10th Avenue, Floor 7 New York, New York 10014	Covidien Group S.à.r.l.
David Hochman Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938	[First Riverside]
Darren Sherman Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938	[Perceptive]
Michael Kaswan Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938
Yuval Mika Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938
Eric Fain Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938
Eric Rose Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938
Jason Aryeh Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938

Annex A-1-105

Exhibit D

CERTIFICATE OF INCORPORATION
OF
ORCHESTRA BIOMED HOLDINGS, INC.

I.

The name of the corporation is Orchestra BioMed Holdings, Inc. (hereinafter called the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is [•] and the name of the registered agent of the Corporation in the State of Delaware at such address is [•].

III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [•] shares, [•] shares of which shall be Common Stock (the “Common Stock”), and [•] shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock, or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1. Rights Relating to Dividends, Subdivisions and Combinations. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

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2. Voting Rights.

(a) Except as otherwise required by law or this Certificate of Incorporation (the “Certificate of Incorporation”) (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b) Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(c) Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

3. Liquidation Rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

V.

A. The liability of the directors of the Corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law, unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

A. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or

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this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VI. Notwithstanding the foregoing, the provisions of this Article VI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts of the United States have exclusive jurisdiction.

C. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

VII.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

2. Election.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) At any time that applicable law prohibits a classified board as described in Section A.2.(a) of this Article VII, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Annex A-1-108

(c) No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. Stockholder Actions. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VIII.

A. Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

B. Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

1. prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

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2.  upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least ٨٥٪ of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

C. Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

1. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

2. “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

3. “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

4. “Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (ii) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Orchestra BioMed, Inc.); (iii) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (iv) the Corporation ceases to be the sole stockholder of Orchestra BioMed, Inc.; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

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5. “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

6.  “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person.

7.  “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or associates:

(a) beneficially owns such stock, directly or indirectly; or

(b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such Person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

8. “Person” means, except as otherwise provided in the definition of “Change of Control”, any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

9. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

IX.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [•], 2022.

ORCHESTRA BIOMED HOLDINGS, INC.
By:
Name:
Title:

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Exhibit E

BYLAWS

OF

ORCHESTRA BIOMED HOLDINGS, INC.

(A DELAWARE CORPORATION)

Article I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.

Article II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place (if any), either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication. For any meeting of stockholders to be held by remote communication, the corporation shall (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a stockholder or proxy holder, (ii) implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held at such place, if any, and on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders given by or at the direction of the Board of Directors; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and

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submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), such stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The notice in this paragraph must also be accompanied by (X) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the Corporation) that such nominee (i) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation (the “Bylaws”), the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of

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the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c) A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(e) A person shall not be eligible for election or re-election as a director at the annual meeting unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the annual meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these
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Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).

(g) For purposes of Sections 5 and 6,

(1)      “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(2)      “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

(3)      “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(4)      “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

(b) For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record or beneficial owner at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information

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required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record or beneficial owner may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 6(c). Except as otherwise required by law, the chairperson of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(e) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum; Voting. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative

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vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact

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information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action without Meeting. Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action of the stockholders of the corporation may be taken by the stockholders by written consent or electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks,

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brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Article IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed exclusively from time to time by a resolution adopted by the majority of the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws, or such vacancies may be filled in accordance with Section 18 herein.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18. Vacancies. Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.

Section 20. Removal. Subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect additional directors or remove such directors under specified circumstances, neither the Board of Directors nor any individual director may be removed except in the manner specified in Section 141(k) of the DGCL.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any date, time and place, if any, within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three (3) days before

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the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors (but in no event less than one-third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper or electronic form as the minutes are maintained.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

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(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those members of the committee present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 28. Interested Directors. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

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Article V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed in the manner required by applicable law or stock exchange rules.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall be designated and hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

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(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g) Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer may direct any Assistant Treasurer or the controller or any assistant controller to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.

Article VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall

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be signed by such person or persons as the Board of Directors shall authorize so to do. Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer of any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting of Securities Owned by the Corporation. All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

Article VII

SHARES OF STOCK

Section 36. Form and Execution of Certificates.

(a) The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates, if any, for the shares of stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law.

(b) Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by, or in the name of, the corporation by any two (2) authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If

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no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VIII

OTHER SECURITIES OF THE CORPORATION

Section 41. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

Article IX

DIVIDENDS

Section 42. Declaration of Dividends. Dividends upon the outstanding capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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Article X

FISCAL YEAR

Section 44. Fiscal Year. The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.

Article XI

INDEMNIFICATION

Section 45. Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding (as defined below) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 45(d), the corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

(b) Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (i) the claim for indemnification or advances is denied by the Board of Directors, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for

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the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any amendment, repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another

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corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Article XII

NOTICES

Section 46. Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders, including under any agreement or contract with such stockholder, subject to Section 232(e) of the DGCL, any written notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the corporation. Notice shall be deemed given pursuant to this Section 45, (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting, and (b) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, (1) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (2) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information); and (3) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

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(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

Article XIII

AMENDMENTS

Section 47. Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty- six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV

LOANS TO OFFICERS

Section 48. Loans to Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Article XV

BOOKS AND RECORDS

Section 49. Books and Records. The books and records of the corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. Any books or records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.

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Exhibit F

EARNOUT ELECTION AGREEMENT

THIS EARNOUT ELECTION AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among, (i) Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Closing, “Parent”) (“Parent”), (ii) Orchestra BioMed, Inc., a Delaware corporation (the “Company”), and (iii) the Company Securityholder set forth on the signature page hereto (“Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, HSAC Olympus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, are party to that certain Agreement and Plan of Merger, dated as of [•], 2022 (as amended or restated from time to time, the “Merger Agreement”), pursuant to which, at the Closing, Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, immediately prior to the Effective Time, all of the issued and outstanding shares of Company Preferred Stock held by Holder, if any, will automatically convert into shares of Company Common Stock in accordance with the applicable terms of the Company Certificate of Incorporation (the “Conversion”);

WHEREAS, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (assuming completion of the Conversion) held by Holder will automatically be cancelled, extinguished and converted into the right to receive a number of Domesticated Parent Common Shares as calculated in accordance with Section 4.1(b) of the Merger Agreement (the “Merger Shares”); and

WHEREAS, pursuant to Section 4.7 of the Merger Agreement (the “Earnout Provisions”), each Person that was a Company Stockholder immediately prior to the Effective Time (other than holders of Dissenting Shares) that delivers this Agreement or an agreement substantially similar to this Agreement duly executed to the Company (copies of which will be provided to Parent) will be entitled to, among other things, its Pro Rata Portion of the Earnout Shares, subject to the terms and conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Earnout Election. The parties acknowledge and agree that, effective as of and contingent upon the Closing, Holder shall be deemed an “Earnout Participant” for purposes of the Earnout Provisions and, without limiting the foregoing, shall be entitled to the rights, benefits and privileges, and subject to the restrictions and obligations, of (a) an Earnout Participant under the Earnout Provisions and (b) this Agreement.

2.      No Security Interest. The parties intend that none of Holder’s rights to receive its portion of the Earnout Shares in accordance with the Merger Agreement (“Holder’s Earnout Rights”) and any interest therein shall be deemed to be a “security” for purposes of any securities law of any jurisdiction. Holder’s Earnout Rights are deemed contractual rights in connection with the Merger and the parties do not view Holder’s Earnout Rights as an investment by Holder. Holder’s Earnout Rights will not be represented by any physical certificate or similar instrument. Holder’s Earnout Rights do not represent an equity or ownership interest in any entity. No interest in Holder’s Earnout Rights may be sold, transferred assigned, pledged, hypothecated, encumbered or otherwise disposed of, except by operation of law, and any attempt to do so shall be null and void. For the avoidance of doubt, once issued to Holder, its portion of the Earnout Shares shall be considered a “security” for purposes of any securities law of any jurisdiction and the restrictions set forth in the foregoing sentence shall not apply to such issued Earnout Shares.

3.      Lock-Up.

(a)      Except as permitted by Section 4, Holder shall not Transfer any Subject Shares (as defined below) (the “Lock-up”) until the date that is the earlier of (i) one (1) year from the date of the Closing or (ii) the date on which Parent completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their Domesticated Parent Common Shares for cash, securities or other property (the “Lock-up Period”).

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(b)      For Purposes of this Agreement, “Subject Shares” shall mean any (i) Merger Shares and (ii) Earnout Shares issued prior to the expiration of the Lock-Up Period, in each case, that are beneficially owned or owned of record by such Holder.

(c)      For purposes of this Agreement, “Transfer” shall mean the (i) the sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Subject Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

4.      Exceptions to Lock-Up. The provisions of Section 3 shall not apply to:

(a)      Transfers of Subject Shares as a bona fide gift or charitable contribution;

(b)      Transfers of Subject Shares to a trust, family limited partnership or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of Holder or any other person with whom Holder has a relationship by blood, marriage or adoption not more remote than first cousin and Transfers to any such family member;

(c)      Transfers of Subject Shares by will or intestate succession or the laws of descent and distributions upon the death of Holder (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of Holder shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Agreement on behalf of such estate);

(d)      Transfers of Subject Shares pursuant to a qualified domestic order or in connection with a divorce settlement;

(e)      if Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers of Subject Shares to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) Transfers of Subject Shares as part of a dividend, distribution, transfer or other disposition of shares to partners, limited liability company members, direct or indirect stockholders or other equity holders of Holder, including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership, fund or investment vehicle, or any other partnerships, funds or investment vehicles controlled or managed by such partnership;

(f)      if Holder is a trust, Transfers of Subject Shares to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

(g)      Transfers of Subject Shares to Parent’s or Holder’s officers, directors, members, consultants or their affiliates;

(h)      pledges of Subject Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

(i)      Transfers of Subject Shares pursuant to a bona fide third-party tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other transaction or series of related transactions involving a Change in Control in Parent, provided that in the event that such tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other such transaction is not completed, the securities subject to this Agreement shall remain subject to this Agreement;

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(j)      Transfers of Subject Shares to Parent in connection with the liquidation or dissolution of Parent by virtue of the laws of the state of Parent’s organization and Parent’s organizational documents;

(k)      the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the Transfer of any Subject Shares during the Lock-Up Period; and

(l)      Transfers of Subject Shares to satisfy any U.S. federal, state, or local income tax obligations of the Lock-up Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

PROVIDED, THAT IN THE CASE OF ANY TRANSFER OR DISTRIBUTION PURSUANT TO SECTIONS 4(a) THROUGH 4(g) AND 4(l), EACH DONEE, DISTRIBUTEE OR OTHER TRANSFEREE SHALL AGREE IN WRITING, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO PARENT, TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

5.      Null and Void. If any Transfer of Subject Shares prior to the end of the Lock-up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of such Subject Shares as one of its equityholders for any purpose.

6.      Legend. During the Lock-up Period, each certificate evidencing any Subject Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN EARNOUT ELECTION AGREEMENT, DATED AS OF [•], 2022 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.”

Promptly upon the expiration of the Lock-up Period, Parent shall cause the removal of such legend and, if determined appropriate by Parent, any restrictive legend related to compliance with the federal securities laws from the certificates evidencing the Subject Shares.

7.      Representations and Warranties. Holder represents and warrants to Parent and the Company as follows: (a) this Agreement has been duly executed and delivered by Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Holder, enforceable against Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (b) the execution and delivery of this Agreement by Holder does not, and the performance by Holder of his, her or its obligations hereunder will not, (i) if such Holder is not an individual, conflict with or result in a violation of the organizational documents of Holder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Holder), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Holder of its, his or her obligations under this Agreement; (c) Holder has not entered into, and shall not enter into or otherwise amend, any contract or other agreement that would result in the restriction, limitation or interference with the performance of Holder’s obligations hereunder; (d) Holder acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Holder’s own legal counsel, investment and tax advisors; and (e) Holder is not relying on any statements or representations of Parent or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement.

8.      Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on

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the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows, or to such other address as a party shall specify to the others in accordance with this Section 8:

if to Parent or the Company, to:

Orchestra BioMed, Inc.
150 Union Square Drive
New Hope PA 18938
Attn: David Hochman, Chairman & CEO
E-mail: DHochman@orchestrabiomed.com,

with a copy to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Samuel A. Waxman
E-mail: samuelwaxman@paulhastings.com;

if to any Holder, at such Holder’s address or contact information as set forth in Parent’s books and records.

9.      No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

10.      Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement binding on all the parties hereto. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties. For the avoidance of doubt, each party agrees that an electronic copy of this Agreement shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)).

11.      Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.

12.      Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

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13.      Amendments; Waiver. This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

14.      Term. This Agreement shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms; (b) the later of (i) the expiration of the Lock-Up Period and (ii) the date in which all Earnout Shares to which Holder may be entitled to receive pursuant to Holder’s Earnout Rights have been issued to Holder; (c) the expiration of the Earnout Period; and (d) mutual written agreement by the parties.

15.      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Earnout Election Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

PARENT:

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
By:
Name:
Title:

COMPANY:

ORCHESTRA BIOMED, INC.

By:
Name:	David Hochman
Title:	Chief Executive Officer

HOLDER:

By:
Name:	[•]
Title:	[•]

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Exhibit G

Orchestra BioMed Holdings, Inc.
2022 Equity Incentive Plan

Adopted By The Board Of Directors: [•], 2022
Approved By The Stockholders: [•], 2022
Effective Date: [•], 2022

1.      General.

(a)      Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)      Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; and (vi) Other Awards.

(c)      Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.      Shares Subject To The Plan.

(a)      Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•] shares plus a number of shares of Common Stock equal to the number of Returning Shares, if any, as such shares become available from time to time. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) [•]% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) [•] shares of Common Stock, and (iii) such number of shares of Common Stock determined by the Board or the Compensation Committee prior to January 1st of a given year.

(b)      Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares, which such amount shall be increased commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) [•]% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) [•] shares of Common Stock, and (iii) such number of shares of Common Stock determined by the Board or the Compensation Committee prior to January 1st of a given year.

(c)      Share Reserve Operation.

(i)      Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)      Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase

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price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award. For the avoidance of doubt, with respect to a SAR, only shares of Common Stock which are issued upon settlement of the SAR shall count towards reducing the number of shares available for issuance under the Plan.

(iii)      Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.      Eligibility and Limitations.

(a)      Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)      Specific Award Limitations.

(i)      Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)      Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)      Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)      Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)      Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)      Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, in each case following the Effective Date, to any individual for service as a Non-Employee Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Non-Employee Director for his or her service as a Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

4.      Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares

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purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)      Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)      Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)      Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)      by cash or check, bank draft or money order payable to the Company;

(ii)      pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)      by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)      if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)      in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)      Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

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(e)      Transferability. Options and SARs may not be transferred to third-party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)      Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable U.S. state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)      Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)      Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)      Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)      Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)      three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)      12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)      18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)      18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

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(i)      Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)      Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)      Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.      Awards Other Than Options and Stock Appreciation Rights.

(a)      Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)       Form of Award.

(1)      RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)      RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

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(ii)      Consideration.

(1)      RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)      RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)      Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)      Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)      Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

(vi)      Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)      Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.      Adjustments Upon Changes in Common Stock; Other Corporate Events.

(a)      Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

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(b)      Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)      Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)      Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)      Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to Awards with performance-based vesting that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii)      Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

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(iv)      Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)      Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)      No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.      Administration.

(a)      Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)      Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)      To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award.

(ii)      To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)      To settle all controversies regarding the Plan and Awards granted under it.

(iv)      To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)      To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)      To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

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(vii)      To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)      To submit any amendment to the Plan for stockholder approval.

(ix)      To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, (1) the Board shall not, without stockholder approval, reduce the exercise or strike price of an Option or SAR (other than in connection with a Capitalization Adjustment) and, at any time when the exercise or strike price of an Option or SAR is above the Fair Market Value of a share of Common Stock, the Board shall not, without stockholder approval, cancel and re-grant or exchange such Option or SAR for a new Award with a lower (or no) purchase price or for cash, and (2) a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(x)      Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)      To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).

(c)      Delegation to Committee.

(i)      General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)      Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and, thereafter, any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)      Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)      Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by

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Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.      Tax Withholding.

(a)      Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. and/or non-U.S. federal, state, or local tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)      Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. and/or non-U.S. federal, state or local tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board or (vi) by such other method as may be set forth in the Award Agreement.

(c)      No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the U.S. Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the U.S. Internal Revenue Service.

(d)      Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

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9.      Miscellaneous.

(a)      Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)      Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)      Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)      Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)      No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)      Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)      Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)      Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic

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system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)      Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)      Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)      Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)      Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)      Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)      Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)      Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

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10.      Covenants of the Company.

(a)      Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.      Additional Rules for Awards Subject to Section 409A.

(a)      Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)      Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)      If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)      If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)      If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)      Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

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(i)      Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)      If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)      If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)       Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)      In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)      If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)      The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)      Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)      If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the

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Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)      If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)      If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)      Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)      The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)      To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)      The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.      Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.      Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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14.      Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)      “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)      “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)      “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)      “Applicable Law” means the Code and any applicable U.S. or non-U.S. securities, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange or the Financial Industry Regulatory Authority).

(e)      “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, or any Other Award).

(f)      “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(g)      “Board” means the board of directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)      “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)      “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any Company or Affiliate documents or records; (ii) the Participant’s material failure to abide by the Company’s Code of Business Conduct and Ethics or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any Affiliate, as applicable); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the Participant’s improper use or disclosure of Company or Affiliate confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or its Affiliate’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or its Affiliate, as applicable) of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and the Company (or its Affiliate, as applicable), which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability

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to perform his or her duties with the Company (or its Affiliate, as applicable). The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer or his or her designee with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)      “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i)      any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)      there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)      the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)      there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)      individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement

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between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(k)      “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)      “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)      “Common Stock” means the common stock of the Company.

(n)      “Company” means Orchestra BioMed Holdings, Inc., a Delaware corporation, and any successor corporation thereto.

(o)      “Compensation Committee” means the Compensation Committee of the Board.

(p)      “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)      “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)      “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)      a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)      a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)      a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)      a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

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(s)      “Director” means a member of the Board.

(t)      “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)      “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)      “Effective Date” means the later of (i) the date on which the Plan is approved by the stockholders of the Company in accordance with Section 13, and (ii) the day that is one day prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [•], by and among the Company and the other parties thereto.

(w)      “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)      “Employer” means the Company or the Affiliate that employs the Participant.

(y)      “Entity” means a corporation, partnership, limited liability company or other entity.

(z)      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)      “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)      “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable; (ii) if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists; or (iii) in the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc)      “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. or non-U.S. federal, state, local, municipal, or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

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(dd)      “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee)        ”Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff)      “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(gg)      “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh)      “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(ii)      “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj)      “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk)      “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll)      “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm)      “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(nn)      “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

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(oo)      “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp)      “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, or RSU Award.

(qq)      “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr)      “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss)      “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt)      “Plan” means this Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan, as amended from time to time.

(uu)      “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.

(vv)      “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ww)      “Prior Plan” means the Company’s [•] Plan, as amended.

(xx)      “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock granted pursuant to the terms and conditions of Section 5(a).

(yy)      “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(zz)      “Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plan and that following the Effective Date: (A) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation.

(aaa)      “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(bbb)      “RSU Award Agreement” means a written agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(ccc)      “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

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(ddd)      “Rule 405” means Rule 405 promulgated under the Securities Act.

(eee)      “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(fff)      “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(ggg)      “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hhh)      “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(iii)      “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(jjj)      “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(kkk)      “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding Common Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(lll)      “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(mmm)      “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(nnn)      “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(ooo)      “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

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Exhibit H

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is entered into as of [•], 2022, by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Merger Closing, “Parent”), Orchestra BioMed, Inc., a Delaware corporation (the “Company”), and Covidien Group S.à.r.l. (the “Purchasing Party”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of the date of this Agreement, by and among Parent, the Company and HSAC Olympus Merger Sub, Inc. (the “Merger Agreement”).

WHEREAS, in connection with the Closing under the Merger Agreement (the “Merger Closing”), the Purchasing Party wishes to purchase, up to 1,000,000 Parent Ordinary Shares on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.      Forward Purchase Shares. Parent shall issue and sell to the Purchasing Party, and the Purchasing Party shall purchase from Parent, a number of Parent Ordinary Shares (the “Forward Purchase Shares”) equal to (a) (i) $10,000,000 minus (ii) the aggregate dollar amount paid by the Purchasing Party to purchase Parent Ordinary Shares having redemption rights following the date hereof until immediately prior to the Share Purchase Closing that the Purchasing Party continues to directly own at such time (the “Market Transaction Shares”), divided by (b) $10.00 (the “Per Share Price”). For the avoidance of doubt, in no event shall the aggregate amount of funds received by Parent in respect of the Forward Purchase Shares, when taken together with funds that continue to be held in the Trust Account at the Merger Closing in respect of the Market Transaction Shares, be less than $10,000,000.

2.      Share Purchase Closing.

(a)      Closing. Subject to Section 7, the closing of the sale of the Forward Purchase Shares, if any (the “Share Purchase Closing”), shall be held on the Closing Date, immediately prior to the Domestication. At the Share Purchase Closing, Parent will issue to the Purchasing Party the Forward Shares against (and concurrently with) the payment to Parent by the Purchasing Party of an amount equal to the product of (i) the number of Forward Purchase Shares, multiplied by (ii) the Per Share Price. All payments required to be made to Parent by the Purchasing Party pursuant to this Section 2(a) shall be made by wire transfer of immediately available funds pursuant to written instructions provided by Parent to the Purchasing Party.

(b)      Delivery of Forward Purchase Shares.

(i)      Parent shall register the Purchasing Party as the owner of the Forward Purchase Shares on Parent’s share register and with Parent’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the Share Purchase Closing.

(ii)      Each register and book entry for the Forward Purchase Shares shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.

(c)      In connection with sales permitted pursuant to Rule 144 promulgated under the Exchange Act, if required by Parent’s transfer agent, Parent will promptly cause an opinion of counsel to be delivered to its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such Forward Purchase Shares without any such legend.

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(d)      Registration Rights. The Purchasing Party shall have registration rights with respect to their Forward Purchase Shares as set forth in the Registration Rights Agreement that will be entered into by and among Parent, the Purchasing Party, the Company and certain other parties thereto in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) and the form of which is attached to the Merger Agreement as Exhibit C (the “Registration Rights Agreement”).

(e)      Adjustments to Notional Amounts. In the event of any change to the capital structure of Parent, whether dilutive or otherwise, by way of a share dividend, share split, or any other similar transaction however described, the number of Forward Purchase Shares, and/or the Per Share Price, as applicable, will be adjusted as necessary to account for such changes.

3.      Representations and Warranties of the Purchasing Party. The Purchasing Party represents and warrants, severally and not jointly, to each of Parent and the Company as follows:

(a)      Organization and Power. The Purchasing Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)      Authorization. The Purchasing Party has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchasing Party, will constitute the valid and legally binding obligation of Purchasing Party, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(c)      Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchasing Party in connection with the consummation of the transactions contemplated by this Agreement.

(d)      Compliance with Other Instruments. The execution, delivery and performance by the Purchasing Party of this Agreement and the consummation by the Purchasing Party of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchasing Party, in each case (other than clause (i)), which would have a material adverse effect on the Purchasing Party or its ability to consummate the transactions contemplated by this Agreement.

(e)      Purchase Entirely for Own Account. This Agreement is made with the Purchasing Party in reliance upon the Purchasing Party’s representation to Parent, which by the Purchasing Party’s execution of this Agreement, the Purchasing Party hereby confirms, that the Forward Purchase Shares to be acquired by the Purchasing Party will be acquired for investment for the Purchasing Party’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchasing Party has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of Law. By executing this Agreement, the Purchasing Party further represents that the Purchasing Party does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Forward Purchase Shares.

(f)      Disclosure of Information. The Purchasing Party has had an opportunity to discuss Parent’s existing and planned or expected business, management, financial affairs and the terms and conditions of the purchase and sale of the Forward Purchase Shares, as well as the terms of the Transactions, with Parent’s management.

(g)      Restricted Forward Purchase Shares. The Purchasing Party understands that the offer and sale of the Forward Purchase Shares to the Purchasing Party has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among

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other things, the bona fide nature of the investment intent and the accuracy of the Purchasing Party’s representations as expressed herein. The Purchasing Party understands that the Forward Purchase Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchasing Party must hold the Forward Purchase Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchasing Party acknowledges that Parent has no obligation to register or qualify the Forward Purchase Shares, or any securities into which the Forward Purchase Shares may be converted into or exercised for, for resale, except pursuant to the Registration Rights Agreement. The Purchasing Party further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Shares, and on requirements relating to Parent which are outside of the Purchasing Party’s control, and which Parent is under no obligation and may not be able to satisfy.

(h)      High Degree of Risk. The Purchasing Party understands that its agreement to purchase the Forward Purchase Shares involves a high degree of risk, which could cause the Purchasing Party to lose all or part of its investment.

(i)      Accredited Investor. The Purchasing Party is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)      No General Solicitation. Neither the Purchasing Party, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the purchase and sale of the Forward Purchase Shares.

(k)      Non-Public Information. The Purchasing Party acknowledges its obligations under applicable securities Laws with respect to the treatment of material non-public information relating to Parent.

(l)      Adequacy of Financing. The Purchasing Party will have at the Share Purchase Closing available to it sufficient funds to satisfy its obligations under this Agreement.

(m)      Affiliation of Certain FINRA Members. The Purchasing Party is neither a person associated nor affiliated with any underwriter of the IPO or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO.

(n)      No Finder’s Fees. The Purchasing Party is not and will not be obligated for any finder’s fee or commission in connection with the transactions contemplated by this Agreement.

(o)      Foreign Corrupt Practices. Neither the Purchasing Party, nor any director, officer, agent, employee or other Person acting on behalf of the Purchasing Party has, in the course of its actions for, or on behalf of, the Purchasing Party (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p)      Compliance with Anti-Money Laundering Laws. The operations of the Purchasing Party are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Purchasing Party with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Purchasing Party, threatened.

(q)      No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Purchasing Party nor any person acting on behalf of the Purchasing Party nor any of the Purchasing Party’s affiliates

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(“Purchasing Party Group”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchasing Party or the purchase and sale of the Forward Purchase Shares, and the Purchasing Party disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by (i) Parent in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto and (ii) the Company in Section 5 of this Agreement, the Purchasing Party Group specifically disclaims that it is relying upon any other representations or warranties that may have been made by Parent, any person on behalf of Parent or any of Parent’s affiliates (collectively, the “Parent Parties”).

4.      Representations and Warranties of Parent. Parent represents and warrants to the Purchasing Party as follows:

(a)      Incorporation and Corporate Power. Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)      Capitalization. The authorized share capital of Parent consists, as of the date hereof, of 100,000,000 shares of Parent Ordinary Shares and 1,000,000 preference shares, of which 20,450,000 Parent Ordinary Shares and no Parent Preferred Shares are issued and outstanding. All of the issued and outstanding Parent Ordinary Shares and preference shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(c)      Authorization. All corporate action required to be taken by Parent’s Board of Directors and shareholders in order to authorize Parent to enter into this Agreement, and to issue the Forward Purchase Shares at the Share Purchase Closing has been taken or will be taken prior to the Share Purchase Closing, as applicable. All action on the part of the shareholders, directors and officers of Parent necessary for the execution and delivery of this Agreement, the performance of all obligations of Parent under this Agreement to be performed as of the Share Purchase Closing, and the issuance and delivery of the Forward Purchase Shares has been taken or will be taken prior to the Share Purchase Closing. This Agreement, when executed and delivered by Parent, shall constitute a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(d)      Valid Issuance of Forward Purchase Shares.

(i)      The Forward Purchase Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company when issued in accordance with this Agreement, and registered on Parent’s share register, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities Laws and liens or encumbrances created by or imposed by the Purchasing Party, as applicable. Assuming the accuracy of the representations of the Purchasing Party in this Agreement and subject to the filings described in Section 4(e) below, the Forward Purchase Shares will be issued in compliance with all applicable federal and state securities Laws.

(ii)      No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Parent or, to Parent’s knowledge, any Parent Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable. “Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e)      Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchasing Party in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities Laws and pursuant to the Registration Rights Agreement.

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(f)      Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of Parent’s Governing Documents, as they may be amended from time to time, (ii) of any instrument, judgment, order, writ or decree to which Parent is a party or by which it is bound, (iii) under any note, indenture or mortgage to which Parent is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which Parent is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to Parent, in each case (other than clause (i)) which would have a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

(g)      Operations. As of the date hereof, Parent has not conducted any operations other than organizational activities and activities in connection with the IPO, its search for a potential business combination and financing in connection therewith.

(h)      Foreign Corrupt Practices. Neither Parent, nor any director, officer, agent, employee or other Person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(i)      Compliance with Anti-Money Laundering Laws. The operations of Parent are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

(j)      Absence of Litigation. There is no Action before or by any Governmental Authority or, to the Knowledge of Parent, threatened against or affecting Parent or any of Parent’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(k)      No General Solicitation. Neither Parent, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Shares.

(l)      No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 4 and in any certificate or agreement delivered pursuant hereto, none of Parent Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Parent, the transactions contemplated by the Merger Agreement or the offer and sale of the Forward Purchase Shares, and the Parent Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasing Party in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Parent Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchasing Party.

5.      Representations and Warranties of the Company.

(a)      Merger Agreement. The Company (i) represents and warrants to the Purchasing Party that, the representations and warranties of the Company in the Merger Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), in each case, other than as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of the Company and its Subsidiaries and (ii) acknowledges and agrees that the Purchasing Party is relying on the accuracy of such representations and warranties as set forth in the preceding clause (i).

(b)      No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 5 and in any certificate or agreement delivered pursuant hereto, neither the Company nor any person acting on behalf of the Company nor any of the Company’s affiliates (the “Company Group”) has made, makes or shall be deemed to make any other express or implied representation or warranty with

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respect to the Company, the transactions contemplated by the Merger Agreement or the offer and sale of the Forward Purchase Shares, and the Company Group disclaims any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasing Party in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company specifically disclaims that it is relying upon any other representations or warranties that may have been made by the Purchasing Party.

6.      Additional Agreements, Acknowledgements and Waivers of the Purchasing Party.

(a)      Waiver. Reference is made to the final prospectus of Parent, dated August 3, 2020 (the “Prospectus”). The Purchasing Party has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public Parent Shareholders and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and the Purchasing Party for itself and on behalf of its securityholders, hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

(b)      No Short Sales. The Purchasing Party hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of Parent prior to the Merger Closing. For purposes of this Section 6, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers

(c)      No Redemption. Until the Merger Closing, the Purchasing Party hereby irrevocably and unconditionally agrees not to redeem, elect to redeem or tender or submit any Subject Securities in connection with (i) the Merger or any other transactions contemplated by the Merger Agreement or (ii) any proposal to amend Parent’s organizational documents to extend the period of time that Parent is afforded thereunder and its prospectus to consummate an initial business combination, including any vote at any meeting of the shareholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting however called and including any adjournment or postponement thereof) or any action by written resolution of the shareholders of Parent with respect to the foregoing, and any attempt to redeem such Subject Securities will be void ab initio and of no effect. For purposes of this Agreement, “Subject Securities” means all of Purchasing Party’s Parent Ordinary Shares and any other equity securities of Parent that the Purchasing Party holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership after the date hereof, including any (i) Market Transaction Shares and (ii) Parent Warrants or other securities convertible into or exercisable or exchangeable for Parent Ordinary Shares.

7.      Share Purchase Closing Conditions.

(a)      The obligation of each of the Purchasing Party to consummate the Share Purchase Closing is subject to the fulfillment, at or prior to the Share Purchase Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by the Purchasing Party , as applicable:

(i)      The conditions set forth in Article X of the Merger Agreement (other than those conditions that by their nature are to be satisfied by (i) actions taken at the Merger Closing; provided that each such condition is then capable of being satisfied at the Merger Closing on such date and (ii) the consummation of the transactions contemplated by this Agreement) have been satisfied or waived (provided that, for purposes of this Agreement, the conditions set forth in Sections 10.3(h) and 10.3(j) in the Merger Agreement may not be waived without the written consent of the Purchasing Party), and the Company and Parent have confirmed to the Purchasing Party in writing that the Company and Parent are ready, willing and able to consummate the Transactions;

(ii)      The representations and warranties of Parent set forth in Section 4 shall have been true and correct as of the date hereof and shall be true and correct as of the Share Purchase Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement;

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(iii)      Parent shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Parent, at or prior to the Share Purchase Closing; and

(iv)      No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasing Party of the Forward Purchase Shares.

(v)      Since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect pursuant to clause (a) of the definition thereof in the Merger Agreement in respect of the Company Group that is continuing.

(b)      The obligation of Parent to consummate the Share Purchase Closing is subject to the fulfillment, at or prior to the Share Purchase Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by Parent :

(i)      The conditions set forth in Article X of the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing; provided that each such condition is then capable of being satisfied at the Merger Closing on such date) to Parent’s obligations to consummate the Merger Closing have been satisfied or waived, and the Company has confirmed to Parent in writing that the Company is ready, willing and able to consummate the Transactions;

(ii)      The representations and warranties of the Purchasing Party set forth in Section 3 shall have been true and correct as of the date hereof and shall be true and correct as of the Share Purchase Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchasing Party or its ability to consummate the transactions contemplated by this Agreement;

(iii)      The Purchasing Party shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasing Party at or prior to the Share Purchase Closing; and

(iv)      No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasing Party of the Forward Purchase Shares.

(v)      Parent shall have received evidence reasonably satisfactory of (i) the Purchasing Party’s ownership of the Market Transaction Shares and purchase thereof following the date hereof and (ii) the aggregate dollar amount paid by the Purchasing Party to purchase the Market Transaction Shares.

8.      Termination. This Agreement may be terminated at any time prior to the Share Purchase Closing:

(a)      by mutual written consent of the parties hereto; or

(b)      automatically upon the termination of the Merger Agreement in accordance with its terms.

In the event of any termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 8 shall relieve either Parent or the Purchasing Party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

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9.      General Provisions.

(a)      Survival of Representations. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Share Purchase Closing and shall remain in full force and effect until the first anniversary of the Closing Date.

(b)      Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand, electronic mail or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by email, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Parent, to:

Health Sciences Acquisitions Corporation 2
c/o RTW Investments, LP
40 10th Avenue, Floor 7
New York, New York 10014
Attn: Legal Department
E-mail: al@hsac2.com, gd@hsac2.com

with a copy to Parent’s counsel (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Giovanni Caruso
E-mail: gcaruso@loeb.com
All communications sent to the Company shall be sent to:

If to the Company, to:

Orchestra BioMed, Inc.
150 Union Square Drive
New Hope PA 18938
Attn; David Hochman, Chairman & CEO
E-mail: DHochman@orchestrabiomed.com

with a copy to the Company’s counsel (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attn: Samuel A. Waxman
E-mail: samuelwaxman@paulhastings.com

All communications to the Purchasing Party shall be sent to the Purchasing Party’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(b).

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(c)      Amendments; No Waivers; Remedies.

(i)      This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(ii)      Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(iii)      Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)      No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other parties to this Agreement. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

(e)      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

(f)      Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(g)      Entire Agreement. This Agreement, together with the agreements referenced herein, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.

(h)      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

(i)      Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any

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party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty or covenant.

(j)      Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon a party hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASING PARTY:
Covidien Group S.à.r.l.

By:
Name:
Title:

Address for Notices:
c/o Medtronic, Inc.
Operational Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

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PARENT:
Health Sciences Acquisitions Corporation 2

By:
	Name:	Roderick Wong, M.D.
	Title:	President and Chief Executive Officer

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COMPANY
Orchestra BioMed, Inc.

By:
	Name:	David Hochman
	Title:	Chief Executive Officer

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Exhibit I

Confidential

BACKSTOP AGREEMENT

This Backstop Agreement (this “Agreement”) is entered into as of [•], 2022, by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Merger Closing, “Parent”), Orchestra BioMed, Inc., a Delaware corporation (the “Company”), and the purchasing parties signatory hereto (the “Purchasing Parties”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of the date of this Agreement, by and among Parent, the Company and HSAC Olympus Merger Sub, Inc. (the “Merger Agreement”).

WHEREAS, in connection with the entry into the Merger Agreement, the Purchasing Parties have agreed to purchase up to 5,000,000 shares of Parent Ordinary Shares at a price of $10.00 per share to the extent that the number of shares of Parent Ordinary Shares that are redeemed in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) would result in the Parent receiving less than the Closing Cash Amount (as defined below), on the terms and conditions set forth herein (the “Backstop Commitment”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.      Backstop Shares.

(a)      Backstop Subscription. Subject to, and contingent upon, the amount of Parent Closing Cash as of immediately prior to the Merger Closing (the “Closing Cash Amount”) being less than that necessary to satisfy the Minimum Available Cash Condition (such deficit, the “Backstop Subscription Amount”), Parent shall issue and sell to the Purchasing Parties, and the Purchasing Parties shall purchase from Parent, a number of Parent Ordinary Shares equal to the quotient of (i) the Backstop Subscription Amount, divided by (ii) $10.00 (the “Per Share Price”), rounded down to the nearest whole number (the “Backstop Shares”).

(b)      Funding Notice. As soon as reasonably practicable following completion of the Parent Shareholder Redemption, Parent shall deliver a written notice (the “Funding Notice”) to the Purchasing Parties (with a copy sent concurrently to the Company) setting forth:

(i)       the Parent Redemption Amount;

(ii)      the Closing Cash Amount;

(iii)     the Backstop Subscription Amount;

(iv)     the number of Backstop Shares; and

(v)      the anticipated Closing Date.

Notwithstanding the foregoing, for the avoidance of doubt, the “Backstop Subscription Amount” shall be finally calculated without including any Parent Ordinary Shares subject to the Parent Shareholder Redemption that have been offered for redemption but subsequently and validly withdrawn by the applicable holder in accordance with the Parent’s amended and restated memorandum and articles of association, the Cayman Islands Companies Act or other applicable law. The delivery of the Funding Notice hereunder shall serve as notice to the Sponsor that it will be required to pay the Backstop Subscription Amount and acquire the Backstop Shares, if any, pursuant to Section 1(a).

2.      Share Purchase Closing.

(a)      Closing. Subject to Section 7, the closing of the sale of the Backstop Shares, if any (the “Share Purchase Closing”), shall be held on the Closing Date, immediately prior to the Domestication. At the Share Purchase Closing, Parent will issue to the Purchasing Parties, collectively, the Backstop Shares against (and concurrently with) the payment of the Backstop Subscription Amount to Parent. Such issuance will be made in the amounts to each

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Purchasing Party set forth in written instructions provided by the Purchasing Parties to Parent (with a copy sent concurrently to the Company). All payments required to be made to Parent by the Purchasing Parties pursuant to this Section 2(a) shall be made by wire transfer of immediately available funds pursuant to written instructions provided by Parent to the Purchasing Parties (with a copy sent concurrently to the Company). For the avoidance of doubt, the payment obligations of the Purchasing Parties under this Section 2(a) are joint and several..

(b)      Delivery of Backstop Shares.

(i)      Parent shall register each Purchasing Party as the owner of the Backstop Shares it was issued pursuant to Section 2(a) on Parent’s share register and with Parent’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the Share Purchase Closing.

(ii)      Each register and book entry for any Backstop Shares shall contain a notation, and each certificate (if any) evidencing such Backstop Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

(c)      In connection with sales permitted pursuant to Rule 144 promulgated under the Exchange Act, if required by Parent’s transfer agent, Parent will, if required, promptly cause an opinion of counsel to be delivered to its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such Backstop Shares without any such legend.

(d)      Registration Rights. The Purchasing Parties shall have registration rights with respect to their respective Backstop Shares as set forth in the Registration Rights Agreement that will be entered into by and among Parent, the Purchasing Parties, the Company and certain other parties thereto in connection with the consummation of the Transactions and the form of which is attached to the Merger Agreement as Exhibit E (the “Registration Rights Agreement”).

(e)      Adjustments to Notional Amounts. In the event of any change to the capital structure of Parent, whether dilutive or otherwise, by way of a share dividend, share split, or any other similar transaction however described, the Per Share Price will be adjusted as necessary to account for such changes.

3.      Representations and Warranties of the Purchasing Parties. Each Purchasing Party represents and warrants, jointly and severally, to each of Parent and the Company as follows:

(a)      Organization and Power. Such Purchasing Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)      Authorization. Such Purchasing Party has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Purchasing Party, will constitute the valid and legally binding obligation of such Purchasing Party, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(c)      Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Purchasing Party in connection with the consummation of the transactions contemplated by this Agreement.

(d)      Compliance with Other Instruments. The execution, delivery and performance by such Purchasing Party of this Agreement and the consummation by such Purchasing Party of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to

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which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to such Purchasing Party, in each case (other than clause (i)), which would have a material adverse effect on such Purchasing Party or its ability to consummate the transactions contemplated by this Agreement.

(e)      Purchase Entirely for Own Account. This Agreement is made with such Purchasing Party in reliance upon such Purchasing Party’s representation to Parent, which by such Purchasing Party’s execution of this Agreement, such Purchasing Party hereby confirms, that its Backstop Shares to be acquired by such Purchasing Party will be acquired for investment for such Purchasing Party’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchasing Party has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of Law. By executing this Agreement, such Purchasing Party further represents that such Purchasing Party does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of its Backstop Shares.

(f)      Disclosure of Information. Such Purchasing Party has had an opportunity to discuss Parent’s existing and planned or expected business, management, financial affairs and the terms and conditions of the purchase and sale of its Backstop Shares, as well as the terms of the Transactions, with Parent’s management.

(g)      Restricted Backstop Shares. Such Purchasing Party understands that the offer and sale of its Backstop Shares to such Purchasing Party has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchasing Party’s representations as expressed herein. Such Purchasing Party understands that its Backstop Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Purchasing Party must hold its Backstop Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchasing Party acknowledges that Parent has no obligation to register or qualify its Backstop Shares, or any securities into which its Backstop Shares may be converted into or exercised for, for resale, except pursuant to the Registration Rights Agreement. Such Purchasing Party further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for its Backstop Shares, and on requirements relating to Parent which are outside of such Purchasing Party’s control, and which Parent is under no obligation and may not be able to satisfy.

(h)      High Degree of Risk. Such Purchasing Party understands that its agreement to purchase its Backstop Shares involves a high degree of risk, which could cause such Purchasing Party to lose all or part of its investment.

(i)      Accredited Investor. Such Purchasing Party is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)      No General Solicitation. Neither such Purchasing Party, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the purchase and sale of its Backstop Shares.

(k)      Non-Public Information. Such Purchasing Party acknowledges its obligations under applicable securities Laws with respect to the treatment of material non-public information relating to Parent.

(l)      Adequacy of Financing. Such Purchasing Party will have at the Share Purchase Closing available to it sufficient funds to satisfy its obligations under this Agreement.

(m)      Affiliation of Certain FINRA Members. Such Purchasing Party is neither a person associated nor affiliated with any underwriter of the IPO or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO.

(n)      No Finder’s Fees. Such Purchasing Party is not and will not be obligated for any finder’s fee or commission in connection with the transactions contemplated by this Agreement.

(o)      Foreign Corrupt Practices. Neither such Purchasing Party, nor any director, officer, agent, employee or other Person acting on behalf of such Purchasing Party has, in the course of its actions for, or on behalf of, Purchasing Party (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses

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relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p)      Compliance with Anti-Money Laundering Laws. The operations of such Purchasing Party are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving such Purchasing Party with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of such Purchasing Party, threatened.

(q)      No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of such Purchasing Party nor any person acting on behalf of such Purchasing Party nor any of such Purchasing Party’s affiliates (“Purchasing Party Group”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Purchasing Party or the purchase and sale of its Backstop Shares, and such Purchasing Party disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by (i) Parent in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto and (ii) the Company in Section 5 of this Agreement, such Purchasing Party Group specifically disclaims that it is relying upon any other representations or warranties that may have been made by Parent, any person on behalf of Parent or any of Parent’s affiliates (collectively, the “Parent Parties”).

4.      Representations and Warranties of Parent. Parent represents and warrants to the Purchasing Parties as follows:

(a)      Incorporation and Corporate Power. Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)      Capitalization. The authorized share capital of Parent consists, as of the date hereof, of 100,000,000 shares of Parent Ordinary Shares and 1,000,000 preference shares, of which 20,450,000 Parent Ordinary Shares and no Parent Preferred Shares are issued and outstanding. All of the issued and outstanding Parent Ordinary Shares and preference shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(c)      Authorization. All corporate action required to be taken by Parent’s Board of Directors and shareholders in order to authorize Parent to enter into this Agreement, and to issue the Backstop Shares at the Share Purchase Closing has been taken or will be taken prior to the Share Purchase Closing, as applicable. All action on the part of the shareholders, directors and officers of Parent necessary for the execution and delivery of this Agreement, the performance of all obligations of Parent under this Agreement to be performed as of the Share Purchase Closing, and the issuance and delivery of the Backstop Shares has been taken or will be taken prior to the Share Purchase Closing. This Agreement, when executed and delivered by Parent, shall constitute a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(d)      Valid Issuance of Backstop Shares.

(i)      The Backstop Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company when issued in accordance with this Agreement, and registered on Parent’s share register, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue

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thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities Laws and liens or encumbrances created by or imposed by any Purchasing Party, as applicable. Assuming the accuracy of the representations of each Purchasing Party in this Agreement and subject to the filings described in Section 4(e) below, the Backstop Shares will be issued in compliance with all applicable federal and state securities Laws.

(ii)      No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Parent or, to Parent’s knowledge, any Parent Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable. “Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e)      Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchasing Parties in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities Laws and pursuant to the Registration Rights Agreement.

(f)      Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of Parent’s Governing Documents, as they may be amended from time to time, (ii) of any instrument, judgment, order, writ or decree to which Parent is a party or by which it is bound, (iii) under any note, indenture or mortgage to which Parent is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which Parent is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to Parent, in each case (other than clause (i)) which would have a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

(g)      Operations. As of the date hereof, Parent has not conducted any operations other than organizational activities and activities in connection with the IPO, its search for a potential business combination and financing in connection therewith.

(h)      Foreign Corrupt Practices. Neither Parent, nor any director, officer, agent, employee or other Person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(i)      Compliance with Anti-Money Laundering Laws. The operations of Parent are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

(j)      Absence of Litigation. There is no Action before or by any Governmental Authority or, to the Knowledge of Parent, threatened against or affecting Parent or any of Parent’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(k)      No General Solicitation. Neither Parent, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Backstop Shares.

(l)      No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 4 and in any certificate or agreement delivered pursuant hereto, none of Parent Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Parent, the transactions contemplated by the Merger Agreement or the offer and sale of the Backstop

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Shares, and the Parent Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by each of the Purchasing Parties in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Parent Parties specifically disclaim that it is relying upon any other representations or warranties that may have been made by each Purchasing Party Group.

5.      Representations and Warranties of the Company.

(a)      Merger Agreement. The Company (i) represents and warrants to the Purchasing Parties that, the representations and warranties of the Company in the Merger Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), in each case, other than as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of the Company and its Subsidiaries and (ii) acknowledges and agrees that the Purchasing Party is relying on the accuracy of such representations and warranties as set forth in the preceding clause (i).

(b)      No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 5 and in any certificate or agreement delivered pursuant hereto, neither the Company nor any person acting on behalf of the Company nor any of the Company’s affiliates (the “Company Group”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the transactions contemplated by the Merger Agreement or the offer and sale of the Backstop Shares, and the Company Group disclaims any such representation or warranty. Except for the specific representations and warranties expressly made by each Purchasing Party in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company specifically disclaims that they are relying upon any other representations or warranties that may have been made by any Purchasing Party.

6.      Additional Agreements, Acknowledgements and Waivers of the Purchasing Parties.

(a)      Waiver. Reference is made to the final prospectus of Parent, dated August 3, 2020 (the “Prospectus”). Each Purchasing Party has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public Parent Shareholders and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and each Purchasing Party for itself and on behalf of its securityholders, hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

(b)      No Short Sales. Each Purchasing Party hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of Parent prior to the Merger Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

7.      Share Purchase Closing Conditions.

(a)      The obligation of each of the Purchasing Parties to consummate the Share Purchase Closing is subject to the fulfillment, at or prior to the Share Purchase Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by the Purchasing Parties (or, with respect to clauses (ii) and (iii), the Company on their behalf), as applicable:

(i)      The conditions set forth in Article X of the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing; provided that each such condition is then capable of being satisfied at the Merger Closing on such date) to Parent’s obligations to consummate the Merger Closing have been satisfied or waived, and the Company has confirmed to Parent in writing that the Company is ready, willing and able to consummate the Transactions;

Annex A-1-177

(ii)      The representations and warranties of Parent set forth in Section 4 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Share Purchase Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement;

(iii)      Parent shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Parent, at or prior to the Share Purchase Closing; and

(iv)      No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by any Purchasing Party of its Backstop Shares.

(b)      The obligation of Parent to consummate the Share Purchase Closing is subject to the fulfillment, at or prior to the Share Purchase Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by Parent (or, with respect to clauses (ii) and (iii), the Company on its behalf):

(i)      The conditions set forth in Article X of the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing; provided that each such condition is then capable of being satisfied at the Merger Closing on such date) to Parent’s obligations to consummate the Merger Closing have been satisfied or waived, and the Company has confirmed to Parent in writing that the Company is ready, willing and able to consummate the Transactions;

(ii)      The representations and warranties of each Purchasing Party set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Share Purchase Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on such Purchasing Party or its ability to consummate the transactions contemplated by this Agreement;

(iii)      Each Purchasing Party shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchasing Party at or prior to the Share Purchase Closing; and

(iv)      No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by any of the Purchasing Parties of the Backstop Shares.

8.      Termination. This Agreement may be terminated at any time prior to the Share Purchase Closing:

(a)      by mutual written consent of the parties hereto; or

(b)      automatically upon the termination of the Merger Agreement in accordance with its terms.

In the event of any termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 8 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

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9.      General Provisions.

(a)      Survival of Representations. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Share Purchase Closing and shall remain in full force and effect until the first anniversary of the Closing Date.

(b)      Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand, electronic mail or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by email, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Parent, to:

Health Sciences Acquisitions Corporation 2
c/o RTW Investments, LP
40 10th Avenue, Floor 7
New York, New York 10014
Attn: Legal Department
E-mail: al@hsac2.com, gd@hsac2.com

with a copy to Parent’s counsel (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Giovanni Caruso
E-mail: gcaruso@loeb.com

All communications sent to the Company shall be sent to:

If to the Company, to:

Orchestra BioMed, Inc.
150 Union Square Drive
New Hope PA 18938
Attn; David Hochman, Chairman & CEO
E-mail: DHochman@orchestrabiomed.com

with a copy to the Company’s counsel (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attn: Samuel A. Waxman
E-mail: samuelwaxman@paulhastings.com

All communications to a Purchasing Party shall be sent to the Purchasing Party’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a).

(c)      Amendments; No Waivers; Remedies.

(i)      This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

Annex A-1-179

(ii)      Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(iii)      Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)      No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other parties to this Agreement. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

(e)      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(f)      Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(g)      Entire Agreement. This Agreement, together with the agreements referenced herein, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.

(h)      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

(i)      Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty or covenant.

Annex A-1-180

(j)      Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon a party hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Signature Page Follows]

Annex A-1-181

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASING PARTIES:
RTW MASTER FUND, LTD.

By:
Name: Roderick Wong, M.D.
Title: Director

RTW INNOVATION MASTER FUND, LTD.

By:
Name: Roderick Wong, M.D.
Title: Director

RTW VENTURE FUND LIMITED

By: RTW Investments, LP, its Investment Manager

By:
Name: Roderick Wong, M.D.
Title: Managing Partner

Address for Notices:
40 10th Avenue, Floor 7
New York, NY 10014

Annex A-1-182

PARENT:
Health Sciences Acquisitions Corporation 2

By:
	Name:	Roderick Wong, M.D.
	Title:	President and Chief Executive Officer

Annex A-1-183

COMPANY
Orchestra BioMed, Inc.

By:
	Name:	David Hochman
	Title:	Chief Executive Officer

Annex A-1-184

Annex A-2

EXECUTION VERSION

AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 21, 2022, is made and entered into by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Closing, “Parent”), HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Orchestra BioMed, Inc., a Delaware corporation (the “Company”).

WITNESETH:

1.      The Parent, the Company and Merger Sub have entered into an Agreement and Plan of Merger, dated as of July 4, 2022 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation.

2.      Each of Parent, Merger Sub and the Company desires to amend the Merger Agreement in certain respects as described in this Amendment.

In consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. Amendment to the Merger Agreement. Section 4.7(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“If, during the Earnout Period, there occurs any transaction resulting in a Change in Control, and the corresponding valuation of Domesticated Parent Common Shares is greater than or equal to (i) $15.00 per share (assuming the issuance of the Initial Earnout Shares in determining such valuation), then, immediately prior to the consummation of such Change in Control the Initial Milestone Event shall be deemed to have occurred and the applicable portion of the Initial Earnout Shares shall be issued to each Earnout Participant as of immediately prior to the Change in Control, and Earnout Participants shall be eligible to participate in such Change in Control transaction with respect to such Initial Earnout Shares; and (ii) $20.00 per share (assuming the issuance of the Earnout Shares in determining such valuation), then, in addition to the issuance of the Initial Earnout Shares pursuant to the preceding clause (i), immediately prior to the consummation of such Change in Control the Final Milestone Event shall be deemed to have occurred and the applicable portion of the Final Earnout Shares shall be issued to each Earnout Participant as of immediately prior to the Change in Control, and Earnout Participants shall be eligible to participate in such Change in Control transaction with respect to such Final Earnout Shares.”

3. Effect of Amendment. Except as set forth herein, all other terms and provisions of the Merger Agreement remain unchanged and in full force and effect.

4. Construction. This Amendment shall be governed by all provisions of the Merger Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

5. Entire Agreement. This Amendment together with the Merger Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. In the event of a conflict between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall prevail solely as to the subject matter contained herein.

Annex A-2-1

6. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

[The remainder of this page is intentionally left blank; signature pages to follow]

Annex A-2-2

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

Parent:
HEALTH SCIENCES ACQUISITIONS CORPORATION 2
By:	/s/ Roderick Wong
	Name:	Roderick Wong, M.D.
	Title:	President and Chief Executive Officer
Merger Sub:
HSAC OLYMPUS MERGER SUB, INC.
By:	/s/ Roderick Wong
	Name:	Roderick Wong, M.D.
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex A-2-3

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

Company:
ORCHESTRA BIOMED, INC.
By:	/s/ David Hochman
	Name:	David Hochman
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex A-2-4

Annex B

CERTIFICATE OF INCORPORATION
OF
ORCHESTRA BIOMED HOLDINGS, INC.

I.

The name of the corporation is Orchestra BioMed Holdings, Inc. (hereinafter called the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is [•] and the name of the registered agent of the Corporation in the State of Delaware at such address is [•].

III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [•] shares, [•] shares of which shall be Common Stock (the “Common Stock”), and [•] shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock, or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1. Rights Relating to Dividends, Subdivisions and Combinations. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

Annex B-1

2. Voting Rights.

(a) Except as otherwise required by law or this Certificate of Incorporation (the “Certificate of Incorporation”) (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b) Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(c) Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

3. Liquidation Rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

V.

A. The liability of the directors of the Corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law, unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

A. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or

Annex B-2

this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VI. Notwithstanding the foregoing, the provisions of this Article VI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts of the United States have exclusive jurisdiction.

C. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

VII.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

2. Election.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) At any time that applicable law prohibits a classified board as described in Section A.2.(a) of this Article VII, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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(c) No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. Stockholder Actions. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VIII.

A. Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

B. Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

1. prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

Annex B-4

2.  upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least ٨٥٪ of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

C. Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

1. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

2. “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

3. “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

4. “Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (ii) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Orchestra BioMed, Inc.); (iii) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (iv) the Corporation ceases to be the sole stockholder of Orchestra BioMed, Inc.; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

Annex B-5

5. “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

6.  “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person.

7.  “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or associates:

(a) beneficially owns such stock, directly or indirectly; or

(b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such Person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

8. “Person” means, except as otherwise provided in the definition of “Change of Control”, any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

9. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

IX.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX.
Annex B-6

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [•], 2022.

ORCHESTRA BIOMED HOLDINGS, INC.
By:
Name:
Title:

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Annex C

BYLAWS

OF

ORCHESTRA BIOMED HOLDINGS, INC.

(A DELAWARE CORPORATION)

Article I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.

Article II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place (if any), either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication. For any meeting of stockholders to be held by remote communication, the corporation shall (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a stockholder or proxy holder, (ii) implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held at such place, if any, and on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders given by or at the direction of the Board of Directors; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and

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submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), such stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The notice in this paragraph must also be accompanied by (X) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the Corporation) that such nominee (i) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation (the “Bylaws”), the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of

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the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c) A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(e) A person shall not be eligible for election or re-election as a director at the annual meeting unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the annual meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these

Annex C-3

Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).

(g) For purposes of Sections 5 and 6,

(1)      “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(2)      “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

(3)      “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(4)      “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

(b) For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record or beneficial owner at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information

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required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record or beneficial owner may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 6(c). Except as otherwise required by law, the chairperson of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(e) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum; Voting. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative

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vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact

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information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action without Meeting. Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action of the stockholders of the corporation may be taken by the stockholders by written consent or electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks,

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brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Article IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed exclusively from time to time by a resolution adopted by the majority of the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws, or such vacancies may be filled in accordance with Section 18 herein.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18. Vacancies. Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.

Section 20. Removal. Subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect additional directors or remove such directors under specified circumstances, neither the Board of Directors nor any individual director may be removed except in the manner specified in Section 141(k) of the DGCL.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any date, time and place, if any, within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three (3) days before

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the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors (but in no event less than one-third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper or electronic form as the minutes are maintained.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

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(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those members of the committee present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 28. Interested Directors. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

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Article V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed in the manner required by applicable law or stock exchange rules.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall be designated and hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

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(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g) Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer may direct any Assistant Treasurer or the controller or any assistant controller to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.

Article VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall

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be signed by such person or persons as the Board of Directors shall authorize so to do. Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer of any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting of Securities Owned by the Corporation. All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

Article VII

SHARES OF STOCK

Section 36. Form and Execution of Certificates.

(a) The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates, if any, for the shares of stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law.

(b) Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by, or in the name of, the corporation by any two (2) authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If

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no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VIII

OTHER SECURITIES OF THE CORPORATION

Section 41. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

Article IX

DIVIDENDS

Section 42. Declaration of Dividends. Dividends upon the outstanding capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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Article X

FISCAL YEAR

Section 44. Fiscal Year. The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.

Article XI

INDEMNIFICATION

Section 45. Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding (as defined below) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 45(d), the corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

(b) Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (i) the claim for indemnification or advances is denied by the Board of Directors, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for

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the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any amendment, repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another

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corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Article XII

NOTICES

Section 46. Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders, including under any agreement or contract with such stockholder, subject to Section 232(e) of the DGCL, any written notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the corporation. Notice shall be deemed given pursuant to this Section 45, (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting, and (b) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, (1) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (2) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information); and (3) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

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(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

Article XIII

AMENDMENTS

Section 47. Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty- six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV

LOANS TO OFFICERS

Section 48. Loans to Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Article XV

BOOKS AND RECORDS

Section 49. Books and Records. The books and records of the corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. Any books or records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.

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Annex D

Orchestra BioMed Holdings, Inc.
2022 Equity Incentive Plan

Adopted By The Board Of Directors: [•], 2022
Approved By The Stockholders: [•], 2022
Effective Date: [•], 2022

1.      General.

(a)      Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)      Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; and (vi) Other Awards.

(c)      Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.      Shares Subject To The Plan.

(a)      Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•] shares plus a number of shares of Common Stock equal to the number of Returning Shares, if any, as such shares become available from time to time. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 4.8% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) [•] shares of Common Stock, and (iii) such number of shares of Common Stock determined by the Board or the Compensation Committee prior to January 1st of a given year.

(b)      Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares, which such amount shall be increased commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 4.8% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) [•] shares of Common Stock, and (iii) such number of shares of Common Stock determined by the Board or the Compensation Committee prior to January 1st of a given year.

(c)      Share Reserve Operation.

(i)      Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)      Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase

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price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award. For the avoidance of doubt, with respect to a SAR, only shares of Common Stock which are issued upon settlement of the SAR shall count towards reducing the number of shares available for issuance under the Plan.

(iii)      Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.      Eligibility and Limitations.

(a)      Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)      Specific Award Limitations.

(i)      Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)      Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)      Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)      Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)      Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)      Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, in each case following the Effective Date, to any individual for service as a Non-Employee Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Non-Employee Director for his or her service as a Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

4.      Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares

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purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)      Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)      Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)      Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)      by cash or check, bank draft or money order payable to the Company;

(ii)      pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)      by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)      if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)      in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)      Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

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(e)      Transferability. Options and SARs may not be transferred to third-party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)      Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable U.S. state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)      Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)      Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board and vesting conditions may include achievement of one or more Performance Goals. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)      Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)      Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)      three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)      12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)      18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)      18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

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(i)      Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)      Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)      Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.      Awards Other Than Options and Stock Appreciation Rights.

(a)      Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)       Form of Award.

(1)      RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)      RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

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(ii)      Consideration.

(1)      RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)      RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)      Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board, which may include achievement of one or more Performance Goals. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)      Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)      Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

(vi)      Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)      Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.      Adjustments Upon Changes in Common Stock; Other Corporate Events.

(a)      Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

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(b)      Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)      Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)      Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)      Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to Awards with performance-based vesting that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii)      Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

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(iv)      Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)      Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)      No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.      Administration.

(a)      Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)      Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)      To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award (and whether and to what degree any applicable Performance Goals have been attained); (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award.

(ii)      To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)      To settle all controversies regarding the Plan and Awards granted under it.

(iv)      To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)      To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)      To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

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(vii)      To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)      To submit any amendment to the Plan for stockholder approval.

(ix)      To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, (1) the Board shall not, without stockholder approval, reduce the exercise or strike price of an Option or SAR (other than in connection with a Capitalization Adjustment) and, at any time when the exercise or strike price of an Option or SAR is above the Fair Market Value of a share of Common Stock, the Board shall not, without stockholder approval, cancel and re-grant or exchange such Option or SAR for a new Award with a lower (or no) purchase price or for cash, and (2) a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(x)      Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)      To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).

(c)      Delegation to Committee.

(i)      General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)      Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and, thereafter, any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)      Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)      Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by

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Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.      Tax Withholding.

(a)      Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. and/or non-U.S. federal, state, or local tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)      Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. and/or non-U.S. federal, state or local tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board or (vi) by such other method as may be set forth in the Award Agreement.

(c)      No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the U.S. Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the U.S. Internal Revenue Service.

(d)      Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

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9.      Miscellaneous.

(a)      Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)      Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)      Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)      Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)      No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)      Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)      Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)      Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic

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system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)      Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)      Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)      Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)      Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)      Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)      Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)      Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

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10.      Covenants of the Company.

(a)      Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.      Additional Rules for Awards Subject to Section 409A.

(a)      Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)      Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)      If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)      If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)      If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)      Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

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(i)      Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)      If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)      If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)       Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)      In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)      If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)      The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)      Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)      If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the

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Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)      If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)      If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)      Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)      The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)      To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)      The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.      Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.      Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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14.      Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)      “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)      “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)      “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)      “Applicable Law” means the Code and any applicable U.S. or non-U.S. securities, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange or the Financial Industry Regulatory Authority).

(e)      “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, or any Other Award).

(f)      “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(g)      “Board” means the board of directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)      “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)      “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any Company or Affiliate documents or records; (ii) the Participant’s material failure to abide by the Company’s Code of Business Conduct and Ethics or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any Affiliate, as applicable); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the Participant’s improper use or disclosure of Company or Affiliate confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or its Affiliate’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or its Affiliate, as applicable) of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and the Company (or its Affiliate, as applicable), which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability

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to perform his or her duties with the Company (or its Affiliate, as applicable). The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer or his or her designee with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)      “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i)      any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)      there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)      the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)      there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)      individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement

Annex D-17

between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(k)      “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)      “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)      “Common Stock” means the common stock of the Company.

(n)      “Company” means Orchestra BioMed Holdings, Inc., a Delaware corporation, and any successor corporation thereto.

(o)      “Compensation Committee” means the Compensation Committee of the Board.

(p)      “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)      “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)      “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)      a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)      a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)      a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)      a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Annex D-18

(s)      “Director” means a member of the Board.

(t)      “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)      “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)      “Effective Date” means the date of the closing of the transactions contemplated by the Merger Agreement.

(w)      “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)      “Employer” means the Company or the Affiliate that employs the Participant.

(y)      “Entity” means a corporation, partnership, limited liability company or other entity.

(z)      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)      “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)      “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable; (ii) if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists; or (iii) in the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc)      “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. or non-U.S. federal, state, local, municipal, or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd)      “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

Annex D-19

(ee)        ”Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff)      “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(gg)      “Merger Agreement” means the Agreement and Plan of Merger, dated as of July 4, 2022, by and among the Company and the other parties thereto.

(hh)      “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(ii)      “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(jj)      “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(kk)      “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(ll)      “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(mm)      “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(nn)      “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(oo)      “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(pp)      “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

Annex D-20

(qq)      “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, or RSU Award.

(rr)      “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(ss)      “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(tt)      “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(uu)    “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; pre-clinical development related compound goals; financing; regulatory milestones, including approval of a compound; stockholder liquidity; corporate governance and compliance; product commercialization; intellectual property; personnel matters; progress of internal research or clinical programs; progress of partnered programs; partner satisfaction; budget management; clinical achievements; completing phases of a clinical study (including the treatment phase); announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; research progress, including the development of programs; investor relations, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee.

(vv)      “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting

Annex D-21

principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(ww)      “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx)      “Plan” means this Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan, as amended from time to time.

(yy)      “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.

(zz)      “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa)      “Prior Plan” means the Orchestra BioMed, Inc. 2018 Stock Incentive Plan, as amended.

(bbb)      “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock granted pursuant to the terms and conditions of Section 5(a).

(ccc)      “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ddd)      “Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plan and that following the Effective Date: (A) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation.

(eee)      “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff)      “RSU Award Agreement” means a written agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

Annex D-22

(ggg)      “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh)      “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii)      “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(jjj)      “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(kkk)      “Securities Act” means the U.S. Securities Act of 1933, as amended.

(lll)      “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(mmm)      “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(nnn)      “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ooo)      “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding Common Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ppp)      “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(qqq)      “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(rrr)      “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(sss)      “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex D-23

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent that directors must act honestly and in good faith, with a view to what that director believes is the best interest of the company. Our Existing Charter provides for indemnification of our officers and directors to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
2.1

Agreement and Plan of Merger dated as of July 4, 2022 by and among Health Sciences Acquisitions Corporation 2, HSAC Olympus Merger Sub, Inc., and Orchestra BioMed, Inc. (included as Annex A-1 to the proxy statement/prospectus which forms part of this registration statement)

2.2

Amendment No. 1 to Agreement and Plan of Merger dated as of July 21, 2022 by and among Health Sciences Acquisitions Corporation 2, HSAC Olympus Merger Sub, Inc., and Orchestra BioMed, Inc. (included as Annex A-2 to the proxy statement/prospectus which forms part of this registration statement)

3.1

Amended & Restated Memorandum and Articles of Association of Health Sciences Acquisitions Corporation 2 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2020)

3.2	First Amendment to Amended and Restated Memorandum and Articles of Association of Health Sciences Acquisitions Corporation 2 filed July 27, 2022.
3.3	Form of Certificate of Incorporation of Orchestra BioMed Holdings, Inc. (included as Annex B to the proxy statement/prospectus which forms part of this registration statement)
3.4	Form of Bylaws of Orchestra BioMed Holdings, Inc. (included as Annex C to the proxy statement/prospectus which forms part of this registration statement)
3.5**+	Form of Certificate of Domestication of Health Sciences Acquisitions Corporation 2 , to be filed with the Secretary of State of Delaware
4.1

Specimen Ordinary Share Certificate of Health Sciences Acquisitions Corporation 2 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed with the SEC on July 24, 2020)

4.2	Warrant to Purchase Ordinary Shares of Health Sciences Acquisitions Corporation 2 issued to HSAC 2 Holdings, LLC, dated August 6, 2020
4.3**	Specimen Common Stock Certificate of Orchestra BioMed Holdings, Inc.
4.4**

Form of Common Stock Warrant, issued by Orchestra BioMed, Inc. in the Formation Mergers in exchange for (i) Caliber and BackBeat warrants that had been issued to designees of Aegis Capital Corp. for serving as a placement agent in Caliber and BackBeat capital-raising transactions and (ii) Caliber, BackBeat and FreeHold warrants.

4.5**

Form of Series B Preferred Stock Warrant, issued by Orchestra BioMed, Inc. in the Formation Mergers in exchange for Caliber and BackBeat warrants that had been issued to designees of Aegis Capital Corp. for serving as a placement agent in Caliber and BackBeat capital-raising transactions

4.6**

Form of Series C Preferred Stock Warrant, issued by Orchestra BioMed, Inc. in the Formation Mergers in exchange for Caliber and BackBeat warrants that had been issued to designees of Aegis Capital Corp. for serving as a placement agent in Caliber and BackBeat capital-raising transactions

4.7**	Form of Series B Placement Agent Warrant, issued by Orchestra BioMed, Inc. to designees of Aegis Capital Corp. for serving as placement agent in connection with the Series B Preferred Stock offering
4.8**

Form of Series B-1 Placement Agent Warrant, issued by Orchestra BioMed, Inc. to designees of Aegis Capital Corp. for serving as placement agent in connection with the Series B-1 Preferred Stock offering

4.9**	Form of Special Advisory Common Stock Warrant, issued by Orchestra BioMed, Inc. to its strategic advisers, dated May 31, 2018
4.10**	Form of Common Stock Warrant, issued by Orchestra BioMed, Inc. to SLD Capital Corp., dated August 13, 2018

Exhibit	Description
4.11**	Investors’ Rights Agreement, by and among Orchestra BioMed, Inc. and the investors listed on Schedule A thereto, dated May 31, 2018
4.12**	Form of Subscription Agreement for shares of Orchestra BioMed, Inc. Series B-1 Preferred Stock
4.13**	Common Stock Warrant, issued by Orchestra BioMed, Inc. to Silicon Valley Bank, dated December 10, 2019
4.14**	Common Stock Warrant, issued by Orchestra BioMed, Inc. to Avenue Venture Opportunities Fund, L.P., dated June 3, 2022
4.15**	Common Stock Warrant, issued by Orchestra BioMed, Inc. to Avenue Venture Opportunities Fund II, L.P., dated June 3, 2022
5.1**	Opinion of Loeb & Loeb LLP
8.1**	Opinion of Loeb & Loeb LLP regarding tax matters
10.1

Letter Agreements, dated August 3, 2020, among Health Sciences Acquisitions Corporation 2 and each of the initial shareholders, officers and directors thereof (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.2

Investment Management Trust Agreement, dated August 3, 2020, between Continental Stock Transfer & Trust Company and Health Sciences Acquisitions Corporation 2 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.3

Share Escrow Agreement, dated August 3, 2020, among Health Sciences Acquisitions Corporation 2, the initial shareholders thereof and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.4

Registration Rights Agreement, dated August 3, 2020, among Health Sciences Acquisitions Corporation 2 and equityholders thereof (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.5

Form of Amended and Restated Registration Rights and Lock-Up Agreement, by and among Health Sciences Acquisitions Corporation 2, equityholders thereof and certain stockholders of Orchestra BioMed, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on July 5, 2022)

10.6

Indemnity Agreements, dated August 3, 2020, among Health Sciences Acquisitions Corporation 2 and each of the officers and directors thereof (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.7

Subscription Agreement, dated August 3, 2020, between Health Sciences Acquisitions Corporation 2 and HSAC 2 Holdings, LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.8

Administrative Services Agreement, dated August 3, 2020, between Health Sciences Acquisitions Corporation 2 and HSAC 2 Holdings, LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.9

Purchase Agreement, dated August 3, 2020, between Health Sciences Acquisitions Corporation 2 and HSAC 2 Holdings, LLC (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on August 7, 2020)

10.10**	Form of Indemnification Agreement of Orchestra BioMed Holdings, Inc.
10.11

Forward Purchase Agreement dated as of July 4, 2022, by and among Health Sciences Acquisitions Corporation 2, Orchestra BioMed, Inc., and Covidien Group S.à.r.l. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 5, 2022)

10.12

Forward Purchase Agreement dated as of July 4, 2022, by and among Health Sciences Acquisitions Corporation 2, Orchestra BioMed, Inc., and RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on July 5, 2022)

10.13

Backstop Agreement dated as of July 4, 2022, by and among Health Sciences Acquisitions Corporation 2, Orchestra BioMed, Inc., RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on July 5, 2022)

10.14

Parent Support Agreement dated as of July 4, 2022 by and among Health Sciences Acquisitions Corporation 2, Orchestra BioMed, Inc., HSAC 2 Holdings, LLC, Alice Lee, Stephanie A. Sirota, Pedro Granadillo, Stuart Peltz, Michael Brophy, and Carsten Boess (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on July 5, 2022)

Exhibit	Description
10.15

Orchestra Support Agreement dated as of July 4, 2022 by and among Health Sciences Acquisitions Corporation 2, Orchestra BioMed, Inc., and Covidien Group S.À.R.L. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on July 5, 2022)

10.16

Form of Earnout Election Agreement, by and among Health Sciences Acquisitions Corporation 2, Orchestra BioMed, Inc. and the securityholders thereto (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on July 5, 2022)

10.17†**	Orchestra BioMed, Inc. 2018 Stock Incentive Plan
10.18†	Form of Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan (included as Annex D to the proxy statement/prospectus which forms part of this registration statement)
10.19†**	Form of Stock Option Grant Notice and Stock Option Agreement under the Orchestra BioMed Holdings, Inc. 2022 Equity Incentive Plan.
10.20†**	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the Orchestra BioMed Holdings, Inc.2022 Equity Incentive Plan
10.21†**	Non-Employee Director Compensation Policy of Orchestra BioMed Holdings, Inc.
10.22**

Commercial Lease, by and between Caliber Therapeutics, Inc. and Union Square, L.P. for facilities at 150 and 140 Union Square Drive, New Hope, Pennsylvania, dated December 14, 2009 and amended June 22, 2010, February 1, 2011, September 18, 2012, January 15, 2015, January 20, 2017, August 8, 2017, and January 29, 2019

10.23**

Agreement of Lease, by and between Orchestra BioMed, Inc. and ESRT One Grand Central Place, L.L.C. for facilities at Room/Suite 2430, One Grand Central Place, 60 East 42nd Street, New York, New York, dated November 5, 2019

10.24**	Irrevocable Standby Letter of Credit, issued by Silicon Valley Bank to Orchestra BioMed, Inc. for the benefit of ERST One Grand Central Place, L.L.C., dated October 28, 2019
10.25**	License Agreement, by and between MOTUS GI Holdings, Inc. and Orchestra BioMed, Inc. for facilities at Suite 310, 1301 East Broward Boulevard, Fort Lauderdale, Florida, dated January 22, 2020
10.26**	Amendment to License Agreement, by and between MOTUS GI Holdings, Inc. and Orchestra BioMed, Inc., dated May 1, 2022
10.27#**	Exclusive License and Collaboration Agreement, by and among Orchestra BioMed, Inc., BackBeat Medical, LLC, and Medtronic, Inc. dated June 30, 2022
10.28#**	Distribution Agreement, by and among Orchestra BioMed, Inc., Terumo Corporation and Terumo Medical Corporation, dated June 13, 2019
10.29**	Loan and Security Agreement, by and among Orchestra BioMed, Inc., Avenue Venture Opportunities Fund II, L.P., and Avenue Venture Opportunities Fund II, L.P., dated June 3, 2022
10.30**	Stock Purchase Agreement, by and among Orchestra BioMed, Inc., Orchestra Medical Ventures, LLC and Accelerated Technologies, Inc., dated December 20, 2019
10.31†**	Employment Agreement, by and between Orchestra BioMed, Inc. and David P. Hochman, dated May 31, 2018
10.32†**	Employment Agreement, by and between Orchestra BioMed, Inc. and Darren R. Sherman, dated May 31, 2018
10.33†**	Employment Agreement, by and between Orchestra BioMed, Inc. and Yuval Mika, dated May 31, 2018
10.34†**	Offer Letter, by and between Orchestra BioMed, Inc. and Dennis Donohoe, dated July 11, 2019
10.35†**	Offer Letter, by and between Orchestra BioMed, Inc. and Michael D. Kaswan, dated January 9, 2022
10.36†**	Offer Letter, by and between Orchestra BioMed, Inc. and Hans-Peter Stoll, M.D., Ph.D, dated March 14, 2022
21.1	Subsidiaries of the Registrant
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Health Sciences Acquisitions Corporation 2
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Orchestra BioMed, Inc.
23.3**	Consent of Loeb & Loeb LLP (included in Exhibit 5.1 and 8.1)
24.1	Power of Attorney (included on the signature page to the proxy statement/prospectus which forms part of this registration statement)
99.1	Consent of Eric A. Rose, M.D. to be named as a director nominee
99.2	Consent of Jason Aryeh to be named as a director nominee
99.3	Consent of Pamela Y. Connealy to be named as a director nominee
99.4	Consent of Geoffrey W. Smith to be named as a director nominee
99.5	Consent of David P. Hochman to be named as a director nominee

Exhibit	Description
99.6	Consent of Darren R. Sherman to be named as a director nominee
99.7	Consent of Eric S. Fain, M.D. to be named as a director nominee
99.8**	Form of Proxy Card for Health Sciences Acquisitions Corporation 2 Extraordinary General Meeting
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Calculation of Filing Fee Table

____________

*        The annexes, schedules, and certain exhibits to the Merger Agreement have been omitted pursuant 601(a)(5) of Regulation S-K. HSAC2 hereby agrees to furnish a supplemental copy of any omitted annex, schedule or exhibit to the SEC upon request.

**      To be filed by amendment.

†        Indicates a management contract or compensatory plan.

#        Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred` or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York City, on August 8, 2022.

HEALTH SCIENCES ACQUISITIONS CORPORATION 2
By:	/s/ Roderick Wong
Roderick Wong, MD
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Roderick Wong, Naveen Yalamanchi, and Alice Lee, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Roderick Wong	President, Chief Executive Officer and Chairman	August 8, 2022
Roderick Wong, MD	(Principal Executive Officer)
/s/ Naveen Yalamanchi	Chief Financial Officer and Director	August 8, 2022
Naveen Yalamanchi, MD	(Principal Financial and Accounting Officer)
/s/ Pedro Granadillo	Director	August 8, 2022
Pedro Granadillo
/s/ Carsten Boess	Director	August 8, 2022
Carsten Boess
/s/ Stuart Peltz	Director	August 8, 2022
Stuart Peltz, PhD
/s/ Michael Brophy	Director	August 8, 2022
Michael Brophy

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Health Sciences Acquisitions Corporation 2 has signed this registration statement or amendment thereto in New York City on August 8, 2022.

Authorized U.S. Representative Health Sciences Acquisitions Corporation 2
By:	/s/ Roderick Wong
Roderick Wong, MD
Chief Executive Officer